                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-4
                          PRE-EFFECTIVE AMENDMENT NO. 3
             Registration Statement Under the Securities Act of 1933


                             WESTERN SIERRA BANCORP
             (Exact Name of Registrant as Specified in Its Charter)

            CALIFORNIA                6021                68-0390121
        ------------------      -----------------     -------------------
          (State or Other       (Primary Standard      (I.R.S. Employer
          Jurisdiction of          Industrial         Identification No.)
         Incorporation or        Classification
           Organization)          Code Number)


   4011 PLAZA GOLDORADO CIRCLE, CAMERON PARK, CALIFORNIA 95682, (530) 677-5600
   ---------------------------------------------------------------------------
         (Address and Telephone Number of Principal Executive Offices)

           4011 PLAZA GOLDORADO CIRCLE, CAMERON PARK, CALIFORNIA 95682
   ---------------------------------------------------------------------------
                    (Address of Principal Place of Business)

                          GARY D. GALL, PRESIDENT & CEO
   4011 PLAZA GOLDORADO CIRCLE, CAMERON PARK, CALIFORNIA 95682, (530) 677-5600
   ---------------------------------------------------------------------------
               (Name, Address and Telephone of Agent for Service)

                                    Copy to:
           Gary Steven Findley, Esq., Gary Steven Findley & Associates
      1470 North Hundley Street, Anaheim, California 92806, (714) 630-7136

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ] __________________.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             WESTERN SIERRA BANCORP

                         CROSS-REFERENCE SHEET ITEMS IN
                       FORM S-4 AND PROSPECTUS PURSUANT TO
                          ITEM 501(B) OF REGULATION S-K


Item No.               Form S-4 Caption                         Location in Prospectus
-------      -----------------------------------------          ----------------------
  1.         Forepart of Registration Statement and             Same
             Outside Front Cover Page of Prospectus

  2.         Inside Front and Outside Back Cover Pages          Same
             of Prospectus


  3.         Risk Factors, Ratio of Earnings to Fixed           RISK FACTORS
             Charges and Other Information

  4.         Terms of the Transaction                           SUMMARY, THE WESTERN
                                                                SIERRA/LAKE COMMUNITY
                                                                MERGER AND RELATED
                                                                TRANSACTIONS, THE WESTERN
                                                                SIERRA/ROSEVILLE MERGER AND
                                                                RELATED TRANSACTIONS

  5.         Pro Forma Financial Information                    SUMMARY, PRO FORMA FINANCIAL
                                                                STATEMENTS

  6.         Material Contracts with the Company being          THE WESTERN SIERRA/LAKE
             Acquired                                           COMMUNITY MERGER AND
                                                                RELATED TRANSACTIONS -
                                                                Interests of Certain Persons in the
                                                                Western Sierra/Lake Community Merger
                                                                and Material Contracts with Lake
                                                                Community and its Affiliates, and THE
                                                                WESTERN SIERRA/ROSEVILLE MERGER AND
                                                                RELATED TRANSACTIONS - Interests of
                                                                Certain Persons in the Western
                                                                Sierra/Roseville Merger and Material
                                                                Contracts with Roseville and its
                                                                Affiliates.

  7.         Additional Information Required for                Not Applicable
             Reoffering by Persons and Parties Deemed
             to be Underwriters

  8.         Interests of Named Experts and Counsel             THE WESTERN SIERRA/LAKE
                                                                COMMUNITY MERGER AND
                                                                RELATED TRANSACTIONS - Opinions
                                                                of Financial Advisors, THE WESTERN
                                                                SIERRA/ROSEVILLE MERGER AND
                                                                RELATED TRANSACTIONS - Opinion
                                                                of Roseville's Financial Advisor and
                                                                EXPERTS

  9.         Disclosure of Commission Position on               Not Applicable
             Indemnification for Securities Act Lia-
             bilities

  10.        Information with Respect to S-3 Registrants        Not Applicable

  11.        Incorporation of Certain Information by            Not Applicable
             Reference

  12.        Information with Respect to S-2 or S-3             Not Applicable
             Registrants

  13.        Incorporation of Certain Information by            Not Applicable
             Reference

  14.        Information with Respect to Registrants            SUMMARY, DESCRIPTION OF
             other than S-2 or S-3 Registrants                  WESTERN SIERRA, DESCRIPTION OF
                                                                THE CAPITAL STOCK OF THE BANCORP, LAKE
                                                                COMMUNITY AND ROSEVILLE, MARKET
                                                                PRICES, DIVIDENDS, PRO FORMA FINANCIAL
                                                                STATEMENTS, REGULATORY CAPITAL
                                                                ADEQUACY, AND FINANCIAL STATEMENTS OF
                                                                WESTERN SIERRA.

  15.        Information with Respect to Registrants            Not Applicable
             other than S-3 Companies

  16.        Information with Respect to S-2 or S-3             Not Applicable
             Companies

  17.        Information with Respect to Companies              SUMMARY, DESCRIPTION OF LAKE
             other than S-3 or S-2 Companies                    COMMUNITY, DESCRIPTION OF
                                                                ROSEVILLE, DESCRIPTION OF THE CAPITAL
                                                                STOCK OF WESTERN SIERRA, LAKE
                                                                COMMUNITY AND ROSEVILLE, MARKET
                                                                PRICES, DIVIDENDS, PRO FORMA FINANCIAL
                                                                STATEMENTS, REGULATORY CAPITAL
                                                                ADEQUACY, AND FINANCIAL STATEMENTS OF
                                                                LAKE COMMUNITY AND ROSEVILLE.

  18.        Information if Proxies, Consents or                SUMMARY AND INTRODUCTION
             Authorizations are to be Solicited

  19.        Information if Proxies, Consents or                Not Applicable
             Authorizations are not to be Solicited or in
             an Exchange Offer

                        JOINT PROXY STATEMENT/PROSPECTUS


We are proposing to merge Lake Community Bank and Roseville 1st Community Bancorp with Western Sierra Bancorp in independent transactions. We are sending you this joint proxy statement of Western Sierra Bancorp, Lake Community Bank and Roseville 1st Community Bancorp to be used for the special meetings of shareholders of Western Sierra, Lake Community and Roseville. This document is also a prospectus of Western Sierra.



Western Sierra shareholders will vote on the merger agreement between Western Sierra and Lake Community and the merger agreement between Western Sierra and Roseville. Western Sierra will issue shares of its common stock to shareholders of Lake Community and Roseville in the mergers. Western Sierra expects that it will issue a maximum of 896,473 shares of its common stock in the Western Sierra/Lake Community merger and a maximum of 449,045 shares of its common stock in the Western Sierra/Roseville merger. Western Sierra common stock is not traded on any national securities exchange or included in NASDAQ.



Lake Community shareholders will vote on the merger agreement between Western Sierra and Lake Community. IF THE WESTERN SIERRA/LAKE COMMUNITY MERGER IS COMPLETED, LAKE COMMUNITY SHAREHOLDERS WHO DO NOT EXERCISE DISSENTERS' RIGHTS WILL RECEIVE FROM WESTERN SIERRA .6905 SHARES OF WESTERN SIERRA COMMON STOCK FOR EACH SHARE OF LAKE COMMUNITY COMMON STOCK , WHICH IS THE EQUIVALENT OF $_______ PER SHARE FOR EACH SHARE OF LAKE COMMUNITY COMMON STOCK BASED ON THE SALES PRICE OF WESTERN SIERRA COMMON STOCK AS OF FEBRUARY __, 1999.



Roseville shareholders will vote on the merger agreement between Western Sierra and Roseville. IF THE WESTERN SIERRA/ROSEVILLE MERGER IS COMPLETED, ROSEVILLE SHAREHOLDERS WHO DO NOT EXERCISE DISSENTERS' RIGHTS WILL RECEIVE FROM WESTERN SIERRA 1.2110 SHARES OF WESTERN SIERRA COMMON STOCK FOR EACH SHARE OF ROSEVILLE COMMON STOCK, WHICH IS THE EQUIVALENT OF $_______ PER SHARE FOR EACH SHARE OF ROSEVILLE COMMON STOCK BASED ON THE SALES PRICE OF WESTERN SIERRA COMMON STOCK AS OF FEBRUARY __, 1999.


THE SECURITIES ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL INVESTED. FOR A DISCUSSION OF CERTAIN FACTORS IMPORTANT TO THE DECISION TO APPROVE THE MERGERS, SEE "RISK FACTORS" ON PAGE __. IN ADDITION, THE SECURITIES OFFERED ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED EITHER MERGER DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE WESTERN SIERRA COMMON STOCK TO BE ISSUED IN THE MERGERS, NOR HAVE THEY DETERMINED IF THIS JOINT PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    The date of this joint proxy statement/prospectus is _________, 1999 and is first being mailed to shareholders on or about _____________, 1999

                                TABLE OF CONTENTS


                                                                                                                        PAGE
                                                                                                                        ----
QUESTIONS AND ANSWERS ABOUT THE WESTERN SIERRA/LAKE COMMUNITY MERGER AND THE WESTERN SIERRA/ROSEVILLE MERGER............  1

SUMMARY.................................................................................................................  3

ORGANIZATIONAL CHART....................................................................................................  9

RISK FACTORS............................................................................................................ 18

INTRODUCTION............................................................................................................ 23
            Matters to be Considered at the Shareholders' Meetings...................................................... 23
            Record Dates................................................................................................ 24
            Outstanding Securities and Voting Rights.................................................................... 24
            Recommendations of the Boards of Directors.................................................................. 25
            Revocability of Proxies..................................................................................... 26
            Cost of Solicitation of Proxies............................................................................. 26
            Beneficial Ownership of Principal Shareholders and Management............................................... 27

THE WESTERN SIERRA/LAKE COMMUNITY MERGER AND RELATED TRANSACTIONS....................................................... 33
            General..................................................................................................... 33
            Background and Reasons for the Western Sierra/Lake Community Merger......................................... 34
            Lake Community Conversion Rate and Exchange of Shares and Options........................................... 37
            Interests of Certain Persons in the Western Sierra/Lake Community Merger
                        and Material Contracts with Lake Community and its Affiliates................................... 39
            Regulatory Approval and Completion of the Western Sierra/Lake Community  Merger............................. 41
            Conditions to the Western Sierra/Lake Community Merger...................................................... 41
            Waiver, Amendment, and Termination.......................................................................... 43
            Liquidated Damages.......................................................................................... 44
            Opinions of Financial Advisors.............................................................................. 45
             Federal and California Income Tax Consequences............................................................. 55
            Rights of Dissenting Shareholders of Lake Community and Western Sierra...................................... 56

THE WESTERN SIERRA/ROSEVILLE MERGER AND RELATED TRANSACTIONS............................................................ 59
            General..................................................................................................... 59
            Background and Reasons for the Western Sierra/Roseville Merger.............................................. 60
            Roseville Conversion Rate and Exchange of Shares and Options................................................ 66
            Interests of Certain Persons in the Western Sierra/Roseville Merger
                        and Material Contracts with Roseville and its Affiliates........................................ 67
            Regulatory Approval and  Completion of the Western Sierra/Roseville Merger...................................69

                                TABLE OF CONTENTS


                                                                                                                        PAGE
                                                                                                                        ----
            Conditions to the Western Sierra/Roseville Merger..........................................................  70
            Waiver, Amendment, and Termination.........................................................................  71
            Liquidated Damages.........................................................................................  72
            Opinion of Roseville's Financial Advisor...................................................................  73
            Federal and California Income Tax Consequences.............................................................  78
            Rights of Dissenting Shareholders of Roseville and Western Sierra..........................................  80

DESCRIPTION OF THE CAPITAL STOCK OF THE WESTERN SIERRA, LAKE COMMUNITY AND ROSEVILLE...................................  82
            Western Sierra.............................................................................................  82
            Lake Community.............................................................................................  83
            Roseville..................................................................................................  85
            Western Sierra Following the Western Sierra/Lake Community Merger and the Western Sierra/Roseville Merger..  85

MARKET PRICES..........................................................................................................  85
            Western Sierra.............................................................................................  85
            Lake Community.............................................................................................  86
            Roseville..................................................................................................  87

DIVIDENDS..............................................................................................................  88
            Western Sierra.............................................................................................  88
            Lake Community.............................................................................................  88
            Roseville..................................................................................................  89
            Western Sierra Following the Western Sierra/Lake Community Merger and the Western Sierra/Roseville Merger..  89

PRO FORMA FINANCIAL STATEMENTS.........................................................................................  90
            Western Sierra/Lake Community Merger.......................................................................  90
            Western Sierra/Roseville Merger............................................................................ 100
            Western Sierra Following the Western Sierra/Lake Community Merger and the Western Sierra/Roseville Merger.. 110

REGULATORY CAPITAL ADEQUACY............................................................................................ 120

DESCRIPTION OF WESTERN SIERRA.......................................................................................... 122
            Business................................................................................................... 122
            Summary of Earnings........................................................................................ 126
            Western Sierra's Management's Discussion and Analysis of Financial Condition And Results of Operations..... 128
            Management................................................................................................. 151
            Certain Transactions....................................................................................... 157

                                TABLE OF CONTENTS


                                                                                                                        PAGE
                                                                                                                        ----
DESCRIPTION OF LAKE COMMUNITY.......................................................................................... 158
            Business................................................................................................... 158
            Summary of Earnings........................................................................................ 160
            Lake Community's Management's Discussion and Analysis of Financial Condition and Results of Operations..... 162
            Management................................................................................................. 188
            Certain Transactions....................................................................................... 193

DESCRIPTION OF ROSEVILLE............................................................................................... 194
            Business................................................................................................... 194
            Summary of Earnings........................................................................................ 198
            Roseville's Management's Discussion and Analysis of Financial Condition and Results of Operations.......... 200
            Management................................................................................................. 225
            Certain Transactions....................................................................................... 230

INFORMATION CONCERNING WESTERN SIERRA, COMMUNITY AND ROSEVILLE......................................................... 230
            Competition................................................................................................ 230
            Effect of Governmental Policies and Recent Legislation..................................................... 231
            Current Accounting Developments............................................................................ 231
            Recent Legislation and Other Changes....................................................................... 232
            Pending Legislation and Regulations........................................................................ 236

DESCRIPTION OF WESTERN SIERRA FOLLOWING THE WESTERN SIERRA/LAKE COMMUNITY MERGER AND THE WESTERN SIERRA/
ROSEVILLE MERGER....................................................................................................... 236
            Business................................................................................................... 236
            Management................................................................................................. 237
            Limitation of Liability and Indemnification................................................................ 238
            Independent Public Accountants............................................................................. 239

EXPERTS................................................................................................................ 239

LEGAL MATTERS.......................................................................................................... 240

OTHER BUSINESS......................................................................................................... 240

INDEX TO FINANCIAL STATEMENTS...........................................................................................241

                                TABLE OF CONTENTS


Exhibit I        Agreement and Plan of Reorganization and Merger by and among Western
                 Sierra, LMC Merger Company and Lake Community and Amendment
                 No. 1

Exhibit II       Agreement and Plan of Reorganization and Merger by and among Western
                 Sierra and Roseville and Amendment No. 1

Exhibit III      December 24, 1998 Opinion of The Findley Group to Western Sierra

Exhibit IV       December 24, 1998 Opinion of The Banc Stock Group, Inc. to Lake
                 Community

Exhibit V        December 24, 1998 Opinion of The Banc Stock Group, Inc. to Roseville

Exhibit VI       Sections 1300-1304 of the California General Corporation Law

                         QUESTIONS AND ANSWERS ABOUT THE
                      WESTERN SIERRA/LAKE COMMUNITY MERGER
                     AND THE WESTERN SIERRA/ROSEVILLE MERGER


Q1. Why are Lake Community and Roseville being acquired by Western Sierra in the Western Sierra/Lake Community merger and the Western
        Sierra/Roseville merger?



A. We believe that shareholders of Lake Community, Roseville and Western Sierra will benefit from the Western Sierra/Lake Community merger and the Western Sierra/ Roseville merger because the potential for the combined company exceeds what each company could accomplish individually.



        We believe the similar and complementary financial products and services provided by Western Sierra, Lake Community and Roseville in different markets in Northern California will contribute to the future performance of the combined company and provide a larger number of shareholders. We believe that having more shareholders will increase the liquidity of the shares of Western Sierra common stock owned by Western Sierra, Lake Community and Roseville shareholders when the mergers are completed.


Q2.     What am I being asked to vote on?


A. If you are a shareholder of Lake Community, you are being asked to approve the merger agreement between Western Sierra and Lake Community . If the Western Sierra/Lake Community Agreement is approved, Western Sierra will issue to you .6905 shares of Western Sierra common stock for each share of Lake Community common stock you hold.



        If you are a shareholder of Roseville, you are being asked to approve the merger agreement between Western Sierra and Roseville . If the Western Sierra/Roseville Agreement is approved, Western Sierra will issue to you 1.2110 shares of Western Sierra common stock for each share of Roseville common stock you hold.



        If you are a shareholder of Western Sierra, you are being asked to approve each of the merger agreements. If both merger agreements are approved, Western Sierra will issue shares of its common stock for shares of both Lake Community common stock and Roseville common stock.


Q3.     What do I need to do now?

A. You need to read this joint proxy statement/prospectus and sign your proxy card and mail it to us in the enclosed return envelope as soon as possible.

Q4.     Should I send in my stock certificates now?


A. No. If you are a Lake Community shareholder or a Roseville shareholder, and your respective merger is completed, Western Sierra will send you written instructions for exchanging your shares of common stock.

Q5.     Will I receive any cash if either or both of the mergers is completed?


A. Yes. Even though both mergers will occur through a stock for stock exchange, a small amount of cash will be paid for fractional shares of Western Sierra common stock to be issued in the mergers. In addition, cash will be paid to shareholders of Western Sierra, Lake Community and Roseville who exercise dissenters' rights.


Q6.     What is Western Sierra's dividend policy?

A. Western Sierra has never paid any cash dividends and does not have any present intention to do so in the near future. However, Western Sierra has paid stock dividends in the past and does anticipate continuing to do so in the future.


Q7. When are the Western Sierra/Lake Community merger and Western Sierra/Roseville merger expected to be completed?



A. Western Sierra and Lake Community expect the Western Sierra/Lake Community merger to be completed by ___________, 1999 and Western Sierra and Roseville expect the Western Sierra/Roseville merger to be completed by ___________, 1999.

                                    SUMMARY



We have made forward-looking statements in this joint proxy statement/prospectus, including statements containing the words "believes," "anticipates," "intends," "expects," "considers" and words of similar import. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Western Sierra, Lake Community or Roseville or the Western Sierra/Lake Community and Western Sierra/Roseville mergers to be materially different from the future results expressed or implied by forward-looking statements. These factors include, among others, the factors discussed in the section entitled "RISK FACTORS" and the following:



- unforeseen competitive pressure in the banking industry which reduces revenues;



-       changes in the interest rate environment that reduce interest margins;



- general economic conditions, either nationally or regionally, that are less favorable than expected, resulting in, among other things, a deterioration in loan and lease quality;



- the ability of the companies and their vendors to address Year 2000 computer problems;



-       changes in the regulatory environment;



-       changes in business conditions and inflation; and



- changes in securities markets and other factors discussed in this joint proxy statement/prospectus.



Shareholders should not rely heavily on the forward-looking statements. Western Sierra, Lake Community and Roseville do not have a duty to update any of the forward-looking statements or to publicly announce the result of any changes to any of the forward-looking statements included in this joint proxy statement/prospectus.



This summary highlights selected information from this document and does not contain all of the information that is important. To understand the mergers fully and for a more complete description of the legal terms of the mergers, you should read this entire document and the documents to which we have referred you. See also, "Who Can Help Answer Your Questions" on page _.


THE COMPANIES (PAGE ___ )

WESTERN SIERRA BANCORP
4011 Plaza Goldorado Circle
Cameron Park, California 95682
(530) 677-5600

Western Sierra is a one bank holding company headquartered in Cameron Park, California. Its sole bank subsidiary is Western Sierra National Bank which serves El Dorado and Placer

Counties. At September 30, 1998, Western Sierra National Bank had assets of $135 million and one head office and five branch offices.


LAKE COMMUNITY BANK
805 Eleventh Street
Lakeport, California 95453
(707) 262-3310

Lake Community is a California state-chartered bank headquartered in Lakeport, California serving Lakeport and surrounding communities. At September 30, 1998, Lake Community had $85 million in assets with two branches.

ROSEVILLE 1ST COMMUNITY BANCORP
1801 Douglas Boulevard
Roseville, California 95661
(916) 773-3333

Roseville is a one bank holding company headquartered in Roseville, California. Its sole bank subsidiary is Roseville 1st National Bank which serves Placer, Sacramento and Butte Counties. At September 30, 1998, Roseville 1st National Bank had assets of $53 million and one branch office.

THE MEETINGS (PAGE ____ )

The Western Sierra Meeting will be held at 4011 Plaza Goldorado Circle, Cameron Park, California, at _:00 p.m., on _________, 1999.

The Lake Community Meeting will be held at 805 Eleventh Street, Lakeport, California, at _.m., on __________, 1999.

The Roseville Meeting will be held at 1801 Douglas Boulevard, Roseville, California, at ____.m., on _______, 1999.


RECORD DATE, VOTING POWER AND VOTE REQUIRED (PAGE __)



On ________, 1999, the record date for the Western Sierra Meeting, there were ______ shares of Western Sierra common stock outstanding. On _______, 1999, the record date for the Lake Community Meeting, there were ________ shares of Lake Community common stock outstanding. On _______, 1999, the record date for the Roseville Meeting, there were ________ shares of Roseville common stock outstanding.



Approval of the Western Sierra/Lake Community Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Western Sierra common stock and Lake Community common stock. Approval of the Western Sierra/Roseville Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Western Sierra common stock and Roseville common stock.

THE WESTERN SIERRA/LAKE COMMUNITY MERGER (PAGES __ )


The Western Sierra/Lake Community merger will combine the businesses of Western Sierra and Lake Community under Western Sierra. Lake Community will continue after the Western Sierra/Lake Community merger with the same name and continue to serve Lakeport and surrounding communities.



Lake Community shareholders will, after completion of the Western Sierra/Lake Community merger, receive from Western Sierra .6905 shares of Western Sierra common stock for each share of Lake Community common stock, which is the equivalent of $_______ per share for each share of Lake Community common stock based on the sales price of Western Sierra common stock as of February __, 1999.



If the Western Sierra/Lake Community merger and Western Sierra/Roseville merger are completed, Lake Community shareholders will own approximately __% of Western Sierra, and if the Western Sierra/Lake Community merger is completed but the Western Sierra/Roseville merger is not completed, Lake Community shareholders will own approximately __% of Western Sierra.


THE WESTERN SIERRA/ROSEVILLE MERGER (PAGES __)


The Western Sierra/Roseville merger will combine the businesses of Western Sierra and Roseville under Western Sierra.



Roseville shareholders will, after completion of the Western Sierra/Roseville merger receive from Western Sierra 1.2110 shares of Western Sierra common stock for each share of Roseville common stock, which is the equivalent of $_______ per share for each share of Roseville common stock based on the sales price of Western Sierra common stock as of February __, 1999.



If the Western Sierra/Lake Community merger and Western Sierra/Roseville merger are completed, Roseville shareholders will own approximately __% of Western Sierra, and if the Western Sierra/Roseville merger is completed but the Western Sierra/Lake Community merger is not completed, Roseville shareholders will own approximately __% of Western Sierra.


RECOMMENDATIONS TO SHAREHOLDERS (PAGES __)

To Western Sierra shareholders:

        Western Sierra's Board of Directors unanimously recommends a vote "FOR" approval of both the Western Sierra/Lake Community Agreement and the Western Sierra/ Roseville Agreement.

To Lake Community shareholders:

        Lake Community's Board of Directors unanimously recommends a vote "FOR" approval of the Western Sierra/Lake Community Agreement.

To Roseville shareholders:

        Roseville's Board of Directors unanimously recommends a vote "FOR" approval of the Western Sierra/Roseville Agreement.


FINANCIAL ADVISORS ISSUE OPINIONS THAT MERGER CONSIDERATION IS FAIR (PAGES __)



The Findley Group has issued a fairness opinion that states that the terms of the Western Sierra/Lake Community Agreement are fair, from a financial point of view, to the shareholders of Western Sierra. Western Sierra paid The Findley Group $10,000 for its opinion. Gary Findley, principal of Gary Steven Findley & Associates, counsel to Western Sierra, is also the owner of The Findley Group. Western Sierra was aware of Mr. Findley's role in both companies and does not believe there is a conflict. Mr. Findley did not participate in the negotiations for the merger with Lake Community. The Findley Group is a well known investment banking firm and has provided fairness opinions in similar transactions.



The Banc Stock Group has issued a fairness opinion that the conversion rate of the Western Sierra/Lake Community Agreement is fair, from a financial point of view, to the shareholders of Lake Community. Lake Community paid Banc Stock Group $20,000 for advisory services and $16,500 for its opinion.



The Banc Stock Group has issued an opinion that states that the conversion rate of the Western Sierra/Roseville Agreement is fair, from a financial point of view, to the shareholders of Roseville. Roseville paid Banc Stock Group $14,000 for its opinion.


We encourage you to read these opinions carefully.


THE BOARDS EXPECT THE MERGERS TO BE TAX FREE (PAGES __ )



Perry-Smith & Co., LLP has issued an opinion as to material federal and California state income tax consequences for the Western Sierra/Lake Community merger and a separate opinion as to the Western Sierra/Roseville merger. The opinions state that Lake Community shareholders in the Western Sierra/Lake Community merger and Roseville shareholders in the Western Sierra/Roseville merger will not recognize gain or loss for federal and California income tax purposes as a result of the respective mergers, except if they receive cash for fractional shares or dissenting shares.


INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE WESTERN SIERRA/LAKE COMMUNITY MERGER (PAGE __)


Upon completion of the Western Sierra/Lake Community merger, Gary Nordine, the past President of Lake Community, will receive a severance payment of $145,000 after taxes, with the tax liability being shared equally by Western Sierra and Lake Community.



REQUIREMENTS TO BE MET IN THE MERGERS (PAGE __ AND __)



There are a number of requirements which must be met before the mergers are completed. Among these requirements are the following:

- shareholder approvals of the Western Sierra/Lake Community Agreement and the Western Sierra/Roseville Agreement must be obtained;


-       all necessary banking regulatory agency approvals must be obtained;


- Perry-Smith & Co., LLP must have issued opinions that the respective mergers may be accounted for as a pooling of interests;



-       opinions of counsel of the parties to the mergers must be issued;



- no lawsuit or threatened lawsuit regarding the respective mergers shall be pending; and



- the holders of no more than 10% of the outstanding shares shall have exercised dissenters' rights in the respective mergers.



MERGERS TO BE ACCOUNTED FOR AS POOLING OF INTERESTS (PAGE__)



Western Sierra will account for both mergers as a pooling of interests. Pooling of interests accounting treatment avoids the creation of goodwill in the mergers and allows Western Sierra to avoid charges against future earnings from amortizing goodwill. This accounting method also means that after the Western Sierra/Lake Community merger, Western Sierra will report financial results as if Lake Community had always been combined with Western Sierra, and after the Western Sierra/Roseville merger, Western Sierra will report financial results as if Roseville had always been combined with Western Sierra. If Western Sierra is not able to use pooling of interests method of accounting in either merger, that merger will not be completed.


APPRAISAL RIGHTS IN THE MERGERS (PAGE __ AND EXHIBIT VI)


If you are a shareholder of either Western Sierra, Lake Community or Roseville, you may dissent from the respective mergers and demand payment in cash equal to the fair value of your shares. You may dissent by voting against, abstaining or not voting in favor of the respective merger or mergers. You must also write a letter to Lake Community, if you are a Lake Community shareholder, to Roseville if you are a Roseville shareholder, or to Western Sierra, if you are a Western Sierra shareholder requesting the purchase of your dissenting shares and send the letter so that it is received within 30 days of the date of mailing of a notice that will be sent to you announcing the approval by shareholders of the merger or mergers. Valid dissenting shares of Lake Community or Roseville will not be converted into shares of Western Sierra common stock.


DIFFERENCES IN RIGHTS OF SHAREHOLDERS (PAGE __)


The provisions of Western Sierra's Articles of Incorporation contain provisions not included in the Articles of Incorporation of either Lake Community or Roseville which may prevent a change in control of Western Sierra. Specifically, Western Sierra's Articles of Incorporation have a provision which requires an approving vote of 66 2/3% of the outstanding shares of Western Sierra common stock for some business combinations.

                       Who Can Help Answer Your Questions


        If you have more questions about either the Western Sierra/Lake Community merger or the Western Sierra/Roseville merger you should contact:


                             Western Sierra Bancorp
                              4011 Plaza Goldorado
                         Cameron Park, California 95682
                     Attention: Gary Gall, President & CEO
                         Telephone No.: (530) 677-5694

                              Lake Community Bank
                              805 Eleventh Street
                              Lakeport, California
                  Attention: Douglas Nordell, President & CEO
                           Telephone: (707) 262-3310

                        Roseville 1st Community Bancorp
                             1801 Douglas Boulevard
                          Roseville, California 95661
                   Attention: Richard Seeba, President & CEO
                         Telephone No.: (916) 773-3333

                              ORGANIZATIONAL CHART

Companies before the mergers:

     --------------          --------------           --------------
         Western                  Lake                 Roseville 1st
         Sierra                 Community                Community
         Bancorp                  Bank                    Bancorp
     --------------          --------------           --------------
         Western                                       Roseville 1st
     Sierra National                                     National
          Bank                                             Bank
     --------------                                   --------------

Company after the Western Sierra/Lake Community merger and if the Western Sierra/Roseville merger is not completed:

                             --------------
                                 Western
                                 Sierra
                                 Bancorp
                             --------------
     --------------                                   --------------
         Western                                           Lake
     Sierra National                                     Community
          Bank                                             Bank
     --------------                                   --------------

Company after the Western Sierra/Roseville merger and if the Western Sierra/Lake Community merger is not completed:

                             --------------
                                 Western
                                 Sierra
                                 Bancorp
                             --------------
     --------------                                   --------------
         Western                                       Roseville 1st
     Sierra National                                     National
          Bank                                             Bank
     --------------                                   --------------

Company after the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger:

                             --------------
                                 Western
                                 Sierra
                                 Bancorp
                             --------------
            -------------------------------------------------
     --------------          --------------           --------------
         Western                  Lake                 Roseville 1st
         Sierra                 Community                National
      National Bank               Bank                     Bank
     --------------          --------------           --------------

SUMMARY OF FINANCIAL INFORMATION



The tables on pages __, __ and __ summarize the historical financial results of Western Sierra, Lake Community and Roseville. This information is provided to show growth and earnings trends for each institution over the last five years and the first nine months of 1998 and 1997. The next three tables summarize the pro forma financial information shown at "PRO FORMA FINANCIAL STATEMENTS" as if the Western Sierra/Lake Community merger, the Western Sierra/Roseville merger and both the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger had taken place at the beginning of each period presented. The pro forma financial information combines the historical financial information shown in the first three tables to reflect what the results might have been had the institutions merged in each of the earlier periods presented. The pro forma financial information does not take into consideration operational efficiencies or additional expenses that might have occurred as a result of combining the institutions including merger expenses. Managements of Western Sierra and Lake Community believe its merger expenses in the Western Sierra/Lake Community merger will be approximately $250,000 and $610,000, respectively. Managements of Western Sierra and Roseville believe its merger expenses in the Western Sierra/Roseville merger will be approximately $250,000 and $240,000, respectively. In addition, this pro forma information is not necessarily indicative of the results that would have been realized had the mergers been completed at the beginning of the periods presented.



The financial information presented includes the following sections:



- Summary of Earnings - This section shows the significant components of earnings.



- Financial Position - This section shows significant assets, liabilities and shareholders' equity.



- Per Share Data - This section shows net income, dividends and shareholders' equity on a per share basis.



        Basic income per share reflects net income divided by the weighted-average shares of common stock outstanding during the period. Diluted income per share reflects the potential reduction in income per share that could occur if stock options currently outstanding were exercised and resulted in the issuance of stock that also shared in net income.



        Book value is determined by dividing total shareholders' equity by the number of shares outstanding at the end of the period presented.



        In the pro forma financial information tables, book value per share equivalent is determined by multiplying the book value of the combined institutions by the conversion ratio used in the merger. This represents the equivalent book value of the shares held by the acquired institution's shareholders.

- Selected Financial Ratios - This section includes ratios showing the return on average assets, return on average shareholders' equity, average shareholders' equity to average assets and dividends paid to net income which are commonly used to evaluate the performance and financial position of companies. In addition, ratios of net charge-offs to average loans and allowance for credit losses as a percentage of period-end loans are used to evaluate the level of loan losses experienced by financial institutions and the reserves currently in place against future losses.



        The ratios for the nine months ended September 30, 1998 and 1997 have been annualized.



This summary should be read with the Financial Statements and notes to the Financial Statements included at the end of this joint proxy statement/prospectus.

                        COMPARATIVE HISTORICAL FINANCIAL
                             DATA FOR WESTERN SIERRA
                                   (UNAUDITED)


(Dollars in thousands,                      Nine
except per share numbers)                Months Ended                                  Year Ended
                                         September 30,                                December 31,
                                    ---------------------     ------------------------------------------------------------
                                      1998         1997         1997         1996         1995         1994         1993
                                    --------     --------     --------     --------     --------     --------     --------
SUMMARY OF EARNINGS:
Interest income and loan fees       $  7,004     $  6,168     $  8,430     $  6,441     $  5,684     $  4,001     $  3,374
Interest expense                       2,601        2,217        3,051        2,185        1,875        1,028        1,038
     Net interest income               4,403        3,951        5,379        4,256        3,809        2,973        2,336
Provision for credit losses              250          193          243          458           80           36          130
Noninterest income                     1,842        1,343        2,037        1,692        1,227          657          833
Noninterest expense                    4,688        3,940        5,531        4,282        3,928        3,223        2,871
     Net income                     $    835     $    708     $  1,003     $    738     $    651     $    237     $    100

FINANCIAL POSITION
Total assets                        $135,281     $107,769     $108,860     $ 83,461     $ 71,050     $ 58,214     $ 50,107
Total net loans and leases            73,819       70,029       68,191       60,902       49,245       41,003       29,026
Total deposits                       123,729       98,400       98,709       74,927       63,106       52,907       45,853
Total shareholders' equity          $ 10,393     $  8,594     $  8,998     $  7,720     $  5,155     $  4,300     $  4,116

PER SHARE DATA:
Net income-basic                    $   0.86     $   0.73     $   1.08     $   0.97     $   0.96     $   0.39     $   0.16
Net income-diluted                  $   0.80     $   0.70     $   1.02     $   0.94     $   0.94     $   0.35     $   0.15
Book value per share                $  10.59     $   9.15     $   9.51     $   9.69     $   8.62     $   8.31     $   7.95

SELECTED FINANCIAL RATIOS:
Return on average assets                0.96%        0.97%        1.01%        0.97%        1.00%        0.44%        0.20%
Return on average
 shareholders' equity                  12.59%       12.03%       12.66%       12.20%       13.76%        5.63%        2.46%
Average shareholders'
 equity to average assets               7.62%        8.10%        7.97%        7.95%        7.28%        7.77%        8.17%
Net charge-offs to average loans        0.31%        0.00%        0.00%        0.73%        0.11%        0.08%        0.82%
Allowance for credit losses as a
 percentage of period-end loans         1.37%        1.27%        1.37%        1.15%        1.30%        1.49%        2.06%

                        COMPARATIVE HISTORICAL FINANCIAL
                             DATA FOR LAKE COMMUNITY
                                   (UNAUDITED)


(Dollars in thousands,                     Nine
except per share numbers)                Months Ended                              Year Ended
                                         September 30,                            December 31,
                                     -------------------     -------------------------------------------------------
                                      1998        1997        1997        1996        1995        1994        1993
                                     -------     -------     -------     -------     -------     -------     -------
SUMMARY OF EARNINGS:
Interest income and loan fees        $ 4,839     $ 4,868     $ 6,560     $ 6,847     $ 7,002     $ 6,024     $ 6,327
Interest expense                       1,916       1,895       2,562       2,845       3,056       2,046       2,458
     Net interest income               2,923       2,973       3,998       4,002       3,946       3,978       3,869
Provision for credit losses              270         270         263         477         210         285         420
Noninterest income                       504         413         630         678         681         638         504
Noninterest expense                    2,657       2,408       3,222       3,524       3,301       2,980       2,613
     Net income                      $   353     $   450     $   766     $   476     $   781     $   866     $   889

FINANCIAL POSITION
Total assets                         $85,041     $85,034     $85,520     $82,502     $90,947     $76,217     $79,026
Total net loans and leases            53,777      53,753      53,210      52,091      52,839      48,765      46,245
Total deposits                        74,871      75,813      76,039      73,537      81,592      68,094      72,024
Total shareholders' equity           $ 9,433     $ 8,660     $ 8,660     $ 8,149     $ 8,066     $ 7,339     $ 6,686

PER SHARE DATA:
Net income-basic                     $  0.28     $  0.36     $  0.62     $  0.38     $  0.63     $  0.70     $  0.73
Net income-diluted                   $  0.27     $  0.35     $  0.59     $  0.36     $  0.59     $  0.66     $  0.66
Cash dividends declared              $  0.00     $  0.00     $  0.27     $  0.20     $  0.20     $  0.20     $  0.00
Book value per share                 $  7.27     $  6.98     $  6.98     $  6.57     $  6.50     $  5.92     $  5.49

SELECTED FINANCIAL RATIOS:
Return on average assets                0.56%       0.74%       0.93%       0.55%       0.97%       1.13%       1.15%
Return on average
 shareholders' equity                   5.25%       7.18%       9.05%       5.91%      10.08%      12.35%      14.24%
Average shareholders'
 equity to average assets              10.65%      10.27%      10.25%       9.33%       9.59%       9.13%       8.05%
Net charge-offs to average loans        0.15%       0.69%       0.40%       1.23%       0.19%       0.28%       0.48%
Allowance for credit losses as
 a percentage of period-end loans       2.11%       1.63%       1.75%       1.70%       2.08%       2.07%       1.85%
Dividend payout ratio                   0.00%       0.00%      43.73%      52.12%      31.76%      28.61%       0.00%

                        COMPARATIVE HISTORICAL FINANCIAL
                               DATA FOR ROSEVILLE
                                   (UNAUDITED)


(Dollars in thousands,                      Nine
except per share numbers)                Months Ended                                 Year Ended
                                         September 30,                                December 31,
                                    ---------------------     ------------------------------------------------------------
                                      1998         1997         1997         1996         1995         1994         1993
                                    --------     --------     --------     --------     --------     --------     --------
SUMMARY OF EARNINGS:
Interest income and loan fees       $  2,990     $  2,844     $  3,895     $  3,028     $  2,664     $  2,082     $  1,660
Interest expense                       1,303        1,198        1,664        1,331        1,288          876          708
     Net interest income               1,687        1,646        2,231        1,697        1,376        1,206          952
Provision for credit losses              105          126          564           89           55           50           23
Noninterest income                       415          220          341          228          126          200           18
Noninterest expense                    1,594        1,175        1,693        1,330        1,145          971          818
     Net income                     $    242     $    339     $    182     $    302     $    198     $    305     $     75

FINANCIAL POSITION
Total assets                        $ 53,371     $ 47,947     $ 50,588     $ 38,708     $ 31,905     $ 26,387     $ 22,507
Total net loans and leases            30,796       31,945       34,125       27,091       22,725       18,595       17,180
Total deposits                        48,476       43,538       46,350       34,687       28,269       22,776       19,318
Total shareholders' equity          $  4,704     $  4,121     $  3,964     $  3,775     $  3,467     $  3,269     $  2,964

PER SHARE DATA:
Net income-basic                    $   0.75     $   1.06     $   0.57     $   0.94     $   0.62     $   0.95     $   0.23
Net income-diluted                  $   0.72     $   1.04     $   0.56     $   0.93     $   0.61     $   0.95     $   0.23
Book value per share                $  12.69     $  12.88     $  12.39     $  11.80     $  10.85     $  10.23     $   9.27

SELECTED FINANCIAL RATIOS:
Return on average assets                0.66%        1.05%        0.41%        0.86%        0.64%        1.17%        0.36%
Return on average
 shareholders' equity                   7.97%       11.45%        4.54%        8.23%        5.83%        9.79%        2.56%
Average shareholders'
 equity to average assets               8.26%        9.21%        8.98%       10.43%       10.98%       11.98%       14.12%
Net charge-offs to average loans        2.14%        0.39%        0.30%        0.09%        0.14%        0.16%        0.08%
Allowance for credit losses as a
 percentage of period-end loans         0.95%        0.90%        2.07%        0.92%        0.80%        0.84%        0.79%

                            PRO FORMA FINANCIAL DATA
             BASED ON THE POOLING OF INTERESTS METHOD OF ACCOUNTING
                        WESTERN SIERRA AND LAKE COMMUNITY
                                   (UNAUDITED)


(Dollars in thousands,
except per share numbers)                    Nine Months Ended                               Year Ended
                                               September 30,                                December 31,
                                          ---------------------     ------------------------------------------------------------
                                            1998         1997         1997         1996         1995         1994         1993
                                          --------     --------     --------     --------     --------     --------     --------
SUMMARY OF EARNINGS:
Interest income and loan fees             $ 11,843     $ 11,036     $ 14,990     $ 13,288     $ 12,686     $ 10,025     $  9,701
Interest expense                             4,517        4,112        5,613        5,030        4,931        3,074        3,496
     Net interest income                     7,326        6,924        9,377        8,258        7,755        6,951        6,205
Provision for credit losses                    520          463          506          935          290          321          550
Noninterest income                           2,346        1,756        2,667        2,370        1,908        1,295        1,337
Noninterest expense                          7,345        6,348        8,753        7,806        7,229        6,203        5,484
     Net income                           $  1,188     $  1,158     $  1,769     $  1,214     $  1,432     $  1,103     $    989

FINANCIAL POSITION
Total assets                              $220,322     $192,803     $194,380     $165,963     $161,997     $134,431     $129,133
Total net loans and leases                 127,596      123,782      121,401      112,993      102,084       89,768       75,271
Total deposits                             198,600      174,213      174,748      148,464      144,698      121,001      117,877
Total shareholders' equity                $ 19,826     $ 17,254     $ 17,658     $ 15,869     $ 13,221     $ 11,639     $ 10,802

PER SHARE DATA:
Net income-basic                          $   0.64     $   0.64     $   0.99     $   0.75     $   0.93     $   0.75     $   0.68
Net income-diluted                        $   0.61     $   0.61     $   0.94     $   0.72     $   0.90     $   0.70     $   0.62
Cash dividends declared                   $   0.00     $   0.00     $   0.19     $   0.15     $   0.17     $   0.18     $   0.00
Book value per share                      $  10.56     $   9.61     $   9.80     $   9.60     $   9.09     $   8.48     $   7.95
Book value per share equivalent-
Lake Community                            $   7.29     $   6.64     $   6.76     $   6.63     $   6.28     $   5.85     $   5.49

SELECTED FINANCIAL RATIOS:
Return on average assets                      0.79%        0.87%        0.97%        0.75%        0.98%        0.84%        0.78%
Return on average shareholders' equity        8.90%        9.52%       10.79%        8.60%       11.47%        9.82%        9.60%
Average shareholders'
 equity to average assets                     8.89%        9.09%        9.00%        8.68%        8.56%        8.57%        8.09%
Net charge-offs to average loans              0.25%        0.31%        0.18%        0.99%        0.15%        0.20%        0.61%
Allowance for credit losses as a
 percentage of period-end loans               1.68%        1.43%        1.54%        1.41%        1.70%        1.81%        1.93%
Dividend payout ratio                         0.00%        0.00%       18.93%       20.44%       17.32%       22.48%        0.00%

                            PRO FORMA FINANCIAL DATA
             BASED ON THE POOLING OF INTERESTS METHOD OF ACCOUNTING
                          WESTERN SIERRA AND ROSEVILLE
                                   (UNAUDITED)


(Dollars in thousands,
except per share numbers)                    Nine Months Ended                              Year Ended
                                               September 30,                               December 31,
                                          ---------------------     ----------------------------------------------------------
                                            1998         1997         1997         1996         1995        1994        1993
                                          --------     --------     --------     --------     --------     -------     -------
SUMMARY OF EARNINGS:
Interest income and loan fees             $  9,994     $  9,012     $ 12,325     $  9,469     $  8,348     $ 6,083     $ 5,034
Interest expense                             3,904        3,415        4,715        3,516        3,163       1,904       1,746
     Net interest income                     6,090        5,597        7,610        5,953        5,185       4,179       3,288
Provision for credit losses                    355          319          807          547          135          86         153
Noninterest income                           2,257        1,563        2,378        1,920        1,353         857         851
Noninterest expense                          6,282        5,115        7,224        5,612        5,073       4,194       3,689
     Net income                           $  1,077     $  1,047     $  1,185     $  1,040     $    849     $   542     $   175

FINANCIAL POSITION
Total assets                              $188,652     $155,716     $159,448     $122,169     $102,955     $84,601     $72,614
Total net loans and leases                 104,615      101,974      102,316       87,993       71,970      59,598      46,206
Total deposits                             172,205      141,938      145,058      109,614       91,375      75,683      65,171
Total shareholders' equity                $ 15,097     $ 12,715     $ 12,962     $ 11,495     $  8,622     $ 7,569     $ 7,080

PER SHARE DATA:
Net income-basic                          $   0.79     $   0.77     $   0.90     $   0.91     $   0.79     $  0.54     $  0.18
Net income-diluted                        $   0.75     $   0.75     $   0.86     $   0.88     $   0.78     $  0.51     $  0.17
Book value per share                      $  10.55     $   9.59     $   9.72     $   9.71     $   8.75     $  8.37     $  7.83
Book value per share
 equivalent-Roseville                     $  12.74     $  11.61     $  11.77     $  11.75     $  10.60     $ 10.13     $  9.48

SELECTED FINANCIAL RATIOS:
Return on average assets                      0.87%        1.00%        0.82%        0.93%        0.88%       0.68%       0.25%
Return on average shareholders' equity       11.14%       11.83%        9.93%       10.70%       10.45%       7.40%       2.50%
Average shareholders'
equity to average assets                      7.81%        8.44%        8.28%        8.73%        8.47%       9.14%       9.92%
Net charge-offs to average loans              0.88%        0.12%        0.10%        0.54%        0.12%       0.10%       0.57%
Allowance for credit losses as a
 percentage of period-end loans               1.25%        1.16%        1.61%        1.08%        1.14%       1.29%       1.59%

                            PRO FORMA FINANCIAL DATA
             BASED ON THE POOLING OF INTERESTS METHOD OF ACCOUNTING
                  WESTERN SIERRA, LAKE COMMUNITY AND ROSEVILLE
                                   (UNAUDITED)


(Dollars in thousands,
except per share numbers)                    Nine Months Ended                              Year Ended
                                               September 30,                                December 31,
                                          ---------------------     ------------------------------------------------------------
                                            1998         1997         1997         1996         1995         1994         1993
                                          --------     --------     --------     --------     --------     --------     --------
SUMMARY OF EARNINGS:
Interest income and loan fees             $ 14,833     $ 13,880     $ 18,885     $ 16,316     $ 15,350     $ 12,107     $ 11,361
Interest expense                             5,820        5,310        7,277        6,361        6,219        3,950        4,204
     Net interest income                     9,013        8,570       11,608        9,955        9,131        8,157        7,157
Provision for credit losses                    625          589        1,070        1,024          345          371          573
Noninterest income                           2,761        1,976        3,008        2,598        2,034        1,495        1,355
Noninterest expense                          8,939        7,523       10,446        9,136        8,374        7,174        6,302
     Net income                           $  1,430     $  1,497     $  1,951     $  1,516     $  1,630     $  1,408     $  1,064

FINANCIAL POSITION
Total assets                              $273,693     $240,750     $244,968     $204,671     $193,902     $160,818     $151,640
Total net loans and leases                 158,392      155,727      155,526      140,084      124,809      108,363       92,451
Total deposits                             247,076      217,751      221,098      183,151      172,967      143,777      137,195
Total shareholders' equity                $ 24,530     $ 21,375     $ 21,622     $ 19,644     $ 16,688     $ 14,908     $ 13,766

PER SHARE DATA:
Net income-basic                          $   0.64     $   0.68     $   0.90     $   0.76     $   0.85     $   0.76     $   0.58
Net income-diluted                        $   0.61     $   0.66     $   0.86     $   0.73     $   0.82     $   0.72     $   0.54
Cash dividends declared                   $   0.00     $   0.00     $   0.15     $   0.12     $   0.13     $   0.14     $   0.00
Book value per share                      $  10.54     $   9.79     $   9.87     $   9.62     $   9.06     $   8.47     $   7.88
Book value per share equivalent-
  Lake Community                          $   7.28     $   6.76     $   6.82     $   6.65     $   6.26     $   5.85     $   5.44
Book value per share
  equivalent-Roseville                    $  12.77     $  11.86     $  11.96     $  11.66     $  10.98     $  10.26     $   9.55

SELECTED FINANCIAL RATIOS:
Return on average assets                      0.77%        0.90%        0.86%        0.77%        0.92%        0.90%        0.72%
Return on average shareholders' equity        8.73%        9.90%        9.56%        8.52%       10.27%        9.81%        8.04%
Average shareholders'
 equity to average assets                     8.77%        9.11%        9.00%        8.99%        8.98%        9.13%        8.94%
Net charge-offs to average loans              0.64%        0.33%        0.20%        0.83%        0.15%        0.19%        0.53%
Allowance for credit losses as a
 percentage of period-end loans               1.54%        1.32%        1.66%        1.31%        1.54%        1.64%        1.72%
Dividend payout ratio                         0.00%        0.00%       17.17%       16.37%       15.22%       17.61%        0.00%

MARKET PRICES OF WESTERN SIERRA COMMON STOCK, LAKE COMMUNITY COMMON STOCK AND ROSEVILLE COMMON STOCK



 Western Sierra common stock is not listed on any stock exchange, nor is it listed with NASDAQ. Western Sierra common stock does not have an active trading market, and there is no established public market for Western Sierra common stock. The following tables show the average of the last reported bid and asked price per share for Western Sierra common stock and Lake Community common stock on May 27, 1998, the trading day prior to the public announcement of the Western Sierra/Lake Community merger and equivalent per share price for Lake Community common stock based on the price of Western Sierra common stock, and the average of the last reported bid and asked price per share for Western Sierra common stock and Roseville common stock on June 11, 1998, the trading day prior to the public announcement of the Western Sierra/Roseville merger and equivalent per share price for Roseville common stock based on the price of Western Sierra common stock:


                                    Historical                       Equivalent Pro Forma
                               Market Value Per Share                   Market Value(1)
                       ------------------------------------          --------------------
                       Lake Community        Western Sierra             Lake Community
                       --------------        --------------          --------------------
May 27, 1998               $7.75                 $20.25                     $13.98

----------


(1) The equivalent pro forma market value per share of Lake Community common stock represents the last reported sales price per share of Western Sierra common stock multiplied by the Lake Community Conversion Rate of .6905. See also, "THE WESTERN SIERRA/LAKE COMMUNITY MERGER AND RELATED TRANS-ACTIONS--Lake Community Conversion Rate and Exchange of Shares and Options."


                                    Historical                       Equivalent Pro Forma
                               Market Value Per Share                   Market Value(1)
                       ------------------------------------          --------------------
                         Roseville           Western Sierra                Roseville
                       --------------        --------------          --------------------
June 11, 1998              $8.00                 $21.00                     $25.43

----------


(1) The equivalent pro forma market value per share of Roseville common stock represents the last reported sales price per share of Western Sierra common stock multiplied by the Roseville Conversion Rate of 1.2110. See also, "THE WESTERN SIERRA/ROSEVILLE MERGER AND RELATED TRANS-ACTIONS--Roseville Conversion Rate and Exchange of Shares and Options."


                                  RISK FACTORS


MERGER-RELATED RISK FACTORS



DIFFICULTIES OF INTEGRATING THREE COMPANIES. The earnings, financial condition and prospects of Western Sierra after the Western Sierra/Lake Community merger and/or the Western Sierra/Roseville merger depend in large part on Western Sierra's ability to successfully integrate the operations and management of Lake Community, Roseville 1st National Bank and Western Sierra National Bank. We cannot guarantee that Western Sierra will be able to effectively and profitably integrate the operations and management of Lake Community, Roseville 1st National Bank and Western Sierra National Bank. In addition, we cannot guarantee that Western Sierra will be able to realize any revenue improvement or cost savings as a result of the Western

Sierra/Lake Community merger and/or the Western Sierra/Roseville merger. Furthermore, any cost savings which are realized could be offset by losses in revenues or other charges to earnings. In addition, existing customers may not retained be by the combined company or additional expenses could be incurred in retaining them. Failure to successfully integrate the operations of the companies acquired could materially adversely affect future results of operations of Western Sierra following the Western Sierra/Lake Community merger and/or the Western Sierra/Roseville merger.



POTENTIAL ADVERSE PERFORMANCE OF COMBINED LOAN PORTFOLIOS. Western Sierra's performance and prospects after the Western Sierra/Lake Community merger and/or the Western Sierra/Roseville merger are largely dependent on the performance of the combined loan portfolios of Lake Community, Roseville 1st National Bank and Western Sierra National Bank, and ultimately on the financial condition of their respective borrowers and other customers. The existing loan portfolios of Lake Community, Roseville 1st National Bank and Western Sierra National Bank differ to some extent in the types of borrowers, industries and credits represented. In addition, there are differences in the documentation, classifications, credit ratings and management of the portfolios. Failure of Western Sierra's management to effectively manage the combined loan portfolio could have a material adverse effect on the business, financial condition and results of operations of Western Sierra after the mergers. See "DESCRIPTION OF WESTERN SIERRA--Western Sierra's Management's Discussion and Analysis of Financial Condition and Results of Operations--Loan Portfolio," "DESCRIPTION OF LAKE COMMUNITY--Lake Community's Management's Discussion and Analysis of Financial Condition and Results of Operations--Loan Portfolio," and "DESCRIPTION OF ROSEVILLE-- Roseville's Management's Discussion and Analysis of Financial Condition and Results of Operations--Loan Portfolio."



BANKS MAY LOSE DEPOSITS AFTER THE MERGERS. The amount of deposits at any of Lake Community's and/or Roseville 1st National Bank's branch offices could decrease between the date of this joint proxy statement/prospectus and the date the Western Sierra/Lake Community merger and/or the Western Sierra/Roseville merger is completed, or at any time thereafter. If the amount of the deposits declines before or after the Western Sierra/Lake Community merger and/or the Western Sierra/Roseville merger, Western Sierra's return on equity may be reduced because the amount of leverage on Western Sierra's capital will be less than currently anticipated by Western Sierra's management. Although Western Sierra anticipates that as a result of the mergers, some of Lake Community's and/or Roseville 1st National Bank's depositors will choose to move their deposits elsewhere, achievement of the anticipated benefits of the Western Sierra/Lake Community merger and/or the Western Sierra/Roseville merger is dependent upon a substantial portion of the deposits to remain with Western Sierra after each of the mergers. The market for financial services is extremely competitive and we cannot guarantee that Lake Community's and/or Roseville 1st National Bank's current deposit customers will remain depositors of Lake Community and/or Roseville 1st National Bank after the Western Sierra/Lake Community merger and/or the Western Sierra/Roseville merger. See "RISK FACTORS--Risk Factors Related to Companies' Business and Operations--Financial Services Business is Highly Competitive."

RISKS RELATED TO COMPANIES' BUSINESS AND OPERATIONS



DEPENDENCE ON LOCAL ECONOMIC CONDITIONS . The operations of Western Sierra, Lake Community and Roseville are primarily located in Northern California and are concentrated along the Highway 50 and Highway 80 corridors in the eastern Sacramento region and the Lake County area. As a result of this geographic concentration, Western Sierra's, Lake Community's and Roseville's results depend largely upon economic conditions in these areas. Adverse local economic conditions in the eastern Sacramento region or Lake County area may have a material adverse effect on the financial condition and results of operations of Western Sierra, Lake Community and Roseville.



FINANCIAL SERVICES BUSINESS IS HIGHLY COMPETITIVE. The banking and financial services business in California generally, and Western Sierra's, Lake Community's and Roseville's market areas specifically, is highly competitive. Western Sierra, Lake Community and Roseville compete for loans, deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than Western Sierra, Lake Community or Roseville. There can be no assurance that Western Sierra, Lake Community or Roseville will be able to compete effectively in their respective markets, and the results of operations of Western Sierra, Lake Community and Roseville could be materially and adversely affected if circumstances affecting the nature or level of competition change. See "INFORMATION CONCERNING WESTERN SIERRA, LAKE COMMUNITY AND ROSEVILLE--Competition."



POTENTIAL LOAN AND LEASE LOSSES. A significant source of risk for financial institutions like Western Sierra, Lake Community or Roseville arises from the possibility that losses will be sustained because borrowers, guarantors and related parties fail to perform in accordance with the terms of their loans. Western Sierra, Lake Community and Roseville have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that each company's respective management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying the respective credit portfolios. These policies and procedures, however, may not prevent unexpected losses which could materially adversely affect the respective companies' results of operations. See "DESCRIPTION OF WESTERN SIERRA-- Western Sierra's Management's Discussion and Analysis of Financial Condition and Results of Operations--Summary of Loan Losses Experience," "DESCRIPTION OF LAKE COMMUNITY--Lake Community's Management's Discussion and Analysis of Financial Condition and Results of Operations--Summary of Loan Loss Experience," and "DESCRIPTION OF ROSEVILLE--Roseville's Management's Discussion and Analysis of Financial Condition and Results of Operations--Summary of Loan Losses Experience."



DEPENDENCE ON REAL ESTATE. At September 30, 1998, approximately 72% of Western Sierra's, Lake Community's and Roseville's combined loans were secured by real estate. The ability of Western Sierra to continue to originate real estate secured loans may be impaired by adverse changes in local and regional economic conditions in the real estate market, by increasing interest rates, or by acts of nature, including earthquakes and flooding, either of which may cause uninsured damage and other loss of value to real estate that secures Western Sierra's, Lake Community's and Roseville's loans. Due to the concentration of real estate collateral, these events could have a material adverse impact on the value of the collateral in which case Western Sierra may not recover adequate value from liquidation of collateral to cover the carrying value of the loans. See "DESCRIPTION OF WESTERN SIERRA--Western Sierra's Management's Discussion and Analysis of Financial Condition and Results of Operations-- Distribution of Loans" and "--Real Estate Loans," "DESCRIPTION OF LAKE COMMUNITY--Lake Community's Management's Discussion and Analysis of Financial Condition and Results of Operations--Distribution of Loans" and "--Real Estate Loans," and "DESCRIPTION OF ROSEVILLE--Roseville's Management's Discussion and Analysis of Financial Condition and Results of Operations--Distribution of Loans" and "--Real Estate Loans."



POTENTIAL ADVERSE EFFECT OF INTEREST RATE FLUCTUATIONS. The income of Western Sierra, Lake Community and Roseville depends to a great extent on "interest rate differentials" and the resulting net interest margins, that is, the difference between the interest rates earned on their respective interest-earning assets such as loans and investment securities, and the interest rates paid on their respective interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond their control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve. Generally, each of Western Sierra, Lake Community and Roseville are adversely affected by declining interest rates. In addition, changes in monetary policy, including changes in interest rates, influence the origination of loans, the purchase of investments and the generation of deposits and affect the rates received on loans and investment securities and paid on deposits, which could have a material adverse effect on Western Sierra's business, financial condition and results of operations. See "DESCRIPTION OF WESTERN SIERRA--Western Sierra's Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory Matters--Quantitative and Qualitative Disclosures About Market Risk," "DESCRIPTION OF LAKE COMMUNITY--Lake Community's Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory Matters--Quantitative and Qualitative Disclosures About Market Risk" and "DESCRIPTION OF ROSEVILLE--Roseville's Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory Matters--Quantitative and Qualitative Disclosures About Market Risk."



IMPACT OF GOVERNMENT REGULATION AND LEGISLATION. Western Sierra, Lake Community and Roseville are subject to extensive state and federal regulation, supervision and legislation which govern almost all aspects of their respective operations. Their businesses are particularly susceptible to being affected by the enactment of federal and state legislation which may have the effect of increasing or decreasing the cost of doing business, modifying permissible activities or enhancing the competitive position of other financial institutions. These laws are subject to change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds and not for the protection of shareholders of Western Sierra, Lake Community or Roseville. Western Sierra cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on its business and prospects, but it could be material and adverse. See "DESCRIPTION OF WESTERN SIERRA--Business--Supervision and Regulation," "DESCRIPTION OF LAKE COMMUNITY--Business--Supervision and Regulation," "DESCRIPTION OF ROSEVILLE-- Business--Supervision and Regulation," and "INFORMATION CONCERNING WESTERN SIERRA, LAKE COMMUNITY AND ROSEVILLE."

RELIANCE ON KEY EMPLOYEES AND OTHERS. Western Sierra, Lake Community and Roseville are dependent upon the continued services of their respective key employees. The loss of the services of any such employee, or the failure of Western Sierra to attract and retain other qualified personnel, could have a material adverse effect on Western Sierra's business, financial condition and results of operations. Neither Western Sierra, Lake Community nor Roseville maintains any life insurance for its benefit with respect to any of its officers or directors, other than for payments required under salary continuation agreements. See "DESCRIPTION OF WESTERN SIERRA--Management," "DESCRIPTION OF LAKE COMMUNITY--Management," and "DESCRIPTION OF ROSEVILLE--Management."



POTENTIAL ENVIRONMENTAL LIABILITY ASSOCIATED WITH COMMERCIAL LENDING. In the course of business, Western Sierra, Lake Community and Roseville have each acquired, and may in the future acquire, through foreclosure, properties securing loans they have originated or purchased which are in default. In commercial real estate lending, there is a risk that hazardous substances could be discovered on these properties after acquisition by Western Sierra, Lake Community or Roseville, as the case may be. In this event, Western Sierra, Lake Community or Roseville, as the case may be, might be required to remove these substances from the affected properties at its sole cost and expense. The cost of this removal could substantially exceed the value of affected properties, Western Sierra, Lake Community or Roseville, as the case may be, may not have adequate remedies against the prior owner or other responsible parties or could find it difficult or impossible to sell the affected properties, the occurrence of any of which could have a material adverse effect on Western Sierra's business, financial condition and operating results.



DEPENDENCE ON TECHNOLOGY AND COMPUTER SYSTEMS. Advances and changes in technology can significantly impact the business and operations of Western Sierra, Lake Community and Roseville. Western Sierra, Lake Community and Roseville face many challenges including the increased demand for providing computer access to bank accounts and the systems to perform banking transactions electronically. Western Sierra's, Lake Community's and Roseville's ability to compete depends on its ability to continue to adapt its technology on a timely and cost-effective basis to meet these demands. In addition, their respective businesses and operations are susceptible to negative impacts from computer system failures, communication and energy disruption and unethical individuals with the technological ability to cause disruptions or failures of their respective data processing systems.



Many computer programs were designed and developed utilizing only two digits in the date field, thereby creating the inability to recognize the year 2000 or years thereafter. This year 2000 issue creates risks for Western Sierra, Lake Community and Roseville from unforseen or unanticipated problems in its internal computer systems as well as from computer systems of the Federal Reserve Bank of San Francisco, correspondent banks, customers and vendors. Failures of these systems or untimely corrections could have a material adverse impact on Western Sierra's, Lake Community's and Roseville's ability to conduct their respective businesses and on their respective results of operations. See "DESCRIPTION OF WESTERN SIERRA--Western Sierra's Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory Matters--Year 2000 Compliance," "DESCRIPTION OF LAKE COMMUNITY--Lake Community's Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory Matters--Year 2000 Readiness Disclosures" and "DESCRIPTION OF ROSEVILLE--Roseville's Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory Matters--Year 2000 Compliance."

LIMITED TRADING MARKET FOR WESTERN SIERRA COMMON STOCK. There has been a limited trading market for Western Sierra common stock, and no assurances can be given that an active trading market for the stock will develop subsequent to either the Western Sierra/Lake Community merger or the Western Sierra/Roseville merger. Western Sierra common stock is not listed on any stock exchange and is not included for quotation by NASDAQ. The limited trading market for Western Sierra common stock may make the sale of shares of Western Sierra common stock issued in the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger difficult. See "DESCRIPTION OF THE CAPITAL STOCK OF WESTERN SIERRA, LAKE COMMUNITY AND ROSEVILLE."


                                  INTRODUCTION


We are sending you this joint proxy statement/prospectus for the solicitation of proxies by the Boards of Directors of Western Sierra, Lake Community and Roseville for use at their respective meetings of shareholders for the purpose of considering and voting upon the matters set forth in their respective notices of meeting.


The information contained in this joint proxy statement/prospectus concerning Western Sierra has been furnished by Western Sierra and is its responsibility. The information contained in this joint proxy statement/prospectus concerning Lake Community has been furnished by Lake Community and is its responsibility. The information contained in this joint proxy statement/prospectus concerning Roseville has been furnished by Roseville and is its responsibility.

The mailing of this joint proxy statement/prospectus commenced on or about _______, 1999.


The completion of the Western Sierra/Lake Community merger is not dependent upon the completion of the Western Sierra/Roseville merger and the completion of the Western Sierra/Roseville merger is not dependent upon the completion of the Western Sierra/Lake Community merger.


MATTERS TO BE CONSIDERED AT THE SHAREHOLDERS' MEETINGS


The Western Sierra Meeting and the Lake Community Meeting have been called to consider and vote upon the Western Sierra/Lake Community Agreement, pursuant to which Lake Community will be merged with and into LMC, the wholly-owned subsidiary of Western Sierra and thereafter Lake Community will be the surviving corporation of the Western Sierra/Lake Community merger and a wholly-owned subsidiary of Western Sierra. In addition, the Western Sierra Meeting and the Roseville Meeting have been called to consider and vote upon the Western Sierra/Roseville Agreement, pursuant to which Roseville will be merged with and into Western Sierra and Roseville's wholly-owned subsidiary, Roseville 1st National Bank, will become a wholly-owned subsidiary of Western Sierra. The proposed merger and related transactions by and among Western Sierra, LMC and Lake Community are referred to as the "Western Sierra/Lake Community merger" and the proposed merger and related transactions by and between Western Sierra and Roseville are referred to as the "Western Sierra/Roseville merger."

RECORD DATES

WESTERN SIERRA. The close of business on __________, 1999 has been fixed as the Western Sierra Record Date for the determination of Western Sierra shareholders entitled to notice of, and to vote at, the Western Sierra Meeting.

LAKE COMMUNITY. The close of business on __________, 1999 has been fixed as the Lake Record Date for the determination of Lake Community shareholders entitled to notice of, and to vote at, the Lake Community Meeting.

ROSEVILLE. The close of business on __________, 1999 has been fixed as the Roseville Record Date for the determination of Roseville shareholders entitled to notice of, and to vote at, the Roseville Meeting.

OUTSTANDING SECURITIES AND VOTING RIGHTS


WESTERN SIERRA. There were issued and outstanding a total of 981,448 shares of Western Sierra common stock as of Western Sierra Record Date held by approximately 325 record holders. Each holder of Western Sierra common stock will be entitled to one vote, in person or by Proxy, for each share of Western Sierra common stock standing in his or her name on the books of Western Sierra as of Western Sierra Record Date on any matter submitted to a vote of the shareholders at the Western Sierra Meeting.



Approval of the Western Sierra/Lake Community merger requires the affirmative vote of the holders of a majority of the outstanding shares of Western Sierra common stock and approval of the Western Sierra/Roseville merger also requires the affirmative vote of the holders of a majority of the outstanding shares of Western Sierra common stock.



The effect of broker nonvotes is that these votes are not counted as being voted; however these votes are counted for purposes of determining a quorum. The effect of a vote of abstention on any matter is that the vote is not counted as a vote for or against the matter, but is counted as an abstention.



LAKE COMMUNITY. There were issued and outstanding 1,298,296 shares of Lake Community common stock as of the Lake Community Record Date held by approximately 807 record holders. Each holder of Lake Community common stock will be entitled to one vote, in person or by Proxy, for each share of Lake Community common stock standing in his or her name on Lake Community's books as of the Lake Community Record Date on any matter submitted to the vote of the shareholders at the Lake Community Meeting.



Approval of the Western Sierra/Lake Community merger requires the affirmative vote of the holders of a majority of the outstanding shares of Lake Community common stock.



The effect of broker nonvotes is that these votes are not counted as being voted; however these votes are counted for purposes of determining a quorum. The effect of a vote of abstention on any matter is that the vote is not counted as a vote for or against the matter, but is counted as an abstention.

ROSEVILLE. There were issued and outstanding 370,805 shares of Roseville common stock as of the Roseville Record Date held by approximately 305 record holders. Each holder of Roseville common stock will be entitled to one vote, in person or by Proxy, for each share of Roseville common stock standing in his or her name on Roseville's books as of the Roseville Record Date on any matter submitted to the vote of the shareholders at the Roseville Meeting.



Approval of the Western Sierra/Roseville Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Roseville common stock.



The effect of broker nonvotes is that these votes are not counted as being voted; however these votes are counted for purposes of determining a quorum. The effect of a vote of abstention on any matter is that the vote is not counted as a vote for or against the matter, but is counted as an abstention.


RECOMMENDATIONS OF THE BOARDS OF DIRECTORS


The Boards of Directors of Western Sierra and Lake Community have each unanimously voted in favor of the proposals relating to the Western Sierra/Lake Community Merger, and the individual members of Lake Community's Board of Directors have indicated that, as provided in the Western Sierra/Lake Community Agreement, they will vote all shares of Lake Community common stock as to which they have voting power "FOR" approval of the Western Sierra/Lake Community Agreement. Both the Boards of Directors of Western Sierra and Lake Community recommend that their respective shareholders also vote "FOR" approval of the Western Sierra/Lake Community Agreement. See "INTRODUCTION--Beneficial Ownership of Principal Shareholders and Management."



The Boards of Directors of Western Sierra and Roseville have also each unanimously voted in favor of the proposals relating to the Western Sierra/Roseville merger, and the individual members of Roseville's Board of Directors have indicated that, as provided in the Western Sierra/Roseville Agreement, they will vote all shares of Roseville common stock as to which they have voting power "FOR" approval of the Western Sierra/Roseville Agreement. Both the Board of Directors of Western Sierra and Roseville recommend that their respective shareholders also vote "FOR" approval of the Western Sierra/Roseville Agreement. See "INTRODUCTION--Beneficial Ownership of Principal Shareholders and Management."



As of the Western Sierra Record Date, the directors and executive officers of Western Sierra held approximately 33.3% of the outstanding shares of Western Sierra common stock entitled to vote at the Western Sierra Meeting. Each of these directors and executive officers has indicated that they intend to vote "FOR" approval of the Western Sierra/Lake Community Agreement and "FOR" approval of the Western Sierra/Roseville Agreement.



As of the Lake Community Record Date, the directors and executive officers of Lake Community held approximately 14.9% of the outstanding shares of Lake Community common stock entitled to vote at the Lake Community Meeting and Lake Community directors and former directors holding approximately 17.7% of these shares have entered into director's agreements providing that they will each vote "FOR" approval of the Western Sierra/Lake Community Agreement. Therefore holders of only 419,319 additional shares of Lake Community common stock are needed to approve the Western Sierra/Lake Community

Agreement. See "THE WESTERN SIERRA/LAKE COMMUNITY MERGER AND RELATED TRANSACTIONS--Interests of Certain Persons in the Western Sierra/Lake Community merger and Material Contracts with Lake Community and its Affiliates."



As of the Roseville Record Date, the directors and executive officers of Roseville held approximately 44.8% of the outstanding shares of Roseville common stock entitled to vote at the Roseville Meeting and Roseville directors holding approximately 44.5% of these shares have entered into director's agreements providing that they will each vote "FOR" approval of the Western Sierra/Roseville Agreement. Therefore holders of only 20,288 additional shares of Roseville common stock are needed to approve the Western Sierra/Roseville Agreement . See "THE WESTERN SIERRA/ROSEVILLE MERGER AND RELATED TRANSACTIONS-- Interests of Certain Persons in the Western Sierra/Roseville merger and Material Contracts with Roseville and its Affiliates."


REVOCABILITY OF PROXIES


A Proxy for use at the Western Sierra Meeting, the Lake Community Meeting or the Roseville Meeting, as the case may be, is enclosed. A shareholder executing and returning a Proxy may revoke it at any time before the vote is taken by filing with the Secretary of Western Sierra, the Secretary of Lake Community, or the Secretary of Roseville, as the case may be, an instrument revoking it or a duly executed Proxy bearing a later date. In addition, the powers of the proxyholders will be suspended if the person executing the Proxy is present at the Western Sierra Meeting, the Lake Community Meeting or the Roseville Meeting, as the case may be, and elects to vote in person by advising the chairman of the Western Sierra Meeting, the Lake Community Meeting or the Roseville Meeting, as the case may be, of his or her election to vote in person, and voting in person at the Western Sierra Meeting, the Lake Community Meeting or the Roseville Meeting, as the case may be. Subject to revocation or suspension, all shares represented by a properly executed Proxy received in time for the Western Sierra Meeting, the Lake Community Meeting or the Roseville Meeting, as the case may be, will be voted by the proxyholders in accordance with the instructions specified on the Proxy. If no directions are given to the contrary on the Proxy, the shares of Western Sierra common stock and Lake Community common stock represented by the Proxy will be voted "FOR" approval of the Western Sierra/Lake Community Agreement at their respective meetings and the shares of Western Sierra common stock and Roseville common stock represented by the Proxy will be voted "FOR" approval of the Western Sierra/Roseville Agreement at their respective meetings. It is not anticipated that any matters will be presented at the Western Sierra Meeting, the Lake Community Meeting or the Roseville Meeting other than as set forth in the respective notices of the meetings. If, however, other matters are properly presented at any of the meetings, the Proxy will be voted in accordance with the best judgment and discretion of the proxyholders.


COST OF SOLICITATION OF PROXIES

Western Sierra, Lake Community and Roseville shall each pay its own expenses of preparing, assembling, printing and mailing this joint proxy statement/prospectus and the material used in this solicitation of Proxies. It is contemplated that Proxies will be solicited through the mail, but officers, directors and regular employees of Western Sierra, Lake Community and Roseville may solicit Proxies for their respective meetings personally. Although there is no formal agreement to do so, Western Sierra, Lake Community and Roseville may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. In addition, Western Sierra, Lake Community and Roseville may pay for and utilize the services of individuals or companies not regularly employed by any of them in the solicitation of Proxies for their respective meetings if the Board of Directors of Western Sierra, Lake Community or Roseville determines that this is advisable.


BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT


WESTERN SIERRA PRINCIPAL SHAREHOLDERS. Western Sierra's Board of Directors knows of no person who owns beneficially more than 5% of the outstanding shares of Western Sierra common stock as of February 1, 1999 except for the persons set forth in the following table:



                                                                Western Sierra Common Stock
                                                                   Beneficially Owned(2)
                                                               -----------------------------
                                  Relationship                 Number of            Percent
Name and Address(1)            with Western Sierra              Shares              of Class
-------------------           ----------------------           ---------            --------
Robert G. Albrecht            Director                          79,700                8.0%
Gary D. Gall                  Director and CEO                  55,770                5.6%
Osvaldo I. Scariot            Director                          86,334                8.8%
Joseph A. Surra               Director and Chairman             51,425                5.2%
Patrick Hopper                Shareholder                       87,728                9.0%
Harold Prescott               Director                          49,587                5.0%
-------------------


(1) Messrs. Albrecht's, Gall's, Scariot's, Surra's and Prescott's address is c/o Western Sierra Bancorp, 4011 Plaza Goldorado Circle, Cameron Park, California 95682. Mr. Hopper's address is 2624 Pebble Gold Avenue, Henderson, Nevada 89014.


(2) The beneficial owner of a security is a person who, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise has or shares: (a) voting power which includes the power to vote, or to direct the voting of, the security or (b) investment power which includes the power to dispose, or to direct the disposition, of the security. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power over the securities. Shares subject to options presently exercisable or exercisable within 60 days of February 1, 1999 are deemed to be beneficially owned by the holder but are not treated as outstanding for computing the beneficial ownership of any other person.



WESTERN SIERRA MANAGEMENT. The following table shows as of February 1, 1999, the number of shares of Western Sierra common stock beneficially owned by each director and named executive officer of Western Sierra and by all Western Sierra directors and executive officers as a group.

                                                  Western Sierra Common Stock            Percent
Beneficial Owner                                      Beneficially Owned               of Class(1)
----------------                                  ---------------------------          -----------
Directors and Named Executive Officers:
---------------------------------------
Robert G. Albrecht                                          79,700(2)                      8.0
Charles W. Bacchi                                            7,181(3)                        *
Barbara L. Cook                                              6,477                           *
William J. Fisher                                            8,487(4)                        *
Gary D. Gall                                                55,770(5)                      5.6
Richard L. Golemon                                          43,741(6)                      4.4
Harold S. Prescott, Jr                                      49,529(7)                      5.0
Darol B. Rasmussen                                          43,466(8)                      4.4
Osvaldo I. Scariot                                          86,334(9)                      8.8
Joseph A. Surra                                             51,425(10)                     5.2
Stephanie M. Marsh                                           4,412(11)                       *

All Directors and Executive
Officers as a Group (12 in all)                            390,232(12)                    37.4


----------

 *    Less than 1%.


(1) Includes shares subject to options held by the directors and executive officers that are exercisable within 60 days of February 1, 1999. These are treated as issued and outstanding for the purpose of computing the percentages of each director, named executive officer and the directors and executive officers as a group, but not for the purpose of computing the percentage of class of any other person.


(2) Mr. Albrecht has shared voting and investment powers as to 62,061 of these shares. The amount includes 17,639 shares acquirable by exercise of stock options.

(3) Mr. Bacchi has shared voting and investment powers as to 3,217 of these shares. The amount includes 3,964 shares acquirable by exercise of stock options.

(4) Mr. Fisher has shared voting and investment powers as to 3,823 of these shares. The amount includes 4,664 shares acquirable by exercise of stock options.

(5) Mr. Gall has shared voting and investment powers as to 25,316 of these shares as to which 24,021 shares were owned by Mr. Gall as co-trustee for Western Sierra National Bank's KSOP and Western Sierra's Employee Stock Ownership Plan. The amount includes 16,962 shares acquirable by exercise of stock options.

(6) Mr. Golemon has shared voting and investment powers as to 24,021 of these shares as co-trustee for Western Sierra National Bank's KSOP and Western Sierra's Employee Stock Ownership Plan. The amount includes 4,664 shares acquirable by exercise of stock options.

(7) Mr. Prescott has shared voting and investment powers as to 43,725 of these shares. The amount includes 4,664 shares acquirable by exercise of stock options.

(8) Dr. Rasmussen has shared voting and investment powers as to 11,760 of these shares.

(9) Mr. Scariot has shared voting and investment powers as to all of these shares.

(10) Mr. Surra has shared voting and investment powers as to 46,761 of these shares as to which 24,021 shares were owned by Mr. Surra as co-trustee for Western Sierra National Bank's KSOP and Western Sierra's Employee Stock Ownership Plan. The amount includes 4,664 shares acquirable by exercise of stock options.


                  (Footnotes continued on the following page.)

(11) Ms. Marsh has shared voting and investment powers as to 622 of these shares. The amount includes 3,532 shares acquirable by exercise of stock options.

(12)  The amount includes 62,073 shares acquirable by exercise of stock options.


As of February 1, 1999, no director or executive officer of Western Sierra owned any shares of Lake Community common stock or Roseville common stock. However, Western Sierra's Employee Stock Ownership Plan, of which Messrs. Gall, Golemon and Surra have shared voting and investment powers, purchased 1,000 shares of Lake Community common stock.



LAKE COMMUNITY PRINCIPAL SHAREHOLDERS. Lake Community's Board of Directors knows of no person who owns beneficially more than 5% of the outstanding shares of Lake Community common stock as of February 1, 1999 except for the persons set forth in the following table:



                                                                          Lake Community
                                                                           Common Stock
                                                                        Beneficially Owned
                                                                    --------------------------
                                             Relationship            Number of        Percent
          Name and Address                with Lake Community         Shares          of Class
------------------------------------      -------------------       ---------         --------
Financial Institutions Partners II,           Shareholder           116,943(1)          9.0%
 L.P. and Hovde Capital, L.L.C.
1629 Colonial Parkway
Inverness, Illinois 60067


----------

(1) Based on information contained in an acquisition statement, as amended, under Section 13(d) of the Securities Exchange Act of 1934 dated February 23, 1998 received by Lake Community from Financial Institutions Partners II, L.P. and Hovde Capital, L.L.C., which acquisition statement states that Hovde Capital, L.L.C. is the general partner of Financial Institutions Partners II, L.P.

LAKE COMMUNITY MANAGEMENT. The following table shows as of February 1, 1999, the number of shares of Lake Community common stock beneficially owned by each director and named executive officer and by all directors and executive officers as a group.



                                                    Lake Community
                                                     Common Stock             Percent
Beneficial Owner                                  Beneficially Owned        of Class(1)
----------------                                  ------------------        -----------
Directors and Named Executive Officers:
---------------------------------------
Donald L. Browning, M.D.                               52,800(2)                4.1%
F. Ilene Dumont                                         2,000                     *
John Helms                                             52,650                   4.1%
Billie L. Holmes                                       52,000(3)                4.0%
May Noble                                              44,280(2)                3.4%
Douglas A. Nordell                                          0                     *
Howard "Bud" Van Lente                                 36,000(2)                2.7%

All Directors and Executive Officers
 as a Group (8 in all)                                271,456(4)               19.7%


----------

*     Less than 1%.


(1) Includes shares subject to options held by the directors and executive officers that are exercisable within 60 days of February 1, 1999. These are treated as issued and outstanding for the purpose of computing the percentages of each director, named executive officer and the directors and executive officers as a group, but not for the purpose of computing the percentage of class of any other person.


(2)   Includes 20,000 shares acquirable upon the exercise of stock options.

(3)   Includes 5,000 shares acquirable upon the exercise of stock options.


(4) Includes 17,850 shares and 60,000 shares, respectively, subject to presently exercisable employee and nonemployee options granted pursuant to Lake Community's 1984 Stock Option Plan.



As of February 1, 1999, no director or principal officer of Lake Community owned any shares of Western Sierra common stock.

ROSEVILLE PRINCIPAL SHAREHOLDERS. Roseville's Board of Directors knows of no person who owns beneficially more than 5% of the outstanding shares of Roseville Common stock as of February 1, 1999, except for the persons set forth in the following table:



                                                                Roseville Common Stock
                                                                 Beneficially Owned(2)
                                                               -------------------------
                                                               Number of        Percent
Name and Address(1)        Relationship with Roseville          Shares          of Class
-----------------------    ---------------------------         ---------        --------
Ernest E. Johnson, M.D.    Director                             24,428             6.6%
Kenneth Leung              Director                             20,000             5.4%
Thomas Manz                Chairman of the Board                39,301            10.6%
Douglas A. Nordell         Executive Vice President             21,204             5.7%
Richard C. Seeba           President and Director               51,509            13.9%


----------

(1) Dr. Johnson's and Messrs. Leung's, Manz's, Nordell's and Seeba's address is c/o Roseville 1st Community Bancorp, 1801 Douglas Boulevard, Roseville, California 95661.


(2) The beneficial owner of a security is a person who, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise has or shares: (a) voting power which includes the power to vote, or to direct the voting of, the security or (b) investment power which includes the power to dispose, or to direct the disposition, of the security. The beneficial owner of a security is also a person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting himself of beneficial ownership of a security or preventing the vesting of beneficial ownership. The percentage of beneficial ownership is calculated assuming 370,805 shares of Roseville common stock outstanding on February 1, 1999. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power over the securities. Shares subject to options presently exercisable or exercisable within 60 days of February 1, 1999 are deemed to be beneficially owned by the holder but are not treated as outstanding for computing the beneficial ownership of any other person.

ROSEVILLE MANAGEMENT. The following table shows as of February 1, 1999, the number of shares of Roseville common stock beneficially owned by each director and named executive officer and by all directors and executive officers as a group.


                                                    Roseville Common Stock           Percent
Beneficial Owner                                      Beneficially Owned           of Class(1)
----------------                                    ----------------------         -----------
Directors and Named Executive Officers(2):
------------------------------------------
Patrick I. Abare                                            17,064                     4.6%
Stephen F. Caulkins                                          8,105(3)                  2.2%
D. Mark Davis                                                2,097                       *
Kirk Doyle                                                  10,704                     2.9%
Howard "Skip" Jahn                                          14,767                     4.0%
Ernest E. Johnson, M.D.                                     24,428                     6.6%
Kenneth Leung                                               20,000                     5.4%
Thomas Manz                                                 39,301(4)                 10.6%
James Otto                                                   8,656                     2.3%
Randall Scagliotti, DVM                                     15,266                     4.1%
Richard C. Seeba                                            51,509(5)                 13.9%

All Directors and Executive(2)                             202,319(6)                 54.6%
 Officers as a Group (13 in all)

----------

 *    Less than 1%.


(1) Includes shares subject to options held by the directors and executive officers that are exercisable within 60 days of February 1, 1999. These are treated as issued and outstanding for the purpose of computing the percentages of each director, named executive officer and the directors and executive officers as a group, but not for the purpose of computing the percentage of class of any other person.


(2) For purposes of this paragraph, the term "named executive officer" means those officers who receive in excess of $100,000 per year in salary and bonus and the term "executive officer" means the President/Chief Executive Officer, the Executive Vice President/Chief Operating Officer and the Senior Vice President/Chief Financial Officer.

(3) Mr. Caulkins' amount includes 6,500 shares acquirable by exercise of stock options.

(4) Mr. Manz has shared voting and investment powers as to 16,391 shares which he votes as a trustee of the Roseville 1st National Bank 401(k) Plan. The amount also includes 4,500 shares acquirable by exercise of stock options.

(5) Mr. Seeba has shared voting and investment powers as to 16,391 shares which he votes as a trustee of the Roseville 1st National Bank 401(k) Plan. The amount also includes 3,000 shares acquirable by exercise of stock options.

(6)   The amount includes 20,000 shares acquirable by exercise of stock options.


As of February 1, 1999, no director or executive officer of Roseville owned any shares of Western Sierra common stock.



PRINCIPAL SHAREHOLDERS OF WESTERN SIERRA FOLLOWING THE WESTERN SIERRA/LAKE COMMUNITY MERGER. The Boards of Directors of Western Sierra and Lake Community anticipate that if the Western Sierra/Lake Community merger is completed, no one will own beneficially more than

5% of Western Sierra common stock. See "THE WESTERN SIERRA/LAKE COMMUNITY MERGER AND RELATED TRANSACTIONS--Lake Community Conversion Rate and Exchange of Shares and Options."



PRINCIPAL SHAREHOLDERS OF WESTERN SIERRA FOLLOWING THE WESTERN SIERRA/ROSEVILLE MERGER. The Boards of Directors of Western Sierra and Roseville anticipate that if the Western Sierra/Roseville merger is completed, Robert G. Albrecht, Osvaldo
I. Scariot and Patrick Hopper will own beneficially more than 5% of Western Sierra common stock. See "THE WESTERN SIERRA/ROSEVILLE MERGER AND RELATED TRANS-ACTIONS--Roseville Conversion Rate and Exchange of Shares and Options."



PRINCIPAL SHAREHOLDERS OF WESTERN SIERRA FOLLOWING THE WESTERN SIERRA/LAKE COMMUNITY MERGER AND THE WESTERN SIERRA/ROSEVILLE MERGER. The Boards of Directors of Western Sierra, Lake Community and Roseville anticipate that if both the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger are completed, no one will own beneficially more than 5% of Western Sierra common stock.


                    THE WESTERN SIERRA/LAKE COMMUNITY MERGER
                            AND RELATED TRANSACTIONS

GENERAL


This section of the joint proxy statement/prospectus contains information furnished by the Boards of Directors of Western Sierra and Lake Community in their respective solicitations of Proxies for the Western Sierra Meeting and the Lake Community Meeting to approve the Western Sierra/Lake Community Agreement. The Western Sierra/Lake Community Agreement sets out the terms of the merger of Lake Community with LMC, the wholly-owned subsidiary of Western Sierra.



The shareholders of each of Western Sierra and Lake Community will be asked to consider and vote upon the Western Sierra/Lake Community Agreement, pursuant to which Lake Community will be merged with LMC with Lake Community being the Surviving Corporation of the Western Sierra/Lake Community merger under the Articles of Incorporation of Lake Community. Upon completion of the Western Sierra/Lake Community merger, the authorized and issued capital stock of LMC, all of which shall be owned by Western Sierra immediately prior to the completion of the Western Sierra/Lake Community merger, on and after the Western Sierra/Lake Community merger, pursuant to the Western Sierra/Lake Community Agreement and without any further action on the part of Western Sierra or LMC shall be exchanged on a one-for-one basis for shares of common stock of the Surviving Corporation of the Western Sierra/Lake Community merger; each share of Lake Community common stock, other than shares to which its holders have exercised and perfected dissenters' rights, shall be converted , upon completion of the Western Sierra/Lake Community merger, into and become the right to receive that number of shares of Western Sierra common stock equal to the Lake Community Conversion Rate, subject to adjustment, if any, as provided in the Western Sierra/Lake Community Agreement as defined in "SUMMARY INFORMATION--Terms of the Western Sierra/Lake Community Merger;" all assets of LMC will be transferred to the Surviving Corporation of the Western Sierra/Lake Community merger; and all liabilities of LMC will be assumed by the Surviving Corporation of the Western Sierra/Lake Community merger. See "THE WESTERN SIERRA/LAKE COMMUNITY MERGER AND RELATED TRANS-ACTIONS--Lake Community Conversion Rate and Exchange of Shares and Options."



 Completion of the Western Sierra/Lake Community merger is subject to the satisfaction of conditions set forth in the Western Sierra/Lake Community Agreement. See "THE WESTERN SIERRA/LAKE COMMUNITY MERGER AND RELATED TRANSACTIONS--Conditions to the Western Sierra/Lake Community Merger" below. Neither Western Sierra nor Lake Community is aware of any reason why any of the conditions to the Western Sierra/Lake Community merger will not be satisfied. However, no assurance can be given that these conditions will be satisfied.



A copy of the Western Sierra/Lake Community Agreement is attached to this joint proxy statement/prospectus as Exhibit I and incorporated in this joint proxy statement/prospectus by this reference. SUMMARIES OF THE PROVISIONS OF THE WESTERN SIERRA/LAKE COMMUNITY AGREEMENT SET FORTH HEREIN ARE NOT COMPLETE STATEMENTS THEREOF AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PROVISIONS OF THE WESTERN SIERRA/LAKE COMMUNITY AGREEMENT.


BACKGROUND AND REASONS FOR THE WESTERN SIERRA/LAKE COMMUNITY MERGER


WESTERN SIERRA'S ANALYSIS. During the past two years, Western Sierra has been expanding its services to the businesses and residents of El Dorado and Placer Counties through its branch operations and of Sacramento County through its loan production office. During February 1998, Western Sierra had preliminary discussions with Lake Community regarding a potential merger of the two institutions. After consideration, Western Sierra's Board of Directors and Senior Management determined that the merger of Lake Community with LMC provided an opportunity for Western Sierra to serve the Lake County market area through the acquisition of a bank with offices in Lakeport and Kelseyville. In addition, Western Sierra's Board of Directors believes the Western Sierra/Lake Community merger will help Western Sierra to achieve increased benefits through asset diversification; will provide an opportunity to increase the number of outstanding shares and liquidity of Western Sierra common stock; and will be accretive to the shareholders of Western Sierra. Western Sierra's Board of Directors believes that having more shareholders and more outstanding shares of Western Sierra common stock will increase the liquidity of the shares of Western Sierra common stock owned by Western Sierra and Lake Community shareholders after the Western Sierra/Lake Community merger is completed. In addition, management of Western Sierra estimated that the Western Sierra/Lake Community merger would be accretive to the shareholders based upon a predicted increase in earnings per share of 10-15%. This estimate was based on an internal analysis prepared by Western Sierra's management and the actual results may vary significantly for numerous reasons, including the factors set forth in "RISK FACTORS" at page __.


After discussions between Western Sierra and Lake Community, the parties executed a Confidentiality Agreement dated February 27, 1998, whereby Western Sierra would acquire Lake Community through a stock-for-stock merger transaction. Thereafter, on May 27, 1998, Western Sierra and Lake Community entered into the Western Sierra/Lake Community Agreement whereby Western Sierra would operate Lake Community as a wholly-owned bank subsidiary. Western Sierra currently has no plans to merge Lake Community with either Western Sierra National Bank or Roseville 1st National Bank.


The Board of Directors of Western Sierra believes the Western Sierra/Lake Community merger to be in the best interests of Western Sierra, its shareholders and banking customers. The Board of Directors of Western Sierra expects Western Sierra, following the Western Sierra/Lake Community merger, to be stronger in terms of capital, management, growth opportunities and profitability than is either corporation at present. In addition, the Western Sierra/Lake Community merger will enable Western Sierra to acquire new technologies that would otherwise be cost prohibitive. These new technologies will improve customer service and increase the efficiency of Western Sierra and Lake Community.



Western Sierra has been profitable and has shown strong asset growth over the past several years. Following the Western Sierra/Lake Community merger, Lake Community will have the advantage of the consolidation and centralization of certain management functions and certain resulting economies of scale. Management of Western Sierra estimated that the costs savings as a result of the Western Sierra/Lake Community merger would be approximately 18-20%. This estimate was based on an internal analysis prepared by Western Sierra's management and the actual results may vary significantly for numerous reasons, including the factors set forth in "RISK FACTORS" at page __. Furthermore, it is believed that the Western Sierra/Lake Community merger will result in a bank which will be a strong and viable independent financial institution better able to compete with the major banks in the areas now served by Lake Community.


LAKE COMMUNITY'S ANALYSIS. During the fourth quarter of 1997 and the first quarter of 1998, Lake Community was contacted at various times by three financial institutions, including Western Sierra, interested in acquiring Lake Community. To conduct preliminary discussions, the Board of Directors of Lake Community formed a committee composed of Chairman of the Board, Howard ("Bud") Van Lente, President, Gary Nordine, and Director, John Helms. Of the three institutions, only Western Sierra presented a formal proposal. The Lake Community Board of Directors then engaged The Bank Stock Group, Inc. as its financial advisor to assist in evaluating the Western Sierra proposal. A confidentiality agreement was executed by the parties on February 7, 1998 and extensive negotiations with Western Sierra commenced. Western Sierra's proposal was the only formal proposal received and was given consideration by the full Board of Directors of Lake Community based on a number of aspects favorable to the shareholders of Lake Community, its customers, and the community as a whole. The predominant and deciding factors were:


1. retention of the ability to operate as a community bank rather than a branch of a much larger regional bank;



2.    the added services and products available to Lake Community's customers;



3.    shareholder stock liquidity; and



4. retention, to the greatest degree possible, of qualified, dedicated bank staff and management.

Meetings between Lake Community's Merger Committee and Western Sierra's senior management and Board of Directors brought out the similarity of banking and customer attention philosophies which the two banking entities share.


No additional merger proposals were sought based on the above merger advantages.

On May 27, 1998, Western Sierra and Lake Community entered into the Western Sierra/Lake Community Agreement. Present at the Lake Community Board of Directors meeting were representatives of Lake Community's legal counsel, Lillick & Charles LLP and Lake Community's financial advisor, The Banc Stock Group, Inc. At the meeting the representative of Banc Stock Group orally presented its fairness opinion.


In determining to approve the Western Sierra/Lake Community Agreement and recommend that Lake Community's shareholders approve and authorize the Western Sierra/Lake Community Agreement, the Lake Community Board of Directors consulted with Lake Community's senior management, its financial advisor, as well as its legal counsel, and considered the following material factors:



- the increased liquidity to be provided to Lake Community's shareholders by receiving shares of Western Sierra common stock in exchange for their shares of Lake Community common stock;



- the economic conditions and prospects for the markets in which Lake Community operates, and competitive pressures in the financial services industry in general and the banking industry in particular;



- the enhancement of Lake Community's competitiveness and its ability to serve its customers, depositors, creditors, other constituents and the communities in which it operates as a result of a business combination with another Northern California bank holding company, like Western Sierra;



- information concerning the business, results of operations, asset quality and financial condition of Lake Community and Western Sierra on a stand-alone and combined basis, and the future growth prospects of Lake Community and Western Sierra following the Western Sierra/Lake Community merger;



- the cost savings and operational synergies which the management of Lake Community believes may be achieved as a result of the Western Sierra/Lake Community merger;



- an assessment that, in the current economic environment, expansion through acquisition by another financial institution is most economically advantageous to Lake Community's shareholders when compared to other alternatives like de novo branch openings or branch acquisitions;



- the terms and conditions of the Western Sierra/Lake Community Agreement and related agreements;

- Banc Stock Group's analysis of the financial condition, results of operations, business, prospects and stock price of Lake Community and comparison of Lake Community to other banks and bank holding companies operating in its industry;



-     an analysis of the terms of other acquisitions in the banking industry;



- the opinion of Banc Stock Group to the effect that, as of the date of the opinion, the Lake Community Conversion Rate as set forth in the Western Sierra/Lake Community Agreement is fair, from a financial point of view, to the holders of Lake Community common stock;



- the expectation that the Western Sierra/Lake Community merger will constitute a tax-free reorganization for federal income tax purposes; and



- the expectation that the Western Sierra/Lake Community merger will be treated as a pooling of interests for accounting purposes.


The above discussion of the factors considered by the Lake Community Board of Directors is not intended to be exhaustive. In view of the variety and nature of the factors considered by the Lake Community Board of Directors, the Lake Community Board of Directors did not find it practicable to assign relative weights to the specific factors considered in reaching its decision.


The Board of Directors of Lake Community believes the Western Sierra/Lake Community merger to be in the best interests of Lake Community, its shareholders and banking customers. Following the Western Sierra/Lake Community merger, Lake Community will have the advantage of the consolidation and centralization of certain management functions and certain resulting economies of scale. Furthermore, it is believed that the Western Sierra/Lake Community merger will result in a bank which will be a strong and viable independent financial institution better able to compete with the major banks in the areas now served by Lake Community.


LAKE COMMUNITY CONVERSION RATE AND EXCHANGE OF SHARES AND OPTIONS


LAKE COMMUNITY CONVERSION RATE. Each share of Lake Community common stock which is outstanding immediately prior to the Western Sierra/Lake Community merger, other than shares to which its holders have exercised and perfected dissenters' rights, will automatically be canceled and will be converted into the right to receive from Western Sierra .6905 shares of Western Sierra common stock for each share of Lake Community common stock (the "Lake Community Conversion Rate.")



Assuming the holders of all of the shares of Lake Community common stock convert their shares into Western Sierra common stock there would be approximately 1,877,921 shares of Western Sierra common stock outstanding immediately following the completion of the Western Sierra/Lake Community merger, comprised of 981,448 outstanding shares of Western Sierra common stock and approximately 896,473 shares of Western Sierra common stock issued as a result of the Western Sierra/Lake Community merger.



No fractional shares of Western Sierra common stock will be issued in the Western Sierra/Lake Community merger. Instead, shareholders of Lake Community will receive an amount in cash equal to the product, rounded to the nearest hundredth, obtained by multiplying
(a) Western Sierra Market Value Per Share by (b) the fraction of a share of Western Sierra common stock to which the holder would otherwise be entitled. "Western Sierra Market Value Per Share" means the last trade of Western Sierra common stock prior to date of completion of the Western Sierra/Lake Community merger.



EXCHANGE PROCEDURE. Each holder of a certificate representing shares of Lake Community common stock shall surrender the certificate, duly endorsed as Western Sierra may require, to American Securities Transfer and Trust as the Lake Community Exchange Agent. Each holder shall then receive from Western Sierra in exchange



- a certificate representing the number of whole shares of Western Sierra common stock to which the holder shall have become entitled based upon the Lake Community Conversion Rate, and



-     a check for any fractional share.



Upon surrender for cancellation to the Lake Community Exchange Agent of one or more Lake Community Certificates for shares of Lake Community common stock, accompanied by the Transmittal Letter which will be sent to the Lake Community shareholders, the Lake Community Exchange Agent shall, promptly after the completion of the Western Sierra/Lake Community merger, deliver to each holder of surrendered Lake Community Certificates new certificates representing the appropriate number of shares of Western Sierra common stock ("New Certificates") and checks for payment of fractional shares.



Until Lake Community Certificates have been surrendered and exchanged, each outstanding Lake Community Certificate shall be deemed for all corporate purposes to represent the number of shares of Western Sierra common stock into which the number of shares of Lake Community common stock shown thereon have been converted. No dividends or other distributions which are declared on Western Sierra common stock will be paid to persons otherwise entitled to receive the same until the Lake Community Certificates have been surrendered in exchange for New Certificates in the manner herein provided, but upon the surrender, the dividends or other distributions, from and after the completion of the Western Sierra/Lake Community merger, will be paid to those persons in accordance with the terms of the Western Sierra common stock. In no event shall the persons entitled to receive the dividends or other distributions be entitled to receive interest on the dividends or other distributions.



No shareholder will be liable for any transfer taxes unless a certificate for Western Sierra common stock is to be issued in a name other than the shareholder's. It shall be a condition of the issuance that the person requesting the issuance shall properly endorse the Lake Community Certificates and shall pay to Western Sierra or the Lake Community Exchange Agent any transfer taxes owed for that transfer or for any prior transfer or establish to the satisfaction of Western Sierra or the Lake Community Exchange Agent that the taxes have been paid or are not payable.



If any holder of Lake Community common stock is unable to surrender his or her Lake Community Certificates because the certificates have been lost or destroyed, the holder may instead deliver an affidavit and indemnity undertaking in form and substance and, if required, with surety satisfactory to the Lake Community Exchange Agent and Western Sierra.


EXCHANGE OF OUTSTANDING STOCK OPTIONS FOR SHARES OF LAKE COMMUNITY COMMON STOCK. All outstanding rights to acquire Lake Community common stock pursuant to existing stock options for shares of Lake Community common stock will be converted into and become outstanding rights to acquire shares of Western Sierra common stock at the Lake Community Conversion Rate with a corresponding adjustment in the option price.


INTERESTS OF CERTAIN PERSONS IN THE WESTERN SIERRA/LAKE COMMUNITY MERGER AND MATERIAL CONTRACTS WITH LAKE COMMUNITY AND ITS AFFILIATES


In considering the recommendations of the Boards of Directors of Western Sierra and Lake Community for approval of the Western Sierra/Lake Community merger, the shareholders of Western Sierra and Lake Community should be aware that certain members of the Boards of Directors of Western Sierra and Lake Community may have substantial interest in the Western Sierra/Lake Community merger as set forth below.



Upon completion of the Western Sierra/Lake Community merger, three directors of Lake Community shall be appointed as directors of Western Sierra to serve until the next annual meeting of shareholders of Western Sierra and until their successors are elected and qualified. At the completion of the Western Sierra/Lake Community merger, there shall be nine members of the Board of Directors of Lake Community; three will be selected by Western Sierra, and six will be current directors of Lake Community. The six existing directors of Lake Community shall serve as directors of Lake Community for at least a two year period after the completion of the Western Sierra/Lake Community merger. It is presently anticipated that John Helms, Gary E. Nordine, and Howard ("Bud") Van Lente will be appointed as directors of Western Sierra, that Donald L. Browning,
F. Ilene Dumont, John Helms, Billy L. Holmes, May G. Noble and Bud Van Lente will continue to serve as directors of Lake Community, and that Charles W. Bacchi, Gary D. Gall and Douglas A. Nordell will be appointed as new directors of Lake Community.


In addition, each director of Lake Community has entered into a director's agreement with Western Sierra which provides that the director agrees:


1. to recommend that the shareholders of Lake Community approve the Western Sierra/Lake Community Agreement, and to advise Lake Community's shareholders to reject any subsequent proposal or offer received by Lake Community relating to any purchase, sale, acquisition, merger or other form of business combination involving Lake Community or any of its assets, equity securities or debt securities and to proceed with the transactions contemplated by the Western Sierra/Lake Community Agreement, unless Lake Community's Board of Directors has been advised by outside legal counsel that, in the exercise of the director's fiduciary duties, a director of Lake Community should not take that action;



2. not to take any action that will alter or affect in any way the right to vote the shares of Lake Community common stock, except (x) with the prior written consent of Western Sierra or (y) to change the right from that of a shared right of the director to vote the shares of Lake Community common stock to a sole right of the director to vote the shares of Lake Community common stock; and

3. to vote all shares of Lake Community common stock as to which the director has voting power in favor of the Western Sierra/Lake Community merger.



The director's agreements also provide that the directors shall not for a period of three years after the completion of the Western Sierra/Lake Community merger, directly or indirectly, without the prior written consent of Western Sierra, own more than 1% of, organize, manage, operate, finance or participate in the ownership, management, operation or financing of, or be connected as an officer, director, employee, principal, agent or consultant to any financial institution whose deposits are insured by the FDIC that has its head office or a branch office within 50 miles of the head office of Lake Community.



Upon completion of the Western Sierra/Lake Community merger, Gary Nordine, the past President of Lake Community, will receive a severance payment of $145,000, net of taxes, with the tax liability being shared equally by Western Sierra and Lake Community. In recognition of Mr. Nordine's retirement as of October 31, 1998, the severance payment to Mr. Nordine is not contingent upon his being employed by Lake Community as of the date of completion of the Western Sierra/Lake Community merger. Mr. Nordine continued to receive his monthly salary, but no other benefits, from November 1 through November 30, 1998. Mr. Nordine also has an Executive Retirement Agreement with Lake Community which provides that Lake Community will pay Mr. Nordine $36,000 a year, in monthly payments, for a period of ten (10) years, commencing in January 1999.



Gary D. Gall, who is currently the President and Chief Executive Officer of Western Sierra and Western Sierra National Bank, and Lesa Fynes, who is currently the Controller of Western Sierra and Senior Vice President and Chief Financial Officer of Western Sierra National Bank, are expected to serve in the same positions with Western Sierra and Western Sierra National Bank following the Western Sierra/Lake Community merger. In addition, Stephanie M. Marsh, who is currently the Senior Vice President and Chief Administrative Officer of Western Sierra National Bank, and Kirk Dowdell, who is currently the Senior Vice President and Chief Credit Officer of Western Sierra National Bank, are expected to serve in those positions with both Western Sierra and Western Sierra National Bank following the Western Sierra/Lake Community merger. It is also anticipated that Douglas A. Nordell, who is the Executive Vice President of Roseville and who became President and Chief Executive Officer of Lake Community upon Mr. Nordine's retirement, will serve as President and Chief Executive Officer of Lake Community following the Western Sierra/Lake Community merger. In addition, it is anticipated that Brandt Peterson, who is currently Senior Vice President and Senior Loan Officer of Lake Community, and Doreen Pendleton, who is currently Controller of Lake Community, will continue to serve with Lake Community in those positions following the Western Sierra/Lake Community merger. It is anticipated that most other present officers and employees of Western Sierra and Lake Community will initially continue in the same or similar capacities with Western Sierra and Lake Community at the same or comparable compensation levels. For information regarding Western Sierra's employee benefit plans see the descriptions of Western Sierra's employee benefit plans below in "DESCRIPTION OF WESTERN SIERRA--Management--Compensation of Executive Officers."

REGULATORY APPROVAL AND COMPLETION OF THE  WESTERN SIERRA/LAKE COMMUNITY MERGER



The Western Sierra/Lake Community merger was approved by the Department of Financial Institutions (the "DFI") on December 11, 1998, by the FDIC on December 11, 1998 and by the Board of Governors of the Federal Reserve System (the "FRB") on December 11, 1998. THE APPROVAL OF THE WESTERN SIERRA/LAKE COMMUNITY MERGER BY THE DFI, THE FDIC AND THE FRB IS NOT A RECOMMENDATION OR ENDORSEMENT OF THE WESTERN SIERRA/LAKE COMMUNITY MERGER BY ANY OF THE DFI, THE FDIC OR THE FRB. The completion of the Western Sierra/Lake Community merger is anticipated to take place on a day ("Lake Community Closing Date") which shall not, however, be later than thirty (30) days after



- the receipt of the last required regulatory approval and expiration of all applicable waiting periods, and



- satisfaction of the conditions precedent to the obligations of each of Western Sierra and Lake Community or the written waiver of the conditions by Western Sierra or Lake Community, as applicable.



It is presently anticipated that the Western Sierra/Lake Community merger will be completed during the first quarter of this year.


CONDITIONS TO THE WESTERN SIERRA/LAKE COMMUNITY MERGER


The Western Sierra/Lake Community Agreement provides that the completion of the Western Sierra/Lake Community merger is subject to various conditions which must be satisfied before the completion of the Western Sierra/Lake Community merger, including the following:



1. The Western Sierra/Lake Community Agreement and the Western Sierra/Lake Community merger shall have been approved by the vote of the holders of a majority of the outstanding stock of Western Sierra and Lake Community, respectively;



2. All approvals or permits required to be obtained, and all waiting periods required to expire, for the Western Sierra/Lake Community merger shall have been obtained or expired, without the imposition of any materially burdensome condition on any party to the Western Sierra/Lake Community merger as determined by the party affected;



3. There shall not be any action taken, or any law, regulation or order enacted, enforced or deemed applicable to the Western Sierra/Lake Community merger, by any government entity which:



      - makes the completion of the Western Sierra/Lake Community merger illegal;



      - requires the divestiture by Western Sierra of any material asset or of a material portion of the business of Western Sierra; or



      - imposes any condition upon Western Sierra or its subsidiaries which in the judgment of Western Sierra would be materially burdensome;

4. Western Sierra's Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and shall remain in effect. No action or proceeding shall have been instituted to restrain or prohibit the transactions contemplated in the Western Sierra/Lake Community Agreement;


5. Western Sierra and Lake Community shall have received a determination from Perry-Smith & Co., LLP that the Western Sierra/Lake Community merger will qualify for the pooling of interests accounting method;



6. The representations and warranties of each of Western Sierra and Lake Community set forth in the Western Sierra/Lake Community Agreement shall be true in all material respects as of the date of completion of the Western Sierra/Lake Community merger; each of Western Sierra and Lake Community shall have duly performed and complied in all material respects with all agreements required by the Western Sierra/Lake Community Agreement, except where the failure to so perform and comply would not have or would not be reasonably likely to have a material adverse effect on Lake Community or Lake Community as the Surviving Corporation of the Western Sierra/Lake Community merger; and none of the events or conditions entitling either party to terminate the Western Sierra/Lake Community Agreement shall have occurred and be continuing;


7. Western Sierra and Lake Community shall have received certificates of officers of the other party stating that the representations and warranties as set forth in the Western Sierra/Lake Community Agreement are true and correct, and opinions of counsel for the other party;


8. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated by the Western Sierra/Lake Community Agreement which presents a substantial risk that the transactions will be restrained or that either Western Sierra or Lake Community may suffer material damages;



9. The holders of no more than 10% of the outstanding shares of Lake Community common stock have exercised dissenters' rights. Dissenters of Western Sierra shall be included in the calculation;



10. There shall not have been any change in the consolidated financial condition, aggregate consolidated net assets, shareholders' equity, business, or consolidated operating results of Western Sierra and its subsidiaries, taken as a whole, from December 31, 1997 to the date of completion of the Western Sierra/Lake Community merger that results in a material adverse effect as to Western Sierra and its subsidiaries, taken as a whole;


11. No event or circumstance shall have occurred which has had or could reasonably be expected to have a material adverse effect on Lake Community; and


12. Each of Western Sierra and Lake Community shall have received a written opinion from a recognized company experienced in providing business valuations and fairness opinions, selected by Western Sierra or Lake Community, respectively, confirming the fairness of the terms of the Western Sierra/Lake Community merger to Western Sierra and its shareholders from a financial perspective, and to Lake Community and its shareholders from a financial perspective, respectively, and these opinions shall not have been withdrawn prior to the date of completion of the Western Sierra/Lake Community merger.



On December 11, 1998, the FDIC approved the Western Sierra/Lake Community merger subject to approval of the shareholders of LMC and Lake Community, on December 11, 1998, the FRB approved the Western Sierra/Lake Community merger subject to approval of the shareholders of Western Sierra and Lake Community, and on December 11, 1998, the DFI approved the Western Sierra/Lake Community merger subject to approval of the shareholders of Western Sierra and Lake Community. In addition, on May 27, 1998, The Findley Group rendered its written opinion to Western Sierra's Board of Directors that the terms of the Western Sierra/Lake Community merger are fair, from a financial point of view, to the shareholders of Western Sierra , and updated the opinion on December 24, 1998. On May 27, 1998, Banc Stock Group rendered its written opinion to Lake Community's Board of Directors that the merger consideration to be received in the Western Sierra/Lake Community merger is fair, from a financial point of view, to the shareholders of Lake Community, and updated the opinion on December 24, 1998.


WAIVER, AMENDMENT, AND TERMINATION

Any term or provision of the Western Sierra/Lake Community Agreement, other than regulatory approval or any of the provisions required by law, may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.


The Western Sierra/Lake Community Agreement provides that it may be terminated prior to the completion of the Western Sierra/Lake Community merger:


1. By mutual consent of the Boards of Directors of Western Sierra and Lake Community;


2. By Western Sierra or Lake Community upon the failure to satisfy any conditions specified in the Western Sierra/Lake Community Agreement if the failure is not caused by any action or inaction of the party requesting termination;


3. By Western Sierra or Lake Community if a Lake Community Acquisition Event, as defined below, involving the other party shall have occurred;


4. By either Western Sierra or Lake Community if there shall have been a material breach of any of the representations or warranties of the other party, which breach, in the reasonable opinion of the terminating party, by its nature cannot be cured or is not cured prior to the Lake Community Closing and which breach would, in the reasonable opinion of the terminating party, individually or in the aggregate, have, or be reasonably likely to have, a material adverse effect on the breaching party, or upon the completion of the Western Sierra/Lake Community merger;



5. By Western Sierra or Lake Community after the occurrence of a default by the other party and the continuance of the default for a period of 20 business days after written notice of the default, if the default, in the reasonable opinion of the terminating party, cannot be cured prior to the Lake Community Closing;

6. By Western Sierra or Lake Community if the updated schedules to the Western Sierra/Lake Community Agreement (the "Lake Community Closing Schedules") prepared and delivered by the other party disclose the occurrence of an event or the existence of any facts or circumstances, not previously disclosed, that has had or could reasonably be expected to have a material adverse effect on the other party, or on the completion of the Western Sierra/Lake Community merger; or


7. By Western Sierra or Lake Community upon the failure of any of the conditions specified in the Western Sierra/Lake Community Agreement to have been satisfied prior to March 31, 1999.

A "Lake Community Acquisition Event" is defined as a public announcement of an intent to enter into a letter of intent or an agreement with any other entity, other than Lake Community or Western Sierra, to effect an acquisition or failure to publicly oppose a tender offer for the acquisition of either Lake Community's or Western Sierra's shares or an exchange offer for the shares of either Lake Community or Western Sierra for shares of the offering entity.

LIQUIDATED DAMAGES

If a Lake Community Acquisition Event occurs involving Lake Community, then Lake Community shall pay to Western Sierra the sum of Five Hundred Thousand Dollars ($500,000) in cash. If a Lake Community Acquisition Event occurs involving Western Sierra, then Western Sierra shall pay to Lake Community the sum of Five Hundred Thousand Dollars ($500,000) in cash.

If there is a termination of the Western Sierra/Lake Community Agreement by Lake Community as a result of the revocation of the Lake Community Fairness Opinion; or a termination of the Western Sierra/Lake Community Agreement by Western Sierra because


- Lake Community's shareholders do not approve the Western Sierra/Lake Community Agreement, or



- of a breach of Lake Community's representations or warranties, a default by Lake Community, or disclosure in the Lake Community Closing Schedules of a material adverse event,


then, Lake Community shall pay to Western Sierra the sum of Two Hundred Thousand Dollars ($200,000), in cash; provided, however, that if Lake Community enters into an acquisition agreement within one hundred eighty (180) days following any termination by Western Sierra as provided in the Western Sierra/Lake Community Agreement, Lake Community shall pay to Western Sierra an additional Three Hundred Thousand Dollars ($300,000) in cash.

If there is a termination of the Western Sierra/Lake Community Agreement by Western Sierra as a result of the revocation of Western Sierra Fairness Opinion; or a termination of the Western Sierra/Lake Community Agreement by Lake Community because


- Western Sierra's shareholders do not approve the Western Sierra/Lake Community Agreement, or

- of a breach of Western Sierra's representations and warranties, a default by Western Sierra, or disclosure in Lake Community Closing Schedules of a material adverse event,


then, Western Sierra shall pay to Lake Community the sum of Two Hundred Thousand Dollars ($200,000), in cash; provided, however, that if a Lake Community Acquisition Event occurs involving Western Sierra within one hundred eighty
(180) days following any termination by Lake Community as provided in the Western Sierra/Lake Community Agreement, Western Sierra shall pay to Lake Community an additional Three Hundred Thousand Dollars ($300,000) in cash.

OPINIONS OF FINANCIAL ADVISORS

OPINION OF WESTERN SIERRA'S FINANCIAL ADVISOR.


General. Pursuant to oral discussions in early March 1998 and confirmed in writing by an engagement letter executed on May 8, 1998, Western Sierra engaged The Findley Group to advise Western Sierra regarding the consideration by Western Sierra's Board of Directors of the acquisition of one or more companies in the banking industry in Northern California. The Findley Group is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in merger transactions and other types of acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. Western Sierra selected The Findley Group as its financial advisor on the basis of its experience in transactions similar to the Western Sierra/Lake Community merger and its reputation in the banking and investment communities. The Findley Group did not determine the consideration to be paid by Western Sierra in the Western Sierra/Lake Community merger. Western Sierra, through the negotiations with Lake Community, determined the Lake Community Conversion Rate.



Western Sierra's Board of Directors handled Western Sierra's negotiations for the Western Sierra/Lake Community merger. Pursuant to authority granted to him, Gary D. Gall, President and Chief Executive Officer of Western Sierra received an oral opinion from The Findley Group on March 27, 1998, that the terms of the proposed Western Sierra/Lake Community merger based on the negotiations as they then existed and when taken as a whole were fair to the shareholders of Western Sierra from a financial standpoint as of that date. Western Sierra then commenced preparation of the Western Sierra/Lake Community Agreement. By action taken May 19, 1998, Western Sierra's Board of Directors approved the essential terms of the Western Sierra/Lake Community merger and entry into the Western Sierra/Lake Community Agreement for the Western Sierra/Lake Community merger embodying those terms. At the May 19, 1998 meeting of Western Sierra's Board of Directors, The Findley Group delivered its oral opinion, subsequently confirmed in its written opinion dated May 27, 1998, that the terms of the proposed Western Sierra/Lake Community merger are fair to the shareholders of Western Sierra from a financial standpoint as of the date thereof.



No limitations were imposed by Western Sierra on The Findley Group in the investigations made or procedures followed in rendering its opinion. The following summary of The Findley Group's May 27, 1998 opinion, as amended and restated, is qualified in its entirety by reference to the full text of the opinion. The Findley Group's opinion is addressed to Western Sierra's Board of

Directors and does not constitute a recommendation to any shareholder of Western Sierra as to how the shareholder should vote at the Western Sierra Meeting.



Prior to issuing its opinion, The Findley Group, among other things:



- reviewed certain publicly available financial and other data of Western Sierra and Lake Community, including the financial statements for recent years and interim periods to March 31, 1998, and certain other relevant financial and operating data relating to Western Sierra and Lake Community made available to The Findley Group from published sources and from the internal records of Western Sierra ;



-     reviewed the Western Sierra/Lake Community Agreement;



- reviewed certain historical market prices and trading volumes of shares of Western Sierra common stock;



- compared Western Sierra and Lake Community from a financial point of view with certain other companies that The Findley Group deemed to be relevant;



- considered the publicly available financial terms of selected recent business combinations of companies that The Findley Group deemed to be comparable, in whole or in part, to the Western Sierra/Lake Community merger;



- reviewed and discussed with representatives of the management of Western Sierra certain information of a business and financial nature regarding Western Sierra and Lake Community furnished to The Findley Group by Western Sierra , including financial forecasts for 1998 and related assumptions of Western Sierra on cost savings;



- made inquiries regarding and discussed the Western Sierra/Lake Community merger and the Western Sierra/Lake Community Agreement and other matters related thereto with Western Sierra; and



- performed other analyses and examinations as The Findley Group deemed appropriate.



The Findley Group did not independently verify any of the foregoing information, and relied on the information and assumed the information was complete and accurate in all material respects. The Findley Group assumed for purposes of its opinion that the 1998 financial forecasts for Western Sierra and Lake Community provided to The Findley Group by Western Sierra, were reasonably prepared on bases reflecting the best available estimates and judgment of the Western Sierra management at the time of preparation as to the future financial performance of Western Sierra and Lake Community and that the forecasts provided a reasonable basis upon which The Findley Group could form its opinion. The Findley Group also assumed that there were no material changes in Western Sierra's or Lake Community's assets, financial condition, results of operations, business, or prospects since the dates of the last financial statements made available to The Findley Group. The Findley Group relied on advice of counsel to Western Sierra as to all legal matters with respect to Western Sierra, the Western Sierra/Lake Community merger, the joint proxy statement/prospectus and the Western Sierra/Lake Community Agreement. In addition, The Findley Group is not expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed, with the consent of Western Sierra, that the allowances for each of Western Sierra and Lake Community were in the aggregate adequate to cover the losses. In addition, The Findley Group did not make an independent evaluation, appraisal, or physical inspection of the assets or individual properties of Western Sierra or Lake Community and was not furnished with any appraisals. Further, The Findley Group's opinion was based on economic, monetary, and general market and other conditions existing as of the date of the opinion and on the assumption that the Western Sierra/Lake Community Agreement will be completed in accordance with the terms thereof, without any amendments thereto, and without waiver by Western Sierra of any of the conditions to its obligations thereunder.



Set forth is a brief summary of the report presented by The Findley Group to Western Sierra's Board of Directors which confirmed its earlier oral opinion.



Analysis of Selected Bank Merger Transactions. The Findley Group reviewed the consideration paid in recently completed transactions whereby certain banks were acquired. Specifically, The Findley Group reviewed over 71 recent transactions involving acquisitions of selected banks in California completed since January 1996 (the "California Acquisitions"). For each bank acquired in those transactions, The Findley Group compiled figures illustrating, among other things, the ratio of the premium (i.e., purchase price in excess of tangible book value) to deposits, purchase price to book value, and purchase price to previous year's earnings.


The figures for banks acquired or to be acquired in the California Acquisitions produced:


-     a median percentage of premium to deposits of 6.50%;



-     a median multiple of purchase price to book value of 1.63; and



-     a median multiple of purchase price to previous year's earnings of 17.10.



In comparison, assuming that the consideration to be paid in the Western Sierra/Lake Community merger equals 0.677 shares of Western Sierra common stock and that Western Sierra Average Trading Price equals $18.00 per share, The Findley Group determined that the consideration to be paid by Western Sierra in the Western Sierra/Lake Community merger represented a percentage of premium to deposits of 8.67%, a multiple of purchase price to book value of 1.75 and a multiple of purchase price to previous year's earnings of 20.1. Assuming that the consideration to be paid in the Western Sierra/Lake Community merger equals
0.677 shares of Western Sierra common stock and that Western Sierra Book Value Per Share equals $10.26, The Findley Group determined that the consideration to be paid by Western Sierra in the Western Sierra/Lake Community merger represented no percentage of premium to deposits since no premium was paid, a multiple of purchase price to book value of 0.99 and a multiple of purchase price to previous year's earnings of 11.46.



No other company or transaction used in the above analysis as a comparison is identical to Western Sierra, Lake Community, or the Western Sierra/Lake Community merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Western Sierra, Lake Community, and the Western Sierra/Lake Community merger are being compared.



Contribution Analysis. The Findley Group analyzed the contribution of each of Western Sierra and Lake Community to, among other things, common equity and net income of the pro forma combined companies for the year ended December 31, 1997. This analysis showed, among other things, that based on pro forma combined balance sheets and income statements for Western Sierra and Lake Community as of December 31, 1997, Western Sierra would have contributed 56.5% of the deposits, 52.3% of shareholders' equity and 57.7% of the 1997 net income of the combined companies. Assuming that the consideration to be paid in the Western Sierra/Lake Community merger equals one share of Lake Community common stock per 0.677 shares of Western Sierra common stock, Western Sierra shareholders would own 53.2% of the combined companies.



Dilution Analysis. Using estimates of 1998 earnings prepared by Western Sierra's management, The Findley Group compared the calendar year 1998 estimated earnings per share of Lake Community common stock and Western Sierra common stock to the calendar year 1998 estimated earnings per share of the common stock of the pro forma combined companies. Based on such analysis and based upon Western Sierra issuing approximately 855,000 shares of Western Sierra common stock, the proposed transaction would be dilutive to Western Sierra's earnings per share in 1998, prior to projected break-even revenue, enhancements and cost savings of 10% of Lake Community's budgeted 1998 noninterest expense of $3,500,000. The projected cost savings of at least 10% of Lake Community's budgeted 1998 noninterest expense was determined by Western Sierra's management based on the projected cost savings of financial institutions in similar merger transactions. Western Sierra's management informed The Findley Group that it estimated that the potential revenue enhancements and costs savings could be achieved, which would result in the proposed transaction being accretive to Western Sierra's shareholders.


Comparable Company Analysis. Using public and other available information, The Findley Group compared certain financial ratios of Western Sierra and Lake Community (including the ratio of net income to average total assets ("return on average assets"), the ratio of net income to average total equity ("return on average equity"), the ratio of average equity to average assets and certain credit ratios for the year ended December 31, 1997) to a peer group consisting of 20 selected banks located in California. No company used in the analysis is identical to Western Sierra or Lake Community. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The results of this analysis indicated that Western Sierra performed slightly ahead of peer group level on the basis of profitability in 1997 and Lake Community performed slightly below peer group levels on the basis of profitability in 1997. Western Sierra's return on average assets and return on average equity for 1997 were above peer group levels, inclusive of its interest spread factors (interest earned on assets minus interest paid on liabilities). Western Sierra's performance in 1997, continuing through March 31, 1998, showed consistency with peer group levels concerning nonperforming assets. Western Sierra's noninterest expense, inclusive of payroll expense, quarters expense and other related noninterest expenses were higher than peer group level. Lake Community's return on average assets, return on average equity for 1997 was slightly below peer group levels. In addition, delinquent loans and nonperforming loans were higher than peer group levels. The combined entity will be on an average with peer group performance with regard to return on average assets, return on average equity and slightly below nonperforming asset figures.


Consideration of Discounted Cash Flow Method



The Findley Group did complete a preliminary discounted cash flow analysis, but determined that discounted cash flow analysis is most appropriate for companies which show relatively steady or somewhat predictable streams of cash flow. Given the uncertainty in estimating both Western Sierra's and Lake Community's future cash flows and a sustainable long-term growth rate, The Findley Group considered a discounted cash flow analysis inappropriate in its valuation.



The foregoing summarizes the material portions of The Findley Group's report, but does not purport to be a complete description of the presentation by The Findley Group to Western Sierra's Board of Directors or of the analyses performed by The Findley Group. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. The Findley Group believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to Western Sierra's Board of Directors. In addition, The Findley Group may have given certain analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be The Findley Group's view of the actual value of Western Sierra, Lake Community, or the combined company. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that that analysis was given greater weight than any other analysis.



In performing its analyses, The Findley Group made numerous assumptions about industry performance, general business and economic conditions and other matters, many of which are beyond the control of Western Sierra or Lake Community. The analyses performed by The Findley Group are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by those analyses. The analyses were prepared solely as part of The Findley Group's analysis of the fairness of the terms of the proposed Western Sierra/Lake Community merger to Western Sierra's shareholders from a financial standpoint and were provided to Western Sierra's Board of Directors with the delivery of The Findley Group's opinion. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. The Findley Group used in its analyses various projections of future performance prepared by the management of Western Sierra. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in the projections.


As described above, The Findley Group's opinion and presentation to Western Sierra's Board of Directors were among the many factors taken into consideration by Western Sierra's Board of Directors in making its determination to approve the Western Sierra/Lake Community Agreement.

Western Sierra paid The Findley Group $10,000 for its opinion. The Findley Group is owned by Gary Steven Findley, counsel to Western Sierra.



UPDATED OPINION. On December 24, 1998, Western Sierra and Lake Community entered into the First Amendment to Agreement and Plan of Reorganization and Merger fixing the Lake Community Conversion Rate at 0.6905. The Findley Group reviewed the fixed Lake Community Conversion Rate of 0.6905 in comparison to its written opinion dated May 27, 1998. On December 24, 1998, The Findley Group delivered a written updated opinion that the terms of the proposed Western Sierra/Lake Community merger are fair to the shareholders of Western Sierra from a financial standpoint as of the date thereof. The Findley Group did not charge Western Sierra for the written updated opinion. The full text of The Findley Group's December 24, 1998 written opinion to Western Sierra's Board of Directors, which sets forth the assumptions made, matters considered, and limitations of the review of The Findley Group, is attached to this joint proxy statement/prospectus as Exhibit III and is incorporated herein by reference and should be read carefully and in its entirety.



OPINION OF LAKE COMMUNITY'S FINANCIAL ADVISOR. Lake Community's Board of Directors retained Banc Stock Group pursuant to an engagement letter dated February 27, 1998, to provide financial advisory services in the proposed merger of Lake Community with Western Sierra's wholly-owned subsidiary, LMC, by rendering an opinion as to the fairness of the Lake Community Conversion Rate from a financial point of view to Lake Community's shareholders. Lake Community retained Banc Stock Group as investment bankers to determine the fairness, from a financial point of view, to the holders of shares of Lake Community common stock of the consideration to be received by Lake Community in the Western Sierra/Lake Community merger. Pursuant to the Western Sierra/Lake Community Agreement, each holder of shares of Lake Community common stock will receive from Western Sierra, in exchange for his or her shares of Lake Community common stock, shares of Western Sierra common stock. The transaction is based on a share value for Lake Community of 1.75 times Lake Community's book value to be exchanged based on the determined market value per share of Western Sierra common stock for each share of Lake Community common stock subject to certain adjustments as described in the Western Sierra/Lake Community Agreement.



Banc Stock Group has acted for Lake Community and for the Board of Directors of Lake Community as financial advisor in this transaction and has received a fee of $20,000 for advisory services and $16,500 for Banc Stock Group's written fairness opinion to the Board of Directors of Lake Community on the Western Sierra/Lake Community merger (the"Lake Community Fairness Opinion"). Banc Stock Group has previously provided investment banking and financial advisory services to Lake Community. Banc Stock Group has not provided investment banking or financial advisory services to Western Sierra. Banc Stock Group is not a market maker in shares of Lake Community common stock. Lake Community's Board of Directors selected Banc Stock Group to act as its advisor on the basis of Banc Stock Group's expertise and experience in the banking industry. Banc Stock Group is an independent financial services firm, specializing in the researching, buying, holding and selling stock of publicly and privately traded community banks for its portfolio and portfolios of its clients, and as part of its investment banking activities, is regularly engaged in the valuation of banks and their securities in mergers and other types of acquisitions, negotiated underwritings, stock navigation programs, and other purposes.

No limitations were imposed by Lake Community on Banc Stock Group in the investigations made or procedures followed in rendering its opinion. Banc Stock Group issued the Lake Community Fairness Opinion that the Lake Community Conversion Rate as set forth in the Western Sierra/Lake Community Agreement is fair, from a financial point of view, to the holders of the shares of Lake Community common stock on May 27, 1998. The Lake Community Fairness Opinion should be read carefully and in its entirety. The following summary of the Lake Community Fairness Opinion dated May 27, 1998, as amended and restated, is qualified in its entirety by reference to the full text of the Lake Community Fairness Opinion.


In arriving at the Lake Community Fairness Opinion, Banc Stock Group has reviewed and analyzed, among other things, the following:


-     the Western Sierra/Lake Community Agreement;



- certain publicly available financial and other data of Lake Community and Western Sierra including consolidated financial statements for the years 1996 and 1997 and quarterly periods to March 31, 1998;



- certain other publicly available information concerning Lake Community and Western Sierra;



- publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions Banc Stock Group believed relevant to its inquiry; and



- evaluations and analyses prepared and presented to the Board of Directors of Lake Community.



Banc Stock Group has held discussions with senior management of Lake Community concerning Lake Community's past and current operations, financial condition and prospects, as well as the results of regulatory examinations. Banc Stock Group has reviewed with senior management of Lake Community 1998 earnings projections for Lake Community as a stand-alone entity, assuming the Western Sierra/Lake Community merger does not occur, prepared by Lake Community. Banc Stock Group has also reviewed with the senior management of Lake Community the projected operating cost savings of 10% of Lake Community's noninterest expense reasonably expected by Western Sierra to result from the Western Sierra/Lake Community merger. Certain pro forma financial projections for the combined companies and for Lake Community as a stand-alone entity were derived by Banc Stock Group based upon the 1998 earnings projections and projected operating costs savings discussed above, as well as Banc Stock Group's own assessment of general economic, market and financial conditions.



In conducting the review and in arriving at the Lake Community Fairness Opinion, Banc Stock Group relied upon and assumed the accuracy and completeness of the financial and other information provided to Banc Stock Group or publicly available. Banc Stock Group has not assumed any responsibility for independent verification of the same. Banc Stock Group has relied upon the management of Lake Community and Western Sierra as to the reasonableness of the 1998 financial and operating forecasts and projected operating cost savings (and the assumptions and bases therefor) provided to Banc Stock Group. Banc Stock Group has assumed that the 1998 forecasts and projected operating cost savings reflect the best currently available estimates and judgement of Lake Community's management. Banc Stock Group has also assumed, without assuming any responsibility for the independent verification of same, that the aggregate allowances for loan losses for Lake Community and Western Sierra are adequate to cover the losses. Banc Stock Group has not made or obtained any evaluations or appraisals of the property of Lake Community or Western Sierra, nor has Banc Stock Group examined any individual loan credit files. For purposes of its opinion, Banc Stock Group has assumed that the Western Sierra/Lake Community merger will have the tax, accounting and legal effects (including, without limitation, that the Western Sierra/Lake Community merger will be accounted for as a pooling of interests) described in the Western Sierra/Lake Community Agreement and assumed the accuracy of the disclosures set forth in the Western Sierra/Lake Community Agreement. The Lake Community Fairness Opinion is limited to the fairness, from a financial point of view, to the holders of shares of Lake Community common stock of the Lake Community Conversion Rate as described in the Western Sierra/Lake Community Agreement and does not address Lake Community's underlying business decision to proceed with the Western Sierra/Lake Community merger.



Banc Stock Group has considered the financial and other factors as it has deemed appropriate under the circumstances, including among others the following:



- the historical and current financial positions and results of operations of Lake Community and Western Sierra, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, noninterest income, noninterest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of nonperforming assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Lake Community and for Western Sierra;



- the assets and liabilities for Lake Community and Western Sierra, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and



- the nature and terms of certain other merger transactions involving banks and bank holding companies.


Banc Stock Group has also taken into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. The Lake Community Fairness Opinion is necessarily based only upon conditions as they exist and can be evaluated on the date hereof and the information made available to Banc Stock Group through the date hereof.


Set forth below is a brief summary of the Lake Community Fairness Opinion Report dated May 27, 1998. For purposes of its report, Banc Stock Group found that Lake Community had approximately 1,445,521 outstanding shares of Lake Community common stock (fully diluted) as of the report date. Banc Stock Group performed in-depth financial analysis and peer group comparison on the subject institution. Analysis was prepared utilizing both "quantitative and qualitative" factors relating to overall performance benchmarking. Key indicators have been offered based on accepted industry standards as well as regulatory indicators of satisfactory bank performance.


Comparison Analysis. The valuation analyzed the contribution of Lake Community and Western Sierra to total assets, total loans, total deposits, total equity capital, and net income of the pro forma combined institution as of December 31, 1997. This analysis was undertaken without regard to the effect of merger costs or projected synergies realized by the proposed Western Sierra/Lake Community merger.


This analysis showed that based on the pro forma financial statements of the combined company as of December 31, 1997, Lake Community would contribute approximately 44% of total assets, approximately 43.8% of total loans, approximately 43.5% of total deposits, approximately 50% of total equity capital, and approximately 42% of net income.

Multiple of Book Value Method. This valuation approach is formulated on the purchase prices and multiples of book values based on recent transactions for institutions involved in mergers and acquisitions utilizing both a national and regional index.

In Banc Stock Group's opinion, the multiple factor of 1.4 - 3.0 is representative of the current values of sound and profitable banks referencing similar operating platforms with a multiple of 1.8 specifically utilized in determining the valuation multiple of book for Lake Community. Utilizing the Multiple of Book Value Method, (based on the March 31, 1998 call report) the acquisition value, as of the Lake Community Fairness Opinion report date is as follows:

       $8,760,000 (Lake Community equity) X 1.8 (multiple) = $15,768,000

Multiple of Equity Return Method. This is the primary method of determining fair market value and used extensively in valuation analysis. This valuation preparation must take into account regional market transactions as well as validating the forward earnings potential of Lake Community to demonstrate an ability to support an institution's current and future earnings capacity calculations.

Return multiples for the industry for profitable and financially sound institutions are in the range of 14 to 20 times equity return. For the purpose of this valuation a multiple of 15 times earnings will be utilized based on known market conditions and institutions performance. Based on the equity return of Lake Community utilizing most recent fiscal year-end with comparison to current annualized estimated equity return calculates a value of $11,490,000.

         $766,000 Estimated Equity Return X 15 (multiple) = $11,490,000


Market Value Method. This method of determining the price of an institution's per share market value is based on existing and previously documented stock transactions. These transactions provide an indication of an institution's per share value. In Banc Stock Group's opinion, despite the fact that there is not an active trading market in shares of Lake Community common stock, a market does exist and is most likely limited by combined local community influences of low liquidity, ownership levels, and/or low investor market interest and awareness. Based on the determined per share price of $7.25 (the reported transaction price of the most recent trades), the fair market value of Lake Community is calculated accordingly:


           Per Share Value $7.25 X Total Outstanding Shares 1,240,546
                        = Fair Market Value $8,993,958.50

Consideration of Discounted Cash Flow Method



Banc Stock Group did not employ the discounted cash flow method in its analysis of the Western Sierra/Lake Community merger even though it is aware that the discounted cash flow is a commonly used valuation methodology. Discounted cash flow analysis is most appropriate for companies which show relatively steady or somewhat predictable streams of cash flow. Given the uncertainty in estimating both Western Sierra's and Lake Community's future cash flows and a sustainable long-term growth rate, Banc Stock Group considered a discounted cash flow analysis inappropriate in its valuation. In addition, Banc Stock Group believes that the provided methodologies proved adequate for determining the fairness of the Lake Community Conversion Rate.


Valuation Summary.

        Multiple of Book Value Method                      $  15,768,000
     Multiple of Equity Return Method                      $  11,490,000
                  Market Value Method                      $   8,993,958.50
                              Average                      $  12,083,986

The fair market value of Lake Community, based on the averaging of total market value methods of all of the shares would be $12,083,986. Realizing that the current market value is trading at a multiple of 1.03 X book value, primarily due to stock liquidity issues, market value analysis for premium calculation purposes is being dropped from the averaging formula. A control price market value premium of $13,629,000 is being utilized to reflect the approximate value of Lake Community.

The individual cost associated on a per share basis would be $10.99.


In Banc Stock Group's opinion, based on the information compiled and analyzed within the Lake Community Fairness Opinion, the actual valuation on a per share basis, taking into account financial condition and performance, blockage factors, discount/premium, liquidity, and number of shares being valued, is $10.99 per share fair market value for a control price premium on outstanding shares of Lake Community common stock or $9.43 fully diluted.



In performing its analyses, Banc Stock Group made numerous assumptions about industry performance, general business and economic conditions and other matters, many of which are beyond the control of Lake Community or Western Sierra. The analyses performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by those analyses. The analyses were prepared solely as part of Banc Stock Group's analysis as to the fairness of the consideration to the holders of shares of Lake Community common stock in the Western Sierra/Lake Community merger. The analyses do not purport to be appraisals or to reflect the prices at which Lake Community might actually be sold or the prices at which any securities may trade at the present time or in the future.


A representative of Banc Stock Group participated in the May 27, 1998 meeting of the Board of Directors of Lake Community and provided a verbal summary of the Lake Community Fairness Opinion. Banc Stock Group provided the Lake Community Fairness Opinion dated May 27, 1998 regarding the fairness, from a financial point of view, of the consideration to be received by

Lake Community in the proposed Western Sierra/Lake Community merger, based on the information then available.



UPDATED OPINION. On December 24, 1998, Western Sierra and Lake Community entered into the First Amendment to Agreement and Plan of Reorganization and Merger fixing the Lake Community Conversion Rate at 0.6905. Banc Stock Group reviewed the fixed Lake Community Conversion Rate of 0.6905 in comparison to its written opinion dated May 27, 1998. Banc Stock Group delivered a written opinion dated as of December 24, 1998 that as of the date thereof, the conversion rate of the Western Sierra/Lake Community merger as set forth in the Western Sierra/Lake Community Agreement is fair, from a financial point of view, to the holders of Lake Community common stock. Banc Stock Group did not charge Lake Community for the written updated opinion. The full text of Banc Stock Group's December 24, 1998 written opinion to Lake Community's Board of Directors, which sets forth the assumptions made, matters considered, and limitations of the review of Banc Stock Group, is attached to this joint proxy statement/prospectus as Exhibit IV and is incorporated herein by reference and should be read carefully and in its entirety.



FEDERAL AND CALIFORNIA INCOME TAX CONSEQUENCES



The following is a description of all material federal and California income tax consequences of the Western Sierra/Lake Community merger. This following is not a complete description of all tax consequences of the Western Sierra/Lake Community merger. Each shareholder's individual circumstances may affect the tax consequences of the Western Sierra/Lake Community merger to him or her. In addition, the following description does not address the tax consequences of the Western Sierra/Lake Community merger under applicable state or local laws, other than California law. CONSEQUENTLY, EACH LAKE COMMUNITY SHAREHOLDER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE WESTERN SIERRA/LAKE COMMUNITY MERGER TO HIM OR HER.



An opinion of Perry-Smith & Co., LLP, independent accountants for Western Sierra and Lake Community, has been delivered to Western Sierra which states that for federal and related California income tax purposes, under current law, assuming that the Western Sierra/Lake Community merger and related transactions will take place as described in the Western Sierra/Lake Community Agreement, the Western Sierra/Lake Community merger will constitute a reorganization under Section 368 of the Code. Assuming the opinion is not withdrawn or changed due to changes in laws, or otherwise, prior to the date of the Western Sierra/Lake Community merger, material federal and related California income tax consequences of the Western Sierra/Lake Community merger, in the opinion of Perry-Smith & Co., LLP, will be as follows:



- No gain or loss will be recognized by Lake Community or Western Sierra in the Western Sierra/Lake Community merger;



- The basis and holding periods of the assets of Lake Community will carry over to Western Sierra;

- No gain or loss will be recognized by the holders of Lake Community common stock upon their receipt of Western Sierra common stock upon conversion of their Lake Community common stock;



- The receipt of cash in lieu of fractional share interests of Western Sierra common stock by holders of Lake Community common stock will result in gain or loss equal to the difference between the payment and the tax basis allocated to their fractional share interests. Whether the gain or loss will constitute capital gain or loss for a particular shareholder will depend upon whether that shareholder's Lake Community common stock is held as a capital asset at the date of the Western Sierra/Lake Community merger;



- The receipt of cash upon exercise of dissenters rights by holders of Western Sierra common stock or Lake Community common stock will result in gain or loss equal to the difference between the payment and the tax basis of their shares. Whether the gain or loss shall constitute capital gain or loss for a particular shareholder will depend upon: 1) whether that shareholder's Western Sierra common stock or Lake Community common stock is held as a capital asset at the date of the Western Sierra/Lake Community merger, and 2) whether the requirements of Section 302(b) of the Code are met in the shareholder's exchange;



- The tax basis of Western Sierra common stock received by the holders of Lake Community common stock will be the same as the tax basis of the Lake Community common stock converted in the Western Sierra/Lake Community merger; and



- The holding period of Western Sierra common stock in the hands of the shareholders of Lake Community will include the period during which the Lake Community common stock converted in the Western Sierra/Lake Community merger was held, provided the Lake Community common stock was held as a capital asset on the date of the Western Sierra/Lake Community merger.



In developing its opinion, Perry-Smith & Co., LLP relied upon facts and representations provided to it by Western Sierra's management and Lake Community's management and made no independent determination of the facts and representations. The representations that Western Sierra's management and Lake Community's management made were factual in nature. In addition, Perry-Smith & Co., LLP's opinion was based upon the analysis of the current Code, the California and Revenue Taxation Code, the Regulations thereunder, current case law, and published rulings. The foregoing are subject to change, and any change may be retroactively effective. If so, Perry-Smith & Co., LLP's opinion may be affected and may not be relied upon. Perry-Smith & Co., LLP assumes no responsibility to update its opinion after the date of the Western Sierra/Lake Community merger because of such change. Further any variation or differences in the facts or representations, for any reason, may affect Perry-Smith & Co., LLP's opinion, perhaps in an adverse manner, and make it inapplicable.


RIGHTS OF DISSENTING SHAREHOLDERS OF LAKE COMMUNITY AND WESTERN SIERRA


Shareholders of Lake Community and Western Sierra who do not vote in favor of the Western Sierra/Lake Community merger either by voting against the Western Sierra/Lake Community merger or by abstaining from voting are entitled to certain rights under Chapter 13 of the California General Corporation Law ("Chapter 13"). Chapter 13 is reprinted in Exhibit VI to this joint proxy statement/prospectus. Please note that all references in Chapter 13 and in this section to a "shareholder" are to the record holder of dissenting shares. A person having a beneficial interest in shares of Western Sierra common stock or Lake Community common stock held of record in the name of another person, like a broker or nominee, and wishing to exercise his or her dissenter's rights should act promptly to cause the shareholder of record to follow the steps summarized below properly and in a timely manner to perfect his or her dissenter's rights.


The following discussion is not a complete statement of the law relating to dissenters' rights and is qualified in its entirety by Exhibit VI which is incorporated herein by reference. This discussion and Exhibit VI should be reviewed carefully by any shareholders who wish to exercise dissenters' rights or who wish to preserve the right to do so since failure to comply with the procedures set forth in Chapter 13 will result in the loss of dissenters' rights.


If the Western Sierra/Lake Community merger is completed, those shareholders of Western Sierra or Lake Community who elect to exercise their dissenters' rights and who properly and timely perfect such rights will be entitled to receive the "fair market value", in cash, of their shares. Pursuant to Section 1300(a) of the California General Corporation Law, "fair market value" would be determined as of May 27, 1998, the day before the first announcement of the terms of the Western Sierra/Lake Community merger, excluding any appreciation caused by the Western Sierra/Lake Community merger. See "MARKET PRICES."



If the Western Sierra/Lake Community Agreement is approved at the Western Sierra Meeting and the Lake Community Meeting, Western Sierra and Lake Community will within 10 days of the approval mail a notice to the holders of record of shares of Western Sierra common stock and Lake Community common stock which were not voted in favor of the Western Sierra/Lake Community Agreement stating that the required shareholder approval of the Western Sierra/Lake Community merger was obtained (the "Lake Community Notice of Approval"). The Lake Community Notice of Approval will set forth the price determined by Western Sierra or Lake Community, as applicable, to represent the "fair market value" of any dissenting shares, and will set forth the procedures (which are also described below) to be followed by dissenting shareholders who wish to pursue further their statutory rights. The procedures include a timely written demand that must be made on Western Sierra or Lake Community, as applicable, in order to perfect the right to dissent. The Lake Community Notice of Approval will include a copy of Sections 1300 through 1304 of the California General Corporation Law.



Under Section 1301(a) of the California General Corporation Law, the statement in the Lake Community Notice of Approval of the determination of the fair market value of Western Sierra common stock or Lake Community common stock, as applicable, will constitute an offer by Western Sierra or Lake Community, as applicable, to purchase from its shareholders any dissenting shares at the price stated, assuming the Western Sierra/Lake Community merger is completed. However, the determination by Western Sierra or Lake Community, as applicable, of fair market value is not binding on its shareholders, and if a dissenting shareholder chooses not to accept that offer, he or she has the right during a period of six months following the mailing of the Lake Community Notice of Approval to commence a lawsuit to have the fair market value, as described in Section 1300(a), determined by a court. The fair market value as determined by the court in those circumstances could be higher or lower than the amount offered by Western Sierra or Lake Community, as applicable, in the Lake Community Notice of Approval and any such determination would be binding on both the dissenting shareholder or shareholders involved in the lawsuit and Western Sierra or Lake Community, as applicable.


Any holder of record of Western Sierra Common Stock or Lake Community Common Stock, as applicable, who wishes to exercise dissenters' rights, or to preserve the right to do so, must make a written demand upon Western Sierra or Lake Community, as applicable, that Western Sierra or Lake Community, as applicable, pay the shareholder in cash the fair market value of his or her dissenting shares, as defined above.



The demand by holders of Western Sierra common stock should be sent to Western Sierra Bancorp, 4011 Plaza Goldorado Circle, Cameron Park, California 95682,
Attention: President. The written demand must state the number of shares held of record by the shareholder and the number of shares which the shareholder demands that Western Sierra purchase for cash and must also contain a statement of the amount which the shareholder claims to be the fair market value of the dissenting shares, as of the day before the announcement of the proposed Western Sierra/Lake Community merger. That statement will constitute an offer by the shareholder to sell his or her dissenting shares to Western Sierra at that price. The certificates for shares of Western Sierra common stock must also be included with the written demand.



The demand by holders of Lake Community common stock should be sent to Lake Community Bank, 805 Eleventh Street, Lakeport, California 95453, Attention:
President. The written demand must state the number of shares held of record by the shareholder and the number of shares which the shareholder demands that Lake Community purchase for cash and must also contain a statement of the amount which the shareholder claims to be the fair market value of the dissenting shares, as of the day before the announcement of the proposed Western Sierra/Lake Community merger. That statement will constitute an offer by the shareholder to sell his or her dissenting shares to Lake Community at that price. The certificates for shares of Lake Community common stock must also be included with the written demand.



A proxy card directing a vote against the Western Sierra/Lake Community merger is not sufficient to meet the requirements for a written demand. The written demand and the dissenting shareholder's share certificate(s) must be received by Western Sierra or Lake Community, as applicable, within thirty (30) days after the date on which the Lake Community Notice of Approval was mailed to the shareholder. The certificate(s) will be stamped or endorsed with a statement that the shares are dissenting shares and returned to the dissenting shareholder.



In addition, those shareholders may not have voted in favor of approval of the Western Sierra/Lake Community Agreement, either in person or by proxy. A shareholder may vote in favor of approval of the Western Sierra/Lake Community Agreement as to part of his or her shares without jeopardizing the dissenting status of those shares not voted in favor of approval of the Western Sierra/Lake Community Agreement. However, a shareholder should clearly specify the number of shares not voted in favor of approval of the Western Sierra/Lake Community Agreement.


If the shareholder votes in favor of approval of the Western Sierra/Lake Community Agreement, either in person or by proxy, or if Western Sierra or Lake Community, as applicable, does not receive his or her written demand within thirty (30) days after the Lake Community Notice of Approval was mailed to the shareholder, or if the shareholder otherwise fails to comply in a



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timely manner with the procedures of Chapter 13 as described herein or contained in Exhibit VI, that shareholder shall be bound by the terms of the Western Sierra/Lake Community Agreement and shall lose the right to receive the fair market value of his or her shares in cash.



Dissenting shares may lose their status as such if any of the following occurs: the Western Sierra/Lake Community merger is abandoned; the shares are transferred before being submitted to Western Sierra or Lake Community, as applicable, for endorsement; the shareholder withdraws his or her demand with the consent of Western Sierra or Lake Community, as applicable, in the absence of an agreement between the shareholder and Western Sierra or Lake Community, as applicable, as to the price of his or her shares; or the shareholder fails to file suit against Western Sierra or Lake Community, as applicable, or otherwise fails to become a party to the suit within six months following the mailing of the Lake Community Notice of Approval.



Western Sierra or Lake Community, as applicable, will pay the fair market value of dissenting shares at the later of 30 days following an agreement as to the amount to be paid or within 30 days after all statutory and contractual conditions to the Western Sierra/Lake Community merger are satisfied; provided that in the event that the payment cannot be made due to the provisions set forth in California Financial Code Section 640 et seq. or California General Corporation Law Section 500 et seq. dealing with restrictions on a corporation's ability to distribute funds or assets to a shareholder, then those shareholders holding dissenting shares shall become creditors of Western Sierra or Lake Community, as applicable, and their claims will be payable as soon as permissible under the provisions. See "DESCRIPTION OF THE CAPITAL STOCK OF WESTERN SIERRA, LAKE COMMUNITY AND ROSEVILLE" and "MARKET PRICES."



The foregoing summarizes certain provisions of Chapter 13 of the California General Corporation Law, but shareholders of Western Sierra or Lake Community, as applicable, considering the exercise of their rights under those sections should read in full Chapter 13, which is reproduced in Exhibit VI and should consult their own legal advisors. The receipt of cash payment for dissenting shares will result in recognition of gain or loss for federal income tax purposes by the dissenting shareholders. See "THE WESTERN SIERRA/LAKE COMMUNITY MERGER AND RELATED TRANSACTIONS--Federal and California Income Tax Consequences," above.


                       THE WESTERN SIERRA/ROSEVILLE MERGER
                            AND RELATED TRANSACTIONS

GENERAL


This section of the joint proxy statement/prospectus contains information furnished by the Boards of Directors of Western Sierra and Roseville in their respective solicitations of Proxies for the Western Sierra Meeting and the Roseville Meeting to approve the Western Sierra/Roseville Agreement. The Western Sierra/Roseville Agreement sets out the terms of the merger of Roseville with and into Western Sierra.


The shareholders of each of Western Sierra and Roseville will be asked to consider and vote upon the Western Sierra/Roseville Agreement, pursuant to which Roseville will be merged with and into Western Sierra with Western Sierra being the Surviving Corporation of the Western



                                       59

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Sierra/Roseville merger under the Articles of Incorporation of Western Sierra.
Following the completion of the Western Sierra/Roseville merger, Roseville 1st National Bank will become a wholly-owned subsidiary of Western Sierra. Upon completion of the Western Sierra/Roseville merger, each share of Roseville common stock (other than shares to which its holders have exercised and perfected dissenters' rights) shall be converted at the completion of the Western Sierra/Roseville merger into and become the right to receive from Western Sierra that number of shares of duly authorized, validly issued, fully paid and nonassessable shares of Western Sierra common stock equal to the Roseville Conversion Rate, subject to adjustment, if any, as provided in the Western Sierra/Roseville Agreement as defined in "SUMMARY INFORMATION--Terms of the Western Sierra/Roseville merger;" all assets of Roseville will be transferred to Western Sierra as the Surviving Corporation of the Western Sierra/Roseville merger; and all liabilities of Roseville will be assumed by Western Sierra as the Surviving Corporation of the Western Sierra/Roseville merger. See "THE WESTERN SIERRA/ROSEVILLE MERGER AND RELATED TRANSACTIONS--Roseville Conversion Rate and Exchange of Shares and Options."



Completion of the Western Sierra/Roseville merger is subject to the satisfaction of conditions set forth in the Western Sierra/Roseville Agreement. See "THE WESTERN SIERRA/ROSEVILLE MERGER AND RELATED TRANSACTIONS--Conditions to the Western Sierra/Roseville merger" below. Neither Western Sierra nor Roseville is aware of any reason why any of the conditions to the Western Sierra/Roseville merger will not be satisfied. However, no assurance can be given that those conditions will be satisfied.



A copy of the Western Sierra/Roseville Agreement is attached to this joint proxy statement/prospectus as Exhibit II and incorporated herein by this reference. SUMMARIES OF THE PROVISIONS OF THE WESTERN SIERRA/ROSEVILLE AGREEMENT SET FORTH HEREIN DO NOT PURPORT TO BE COMPLETE STATEMENTS THEREOF AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PROVISIONS OF THE WESTERN SIERRA/ROSEVILLE AGREEMENT.


BACKGROUND AND REASONS FOR THE WESTERN SIERRA/ROSEVILLE MERGER


WESTERN SIERRA'S ANALYSIS. During the past two years, Western Sierra has been expanding its services to the businesses and residents of the El Dorado and Placer Counties through its branch operations and in Sacramento County through its loan production office. In early 1998 Western Sierra had preliminary discussions with Roseville regarding a potential merger of the two institutions. After consideration, Western Sierra's Board of Directors and Senior Management determined that the merger of Roseville with Western Sierra provided an opportunity for Western Sierra to increase its services to the Placer County market area through the acquisition of an additional bank with offices in Roseville and Granite Bay. In addition, Western Sierra's Board of Directors believes the Western Sierra/Roseville merger will help Western Sierra to achieve increased benefits through asset diversification; will provide an opportunity to increase the number of outstanding shares and liquidity of Western Sierra common stock. Western Sierra's Board of Directors believes that having more shareholders and more outstanding shares of Western Sierra common stock will increase the liquidity of the shares of Western Sierra common stock owned by Western Sierra and Roseville shareholders after the Western Sierra/Roseville merger is completed. In addition, management of Western Sierra estimated that the Western Sierra/Roseville merger would be accretive to the shareholders based upon a predicted increase in earnings per share of 10%. This estimate was based on an internal analysis prepared by Western Sierra's management and the actual results may vary significantly for numerous reasons, including the factors set forth in "RISK FACTORS" at page __.


After discussions between Western Sierra and Roseville, the parties executed a Letter of Intent dated June 11, 1998, whereby Western Sierra would acquire Roseville through a stock-for-stock merger transaction. Western Sierra would then operate Roseville 1st National Bank as a wholly-owned bank subsidiary.


The Board of Directors of Western Sierra believes the Western Sierra/Roseville merger to be in the best interests of Western Sierra, its shareholders and banking customers. The Board of Directors of Western Sierra expects Western Sierra as the Surviving Corporation of the Western Sierra/Roseville merger to be stronger in terms of capital, management, growth opportunities and profitability than is either corporation at present. In addition, the Western Sierra/Lake Community merger will enable Western Sierra to acquire new technologies that would otherwise be cost prohibitive. These new technologies will improve customer service and increase the efficiency of Western Sierra and Lake Community.



Both Western Sierra and Roseville have been profitable and have shown strong asset growth over the past several years. Following the Western Sierra/Roseville merger, Roseville 1st National Bank will have the advantage of the consolidation and centralization of certain management functions and certain resulting economies of scale. Management of Western Sierra estimated that the costs savings as a result of the Western Sierra/Lake Community merger would be approximately 15-18%. This estimate was based on an internal analysis prepared by Western Sierra's management and the actual results may vary significantly for numerous reasons, including the factors set forth in "RISK FACTORS" at page __. Furthermore, it is believed that the Western Sierra/Roseville merger will result in a bank which will be a strong and viable independent financial institution better able to compete with the major banks in the areas now served by Roseville.


ROSEVILLE'S ANALYSIS. Beginning in the early Spring of 1998, Richard C. Seeba, President and Chief Executive Officer of Roseville, and Gary D. Gall, President of Western Sierra, met and informally discussed a possible business combination between Roseville and Western Sierra. Following the initial meeting, additional meetings and discussions were held by Richard C. Seeba, Thomas Manz, Chairman of the Board of Roseville, Douglas A. Nordell, Executive Vice President and Chief Operating Officer of Roseville, and Kirk Doyle, a director of Roseville, with Gary D. Gall, Joseph A. Surra, Chairman of the Board of Western Sierra, and Robert G. Albrecht and Osvaldo I. Scariot, directors of Western Sierra.

In April, 1998, Ted Mason, the President of Humboldt Bancorp ("Humboldt"), a bank holding company with its principal operations in Eureka, California, contacted Mr. Seeba regarding a possible business combination between Roseville and Humboldt.


On April 14, 1998, a special meeting of the Roseville Board of Directors was held to consider an initial proposal from Western Sierra regarding a business combination between Roseville and Western Sierra. Mr. Seeba presented the terms of the proposal which provided for the exchange of Roseville common stock for Western Sierra common stock in a merger based on the book value of Western Sierra common stock and Roseville common stock. The Roseville Board of




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

Directors discussed Western Sierra common stock, including the market therefor and discussed certain potential benefits of a business combination with another bank holding company, including:



-     the liquidity that could be provided to Roseville's shareholders,



- the enhancement of Roseville's competitiveness and its ability to serve its customers, depositors, creditors, other constituents and the communities in which it operates, and



- the cost savings and operational synergies which could be achieved through consolidation of back office and other functions and economies of scale.



The Roseville Board of Directors also discussed the advantages of remaining a locally-owned and locally-controlled financial institution.


At the April 14, 1998 meeting, Mr. Seeba informed the Roseville Board of Directors that Humboldt was also interested in discussing a possible business combination with Roseville. The Roseville Board of Directors resolved that Roseville should further analyze the proposal from Western Sierra and open discussions with Humboldt regarding a possible business combination. The Roseville Board of Directors also decided to retain Roseville's auditors to review and analyze certain financial aspects of Western Sierra proposal.


On May 2, 1998, a mutual confidentiality agreement was entered into between Roseville and Western Sierra and detailed financial and business information was exchanged. Western Sierra and Roseville each commenced a detailed due diligence investigation. In its due diligence investigation, members of Roseville's senior management conducted a review of Western Sierra's loan portfolio.


During May 1998, members of senior management of Roseville met with representatives of Humboldt to discuss a possible business combination between Roseville and Humboldt. On May 20, 1998, Mr. Seeba, Mr. Manz and Mr. Nordell met with Ted Mason and other senior officers of Humboldt at Humboldt's offices in Eureka, California, and were provided with general information regarding Humboldt's business and operations and its interest in the Sacramento/Roseville market. At the same time, members of Roseville's senior management continued discussions with Western Sierra regarding its proposal.

At the May 21, 1998 meeting of the Roseville Board of Directors, Gary D. Gall and Joseph A. Surra were introduced to the Roseville Board of Directors and gave the Roseville Board of Directors a presentation of their views regarding a business combination between Roseville and Western Sierra, including the earnings potential from combining back office operations and sharing costs associated with delivering new products while retaining the market identity and community presence of the individual banks owned by Western Sierra. Following the presentation, Mr. Gall and Mr. Surra answered questions from the Roseville directors. After Mr. Gall and Mr. Surra departed, the Roseville Board of Directors further discussed the issues concerning a business combination between Roseville and Western Sierra.

On June 1, 1998, a special meeting of the Roseville Board of Directors was held to consider a letter of interest from Humboldt regarding a business combination with Roseville and to compare the terms thereof to Western Sierra proposal. At the meeting, Mr. Seeba described the meetings with representatives of Humboldt and the aspects of Humboldt's operation they were able to observe during their visit. The Roseville Board of Directors discussed the terms of the Humboldt proposal which, similar to Western Sierra proposal, provided for an exchange of Humboldt common stock for Roseville common stock in a merger based on the book value of Humboldt common stock and Roseville common stock. The Roseville Board of Directors compared the common stock of Humboldt to Western Sierra common stock and noted that both Humboldt common stock and Western Sierra common stock were trading at approximately twice book value and were traded through market makers and that there was slightly more trading volume in Western Sierra common stock. The Roseville Board of Directors also compared Western Sierra's and Humboldt's respective operations and management philosophies. The Roseville Board of Directors discussed the customer service and operational issues raised by Humboldt's geographic location and determined that although Humboldt and Western Sierra were both viable candidates for a business combination, a business combination with Western Sierra would be more compatible with Roseville because of Western Sierra's close geographic proximity to the communities served by Roseville's operations. The Roseville Board of Directors determined that the close geographic proximity could facilitate consolidation of operations, achievement of economies of scale and delivery of customer services which could, in turn, facilitate future growth and increase earnings potential. The Roseville Board of Directors also determined that it could increase business prospects. In addition, the Roseville Board of Directors compared the Humboldt and Western Sierra proposals regarding management of the acquiring company after the business combination and determined that Western Sierra proposal, which provided that Roseville would have four seats on Western Sierra Board of Directors following the Western Sierra/Roseville merger, offered greater board representation than the Humboldt proposal which provided for two seats on the Humboldt board after the proposed business combination. Following comparison of the two proposals, the Roseville Board of Directors determined that it was in the best interests of Roseville's shareholders to terminate discussions with Humboldt and to continue negotiations with Western Sierra.



On June 10, 1998, a special meeting of the Roseville Board of Directors was held to discuss the results of Roseville's due diligence investigation and a proposed nonbinding letter of intent to be entered into between Roseville and Western Sierra. The Roseville Board of Directors discussed the results of Roseville's due diligence investigation, including the loan review conducted by members of Roseville's senior management. The Roseville Board of Directors determined that from a due diligence perspective, Roseville was prepared to execute a letter of intent. The Roseville Board of Directors then discussed the terms of the proposed letter of intent which provided that Roseville would be merged with and into Western Sierra and, as a result, Roseville 1st National Bank would become a wholly-owned subsidiary of Western Sierra. Shareholders of Roseville would receive shares of Western Sierra common stock in exchange for their shares of Roseville common stock. The exchange formula would be based on the book value per share of Roseville common stock and Western Sierra common stock as of the close of business in the month prior to the completion of the Western Sierra/Roseville merger. The Roseville Board of Directors determined that, based on the terms of the letter of intent, including the fact that it was nonbinding, and other factors, like the Western Sierra/Roseville merger being structured to be treated as tax-free reorganization under Section 368 of the Code and as a pooling of interests for accounting purposes, it was in the best interests of Roseville's shareholders to enter into the letter of intent and proceed to negotiate a definitive agreement with Western Sierra. Pursuant to the letter of intent, Roseville agreed to negotiate exclusively with Western Sierra for a limited period in order to attempt to reach agreement on the terms and conditions of a legally binding definitive acquisition agreement.


On July 1, 1998, the Board of Directors of Roseville met again to discuss the proposed transaction. A representative of Pillsbury, Madison & Sutro LLP ("Pillsbury"), special counsel to Roseville, attended the meeting. Roseville senior management attended and made presentations to the Roseville Board of Directors on the status of the negotiations and discussions, the principal terms of the proposed Western Sierra/Roseville Agreement, the remaining open issues under negotiation, the required regulatory approvals and board composition and management of Roseville and Western Sierra following the Western Sierra/Roseville merger. The Roseville Board of Directors also considered the material terms of the proposed salary continuation agreements for Messrs. Seeba, Nordell and Warren that Western Sierra expected to assume in the Western Sierra/Roseville merger, and the terms of a proposed director/shareholder agreement between each of Roseville's directors and Western Sierra.



At a special meeting of the Roseville Board of Directors on July 6, 1998, the Board of Directors of Roseville unanimously resolved to approve the Western Sierra/Roseville Agreement and the transactions contemplated thereby, subject to receipt and approval of a favorable opinion as to the fairness of the consideration to be received by Roseville shareholders in the Western Sierra/Roseville merger. A representative of Pillsbury attended the meeting. The Roseville Board of Directors also determined that the four directors of Roseville who would serve on Western Sierra Board of Directors would be Kirk Doyle, Howard ("Skip") Jahn, Thomas Manz and Richard C. Seeba.


On July 6, 1998, the parties completed their negotiations and discussions and Roseville and Western Sierra entered into the Western Sierra/Roseville Agreement. For convenience, the Western Sierra/Roseville Agreement was dated as of July 2, 1998.

Following the July 6, 1998 Roseville Board of Directors meeting, Roseville senior executives consulted with a representative of Pillsbury and conferred with certain directors about the selection of an investment banking firm to render a fairness opinion to the Roseville Board of Directors. Thereafter, The Banc Stock Group, Inc. was engaged.


On or about August 26, 1998, Banc Stock Group delivered its written opinion to the Roseville Board of Directors to the effect that, as of the date of the opinion, the Roseville Conversion Rate as set forth in the Western Sierra/Roseville Agreement is fair, from a financial point of view, to the holders of Roseville common stock.


On September 17, 1998, the Roseville Board of Directors met again to consider, among other things, Banc Stock Group's written fairness opinion dated August 26, 1998. The Roseville Board of Directors conducted a thorough discussion of Banc Stock Group's fairness opinion and determined that the condition to its approval set forth in the Western Sierra/Roseville Agreement had been satisfied. The Roseville Board of Directors affirmed its approval of the Western Sierra/Roseville Agreement and resolved that the Western Sierra/Roseville Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Roseville and its shareholders, and to recommend to the shareholders of Roseville that they approve and authorize the Western Sierra/Roseville Agreement.

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In determining to approve the Western Sierra/Roseville Agreement and recommend that Roseville's shareholders approve and authorize the Western Sierra/Roseville Agreement, the Roseville Board of Directors consulted with Roseville's senior management, as well as its legal counsel, and considered a number of factors, including:


- the increased liquidity to be provided to Roseville's shareholders by receiving shares of Western Sierra common stock in exchange for their shares of Roseville common stock;



- the economic conditions and prospects for the markets in which Roseville operates, and competitive pressures in the financial services industry in general and the banking industry in particular;



- the enhancement of Roseville's competitiveness and its ability to serve its customers, depositors, creditors, other constituents and the communities in which it operates as a result of a business combination with another Northern California bank holding company, like Western Sierra;



- information concerning the business, results of operations, asset quality and financial condition of Roseville and Western Sierra on a stand-alone and combined basis, and the future growth prospects of Roseville and Western Sierra following the Western Sierra/Roseville merger;



- the cost savings and operational synergies which the management of Roseville believes may be achieved as a result of the Western Sierra/Roseville merger;



- an assessment that, in the current economic environment, expansion through acquisition by another financial institution is most economically advantageous to Roseville's shareholders when compared to other alternatives like de novo branch openings or branch acquisitions;



- the terms and conditions of the Western Sierra/Roseville Agreement and related agreements;



- Banc Stock Group's analysis of the financial condition, results of operations, business, prospects and stock price of Roseville and comparison of Roseville to other banks and bank holding companies operating in its industry;



-     an analysis of the terms of other acquisitions in the banking industry;



- the opinion of Banc Stock Group to the effect that, as of the date of the opinion, the Roseville Conversion Rate as set forth in the Western Sierra/Roseville Agreement is fair, from a financial point of view, to the holders of Roseville common stock;



- the expectation that the Western Sierra/Roseville merger will constitute a tax-free reorganization for federal income tax purposes; and



- the expectation that the Western Sierra/Roseville merger will be treated as a pooling of interests for accounting purposes.

The foregoing discussion of the factors considered by the Roseville Board of Directors is not intended to be exhaustive. In view of the variety and nature of the factors considered by the Roseville Board of Directors, the Roseville Board of Directors did not find it practicable to assign relative weights to the specific factors considered in reaching its decision.

THE BOARD OF DIRECTORS OF ROSEVILLE HAS UNANIMOUSLY APPROVED THE WESTERN SIERRA/ROSEVILLE AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE WESTERN SIERRA/ROSEVILLE AGREEMENT.

ROSEVILLE CONVERSION RATE AND EXCHANGE OF SHARES AND OPTIONS


ROSEVILLE CONVERSION RATE. Each share of Roseville common stock which is outstanding immediately prior to the Western Sierra/Roseville merger (other than shares to which its holders have exercised and perfected dissenters' rights) will automatically be canceled and will be converted into the right to receive from Western Sierra 1.2110 shares of Western Sierra common stock for each share of Roseville common stock (the "Roseville Conversion Rate.")



Assuming the holders of all of the shares of Roseville common stock convert their shares into Western Sierra common stock at the Roseville Conversion Rate of 1.2110 there would be approximately 1,430,493 shares of Western Sierra common stock outstanding immediately following the completion of the Western Sierra/Roseville merger, comprised of 981,448 outstanding shares of Western Sierra common stock and approximately 449,045 shares of Western Sierra common stock issued as a result of the Roseville Conversion Rate.



No fractional shares of Western Sierra common stock will be issued in the Western Sierra/Roseville merger. Instead, shareholders of Roseville will receive an amount in cash equal to the product (rounded to the nearest hundredth) obtained by multiplying (a) Western Sierra Market Value Per Share by (b) the fraction of a share of Western Sierra common stock to which the holder would otherwise be entitled. "Western Sierra Market Value Per Share" means the last trade price of Western Sierra common stock prior to the date of completion of the Western Sierra/Roseville merger.



EXCHANGE PROCEDURE. Each holder of a certificate representing shares of Roseville common stock shall surrender the certificate, duly endorsed as Western Sierra may require, to American Securities Transfer and Trust as the exchange agent (the "Roseville Exchange Agent"). Each holder shall then receive from Western Sierra in exchange



- a certificate representing the number of whole shares of Western Sierra common stock to which the holder shall have become entitled based upon the Roseville Conversion Rate and



-     a check for any fractional share.



Upon surrender for cancellation to the Roseville Exchange Agent of one or more Roseville Certificates for shares of Roseville common stock, accompanied by the Transmittal Letter which will be sent to the Roseville shareholders, the Roseville Exchange Agent shall, promptly after the date of completion of the Western Sierra/Roseville merger, deliver to each holder of the surrendered Roseville Certificates new certificates representing the appropriate number of shares of Western Sierra common stock ("New Certificates") and checks for payment of fractional shares.



Until Roseville Certificates have been surrendered and exchanged, each outstanding Roseville Certificate shall be deemed for all corporate purposes to represent the number of shares of Western Sierra common stock into which the number of shares of Roseville common stock shown thereon will be converted. No dividends or other distributions which are declared on Western Sierra common stock will be paid to persons otherwise entitled to receive the same until Roseville Certificates have been surrendered in exchange for New Certificates in the manner herein provided, but upon the surrender, the dividends or other distributions, from and after the completion of the Western Sierra/Roseville merger, will be paid to those persons in accordance with the terms of the Western Sierra common stock. In no event shall the persons entitled to receive the dividends or other distributions be entitled to receive interest on the dividends or other distributions.



No shareholder will be liable for any transfer taxes unless a certificate for Western Sierra common stock is to be issued in a name other than the shareholder's. It shall be a condition of the issuance that the person requesting the issuance shall properly endorse the Roseville Certificates and shall pay to Western Sierra or the Roseville Exchange Agent any transfer taxes owed for that transfer or for any prior transfer or establish to the satisfaction of Western Sierra or the Roseville Exchange Agent that the taxes have been paid or are not payable.



If any holder of Roseville common stock is unable to surrender his or her Roseville Certificates because the certificates have been lost or destroyed, the holder may instead deliver an affidavit and indemnity undertaking in form and substance and, if required, with surety satisfactory to the Roseville Exchange Agent and Western Sierra.



EXCHANGE OF OUTSTANDING STOCK OPTIONS FOR SHARES OF ROSEVILLE COMMON STOCK. All outstanding rights to acquire Roseville common stock pursuant to existing stock options for shares of Roseville common stock will be converted into and become outstanding rights to acquire shares of Western Sierra common stock at the Roseville Conversion Rate with a corresponding adjustment in the option price.


INTERESTS OF CERTAIN PERSONS IN THE WESTERN SIERRA/ROSEVILLE MERGER AND MATERIAL CONTRACTS WITH ROSEVILLE AND ITS AFFILIATES


In considering the recommendations of the Boards of Directors of Western Sierra and Roseville for approval of the Western Sierra/Roseville merger, the shareholders of Western Sierra and Roseville should be aware that certain members of the Boards of Directors of Western Sierra and Roseville may have conflicts of interest in the Western Sierra/Roseville merger.



Upon completion of the Western Sierra/Roseville merger, four directors of Roseville shall be appointed as directors of Western Sierra to serve until the next annual meeting of shareholders of Western Sierra and until their successors are elected and qualified. At the completion of the Western Sierra/Roseville merger, there shall be ten members of the Board of Directors of Roseville 1st National Bank; two will be selected by Western Sierra, and eight will be current directors of Roseville 1st National Bank. At the completion of the Western Sierra/Roseville merger, the Board of Directors of Western Sierra National Bank shall be increased by two persons to be selected by Roseville. The Chairman of the Board of Western Sierra shall be an attendee of the Board of Directors of Roseville 1st National Bank and all committees of the Board of Directors of Roseville 1st National Bank. It is presently anticipated that Kirk Doyle, Howard "Skip" Jahn, Thomas Manz and Richard C. Seeba will be appointed as directors of Western Sierra, that Stephen
F. Caulkins, Mark Davis, Kirk Doyle, Skip Jahn, Ernest E. Johnson, M.D., Thomas Manz, Randall Scagliotti and Richard C. Seeba will continue to serve as directors of Roseville 1st National Bank, and that Gary D. Gall and Richard Golemon will be appointed as new directors of Roseville 1st National Bank. It is also currently anticipated that Thomas Manz and Richard C. Seeba will be selected by Roseville to join the Board of Directors of Western Sierra National Bank.

In addition, each director of Roseville has entered into a director's agreement with Western Sierra which provides that the director agrees:


1. to recommend that the shareholders of Roseville approve the Western Sierra/Roseville Agreement and to advise Roseville's shareholders to reject any subsequent proposal or offer received by Roseville relating to any purchase, sale, acquisition, merger or other form of business combination involving Roseville or any of its assets, equity securities or debt securities and to proceed with the transactions contemplated by the Western Sierra/Roseville Agreement, unless Roseville's Board of Directors has been advised by outside legal counsel that, in the exercise of the director's fiduciary duties, a director of Roseville should not take that action;



2. not to take any action that will alter or affect in any way the right to vote the shares of Roseville common stock, except (x) with the prior written consent of Western Sierra, (y) to change that right from that of a shared right of the director to vote the shares of Roseville common stock to a sole right of the director to vote the shares of Roseville common stock or (z) in connection with a transfer to a revocable intervivos trust under which the director is a grantor and trustee; and



3. to vote all shares of Roseville common stock as to which the director has voting power in favor of the Western Sierra/Roseville merger.



The director's agreements also provide that the directors, other than Messrs. Richard Seeba and Kenneth Leung, shall not for a period of two years after the completion of the Western Sierra/Roseville merger or until the director (a) if a director of Roseville 1st National Bank and/or Western Sierra immediately after the completion of the Western Sierra/Roseville merger, is removed or not reelected to such position or positions or (b) if a director emeritus of Roseville 1st National Bank immediately after the completion of the Western Sierra/Roseville merger, is removed as a director emeritus, which ever occurs first, directly or indirectly, without the prior written consent of Western Sierra, own more than 1% of, organize, manage, operate, finance or participate in the ownership, management, operation or financing of, or be connected as an officer, director, employee, principal, agent or consultant to any financial institution whose deposits are insured by the FDIC that has its head offices or a branch office within 50 miles of the head office of Roseville or Roseville 1st National Bank. Mr. Kirk Doyle's agreement provides an exception for Placer Savings Bank. However, Mr. Doyle has agreed not to solicit any customers of Roseville 1st National Bank or Western Sierra for the benefit of Placer Savings Bank.

Gary D. Gall, who is currently the President and Chief Executive Officer of Western Sierra and Western Sierra National Bank, and Lesa Fynes, who is currently the Controller of Western Sierra and Senior Vice President and Chief Financial Officer of Western Sierra National Bank, are expected to serve in the same positions with Western Sierra and Western Sierra National Bank following the Western Sierra/Roseville merger. Stephanie M. Marsh, who is currently the Senior Vice President and Chief Administrative Officer of Western Sierra National Bank, and Kirk Dowdell, who is currently the Senior Vice President and Chief Credit Officer of Western Sierra National Bank, are expected to serve in those positions with both Western Sierra and Western Sierra National Bank following the Western Sierra/Roseville merger. In addition, Richard C. Seeba, who is currently serving as the President and Chief Executive Officer of Roseville and Roseville 1st National Bank, will continue to serve in those capacities with Roseville 1st National Bank and will serve as an Executive Vice President of Western Sierra, and Thomas C. Warren, who is currently serving as the Senior Vice President and Chief Financial Officer of Roseville and Roseville 1st National Bank, will serve as the Senior Vice President and Chief Financial Officer of Western Sierra and Roseville 1st National Bank following the Western Sierra/Roseville merger. Douglas A. Nordell, who is currently the Executive Vice President and Chief Operating Officer of Roseville and Roseville 1st National Bank, has accepted the position of President and Chief Executive Officer of Lake Community, and is not expected to be employed by Roseville 1st National Bank following the Western Sierra/Roseville merger. It is anticipated that most other present officers and employees of Western Sierra and Roseville 1st National Bank will initially continue in the same or similar capacities with Western Sierra and Roseville 1st National Bank at the same or comparable compensation levels. For information regarding Western Sierra's employee benefit plans see the descriptions of Western Sierra's employee benefit plans below in "DESCRIPTION OF Western Sierra--Management--Compensation of Executive Officers." For information regarding Roseville 1st National Bank's employee benefit plans see the descriptions of Roseville 1st National Bank's employee benefit plans below in "DESCRIPTION OF ROSEVILLE--Management--Compensation of Executive Officers."



REGULATORY APPROVAL AND COMPLETION OF THE  WESTERN SIERRA/ROSEVILLE MERGER



The Western Sierra/Roseville merger was approved by the FRB on September 17, 1998. THE APPROVAL OF THE WESTERN SIERRA/ROSEVILLE MERGER BY THE FRB IS NOT A RECOMMENDATION OR ENDORSEMENT OF THE WESTERN SIERRA/ROSEVILLE MERGER BY THE FRB. The completion of the Western Sierra/Roseville merger is anticipated to take place on a day ("Roseville Closing Date") which shall not, however, be later than thirty (30) days after



- the receipt of the last required regulatory approval and expiration of all applicable waiting periods, and



- satisfaction of the conditions precedent to the obligations of each of Western Sierra and Roseville or the written waiver of those conditions by Western Sierra or Roseville, as applicable.



It is presently anticipated that the Western Sierra/Roseville merger will be completed during the first quarter of this year.

CONDITIONS TO THE WESTERN SIERRA/ROSEVILLE MERGER


The Western Sierra/Roseville Agreement provides that the completion of the Western Sierra/Roseville merger is subject to various conditions which must be satisfied, including the following:



1. The Western Sierra/Roseville Agreement and the Western Sierra/Roseville merger shall have been approved by the vote of the holders of a majority of the outstanding stock of Western Sierra and Roseville, respectively;



2. All approvals or permits required to be obtained, and all waiting periods required to expire, for the Western Sierra/Roseville merger shall have been obtained or expired, without the imposition of any materially burdensome condition on any party to the Western Sierra/Roseville merger as determined by the party affected;



3. There shall not be any action taken, or any law, regulation or order enacted, enforced or deemed applicable to the Western Sierra/Roseville merger, by any government entity which:



      -     makes the completion of the Western Sierra/Roseville merger illegal;



      - requires the divestiture by Western Sierra of any material asset or of a material portion of the business of Western Sierra; or



      - imposes any condition upon Western Sierra or its subsidiaries which in the judgment of Western Sierra would be materially burdensome;


4. Western Sierra's Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and shall remain in effect. No action or proceeding shall have been instituted to restrain or prohibit the transactions contemplated in the Western Sierra/Roseville Agreement;


5. Western Sierra and Roseville shall have received a determination from Perry-Smith & Co., LLP that the Western Sierra/Roseville merger will qualify for the pooling of interests accounting method;



6. The representations and warranties of each of Western Sierra and Roseville set forth in the Western Sierra/Roseville Agreement shall be true in all material respects as of the date of completion of the Western Sierra/Roseville merger; each of Western Sierra and Roseville shall have duly performed and complied in all material respects with all agreements required by the Western Sierra/Roseville Agreement, except where the failure to so perform and comply would not have or would not be reasonably likely to have a material adverse effect on Roseville, Roseville 1st National Bank, Western Sierra, Western Sierra National Bank or Western Sierra as the Surviving Corporation of the Western Sierra/Roseville merger; and none of the events or conditions entitling either party to terminate the Western Sierra/Roseville Agreement shall have occurred and be continuing;

7. Western Sierra and Roseville shall have received certificates of officers of the other party stating that the representations and warranties as set forth in the Western Sierra/Roseville Agreement are true and correct, and opinions of counsel for the other party;


8. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated by the Western Sierra/Roseville Agreement which presents a substantial risk that the transactions will be restrained or that either Western Sierra or Roseville may suffer material damages;



9. The holders of no more than 10% of the outstanding shares of Roseville common stock shall have exercised dissenters' rights. Dissenters of Western Sierra shall be included in the calculation;



10. There shall not have been any change in the consolidated financial condition, aggregate consolidated net assets, shareholders' equity, business, or consolidated operating results of Western Sierra and its subsidiaries, taken as a whole, from December 31, 1997 to the date of completion of the Western Sierra/Roseville merger that results in a material adverse effect as to Western Sierra and its subsidiaries, taken as a whole;


11. No event or circumstance shall have occurred which has had or could reasonably be expected to have a material adverse effect on Roseville or its subsidiaries; and


12. Roseville shall have received a written opinion from a recognized company experienced in providing business valuations and fairness opinions, selected by Roseville confirming the fairness of the terms of the Western Sierra/Roseville merger to Roseville and its shareholders from a financial standpoint, and the opinion shall not have been withdrawn prior to the Roseville Meeting.



On August 26, 1998, Banc Stock Group delivered its opinion to Roseville's Board of Directors that, as of the date of the opinion, the Roseville Conversion Rate as set forth in the Western Sierra/Roseville Agreement is fair, from a financial point of view to the holders of Roseville common stock. In addition, on September 17, 1998, the FRB approved the Western Sierra/Roseville merger subject to approval of the shareholders of Western Sierra and Roseville.


WAIVER, AMENDMENT, AND TERMINATION

Any term or provision of the Western Sierra/Roseville Agreement, other than regulatory approval or any of the provisions required by law, may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.


The Western Sierra/Roseville Agreement provides that it may be terminated prior to the completion of the Western Sierra/Roseville merger:


1. By mutual consent of the Boards of Directors of Western Sierra and Roseville;


2. By Western Sierra or Roseville upon the failure to satisfy any conditions specified in the Western Sierra/Roseville Agreement if the failure is not caused by any action or inaction of the party requesting termination;

3. By Western Sierra or Roseville if a Roseville Acquisition Event, as defined below, involving the other party shall have occurred;


4. By either Western Sierra or Roseville if there shall have been a material breach of any of the representations or warranties of the other party, which breach, in the reasonable opinion of the terminating party, by its nature cannot be cured or is not cured prior to the Roseville Closing and which breach would, in the reasonable opinion of the terminating party, individually or in the aggregate, have, or be reasonably likely to have, a material adverse effect on the breaching party, or upon the completion of the Western Sierra/Roseville merger;



5. By Western Sierra or Roseville after the occurrence of a default by the other party and the continuance of the default for a period of 20 business days after written notice of the default, if the default, in the reasonable opinion of the terminating party, cannot be cured prior to the Roseville Closing;



6. By Western Sierra or Roseville if the updated schedules to the Western Sierra/Roseville Agreement (the "Roseville Closing Schedules") prepared and delivered by the other party disclose the occurrence of an event or the existence of any facts or circumstances, not previously disclosed, that has had or could reasonably be expected to have a material adverse effect on the other party, or on the completion of the Western Sierra/Roseville merger; or



7. By Western Sierra or Roseville upon the failure of any of the conditions specified in the Western Sierra/Roseville Agreement to have been satisfied prior to March 31, 1999.


A "Roseville Acquisition Event" is defined as a public announcement of an intent to enter into a letter of intent or an agreement with any other entity (other than Roseville or Western Sierra) to effect an acquisition or failure to publicly oppose a tender offer for the acquisition of either Roseville's or Western Sierra's shares or an exchange offer for the shares of either Roseville or Western Sierra for shares of the offering entity.

LIQUIDATED DAMAGES

If a Roseville Acquisition Event occurs involving Roseville, then Roseville shall pay to Western Sierra the sum of Five Hundred Thousand Dollars ($500,000) in cash. If a Roseville Acquisition Event occurs involving Western Sierra, then Western Sierra shall pay to Roseville the sum of Five Hundred Thousand Dollars ($500,000) in cash.

If there is a termination of the Western Sierra/Roseville Agreement by Roseville as a result of the revocation of the Roseville Fairness Opinion; or a termination of the Western Sierra/Roseville Agreement by Western Sierra because


- Roseville's shareholders do not approve the Western Sierra/Roseville Agreement, or



- of a breach of Roseville's representations or warranties, a default by Roseville, or disclosure in the Roseville Closing Schedules of a material adverse event, then, Roseville shall pay to Western Sierra the sum of Two Hundred Thousand Dollars ($200,000), in cash; provided, however, that if a Roseville Acquisition Event occurs involving Roseville within one hundred eighty (180) days following any termination by Western Sierra as provided in the Western Sierra/Roseville Agreement, Roseville shall pay to Western Sierra an additional Three Hundred Thousand Dollars ($300,000) in cash.

If there is a termination of the Western Sierra/Roseville Agreement by Roseville because


- Western Sierra's shareholders do not approve the Western Sierra/Roseville Agreement, or



- of a breach of Western Sierra's representations and warranties, a default by Western Sierra, or disclosure in Roseville Closing Schedules of a material adverse event respecting Western Sierra,


then, Western Sierra shall pay to Roseville the sum of Two Hundred Thousand Dollars ($200,000), in cash; provided, however, that if a Roseville Acquisition Event occurs involving Western Sierra within one hundred eighty (180) days following any termination by Roseville as provided in the Western Sierra/ Roseville Agreement, Western Sierra shall pay to Roseville an additional Three Hundred Thousand Dollars ($300,000) in cash.

OPINION OF ROSEVILLE'S FINANCIAL ADVISOR


Roseville retained Banc Stock Group as investment bankers to determine the fairness, from a financial point of view, to the holders of shares of Roseville common stock of the consideration to be received by Roseville, in the proposed Western Sierra/Roseville merger. Pursuant to the Western Sierra/Roseville Agreement and subject to the terms and conditions contained therein, each holder of shares of Roseville common stock will receive from Western Sierra, in exchange for shares of Roseville common stock, shares of Western Sierra common stock. The transaction is based on a book value to book value exchange of shares based on the adjusted shareholders' equity of both Roseville and Western Sierra subject to certain adjustments and terms, as described in the Western Sierra/Roseville Agreement.



Banc Stock Group has prepared for Roseville and for the Roseville Board of Directors a fairness opinion and has received a fee of $14,000 for the fairness opinion. Banc Stock Group has not previously provided investment banking and financial advisory services to Roseville. Banc Stock Group has not provided investment banking or financial advisory services to Western Sierra. Banc Stock Group is not a market maker in shares of Roseville common stock. The Roseville Board of Directors selected Banc Stock Group to prepare a fairness opinion on the basis of Banc Stock Group's expertise and experience in the banking industry. Banc Stock Group is an independent financial services firm, specializing in the researching, buying, holding and selling stock of publicly and privately traded community banks for its portfolio and portfolios of its clients, and as part of its investment banking activities, is regularly engaged in the valuation of banks and their securities in mergers and other types of acquisitions, negotiated underwritings, stock navigation programs, and other purposes.



No limitations were imposed by Roseville on Banc Stock Group in the investigations made or procedures followed in rendering its opinion. Banc Stock Group issued the Roseville Fairness Opinion that the Roseville Conversion Rate as set forth in the Western Sierra/Roseville

Agreement is fair, from a financial point of view, to the holders of the shares of Roseville common stock on August 26, 1998. The Roseville Fairness Opinion should be read carefully and in its entirety. The following summary of the Roseville Fairness Opinion dated August 26, 1998, as amended and restated, is qualified in its entirety by reference to the full text of the Roseville Fairness Opinion.


In arriving at this opinion, Banc Stock Group has reviewed and analyzed, among other things, the following:


-     the Western Sierra/Roseville Agreement;



- certain publicly available financial and other data of Roseville and Western Sierra including consolidated financial statements for the years 1996 and 1997 and quarterly periods to March 31, 1998;



- certain other publicly available information concerning Roseville and Western Sierra;



- publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions Banc Stock Group believed relevant to its inquiry; and



- evaluations and analyses prepared and presented to the Board of Directors of Roseville.



Banc Stock Group has held discussions with senior management of Roseville concerning Roseville's past and current operations, financial condition and prospects, as well as the results of regulatory examinations. Banc Stock Group has reviewed with senior management of Roseville 1998 earnings projections for Roseville as a stand-alone entity, assuming the Western Sierra/Roseville merger does not occur, prepared by Roseville. Banc Stock Group has also reviewed with the senior management of Roseville the projected operating cost savings of 10% of Roseville's noninterest expense reasonably expected by Western Sierra to result from the Western Sierra/Roseville merger. Certain pro forma financial projections for the combined companies and for Roseville as a stand-alone entity were derived by Banc Stock Group based upon the 1998 projections and projected operating cost savings discussed above, as well as Banc Stock Group's own assessment of general economic, market and financial conditions.



In conducting the review and in arriving at the Roseville Fairness Opinion, Banc Stock Group relied upon and assumed the accuracy and completeness of the financial and other information provided to Banc Stock Group or publicly available. Banc Stock Group did not assume any responsibility for independent verification of the same. Banc Stock Group relied upon the management of Roseville and Western Sierra as to the reasonableness of the 1998 financial and operating forecasts and projected operating cost savings (and the assumptions and bases therefor) provided by them. Banc Stock Group assumed that the 1998 forecasts and projected operating cost savings reflected the best currently available estimates and judgement of Roseville's management. Banc Stock Group also assumed, without assuming any responsibility for the independent verification of same, that the aggregate allowances for loan losses for Roseville and Western Sierra were adequate to cover the losses. Banc Stock Group did not make or obtain any evaluations or appraisals of the property of Roseville or Western Sierra, nor did Banc Stock Group examine any individual loan credit files. For purposes of the Roseville Fairness Opinion, Banc Stock Group assumed that the Western Sierra/Roseville merger will have the tax, accounting and legal effects (including, without limitation, that the Western Sierra/Roseville merger will be accounted for as a pooling of interests) described in the Western Sierra/Roseville Agreement and assumed the accuracy of the disclosures set forth in the Western Sierra/Roseville Agreement. Banc Stock Group's opinion as expressed in the Roseville Fairness Opinion is limited to the fairness, from a financial point of view, to the holders of shares of Roseville common stock of the Roseville Conversion Rate as described in the Western Sierra/Roseville Agreement and does not address Roseville's underlying business decision to proceed with the Western Sierra/Roseville merger.


Banc Stock Group considered such financial and other factors as it deemed appropriate under the circumstances, including among others the following:


- the historical and current financial positions and results of operations of Roseville and Western Sierra, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, noninterest income, noninterest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of nonperforming assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Roseville and for Western Sierra;



- the assets and liabilities for Roseville and Western Sierra, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and



- the nature and terms of certain other merger transactions involving banks and bank holding companies.


Banc Stock Group has also taken into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Banc Stock Group's opinion is necessarily based only upon conditions as they exist and can be evaluated on the date hereof and the information made available to Banc Stock Group through the date hereof.


Set forth below is a brief summary of the Roseville Fairness Opinion Report dated July 2, 1998. For purposes of this report, Banc Stock Group found that Roseville had approximately 384,805 outstanding shares of Roseville common stock (fully diluted) as of the report date. Banc Stock Group performed in-depth financial analysis and peer group comparison on the subject institution. Analysis has been prepared utilizing both "quantitative and qualitative" factors relating to overall performance benchmarking. Key indicators have been offered based on accepted industry standards as well as regulatory indicators of satisfactory bank performance.



Comparison Analysis. The valuation analyzed the contribution of Roseville and Western Sierra to total assets, total loans, total deposits, total equity capital, and net income of the pro forma combined institution as of March 31, 1998. This analysis was undertaken without regard to the effect of merger costs or projected synergies realized by the proposed Western Sierra/Roseville merger.

This analysis showed that based on the pro forma financial statements of the combined company as of March 31, 1998, Roseville would contribute approximately 30.6% of total assets, approximately 32% of total loans, approximately 30.6% of total deposits, approximately 31.62% of total equity capital, and approximately 15.4% of net income.

Multiple of Book Value Method. This valuation approach is formulated on the purchase prices and multiples of book values based on recent transactions for institutions involved in mergers and acquisitions utilizing both a national and regional index.

In Banc Stock Group's opinion, the multiple factor of 1.3 - 1.7 is representative of the current values of sound and profitable banks referencing similar operating platforms with a multiple of 1.5 specifically utilized in determining the valuation multiple of book for Roseville. Utilizing the Multiple of Book Value Method, (based on the March 31, 1998 call report) the acquisition value, as of the Roseville Fairness Opinion report date is as follows:

           $3,948,000 (Roseville equity) X 1.5 (multiple) = $5,922,000

Multiple of Equity Return Method. This is the primary method of determining fair market value and used extensively in valuation analysis. This valuation preparation must take into account regional market transactions as well as validating the forward earnings potential of Roseville to demonstrate an ability to support an institution's current and future earnings capacity calculations.

Return multiples for the industry for profitable and financially sound institutions is in the range of 14 to 20 times equity return. For the purpose of this valuation a multiple of 17 times earnings will be utilized based on known market conditions and an institution's performance. Based on the equity return of Roseville utilizing most recent fiscal year-end with comparison to current annualized estimated equity return calculates a value of $2,924,000.

          $172,000 Estimated Equity Return X 17(Multiple) = $2,924,000


Market Value Method. This method of determining the price of an institution's per share market value is based on existing and previously documented stock transactions. These transactions provide an indication of an institution's per share value. In Banc Stock Group's opinion, despite the fact that there is not an active trading market in shares of Roseville common stock, a market does exist and is most likely limited by combined local community influences of low liquidity, ownership levels, and/or low investor market interest and awareness. Shares of Roseville common stock are currently trading at a discount of book value. Based on the determined per share price of $8.00 (the reported transaction price of the most recent trades), the fair market value of Roseville is calculated accordingly:


            Per Share Value $8.00 X Total Outstanding Shares 319,972
                         = Fair Market Value $2,559,776


Consideration of Discounted Cash Flow Method



Banc Stock Group did not employ the discounted cash flow method in its analysis of the Western Sierra/Roseville merger even though it is aware that the discounted cash flow is a commonly used valuation methodology. Discounted cash flow analysis is most appropriate for companies which show relatively steady or somewhat predictable streams of cash flow. Given the uncertainty in estimating both Western Sierra's and Roseville's future cash flows and a sustainable long-term growth rate, Banc Stock Group considered a discounted cash flow analysis inappropriate in its valuation. In addition, Banc Stock Group believes that the provided methodologies proved adequate for determining the fairness of the Roseville Conversion Rate.


Valuation Summary.

Multiple of Book Value Method                                         $5,922,000
Multiple of Equity Return Method                                      $2,924,000
Market Value Method                                                   $2,559,776
Average                                                               $3,801,925

The fair market value of Roseville, based on the averaging of total market value methods of all of the shares would be $3,801,925. Realizing that the current market value is trading at a 35% discount to book value, primarily due to stock liquidity issues and performance issues, market value analysis for premium calculation purposes must be carefully reviewed within the averaging formula. A market value premium of $3,801,925 is being utilized to reflect the approximate value of Roseville.

The individual cost associated on a per share basis would be $11.91 nondiluted and $9.88 fully diluted.


In Banc Stock Group's opinion, based on the information compiled and analyzed within the Roseville Fairness Opinion, the actual valuation on a per share basis, taking into account financial condition and performance, blockage factors, discount/premium, liquidity, and number of shares being valued, is $9.88 per share fair market value for a control price premium on outstanding shares of Roseville common stock fully diluted. A premium range of 1.3-1.7 times book value can be utilized in determining a market value of Roseville. The transaction offer as analyzed by Banc Stock Group of book to book based on adjusted equity of Roseville as identified in the Western Sierra/Roseville Agreement is fair to the shareholders of Roseville. Roseville shareholders will immediately realize the benefit of a more liquid stock and resultant value. Although the transaction is identified as book to book, the price per share after the transaction will reflect the then current market value of shares of Western Sierra common stock. Shares of Western Sierra common stock are currently trading at 2.1 times book. Shares of Roseville common stock are currently trading at a discount of book value as described within the Roseville Fairness Opinion. Roseville's value is further realized in being acquired within a holding company framework as described within the Roseville Fairness Opinion and Roseville 1st National Bank being operated as a wholly-owned subsidiary. The franchise value of Roseville is on its loyal customers and operating "footprint" which can realize continued revenue generation thereby providing shareholders a higher multiple return. The combined number of shareholders of both Roseville and Western Sierra will provide additional liquidity to Western Sierra common stock providing a platform of additional growth with the added prospect of other transactions to be seen as most likely by investors.



In performing its analyses, Banc Stock Group made numerous assumptions about industry performance, general business and economic conditions and other matters, many of which are beyond the control of Roseville or Western Sierra. The analyses performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by those analyses. The analyses were prepared solely as part of Banc Stock Group's analysis as to the fairness of the consideration to the holders of shares of Roseville common stock in the Western Sierra/Roseville merger. The analyses do not purport to be appraisals or to reflect the prices at which Roseville might actually be sold or the prices at which any securities may trade at the present time or in the future.



A representative of Banc Stock Group provided the Roseville Fairness Opinion to the Board of Directors of Roseville and provided a verbal summary of the Roseville Fairness opinion. Banc Stock Group provided the Roseville Fairness Opinion dated August 26, 1998 regarding the fairness, from a financial point of view, of the consideration to be received by Roseville in the proposed Western Sierra/Roseville merger, based on the information then available.



Based upon and subject to the foregoing, it is Banc Stock Group's opinion that, as of the date hereof, the Roseville Conversion Rate as set forth in the Western Sierra/Roseville Agreement is fair, from a financial point of view, to the holders of the shares of Roseville common stock.



UPDATED OPINION. On December 24, 1998, Western Sierra and Roseville entered into the First Amendment to Agreement and Plan of Reorganization and Merger fixing the Roseville Conversion Rate at 1.2110. Banc Stock Group reviewed the fixed Roseville Conversion Rate of 1.2110 in comparison to its written opinion dated August 26, 1998. Banc Stock Group delivered a written opinion dated as of December 24, 1998 that as of the date thereof the conversion rate of the Western Sierra/Roseville merger as set forth in the Western Sierra/Roseville Agreement is fair, from a financial point of view, to the holders of Roseville common stock. Banc Stock Group did not charge Roseville for the written updated opinion. The full text of Banc Stock Group's December 24, 1998 written opinion to Roseville's Board of Directors, which sets forth the assumptions made, matters considered, and limitations of the review of Banc Stock Group, is attached to this joint proxy statement/prospectus as Exhibit V and is incorporated herein by reference and should be read carefully and in its entirety.



FEDERAL AND CALIFORNIA INCOME TAX CONSEQUENCES



The following is a description of all material federal and California income tax consequences of the Western Sierra/Roseville merger. This following is not a complete description of all tax consequences of the Western Sierra/Roseville merger. Each shareholder's individual circumstances may affect the tax consequences of the Western Sierra/Roseville merger to him or her. In addition, the following description does not address the tax consequences of the Western Sierra/Roseville merger under applicable state or local laws, other than California law. CONSEQUENTLY, EACH ROSEVILLE SHAREHOLDER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE WESTERN SIERRA/ROSEVILLE MERGER TO THEM.



An opinion of Perry-Smith & Co., LLP, independent accountants for Western Sierra and Roseville, has been delivered to Western Sierra which states that for federal and related California income tax purposes, under current law, assuming that the Western Sierra/Roseville merger and related transactions will take place as described in the Western Sierra/Roseville Agreement, the Western Sierra/Roseville merger will constitute a reorganization under Section 368 of the Code. Assuming the opinion is not withdrawn or changed due to changes in laws, or otherwise, prior to the date of the Western Sierra/Roseville merger, material federal and related California income tax consequences of the Western Sierra/Roseville merger, in the opinion of Perry-Smith & Co., LLP, will be as follows:



- No gain or loss will be recognized by Roseville or Western Sierra in the Western Sierra/Roseville merger;



- The basis and holding periods of the assets of Roseville will carry over to Western Sierra;



- No gain or loss will be recognized by the holders of Roseville common stock upon their receipt of Western Sierra common stock upon conversion of their Roseville common stock;



- The receipt of cash in lieu of fractional share interests of Western Sierra common stock by holders of Roseville common stock will result in gain or loss equal to the difference between the payment and the tax basis allocated to their fractional share interests. Whether the gain or loss will constitute capital gain or loss for a particular shareholder will depend upon whether that shareholder's Roseville common stock is held as a capital asset at the date of the Western Sierra/Roseville merger;



- The receipt of cash upon exercise of dissenters' rights by holders of Western Sierra common stock or Roseville common stock will result in gain or loss equal to the difference between the payment and the tax basis of their shares. Whether the gain or loss shall constitute capital gain or loss for a particular shareholder will depend upon: 1) whether that shareholder's Western Sierra common stock or Roseville common stock is held as a capital asset at the date of the Western Sierra/Roseville merger, and 2) whether the requirements of Section 302(b) of the Code are met in the shareholder's exchange;



- The tax basis of Western Sierra common stock received by the holders of Roseville common stock will be the same as the tax basis of the Roseville common stock converted in the Western Sierra/Roseville merger; and



- The holding period of Western Sierra common stock in the hands of the shareholders of Roseville will include the period during which the Roseville common stock converted in the Western Sierra/Roseville merger was held, provided the Roseville common stock was held as a capital asset on the date of the Western Sierra/Roseville merger.



In developing its opinion, Perry-Smith & Co., LLP relied upon facts and representations provided to it by Western Sierra's management and Roseville's management and made no independent determination of the facts and representations. The representations that Western Sierra's management and Roseville's management made were factual in nature. In addition, Perry-Smith & Co., LLP's opinion was based upon the analysis of the current Code, the California and Revenue Taxation Code, the Regulations thereunder, current case law, and published rulings. The foregoing are subject to change, and any change may be retroactively effective. If so, Perry-Smith & Co., LLP's opinion may be affected and may not be relied upon. Perry-Smith & Co., LLP assumes no responsibility to update its opinion after the date of the Western Sierra/Roseville merger because of such change. Further any variation or differences in the facts or representations, for any reason, may affect Perry-Smith & Co., LLP's opinion, perhaps in an adverse manner, and make it inapplicable.

RIGHTS OF DISSENTING SHAREHOLDERS OF ROSEVILLE AND WESTERN SIERRA


Shareholders of Roseville and Western Sierra who do not vote in favor of the Western Sierra/Roseville merger either by voting against the Western Sierra/Roseville merger or by abstaining from voting are entitled to certain rights under Chapter 13 of the California General Corporation Law ("Chapter 13"). Chapter 13 is reprinted in Exhibit VI to this joint proxy statement/prospectus. Please note that all references in Chapter 13 and in this section to a "shareholder" are to the record holder of dissenting shares. A person having a beneficial interest in shares of Western Sierra common stock or Roseville common stock held of record in the name of another person, like a broker or nominee, and wishing to exercise his or her dissenter's rights should act promptly to cause the shareholder of record to follow the steps summarized below properly and in a timely manner to perfect his or her dissenter's rights.


The following discussion is not a complete statement of the law relating to dissenters' rights and is qualified in its entirety by Exhibit VI which is incorporated herein by reference. This discussion and Exhibit VI should be reviewed carefully by any shareholders who wish to exercise dissenters' rights or who wish to preserve the right to do so since failure to comply with the procedures set forth in Chapter 13 will result in the loss of dissenters' rights.


If the Western Sierra/Roseville merger is completed, those shareholders of Western Sierra or Roseville who elect to exercise their dissenters' rights and who properly and timely perfect those rights will be entitled to receive the "fair market value", in cash, of their shares. Pursuant to Section 1300(a) of the California General Corporation Law, the "fair market value" would be determined as of June 11, 1998, the day before the first announcement of the terms of the Western Sierra/Roseville merger, excluding any appreciation caused by the Western Sierra/Roseville merger. See "MARKET PRICES."



If the Western Sierra/Roseville Agreement is approved at the Western Sierra Meeting and the Roseville Meeting, Western Sierra and Roseville will within 10 days of the approval mail a notice to the holders of record of shares of Western Sierra common stock and Roseville common stock which were not voted in favor of the Western Sierra/Roseville Agreement stating that the required shareholder approval of the Western Sierra/Roseville merger was obtained (the "Roseville Notice of Approval"). The Roseville Notice of Approval will set forth the price determined by Western Sierra or Roseville, as applicable, to represent the "fair market value" of any dissenting shares, and will set forth the procedures (which are also described below) to be followed by dissenting shareholders who wish to pursue further their statutory rights. The procedures include a timely written demand that must be made on Western Sierra or Roseville, as applicable, in order to perfect the right to dissent. The Roseville Notice of Approval will include a copy of Sections 1300 through 1304 of the California General Corporation Law.



Under Section 1301(a) of the California General Corporation Law, the statement in the Roseville Notice of Approval of the determination of the fair market value of Western Sierra common stock or Roseville common stock, as applicable, will constitute an offer by Western Sierra or Roseville, as applicable, to purchase from its shareholders any dissenting shares at the price stated, assuming the Western Sierra/Roseville merger is completed. However, the determination by Western Sierra or Roseville, as applicable, of fair market value is not binding on its shareholders, and if a dissenting shareholder chooses not to accept that offer, he or she has the right during a period of six months following the mailing of the Roseville Notice of Approval to commence a lawsuit to have the fair market value, as described in Section 1300(a), determined by a court. The fair market value as determined by the court in those circumstances could be higher or lower than the amount offered by Western Sierra or Roseville, as applicable, in the Roseville Notice of Approval and any such determination would be binding on both the dissenting shareholder or shareholders involved in the lawsuit and Western Sierra or Roseville, as applicable.


Any holder of record of Western Sierra Common Stock or Roseville Common Stock, as applicable, who wishes to exercise dissenters' rights (or to preserve the right to do so) must make a written demand upon Western Sierra or Roseville, as applicable, that Western Sierra or Roseville, as applicable, pay the shareholder in cash the fair market value of his or her dissenting shares (as defined above).



The demand by holders of Western Sierra common stock should be sent to Western Sierra Bancorp, 4011 Plaza Goldorado Circle, Cameron Park, California 95682,
Attention: President. The written demand must state the number of shares held of record by the shareholder and the number of shares which the shareholder demands that Western Sierra purchase for cash and must also contain a statement of the amount which the shareholder claims to be the fair market value of the dissenting shares, as of the day before the announcement of the proposed Western Sierra/Roseville merger. That statement will constitute an offer by the shareholder to sell his or her dissenting shares to Western Sierra at that price. The certificates for shares of Western Sierra common stock must also be included with the written demand.



The demand by holders of Roseville common stock should be sent to Roseville 1st Community Bancorp, 1801 Douglas Boulevard, Roseville, California 95661,
Attention: President. The written demand must state the number of shares held of record by the shareholder and the number of shares which the shareholder demands that Roseville purchase for cash and must also contain a statement of the amount which the shareholder claims to be the fair market value of the dissenting shares, as of the day before the announcement of the proposed Western Sierra/Roseville merger. That statement will constitute an offer by the shareholder to sell his or her dissenting shares to Roseville at that price. The certificates for shares of Roseville common stock must also be included with the written demand.



A proxy card directing a vote against the Western Sierra/Roseville merger is not sufficient to meet the requirements for a written demand. The written demand and the dissenting shareholder's share certificate(s) must be received by Western Sierra or Roseville, as applicable, within thirty (30) days after the date on which the Roseville Notice of Approval was mailed to the shareholder. The certificate(s) will be stamped or endorsed with a statement that the shares are dissenting shares and returned to the dissenting shareholder.


In addition, such shareholders may not have voted in favor of approval of the Western Sierra/Roseville Agreement, either in person or by proxy. A shareholder may vote in favor of approval of the Western Sierra/Roseville Agreement as to part of his or her shares without jeopardizing the dissenting status of those shares not voted in favor of approval of the Western Sierra/Roseville Agreement. However, a shareholder should clearly specify the number of shares not voted in favor of approval of the Western Sierra/Roseville Agreement.

If the shareholder votes in favor of approval of the Western Sierra/Roseville Agreement (either in person or by proxy) or if Western Sierra or Roseville, as applicable, does not receive his or her written demand within thirty (30) days after the Roseville Notice of Approval was mailed to the shareholder (or if the shareholder otherwise fails to comply in a timely manner with the procedures of Chapter 13 as described herein or contained in Exhibit VI), the shareholder shall be bound by the terms of the Western Sierra/Roseville Agreement and shall lose the right to receive the fair market value of his or her shares in cash.



Dissenting shares may lose their status as such if any of the following occurs: the Western Sierra/Roseville merger is abandoned; the shares are transferred before being submitted to Western Sierra or Roseville, as applicable, for endorsement; the shareholder withdraws his or her demand with the consent of Western Sierra or Roseville, as applicable, in the absence of an agreement between the shareholder and Western Sierra or Roseville, as applicable, as to the price of his or her shares; or the shareholder fails to file suit against Western Sierra or Roseville, as applicable, or otherwise fails to become a party to the suit within six months following the mailing of the Roseville Notice of Approval.



Western Sierra or Roseville, as applicable, will pay the fair market value of dissenting shares at the later of 30 days following an agreement as to the amount to be paid or within 30 days after all statutory and contractual conditions to the Western Sierra/Roseville merger are satisfied; provided that in the event that the payment cannot be made due to the provisions set forth in California General Corporation Law, Section 500 et seq. dealing with restrictions on a corporation's ability to distribute funds or assets to a shareholder, then those shareholders holding dissenting shares shall become creditors of Western Sierra or Roseville, as applicable, and their claims will be payable as soon as permissible under the provisions.



The foregoing summarizes certain provisions of Chapter 13 of the California General Corporation Law, but shareholders of Western Sierra or Roseville, as applicable, considering the exercise of their rights under those sections should read in full Chapter 13, which is reproduced in Exhibit VI and should consult their own legal advisors. The receipt of cash payment for dissenting shares will result in recognition of gain or loss for federal income tax purposes by those dissenting shareholders. See "THE WESTERN SIERRA/ROSEVILLE MERGER AND RELATED TRANSACTIONS--Federal and California Income Tax Consequences," above.


                     DESCRIPTION OF THE CAPITAL STOCK OF THE
                  WESTERN SIERRA, LAKE COMMUNITY AND ROSEVILLE

WESTERN SIERRA


The authorized capital stock of Western Sierra consists of 10,000,000 shares of Western Sierra common stock, no par value per share and 10,000,000 shares of Western Sierra preferred stock, of which 981,448 shares of Western Sierra common stock and no shares of Western Sierra preferred stock were outstanding as of February 1, 1999. In addition, 115,543 shares of Western Sierra common stock were reserved for issuance pursuant to stock option and other employee stock plans. Each share has the same rights, privileges and preferences as every other share and would share equally in Western Sierra's net assets upon liquidation or dissolution. The shares of Western Sierra common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions. Each share is entitled to one vote, except that in the election of directors, Western Sierra shareholders may vote their shares cumulatively. All of the outstanding shares of Western Sierra common stock are fully paid and nonassessable and each participates equally in dividends, which are payable when and as declared by Western Sierra's Board of Directors out of funds legally available therefor.



Western Sierra's Articles of Incorporation (the "Western Sierra Articles") also incorporate provisions which may have the effect of delaying, deferring or preventing a change in control of Western Sierra in certain circumstances. These provisions will be controlling upon completion of the Western Sierra/Lake Community merger and/or the Western Sierra/Roseville merger and shareholders of Lake Community and/or Roseville will thereafter be subject to these provisions. Specifically, Western Sierra Articles provide that the shareholder vote required to approve a "Business Combination" (as defined) shall be at least 66-2/3% of Western Sierra's outstanding shares of voting stock voting together as a single class. A "Business Combination" is defined as any



- merger or consolidation of Western Sierra or a subsidiary of Western Sierra where the shareholders of Western Sierra immediately prior to the merger or consolidation will own immediately after the merger or consolidation (A) no equity securities of the surviving entity after the merger or consolidation or (B) equity securities (excluding options, warrants and rights) of the surviving entity after the merger or consolidation with less than 50% of the voting power of the surviving entity after the merger or consolidation or



- any sale, exchange, transfer or other disposition of 50% or more of the assets of Western Sierra or combined assets of Western Sierra and its subsidiaries.


The amendment or repeal of this provision of Western Sierra's Articles requires the affirmative vote of the holders of 66 2/3% or more of the outstanding shares.

LAKE COMMUNITY


The authorized capital stock of Lake Community consists of 20,000,000 shares of Lake Community common stock, no par value per share and 10,000,000 shares of Lake Community preferred stock, of which 1,298,296 shares of Lake Community common stock and no shares of Lake Community preferred stock were outstanding as of February 1, 1999. In addition, 147,850 shares of Lake Community common stock were reserved for issuance pursuant to outstanding stock options under the Lake Community 1984 Stock Option Plan. Holders of shares of Lake Community common stock are entitled to cast one vote for each share held of record on all matters to be voted on, except that holders are entitled to cumulate their votes in the election of directors upon compliance with certain conditions. The holders of Lake Community common stock are entitled to receive dividends, if any, as may be declared from time to time by Lake Community's Board of Directors in its discretion from funds legally available therefor. Upon liquidation or dissolution of Lake Community, the holders of Lake Community common stock are entitled to receive pro rata all assets remaining available for distribution to shareholders. The Lake Community common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions. All the outstanding shares of Lake Community common stock are fully paid and nonassessable.

Lake Community's Articles of Incorporation (the "Lake Community Articles") also incorporate provisions which are described below, which may have the effect of delaying, deferring or preventing a change in control of Lake Community in some circumstances. These provisions would effectively become inoperative upon completion of the Western Sierra/Lake Community merger. The following discussion is qualified in its entirety by the specific provisions of the Lake Community Articles.



CONSIDERATION OF FACTORS OTHER THAN PRICE. The Lake Community Articles provide that, when evaluating any proposed tender or exchange offer for Lake Community's voting stock or any proposed transaction with any other person which would constitute a "Business Combination," the Board of Directors of Lake Community may consider the best interests of Lake Community as a whole, including without limitation: giving due consideration to the interests of Lake Community's shareholders; whether the proposed transaction might violate applicable laws; not only the consideration being offered in the proposed transaction in relation to the then current market price for Lake Community's stock, but also the market price for the stock over a period of years, the estimated price which might be achieved in a negotiated sale of Lake Community as a whole or in part or through liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and Lake Community's financial condition and future prospects; and the social, economic and legal effects on the employees, customers, suppliers and other constituents of Lake Community and on the communities in which Lake Community conducts its business.



SHAREHOLDER ACTION BY WRITTEN CONSENT. Under California law, generally, any action which may be taken at any annual or special meeting of shareholders of a corporation may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the corporation having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted. The Lake Community Articles provide that as a condition to shareholder action by written consent, the Board of Directors of Lake Community, by resolution, shall have previously approved any such action.



ANTI-GREENMAIL PROVISION. The Lake Community Articles also provide that any direct or indirect repurchase by Lake Community of outstanding shares of voting stock of Lake Community ("Voting Stock") from any person (or group of affiliated persons) known to Lake Community to be a beneficial owner of five percent or more of the Voting Stock (an "Interested Shareholder"), who has acquired beneficial ownership of any Voting Stock within a period of less than two years immediately prior to the date of the proposed repurchase (or the date of an agreement in respect thereof) at a per share price in excess of the Fair Market Value (as defined) at the time of the repurchase by Lake Community shall require the approval of a majority of the shares of Voting Stock, excluding Voting Stock beneficially owned by the Interested Shareholder, except for



- a tender or exchange offer by Lake Community for a class of Capital Stock (as defined) made available on the same terms to all holders of the class of Capital Stock,

- purchases made pursuant to an open market purchase program approved by a majority of Continuing Directors (as defined) provided that the purchases are effected on the open market and are not the result of a privately negotiated transaction.


Additionally, any amendment or repeal of this provision, or the adoption of provisions inconsistent with this provision, must be approved by the affirmative vote of a majority of the shares of Voting Stock, excluding Voting Stock beneficially owned by any Interested Shareholder, voting together as a single class.

ROSEVILLE


The authorized capital stock of Roseville consists of 5,000,000 shares of Roseville common stock, no par value per share, of which 370,805 shares of Roseville common stock were outstanding as of February 1, 1999. In addition, 26,000 shares of Roseville common stock were reserved for issuance pursuant to outstanding stock options under the Roseville 1993 Stock Option Plan. Each share has the same rights, privileges and preferences as every other share and would share equally in Roseville's net assets upon liquidation or dissolution. The shares of Roseville common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions. Each share is entitled to one vote, except that in the election of directors, Roseville shareholders may vote their shares cumulatively. All of the outstanding shares of Roseville common stock are fully paid and nonassessable and each participates equally in dividends, which are payable when and as declared by Roseville's Board of Directors out of funds legally available therefor.


WESTERN SIERRA FOLLOWING THE WESTERN SIERRA/LAKE COMMUNITY MERGER AND THE WESTERN SIERRA/ROSEVILLE MERGER


The Articles of Incorporation and Bylaws of Western Sierra will continue as the Articles of Incorporation and Bylaws of Western Sierra following the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger. The authorized capital stock of Western Sierra following the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger will consist of 10,000,000 shares of Western Sierra common stock and 10,000,000 shares of Western Sierra preferred stock. The rights, preferences and privileges of Western Sierra common stock following the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger will be the same as those described above for Western Sierra common stock.


                                  MARKET PRICES

WESTERN SIERRA


Western Sierra common stock is not listed on any stock exchange, nor is it listed with NASDAQ. Western Sierra is considering listing its shares with NASDAQ following the mergers. Western Sierra common stock does not have an active trading market, and there is no established public market for Western Sierra common stock. Management of Western Sierra is aware that the San Francisco office of Hoefer & Arnett, Incorporated, Sutro & Co., Dean Witter, Paine Webber, Prudential, Resource Trust, 1st National Bank, Solomon Booth, Northern Trust, Philadep, South

West, Midwest & Co., Schwab, Edward D. Jones, Donaldson, Old Discount Brokerage and CEDE handle trades in Western Sierra common stock (the "Western Sierra Securities Dealers").



The following table shows the high and low bid quotations for Western Sierra common stock, as reported by Western Sierra Securities Dealers during the first nine months of 1998 and the calendar quarters for the years 1997 and 1996. These quotations reflect the price that would be received by the seller, without retail mark-up, mark-down or commissions and may not have represented actual transactions:



                                                    Bid Prices            Volumes
                                              ---------------------       -------
    Quarter                                     High          Low
----------------                              -------       -------
4th Quarter 1998                              $19.00        $16.00        20,500
3rd Quarter 1998                              $20.25        $15.00        35,707
2nd Quarter 1998                              $21.00        $18.50        72,806
1st Quarter 1998                              $19.50        $17.25        46,976

4th Quarter 1997                              $18.375       $14.25        15,074
3rd Quarter 1997                              $14.50        $12.50        31,285
2nd Quarter 1997                              $12.75        $12.75        40,250
1st Quarter 1997                              $12.875       $12.875          500

4th Quarter 1996                              $11.50        $11.25        30,600
3rd Quarter 1996                              $10.00        $ 9.75        20,965
2nd Quarter 1996                              $11.125       $10.625       19,840
1st Quarter 1996                              $11.00        $10.25        15,595



The last sales price of Western Sierra common stock on or before May 27, 1998, the day prior to the date of the first public announcement of the proposed Western Sierra/Lake Community merger, was $20.25, which reflects a sale that occurred on May 15, 1998. The last sales price of Western Sierra common stock on or before June 11, 1998, the day prior to the date of the first public announcement of the proposed Western Sierra/Roseville merger, was $21.00, which reflects a sale that occurred on June 8, 1998. The last sales price of Western Sierra common stock on or before _________, 1999, the last practicable date before printing of this joint proxy statement/prospectus, was $_____, which reflects a sale that occurred on ______, 1998. The "bid" and "asked" prices of Western Sierra common stock on ________, 1998 were $_____ and $_____, respectively.



As of February 1, 1999, the shares of Western Sierra common stock were held by approximately 325 record holders.


LAKE COMMUNITY


Trading in Lake Community common stock has not been extensive and the trades cannot be characterized as amounting to an active trading market. Lake Community common stock is not listed on any exchange, nor is it listed with NASDAQ. Management of Lake Community is aware that various brokers facilitate trades in Lake Community common stock. The following table summarizes those trades in the market of which Lake Community's management has knowledge setting forth the approximate high and low sale prices for the periods indicated. These quotations reflect the price that would be received by the seller, without retail mark-up, mark-down or commissions :



                                               Bid Prices                Volumes
                                         -----------------------         -------
    Quarter                               High              Low
----------------                         -------          -------
4th Quarter 1998                         $11.125          $10.25               0
3rd Quarter 1998                         $11.125          $10.25           4,550
2nd Quarter 1998                         $10.50           $ 7.50          50,033
1st Quarter 1998                         $ 7.75           $ 7.00          90,490

4th Quarter 1997                         $ 7.00           $ 7.00             N/A
3rd Quarter 1997                         $ 7.00           $ 7.00             N/A
2nd Quarter 1997                         $ 7.00           $ 7.00             N/A
1st Quarter 1997                         $ 7.00           $ 7.00             N/A

4th Quarter 1996                         $ 7.50           $ 6.00             100
3rd Quarter 1996                         $ 7.50           $ 6.00             600
2nd Quarter 1996                         $ 7.50           $ 6.00          29,000
1st Quarter 1996                         $ 7.50           $ 6.00           1,000



The last sales price of Lake Community common stock on or before May 27, 1998, the day prior to the date of the first public announcement of the proposed Western Sierra/Lake Community merger, was $7.75, which reflects a sale that occurred on May 19, 1998. The last sales price of Lake Community common stock on or before _____, 1999, the last practicable date before printing of this joint proxy statement/prospectus, was $____, which reflects a sale that occurred on _______, 199_. The "bid" and "asked" prices of the Lake Community common stock on _______, 199_ were $____ and $____ respectively. As of February 1, 1999, the shares of Lake Community common stock were held by approximately 807 record holders.


ROSEVILLE


Trading in Roseville common stock has been very limited and there is no established public trading market. Roseville common stock is not listed on any exchange, nor is it included in NASDAQ. There have been no trades in Roseville common stock during 1998 and there was only one trade in 1997 for 241 shares of Roseville common stock at a price of $8.00 per share. The last sales price of Roseville common stock on or before June 11, 1998, the day prior to the date of the first public announcement of the proposed Western Sierra/Roseville merger, was $8.00, which reflects a sale that occurred on June 3, 1997. The last sales price of Roseville common stock on or before _______, 1999, the last practicable date before printing of this joint proxy statement/prospectus, was $____, which reflects a sale that occurred on _______, 199_. As of February 1, 1999, the shares of Roseville common stock were held by approximately 305 record holders.

                                    DIVIDENDS

WESTERN SIERRA


Western Sierra shareholders are entitled to receive dividends when and as declared by its board of directors, out of funds legally available therefor, as provided in the California General Corporation Law. The California General Corporation Law provides that a corporation may make a distribution to its shareholders if its retained earnings immediately prior to the dividend payout at least equal the amount of the proposed distribution. In the event that sufficient retained earnings are not available for the proposed distribution, a corporation may, nevertheless, make a distribution if it meets both the "quantitative solvency" and the "liquidity" tests, as set forth in the California General Corporation Law. In general, the quantitative solvency test requires that the sum of the assets of the corporation equal at least 1-1/4 times its liabilities. The liquidity test generally requires that a corporation have current assets at least equal to current liabilities, or, if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, then current assets must equal at least 1-1/4 times current liabilities.


Western Sierra paid stock dividends of 7% per share on April 17, 1995, 4% per share on October 20, 1995, 6% per share on April 30, 1997 and 10% per share on October 20, 1997.


The amount and payment of dividends by Western Sierra are set by Western Sierra's Board of Directors with numerous factors involved including Western Sierra's earnings, financial condition and the need for capital for expanded growth and general economic conditions. While it is anticipated that Western Sierra will continue to declare stock dividends based upon the recommendations of the Board of Directors of Western Sierra, there can be no assurance that such dividends will occur. Under both the Western Sierra/Lake Community Agreement and the Western Sierra/Roseville Agreement, Western Sierra has agreed that it will not declare or pay any dividend on its shares of Western Sierra common stock, other than regular cash dividends consistent with past practices. This restriction would no longer be applicable in the event the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger are not approved by the shareholders, and will not restrict Western Sierra's ability to pay dividends following the Western Sierra/Lake Community merger and/or the Western Sierra/Roseville merger.


LAKE COMMUNITY


The shareholders of Lake Community are entitled to cash dividends when and as declared by Lake Community's Board of Directors out of funds legally available therefor, subject to the restrictions set forth in the California Financial Code. The California Financial Code provides that a bank may not make a cash distribution to its shareholders in an amount which exceeds the lesser of (1) the retained earnings or (2) the net income of the bank for its last three fiscal years, less the amount of any distributions made by the bank to its shareholders during that period; however, a bank may, with the approval of the DFI, make a distribution to its shareholders in an amount not exceeding the greatest of



-     the retained earnings of the bank,

-     the net income of the bank for its last fiscal year, or



-     the net income of the bank for its current fiscal year.


If the DFI finds that the shareholders' equity of a bank is not adequate or that the payment of a dividend would be unsafe or unsound for the bank, the DFI may order the bank not to pay any dividend to the shareholders.


Lake Community has paid cash dividends on its shares of Lake Community common stock. On December 18, 1997, the Board of Directors of Lake Community declared a cash dividend of $0.27 per share payable February 17, 1998 to shareholders of record as of January 16, 1998. On November 21, 1996, the Board of Directors of Lake Community declared a cash dividend of $0.20 per share payable February 14, 1997 to shareholders of record as of January 15, 1997, and on November 30, 1995, the Board of Directors of Lake Community declared a cash dividend of $0.20 per share payable February 2, 1996 to shareholders of record as of January 1, 1996. The amount and payment of dividends by Lake Community are set by Lake Community's Board of Directors with numerous factors involved including Lake Community's earnings, financial condition, and the need for capital for expanded growth and general economic conditions. No assurance can be given that cash or stock dividends will be paid in the future. Under the Western Sierra/Lake Community Agreement, Lake Community has agreed that it will not declare or pay any dividend on its shares of Lake Community common stock, other than regular cash dividends consistent with past practices. This restriction would no longer be applicable in the event the Western Sierra/Lake Community merger is not approved by the shareholders.


ROSEVILLE


Roseville has never paid any cash or stock dividends and does not intend to do so in the foreseeable future. Under the Western Sierra/Roseville Agreement, Roseville has agreed that it will not declare or pay any dividend on its shares of Roseville common stock, other than regular cash dividends consistent with past practices. This restriction would no longer be applicable in the event the Western Sierra/Roseville merger is not approved by the shareholders.


WESTERN SIERRA FOLLOWING THE WESTERN SIERRA/LAKE COMMUNITY MERGER AND THE WESTERN SIERRA/ROSEVILLE MERGER


If either or both the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger are completed, no assurance can be given that the trading market for Western Sierra common stock will be more active than that which currently exists for Western Sierra common stock. While it is anticipated that Western Sierra following the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger will continue to declare stock dividends based upon the recommendations of the Board of Directors of Western Sierra, there can be no assurance that such dividends will occur. The payment of dividends will depend, in any event, upon Western Sierra's earnings, financial condition, the need for capital for expanded growth and general economic conditions.

                         PRO FORMA FINANCIAL STATEMENTS


CERTAIN MATTERS DISCUSSED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DESCRIBED BELOW. THEREFORE, THE INFORMATION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS SHOULD BE CAREFULLY CONSIDERED WHEN EVALUATING THE BUSINESS PROSPECTS OF WESTERN SIERRA, LAKE COMMUNITY AND ROSEVILLE ON AN INDIVIDUAL AND CONSOLIDATED BASIS.



Western Sierra will account for both mergers as a pooling of interests. Pooling of interests accounting treatment avoids the creation of goodwill in the mergers and allows Western Sierra to avoid charges against future earnings from amortizing goodwill. This accounting method also means that after the Western Sierra/Lake Community merger, Western Sierra will report financial results as if Lake Community had always been combined with Western Sierra, and after the Western Sierra/Roseville merger, Western Sierra will report financial results as if Roseville had always been combined with Western Sierra. If Western Sierra is not able to use pooling of interests method of accounting in either merger, that merger will not be completed.


WESTERN SIERRA/LAKE COMMUNITY MERGER


The following pro forma financial information combines the historical financial information of Western Sierra and Lake Community to reflect what the results might have been had the institutions merged in each of the earlier periods presented. The pro forma financial information does not take into consideration operational efficiencies or additional expenses that might have occurred as a result of combining the institutions. The following tables show the pro forma consolidated condensed balance sheets of Western Sierra following the Western Sierra/Lake Community merger as of September 30, 1998 and December 31, 1997 and pro forma consolidated condensed income statements of Western Sierra following the Western Sierra/Lake Community merger for the nine month periods ended September 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995 (collectively referred to as the "Western Sierra/Lake Community Merger Pro Forma Financial Information.")



The Western Sierra/Lake Community Merger Pro Forma Financial Information and related notes are based on the historical financial statements of Western Sierra and Lake Community, giving effect to the Western Sierra/Lake Community merger under the pooling of interests method of accounting and the assumptions and adjustments in the accompanying notes to the Western Sierra/Lake Community Merger Pro Forma Financial Information. The pro forma consolidated condensed balance sheets assume the Western Sierra/Lake Community merger was completed on September 30, 1998 and December 31, 1997 and the pro forma consolidated condensed income statements assume the Western Sierra/Lake Community merger was completed at the beginning of each period. The Western Sierra/Lake Community Merger Pro Forma Financial Information further assumes the issuance of approximately 896,473 shares of Western Sierra common stock in exchange for all of the outstanding shares of Lake Community common stock at September 30, 1998. The Western Sierra/Lake Community Merger Pro Forma Financial Information is not necessarily indicative of the financial position or results of operations of Western Sierra following the Western Sierra/Lake Community merger as it may be in the future or as it might have been had the Western Sierra/Lake Community merger been effected on the assumed dates.


The Western Sierra/Lake Community Merger Pro Forma Financial Information should be read in conjunction with the historical financial statements of Western Sierra and Lake Community and the notes related thereto, presented elsewhere in this joint proxy statement/prospectus. See "INDEX TO FINANCIAL STATEMENTS."


WESTERN SIERRA/LAKE COMMUNITY MERGER PRO FORMA FINANCIAL INFORMATION BASED ON POOLING OF INTERESTS METHOD OF ACCOUNTING


               EXISTING AND PRO FORMA CONSOLIDATED CAPITALIZATION
                                   (UNAUDITED)


The following table shows the existing capitalization of Western Sierra and Lake Community and the pro forma consolidated capitalization of Western Sierra following the Western Sierra/Lake Community merger at September 30, 1998 (dollars in thousands).

                                                                                                 Pro Forma
                                                                                               Consolidated
                                                                                                 Surviving
                                    Western Sierra      Lake Community     Adjustments(1)     Western Sierra(1)
                                    --------------      --------------     --------------     -----------------
Shareholders' equity:
Common stock                         $     7,381         $     3,473                            $    10,854
Retained earnings                          2,744               5,795                                  8,539
Net unrealized gains on
 available-for-sale
 securities                                  268                 165                                    433
                                     -----------         -----------          ----------        -----------
  Total shareholders'
  equity                             $    10,393         $     9,433                            $    19,826
                                     ===========         ===========          ==========        ===========

Authorized shares of
 common stock                         10,000,000          20,000,000                             10,000,000
                                     ===========         ===========          ==========        ===========
Outstanding shares                       981,448           1,298,296                              1,877,921
                                     ===========         ===========          ==========        ===========

(1) Assumes that holders of 100% of Lake Community common stock convert their shares into Western Sierra common stock and that an aggregate of 896,473 shares of Western Sierra common stock are issued in the Western Sierra/Lake Community merger.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1998

                                                                                                         Pro Forma
(Dollars in thousands)                                   Western               Lake                     Consolidated
                                                          Sierra            Community    Adjustments    Balance Sheet
                                                        ---------           ---------    -----------    -------------
ASSETS
Cash and due from banks                                 $   6,941           $   4,558    $                 $  11,499
Federal funds sold                                         10,600               3,500                         14,100
Loans held for sale                                         2,786                 620                          3,406
Interest-bearing deposits in banks                                              4,554                          4,554
Investment securities:
  Available-for-sale                                       30,544              12,041                         42,585
  Held-to-maturity                                          2,889                                              2,889
                                                        ---------           ---------    ----------        ---------
        Total investments                                  33,433              12,041                         45,474
                                                        ---------           ---------    ----------        ---------
Loans and leases:
  Commercial                                               18,708               4,449                         23,157
  Real estate                                              46,634              28,980                         75,614
  Real estate construction                                  7,686               1,157                          8,843
  Lease financing                                           1,442                                              1,442
  Agricultural                                                                 18,026                         18,026
  Consumer                                                    583               2,530                          3,113
                                                        ---------           ---------                      ---------
        Total loans                                        75,053              55,142                        130,195
  Deferred fees and costs, net                               (209)               (204)                          (413)
  Allowance for loan and lease losses                      (1,025)             (1,161)                        (2,186)
                                                        ---------           ---------    ----------        ---------
        Net loans                                          73,819              53,777                        127,596
                                                        ---------           ---------    ----------        ---------

Other real estate                                           1,553                 630                          2,183
Bank premises and equipment, net                            3,481               2,894                          6,375
Accrued interest receivable and other assets                2,668               2,467                          5,135
                                                        ---------           ---------    ----------        ---------
                                                        $ 135,281           $  85,041    $                 $ 220,322
                                                        =========           =========    ==========        =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                                   $  31,552           $  12,765    $                 $  44,317
  Interest-bearing                                         92,177              62,106                        154,283
                                                        ---------           ---------    ----------        ---------
        Total deposits                                    123,729              74,871                        198,600

Accrued interest payable and other liabilities              1,159                 737                          1,896
                                                        ---------           ---------    ----------        ---------
        Total liabilities                                 124,888              75,608                        200,496
                                                        ---------           ---------    ----------        ---------
Shareholders' equity:
  Common stock                                              7,381               3,473                         10,854
  Retained earnings                                         2,744               5,795                          8,539
  Unrealized gains on available-for-sale
     investment securities, net of taxes                      268                 165                            433
                                                        ---------           ---------    ----------        ---------
        Total shareholders' equity                         10,393               9,433                         19,826
                                                        ---------           ---------    ----------        ---------
                                                        $ 135,281           $  85,041    $                 $ 220,322
                                                        =========           =========    ==========        =========

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1997


                                                                                                                   Pro Forma
(Dollars in thousands)                                   Western              Lake                               Consolidated
                                                         Sierra             Community        Adjustments         Balance Sheet
                                                        ---------           ---------        -----------         -------------
ASSETS
Cash and due from banks                                 $   5,296           $   5,236          $                    $  10,532
Federal funds sold                                          6,550               4,000                                  10,550
Loans held for sale                                         1,767                 680                                   2,447
Interest-bearing deposits in banks                                              4,557                                   4,557
Investment securities:
  Available-for-sale                                       15,799              11,976                                  27,775
  Held-to-maturity                                          4,950                                                       4,950
                                                        ---------           ---------          ---------            ---------
        Total investments                                  20,749              11,976                                  32,725
                                                        ---------           ---------          ---------            ---------
Loans and leases:
  Commercial                                               14,882               5,045                                  19,927
  Real estate                                              40,052              32,003                                  72,055
  Real estate construction                                 13,263                 435                                  13,698
  Lease financing                                             698                                                         698
  Agricultural                                                                 13,942                                  13,942
  Consumer                                                    615               2,919                                   3,534
                                                        ---------           ---------                               ---------
        Total loans                                        69,510              54,344                                 123,854

  Deferred fees and costs, net                               (371)               (182)                                   (553)
  Allowance for loan and lease losses                        (948)               (952)                                 (1,900)
                                                        ---------           ---------          ---------            ---------
        Net loans                                          68,191              53,210                                 121,401
                                                        ---------           ---------          ---------            ---------

Other real estate                                             967                 598                                   1,565
Bank premises and equipment, net                            3,027               3,077                                   6,104
Accrued interest receivable and other assets                2,313               2,186                                   4,499
                                                        ---------           ---------          ---------            ---------
                                                        $ 108,860           $  85,520          $                    $ 194,380
                                                        =========           =========          =========            =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                                   $  19,215           $  12,927          $                    $  32,142
  Interest-bearing                                         79,494              63,112                                 142,606
                                                        ---------           ---------          ---------            ---------
        Total deposits                                     98,709              76,039                                 174,748

Accrued interest payable and other liabilities              1,153                 821                                   1,974
                                                        ---------           ---------          ---------            ---------
        Total liabilities                                  99,862              76,860                                 176,722
                                                        ---------           ---------          ---------            ---------
Shareholders' equity:
  Common stock                                              7,001               3,178                                  10,179
  Retained earnings                                         1,908               5,442                                   7,350
  Unrealized gains on available-for-sale
     investment securities, net of taxes                       89                  40                                     129
                                                        ---------           ---------          ---------            ---------
        Total shareholders' equity                          8,998               8,660                                  17,658
                                                        ---------           ---------          ---------            ---------
                                                        $ 108,860           $  85,520                               $ 194,380
                                                        =========           =========          =========            =========

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME


                                                                 For the Nine Months Ended September 30, 1998
                                                     -----------------------------------------------------------------------
(Dollars in thousands)                                 Western              Lake                                  Pro Forma
                                                       Sierra            Community         Adjustments          Consolidated
                                                     ----------          ----------        -----------          ------------
Interest income
  Interest and fees on loans and leases              $    5,550          $    3,935         $                    $    9,485
  Interest on deposits in banks                                                 223                                     223
  Interest on investment securities                       1,134                 497                                   1,631
  Interest on federal funds sold                            320                 184                                     504
                                                     ----------          ----------         -----------          ----------
        Total interest income                             7,004               4,839                                  11,843

Interest expense on deposits                              2,601               1,916                                   4,517
                                                     ----------          ----------         -----------          ----------
        Net interest income                               4,403               2,923                                   7,326

Provision for loan and lease losses                         250                 270                                     520
                                                     ----------          ----------         -----------          ----------
        Net interest income after provision
          for loan and lease losses                       4,153               2,653                                   6,806
                                                     ----------          ----------         -----------          ----------
Noninterest income:
  Service charges and fees                                  534                 494                                   1,028
  Gain on sale of loans                                   1,093                  10                                   1,103
  Other                                                     215                                                         215
                                                     ----------          ----------         -----------          ----------
        Total noninterest income                          1,842                 504                                   2,346
                                                     ----------          ----------         -----------          ----------
Other expenses:
  Salaries and employee benefits                          2,621               1,416                                   4,037
  Occupancy                                                 324                 213                                     537
  Equipment                                                 420                 272                                     692
  Other                                                   1,323                 756                                   2,079
                                                     ----------          ----------         -----------          ----------
        Total other expenses                              4,688               2,657                                   7,345
                                                     ----------          ----------         -----------          ----------
        Income before income taxes                        1,307                 500                                   1,807

Income taxes                                                472                 147                                     619
                                                     ----------          ----------         -----------          ----------

        Net income                                   $      835          $      353         $                    $    1,188
                                                     ==========          ==========         ===========          ==========
Basic earnings per share                             $     0.86          $     0.28         $                    $     0.64
                                                     ==========          ==========         ===========          ==========
Weighted average shares of common stock                 970,810           1,265,387                               1,844,560(1)
                                                     ==========          ==========         ===========          ==========
Diluted earnings per share                           $     0.80          $     0.27         $                    $     0.61
                                                     ==========          ==========         ===========          ==========
Weighted average shares of common stock
 and common stock equivalents                         1,038,285           1,329,428         $                     1,956,255(1)
                                                     ==========          ==========         ===========          ==========

----------
(1) Weighted average shares of common stock and common stock equivalents for the pro forma consolidated entity was determined by adding the weighted average shares for Lake Community before the combination multiplied by the Lake Community Conversion Rate of .6905 to the weighted average shares for Western Sierra before the combination.

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME


                                                                    For the Nine Months Ended September 30, 1997
                                                        ------------------------------------------------------------------
(Dollars in thousands)                                   Western               Lake                            Pro Forma
                                                          Sierra             Community       Adjustments      Consolidated
                                                        ----------          -----------      -----------      ------------
Interest income
  Interest and fees on loans and leases                 $    5,106          $     4,146       $               $     9,252
  Interest on deposits in banks                                                     165                               165
  Interest on investment securities                            912                  434                             1,346
  Interest on federal funds sold                               150                  123                               273
                                                        ----------          -----------       ---------        ----------
        Total interest income                                6,168                4,868                            11,036

Interest expense on deposits                                 2,217                1,895                             4,112
                                                        ----------          -----------       ---------        ----------
        Net interest income                                  3,951                2,973                             6,924

Provision for loan and lease losses                            193                  270                               463
                                                        ----------          -----------       ---------        ----------
        Net interest income after provision
          for loan and lease losses                          3,758                2,703                             6,461
                                                        ----------          -----------       ---------        ----------
Noninterest income:
  Service charges and fees                                     557                  389                               946
  Gain on sale of loans                                        562                   17                               579
  Gain (loss) on sale of investment securities                  16                   (8)                                8
  Other                                                        208                   15                               223
                                                        ----------          -----------       ---------        ----------
        Total noninterest income                             1,343                  413                             1,756
                                                        ----------          -----------       ---------        ----------
Other expenses:
  Salaries and employee benefits                             2,094                1,267                             3,361
  Occupancy                                                    296                  204                               500
  Equipment                                                    337                  257                               594
  Other                                                      1,213                  680                             1,893
                                                        ----------          -----------       ---------        ----------
        Total other expenses                                 3,940                2,408                             6,348
                                                        ----------          -----------       ---------        ----------
        Income before income taxes                           1,161                  708                             1,869

Income taxes                                                   453                  258                               711
                                                        ----------          -----------       ---------        ----------
        Net income                                      $      708          $       450       $                $    1,158
                                                        ==========          ===========       =========        ==========

Basic earnings per share                                $     0.73          $      0.36       $                $     0.64
                                                        ==========          ===========       =========        ==========
Weighted average shares of common stock                    965,403            1,240,546                         1,822,000(1)
                                                        ==========          ===========       =========        ==========
Diluted earnings per share                              $     0.70          $      0.35       $                $     0.61
                                                        ==========          ===========       =========        ==========
Weighted average shares of common stock
 and common stock equivalents                            1,009,311            1,276,729                         1,890,892(1)
                                                        ==========          ===========       =========        ==========

----------
(1) Weighted average shares of common stock and common stock equivalents for the pro forma consolidated entity was determined by adding the weighted average shares for Lake Community before the combination multiplied by the Lake Community Conversion Rate of .6905 to the weighted average shares for Western Sierra before the combination.

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME


                                                                       For the Year Ended December 31, 1997
                                                        -----------------------------------------------------------------
(Dollars in thousands)                                  Western              Lake                             Pro Forma
                                                         Sierra            Community        Adjustments      Consolidated
                                                        --------          -----------       ------------     ------------
Interest income
  Interest and fees on loans and leases                 $  6,978          $     5,529       $                  $   12,507
  Interest on deposits in banks                                                   233                                 233
  Interest on investment securities                        1,242                  595                               1,837
  Interest on federal funds sold                             210                  203                                 413
                                                        --------          -----------       ------------       ----------
        Total interest income                              8,430                6,560                              14,990

Interest expense on deposits                               3,051                2,562                               5,613
                                                        --------          -----------       ------------       ----------

        Net interest income                                5,379                3,998                               9,377

Provision for loan and lease losses                          243                  263                                 506
                                                        --------          -----------       ------------       ----------
        Net interest income after provision
          for loan and lease losses                        5,136                3,735                               8,871
                                                        --------          -----------       ------------       ----------
Noninterest income:
  Service charges and fees                                   765                  442                               1,207
  Gain on sale of loans                                      972                   49                               1,021
  Gain (loss) on sale of investment securities                21                   (8)                                 13
  Other                                                      279                  147                                 426
                                                        --------          -----------       ------------       ----------
        Total noninterest income                           2,037                  630                               2,667
                                                        --------          -----------       ------------       ----------
Other expenses:
  Salaries and employee benefits                           2,988                1,617                               4,605
  Occupancy                                                  400                  214                                 614
  Equipment                                                  461                  343                                 804
  Other                                                    1,682                1,048                               2,730
                                                        --------          -----------       ------------       ----------
        Total other expenses                               5,531                3,222                               8,753
                                                        --------          -----------       ------------       ----------
        Income before income taxes                         1,642                1,143                               2,785

Income taxes                                                 639                  377                               1,016
                                                        --------          -----------       ------------       ----------
        Net income                                      $  1,003          $       766       $                  $    1,769
                                                        ========          ===========       ============       ==========
Basic earnings per share                                $   1.08          $      0.62       $                  $     0.99
                                                        ========          ===========       ============       ==========
Weighted average shares of common stock                  932,531            1,240,546                           1,789,128(1)
                                                        ========          ===========       ============       ==========
Diluted earnings per share                              $   1.02          $      0.59       $                  $     0.94
                                                        ========          ===========       ============       ==========
Weighted average shares of common stock
 and common stock equivalents                            986,706            1,297,954                           1,882,943(1)
                                                        ========          ===========       ============       ==========

----------
(1) Weighted average shares of common stock and common stock equivalents for the pro forma consolidated entity was determined by adding the weighted average shares for Lake Community before the combination multiplied by the Lake Community Conversion Rate of .6905 to the weighted average shares for Western Sierra before the combination.

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME


                                                                       For the Year Ended December 31, 1996
                                                        ------------------------------------------------------------------
(Dollars in thousands)                                  Western             Lake                               Pro Forma
                                                         Sierra           Community        Adjustments        Consolidated
                                                        --------          ----------       -----------        ------------
Interest income
  Interest and fees on loans and leases                 $  5,544          $    5,704        $                  $   11,248
  Interest on deposits in banks                                                  198                                  198
  Interest on investment securities                          751                 777                                1,528
  Interest on federal funds sold                             146                 168                                  314
                                                        --------          ----------        ---------          ----------
        Total interest income                              6,441               6,847                               13,288

Interest expense                                           2,185               2,845                                5,030
                                                        --------          ----------        ---------          ----------
        Net interest income                                4,256               4,002                                8,258

Provision for loan and lease losses                          458                 477                                  935
                                                        --------          ----------        ---------          ----------
        Net interest income after provision
          for loan and lease losses                        3,798               3,525                                7,323
                                                        --------          ----------        ---------          ----------
Noninterest income:
  Service charges and fees                                   688                 415                                1,103
  Gain on sale of loans                                      684                 146                                  830
  Gain (loss) on sale of investment securities                11                  20                                   31
  Other                                                      309                  97                                  406
                                                        --------          ----------        ---------          ----------
        Total noninterest income                           1,692                 678                                2,370
                                                        --------          ----------        ---------          ----------
Other expenses:
  Salaries and employee benefits                           2,355               1,683                                4,038
  Occupancy                                                  352                 255                                  607
  Equipment                                                  399                 342                                  741
  Other                                                    1,176               1,244                                2,420
                                                        --------          ----------        ---------          ----------
        Total other expenses                               4,282               3,524                                7,806
                                                        --------          ----------        ---------          ----------
        Income before income taxes                         1,208                 679                                1,887

Income taxes                                                 470                 203                                  673
                                                        --------          ----------        ---------          ----------
        Net income                                      $    738          $      476        $                  $    1,214
                                                        ========          ==========        =========          ==========
Basic earnings per share                                $   0.97          $     0.38        $                  $     0.75
                                                        ========          ==========        =========          ==========
Weighted average shares of common stock                  759,017           1,240,491                            1,615,576(1)
                                                        ========          ==========        =========          ==========
Diluted earnings per share                              $   0.94          $     0.36        $                  $     0.72
                                                        ========          ==========        =========          ==========
Weighted average shares of common stock
 and common stock equivalents                            782,318           1,308,758                            1,686,015(1)
                                                        ========          ==========        =========          ==========

----------
(1) Weighted average shares of common stock and common stock equivalents for the pro forma consolidated entity was determined by adding the weighted average shares for Lake Community before the combination multiplied by the Lake Community Conversion Rate of .6905 to the weighted average shares for Western Sierra before the combination.

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME


                                                                      For the Year Ended December 31, 1995
                                                        ---------------------------------------------------------------
(Dollars in thousands)                                   Western            Lake                            Pro Forma
                                                         Sierra           Community     Adjustments        Consolidated
                                                        ---------        ----------     -----------        ------------
Interest income
  Interest and fees on loans and leases                 $   4,938        $    5,794      $                  $   10,732
  Interest on deposits in banks                                                 160                                160
  Interest on investment securities                           605               819                              1,424
  Interest on federal funds sold                              141               229                                370
                                                        ---------        ----------      ---------          ----------
        Total interest income                               5,684             7,002                             12,686

Interest expense                                            1,875             3,056                              4,931
                                                        ---------        ----------      ---------          ----------

        Net interest income                                 3,809             3,946                              7,755

Provision for loan and lease losses                            80               210                                290
                                                        ---------        ----------      ---------          ----------
        Net interest income after provision
          for loan and lease losses                         3,729             3,736                              7,465
                                                        ---------        ----------      ---------          ----------
Noninterest income:
  Service charges and fees                                    690               444                              1,134
  Gain on sale of loans                                       427               115                                542
  (Loss) gain on sale of investment securities                (30)               40                                 10
  Other                                                       140                82                                222
                                                        ---------        ----------      ---------          ----------
        Total noninterest income                            1,227               681                              1,908
                                                        ---------        ----------      ---------          ----------

Other expenses:
  Salaries and employee benefits                            2,091             1,689                              3,780
  Occupancy                                                   308               182                                490
  Equipment                                                   369               237                                606
  Other                                                     1,160             1,193                              2,353
                                                        ---------        ----------      ---------          ----------
        Total other expenses                                3,928             3,301                              7,229
                                                        ---------        ----------      ---------          ----------

        Income before income taxes                          1,028             1,116                              2,144

Income taxes                                                  377               335                                712
                                                        ---------        ----------      ---------          ----------
        Net income                                      $     651        $      781      $                  $    1,432
                                                        =========        ==========      =========          ==========
Basic earnings per share                                $    0.96        $     0.63      $                  $     0.93
                                                        =========        ==========      =========          ==========
Weighted average shares of common stock                   681,030         1,239,791                          1,537,106(1)
                                                        =========        ==========      =========          ==========
Diluted earnings per share                              $    0.94        $     0.59      $                  $     0.90
                                                        =========        ==========      =========          ==========
Weighted average shares of common stock
 and common stock equivalents                             689,696         1,315,310                          1,597,918(1)
                                                        =========        ==========      =========          ==========

----------
(1) Weighted average shares of common stock and common stock equivalents for the pro forma consolidated entity was determined by adding the weighted average shares for Lake Community before the combination multiplied by the Lake Community Conversion Rate of .6905 to the weighted average shares for Western Sierra before the combination.

                           COMPARATIVE PER SHARE DATA
                                   (UNAUDITED)


The following table shows the selected historical financial information for Western Sierra and Lake Community and pro forma consolidated financial information in the Western Sierra/Lake Community merger. The table assumes that the Western Sierra/Lake Community merger was completed at the beginning of the periods presented, and that each outstanding share of Lake Community common stock is converted into .6905 shares of Western Sierra common stock. See "THE WESTERN SIERRA/LAKE COMMUNITY MERGER AND RELATED TRANSACTIONS--Lake Community Conversion Rate and Exchange of Shares and Options."



                                       Nine Months Ended                Year Ended
                                         September 30,                 December 31,
                                      ------------------      ------------------------------
                                       1998        1997        1997        1996        1995
                                      ------      ------      ------      ------      ------
Amounts per common share:
 Western Sierra historical
   Net income(1)(2)                   $  .80      $  .70      $ 1.02      $  .94      $  .94
   Book value(3)                      $10.59      $ 9.15      $ 9.51      $ 9.69      $ 8.62
 Lake Community historical
   Net income(1)(2)                   $  .27      $  .35      $  .59      $  .36      $  .59
   Book value(3)                      $ 7.27      $ 6.98      $ 6.98      $ 6.57      $ 6.50
   Dividends declared                 $    0      $    0      $  .27      $  .20      $  .20
 Pro forma amounts per
  common share of Western Sierra
   Net income(1)(4)                   $  .61      $  .61      $  .94      $  .72      $  .90
   Book value(5)                      $10.56      $ 9.61      $ 9.80      $ 9.60      $ 9.09
 Pro forma amounts per
  common share of Lake Community
   Net income(1)(6)                   $  .42      $  .42      $  .65      $  .50      $  .62
   Book value(6)                      $ 7.29      $ 6.64      $ 6.76      $ 6.63      $ 6.28



----------


(1)   All net income per share data are diluted per share data.

(2) Diluted income per share calculations use the weighted average common stock and common stock equivalent shares outstanding for each period for Western Sierra and Lake Community.

(3) Book value per share is based on the actual number of shares outstanding at the end of the period.

(4) Pro forma net income per share is determined in the same manner as footnote (2) above except the Lake Community common shares are multiplied by the Lake Community Conversion Rate of .6905.

(5) Pro forma book value per share is determined in the same manner as footnote (3) above except the Lake Community common shares are multiplied by the Lake Community Conversion Rate of .6905.

(6) Lake Community pro forma equivalents are computed by multiplying the pro forma per share data of the consolidated entity by the Lake Community Conversion Rate of .6905.

WESTERN SIERRA/ROSEVILLE MERGER


The following pro forma financial information combines the historical financial information of Western Sierra and Roseville to reflect what the results might have been had the institutions merged in each of the earlier periods presented. The pro forma financial information does not take into consideration operational efficiencies or additional expenses that might have occurred as a result of combining the institutions. The following tables show the pro forma consolidated condensed balance sheets of Western Sierra following the Western Sierra/Roseville merger as of September 30, 1998 and December 31, 1997 and pro forma consolidated condensed income statements of Western Sierra following the Western Sierra/Roseville merger for the nine month periods ended September 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995 (collectively referred to as the "Western Sierra/Roseville Merger Pro Forma Financial Information.")



The Western Sierra/Roseville Merger Pro Forma Financial Information and related notes are based on the historical financial statements of Western Sierra and Roseville, giving effect to the Western Sierra/Roseville merger under the pooling of interests method of accounting and the assumptions and adjustments in the accompanying notes to the Western Sierra/Roseville Merger Pro Forma Financial Information. The pro forma consolidated condensed balance sheets assume the Western Sierra/Roseville merger was completed on September 30, 1998 and December 31, 1997 and the pro forma consolidated condensed income statements assume the Western Sierra/Roseville merger was completed at the beginning of each period. The Western Sierra/Roseville Merger Pro Forma Financial Information further assumes the issuance of approximately 449,045 shares of Western Sierra common stock in exchange for all of the outstanding shares of Roseville common stock at September 30, 1998. The Western Sierra/Roseville Merger Pro Forma Financial Information is not necessarily indicative of the financial position or results of operations of Western Sierra following the Western Sierra/Roseville merger as it may be in the future or as it might have been had the Western Sierra/Roseville merger been effected on the assumed dates.


The Western Sierra/Roseville Merger Pro Forma Financial Information should be read in conjunction with the historical financial statements of Western Sierra and Roseville and the notes related thereto, presented elsewhere in this joint proxy statement/prospectus. See "INDEX TO FINANCIAL STATEMENTS."

WESTERN SIERRA/ROSEVILLE MERGER PRO FORMA FINANCIAL INFORMATION BASED ON POOLING OF INTERESTS METHOD OF ACCOUNTING

               EXISTING AND PRO FORMA CONSOLIDATED CAPITALIZATION
                                   (UNAUDITED)


The following table shows the existing capitalization of Western Sierra and Roseville and the pro forma consolidated capitalization of Western Sierra following the Western Sierra/Roseville merger at September 30, 1998 (dollars in thousands).


                                                                                     Pro Forma
                                                                                   Consolidated
                                 Western                                             Surviving
                                 Sierra           Roseville     Adjustments(1)    Western Sierra(1)
                               -----------        ----------    -------------     ----------------
Shareholders' equity:
Common stock                   $     7,381        $    2,511                        $     9,892
Retained earnings                    2,744             2,174                              4,918
Net unrealized gains on
 available-for-sale
 securities                            268                19                                287
                               -----------        ----------     -----------        -----------
    Total shareholders'
     equity                    $    10,393        $    4,704     $                  $    15,097
                               ===========        ==========     ===========        ===========
Authorized shares of
 common stock                   10,000,000         5,000,000                         10,000,000
                               ===========        ==========     ===========        ===========
Outstanding shares                 981,448           370,805                          1,430,493
                               ===========        ==========     ===========        ===========

----------

(1) Assumes that holders of 100% of Roseville common stock convert their shares into Western Sierra common stock and that an aggregate of 449,045 shares of Western Sierra common stock are issued in the Western Sierra/Roseville merger.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1998

                                                                                                                 Pro Forma
(Dollars in thousands)                                   Western                                                Consolidated
                                                         Sierra             Roseville      Adjustments          Balance Sheet
                                                        ---------           ---------      -----------          -------------
ASSETS

Cash and due from banks                                 $   6,941           $   4,252      $                      $  11,193
Federal funds sold                                         10,600              10,050                                20,650
Loans held for sale                                         2,786                 305                                 3,091
Investment securities:
  Available-for-sale                                       30,544               4,218                                34,762
  Held-to-maturity                                          2,889                                                     2,889
                                                        ---------           ---------      -----------            ---------
        Total investments                                  33,433               4,218                                37,651
                                                        ---------           ---------      -----------            ---------
Loans and leases:
  Commercial                                               18,708               6,694                                25,402
  Real estate                                              46,634              15,325                                61,959
  Real estate construction                                  7,686               6,965                                14,651
  Lease financing                                           1,442                                                     1,442
  Consumer                                                    583               2,184                                 2,767
                                                        ---------           ---------      -----------            ---------
        Total loans                                        75,053              31,168                               106,221
  Deferred fees and costs, net                               (209)                (76)                                 (285)
  Allowance for loan and lease losses                      (1,025)               (296)                               (1,321)
                                                        ---------           ---------      -----------            ---------
        Net loans                                          73,819              30,796                               104,615
                                                        ---------           ---------      -----------            ---------

Other real estate                                           1,553                                                     1,553
Bank premises and equipment, net                            3,481               1,646                                 5,127
Accrued interest receivable and other assets                2,668               2,104                                 4,772
                                                        ---------           ---------      -----------            ---------
                                                        $ 135,281           $  53,371      $                      $ 188,652
                                                        =========           =========      ===========            =========
LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
  Noninterest-bearing                                   $  31,552           $  10,880      $                      $  42,432
  Interest-bearing                                         92,177              37,596                               129,773
                                                        ---------           ---------      -----------            ---------
        Total deposits                                    123,729              48,476                               172,205

Accrued interest payable and other liabilities              1,159                 191                                 1,350
                                                        ---------           ---------      -----------            ---------
        Total liabilities                                 124,888              48,667                               173,555
                                                        ---------           ---------      -----------            ---------
Shareholders' equity:
  Common stock                                              7,381               2,511                                 9,892
  Retained earnings                                         2,744               2,174                                 4,918
  Unrealized gains on available-for-sale
    investment securities, net of taxes                       268                  19                                   287
                                                        ---------           ---------      -----------            ---------
        Total shareholders' equity                         10,393               4,704                                15,097
                                                        ---------           ---------      -----------            ---------
                                                        $ 135,281           $  53,371      $                      $ 188,652
                                                        =========           =========      ===========            =========

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1997

                                                                                                                 Pro Forma
(Dollars in thousands)                                   Western                                                Consolidated
                                                         Sierra             Roseville       Adjustments         Balance Sheet
                                                        ---------           ---------       -----------         -------------
ASSETS

Cash and due from banks                                 $   5,296           $   1,830       $                     $   7,126
Federal funds sold                                          6,550               6,720                                13,270
Loans held for sale                                         1,767                 227                                 1,994
Investment securities:
  Available-for-sale                                       15,799               4,010                                19,809
  Held-to-maturity                                          4,950                                                     4,950
                                                        ---------           ---------       -----------           ---------
        Total investments                                  20,749               4,010                                24,759
                                                        ---------           ---------       -----------           ---------
Loans and leases:
  Commercial                                               14,882               8,715                                23,597
  Real estate                                              40,052              16,279                                56,331
  Real estate construction                                 13,263               7,319                                20,582
  Lease financing                                             698                                                       698
  Consumer                                                    615               2,623                                 3,238
                                                        ---------           ---------       -----------           ---------
        Total loans                                        69,510              34,936                               104,446
  Deferred fees and costs, net                               (371)                (87)                                 (458)
  Allowance for loan and lease losses                        (948)               (724)                               (1,672)
                                                        ---------           ---------       -----------           ---------
        Net loans                                          68,191              34,125                               102,316
                                                        ---------           ---------       -----------           ---------

Other real estate                                             967                                                       967
Bank premises and equipment, net                            3,027               1,722                                 4,749
Accrued interest receivable and other assets                2,313               1,954                                 4,267
                                                        ---------           ---------       -----------           ---------
                                                        $ 108,860           $  50,588       $                     $ 159,448
                                                        =========           =========       ===========           =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
  Noninterest-bearing                                   $  19,215           $   8,527       $                     $  27,742
  Interest-bearing                                         79,494              37,823                               117,317
                                                        ---------           ---------       -----------           ---------
        Total deposits                                     98,709              46,350                               145,059

Accrued interest payable and other liabilities              1,153                 274                                 1,427
                                                        ---------           ---------       -----------           ---------
        Total liabilities                                  99,862              46,624                               146,486
                                                        ---------           ---------       -----------           ---------
Shareholders' equity:
  Common stock                                              7,001               2,021                                 9,022
  Retained earnings                                         1,908               1,932                                 3,840
  Unrealized gains on available-for-sale
     investment securities, net of taxes                       89                  11                                   100
                                                        ---------           ---------       -----------           ---------
        Total shareholders' equity                          8,998               3,964                                12,962
                                                        ---------           ---------       -----------           ---------
                                                        $ 108,860           $  50,588       $                     $ 159,448
                                                        =========           =========       ===========           =========

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

                                                              For the Nine Months Ended September 30, 1998
                                                     -------------------------------------------------------------------
(Dollars in thousands)                                 Western                                               Pro Forma
                                                       Sierra           Roseville       Adjustments         Consolidated
                                                     ----------         ---------       -----------         ------------
Interest income
  Interest and fees on loans and leases              $    5,550          $  2,524       $                    $    8,074
  Interest on investment securities                       1,134               174                                 1,308
  Interest on federal funds sold                            320               292                                   612
                                                     ----------          --------       -----------          ----------
        Total interest income                             7,004             2,990                                 9,994

Interest expense on deposits                              2,601             1,303                                 3,904
                                                     ----------          --------       -----------          ----------
        Net interest income                               4,403             1,687                                 6,090

Provision for loan and lease losses                         250               105                                   355
                                                     ----------          --------       -----------          ----------
        Net interest income after provision
          for loan and lease losses                       4,153             1,582                                 5,735
                                                     ----------          --------       -----------          ----------
Noninterest income:
  Service charges and fees                                  534                51                                   585
  Gain on sale of loans                                   1,093               187                                 1,280
  Other                                                     215               177                                   392
                                                     ----------          --------       -----------          ----------
        Total noninterest income                          1,842               415                                 2,257
                                                     ----------          --------       -----------          ----------
Other expenses:
  Salaries and employee benefits                          2,621               705                                 3,326
  Occupancy                                                 324               105                                   429
  Equipment                                                 420                98                                   518
  Other                                                   1,323               686                                 2,009
                                                     ----------          --------       -----------          ----------
        Total other expenses                              4,688             1,594                                 6,282
                                                     ----------          --------       -----------          ----------
        Income before income taxes                        1,307               403                                 1,710

Income taxes                                                472               161                                   633
                                                     ----------          --------       -----------          ----------
        Net income                                   $      835          $    242       $                    $    1,077
                                                     ==========          ========       ===========          ==========
Basic earnings per share                             $     0.86          $   0.75       $                    $     0.79
                                                     ==========          ========       ===========          ==========
Weighted average shares of common stock                 970,810           320,158                             1,358,521(1)
                                                     ==========          ========       ===========          ==========
Diluted earnings per share                           $     0.80          $   0.72       $                    $     0.75
                                                     ==========          ========       ===========          ==========
Weighted average shares of common stock
 and common stock equivalents                         1,038,285           333,661                             1,442,348(1)
                                                     ==========          ========       ===========          ==========

----------

(1) Weighted average shares of common stock and common stock equivalents for the pro forma consolidated entity was determined by adding the weighted average shares for Roseville before the combination multiplied by the Roseville Conversion Rate of 1.2110 to the weighted average shares for Western Sierra before the combination.

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

                                                                   For the Nine Months Ended September 30, 1997
                                                     -------------------------------------------------------------------
(Dollars in thousands)                                 Western                                               Pro Forma
                                                       Sierra           Roseville      Adjustments          Consolidated
                                                     ----------         ---------      -----------          ------------
Interest income
  Interest and fees on loans and leases              $    5,106          $  2,432      $                     $    7,538
  Interest on investment securities                         912               202                                 1,114
  Interest on federal funds sold                            150               210                                   360
                                                     ----------          --------      -----------           ----------
        Total interest income                             6,168             2,844                                 9,012

Interest expense on deposits                              2,217             1,198                                 3,415
                                                     ----------          --------      -----------           ----------
        Net interest income                               3,951             1,646                                 5,597

Provision for loan and lease losses                         193               126                                   319
                                                     ----------          --------      -----------           ----------
        Net interest income after provision
          for loan and lease losses                       3,758             1,520                                 5,278
                                                     ----------          --------      -----------           ----------
Noninterest income:
  Service charges and fees                                  557                41                                   598
  Gain on sale of loans                                     562                57                                   619
  Gain on sale of investment securities                      16                                                      16
  Other                                                     208               122                                   330
                                                     ----------          --------      -----------           ----------
        Total noninterest income                          1,343               220                                 1,563
                                                     ----------          --------      -----------           ----------
Other expenses:
  Salaries and employee benefits                          2,094               604                                 2,698
  Occupancy                                                 296                79                                   375
  Equipment                                                 337                69                                   406
  Other                                                   1,213               423                                 1,636
                                                     ----------          --------      -----------           ----------
        Total other expenses                              3,940             1,175                                 5,115
                                                     ----------          --------      -----------           ----------
        Income before income taxes                        1,161               565                                 1,726

Income taxes                                                453               226                                   679
                                                     ----------          --------      -----------           ----------
        Net income                                   $      708          $    339      $                     $    1,047
                                                     ==========          ========      ===========           ==========
Basic earnings per share                             $     0.73          $   1.06      $                     $     0.77
                                                     ==========          ========      ===========           ==========
Weighted average shares of common stock                 965,403           319,972                             1,352,521(1)
                                                     ==========          ========      ===========           ==========
Diluted earnings per share                           $     0.70          $   1.04      $                     $     0.75
                                                     ==========          ========      ===========           ==========
Weighted average shares of common stock
 and common stock equivalents                         1,009,311           324,648                             1,402,460(1)
                                                     ==========          ========      ===========           ==========

----------

(1) Weighted average shares of common stock and common stock equivalents for the pro forma consolidated entity was determined by adding the weighted average shares for Roseville before the combination multiplied by the Roseville Conversion Rate of 1.2110 to the weighted average shares for Western Sierra before the combination.

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME


                                                                For the Year Ended December 31, 1997
                                                     -----------------------------------------------------------------
(Dollars in thousands)                               Western                                                Pro Forma
                                                     Sierra           Roseville      Adjustments          Consolidated
                                                     --------         ---------      -----------          ------------
Interest income
  Interest and fees on loans and leases              $  6,978          $  3,287      $                     $   10,265
  Interest on investment securities                     1,242               266                                 1,508
  Interest on federal funds sold                          210               342                                   552
                                                     --------          --------      -----------           ----------
        Total interest income                           8,430             3,895                                12,325

Interest expense on deposits                            3,051             1,664                                 4,715
                                                     --------          --------      -----------           ----------
        Net interest income                             5,379             2,231                                 7,610

Provision for loan and lease losses                       243               564                                   807
                                                     --------          --------      -----------           ----------
        Net interest income after provision
          for loan and lease losses                     5,136             1,667                                 6,803
                                                     --------          --------      -----------           ----------
Noninterest income:
  Service charges and fees                                765                58                                   823
  Gain on sale of loans                                   972                99                                 1,071
  Gain on sale of investment securities                    21                                                      21
  Other                                                   279               184                                   463
                                                     --------          --------      -----------           ----------
        Total noninterest income                        2,037               341                                 2,378
                                                     --------          --------      -----------           ----------
Other expenses:
  Salaries and employee benefits                        2,988               818                                 3,806
  Occupancy                                               400               148                                   548
  Equipment                                               461                29                                   490
  Other                                                 1,682               698                                 2,380
                                                     --------          --------      -----------           ----------
        Total other expenses                            5,531             1,693                                 7,224
                                                     --------          --------      -----------           ----------
        Income before income taxes                      1,642               315                                 1,957

Income taxes                                              639               133                                   772
                                                     --------          --------      -----------           ----------
        Net income                                   $  1,003          $    182      $                     $    1,185
                                                     ========          ========      ===========           ==========
Basic earnings per share                             $   1.08          $   0.57      $                     $      .90
                                                     ========          ========      ===========           ==========
Weighted average shares of common stock               932,531           319,972                             1,320,017(1)
                                                     ========          ========      ===========           ==========
Diluted earnings per share                           $   1.02          $   0.56      $                     $      .86
                                                     ========          ========      ===========           ==========
Weighted average shares of common stock
 and common stock equivalents                         986,706           324,648                             1,379,855(1)
                                                     ========          ========      ===========           ==========



----------


(1) Weighted average shares of common stock and common stock equivalents for the pro forma consolidated entity was determined by adding the weighted average shares for Roseville before the combination multiplied by the Roseville Conversion Rate of 1.2110 to the weighted average shares for Western Sierra before the combination.

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

                                                                 For the Year Ended December 31, 1996
                                                     -----------------------------------------------------------------
(Dollars in thousands)                               Western                                               Pro Forma
                                                     Sierra           Roseville      Adjustments          Consolidated
                                                     --------         ---------      -----------          ------------
Interest income
  Interest and fees on loans and leases              $  5,544          $  2,545      $                     $    8,089
  Interest on investment securities                       751               232                                   983
  Interest on federal funds sold                          146               251                                   397
                                                     --------          --------      -----------           ----------
        Total interest income                           6,441             3,028                                 9,469

Interest expense on deposits                            2,185             1,331                                 3,516
                                                     --------          --------      -----------           ----------
        Net interest income                             4,256             1,697                                 5,953

Provision for loan and lease losses                       458                89                                   547
                                                     --------          --------      -----------           ----------
        Net interest income after provision
          for loan and lease losses                     3,798             1,608                                 5,406
                                                     --------          --------      -----------           ----------
Noninterest income:
  Service charges and fees                                688                33                                   721
  Gain on sale of loans                                   684                58                                   742
  Gain on sale of investment securities                    11                                                      11
  Other                                                   309               137                                   446
                                                     --------          --------      -----------           ----------
        Total noninterest income                        1,692               228                                 1,920
                                                     --------          --------      -----------           ----------
Other expenses:
  Salaries and employee benefits                        2,355               701                                 3,056
  Occupancy                                               352                53                                   405
  Equipment                                               399                97                                   496
  Other                                                 1,176               479                                 1,655
                                                     --------          --------      -----------           ----------
        Total other expenses                            4,282             1,330                                 5,612
                                                     --------          --------      -----------           ----------
        Income before income taxes                      1,208               506                                 1,714

Income taxes                                              470               204                                   674
                                                     --------          --------      -----------           ----------
        Net income                                   $    738          $    302      $                     $    1,040
                                                     ========          ========      ===========           ==========
Basic earnings per share                             $   0.97          $   0.94      $                     $     0.91
                                                     ========          ========      ===========           ==========
Weighted average shares of common stock               759,017           319,872                             1,146,382(1)
                                                     ========          ========      ===========           ==========
Diluted earnings per share                           $   0.94          $   0.93      $                     $     0.88
                                                     ========          ========      ===========           ==========
Weighted average shares of common stock
 and common stock equivalents                         782,318           324,622                             1,175,435(1)
                                                     ========          ========      ===========           ==========

----------

(1) Weighted average shares of common stock and common stock equivalents for the pro forma consolidated entity was determined by adding the weighted average shares for Roseville before the combination multiplied by the Roseville Conversion Rate of 1.2110 to the weighted average shares for Western Sierra before the combination.

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME


                                                                     For the Year Ended December 31, 1995
                                                     ---------------------------------------------------------------------
(Dollars in thousands)                                Western                                                  Pro Forma
                                                      Sierra             Roseville        Adjustments         Consolidated
                                                     ---------           ---------        -----------         ------------
Interest income
  Interest and fees on loans and leases              $   4,938           $   2,164        $                    $    7,102
  Interest on investment securities                        605                 274                                    879
  Interest on federal funds sold                           141                 226                                    367
                                                     ---------           ---------        -----------          ----------
        Total interest income                            5,684               2,664                                  8,348

Interest expense on deposits                             1,875               1,288                                  3,163
                                                     ---------           ---------        -----------          ----------
        Net interest income                              3,809               1,376                                  5,185

Provision for loan and lease losses                         80                  55                                    135
                                                     ---------           ---------        -----------          ----------
        Net interest income after provision
          for loan and lease losses                      3,729               1,321                                  5,050
                                                     ---------           ---------        -----------          ----------
Noninterest income:
  Service charges and fees                                 690                  21                                    711
  Gain on sale of loans                                    427                  32                                    459
  Gain on sale of investment securities                    (30)                                                       (30)
  Other                                                    140                  73                                    213
                                                     ---------           ---------        -----------          ----------
        Total noninterest income                         1,227                 126                                  1,353
                                                     ---------           ---------        -----------          ----------
Other expenses:
  Salaries and employee benefits                         2,091                 578                                  2,669
  Occupancy                                                308                  58                                    366
  Equipment                                                369                  87                                    456
  Other                                                  1,160                 422                                  1,582
                                                     ---------           ---------        -----------          ----------
        Total other expenses                             3,928               1,145                                  5,073
                                                     ---------           ---------        -----------          ----------
        Income before income taxes                       1,028                 302                                  1,330

Income taxes                                               377                 104                                    481
                                                     ---------           ---------        -----------          ----------
        Net income                                   $     651           $     198        $                    $      849
                                                     =========           =========        ===========          ==========
Basic earnings per share                             $    0.96           $    0.62        $                    $     0.79
                                                     =========           =========        ===========          ==========
Weighted average shares of common stock                681,030             319,572                              1,068,032(1)
                                                     =========           =========        ===========          ==========
Diluted earnings per share                           $    0.94           $    0.61        $                    $     0.78
                                                     =========           =========        ===========          ==========
Weighted average shares of common stock
 and common stock equivalents                          689,696             324,530                              1,082,702(1)
                                                     =========           =========        ===========          ==========



-----------


(1) Weighted average shares of common stock and common stock equivalents for the pro forma consolidated entity was determined by adding the weighted average shares for Roseville before the combination multiplied by the Roseville Conversion Rate of 1.2110 to the weighted average shares for Western Sierra before the combination.

                           COMPARATIVE PER SHARE DATA
                                   (UNAUDITED)


The following table shows the selected historical financial information for Western Sierra and Roseville and pro forma consolidated financial information in the Western Sierra/Roseville merger. The table assumes that the Western Sierra/Roseville merger was completed at the beginning of the periods presented, and that each outstanding share of Roseville common stock is converted into
1.2110 shares of Western Sierra common stock. See "THE WESTERN SIERRA/ROSEVILLE MERGER AND RELATED TRANSACTIONS--Roseville Conversion Rate and Exchange of Shares and Options."


                                           Nine Months
                                              Ended                           Year Ended
                                          September 30,                      December 31,
                                      --------------------        ----------------------------------
                                       1998          1997          1997          1996          1995
                                      ------        ------        ------        ------        ------
Amounts per common share:
 Western Sierra historical
   Net income(1)(2)                   $  .80        $  .70        $ 1.02        $  .94        $  .94
   Book value(3)                      $10.59        $ 9.15        $ 9.51        $ 9.69        $ 8.62
 Roseville historical
   Net income(1)(2)                   $  .72        $ 1.04        $  .56        $  .93        $  .61
   Book value(3)                      $12.69        $12.88        $12.39        $11.80        $10.85
 Pro forma amounts per
  common share of Western Sierra
   Net income(1)(4)                   $  .75        $  .75        $  .86        $  .88        $  .78
   Book value(5)                      $10.55        $ 9.59        $ 9.72        $ 9.71        $ 9.09
 Pro forma amounts per
  common share of Roseville
   Net income(1)(6)                   $  .91        $  .91        $ 1.04        $ 1.07        $  .94
   Book value(6)                      $12.78        $11.61        $11.77        $11.75        $10.60

----------

(1)   All net income per share data are diluted per share data.

(2) Diluted income per share calculations use the weighted average common stock and common stock equivalent shares outstanding for each period for Western Sierra and Roseville.

(3) Book value per share is based on the actual number of shares outstanding at the end of the period.

(4) Pro forma net income per share is determined in the same manner as footnote (2) above except the Roseville common shares are multiplied by the Roseville Conversion Rate of 1.2110.

(5) Pro forma book value per share is determined in the same manner as footnote (3) above except the Roseville common shares are multiplied by the Roseville Conversion Rate of 1.2110.

(6) Roseville pro forma equivalents are computed by multiplying the pro forma per share data of the consolidated entity by the Roseville Conversion Rate of 1.2110.

WESTERN SIERRA FOLLOWING THE WESTERN SIERRA/LAKE COMMUNITY MERGER AND THE WESTERN SIERRA/ROSEVILLE MERGER


 The following pro forma financial information combines the historical financial information of Western Sierra, Lake Community and Roseville to reflect what the results might have been had all three institutions merged in each of the earlier periods presented. The pro forma financial information does not take into consideration operational efficiencies or additional expenses that might have occurred as a result of combining the institutions. The following tables show the pro forma consolidated condensed balance sheets of Western Sierra following both the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger as of September 30, 1998 and December 31, 1997 and pro forma consolidated condensed income statements of Western Sierra following both the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger for the nine month periods ended September 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995 (collectively referred to as the "Western Sierra Pro Forma Financial Information.")



The Western Sierra Pro Forma Financial Information and related notes are based on the historical financial statements of Western Sierra, Lake Community and Roseville, giving effect to both the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger under the pooling of interests method of accounting and the assumptions and adjustments in the accompanying notes to Western Sierra Pro Forma Financial Information. The pro forma consolidated condensed balance sheets assume both the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger were completed on September 30, 1998 and December 31, 1997 and the pro forma consolidated condensed income statements assume the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger were completed at the beginning of each period. Western Sierra Pro Forma Financial Information further assumes the issuance of approximately 1,345,518 shares of Western Sierra common stock in exchange for all of the outstanding shares of Lake Community common stock and Roseville common stock at September 30, 1998. The Western Sierra Pro Forma Financial Information is not necessarily indicative of the financial position or results of operations of Western Sierra following both the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger as it may be in the future or as it might have been had both the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger been effected on the assumed dates.


Western Sierra Pro Forma Financial Information should be read in conjunction with the historical financial statements of Western Sierra, Lake Community and Roseville and the notes related thereto, presented elsewhere in this joint proxy statement/prospectus. See "INDEX TO FINANCIAL STATEMENTS."

WESTERN SIERRA PRO FORMA FINANCIAL INFORMATION BASED ON POOLING OF INTERESTS METHOD OF ACCOUNTING

               EXISTING AND PRO FORMA CONSOLIDATED CAPITALIZATION
                                   (UNAUDITED)


The following table shows the existing capitalization of Western Sierra, Lake Community and Roseville and the pro forma consolidated capitalization of Western Sierra following both the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger at September 30, 1998 (dollars in thousands).


                                                                                                               Pro Forma
                                                                                                              Consolidated
                                   Western               Lake                                                   Surviving
                                   Sierra              Community           Roseville      Adjustments(1)      Corporation(1)
                                 -----------          -----------          ----------     --------------      --------------
Shareholders' equity:
Common stock                     $     7,381          $     3,473          $    2,511                           $    13,365
Retained earnings                      2,744                5,795               2,174                                10,713
Net unrealized gains on
 available-for-sale
 securities                              268                  165                  19                                   452
                                 -----------          -----------          ----------     ------------          -----------
    Total shareholders'
     equity                      $    10,393          $     9,433          $    4,704                           $    24,530
                                 ===========          ===========          ==========     ============          ===========
Authorized shares of
 common stock                     10,000,000           20,000,000           5,000,000                            10,000,000
                                 ===========          ===========          ==========     ============          ===========
Outstanding shares                   981,448            1,298,296             370,805                             2,326,966
                                 ===========          ===========          ==========     ============          ===========

----------


(1) Assumes that holders of 100% of both Lake Community common stock and Roseville common stock convert their shares into Western Sierra common stock and that an aggregate of 1,345,518 shares of Western Sierra common stock are issued in the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1998


                                                                                                                 Pro Forma
(Dollars in thousands)                           Western                             Lake        Pro Forma      Consolidated
                                                 Sierra          Roseville         Community    Adjustments     Balance Sheet
                                                ---------        ---------         ---------    -----------     -------------
ASSETS
Cash and due from banks                         $   6,941         $  4,252         $   4,558    $                 $  15,751
Federal funds sold                                 10,600           10,050             3,500                         24,150
Loans held for sale                                 2,786              305               620                          3,711
Interest-bearing deposits in banks                                                     4,554                          4,554
Investment securities:
  Available-for-sale                               30,544            4,218            12,041                         46,803
  Held-to-maturity                                  2,889                                                             2,889
                                                ---------         --------         ---------     -----------      ---------
        Total investments                          33,433            4,218            12,041                         49,692
                                                ---------         --------         ---------     -----------      ---------
Loans and leases:
  Commercial                                       18,708            6,694             4,449                         29,851
  Real estate                                      46,634           15,325            28,980                         90,939
  Real estate construction                          7,686            6,965             1,157                         15,808
  Lease financing                                   1,442                                                             1,442
  Agricultural                                                                        18,026                         18,206
  Consumer                                            583            2,184             2,530                          5,297
                                                ---------         --------         ---------     -----------      ---------
        Total loans                                75,053           31,168            55,142                        161,363
  Deferred fees and costs, net                       (209)             (76)             (204)                          (489)
  Allowance for loan and lease losses              (1,025)            (296)           (1,161)                        (2,482)
                                                ---------         --------         ---------     -----------      ---------
        Net loans                                  73,819           30,796            53,777                        158,392
                                                ---------         --------         ---------     -----------      ---------
Other real estate                                   1,553                                630                          2,183
Bank premises and equipment, net                    3,481            1,646             2,894                          8,021
Accrued interest receivable
 and other assets                                   2,668            2,104             2,467                          7,239
                                                ---------         --------         ---------     -----------      ---------
                                                $ 135,281         $ 53,371         $  85,041     $                $ 273,693
                                                =========         ========         =========     ===========      =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                           $  31,552         $ 10,880         $  12,765     $                $  55,197
  Interest-bearing                                 92,177           37,596            62,106                        191,879
                                                ---------         --------         ---------     -----------      ---------
        Total deposits                            123,729           48,476            74,871                        247,076

Accrued interest payable
 and other liabilities                              1,159              191               737                          2,087
                                                ---------         --------         ---------     -----------      ---------
        Total liabilities                         124,888           48,667            75,608                        249,163
                                                ---------         --------         ---------     -----------      ---------
Shareholders' equity:
  Common stock                                      7,381            2,511             3,473                         13,365
  Retained earnings                                 2,744            2,174             5,795                         10,713
  Unrealized gains on available-for-sale
     investment securities, net of taxes              268               19               165                            452
                                                ---------         --------         ---------     -----------      ---------
        Total shareholders' equity                 10,393            4,704             9,433                         24,530
                                                ---------         --------         ---------     -----------      ---------
                                                $ 135,281         $ 53,371         $  85,041     $                $ 273,693
                                                =========         ========         =========     ===========      =========

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1997

                                                                                                                   Pro Forma
(Dollars in thousands)                           Western                             Lake         Pro Forma       Consolidated
                                                 Sierra          Roseville         Community     Adjustments      Balance Sheet
                                                ---------        ---------         ---------     -----------      -------------
ASSETS
Cash and due from banks                         $   5,296         $  1,830         $   5,236     $                  $  12,362
Federal funds sold                                  6,550            6,720             4,000                           17,270
Loans held for sale                                 1,767              227               680                            2,674
Interest-bearing deposits in banks                                                     4,557                            4,557
Investment securities:
  Available-for-sale                               15,799            4,010            11,976                           31,785
  Held-to-maturity                                  4,950                                                               4,950
                                                ---------         --------         ---------     ------------       ---------
        Total investments                          20,749            4,010            11,976                           36,735
                                                ---------         --------         ---------     ------------       ---------

Loans and leases:
  Commercial                                       14,882            8,715             5,045                           28,642
  Real estate                                      40,052           16,279            32,003                           88,334
  Real estate construction                         13,263            7,319               435                           21,017
  Lease financing                                     698                                                                 698
  Agricultural                                                                        13,942                           13,942
  Consumer                                            615            2,623             2,919                            6,157
                                                ---------         --------         ---------     ------------       ---------
        Total loans                                69,510           34,936            54,344                          158,790
  Deferred fees and costs, net                       (371)             (86)             (182)                            (639)
  Allowance for loan and lease losses                (948)            (724)             (952)                          (2,624)
                                                ---------         --------         ---------     ------------       ---------
        Net loans                                  68,191           34,126            53,210                          155,527
                                                ---------         --------         ---------     ------------       ---------
Other real estate                                     967                                598                            1,565
Bank premises and equipment, net                    3,027            1,721             3,077                            7,825
Accrued interest receivable
 and other assets                                   2,313            1,954             2,186                            6,453
                                                ---------         --------         ---------     ------------       ---------
                                                $ 108,860         $ 50,588         $  85,520     $                  $ 244,968
                                                =========         ========         =========     ============       =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                           $  19,215         $  8,527         $  12,927     $                  $  40,669
  Interest-bearing                                 79,494           37,823            63,112                          180,429
                                                ---------         --------         ---------     ------------       ---------
        Total deposits                             98,709           46,350            76,039                          221,098

Accrued interest payable
 and other liabilities                              1,153              274               821                            2,248
                                                ---------         --------         ---------     ------------       ---------
        Total liabilities                          99,862           46,624            76,860                          223,346
                                                ---------         --------         ---------     ------------       ---------
Shareholders' equity:
  Common stock                                      7,001            2,021             3,178                           12,200
  Retained earnings                                 1,908            1,932             5,442                            9,282
  Unrealized gains on available-for-sale
     investment securities, net of taxes               89               11                40                              140
                                                ---------         --------         ---------     ------------       ---------
        Total shareholders' equity                  8,998            3,964             8,660                           21,622
                                                ---------         --------         ---------     ------------       ---------
                                                $ 108,860         $ 50,588         $  85,520     $                  $ 244,968
                                                =========         ========         =========     ============       =========

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

                                                                  For the Nine Months Ended September 30, 1998
                                                   ----------------------------------------------------------------------------
(Dollars in thousands)                              Western                            Lake                         Pro Forma
                                                    Sierra          Roseville        Community     Adjustments     Consolidated
                                                   ----------       ---------        ----------    -----------     ------------
Interest income
  Interest and fees on loans and leases            $    5,550        $  2,524        $    3,935    $                $   12,009
  Interest on deposits in banks                                                             223                            223
  Interest on investment securities                     1,134             174               497                          1,805
  Interest on federal funds sold                          320             292               184                            796
                                                   ----------        --------        ----------    -----------      ----------
        Total interest income                           7,004           2,990             4,839                         14,833

Interest expense on deposits                            2,601           1,303             1,916                          5,820
                                                   ----------        --------        ----------    -----------      ----------
        Net interest income                             4,403           1,687             2,923                          9,013

Provision for loan and lease losses                       250             105               270                            625
                                                   ----------        --------        ----------    -----------      ----------
        Net interest income after provision
          for loan and lease losses                     4,153           1,582             2,653                          8,388
                                                   ----------        --------        ----------    -----------      ----------
Noninterest income:
  Service charges and fees                                534              51               494                          1,079
  Gain on sale of loans                                 1,093             187                10                          1,290
  Other                                                   215             177                                              392
                                                   ----------        --------        ----------    -----------      ----------
        Total noninterest income                        1,842             415               504                          2,761
                                                   ----------        --------        ----------    -----------      ----------
Other expenses:
  Salaries and employee benefits                        2,621             705             1,416                          4,742
  Occupancy                                               324             105               213                            642
  Equipment                                               420              98               272                            790
  Other                                                 1,323             686               756                          2,765
                                                   ----------        --------        ----------    -----------      ----------
        Total other expenses                            4,688           1,594             2,657                          8,939
                                                   ----------        --------        ----------    -----------      ----------
        Income before income taxes                      1,307             403               500                          2,210

Income taxes                                              472             161               147                            780
                                                   ----------        --------        ----------    -----------      ----------
        Net income                                 $      835        $    242        $      353    $                $    1,430
                                                   ==========        ========        ==========    ===========      ==========
Basic earnings per share                           $     0.86        $   0.75        $     0.28    $                $     0.64
                                                   ==========        ========        ==========    ===========      ==========
Weighted average shares of common stock               970,810         320,158         1,265,387                      2,232,271(1)
                                                   ==========        ========        ==========    ===========      ==========
Diluted earnings per share                         $     0.80        $   0.72        $     0.27    $                $     0.61
                                                   ==========        ========        ==========    ===========      ==========
Weighted average shares of common stock
 and common stock equivalents                       1,038,285         333,661         1,329,428                      2,360,319(1)
                                                   ==========        ========        ==========    ===========      ==========

-----------

(1) Weighted average shares of common stock and common stock equivalents for the pro forma consolidated entity was determined by adding the weighted average shares for Lake Community before the combination multiplied by the Lake Community Conversion Rate of .6905 and the weighted average shares for Roseville before the combination multiplied by the Roseville Conversion Rate of 1.2110 to the weighted average shares for Western Sierra before the combination at the beginning of all periods presented.

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

                                                                  For the Nine Months Ended September 30, 1997
                                                      ----------------------------------------------------------------------
(Dollars in thousands)                                 Western                       Lake                        Pro Forma
                                                       Sierra       Roseville      Community     Adjustments    Consolidated
                                                      ----------    ---------      ----------    -----------    ------------
Interest income
  Interest and fees on loans and leases               $    5,106    $   2,432      $    4,146    $               $   11,684
  Interest on deposits in banks                                                           165                           165
  Interest on investment securities                          912          202             434                         1,548
  Interest on federal funds sold                             150          210             123                           483
                                                      ----------    ---------      ----------    -----------     ----------
        Total interest income                              6,168        2,844           4,868                        13,880

Interest expense on deposits                               2,217        1,198           1,895                         5,310
                                                      ----------    ---------      ----------    -----------     ----------
        Net interest income                                3,951        1,646           2,973                         8,570

Provision for loan and lease losses                          193          126             270                           589
                                                      ----------    ---------      ----------    -----------     ----------
        Net interest income after provision
          for loan and lease losses                        3,758        1,520           2,703                         7,981
                                                      ----------    ---------      ----------    -----------     ----------
Noninterest income:
  Service charges and fees                                   557           41             389                           987
  Gain on sale of loans                                      562           57              17                           636
  Gain (loss) on sale of investment securities                16                           (8)                            8
  Other                                                      208          122              15                           345
                                                      ----------    ---------      ----------    -----------     ----------
        Total noninterest income                           1,343          220             413                         1,976
                                                      ----------    ---------      ----------    -----------     ----------
Other expenses:
  Salaries and employee benefits                           2,094          604           1,267                         3,965
  Occupancy                                                  296           79             204                           579
  Equipment                                                  337           69             257                           663
  Other                                                    1,213          423             680                         2,316
                                                      ----------    ---------      ----------    -----------     ----------
        Total other expenses                               3,940        1,175           2,408                         7,523
                                                      ----------    ---------      ----------    -----------     ----------
        Income before income taxes                         1,161          565             708                         2,434

Income taxes                                                 453          226             258                           937
                                                      ----------    ---------      ----------    -----------     ----------
        Net income                                    $      708    $     339      $      450    $               $    1,497
                                                      ==========    =========      ==========    ===========     ==========
Basic earnings per share                              $     0.73    $    1.06      $     0.36    $               $     0.68
                                                      ==========    =========      ==========    ===========     ==========
Weighted average shares of common stock                  965,403      319,972       1,240,546                     2,209,486(1)
                                                      ==========    =========      ==========    ===========     ==========
Diluted earnings per share                            $     0.70    $    1.04      $     0.35    $               $     0.66
                                                      ==========    =========      ==========    ===========     ==========
Weighted average shares of common stock
 and common stock equivalents                          1,009,311      324,648       1,276,729                     2,284,041(1)
                                                      ==========    =========      ==========    ===========     ==========

----------

(1) Weighted average shares of common stock and common stock equivalents for the pro forma consolidated entity was determined by adding the weighted average shares for Lake Community before the combination multiplied by the Lake Community Conversion Rate of .6905 and the weighted average shares for Roseville before the combination multiplied by the Roseville Conversion Rate of 1.2110 to the weighted average shares for Western Sierra before the combination at the beginning of all periods presented.

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

                                                                      For the Year Ended December 31, 1997
                                                      ------------------------------------------------------------------------
(Dollars in thousands)                                Western                        Lake                          Pro Forma
                                                      Sierra       Roseville       Community      Adjustments     Consolidated
                                                      --------     ---------       ----------     -----------     ------------
Interest income
  Interest and fees on loans and leases               $  6,978     $   3,287       $    5,529     $                $   15,794
  Interest on deposits in banks                                                           233                             233
  Interest on investment securities                      1,242           266              595                           2,103
  Interest on federal funds sold                           210           342              203                             755
                                                      --------     ---------       ----------     -----------      ----------
        Total interest income                            8,430         3,895            6,560                          18,885

Interest expense on deposits                             3,051         1,664            2,562                           7,277
                                                      --------     ---------       ----------     -----------      ----------

        Net interest income                              5,379         2,231            3,998                          11,608

Provision for loan and lease losses                        243           564              263                           1,070
                                                      --------     ---------       ----------     -----------      ----------
        Net interest income after provision
          for loan and lease losses                      5,136         1,667            3,735                          10,538
                                                      --------     ---------       ----------     -----------      ----------
Noninterest income:
  Service charges and fees                                 765            58              442                           1,265
  Gain on sale of loans                                    972            99               49                           1,120
  Gain (loss) on sale of investment securities              21                             (8)                             13
  Other                                                    279           184              147                             610
                                                      --------     ---------       ----------     -----------      ----------
        Total noninterest income                         2,037           341              630                           3,008
                                                      --------     ---------       ----------     -----------      ----------
Other expenses:
  Salaries and employee benefits                         2,988           818            1,617                           5,423
  Occupancy                                                400           148              214                             762
  Equipment                                                461            29              343                             833
  Other                                                  1,682           698            1,048                           3,428
                                                      --------     ---------       ----------     -----------      ----------
        Total other expenses                             5,531         1,693            3,222                          10,446
                                                      --------     ---------       ----------     -----------      ----------
        Income before income taxes                       1,642           315            1,143                           3,100

Income taxes                                               639           133              377                           1,149
                                                      --------     ---------       ----------     -----------      ----------
        Net income                                    $  1,003     $     182       $      766     $                $    1,951
                                                      ========     =========       ==========     ===========      ==========
Basic earnings per share                              $   1.08     $    0.57       $     0.62     $                $     0.90
                                                      ========     =========       ==========     ===========      ==========
Weighted average shares of common stock                932,531       319,972        1,240,546                       2,176,614(1)
                                                      ========     =========       ==========     ===========      ==========
Diluted earnings per share                            $   1.02     $    0.56       $     0.59     $                $     0.86
                                                      ========     =========       ==========     ===========      ==========
Weighted average shares of common stock
 and common stock equivalents                          986,706       324,648        1,297,954                       2,276,092(1)
                                                      ========     =========       ==========     ===========      ==========

----------

(1) Weighted average shares of common stock and common stock equivalents for the pro forma consolidated entity was determined by adding the weighted average shares for Lake Community before the combination multiplied by the Lake Community Conversion Rate of .6905 and the weighted average shares for Roseville before the combination multiplied by the Roseville Conversion Rate of 1.2110 to the weighted average shares for Western Sierra before the combination at the beginning of all periods presented.

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

                                                                       For the Year Ended December 31, 1996
                                                      ---------------------------------------------------------------------------
(Dollars in thousands)                                Western                            Lake                         Pro Forma
                                                      Sierra         Roseville        Community     Adjustments      Consolidated
                                                      --------       ---------        ----------    -----------      ------------
Interest income
  Interest and fees on loans and leases               $  5,544        $  2,545        $    5,704    $                 $   13,793
  Interest on deposits in banks                                                              198                             198
  Interest on investment securities                        751             232               777                           1,760
  Interest on federal funds sold                           146             251               168                             565
                                                      --------        --------        ----------    -----------       ----------
        Total interest income                            6,441           3,028             6,847                          16,316

Interest expense on deposits                             2,185           1,331             2,845                           6,361
                                                      --------        --------        ----------    -----------       ----------
        Net interest income                              4,256           1,697             4,002                           9,955

Provision for loan and lease losses                        458              89               477                           1,024
                                                      --------        --------        ----------    -----------       ----------
        Net interest income after provision
          for loan and lease losses                      3,798           1,608             3,525                           8,931
                                                      --------        --------        ----------    -----------       ----------
Noninterest income:
  Service charges and fees                                 688              33               415                           1,136
  Gain on sale of loans                                    684              58               146                             888
  Gain (loss) on sale of investment securities              11                                20                              31
  Other                                                    309             137                97                             543
                                                      --------        --------        ----------    -----------       ----------
        Total noninterest income                         1,692             228               678                           2,598
                                                      --------        --------        ----------    -----------       ----------
Other expenses:
  Salaries and employee benefits                         2,355             701             1,683                           4,739
  Occupancy                                                352              53               255                             660
  Equipment                                                399              97               342                             838
  Other                                                  1,176             479             1,244                           2,899
                                                      --------        --------        ----------    -----------       ----------
        Total other expenses                             4,282           1,330             3,524                           9,136
                                                      --------        --------        ----------    -----------       ----------
        Income before income taxes                       1,208             506               679                           2,393

Income taxes                                               470             204               203                             877
                                                      --------        --------        ----------    -----------       ----------
        Net income                                    $    738        $    302        $      476    $                 $    1,516
                                                      ========        ========        ==========    ===========       ==========
Basic earnings per share                              $   0.97        $   0.94        $     0.38    $                 $     0.76
                                                      ========        ========        ==========    ===========       ==========
Weighted average shares of common stock                759,017         319,872         1,240,491                       2,002,941(1)
                                                      ========        ========        ==========    ===========       ==========
Diluted earnings per share                            $   0.94        $   0.93        $     0.36    $                 $     0.73
                                                      ========        ========        ==========    ===========       ==========
Weighted average shares of common stock
 and common stock equivalents                          782,318         324,622         1,308,758                       2,079,133(1)
                                                      ========        ========        ==========    ===========       ==========

----------

(1) Weighted average shares of common stock and common stock equivalents for the pro forma consolidated entity was determined by adding the weighted average shares for Lake Community before the combination multiplied by the Lake Community Conversion Rate of .6905 and the weighted average shares for Roseville before the combination multiplied by the Roseville Conversion Rate of 1.2110 to the weighted average shares for Western Sierra before the combination at the beginning of all periods presented.

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

                                                                       For the Year Ended December 31, 1995
                                                      ---------------------------------------------------------------------------
(Dollars in thousands)                                 Western                            Lake                        Pro Forma
                                                       Sierra          Roseville        Community     Adjustments    Consolidated
                                                      ---------        ---------        ----------    -----------    ------------
Interest income
  Interest and fees on loans and leases               $   4,938         $  2,164        $    5,794    $               $   12,896
  Interest on deposits in banks                                                                160                           160
  Interest on investment securities                         605              274               819                         1,698
  Interest on federal funds sold                            141              226               229                           596
                                                      ---------         --------        ----------    -----------     ----------
        Total interest income                             5,684            2,664             7,002                        15,350

Interest expense on deposits                              1,875            1,288             3,056                         6,219
                                                      ---------         --------        ----------    -----------     ----------
        Net interest income                               3,809            1,376             3,946                         9,131

Provision for loan and lease losses                          80               55               210                           345
                                                      ---------         --------        ----------    -----------     ----------
        Net interest income after provision
          for loan and lease losses                       3,729            1,321             3,736                         8,786
                                                      ---------         --------        ----------    -----------     ----------
Noninterest income:
  Service charges and fees                                  690               21               444                         1,155
  Gain on sale of loans                                     427               32               115                           574
  Gain (loss) on sale of investment securities              (30)                                40                            10
  Other                                                     140               73                82                           295
                                                      ---------         --------        ----------    -----------     ----------
        Total noninterest income                          1,227              126               681                         2,034
                                                      ---------         --------        ----------    -----------     ----------
Other expenses:
  Salaries and employee benefits                          2,091              578             1,689                         4,358
  Occupancy                                                 308               58               182                           548
  Equipment                                                 369               87               237                           693
  Other                                                   1,160              422             1,193                         2,775
                                                      ---------         --------        ----------    -----------     ----------
        Total other expenses                              3,928            1,145             3,301                         8,374
                                                      ---------         --------        ----------    -----------     ----------
        Income before income taxes                        1,028              302             1,116                         2,446

Income taxes                                                377              104               335                           816
                                                      ---------         --------        ----------    -----------     ----------
        Net income                                    $     651         $    198        $      781    $               $    1,630
                                                      =========         ========        ==========    ===========     ==========
Basic earnings per share                              $    0.96         $   0.62        $     0.63    $               $     0.85
                                                      =========         ========        ==========    ===========     ==========
Weighted average shares of common stock                 681,030          319,572         1,239,791                     1,924,107(1)
                                                      =========         ========        ==========    ===========     ==========

Diluted earnings per share                            $    0.94         $   0.61        $     0.59    $               $     0.82
                                                      =========         ========        ==========    ===========     ==========
Weighted average shares of common stock
 and common stock equivalents                           689,696          324,530         1,315,310                     1,990,923(1)
                                                      =========         ========        ==========    ===========     ==========

----------

(1) Weighted average shares of common stock and common stock equivalents for the pro forma consolidated entity was determined by adding the weighted average shares for Lake Community before the combination multiplied by the Lake Community Conversion Rate of .6905 and the weighted average shares for Roseville before the combination multiplied by the Roseville Conversion Rate of 1.2110 to the weighted average shares for Western Sierra before the combination at the beginning of all periods presented.

                           COMPARATIVE PER SHARE DATA
                                   (UNAUDITED)


The following table shows the selected historical financial information for Western Sierra, Lake Community and Roseville and pro forma consolidated financial information in both the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger. The table assumes that both the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger were completed at the beginning of the periods presented, that each outstanding share of Lake Community common stock is converted into .6905 shares of Western Sierra common stock, and that each outstanding share of Roseville common stock is converted into 1.2110 shares of Western Sierra common stock. See "THE WESTERN SIERRA/LAKE COMMUNITY MERGER AND RELATED TRANSACTIONS--Lake Community Conversion Rate and Exchange of Shares and Options" and "THE WESTERN SIERRA/ROSEVILLE MERGER AND RELATED TRANSACTIONS--Roseville Conversion Rate and Exchange of Shares and Options."



                                         Nine Months
                                            Ended                       Year Ended
                                         September 30,                 December 31,
                                      ------------------      ------------------------------
                                       1998        1997        1997        1996        1995
                                      ------      ------      ------      ------      ------
Amounts per common share:
 Western Sierra historical
   Net income(1)(2)                   $  .80      $  .70      $ 1.02      $  .94      $  .94
   Book value(3)                      $10.59      $ 9.15      $ 9.51      $ 9.69      $ 8.62
 Lake Community historical
   Net income(1)(2)                   $  .27      $  .35      $  .59      $  .36      $  .59
   Book value(3)                      $ 7.27      $ 6.98      $ 6.98      $ 6.57      $ 6.50
   Dividends declared                 $    0      $    0      $  .27      $  .20      $  .20
 Roseville historical
   Net income(1)(2)                   $  .72      $ 1.04      $  .56      $  .93      $  .61
   Book value(3)                      $12.69      $12.88      $12.39      $11.80      $10.85
 Pro forma amounts per
  common share of Western Sierra
   Net income(1)(4)                   $  .61      $  .66      $  .86      $  .73      $  .82
   Book value(5)                      $10.54      $ 9.79      $ 9.87      $ 9.62      $ 9.06
 Pro forma amounts per
  common share of Lake Community
   Net  income(1)(6)                  $  .42      $  .46      $  .59      $  .50      $  .57
   Book  value(6)                     $ 7.28      $ 6.76      $ 6.82      $ 6.65      $ 6.26
 Pro forma amounts per
  common share of Roseville
   Net  income(1)(6)                  $  .74      $  .80      $ 1.04      $  .88      $  .99
   Book  value(6)                     $12.77      $11.86      $11.96      $11.66      $10.98




----------


(1)   All net income per share data are diluted per share data.


                  (Footnotes continued on the following page.)

(2) Diluted income per share calculations use the weighted average common stock and common stock equivalent shares outstanding for each period for each entity.

(3) Book value per share is based on the actual number of shares outstanding at the end of the period.

(4) Pro forma net income per share is determined in the same manner as footnote (2) above except the Lake Community common shares are multiplied by the Lake Community Conversion Rate of .6905 and the Roseville common shares are multiplied by the Roseville Conversion Rate of 1.2110.

(5) Pro forma book value per share is determined in the same manner as footnote (3) above except the Lake Community common shares are multiplied by the Lake Community Conversion Rate of .6905 and the Roseville common shares are multiplied by the Roseville Conversion Rate of 1.2110.


(6) Lake Community pro forma equivalents are computed by multiplying the pro forma per share data of the combined entity by the Lake Community Conversion Rate of .6905 and Roseville pro forma equivalents are computed by multiplying the pro forma per share data of the combined entity by the Roseville Conversion Rate of 1.2110.


                           REGULATORY CAPITAL ADEQUACY


The following table shows, as of September 30, 1998, the regulatory capital ratios of Western Sierra, Lake Community and Roseville on a historical basis, Western Sierra on a pro forma basis assuming completion of the Western Sierra/Lake Community merger, Western Sierra on a pro forma basis assuming completion of the Western Sierra/Roseville merger, Western Sierra on a pro forma basis assuming completion of both the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger, and the minimum regulatory capital ratios.


                                       Western       Lake
                            Minimum    Sierra      Community     Roseville
                            -------    -------     ---------     --------
Leverage ratio                5.0%        8.5%        11.0%         9.3%
Tier 1 risk-based
 capital ratio                4.0%       11.2%        13.5%        11.7%
Total risk-based
 capital ratio                8.0%       12.4%        14.8%        12.4%

                                                        Western Sierra Following the
                                  Minimum            Western Sierra/Lake Community Merger
                                  -------            ------------------------------------
Leverage ratio                      5.0%                             9.5%
Tier 1 risk-based
 capital ratio                      4.0%                            12.2%
Total risk-based
 capital ratio                      8.0%                            13.4%

                                                       Western Sierra Following the
                                   Minimum            Western Sierra/Roseville Merger
                                   -------            -------------------------------
Leverage ratio                      5.0%                             8.7%
Tier 1 risk-based
 capital ratio                      4.0%                            11.3%
Total risk-based
 capital ratio                      8.0%                            12.4%


                                                       Western Sierra Following Both the
                                                      Western Sierra/Lake Community Merger
                                   Minimum           and the Western Sierra/Roseville Merger
                                   -------           ---------------------------------------
Leverage ratio                      5.0%                             9.5%
Tier 1 risk-based
 capital ratio                      4.0%                            12.1%
Total risk-based
 capital ratio                      8.0%                            13.2%

                          DESCRIPTION OF WESTERN SIERRA


BUSINESS

GENERAL. Western Sierra was incorporated under the laws of the State of California on July 11, 1996. Western Sierra was organized pursuant to a plan of reorganization for the purpose of becoming the parent corporation of Western Sierra National Bank, and on December 31, 1996, the reorganization was effected and shares of Western Sierra Common Stock were issued to the shareholders of Western Sierra National Bank for the common shares held by Western Sierra National Bank's shareholders. Western Sierra is a registered bank holding company under the Bank Holding Company Act of 1956. Western Sierra conducts its operations at the head office of Western Sierra National Bank located at 4011 Plaza Goldorado Circle, Cameron Park, California 95682.

Western Sierra National Bank was organized under national banking laws and commenced operations as a national bank on January 4, 1984. Western Sierra National Bank is a member of the Federal Reserve System and its deposits are insured to the maximum amount permitted by law by the FDIC. Western Sierra National Bank's head office is located at 4011 Plaza Goldorado Circle, Cameron Park, California and its branch offices are located at 2661 Sanders Drive, Pollock Pines, 3970 J Missouri Flat Road, Placerville, 1450 Broadway, Placerville, 3919 Park Drive, El Dorado Hills, and 571 5th Street, Lincoln. Western Sierra National Bank does not have any affiliates or subsidiaries. Western Sierra National Bank also has two loan production offices located at 3161 Cameron Park Drive, Suite 101, Cameron Park, and 1900 Point West Way, Suite 101, Sacramento.

BANKING SERVICES. Western Sierra is a locally owned and operated bank holding company, and its primary service area is the Northern California communities of Cameron Park, Pollock Pines, Placerville, El Dorado Hills and Lincoln. Western Sierra also services the Sacramento community through its loan production office. Western Sierra's primary business is servicing the banking needs of these communities and its marketing strategy stresses its local ownership and commitment to serve the banking needs of individuals living and working in Western Sierra's primary service areas and local businesses, including retail, professional and real estate-related activities in those service areas.

Western Sierra offers a broad range of services to individuals and businesses in its primary service area with an emphasis upon efficiency and personalized attention. Western Sierra provides a full line of consumer services and also offers specialized services, such as courier services and appointment banking to small businesses, middle market companies and professional firms. Western Sierra National Bank offers personal and business checking and savings accounts (including individual interest-bearing negotiable orders of withdrawal ("NOW"), money market accounts and/or accounts combining checking and savings accounts with automatic transfer), IRA accounts, time certificates of deposit and direct deposit of social security, pension and payroll checks and computer cash management with plans to institute PC Banking during 1998. Western Sierra National Bank also makes available commercial, construction, accounts receivable, inventory, automobile, home improvement, real estate, commercial real estate, single family mortgage, Small Business Administration, office equipment, leasehold improvement and installment loans (as well as overdraft protection lines of credit), issues drafts and standby letters of credit, sells travelers' checks (issued by an independent entity), offers ATM's tied in with major statewide and national networks, provides banking by appointment outside Western Sierra National Bank's normal office hours, extends special considerations to senior citizens and offers other customary commercial banking services.

Most of Western Sierra National Bank's deposits are obtained from commercial businesses, professionals and individuals. At September 30, 1998, Western Sierra National Bank had a total of 6,287 accounts consisting of demand deposit, NOW and money market accounts with an average balance of approximately $7,705; 3,003 savings accounts with an average balance of approximately $2,370; time certificates of $100,000 or more with an average balance of approximately $253,286; and other time deposits with an average balance of approximately $23,280. Western Sierra National Bank has not obtained any deposits through deposit brokers and has no present intention of using brokered deposits. There is no concentration of deposits or any customer with 5% or more of Western Sierra National Bank's deposits other than one locally-owned title company which holds 7.2% of Western Sierra National Bank's deposits and one director of Western Sierra who holds 6.9% of Western Sierra National Bank's deposits.

Other special services and products include economy personal and business checking products, computer cash management products and mortgage products and services.

EMPLOYEES. At September 30, 1998, Western Sierra and its subsidiaries employed 92 persons on a full-time equivalent basis. Western Sierra believes its employee relations are excellent.

PROPERTIES. Western Sierra and its subsidiary own the real property located at 4011 Plaza Goldorado Circle, Cameron Park, California. The building situated on the property consists of 6,842 square feet and houses the executive and head offices of Western Sierra and Western Sierra National Bank.

Western Sierra and its subsidiary also own the real property located at 3970 J Missouri Flat Road, Placerville, California. The building situated on the property consists of approximately 3,707 square feet and houses the West Placerville branch office of Western Sierra National Bank.

On July 24, 1998, Western Sierra and its subsidiary purchased property in El Dorado Hills for the purpose of building a stand-alone branch to be completed during the first quarter of the year 2000. The property is located on El Dorado Hills Boulevard.

Western Sierra is also in escrow for the purchase of additional property adjacent to Western Sierra's and Western Sierra National Bank's executive and head offices at 4011 Plaza Goldorado Circle for the purpose of expanding Western Sierra's administration. Western Sierra's data processing department will be moved from the existing Placerville branch located on Broadway which will be downsized at that time, reducing the overhead fee for the Placerville Broadway branch. The land acquisition will allow for future growth and expanded parking. It is estimated that the first expansion to meet Western Sierra's immediate needs will be completed in approximately twenty-four months. Western Sierra expects escrow to close on the property in the near future.

Western Sierra and its subsidiary lease the premises of Western Sierra National Bank's Placerville branch office located at 1450 Broadway, Placerville, California. The lease is presently for a term expiring June 30, 2002. The office space at this branch consists of approximately 6,500 square feet.

Western Sierra and its subsidiary lease the premises of Western Sierra National Bank's Pollock Pines branch office located at 2661 Sanders Drive, Pollock Pines, California. The premises are leased for a term expiring on July 31, 2000. The office space at this branch consists of approximately 1,520 square feet.

Western Sierra and its subsidiary lease the premises of Western Sierra National Bank's El Dorado Hills branch office located at 3919 Park Drive, Suite 110, El Dorado Hills, California. The premises are leased for a term expiring on July 31, 1999. The office space of this branch consists of approximately 1,800 square feet.

Western Sierra and its subsidiary lease the premises of Western Sierra National Bank's Lincoln branch office located at 571 5th Street, Lincoln, California. The premises are leased for a term expiring on September 30, 2002. The office space of this branch consists of approximately 5,500 square feet.

Western Sierra and its subsidiary lease the premises of Western Sierra National Bank's Mortgage Division located at 3161 Cameron Park Drive, Suite 101, Cameron Park, California. The premises are leased for a term expiring on March 31, 1999. The office space at this site consists of approximately 1,353 square feet.

Western Sierra and its subsidiary lease the premises of Western Sierra National Bank's Mortgage Division Branch at 1900 Point West Way, Suite 101, Sacramento, California. The premises are leased for a term expiring on March 31, 2000. The office space at this site consists of approximately 896 square feet.

LEGAL PROCEEDINGS. From time to time, Western Sierra and/or Western Sierra National Bank is a party to claims and legal proceedings arising in the ordinary course of business. Western Sierra's management is not aware of any material pending litigation proceedings to which either it or Western Sierra National Bank is a party or has recently been a party, which will have a material adverse effect on the financial condition or results of operations of Western Sierra and Western Sierra National Bank taken as a whole.

SUPERVISION AND REGULATION. Western Sierra is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended ("BHCA"), and is registered as such with and is subject to the supervision of the FRB. Generally, a bank holding company is required to obtain the approval of the FRB before it may acquire all or substantially all of the assets of any bank, or ownership or control of the voting shares of any bank if, after giving effect to such acquisition of shares, the bank holding company would own or control more than 5% of the voting shares of such bank. The FRB's approval is also required for the merger or consolidation of bank holding companies.

Western Sierra is required to file reports with the FRB and provide such additional information as the FRB may require. The FRB also has the authority to examine Western Sierra and each of its subsidiaries, as well as any arrangements between Western Sierra and any of its subsidiaries, with the cost of any such examination to be borne by Western Sierra.

Banking subsidiaries of bank holding companies are also subject to certain restrictions imposed by federal law in dealings with their holding companies and other affiliates. Subject to certain restrictions set forth in the Federal Reserve Act, a bank can loan or extend credit to an affiliate, purchase or invest in the securities of an affiliate, purchase assets from an affiliate, or issue a guarantee, acceptance, or letter of credit on behalf of an affiliate; provided that the aggregate amount of the above transactions of the bank and its subsidiaries does not exceed 10 percent of the capital stock and surplus of the bank on a per affiliate basis or 20 percent of the capital stock and surplus of the bank on an aggregate affiliate basis. In addition, such transactions must be on terms and conditions that are consistent with safe and sound banking practices and, in particular, a bank and its subsidiaries generally may not purchase from an affiliate a low-quality asset, as that term is defined in the Federal Reserve Act. Such restrictions also prevent a bank holding company and its other affiliates from borrowing from a banking subsidiary of the bank holding company unless the loans are secured by marketable collateral of designated amounts. Further, Western Sierra and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services.

A bank holding company is prohibited from itself engaging in or acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company engaged in nonbanking activities. One of the principal exceptions to the prohibition is for activities found by the FRB by order or regulation to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making these determinations, the FRB considers whether the performance of such activities by a bank holding company would offer advantages to the public which outweigh possible adverse effects.

Federal Reserve Regulation "Y" sets out those activities which are regarded as closely related to banking or managing or controlling banks, and thus, are permissible activities that may be engaged in by bank holding companies subject to approval in individual cases by the FRB. Most of these activities are now permitted for national banks. There has been litigation challenging the validity of certain activities authorized by the FRB for bank holding companies, and the FRB has various regulations in this regard still under consideration. The future scope of permitted activities is uncertain.

Western Sierra National Bank is subject to primary supervision, examination and regulation by the Comptroller. The deposits of Western Sierra National Bank are insured by the FDIC to applicable limits. Western Sierra National Bank is also subject to applicable regulations of the FDIC and the FRB, and in addition the provisions of California law, insofar as they are not preempted by federal banking law. As a consequence of the extensive regulation of commercial banking activities in California and the United States, Western Sierra National Bank's business is particularly susceptible to changes in California and federal legislation and regulations, which may have the effect of increasing the cost of doing business, limiting permissible activities or increasing competition.

Various other requirements and restrictions under the laws of the United States and the State of California affect the operations of Western Sierra National Bank. Federal and California statutes and regulations relate to many aspects of Western Sierra National Bank's operations, including reserves against deposits, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, branching, capital requirements and disclosure obligations to depositors and borrowers. The Comptroller regulates the number and locations of the branch offices of a national bank, but may only permit a national bank to maintain branches in locations and under the conditions imposed by state laws upon state banks. California law presently permits a bank to locate a branch office in any locality in the state. Additionally, California law exempts banks, including national banks, from California usury laws.

SUMMARY OF EARNINGS

The following consolidated Summary of Earnings of Western Sierra and subsidiary for the three years ended December 31, 1997 has been derived from financial statements audited by Perry- Smith & Co., LLP, independent certified public accountants, as described in their report included elsewhere in this joint proxy statement/prospectus. The amounts shown for the nine months ended September 30, 1998 and 1997 are unaudited. The September 30, 1998 and 1997 amounts reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for such periods. These statements should be read in conjunction with the Financial Statements and the Notes relating thereto which appear elsewhere herein.

                                            Nine Months Ended
                                                September 30,                 Year Ended December 31,(1)
(Dollars in thousands,                   -------------------------     ----------------------------------------
 except per share data)                     1998           1997           1997           1996           1995
                                         ----------     ----------     ----------     ----------     ----------
                                                (unaudited)
Interest income                          $    7,004     $    6,168     $    8,430     $    6,441     $    5,684
Interest expense                              2,601          2,217          3,051          2,185          1,875
Net interest income                           4,403          3,951          5,379          4,256          3,809
Provision for loan and lease losses             250            193            243            458             80
Net interest income after
 provision for loan and lease losses          4,153          3,758          5,136          3,798          3,729
Other noninterest income                      1,842          1,343          2,037          1,692          1,227
Noninterest expense                           4,688          3,940          5,531          4,282          3,928
Earnings before income taxes                  1,307          1,161          1,642          1,208          1,028
Provision for income taxes(2)                   472            453            639            470            377
Net income                                      835            708          1,003            738            651
Basic earnings per share                 $      .86     $      .73     $     1.08     $      .97     $      .96
Number of shares used in basic
 earnings per share calculation(3)          970,810        965,403        932,531        759,017        681,030
Diluted earnings per share               $      .80     $      .70     $     1.02     $      .94     $      .94
Number of shares used in diluted
 earnings per share calculation(4)        1,038,285      1,009,311        986,706        782,318        689,696

----------

(1) See Notes to Financial Statements for a summary of significant accounting policies and other related data.

(2)   See Notes to Financial Statements for an explanation of income taxes.

(3) Basic earnings per share information is based on the weighted average number of shares of common stock outstanding during each period.

(4) Diluted earnings per share information is based on the weighted average number of shares of common stock and common stock equivalents outstanding during each period.

The following table sets forth selected ratios for the periods indicated:

                              Nine Months Ended                Year Ended
(Unaudited)                     September 30,                  December 31,
                              ------------------      ------------------------------
                               1998        1997        1997        1996        1995
                              ------      ------      ------      ------      ------
Net earnings to average
 shareholders' equity(1)        12.6%       11.6%       12.7%       12.2%       13.8%
Net earnings to
 average total assets(1)         1.0%        1.0%        1.0%        1.0%        1.0%
Total interest expense to
 total interest income          37.1%       36.0%       36.2%       33.9%       33.0%
Other operating income to
 other operating expense        39.3%       34.1%       36.8%       39.5%       31.2%

----------

(1) Ratios have been annualized for the nine months ended September 30, 1998 and 1997.

WESTERN SIERRA'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is Western Sierra's management's discussion and analysis of the significant changes in income and expense accounts presented in the Summary of Earnings for the years ended December 31, 1997, 1996 and 1995 and the nine months ended September 30, 1998 and 1997.

INTRODUCTION. This discussion is designed to provide a better understanding of significant trends related to Western Sierra's financial condition, results of operations, liquidity, capital resources and interest rate sensitivity. It should be read in conjunction with Western Sierra's audited financial statements and unaudited interim financial statements and notes thereto and the other financial information appearing elsewhere in this joint proxy statement/prospectus.

NET INTEREST INCOME AND NET INTEREST MARGIN. Total interest income increased from $5.68 million in 1995 to $6.44 million in 1996, and to $8.43 million in 1997, representing a 13.3% increase in 1996 over 1995 and a 30.9% increase in 1997 over 1996. Total interest income increased from $6.17 million for the nine months ended September 30, 1997, to $7.00 million for the nine months ended September 30, 1998, representing a 13.6% increase. The total interest income increases in the periods discussed were primarily the result of the growth in Western Sierra's loan and investment portfolios as a result of the acquisition of the Lincoln branch of Wells Fargo Bank and growth in Western Sierra's established market areas. Total interest expense increased from $1.88 million in 1995 to $2.19 million in 1996 and to $3.05 million in 1997, representing a 16.5% increase in 1996 over 1995 and a 39.6% increase in 1997 over 1996. The increase in interest expense in 1997 over 1996 was primarily the result of the assumption of $6.44 million in deposits in connection with Western Sierra's acquisition of the Lincoln branch of Wells Fargo Bank in February of 1997. Total interest expense increased from $2.22 million for the nine months ended September 30, 1997, to $2.60 million for the nine months ended September 30, 1998, representing a 17.3% increase.

Western Sierra's net interest margin (net interest income divided by average earning assets) was 6.6% in 1995, 6.3% in 1996, and 6.0% in 1997. The net interest margin for the nine months ended September 30, 1997 was 6.1% and for the nine months ended September 30, 1998 was 5.6%. The primary reason for the decrease in the net interest margin for the nine months ended September 30, 1998 from the nine months ended September 30, 1997 was the increased competition for quality loans and the overall growth and change in mix in the loan and investment portfolios, which decreased the yield on interest-earning assets. The overall yield on the investment portfolio decreased from 7.25% in 1996 to 6.73% in 1997 and to 6.00% for the nine months ended September 30, 1998. During the same periods, the yield on the loan portfolio increased from 10.18% in 1996 to 10.25% in 1997, but decreased to 10.07% for the nine months ended September 30, 1998. In addition, while interest rates on deposits decreased, the overall mix of deposits changed to include a greater percentage of higher yielding time deposits, which increased the yield on interest-bearing liabilities. The growth in deposits since 1997 resulted in the increase in interest expense for the nine months ended September 30, 1998 over the same nine month period in 1997.

Western Sierra's net interest income increased from $3.81 million in 1995 to $4.26 million in 1996 and to $5.38 million in 1997, representing an 11.7% increase in 1996 over 1995 and a 26.4% increase in 1997 over 1996. The increases in the periods discussed were primarily the result of the overall growth of Western Sierra, with average interest-earning assets increasing 31.6% to $89.71 million in 1997 from $68.14 million in 1996 and 17.5% from $58.00 million in 1995. During these same periods, the net interest margin decreased to 6.00% in 1997 from 6.25% in 1996 and 6.57% in 1995. However, the increase in volume due to Western Sierra's growth outweighed the decrease in the net interest margin which resulted in the significant growth in net interest income discussed above. Net interest income increased from $3.95 million for the nine months ended September 30, 1997 to $4.40 million for the nine months ended September 30, 1998, representing an 11.4% increase. Average interest-earning assets increased 20.8% to $104.38 million for the nine months ended September 30, 1998 from $86.42 million for the comparable period in 1997, with a decrease in the net interest margin to 5.61% for the nine months ended September 30, 1998 from 6.08% for the comparable period in 1997. The increase in net interest income for the nine months ended September 30, 1998 over the nine months ended September 30, 1997 was primarily due to the reasons noted above.

The following table sets forth the changes in interest income and expense attributable to changes in rates and volumes:

ANALYSIS OF CHANGES IN NET INTEREST INCOME.


(Dollars in thousands)                                Year Ended December 31,
                                ---------------------------------------------------------------------
                                        1997 Versus 1996                     1996 Versus 1995
                                -------------------------------      --------------------------------
                                            Change       Change                   Change       Change
                                Total       Due to       Due to      Total        Due to       Due to
                                Change       Rate        Volume      Change        Rate        Volume
                                ------      ------       ------      ------       ------       ------
Federal funds sold              $   65      $    2       $   63      $    4       $  (14)      $   18
Investment securities              489          32          457         146           65           81
Loans, gross                     1,435          38        1,397         607         (266)         873
                                ------      ------       ------      ------       ------       ------
      Total interest-
       earnings assets           1,989          72        1,917         757         (215)         972
                                ------      ------       ------      ------       ------       ------

NOW, MMDA                           27         (10)          37         (14)         (15)           1
Savings                              1           0            1         (30)         (16)         (14)
Certificates of deposit            838          31          807         354          (80)         434
                                ------      ------       ------      ------       ------       ------
      Total interest-
       bearing liabilities         866          21          845         310         (111)         421
                                ------      ------       ------      ------       ------       ------

Net interest income             $1,123      $   51       $1,072      $  447       $ (104)      $  551
                                ======      ======       ======      ======       ======       ======

The change in interest income or interest expense that is attributable to both changes in rate and changes in volume has been allocated to the change due to rate and the change due to volume in proportion to the relationship of the absolute amounts of changes in each.

The following is an unaudited summary of changes in earnings of Western Sierra for the nine months ended September 30, 1998 and 1997 and for the years ended December 31, 1997 and 1996. In the opinion of Western Sierra's management, the following summary of changes in earnings reflects all adjustments which Western Sierra considers necessary for a fair presentation of the results of its operations for these periods. This summary of changes in earnings should be read in conjunction with the Financial Statements and Notes relating thereto appearing elsewhere herein.

                                       Nine Months Ended                         Year Ended December 31,
                                         September 30,            ----------------------------------------------------
(Dollars in thousands)                  1998 over 1997                 1997 over 1996              1996 over 1995
                                     ----------------------       -----------------------      -----------------------
(Unaudited)                          Amount of       % of         Amount of      % of          Amount of        % of
                                      Change        Change         Change       Change(1)       Change       Change(1)
                                     ---------      -------       ---------     ---------      ---------     ---------
INTEREST INCOME
  Interest and fees on loans          $   444          8.70%       $ 1,434         25.87%       $   606         12.28%
  Interest on securities                  222         24.31%           490         65.25%           147         24.20%
  Interest on federal funds sold          170        113.25%            65         44.72%             4          3.06%
                                      -------                      -------                      -------
     Total interest income                836         13.55%         1,989         30.88%           757         13.32%

INTEREST EXPENSE
  Interest on deposits                    384         17.32%           866         39.63%           310         16.53%
                                      -------                      -------                      -------
     Net interest income                  452         11.43%         1,123         29.56%           447         11.74%

PROVISION FOR
  LOAN LOSSES                              57         29.53%          (214)       (46.72)%          378        472.50%
                                      -------                      -------                      -------
    Net interest income after
     provision for loan losses            395         10.50%         1,337         35.20%            69          1.85%
                                      -------                      -------                      -------

NONINTEREST INCOME
  Service charges                         (23)        (4.14)%           77         11.19%            (2)         (.27)%
  Other income                            522         66.36%           268         26.71%           467         86.86%
                                      -------                      -------                      -------
     Total noninterest income             499         37.12%           345         20.39%           465         37.90%
                                      -------                      -------                      -------

OTHER EXPENSES
  Salaries and related benefits           527         25.17%           632         26.84%           265         12.68%
  Occupancy and
   equipment expense                      111         17.54%           110         14.67%            73         10.84%
  Other                                   110          9.07%           506         43.03%            16          1.35%
                                      -------                      -------                      -------
     Total other expenses                 748         18.96%         1,248         29.15%           354          9.01%
                                      -------                      -------                      -------
     Income before income taxes           146         12.59%           434         35.93%           180         17.50%

PROVISION FOR
 INCOME TAXES                              19          4.09%           169         35.96%            93         24.67%
                                      -------                      -------                      -------

     NET INCOME                       $   127         18.02%       $   265         35.91%       $    87         13.36%
                                      =======                      =======                      =======

----------

(1)   Increase or (decrease) over previous year amount.

NONINTEREST INCOME. Noninterest income increased from $1.28 million in 1995 to $1.69 million in 1996 and to $2.04 million in 1997, representing a 37.9% increase in 1996 over 1995 and a 20.4% increase in 1997 over 1996. Noninterest income increased from $1.34 million for the nine months ended September 30, 1997 to $1.84 million for the nine months ended September 30, 1998, representing a 37.1% increase. The increases in noninterest income in 1996, 1997 and the first nine months of 1998 were primarily the result of increased funding and sales of mortgage loans in the mortgage department. Western Sierra expects mortgage fundings and sales to continue to increase for the remainder of 1998.

OTHER EXPENSES. The continued growth of Western Sierra required additional staff and overhead expense to support general and administrative services and increased the cost of occupying Western Sierra's offices. Salaries were also adjusted to be competitive with the industry and to reward performance. Other expenses are comprised of salaries and related benefits, occupancy, equipment and other expenses. Other expenses increased from $3.93 million in 1995 to $4.28 million in 1996, and to $5.53 million in 1997, representing a 9.0% increase in 1996 over 1995 and a 29.2% increase in 1997 over 1996. The increase in total other expenses for the periods compared was due to the continued growth of Western Sierra, to include the acquisition of the Lincoln branch of Wells Fargo Bank in February of 1997.

The following table compares the various elements of other expenses as a percentage of average assets for the years ended December 31, 1997, 1996 and 1995 and the nine months ended September 30, 1998 and 1997. (Dollars in thousands except percentage amounts.)

                                          Salaries           Occupancy            Other
                         Average         and Related        & Equipment          Operating
        Period           Assets(1)         Benefits           Expenses           Expenses
      ----------         --------        ------------       ------------        ----------
  Nine Months Ended
   September 30,(2)
      1998               $116,062               3.0%                .9%               1.5%
      1997               $ 96,917               2.9%                .9%               1.7%

    Year Ended
   December 31,
      1997               $ 99,453               3.0%                .9%               1.7%
      1996               $ 76,156               3.1%               1.0%               1.5%
      1995               $ 65,029               3.2%               1.0%               1.8%

----------

(1)   Based on the average of daily balances.

(2)   Expense ratios are calculated on an annualized basis.

PROVISION FOR LOAN LOSSES. The provision for loan losses corresponds directly to the level of the allowance that management deems sufficient to offset potential loan losses. The balance in the loan loss allowance reflects the amount which, in management's judgement, is adequate to provide for these potential loan losses after weighing the mix of the loan portfolio, current economic conditions, past loan experience and such other factors as deserve recognition in estimating loan losses.

Management allocated $243 thousand as a provision for loan losses in 1997, $458 thousand in 1996 and $80 thousand in 1995. Loans charged off net of recoveries in 1997 were $2 thousand, in 1996 were $399 thousand and in 1995 were $51 thousand. For the nine months ended September 30, 1998, $250 thousand was allocated as a provision for loan losses and for the nine months ended September 30, 1997, $193 thousand was allocated as a provision for loan losses. Loans charged off net of recoveries for the nine months ended September 30, 1998 were $173 thousand. There were no loans charged-off for the nine months ended September 30, 1997. The ratio of the allowance for loan losses to total gross loans was 1.37% in 1997, 1.15% in 1996, and 1.30% in 1995, and for the interim periods was 1.37% at September 30, 1998 and 1.27% at September 30, 1997.

In management's opinion, the balance of the allowance for loan losses at September 30, 1998 was sufficient to sustain any foreseeable losses in the loan portfolio at that time.

INCOME TAXES. Income taxes were $639 thousand in 1997, $470 thousand in 1996 and $377 thousand in 1995. The income tax provision for the nine months ended September 30, 1998 and 1997 was $472 thousand and $453 thousand, respectively.

NET INCOME. The net income and basic earnings per share of Western Sierra were $1.00 million and $1.08 per share in 1997, $738 thousand and $.97 per share in 1996, and $651 thousand and $.96 per share in 1995, respectively. The net income and basic earnings per share for the nine months ended September 30, 1998 were $835 thousand and $.86 per share as compared to a net income of $708 thousand and $.73 per share for the nine months ended September 30, 1997. The increase in net income for the periods discussed was due to the increase in net interest income resulting from the growth of Western Sierra and the increased gain on the sale of mortgage loans.

LIQUIDITY. Western Sierra has an asset and liability management program allowing it to maintain its interest margins during times of both rising and falling interest rates and to maintain sufficient liquidity. Liquidity of Western Sierra at December 31, 1997 was 20.4%, at December 31, 1996 was 10.8%, and at December 31, 1995 was 13.9% based on liquid assets (consisting of cash and due from banks, investments not pledged, federal funds sold and loans available- for-
sale) divided by total liabilities. Western Sierra's management believes it maintains adequate liquidity levels.

CAPITAL RESOURCES. The shareholders' equity accounts of Western Sierra increased from $5.16 million at December 31, 1995, to $7.72 million at December 31, 1996 and to $9.00 million at December 31, 1997. These increases are attributable to retained earnings and a $2.00 million stock offering of Western Sierra in 1996. Western Sierra is subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Western Sierra must meet specific capital guidelines that involve quantitative measures of Western Sierra's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Western Sierra's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Western Sierra to maintain minimum amounts and ratios of total and Tier 1 capital (primarily common stock and retained earnings less goodwill) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of September 30, 1998, that Western Sierra exceeds all capital adequacy requirements to which it is subject.

As of June 30, 1998, the most recent notification from the FDIC categorized Western Sierra as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Western Sierra must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification which management believes have changed Western Sierra's categorization.

Western Sierra's actual capital ratios are presented below.

                                                  Minimum
                                 Minimum            Well             Actual
                                 Capital         Capitalized      September 30,
                                Requirement      Requirement          1998
                               -------------    -------------     -------------
Capital ratios:

  Tier 1 risk-based to
    risk-weighted assets               4%               6%            11.2%
  Total risk-based to
    risk-weighted assets               8%              10%            12.4%
   Leverage to total
    average assets                   4-5%               5%             8.5%

SCHEDULE OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY. The following schedule shows the unaudited average balances of Western Sierra's assets, liabilities and shareholders' equity accounts and the percentage distribution of the items, computed using the daily average balances, for the periods indicated.

(Dollars in thousands)                                        Nine Months Ended
                                                                 September 30,
                                            -----------------------------------------------------
(Unaudited)                                          1998                         1997
                                            ------------------------     ------------------------
                                             Amount       Percent(1)      Amount       Percent(1)
                                            ---------     ----------     ---------     ----------
ASSETS
Cash and due from banks                     $   4,957          4.27%     $   4,355          4.49%
Investment securities                          23,900         20.59%        16,968         17.51%
Federal funds sold                              7,705          6.64%         3,594          3.71%
Loans:
  Commercial                                   16,879         14.54%        14,233         14.69%
  Installment                                     549          0.47%           562          0.58%
  Real estate                                  56,478         48.66%        52,059         53.72%
  Ag                                              147          0.13%           155          0.16%
Less deferred costs                              (274)        (0.24)%         (366)        (0.38)%
Less allowance for loan and lease losses         (955)        (0.82)%         (790)        (0.82)%
                                            ---------                    ---------
  Net loans                                    72,824         62.75%        65,853         67.95%
                                            ---------                    ---------
Bank premises and equipment, net                3,000          2.58%         2,825          2.91%
OREO                                            1,388          1.20%         1,393          1.44%
Other assets                                    2,288          1.97%         1,929          1.99%
                                            ---------                    ---------
       TOTAL ASSETS                         $ 116,062        100.00%     $  96,917        100.00%
                                            =========                    =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Demand                                    $  23,578         20.32%     $  17,217         17.76%
  NOW and money market                         17,766         15.31%        17,610         18.17%
  Savings                                       7,120          6.13%         7,398          7.63%
  Time                                         37,410         32.23%        33,579         34.65%
  Time > $100,000                              20,373         17.55%        12,596         13.00%
                                            ---------                    ---------
Total deposits                                106,247         91.54%        88,400         91.21%
Other liabilities                                 972          0.84%           669          0.69%
                                            ---------                    ---------
    Total liabilities                         107,219         92.38%        89,069         91.90%
                                            ---------                    ---------
Shareholders' equity:
  Common stock                                  5,029          4.33%         5,029          5.19%
  Retained earnings                             3,747          3.23%         2,885          2.98%
  Unearned ESOP shares                                                         (26)        (0.03)%
  Unrealized gain
   (loss) on AFS
    investment
    securities, net                                67          0.06%           (40)        (0.04)%
                                            ---------                    ---------
    Total shareholders' equity                  8,843          7.62%         7,848          8.10%
                                            ---------                    ---------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY                       $ 116,062        100.00%     $  96,917        100.00%
                                            =========                    =========


(Dollars in thousands)
                                                                         Year Ended December 31,
                                            ----------------------------------------------------------------------------------
(Unaudited)                                          1997                         1996                         1995
                                            ------------------------     ------------------------     ------------------------
                                              Amount      Percent(1)      Amount       Percent(1)       Amount      Percent(1)
                                            ---------     ----------     ---------     ----------     ---------     ----------
ASSETS
Cash and due from banks                     $   4,388          4.41%     $   3,810          5.00%     $   3,430          5.27%
Investment securities                          17,832         17.93%        11,019         14.47%         9,790         15.05%
Federal funds sold                              3,780          3.80%         2,671          3.51%         2,330          3.58%
Loans:
  Commercial                                   14,557         14.64%        13,426         17.63%        16,895         25.98%
  Installment                                     556          0.56%           672          0.88%           467          0.72%
  Real estate                                  53,354         53.64%        40,649         53.38%        28,735         44.19%
  Ag
Less deferred costs                              (371)        (0.37)%         (295)        (0.39)%         (219)        (0.34)%
Less allowance for loan and lease losses         (824)        (0.83)%         (683)        (0.90)%         (625)        (0.96)%
                                            ---------                    ---------                    ---------
  Net loans                                    67,272         67.64%        53,769         70.60%        45,253         69.59%
                                            ---------                    ---------                    ---------
Bank premises and equipment, net                2,820          2.84%         2,871          3.77%         2,513          3.87%
OREO                                            1,370          1.38%           633          0.83%           454          0.70%
Other assets                                    1,991          2.00%         1,383          1.82%         1,259          1.94%
                                            ---------                    ---------                    ---------
       TOTAL ASSETS                         $  99,453        100.00%     $  76,156        100.00%     $  65,029        100.00%
                                            =========                    =========                    =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Demand                                    $  17,823         17.92%     $  13,293         17.45%     $  11,457         17.62%
  NOW and money market                         18,041         18.14%        15,906         20.88%        15,822         24.33%
  Savings                                       7,361          7.40%         7,294          9.58%         7,975         12.26%
  Time                                         34,417         34.61%        24,752         32.50%        18,656         28.69%
  Time > $100,000                              13,079         13.15%         7,714         10.13%         5,757          8.85%
                                            ---------                    ---------                    ---------
Total deposits                                 90,721         91.22%        68,959         90.54%        59,667         91.75%
Other liabilities                                 807          0.81%         1,146          1.53%           630          0.97%
                                            ---------                    ---------                    ---------
    Total liabilities                          91,528         92.03%        70,105         92.06%        60,297         92.72%
                                            ---------                    ---------                    ---------
Shareholders' equity:
  Common stock                                  5,029          5.06%         3,604          4.72%         2,745          4.23%
  Retained earnings                             2,911          2.93%         2,449          3.22%         1,993          3.06%
  Unearned ESOP shares                                                         (10)        (0.01)%
  Unrealized gain
   (loss) on AFS
    investment
    securities, net                               (15)        (0.02%)            8          0.01%            (6)        (0.01%)
                                            ---------                    ---------                    ---------
    Total shareholders' equity                  7,925          7.97%         6,051          7.94%         4,732          7.28%
                                            ---------                    ---------                    ---------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY                       $  99,453        100.00%     $  76,156        100.00%     $  65,029        100.00%
                                            =========                    =========                    =========

(1) Percentages of categories under assets, liabilities and shareholders' equity are shown as percentages of average total assets.

INVESTMENT PORTFOLIO. The following table summarizes the amounts, terms, distributions and yields of Western Sierra's investment securities as of September 30, 1998, December 31, 1997 and December 31, 1996. (Dollars in thousands)

                            One Year           After One Year       After Five Years
                             or Less            to Five Years         to Ten Years         After Ten Years           Total
                        -----------------     -----------------     -----------------     -----------------     -----------------
September 30, 1998       Amount    Yield      Amount     Yield      Amount     Yield      Amount     Yield      Amount     Yield
------------------      -------   -------     -------   -------     -------   -------     -------   -------     -------   -------
U.S. Treasury &
 Government agencies    $     0         0%    $   968      7.51%    $ 6,855      6.98%    $16,727      7.40%    $24,550      7.29%
Municipals                    0         0%        429      5.40%          0         0%      8,454      5.00%      8,883      5.00%
                        -------               -------               -------               -------               -------
       Total            $     0         0%    $ 1,397      6.86%    $ 6,855      6.98%    $25,181      6.60%    $33,433      6.68%
                        =======               =======               =======               =======               =======

                            One Year           After One Year       After Five Years
                             or Less            to Five Years         to Ten Years         After Ten Years           Total
                        -----------------     -----------------     -----------------     -----------------     -----------------
December 31, 1997        Amount    Yield      Amount     Yield      Amount     Yield      Amount     Yield      Amount     Yield
-----------------       -------   -------     -------   -------     -------   -------     -------   -------     -------   -------
U.S. Treasury &
 Government agencies    $   997      5.17%    $ 1,227      6.50%    $ 6,378      7.00%    $ 9,624      7.30%    $18,226      6.90%
Municipals                    0         0%        473      5.40%          0         0%      2,050      5.45%      2,523      5.43%
                        -------               -------               -------               -------               -------
       Total            $   997      5.17%    $ 1,700      6.10%    $ 6,378      7.00%    $11,674      6.93%    $20,749      6.73%
                        =======               =======               =======               =======               =======

                            One Year           After One Year       After Five Years
                             or Less            to Five Years         to Ten Years         After Ten Years           Total
                        -----------------     -----------------     -----------------     -----------------     -----------------
December 31, 1996        Amount    Yield      Amount     Yield      Amount     Yield      Amount     Yield      Amount     Yield
-----------------       -------   -------     -------   -------     -------   -------     -------   -------     -------   -------
U.S. Treasury &
 Government agencies    $   166      6.50%    $ 2,241      6.25%    $ 2,759      7.55%    $ 6,311      7.75%    $11,477      7.30%
Municipals                    0         0%        258      5.40%          0         0%          0         0%        258      5.40%
                        -------               -------               -------               -------               -------
       Total            $   166      6.50%    $ 2,499      6.15%    $ 2,759      7.55%    $ 6,311      7.75%    $11,735      7.25%
                        =======               =======               =======               =======               =======

LOAN PORTFOLIO. Western Sierra's largest historical lending categories are real estate loans, commercial loans and installment loans. These categories accounted for approximately 78%, 21% and 1%, respectively, of Western Sierra's total loan portfolio at December 31, 1996, approximately 78%, 21% and 1%, respectively, of Western Sierra's total loan portfolio at December 31, 1997 and approximately 72%, 27% and 1%, respectively, at September 30, 1998. Loans are carried at face amount, less payments collected and the allowance for possible loan losses. Interest on all loans is accrued monthly on a simple interest basis. Typically, once a loan is placed on nonaccrual status, Western Sierra reverses interest accrued through the date of transfer. Loans are placed on nonaccrual status when principal or interest on a loan is past due 90 days or more, unless the loan is both well-secured and in the process of collection. Interest actually received for loans on nonaccrual status is recognized as income at the time of receipt. Problem loans are maintained on accrual status only when management of Western Sierra is confident of full repayment within a reasonable period of time.

The rates of interest charged on variable rate loans are set at specified increments in relation to Western Sierra's published lending rate and vary as Western Sierra's lending rate varies. At December 31, 1996, approximately 71% of Western Sierra's loan portfolio was comprised of variable interest rate loans, at December 31, 1997, approximately 74% of Western Sierra's loan portfolio was comprised of variable interest rate loans, and at September 30, 1998, variable rate loans comprised approximately 60% of Western Sierra's loan portfolio.

DISTRIBUTION OF LOANS. The distribution of Western Sierra's total loans by type of loan as of the dates indicated is shown in the following table (dollars in thousands):

                                 (Unaudited)
                                 September 30,                         December 31,
                           -----------------------       --------------------------------------
 Type of Loan                1998           1997           1997           1996           1995
--------------             --------       --------       --------       --------       --------
Real estate                $ 54,319       $ 55,031       $ 53,315       $ 47,284       $ 35,281
Commercial                   20,151         15,121         15,580         14,040         14,016
Installment                     583            585            615            657            849
                           --------       --------       --------       --------       --------
       TOTAL                 75,053         70,737         69,510         61,981         50,146

Less:
  Deferred loans fees          (209)          (392)          (371)          (372)          (252)
  Allowance for
    loan losses              (1,025)          (901)          (948)          (707)          (649)
                           --------       --------       --------       --------       --------

       TOTAL
        NET LOANS          $ 73,819       $ 69,444       $ 68,191       $ 60,902       $ 49,245
                           ========       ========       ========       ========       ========

COMMERCIAL LOANS. Commercial loans are made for the purpose of providing working funds, financing the purchase of equipment or inventory and for other business purposes. Such loans include loans with maturities ranging from 30 to 360 days, and "term loans", which are loans with maturities normally ranging from one to five years. Short term business loans are generally used to finance current transactions and typically provide for periodic interest payments, with principal being payable at maturity or periodically. Term loans normally provide for monthly payments of both principal and interest.

Western Sierra also extends lines of credit to business customers. On business credit lines, Western Sierra specifies a maximum amount which it stands ready to lend to the customer during a specified period in return for which the customer agrees to maintain its primary banking relationship with Western Sierra. The purpose for which such loans will be used and the security therefor, if any, are generally determined before Western Sierra's commitment is extended. Normally, Western Sierra does not make loan commitments in material amounts for periods in excess of one year.

REAL ESTATE LOANS. Real estate loans are primarily made for the purpose of purchasing, improving or constructing single family residences, and commercial and industrial properties.

At September 30, 1998, approximately 58% of Western Sierra's real estate construction loans consisted of loans secured by first trust deeds on the construction of owner-occupied single family dwellings, and the remaining 42% consisted of loans secured by first trust deeds on speculative single family dwellings. Construction loans are generally written with terms of six to twelve months and usually do not exceed a loan to appraised value ratio of 75 to 80%. The risk associated with speculative construction lending includes the borrower's inability to complete and sell the project, the borrower's incorrect estimate of necessary construction funds and/or time for completion, and economic changes, including depressed real estate values and increased interest rates. Management has established underwriting criteria to minimize losses on speculative construction loans by lending only to experienced developers with proven track records. To date Western Sierra has not suffered any significant losses through its speculative real estate construction loans. See also "RISK FACTORS--Risks Relating to Western Sierra."

INSTALLMENT LOANS. Most installment loans are short-term loans, made for a period of up to five years. Automobile loans are normally made with up to a five-year amortization period.

MATURITY OF LOANS AND SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES. The following table sets forth the amounts of loans outstanding of Western Sierra as of September 30, 1998 and December 31, 1997 which, based on the remaining scheduled repayments of principal, have the ability to be repriced or are due in less than one year, in one to five years, or in more than five years. Management has increased the fixed rate portion of Western Sierra's loan portfolio in 1998 in order to diversify its loan repricing options as part of its overall asset/liability management program.

(Dollars in              Less than      One Year to        After
thousands)                One Year       Five Years      Five Years        Total
                         ----------     ------------     ----------       --------
September 30, 1998
------------------
Fixed rate                $ 11,133        $  7,894        $ 10,033        $ 29,060
Variable                    41,955           3,583             455          45,993
                          --------        --------        --------        --------

       Total              $ 53,088        $ 11,477        $ 10,488        $ 75,053
                          ========        ========        ========        ========

(Dollars in             Less than      One Year to        After
thousands)               One Year       Five Years      Five Years        Total
                        ----------     ------------     ----------       --------
December 31, 1997
-----------------
Fixed rate               $  8,579        $  5,018        $  4,133        $ 17,730
Variable                   46,219           5,066             495          51,780
                         --------        --------        --------        --------

       Total             $ 54,798        $ 10,084        $  4,628        $ 69,510
                         ========        ========        ========        ========

LOAN COMMITMENTS. The following table shows Western Sierra's loan commitments at the dates indicated:

                                     September 30,                        December 31,
                                ----------------------        -------------------------------------
(Dollars in thousands)           1998           1997           1997           1996           1995
                                -------        -------        -------        -------        -------
Commercial                      $ 8,608        $11,160        $ 6,827        $ 5,401        $ 3,287
Real estate                       9,696          5,506          8,440          7,690          4,915
                                -------        -------        -------        -------        -------
       Total commitments        $18,304        $16,666        $15,267        $13,091        $ 8,202
                                =======        =======        =======        =======        =======

Based upon prior experience and prevailing economic conditions, it is anticipated that approximately 40% of the commitments at September 30, 1998 will be exercised during 1998.

SUMMARY OF LOAN LOSSES EXPERIENCE. As a natural corollary to Western Sierra's lending activities, some loan losses are experienced. The risk of loss varies with the type of loan being made and the creditworthiness of the borrower over the term of the loan. To some extent, the degree of perceived risk is taken into account in establishing the structure of, and interest rates and security for, specific loans and for various types of loans. Western Sierra attempts to minimize its credit risk exposure by use of thorough loan application and approval procedures.

Western Sierra maintains a program of systematic review of its existing loans. Loans are graded for their overall quality. Those loans which Western Sierra's management determines require further monitoring and supervision are segregated and reviewed on a periodic basis. Significant problem loans are reviewed on a monthly basis by Western Sierra's Loan Committee. Loans for which it is probable that Western Sierra will be unable to collect all amounts due (including principal and interest) are considered to be impaired. The recorded investment in impaired loans totaled $736 thousand and $1.49 million at September 30, 1998 and December 31, 1997, respectively. In addition, when principal or interest on a loan is past due 90 days or more, such loan is placed on nonaccrual status unless it is both well-secured and in the process of collection. Loans totaling approximately $736 thousand and $1.49 million were on nonaccrual status as of September 30, 1998 and December 31, 1997, respectively. Western Sierra classifies certain loans on nonaccrual status as impaired. Accordingly, all loans on nonaccrual status at September 30, 1998 and December 31, 1997 are included with the impaired loans disclosed above.

Financial difficulties encountered by certain borrowers may cause Western Sierra to restructure the terms of their loans to facilitate loan payments. As of December 31, 1997 and 1996, Western Sierra had no troubled debt restructured loans. Interest foregone on nonaccrual loans during the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996 amounted to approximately $37 thousand, $96 thousand and $112 thousand, respectively.

Western Sierra charges off that portion of any loan which management or bank examiners consider to represent a loss. A loan is generally considered by management to represent a loss in whole or in part when an exposure beyond any collateral value is apparent, servicing of the unsecured portion has been discontinued or collection is not anticipated based on the borrower's financial condition and general economic conditions in the borrower's industry. The principal amount of any loan which is declared a loss is charged against Western Sierra's allowance for loan losses.

The following table sets forth the amount of loans on Western Sierra's books which were 30 to 89 days past due at the dates indicated:

                                            December 31,
                          September 30,   ----------------
(Dollars in thousands)        1998        1997        1996
                          -------------   ----        ----
Commercial                    $  0        $289        $  6
Real estate                      0           0         158
                              ----        ----        ----
       Total                  $  0        $289        $164
                              ====        ====        ====

The following table sets forth the amount of loans on Western Sierra's books which were on nonaccrual status at the dates indicated:

                                                December 31,
                           September 30,    --------------------
(Dollars in thousands)         1998          1997          1996
                           -------------    ------        ------
Commercial                    $  298        $  428        $  500
Real estate                      439         1,059           929
                              ------        ------        ------
       Total                  $  737        $1,487        $1,429
                              ======        ======        ======

The following table summarizes Western Sierra's loan loss experience for the periods indicated:

                                      Nine Months Ended
                                        September 30,                      Year Ended December 31,
                                   -----------------------         ---------------------------------------
(Dollars in thousands)               1998            1997            1997            1996            1995
                                   -------         -------         -------         -------         -------
                                         (Unaudited)
BALANCES

Loans:
  Average loans                    $74,053         $67,009         $68,096         $54,452         $45,878
  Loans at end of period            75,053          71,322          69,139          61,609          49,894
Loans charged off                      187               0               3             403              56
Recoveries of loans
 previously charged off                 14               0               1               3               5
Net loans charged off                  173               0               2             400              51
Allowance for loan
 and lease losses                    1,025             901             948             707             649
Provisions for loan
 and lease losses                      250             193             243             458              80

Ratios(1):
Net loan charge-offs to
 average loans                        0.31%           0.00%           0.00%           0.73%           0.11%
Net loan charge-offs to
 loans at end of period               0.31%           0.00%           0.00%           0.65%           0.10%
Allowance for possible loan
 losses to average loans              1.38%           1.34%           1.39%           1.30%           1.41%
Allowance for possible
 loan losses to loans at
 end of period                        1.37%           1.26%           1.37%           1.15%           1.30%
Net loan charge-offs to
 allowance for possible
 loan losses                         22.50%           0.00%           0.21%          56.58%           7.86%
Net loan charge-offs to
 provision for possible
 loan losses                         69.20%           0.00%           0.82%          87.34%          63.75%


----------
(1)   Annualized for the nine months ended September 30, 1998 and 1997.

Western Sierra's allowance for loan and lease losses is to provide for losses which can be reasonably anticipated. The allowance for loan and lease losses is established through charges to operating expenses in the form of provisions for loan and lease losses. Provisions for loan and lease losses amounted to $243 thousand in 1997, $458 thousand in 1996 and $250 thousand for the first nine months of 1998. The increased charge-offs and provision in 1996 reflect the write-down of a loan secured by an apartment building in Southern California which was acquired by Western Sierra in exchange for a problem loan. Other increases reflect, in the opinion of management of Western Sierra, the growth of the loan portfolio. Actual loan and lease losses or recoveries are charged or credited, respectively, directly to the allowance for loan and lease losses. The amount of the allowance is determined by management of Western Sierra. Among the factors considered in determining the allowance for loan and lease losses are the current financial condition of Western Sierra's borrowers and the value of the security, if any, for their loans. Estimates of future economic conditions and their impact on various industries and individual borrowers are also taken into consideration, as are Western Sierra's historical loan loss experience and reports of banking regulatory authorities. Because these estimates and evaluations are primarily judgmental factors, no assurance can be given that Western Sierra may not sustain loan and lease losses substantially higher in relation to the size of the allowance for loan and lease losses or that subsequent evaluation of the loan portfolio may not require substantial changes in such allowance.

At December 31, 1997, 1996 and 1995, the allowance was 1.37%, 1.15%, and 1.30%, of the loans then outstanding, respectively. At September 30, 1998, the allowance was 1.37% of the loans then outstanding. Although the current level of the allowance is deemed adequate by management, future provisions will be subject to continuing reevaluation of risks in the loan portfolio.

Management of Western Sierra reviews with Western Sierra's Board of Directors the adequacy of the allowance for loan and lease losses on a monthly basis and adjusts the loan loss provision upward where specific items reflect a need for such an adjustment. Management of Western Sierra charged off approximately $3 thousand in 1997, $403 thousand in 1996 and approximately $187 thousand in the first nine months of 1998. Recoveries of loans previously charged off were $1 thousand in 1997, $3 thousand in 1996 and $14 thousand during the first nine months of 1998. Charge-offs for 1998 are expected to consist mainly of two loans for which the financial positions of the related borrowers changed significantly. Management does not believe there has been any significant deterioration in Western Sierra's loan portfolio. Management also believes that Western Sierra has adequately reserved for all individual items in its portfolio which may result in a loss material to Western Sierra. See "DESCRIPTION OF WESTERN SIERRA-- Western Sierra's Management's Discussion and Analysis of Financial Condition and Results of Operations--Provision for Loan Losses".

INVESTMENT SECURITIES. Western Sierra has invested $33.43 million in federal instruments, securities issued by states and political subdivisions and other debt securities, which yielded approximately 6.08% per annum during the first nine months of 1998. Western Sierra's present investment policy is to invest excess funds in federal funds, U.S. Treasuries, securities issued by the U.S. Government and securities issued by states and political subdivisions.

INTEREST RATES AND DIFFERENTIALS. Certain information concerning interest-earning assets and interest-bearing liabilities and yields thereon (unaudited) is set forth in the following table.
Amounts outstanding are daily average balances:

                                            Nine Months Ended
(Dollars in thousands)                       September 30,(1)                Year Ended December 31,
                                          ----------------------      ------------------------------------
(Unaudited)                                 1998          1997          1997          1996          1995
                                          --------      --------      --------      --------      --------
Interest-earning assets:
  Federal funds sold:
       Average outstanding                $  7,705      $  3,594      $  3,780      $  2,671      $  2,330
       Average yield                          5.54%         5.56%         5.56%         5.47%         6.05%
       Interest income                    $    320      $    150      $    210      $    146      $    141
  Investment securities:
       Average outstanding                $ 23,900      $ 16,968      $ 17,832      $ 11,019      $  9,790
       Average yield                          6.33%         7.17%         6.97%         6.82%         6.18%
       Interest income                    $  1,134      $    912      $  1,242      $    751      $    605
  Loans:
       Average outstanding                $ 74,053      $ 67,009      $ 68,096      $ 54,452      $ 45,878
       Average yield                          9.99%        10.16%        10.25%        10.18%        10.76%
       Interest income                    $  5,550      $  5,106      $  6,978      $  5,544      $  4,938
  Total interest-earning assets:
       Average outstanding                $105,658      $ 87,371      $ 89,708      $ 68,142      $ 57,998
       Average yield                          8.84%         9.39%         9.40%         9.45%         9.80%
       Interest income                    $  7,004      $  6,168      $  8,430      $  6,441      $  5,684
Interest-bearing liabilities:
  NOW and money market
   demand accounts:
       Average outstanding                $ 17,766      $ 17,610      $ 18,041      $ 15,906      $ 15,822
       Average yield                          1.61%         1.76%         1.77%         1.84%         1.93%
       Interest expense                   $    215      $    232      $    320      $    292      $    306
  Savings deposits:
       Average outstanding                $  7,120      $  7,398      $  7,361      $  7,294      $  7,975
       Average yield                          1.97%         2.07%         2.06%         2.08%         2.28%
       Interest expense                   $    105      $    115      $    152      $    152      $    182
  Time deposits:
       Average outstanding                $ 57,783      $ 46,175      $ 47,495      $ 32,466      $ 24,413
       Average yield                          5.27%         5.40%         5.43%         5.33%         5.66%
       Interest expense                   $  2,282      $  1,870      $  2,579      $  1,730      $  1,381
  Other borrowings:
       Average outstanding                $      0      $      0      $      0      $      0      $      0
       Average yield                             0%            0%            0%            0%            0%
       Interest expense                   $      0      $      0      $      2      $     11      $      6
  Total interest-bearing liabilities:
       Average outstanding                $ 82,669      $ 71,183      $ 72,897      $ 55,666      $ 48,210
       Average yield                          4.20%         4.15%         4.18%         3.91%         3.88%
       Interest expense                   $  2,602      $  2,217      $  3,051      $  2,185      $  1,875
Net interest income                       $  4,402      $  3,951      $  5,379      $  4,256      $  3,809
  Average net yield on
   interest-earning assets                    5.56%         6.02%         6.00%         6.25%         6.57%

----------

(1)   Nine month yields have been annualized.

LIQUIDITY MANAGEMENT. To augment short-term liquidity, Western Sierra National Bank has unsecured short-term borrowing agreements with two of its correspondent banks in the amounts of $2,000,000 each. Western Sierra National Bank can also borrow up to $900,000 on an overnight basis from the FRB. In addition, Western Sierra National Bank has the ability to borrow up to $880,000 on a short-term basis from the Federal Home Loan Bank secured by investment securities with amortized costs totaling $974,379 and estimated market values totaling $957,930. Western Sierra National Bank can also borrow $6,445,000 from the Federal Home Loan Bank secured by mortgage loans totaling $10,401,000. There were no outstanding borrowings at December 31, 1997 or September 30, 1998.

Policies have been developed by Western Sierra's management and approved by Western Sierra's Board of Directors which establish guidelines for the investments and liquidity of Western Sierra. These policies include an Investment Policy and an Asset Liability Policy. The goals of these policies are to provide liquidity to meet the financial requirements of Western Sierra's customers, maintain adequate reserves as required by regulatory agencies and maximize earnings of Western Sierra.

The following table shows Western Sierra's average deposits for each of the periods indicated below, based upon average daily balances:

                                    Nine Months Ended                                          Year Ended
                                     September 30,                                             December 31,
                       -----------------------------------------    ----------------------------------------------------------------
                             1998                   1997                   1997                   1996                   1995
                       ------------------     ------------------    -------------------    -------------------    ------------------
(Dollars in thousands) Average   Percent      Average   Percent     Average    Percent     Average    Percent     Average   Percent
(Unaudited)            Balance   of Total     Balance   of Total    Balance    of Total    Balance    of Total    Balance   of Total
                       -------   --------     -------   --------    -------    --------    -------    --------    -------   --------
Demand deposits        $ 23,578    22.19%    $ 17,217     19.48%    $ 17,823     19.65%    $ 13,293     19.27%    $ 11,457    19.20%
NOW accounts             10,133     9.54%       9,580     10.84%       9,616     10.60%       8,371     12.14%       7,924    13.27%
Savings deposits          7,633     7.18%       8,030      9.08%       7,361      8.11%       7,294     10.58%       7,975    13.37%
Money market
 deposits                 7,120     6.70%       7,398      8.37%       8,425      9.29%       7,535     10.93%       7,898    13.24%
Time deposits            57,783    54.39%      46,175     52.23%      47,496     52.35%      32,466     47.08%      24,413    40.92%
                       --------              --------               --------               --------               --------
    Total deposits     $106,247   100.00%    $ 88,400    100.00%    $ 90,721    100.00%    $ 68,959    100.00%    $ 59,667   100.00%
                       ========              ========               ========               ========               ========

LIABILITY MANAGEMENT. It is management's policy to restrict the maturities of a majority of its certificates of deposit in denominations of $100,000 or more to less than one year. The maturities of such time certificates of deposit ("TCD's"), as well as other time deposits, were as follows:

                                 September 30, 1998              December 31, 1997
                              ------------------------        ------------------------
                                TCD's           Other           TCD's           Other
(Dollars in thousands)          over            Time            over            Time
(Unaudited)                   $100,000        Deposits        $100,000        Deposits
                              --------        --------        --------        --------
Less than three months        $ 22,786        $ 15,375        $  8,219        $ 16,056
Over three months
 through twelve months           5,822          18,699           6,286          16,664
Over twelve months
 through five years              1,144           3,239           1,028           3,677
Over five years                      0              62               0             100
                              --------        --------        --------        --------
       Total                  $ 29,752        $ 37,375        $ 15,533        $ 36,497
                              ========        ========        ========        ========

Time deposits in denominations in excess of $100,000, with maturities of less than three months, increased by over $14 million at September 30, 1998. A director of Western Sierra accounted for approximately $8 million of this increase. This shift in the mix of time deposits to shorter maturities reduced the effective yield of overall time deposits for the nine months ending September 30, 1998. These additional funds were invested in securities with similar anticipated maturity dates. It is anticipated that approximately one half of the approximately $8 million in time deposits discussed above will be withdrawn from Western Sierra in the second quarter of 1999.

While the deposits of Western Sierra may fluctuate up and down somewhat with local and national economic conditions, management of Western Sierra does not believe that such deposits, or the business of Western Sierra in general, are seasonal in nature. Liability management is monitored by Western Sierra's Board of Directors which meets monthly.

REGULATORY MATTERS.

Capital Adequacy. The capital adequacy of banking institutions has become increasingly important in recent years. The deregulation of the banking industry during the 1980's has resulted in, among other things, a broadening of business activities beyond that of traditional banking products and services. Because of this volatility within the banking industry, regulatory agencies have increased their focus upon ensuring that banking institutions meet certain capital requirements as a means of protecting depositors and investors against such volatility.

The Comptroller has adopted regulations requiring insured institutions to maintain a minimum leverage ratio of Tier 1 capital (the sum of common shareholders' equity, noncumulative perpetual preferred stock and minority interests in consolidated subsidiaries, minus intangible assets, identified losses and investments in certain subsidiaries) to total assets. Institutions which have received the highest composite regulatory rating and which are not experiencing or anticipating significant growth are required to maintain a minimum leverage capital ratio of 3% Tier 1 capital to total assets. All other institutions are required to maintain a minimum leverage capital ratio of at least 100 to 200 basis points above the 3% minimum requirement.

The Comptroller has also adopted a statement of policy, supplementing its leverage capital ratio requirements, which provided definitions of qualifying total capital (consisting of Tier 1 capital and supplementary capital, including the allowance for loan losses up to a maximum of 1.25% of risk-weighted assets) and sets forth minimum risk-based capital ratios. Insured institutions are required to maintain a ratio of qualifying total capital to risk-weighted assets of 8%, at least one-half (4%) of which must be in the form of Tier 1 capital.

The following table sets forth Western Sierra's capital positions at September 30, 1998 and December 31, 1997 under the regulatory guidelines discussed above:

                            September 30, 1998      December 31, 1997
                          Actual Capital Ratios    Actual Capital Ratios    Minimum
                          ---------------------    ---------------------    -------
Capital Ratios
--------------
Total risk-based
 capital ratio                      12.4%                 11.9%                8.0%
Tier 1 capital to
 risk-weighted assets               11.2%                 10.7%                4.0%
Leverage ratio                       8.5%                  8.7%                3.0%

As is indicated by the above table, Western Sierra exceeded all applicable regulatory capital guidelines at September 30, 1998 and December 31, 1997. Western Sierra's management believes that, under the current regulations, Western Sierra will continue to meet its minimum capital requirements in the foreseeable future.

Dividends. Western Sierra National Bank as a national bank is subject to dividend restrictions set forth by the Comptroller. Under such restrictions, Western Sierra National Bank may not, without the prior approval of the Comptroller, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years, provided that Western Sierra National Bank's surplus fund is a least equal to its common capital. If the capital surplus falls below the balance of the common capital account, then further restrictions apply. This is not the case with Western Sierra National Bank. Year-to-date dividends of $400,000 paid through September 30, 1998, were well within the approximate maximum allowed under those regulatory guidelines, without approval of the Comptroller.

Reserve Balances. Western Sierra National Bank is required to maintain average reserve balances with the FRB. At September 30, 1998 and December 31, 1997, Western Sierra National Bank's qualifying balance with the FRB was approximately $2.42 million and $548 thousand, respectively, consisting of vault cash and balances.


Year 2000 Compliance. The "Year 2000 issue" relates to the fact that many computer programs use only two digits to represent a year, such as "98" to represent "1998," which means that in the Year 2000 such programs could incorrectly treat the Year 2000 as the year 1900. This issue has grown in importance as the use of computers and microchips has become more pervasive throughout the economy, and interdependencies between systems have multiplied. The issue must be recognized as a business problem, rather than simply a computer problem, because of the way its effects could ripple through the economy. Western Sierra could be materially and adversely affected either directly or indirectly by the Year 2000 issue. This could happen if any of its critical computer systems or equipment containing embedded logic fail, if the local infrastructure (electric power, phone system, or water system) fails, if its significant vendors are adversely impacted, or if its borrowers or depositors are adversely impacted by their internal systems or those of their customers or suppliers. Failure of Western Sierra to complete testing and renovation of its critical systems on a timely basis could have a material adverse effect on Western Sierra's financial condition and results of operations, as could Year 2000 problems faced by others with whom Western Sierra does business.

Federal banking regulators have responsibility for supervision and examination of banks to determine whether each institution has an effective plan for identifying, renovating, testing and implementing solutions for Year 2000 processing and coordinating Year 2000 processing capabilities with its customers, vendors and payment system partners. Bank examiners are also required to assess the soundness of a bank's internal controls and to identify whether further corrective action may be necessary to assure an appropriate level of attention to Year 2000 processing capabilities.



Western Sierra has a written plan to address Western Sierra's risks associated with the impact of the Year 2000. The plan directs Western Sierra's Year 2000 compliance efforts under the framework of a five-step program mandated by the Federal Financial Institutions Examination Council ("FFIEC"). The FFIEC'S five-step program consists of five phases: awareness, assessment, renovation, validation and implementation. In the awareness phase, which Western Sierra has completed, the Year 2000 problem is defined and executive level support for the necessary resources to prepare Western Sierra for Year 2000 compliance is obtained. In the assessment phase, which Western Sierra has also completed, the size and complexity of the problem and details of the effort necessary to address the Year 2000 issues are assessed. Although the awareness and assessment phases are completed, Western Sierra continues to evaluate new issues as they arise. In the renovation phase, which Western Sierra has substantially completed, the required incremental changes to hardware and software components are tested. In the validation phase, which Western Sierra has also substantially completed, the hardware and software components are tested.



Western Sierra is utilizing both internal and external resources to identify, correct or reprogram, and test its systems for Year 2000 compliance. Western Sierra has identified 57 vendors and 52 software applications which management believes are material to its operations. Based on information received from its vendors and testing results, Western Sierra believes approximately 86% of such vendors are Year 2000 compliant as of December 31, 1998. Testing of the critical system applications for the core banking product provided by Western Sierra's primary vendor was completed and the results were inconclusive because the software version mismatched for testing purposes with the Year 2000 upgrade. It was retested in January, 1999 with success. The verification was completed by February 5, 1999. The core banking product includes software solutions for general ledger, accounts payable, automated clearing house, certificates of deposit and individual retirement accounts, commercial, mortgage and installment loans, checking and savings accounts, proof of deposit applications and ancillary support products.



Western Sierra has identified 20 vendors which Western Sierra does not believe are fully Year 2000 compliant as of December 31, 1998. Each of these vendors has advised Western Sierra that it has completed the evaluation and renovation stages of Year 2000 compliance and is scheduled to begin implementation and validation in January 1999 and to complete the final validation phase by June 30, 1999.



Western Sierra is also making efforts to ensure that its customers, particularly its significant customers, are aware of the Year 2000 problem. Western Sierra has sent Year 2000 correspondence to its significant deposit and loan customers. A customer of Western Sierra is deemed significant if the customer possesses any of the following characteristics:



-      Total indebtedness to Western Sierra National Bank of $250,000 or more.

- The customer's business is dependent on the use of high technology and/or the electronic exchange of information.



- The customer's business is dependent on third party providers of data processing services or products.



-      An average ledger deposit balance greater than $250,000.



- Collateral taken by Western Sierra National Bank which could become impaired by Year 2000 problems.



-      Unsecured lines of credit which borrowers can draw funds at will.



Western Sierra has amended its credit authorization documentation to include consideration of the Year 2000 problem. Western Sierra assesses its significant customer's Year 2000 readiness and assigns the customer an assessment of "low," "medium" or "high" risk. Risk evaluation of Western Sierra's significant customers was completed by December 31, 1998. Any depositor or lending customer determined to have a high or medium risk is scheduled for an evaluation by Western Sierra every 90 days until the customer can be assigned a low risk assessment.



Because of the range of possible issues and large number of variables involved, it is impossible to quantify the total potential cost of Year 2000 problems or to determine Western Sierra's worst-case scenario in the event Western Sierra's Year 2000 remediation efforts or the efforts of those with whom it does business are not successful. In order to deal with the uncertainty associated with the Year 2000 problem, Western Sierra is developing a contingency plan to address the possibility that efforts to mitigate the Year 2000 risk are not successful either in whole or part. These plans include manual processing of information for critical information technology systems and increased cash on hand. The contingency plans are expected to be completed by March 31, 1999, after which the appropriate implementation training is scheduled to take place.



As of December 31, 1998, Western Sierra has incurred $103,386 in Year 2000 costs, which have been expensed as incurred. Year 2000-related costs have been funded from the continuing operations of Western Sierra and, as of December 31, 1998, have constituted approximately 43% of Western Sierra's information systems budget for 1998. Western Sierra estimates that its costs to complete Year 2000 compliance will be approximately $258,795. This estimate includes the cost of purchasing hardware and licenses for software programming tools, the cost of the time of internal staff and the cost of consultants. The estimate does not include the time that internal staff are devoting to testing programming changes. Testing is not expected to add significant incremental costs.


Quantitative and Qualitative Disclosures About Market Risk. Market risk is the risk of loss from adverse changes in market prices and rates. Western Sierra's market risk arises primarily from interest rate risk inherent in its loan and deposit functions and management actively monitors and manages this interest rate risk exposure. Western Sierra does not have any market risk sensitive instruments entered into for trading purposes. Management uses several different tools to monitor its interest rate risk. One measure of exposure to interest rate risk is gap analysis. A positive gap for a given period means that the amount of interest-earning assets maturing or otherwise repricing within such period is greater than the amount of interest-bearing liabilities maturing or otherwise repricing within the same period. Western Sierra has a positive gap. In addition, Western Sierra uses interest rate shock simulations to estimate the effect of certain hypothetical rate changes. Based upon Western Sierra's shock simulations, net interest income is expected to rise with increasing rates and fall with declining rates.

Western Sierra's positive gap is the result of the majority of Western Sierra's investments having terms greater than five years on the asset side. On the liability side, the majority of Western Sierra's time deposits have average terms of approximately six months while savings accounts and other interest-bearing transaction accounts are recorded for gap analysis in the next day to three month category because they do not have a contractual maturity date.

Taking into consideration that savings accounts and other interest-bearing transaction accounts typically do not react immediately to changes in interest rates, management has taken the following steps to manage its positive gap position. Western Sierra has added loans tied to indices which change at a slower rate than prime and more closely match Western Sierra's liabilities. In addition, Western Sierra holds the majority of its investments in the available-for-sale category in order to be able to react to changes in interest rates.

The following table sets forth the distribution of repricing opportunities of Western Sierra's interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (i.e. interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap and the cumulative gap as a percentage of total interest-earning assets as of December 31, 1997. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. The interest rate relationships between the repriceable assets and repriceable liabilities are not necessarily constant. The table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on the net margins of Western Sierra.

                                                                                December 31, 1997
                                                     -----------------------------------------------------------------------
                                                                    Over Three
                                                                      Months          Over
                                                     Next Day         Through       One Year
(Dollars in thousands)                               to Three         Twelve         Through          Over
(Unaudited)                                           Months          Months        Five Years      Five Years       Total
                                                     --------       ----------      ----------      ----------      --------
Assets:
       Federal funds sold                            $  6,550                                                       $  6,550
       Taxable investment securities                      606        $    391        $  1,227        $ 16,002         18,226
       Nontaxable investment securities                                                   473           2,050          2,523
       Loans                                           37,119          17,679          10,084           4,628         69,510
                                                     --------        --------        --------        --------       --------
             Total interest-earning assets             44,275          18,070          11,784          22,680         96,809
                                                     --------        --------        --------        --------       --------
Liabilities:
       Savings deposits(1)                             27,464                                                         27,464
       Time deposits                                   24,275          22,950           4,705             100         52,030
                                                     --------        --------        --------        --------       --------
             Total interest-bearing liabilities        51,739          22,950           4,705             100         79,494
                                                     --------        --------        --------        --------       --------

Net (interest-bearing liabilities)
 interest-earning assets                             $ (7,464)       $ (4,880)       $  7,079        $ 22,580       $ 17,315
                                                     ========        ========        ========        ========       ========

Cumulative net (interest-bearing liabilities)
 interest-earning assets ("GAP")                     $ (7,464)       $(12,344)       $ (5,265)       $ 17,315
                                                     ========        ========        ========        ========

Cumulative GAP as a percentage of
 total interest-earning assets                          (7.71)%        (12.75)%         (5.44)%         17.89%
                                                     ========        ========        ========        ========

----------

(1)    Savings deposits include interest-bearing transaction accounts.

The following table sets forth the distribution of the expected maturities of Western Sierra's interest-earning assets and interest-bearing liabilities as of December 31, 1997 as well as the fair value of these instruments. Expected maturities are based on contractual agreements. Savings accounts and interest-bearing transaction accounts, which have no stated maturity, are included in the 1998 maturity category.

                               EXPECTED MATURITIES

(Dollars in thousands)
(Unaudited)                            1998         1999       2000        2001        2002      Thereafter    Total     Fair Value
                                      -------     -------     -------     -------     -------    ----------   -------    ----------
Federal funds sold                    $ 6,550                                                                 $ 6,550     $ 6,550
       Weighted average rate             5.70%                                                                   5.70%
Investment securities(1)              $   997     $   227     $   574                 $   899     $18,052     $20,749     $20,791
       Weighted average rate             5.20%       8.10%       6.30%                   6.00%       6.30%       6.25%
Fixed rate loans                      $ 7,871     $ 1,564     $   703     $ 1,476     $   905     $ 5,211     $17,730     $16,812
       Weighted average rate             9.67%       9.80%       9.80%       9.40%       9.50%       8.27%       9.17%
Variable rate loans(2)                $46,219     $ 2,782     $ 1,176     $   561     $   344     $   698     $51,780     $51,780
       Weighted average rate             9.80%       9.90%       9.95%       9.40%       9.40%       9.85%       9.78%

Total interest-bearing assets         $61,637     $ 4,573     $ 2,453     $ 2,037     $ 2,148     $23,961     $96,809     $95,933

Savings deposits(3)                   $27,464                                                                 $27,464     $27,464
       Weighted average rate             1.95%                                                                   1.95%
Time deposits                         $47,225     $ 2,706     $ 1,332     $   259     $   371     $   137     $52,030     $52,037
       Weighted average rate             5.40%       5.65%       5.80%       6.10%       6.20%       2.00%       5.40%

Total interest-bearing liabilities    $74,689     $ 2,706     $ 1,332     $   259     $   371     $   137     $79,494     $79,501

----------

(1) Interest rates on tax exempt obligations have not been tax effected to include the related tax benefit in calculating the weighted average yield.

(2)    Of the total variable rate loans, 90% reprice in one year or less.

(3)    Savings deposits include interest-bearing transaction accounts.

MANAGEMENT


INFORMATION ON DIRECTORS AND EXECUTIVE OFFICERS. The following table sets forth certain information, as of February 1, 1999, with respect to those persons who are directors and executive officers of Western Sierra and Western Sierra National Bank:




                                            Year First
                                            Appointed
                                            Director or
         Name                  Age            Officer                          Title
-------------------------      ---         --------------       ---------------------------------------

Joseph A. Surra                57              1983             Chairman of the Board

Robert G. Albrecht             80              1983             Director

Charles W. Bacchi              55              1993             Director

Barbara L. Cook                67              1993             Director

Kirk Dowdell                   36              1997             Senior Vice President and Chief Credit Officer
                                                                of Western Sierra National Bank.

William J. Fisher              51              1993             Director

Lesa Fynes                     40              1987             Controller of Western Sierra and Western
                                                                Sierra National Bank.

Gary D. Gall                   47              1993             Director, President and Chief Executive
                                                                Officer of Western Sierra and Western Sierra
                                                                National Bank.

Richard L. Golemon             66              1983             Director

Stephanie M. Marsh             52              1993             Senior Vice President and Chief
                                                                Administrative Officer of Western Sierra
                                                                National Bank.

Harold S. Prescott, Jr.        67              1983             Director

Darol B. Rasmussen             77              1987             Director

Osvaldo I. Scariot             72              1983             Secretary and Director



The business experience of each of the directors and executive officers for the past five years is described below.



JOSEPH A. SURRA has been the Assistant Superintendent of Business and Facilities for Auburn Union School district for fifteen years. He also owned and operated Gold Country Hardware Inc. for fifteen years. He was Director of Business Affairs to Sacramento State University and was responsible for budgeting, accounting and general services for eight years. He currently serves as a director on a nonprofit board.

ROBERT G. ALBRECHT was part owner of Wisner and Becker Contractor Engineers for thirty-three years and served as the President and Chief Executive Officer for twelve years. He retired in 1983. Mr. Albrecht bought Coyote Creek Ranch in Winnemucca, Nevada in 1982 and still runs the ranch today.



CHARLES W. BACCHI is the owner of Coyote Creek Ranch, Winnemucca, Nevada. He was employed at the California State Legislature for over five years. The government of Guam also employed him as a political consultant of the governor for five years.



BARBARA L. COOK was an owner and partner with Cook and Cook Real Estate for thirteen years. She was also the co-owner of Coker and Cook Real Estate for three years. The business was sold in 1998 to Caldwell Banker where Ms. Cook continues as a Broker Associate.



KIRK DOWDELL has been Senior Vice President and Chief Credit Officer of Western Sierra National Bank since September of 1997. Prior to coming to Western Sierra National Bank he was Regional Vice President for the Banking Division of Commerce Security Bank. His responsibilities with Commerce Security Bank ranged from supervising note, credit administration operation, cash management to commercial real estate operations. He has nine years banking experience.



WILLIAM J. FISHER is an attorney and is the President and broker of Pacific States Development Corporation, real estate development and marketing firm.



LESA FYNES has been with Western Sierra National Bank since 1987. She was promoted to Assistant Controller in August of 1989, and was promoted to Controller of Western Sierra National Bank in September of 1990. In October of 1998, Ms. Fynes was promoted to Chief Financial Officer of Western Sierra National Bank. She has been Controller of Western Sierra since its formation in 1996. In 1997, Ms. Fynes successfully passed the Certified Public Accountant Exam test.



GARY D. GALL has been President and Chief Executive Officer of Western Sierra National Bank since 1993. He has been President and Chief Executive Officer of Western Sierra since its formation in 1996. He previously served as the President and Chief Executive Officer of Delta National Bank for six years. He has twenty-six years of banking experience. He currently serves on the Board of Trustees of Simpson's College in Redding, California.



RICHARD GOLEMON is retired from Mays Sheet Metal which he owned for fifteen years.



STEPHANIE M. MARSH has been Senior Vice President and Chief Administrative Officer of Western Sierra National Bank since 1993. She has had the responsibility of bank operations, personnel and MIS systems. She has twenty-seven years of banking experience in these areas.



HAROLD S. PRESCOTT, JR. owns Prescott Engineering.



DAROL B. RASMUSSEN practiced dentistry for thirty years in Carmichael, California. He is now retired. Darol currently serves as a Director on the Sacramento College Foundation board.

OSVALDO I. SCARIOT owned and operated El Dorado Disposal Service and Western El Dorado Recovery System for over 50 years. He sold the business in 1998. He is now retired.


WESTERN SIERRA'S BOARD OF DIRECTORS AND COMMITTEES. Western Sierra's Board of Directors met twelve (12) times in 1997. None of Western Sierra's directors attended less than 75 percent of all of Western Sierra's Board of Directors' meetings and committee meetings (of which they were a member) except Barbara Cook who attended 66 2/3% of the meetings.

Western Sierra has an Audit Committee which met twelve (12) times in 1997. The Audit Committee consists of Robert Albrecht, Charles Bacchi, Barbara Cook and Harold Prescott. The purpose of the Audit Committee is to review all internal and external examination reports, review internal audit findings and monitor Year 2000 progress and to select Western Sierra's independent certified public accountants.

Western Sierra has an Executive Committee which met ten (10) times in 1997. The Executive Committee consists of Robert Albrecht, Gary Gall, Harold Prescott, Darol Rasmussen, Osvaldo Scariot and Joseph Surra. The purpose of the Executive Committee is to (i) review policies, review human resource issues, grant stock options and approve other personnel matters which are in excess of management's authority, (ii) consider mergers and acquisitions, develop marketing programs and participate in strategic planning, and (iii) evaluate the directors for various performance rating factors to determine each director's monthly director's fees and to make recommendations to Western Sierra's Board of Directors regarding nominees for election of directors.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS.

Director Compensation. Directors receive $300 per month for director fees from Western Sierra and $300 per month from Western Sierra National Bank, except the Chairman of Western Sierra who receives $1,000 per month as director's fees for Western Sierra and $300 per month as director's fees for Western Sierra National Bank. No additional fees are paid for the directors' attendance at committee meetings. The directors have been granted stock options: Messrs. Albrecht, Goleman, Prescott, Scariot and Surra were granted stock options in July 1989 to acquire 12,975 shares at $4.82 per share (the options of Messrs. Prescott and Scariot have been fully exercised), Dr. Rasmussen was granted a stock option in July 1989 to acquire 5,190 shares at $4.82 per share (these options of Dr. Rasmussen have been fully exercised), and all of the directors were also each granted stock options to acquire 4,664 shares in November 1996 with an option exercise price of $8.58 per share (these options of Dr. Rasmussen and Ms. Cook were also fully exercised and Mr. Bacchi exercised 700 shares of this option.) The director stock options have a term of 10 years and are all completely vested. Each of the directors participates in Western Sierra National Bank's incentive compensation plan and earned under such plan a bonus of $5,359 in 1996 and a bonus of $8,764 in 1997.

Executive Compensation. During 1997, Western Sierra did not pay any cash compensation to its executive officers and no such cash compensation is expected to be paid during 1998. However, the persons serving as the executive officers of Western Sierra received during 1997, and have received in 1998, cash compensation in their capacities as executive officers of Western Sierra National Bank.

The following table sets forth a summary of the compensation paid during Western Sierra's past three fiscal years for services rendered in all capacities to Gary
D. Gall, the President and Chief Executive Officer of Western Sierra and Western Sierra National Bank, and to Stephanie M. Marsh, the Senior Vice President and Chief Administrative Officer of Western Sierra National Bank, the only executive officers of Western Sierra and/or Western Sierra National Bank whose annual base compensation and bonus exceeded $100,000 during Western Sierra's 1997 fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                          Long Term Compensation
                                                                                    ---------------------------------
                                  Annual Compensation                                        Awards           Payouts
---------------------------------------------------------------------------------   -----------------------   -------
           (a)                      (b)          (c)          (d)          (e)          (f)          (g)        (h)           (i)
----------------------------      -------      -------      -------     ---------   -----------    --------   -------      ---------
                                                                         Other
                                                                         Annual     Restricted                             All Other
        Name and                                                         Compen-       Stock                   LTIP         Compen-
        Principal                              Salary        Bonus      sation(1)     Award(s)     Options/   Payouts      sation(3)
        Position                    Year         ($)          ($)          ($)          ($)        SARs(2)      ($)          ($)
----------------------------      -------      -------      -------     ---------   -----------    --------   -------      ---------
Gary D. Gall, President,             1997      127,500      109,486        8,497            0       27,500          0       10,773
CEO and Director                     1996      120,000       67,528        8,260            0       11,660          0        7,580
of Western Sierra and                1995      107,200       37,462        4,214            0        1,298          0        4,321
Western Sierra National Bank

Stephanie M. Marsh                   1997       71,070       54,743        3,750            0        3,300          0        7,162
Senior Vice President and            1996       68,400       33,764        3,495            0        5,830          0        4,710
Chief Administrative Officer         1995       68,400       18,656        2,770            0            0          0        3,105
of Western Sierra National
Bank


(1) These amounts represent perquisites consisting of country club fees for all officers and automobile allowance and family health insurance premiums for Mr. Gall.

(2) These amounts are adjusted for stock dividends. Western Sierra has no SARs.

(3) This amount represents Western Sierra's contribution for the cost of premiums for life insurance and 401(k) Plan and ESOP.

                             OPTION/SAR GRANTS TABLE
                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

-----------------------------------------------------------------------------------------------
                                          Individual Grants(1)
-----------------------------------------------------------------------------------------------
       (a)                     (b)                (c)              (d)                 (e)
------------------         ------------      ------------      -----------        -------------
                                              % of Total
                                             Options/SARs
                           Options/SARs       Granted to       Exercise or
                             Granted         Employees in       Base Price         Expiration
    Name                       (#)           Fiscal Year        ($/Share)             Date
------------------         ------------      ------------      -----------        -------------
Gary D. Gall                  27,500              55.6          $  10.91           May 20, 2007
Stephanie M. Marsh             3,300               6.7          $  11.36          July 16, 2007


(1) Western Sierra has no SARs and the number of options and exercise price is adjusted for stock dividends.


                  OPTION/SAR EXERCISES AND YEAR END VALUE TABLE
            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           YEAR END OPTION/SAR VALUE

       (a)                       (b)               (c)                    (d)                           (e)
------------------         --------------    ----------------       -----------------            -----------------
                                                                                                     Value of
                                                                       Number of                   Unexercised
                                                                      Unexercised                  In-the-Money
                                                                     Options/SARs at              Options/SARs at
                               Shares                                  Year End (#)                Year End ($)
                             Acquired on      Value Realized           Exercisable/                Exercisable/
     Name                    Exercise (#)          ($)               Unexercisable(1)             Unexercisable(1)
------------------         --------------    ----------------       -----------------            -----------------
Gary D. Gall                        0                  0                11,308/29,150            $104,500/$237,608
Stephanie M. Marsh                  0                  0                  2,992/9,130              $27,846/$53,550

(1)    Western Sierra has no SARs.

On December 4, 1997, Western Sierra National Bank entered into an agreement with Mr. Gall to provide him with severance benefits of up to two years' worth of his regular compensation at the time of severance of employment in the event of (i) any merger or consolidation where Western Sierra National Bank is (A) not the surviving or resulting corporation or (B) the surviving corporation and the shareholders of Western Sierra at the time immediately prior to such merger will own less than 50% on a direct or indirect basis of the voting equity interests of the surviving corporation after such merger, (ii) upon transfer of all or substantially all of the assets of Western Sierra National Bank, or (iii) a sale of the equity securities of Western Sierra representing more than 50% of the aggregate voting power of all outstanding equity securities of Western Sierra to any person or entity, or any group of persons and/or entities acting in concert (any of these events shall be referred to as an "Acquisition"). The severance agreement is for a term of 5 years, and in the event of an Acquisition, if Mr. Gall is not given a new employment agreement that is satisfactory to him in his sole discretion within 15 days prior to the date of consummation of the Acquisition, then Western Sierra National Bank shall pay him the severance payment in a lump sum.

On December 4, 1997, Western Sierra National Bank also entered into an agreement with Ms. Marsh to provide her with severance benefits of up to two years' worth of her regular compensation at the time of severance of employment in the event of (i) any merger or consolidation where Western Sierra National Bank is (A) not the surviving or resulting corporation or (B) the surviving corporation and the shareholders of Western Sierra at the time immediately prior to such merger will own less than 50% on a direct or indirect basis of the voting equity interests of the surviving corporation after such merger, (ii) upon transfer of all or substantially all of the assets of Western Sierra National Bank, or (iii) a sale of the equity securities of Western Sierra representing more than 50% of the aggregate voting power of all outstanding equity securities of Western Sierra to any person or entity, or any group of persons and/or entities acting in concert (any of these events shall be referred to as an "Acquisition"). The severance agreement is for a term of 5 years, and in the event of an Acquisition, if Ms. Marsh is not retained by the resulting corporation in a position comparable to that of the highest level senior vice president or a position acceptable to her for a period of up to two years because she is terminated by the resulting corporation or constructively terminated by the resulting corporation then she is to be paid the severance payment in a lump sum within ten days of such termination.

Mr. Gall also has a salary continuation agreement which provides that Western Sierra National Bank will pay him $75,000 per year for 15 years following his retirement from Western Sierra National Bank at age 65 or later ("Retirement Age"). In the event of disability while Mr. Gall is actively employed prior to Retirement Age, he will receive a benefit amount that is a percentage of the $75,000 per year for 15 years based on the vesting schedule below beginning at the earlier of the time when he reaches age 65 or the date on which he is no longer entitled to disability benefits provided by Western Sierra National Bank. In the event Mr. Gall dies while actively employed by Western Sierra National Bank prior to Retirement Age, his beneficiary will receive from Western Sierra National Bank a lump sum benefit amount equal to the present value (using an 8% discount rate) of $75,000 per year for fifteen years, as if such amount is to be paid starting one month after his death. In the event of termination with or without cause or voluntary termination, Mr. Gall shall receive a benefit amount that is a percentage of the $75,000 per year for 15 years based on the vesting schedule below for 15 years beginning with the month following the month in which Mr. Gall attains age 65 or beginning with the month following his death, if earlier. Mr. Gall may also elect to receive a benefit amount that is a percentage of the $75,000 per year for 15 years based on the vesting schedule below upon early retirement which is after at least 15 years of service beginning January 9, 1995. The vesting schedule is 5% per year of service for the first seventeen years beginning January 9, 1995, and decreases to an additional 3% per year of service for the last five years. Payment of salary continuation benefits to Mr. Gall is subject to his not working as an employee, independent contractor, or consultant of or for a branch of a financial institution located within a 15 mile radius of any branch of Western Sierra National Bank.

CERTAIN TRANSACTIONS

Some of the directors and executive officers of Western Sierra and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, Western Sierra in the ordinary course of Western Sierra's business, and Western Sierra expects to have banking transactions with such persons in the future. In management's opinion, all loans and commitments to lend in such transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and in the opinion of management did not involve more than a normal risk of collectibility or present other unfavorable features.

                          DESCRIPTION OF LAKE COMMUNITY

AVAILABLE INFORMATION

Lake is subject to the informational requirements of the Exchange Act as administered by the FDIC, and files reports, proxy statements and other information with the FDIC. Materials filed by Lake can be inspected and copies can be obtained from the Registration and Disclosure Section of the FDIC, at 1776 F Street, N.W., Room F-6043, Washington, D.C. 20006 at prescribed rates or obtained by calling the public files of the FDIC's Registration, Disclosure and Securities Operations Unit at (202) 898-8913 or by Fax at (202) 898-3909.

BUSINESS

GENERAL. Lake Community was incorporated as a banking corporation under the laws of the State of California on March 9, 1984. Lake Community commenced operations as a California state-chartered bank on November 15, 1984. Lake Community engages in the general commercial banking business in Lake County in the State of California from its headquarters banking office located at 805 Eleventh Street, Lakeport, California, and its branches located at 1377 S. Main Street, Lakeport, California and 4280 Main Street, Kelseyville, California. Lake Community is in the process of consolidating its Main Street, Lakeport office with Lake Community's headquarters office located on Eleventh Street in Lakeport.

Lake Community is an insured bank under the Federal Deposit Insurance Act and is not a member of the Federal Reserve System.

BANKING SERVICES. Lake Community conducts a commercial banking business which includes accepting demand, savings and time deposits and making commercial, real estate and installment loans. It also offers installment note collections, issues cashier's checks, sells traveler's checks and provides safe deposit boxes and other customary banking services. Lake Community does not offer trust services or international banking services and does not plan to do so in the near future. There have been no significant changes in the kinds of services rendered, the principal markets for or the methods of distribution of such services during the last three fiscal years.

Lake Community's operating policy since its inception has emphasized serving the banking needs of individuals and the business and professional communities in Lakeport, California and its surrounding area. At September 30, 1998 the total of Lake Community's installment and credit card loans outstanding was $2,529,963, the total of commercial loans outstanding was $4,449,252, the total of agricultural loans outstanding was $18,026,210, and the total of real estate loans outstanding was $30,136,531 ($1,156,812 in construction loans and $28,974,719 in residential and commercial real estate loans), representing 4.6%, 8.1%, 32.7% and 54.6%, respectively, of Lake Community's loan portfolio. Lake Community accepts real estate, listed and unlisted securities, savings and time deposits, automobiles, machinery and equipment as collateral for loans.

The majority of Lake Community's real estate lending activities are limited to Lake County commercial and residential properties. Real estate secured loans are generally written at fixed rates of interest and have maturities ranging from one to seven years. Variable rate real estate loans may have longer maturities. Lake Community, from time to time, makes interim construction loans to well established contractors and/or developers who have take-out financing. Lake Community generally does not do take-out loans or permanent real estate financing. However, permanent financing may be extended on income property with sufficient cash flow to support debt payments. Real estate loans are usually extended on properties at 70-80% of the cost or appraised value of the property, whichever is lower. At September 30, 1998, Lake Community's real estate loan portfolio consisted of approximately 50% residential properties and 50% commercial properties.

Real estate values remained relatively stable during the first nine months of 1998 with a slight upturn in market values for residential properties in the second and third quarter. Commercial property values also remained stable, but sales activity continued to be weak throughout the year. For the nine month periods and three years covered by the financial statements set forth herein, approximately twelve (12) real estate loans in the aggregate amount of approximately $357,380 have been written down by Lake Community. Additionally, as of September 30, 1998, Lake Community held three (3) properties as other real estate owned ("OREO"), consisting mostly of real property acquired through, or in lieu of, foreclosure.

Lake Community's deposits are attracted from individual and commercial customers. A material portion of Lake Community's deposits has not been obtained from a single person or a few persons, the loss of any one or more of which would have a material adverse effect on the business of Lake Community, nor is a material portion of Lake Community's loans concentrated within a single industry or group of related industries.

In order to attract loan and deposit business from individuals and small businesses, Lake Community maintains lobby hours from 9:00 A.M. to 4:00 P.M., Monday through Thursday and from 9:00 A.M. to 6:00 P.M. on Friday. Lake Community also maintains drive-up window hours from 7:30 A.M. to 5:30 P.M., Monday through Thursday and from 7:30 A.M. to 6:00 P.M. on Friday. Two automated teller machines (one walk-up and one drive-up) operate 24 hours per day, seven days per week, at Lake Community's headquarters banking office.

Lake Community relies substantially on local promotional activity, personal contacts by its officers, directors and employees, referrals by its shareholders, extended hours, personalized service and its reputation in the communities it serves to compete effectively.

EMPLOYEES. At September 30, 1998, Lake Community employed 44 persons on a full-time basis. Lake Community believes its employee relations are excellent.

PROPERTIES. Lake Community owns its headquarters office located at 805 Eleventh Street, Lakeport, California. The headquarters office is built on 47,188 square feet of land.

Lake Community's Shoreline Center Branch Office located at 1377 S. Main Street, Lakeport, California was consolidated into Lake Community's headquarters office on November 23, 1998. Lake Community leases the premises, which consists of 2,000 square feet, pursuant to the First Amendment to Lease entered into as of December 28, 1991 with Shoreline Center, Ltd, a general partnership, as Landlord. In 1997, the lease was extended for 5 years commencing January 1, 1997 through December 31, 2001 at a base rental of $0.50 a square foot, or $1,000 per month. The base rental is subject to adjustment every 2 years in accordance with changes in the Consumer Price Index-All Urban Consumers, All Items, San Francisco-Oakland-San Jose,

California. In no event, however, shall the adjusted monthly rental be less than the base rent or more than $1,100. Lake Community also pays for insurance, its pro rata share of property taxes, and separately metered utilities. There are no options to extend or renew the lease. Lake Community is in the process of subletting the premises.

Lake Community's Kelseyville Branch Office is located at 4280 Main Street, Kelseyville, CA and opened for business on March 11, 1996. Lake Community leases the premises, which consists of 2,140 square feet, pursuant to a lease dated December 18, 1995 between Lake Community as tenant and Dr. Ernest Zinke as Landlord, and is for a term of four (4) years. Rent is $1,500 per month. At the end of the initial term, Lake Community has options to renew for two consecutive four (4) year periods, with terms to be negotiated at the time of exercise.

Lake Community owns the modular building which housed its former headquarters banking office. This building with the addition now consists of approximately 4,027 square feet of interior space. Lake Community presently has sublet one half of this space at $1.15 per square foot triple net, for a five year term.

LEGAL PROCEEDINGS. In the normal course of business, Lake Community is occasionally made a party to actions seeking to recover damages from Lake Community. In the opinion of Lake Community's management, the ultimate disposition of these matters will not have a material adverse effect on Lake Community's financial condition.

SUPERVISION AND REGULATION. As a California state-licensed bank, Lake Community is subject to regulation, supervision and periodic examination by the DFI and the FDIC. Lake Community is not a member of the Federal Reserve System, but is nevertheless subject to certain regulations of the FRB. Lake Community's deposits are insured by the FDIC to the maximum amount permitted by law, which is currently $100,000 per depositor in most cases.

The regulations of these state and federal bank regulatory agencies govern most aspects of Lake Community's business and operations, including but not limited to, the scope of its business, its investments, its reserves against deposits, the nature and amount of any collateral for loans, the timing of availability of deposited funds, the issuance of securities, the payment of dividends, bank expansion and bank activities, including real estate development and insurance activities, and the maximum rates of interest allowed on certain deposits. Lake Community is also subject to the requirements and restrictions of various consumer laws and regulations.

SUMMARY OF EARNINGS

The following Summary of Earnings of Lake Community for the three years ended December 31, 1997 has been derived from financial statements audited by Perry-Smith & Co., LLP, independent certified public accountants, as described in their report included elsewhere in this joint proxy statement/prospectus. The amounts shown for the nine months ended September 30, 1998 and 1997 are unaudited. The September 30, 1998 and 1997 amounts reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for such periods. These statements should be read in conjunction with the Financial Statements and the Notes relating thereto which appear elsewhere herein.


                                               Nine Months Ended
(Dollars in thousands,                            September 30,                          Year Ended December 31,(1)
except per share data)                    -----------------------------       ----------------------------------------------
                                             1998               1997              1997              1996              1995
                                          ----------       ------------       ----------         ----------       ----------
                                                  (unaudited)
Interest income                               $4,839            $4,868            $6,560            $6,847            $7,002

Interest expense                               1,916             1,895             2,562             2,845             3,056

Net interest income                            2,923             2,973             3,998             4,002             3,946

Provision for loan losses                        270               270               263               477               210

Net interest income after
 provision for loans losses                    2,653             2,703             3,735             3,525             3,736

Other noninterest income                         504               413               630               678               681

Noninterest expense                            2,657             2,408             3,222             3,524             3,301

Earnings before income taxes                     500               708             1,143               679             1,116

Provision for income taxes(2)                    147               258               377               203               335

Net income                                       353               450               766               476               781

Basic earnings per share                      $ 0.28            $ 0.36            $ 0.62            $ 0.38            $ 0.63

Number of shares used in basic
 earnings per share calculation(3)         1,265,387         1,240,546         1,240,546         1,240,491         1,239,791

Diluted earnings per share                    $ 0.27            $ 0.35            $ 0.59            $ 0.36            $ 0.59

Number of shares used in diluted
 earnings per share calculation(4)         1,329,428         1,276,729         1,297,954         1,308,758         1,315,310

-------------------

(1) See Notes to Financial Statements for a summary of significant accounting policies and other related data.

(2)     See Notes to Financial Statements for an explanation of income taxes.

(3) Basic earnings per share information is based on the weighted average number of shares of common stock outstanding during each period.

(4) Diluted earnings per share information is based on the weighted average number of shares of common stock and common stock equivalents outstanding during each period.

The following table sets forth selected ratios for the periods indicated:


                                         Nine Months Ended                             Year Ended
(Unaudited)                                September 30,                               December 31,
                                     -----------------------         ---------------------------------------
                                       1998            1997            1997           1996            1995
                                     --------        --------        --------       --------        --------
Net earnings to average
 shareholders' equity(1)               5.25%           7.18%           9.05%           5.91%          10.08%

Net earnings to
 average total assets(1)                .56%            .74%            .93%            .55%            .97%

Total interest expense to
 total interest income                39.59%          38.93%          39.05%          41.55%          43.64%

Other operating income to
 other operating expense              18.97%          17.15%          19.55%          19.24%          20.63%

-----------------

(1) Ratios have been annualized for the nine months ended September 30, 1998 and 1997.

LAKE COMMUNITY'S MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CERTAIN MATTERS DISCUSSED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DESCRIBED IN THIS "LAKE COMMUNITY'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." THEREFORE, THE INFORMATION SET FORTH HEREIN SHOULD BE CAREFULLY CONSIDERED WHEN EVALUATING THE BUSINESS PROSPECTS OF LAKE COMMUNITY.

The following is Lake Community's management's discussion and analysis of the significant changes in income and expense accounts presented in the Summary of Earnings for the years ended December 31, 1997, 1996 and 1995 and the nine months ended September 30, 1998 and 1997.

INTRODUCTION. This discussion is designed to provide a better understanding of significant trends related to Lake Community's financial condition, results of operations, liquidity, capital resources and interest rate sensitivity. It should be read in conjunction with Lake Community's audited financial statements and unaudited interim financial statements and notes thereto and the other financial information appearing elsewhere in this joint proxy statement/prospectus.

NET INTEREST INCOME AND NET INTEREST MARGIN. Total interest income decreased from $7.00 million in 1995 to $6.85 million in 1996, and to $6.56 million in 1997, representing a 2.23% decrease in 1996 from 1995 and a 4.19% decrease in 1997 from 1996. Total interest income decreased from $4.87 million for the nine months ended September 30, 1997, to $4.84 million for the nine months ended September 30, 1998, representing a .60% decrease. The decrease in interest income from 1995 to 1996 resulted from a decrease in the yield on earning assets from 9.36% to 9.01%. The decrease from 1996 to 1997 resulted from a decrease in average interest-earning assets from $76.0 million to $72.5 million. Average interest-earning assets increased at September 30, 1998 to $74.6 million from $71.4 million at September 30, 1997. Total interest expense decreased from $3.06 million in 1995 to $2.85 million in 1996 and to $2.56 million in 1997, representing a 6.90% decrease in 1996 from 1995 and a 9.95% decrease in 1997 from 1996. Total interest expense increased from $1.90 million for the nine months ended September 30, 1997, to $1.92 million for the nine months ended September 30, 1998, representing a 1.12% increase.

Lake Community's net interest margin (net interest income divided by average earning assets) was 5.27% in 1995, 5.27% in 1996, and 5.52% in 1997. The net interest margin for the nine months ended September 30, 1997 was 5.56% and for the nine months ended September 30, 1998 was 5.22%. The primary reason for the decrease in the net interest margin for the nine months ended September 30, 1998 from the nine months ended September 30, 1997 was the overall change in mix in interest-earning assets, with average loans outstanding decreasing by $1.37 million and investments, with a lower average yield, increasing by $1.88 million. Total interest expense decreased from 1996 to 1997 due primarily to a $3.33 million decrease in higher yielding time deposits during that period. The growth in deposits since 1997 resulted in the increase in interest expense for the nine months ended September 30, 1998 over the same nine month period in 1997. Lake Community's net interest income increased from $3.95 million in 1995 to $4.00 million in 1996 and decreased slightly to $4.00 million in 1997, representing a 1.42% increase in 1996 from 1995 and a .10% decrease in 1997 from 1996. Net interest income decreased slightly from $2.97 million for the nine months ended September 30, 1997 to $2.92 million for the nine months ended September 30, 1998, representing a 1.68% decrease.

The following table sets forth the changes in interest income and expense attributable to changes in rates and volumes:

ANALYSIS OF CHANGES IN NET INTEREST INCOME.


(Dollars in thousands)                                              Year Ended December 31,
                                    ----------------------------------------------------------------------------------
                                                 1997 Versus 1996                          1996 Versus 1995
                                    ----------------------------------          --------------------------------------
                                                Change          Change                           Change         Change
                                    Total       Due to          Due to          Total             Due to        Due to
                                    Change        Rate          Volume          Change             Rate         Volume
                                    ------      ------          ------          ------           -------        ------
CDs in other institutions           $  35        $   9           $  26           $  38           $  (7)          $  45
Federal funds sold                     36           10              26             (63)            (22)            (41)
Investment securities                (183)          (5)           (178)            (41)             (2)            (39)
Loans, gross                         (175)         (50)           (125)            (90)           (157)             67
                                    -----        -----           -----           -----           -----           -----
      Total interest-
       earnings assets               (287)         (36)           (251)           (156)           (188)             32
                                    -----        -----           -----           -----           -----           -----

NOW, MMDA                             (10)          25             (35)            (68)            (63)             (5)
Savings                                (8)           9             (17)            (86)            (82)             (4)
Certificates of deposit              (265)         (63)           (202)            (58)            (34)            (24)
                                    -----        -----           -----           -----           -----           -----
      Total interest-
       bearing liabilities           (283)         (29)           (254)           (212)           (179)            (33)
                                    -----        -----           -----           -----           -----           -----

Net interest income                 $  (4)       $  (7)          $   3           $  56           $  (9)          $  65
                                    =====        =====           =====           =====           =====           =====

The change in interest income or interest expense that is attributable to both changes in rate and changes in volume has been allocated to the change due to rate and the change due to volume in proportion to the relationship of the absolute amounts of changes in each.

The following is an unaudited summary of changes in earnings of Lake Community for the nine months ended September 30, 1998 and 1997 and for the years ended December 31, 1997 and 1996. In the opinion of Lake Community's management, the following summary of changes in earnings reflects all adjustments which Lake Community considers necessary for a fair presentation of the results of its operations for these periods. This summary of changes in earnings should be read in conjunction with the Financial Statements and Notes relating thereto appearing elsewhere herein.


                                            Nine Months Ended                           Year Ended December 31,
                                             September 30,             -------------------------------------------------------
(Dollars in thousands)                       1998 over 1997                1997 over 1996                 1996 over 1995
                                         ---------------------         ------------------------      -------------------------
(Unaudited)                              Amount of       % of          Amount of        % of         Amount of          % of
                                           Change       Change          Change         Change(1)      Change          Change(1)
                                         ---------      ------         ---------       ---------     ---------        ---------

INTEREST INCOME
  Interest and fees on loans             $(211)         (5.09)%         $(175)         (3.07)%         $ (90)          (1.55)%
  Interest on securities                    63          14.52%           (183)        (23.52)%           (41)          (5.01)%
  Interest on federal funds sold            61          49.59%             36          21.43%            (62)         (26.96)%
  Interest on deposits in
   other financial institutions             58          35.15%             35          17.68%             38           23.75%
                                         -----                          -----                          -----
     Total interest income                 (29)          (.60)%          (287)         (4.19)%          (155)          (2.21)%

INTEREST EXPENSE
  Interest on deposits                      21           1.11%           (283)         (9.95)%          (211)          (6.90)%
                                         -----                          -----                          -----
     Net interest income                   (50)         (1.68)%            (4)          (.10)%            56            1.42%

PROVISION FOR LOAN LOSSES                    0              0%           (214)        (44.86)%           267          127.14%
                                         -----                          -----                          -----
    Net interest income after
     provision for loan losses             (50)         (1.85)%           210           5.96%           (211)          (5.65)%
                                         -----                          -----                          -----

NONINTEREST INCOME
  Service charges                          105          26.99%             28           6.51%            (30)          (6.53)%
  Other income                             (14)        (58.33)%           (76)        (28.79)%           27            11.39%
                                         -----                          -----                          -----
     Total noninterest income               91          22.03%            (48)         (7.08)%            (3)           (.44)%
                                         -----                          -----                          -----

OTHER EXPENSES
  Salaries and related benefits            149          11.76%            (65)         (3.92)%            (6)           (.36)%
  Occupancy and equipment expense           24           5.21%            (40)         (6.87)%           177           42.14%
  Other                                     76          11.18%           (197)        (15.82)%            52            4.36%
                                         -----                          -----                          -----
     Total other expenses                  249          10.34%           (302)         (8.57)%           223            6.72%
                                         -----                          -----                          -----
     Income before income taxes           (208)        (29.38)%           464          68.43%           (437)         (39.16)%

PROVISION FOR INCOME TAXES                (111)        (43.02)%           174          85.71%           (132)         (39.40)%
                                         -----                          -----                          -----

     NET INCOME                          $ (97)        (21.56)%         $ 290          60.92%          $(305)          39.05%
                                         =====                          =====                          =====

------

(1) Increase or (decrease) over previous year amount.

NONINTEREST INCOME. Noninterest income decreased from $681 thousand in 1995 to $678 thousand in 1996 and to $630 thousand in 1997, representing a .44% decrease in 1996 from 1995 and a 7.08% decrease in 1997 from 1996. Noninterest income increased from $413 thousand for the nine months ended September 30, 1997 to $504 thousand for the nine months ended September 30, 1998, representing a 22.0% increase. The increase for the first nine months of 1998 over the same period in 1997 was the result of recording the increase in cash surrender value of key officer life insurance policies.

OTHER EXPENSES. Other expenses are comprised of salaries and related benefits, occupancy, equipment and other expenses. Other expenses increased from $3.30 million in 1995 to $3.52 million in 1996, and decreased to $3.22 million in 1997, representing a 6.72% increase in 1996 over 1995 and a 8.57% decrease in 1997 from 1996. The increase in other expenses in 1996 over 1995 related primarily to occupancy and equipment expense with the first full year of occupancy in Lake Community's newly constructed main office and the purchase of a new computer system. The single largest component of other expenses is salary and employee benefits expense, which was $1.62 million, $1.68 million and $1.69 million in 1997, 1996 and 1995, respectively. The number of full-time equivalent employees was 46.8, 49.3 and 49.7 at December 31, 1997, 1996 and 1995,
respectively. The 3.9% decrease in salary and employee benefits expense during 1997 was due primarily to an increase in deferred direct loan origination costs recorded as an offset to salary expense. The .4% decrease in salary and employee benefits expense during 1996 is due primarily to selected staffing reductions and decreased overtime expenses. Salary and employee benefit expense for the nine month periods ended September 30, 1998 and 1997 totaled $1.42 million and $1.27 million, respectively. The 11.7% increase in the first nine months of 1998 over the same period in 1997 was due primarily to the severance package paid to Lake Community's Chief Financial Officer and adjustments to retirement accruals for Lake Community's President who retired on October 31, 1998.

The following table compares the various elements of other expenses as a percentage of average assets for the years ended December 31, 1997, 1996 and 1995 and the nine months ended September 30, 1998 and 1997. (Dollars in thousands except percentage amounts.)


                                                        Salaries                Occupancy                Other
                                      Average        and Related              & Equipment             Operating
        Period                        Assets(1)         Benefits                  Expenses             Expenses
        ------                        ---------         --------                  --------             --------
 Nine Months Ended
  September 30,(2)
 -----------------
      1998                            $84,081           1.68%                     .58%                  .90%
      1997                            $81,524           1.56%                     .57%                  .83%

    Year Ended
   December 31,
  --------------
      1997                            $82,580           1.96%                     .67%                 1.27%
      1996                            $86,473           1.95%                     .69%                 1.44%
      1995                            $80,808           2.09%                     .52%                 1.48%

---------

(1)  Based on the average of daily balances.

(2)  Expense ratios are calculated on an annualized basis.

PROVISION FOR LOAN LOSSES. The provision for loan losses corresponds directly to the level of the allowance that management deems sufficient to offset potential loan losses. The balance in the loan loss allowance reflects the amount which, in management's judgement, is adequate to provide for these potential loan losses after weighing the mix of the loan portfolio, current economic conditions, past loan experience and such other factors as deserve recognition in estimating loan losses.

Management allocated $263 thousand as a provision for loan losses in 1997, $477 thousand in 1996 and $210 thousand in 1995. Loans charged off net of recoveries in 1997 were $218 thousand, $697 thousand in 1996 and $100 thousand in 1995. For the nine months ended September 30, 1998 and 1997, $270 thousand was allocated as a provision for loan losses during each period. Loans charged off net of recoveries for the nine months ended September 30, 1998 were $62 thousand and for the nine months ended September 30, 1997 were $284 thousand. The ratio of the allowance for loan losses to total gross loans was 1.75% in 1997, 1.70% in 1996, and 2.08% in 1995, and for the interim periods was 2.11% at September 30, 1998 and 1.63% at September 30, 1997.

In management's opinion, the balance of the allowance for loan losses at September 30, 1998 was sufficient to sustain any foreseeable losses in the loan portfolio at that time.

INCOME TAXES. Income taxes were $377 thousand in 1997, $203 thousand in 1996 and $335 thousand in 1995. The income tax provision for the nine months ended September 30, 1998 and 1997 was $147 thousand and $258 thousand, respectively.

NET INCOME. The net income and basic earnings per share of Lake Community were $766 thousand and $.62 per share in 1997, $476 thousand and $.38 per share in 1996, and $781 thousand and $.63 per share in 1995. The income for these periods was primarily due to net interest income, service charges and fees. The net income and basic earnings per share for the nine months ended September 30, 1998 were $353 thousand and $.28 per share as compared to a net income of $450 thousand and $.36 per share for the nine months ended September 30, 1997.

LIQUIDITY. Lake Community has an asset and liability management program allowing Lake Community to maintain its interest margins during times of both rising and falling interest rates and to maintain sufficient liquidity. Liquidity of Lake Community at December 31, 1997 was 33.11%, at December 31, 1996 was 29.94%, and at December 31, 1995 was 35.83% based on liquid assets (consisting of cash and due from banks, deposits in other financial institutions, investments not pledged, federal funds sold and loans available-for-sale) divided by total liabilities. Lake Community's management believes it maintains adequate liquidity levels.

CAPITAL RESOURCES. The shareholders' equity accounts of Lake Community increased from $8.07 million at December 31, 1995, to $8.15 million at December 31, 1996 and to $8.66 million at December 31, 1997. These increases are primarily attributable to earnings of Lake Community in 1996 and 1997 adjusted for cash dividends paid to shareholders. Lake Community is subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Lake Community must meet specific capital guidelines that involve quantitative measures of Lake Community's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Lake Community's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Lake Community to maintain minimum amounts and ratios of total and Tier 1 capital (primarily common stock and retained earnings less goodwill) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of September 30, 1998, that Lake Community exceeds all capital adequacy requirements to which it is subject.

As of June 30, 1998, the most recent notification from the FDIC categorized Lake Community as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Lake Community must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification which management believes have changed Lake Community's category.

Lake Community's actual capital ratios are presented below.


                                                                 Minimum
                                            Minimum                Well                 Actual
                                              Capital            Capitalized         September 30,
                                           Requirement           Requirement             1998
                                           -----------           -----------             ----
Capital ratios:

  Tier 1 risk-based to
    risk-weighted assets                         4%                   6%                14.1%

  Total risk-based to
    risk-weighted assets                         8%                  10%                15.4%

   Leverage to total
    average assets                             4-5%                   5%                11.0%


SCHEDULE OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY. The following schedule shows the unaudited average balances of Lake Community's assets, liabilities and shareholders' equity accounts and the percentage distribution of the items, computed using the daily average balances, for the periods indicated.


(Dollars in thousands)                                     Nine Months Ended
(Unaudited)                                                     September 30,
                                                     1998                        1997
                                            -----------------------     ----------------------
                                             Amount      Percent(1)       Amount     Percent(1)
                                            --------     ----------     --------     ---------
ASSETS
Cash and due from banks                      $ 4,876        5.80%         $ 4,626        5.67%
Deposits in other financial institutions       5,024        5.98%           3,654        4.48%
Investment securities                         11,229       13.35%           9,347       11.47%
Federal funds sold                             4,510        5.36%           3,044        3.73%
Loans:
  Commercial                                  22,230       26.44%          25,614       31.42%
  Installment                                  5,438        6.47%           6,656        8.16%
  Real estate                                 13,488       16.04%          14,738       18.08%
  Agricultural                                12,747       15.16%           8,361       10.26%
    Less deferred fees                          (213)      (0.25)%           (223)      (0.27)%
    Less allowance for loan losses            (1,061)      (1.26)%           (901)      (1.11)%
                                             -------                      -------
  Net loans                                   52,629       62.60%          54,245       66.54%
                                             -------                      -------
Bank premises and equipment, net               2,997        3.56%           3,213        3.94%
Other assets                                   2,816        3.35%           3,395        4.16%
                                             -------                      -------
           TOTAL ASSETS                      $84,081                      $81,524
                                             =======                      =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Demand                                     $12,201       14.51%         $10,716       13.14%
  NOW and money market                        13,014       15.48%          13,502       16.56%
  Savings                                     12,507       14.87%          13,586       16.67%
  Time                                        31,157       37.06%          29,507       36.19%
  Time, $100,000 and over                      5,594        6.65%           5,235        6.42%
                                             -------                      -------
     Total deposits                           74,473       88.57%          72,546       88.99%
Other liabilities                                651        0.77%             616        0.76%
                                             -------                      -------
     Total liabilities                        75,124       89.34%          73,162       89.74%
                                             -------                      -------
Shareholders' equity:
  Common stock                                 3,311        3.94%           3,178        3.90%
  Retained earnings                            5,605        6.67%           5,267        6.46%
  Unrealized gain (loss) on AFS
    investment securities                         41        0.05%             (83)      (0.10)%
                                             -------                      -------
     Total shareholders' equity                8,957       10.66%           8,362       10.26%
                                             -------                      -------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY                        $84,081                      $81,524
                                             =======                      =======


(Dollars in thousands)
(Unaudited)                                                                 Year Ended December 31,
                                                         1997                          1996                        1995
                                               ------------------------     -----------------------      -----------------------
                                                Amount       Percent(1)      Amount      Percent(1)       Amount      Percent(1)
                                               --------      ----------     --------     ----------      --------     ----------
ASSETS
Cash and due from banks                        $  4,762        5.77%        $  4,383        5.07%        $  4,285        5.30%
Deposits in other financial institutions          3,870        4.69%           3,432        3.97%           2,644        3.27%
Investment securities                             9,700       11.75%          12,658       14.64%          14,218       17.59%
Federal funds sold                                3,751        4.54%           3,288        3.80%           4,008        4.96%
Loans:
  Commercial                                     26,333       31.89%          26,024       30.09%          25,157       31.13%
  Installment                                     6,569        7.95%           7,510        8.68%           5,789        7.16%
  Real estate                                    14,396       17.43%          14,727       17.03%          15,848       19.61%
  Agricultural                                    7,873        9.53%           8,347        9.65%           7,147        8.84%
    Less deferred fees                             (214)      (0.26)%           (309)      (0.36)%           (395)      (0.49)%
    Less allowance for loan losses                 (910)      (1.10)%         (1,031)      (1.19)%           (378)      (0.47)%
                                                -------                     --------                     --------
  Net loans                                      54,047       65.45%          55,268       63.91%          53,168       65.80%
                                                -------                     --------                     --------
Bank premises and equipment, net                  3,182        3.85%           3,413        3.95%           3,136        3.88%
Other assets                                      3,268        3.96%           4,031        4.66%            (651)      (0.81)%
                                                -------                     --------                     --------
           TOTAL ASSETS                         $82,580                     $ 86,473                     $ 80,808
                                                =======                     ========                     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Demand                                        $11,184       13.54%        $  9,883       11.43%        $  8,751       10.83%
  NOW and money market                           13,585       16.45%          14,889       17.22%          15,046       18.62%
  Savings                                        13,356       16.17%          14,096       16.30%          14,233       17.61%
  Time                                           29,581       35.82%          35,011       40.49%          31,102       38.49%
  Time, $100,000 and over                         5,793        7.02%           3,695        4.27%           3,154        3.90%
                                                -------                     --------                     --------
     Total deposits                              73,499       89.00%          77,574       89.71%          72,286       89.45%
Other liabilities                                   615        0.74%             833         .96%             773        0.96%
                                                -------                     --------                     --------
     Total liabilities                           74,114       89.75%          78,407       90.67%          73,059       90.41%
                                                -------                     --------                     --------
Shareholders' equity:
  Common stock                                    3,178        3.85%           3,177        3.67%           3,165        3.92%
  Retained earnings                               5,345        6.47%           4,990        5.77%           4,612        5.71%
  Unrealized gain (loss) on AFS
    investment securities                           (57)      (0.07)%           (101)      (0.12)%            (28)      (0.03)%
                                                -------                     --------                     --------
     Total shareholders' equity                   8,466       10.25%           8,066        9.33%           7,749        9.59%
                                                -------                     --------                     --------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY                           $82,580                     $ 86,473                     $ 80,808
                                                =======                     ========                     ========

--------
(1) Percentages of categories under assets, liabilities and shareholders' equity are shown as percentages of average total assets.

INVESTMENT PORTFOLIO. The following table summarizes the amounts, terms, distributions and yields of Lake Community's investment securities at fair value as of September 30, 1998, December 31, 1997 and December 31, 1996. (Dollars in thousands)


(Unaudited)                    One Year          After One Year     After Five Years
                                or Less          to Five Years        to Ten Years
                         --------------------   ---------------    -----------------
September 30, 1998       Amount        Yield    Amount    Yield    Amount     Yield
------------------       ------        -----    -------   -----    -------    ------
U.S. Treasury &
 Government agencies     $     0          0%    $ 4,758   6.01%    $ 1,237     6.21%
Municipals                   351       4.98%      1,745   5.33%      1,513     6.09%
Corporate Notes/Bonds          0          0%      2,334   6.20%          0        0%
                         -------                -------            -------
           Total         $   351                $ 8,837            $ 2,750
                         =======                =======            =======


(Unaudited)
                              After Ten Years             Total
                             ------------------    --------------------
September 30, 1998           Amount      Yield      Amount      Yield
------------------           ------     -------    -------     --------
U.S. Treasury &
 Government agencies        $     0         0%     $ 5,995       5.96%
Municipals                      103      4.75%       3,712       5.53%
Corporate Notes/Bonds             0         0%       2,334       6.19%
                            -------                -------
           Total            $   103                $12,041
                            =======                =======


                               One Year          After One Year     After Five Years
                                or Less          to Five Years        to Ten Years
                         ----------------      -----------------   ------------------
December 31, 1997        Amount    Yield       Amount     Yield     Amount     Yield
------------------       ------   -------      -------    ------   --------   -------
U.S. Treasury &
 Government agencies     $  998    6.06%       $ 1,801     6.11%    $ 4,693    6.67%
Municipals                    0       0%         1,432     5.54%      1,392    5.93%
Corporate Notes/Bonds       491    5.77%           750     6.56%          0       0%
                         ------                -------              -------
           Total         $1,489    6.07%       $ 3,983     5.84%    $ 6,085    6.32%
                         ======                =======              =======



                              After Ten Years                Total
                            --------------------     ---------------------
December 31, 1997            Amount      Yield        Amount       Yield
------------------          -------     --------     -------       -------
U.S. Treasury &
 Government agencies        $    20       7.45%      $ 7,512        6.31%
Municipals                      399       6.14%        3,223        5.72%
Corporate Notes/Bonds             0          0%        1,241        6.13%
                            -------                  -------
           Total            $   419       6.57%      $11,976        6.13%
                            =======                  =======


                               One Year          After One Year       After Five Years
                                or Less          to Five Years          to Ten Years
                         --------------------  ------------------    ------------------
December 31, 1996        Amount      Yield      Amount    Yield      Amount      Yield
------------------       -------    -------    -------   -------     -------    -------
U.S. Treasury &
 Government agencies     $     0         0%    $ 2,350     5.70%     $ 4,138     6.66%
Municipals                     0         0%        696     6.37%       1,361     7.21%
Corporate Notes/Bonds        504      5.52%        500     5.90%           0        0%
                         -------               -------               -------
           Total         $   504      5.52%    $ 3,546     5.86%     $ 5,499     6.79%
                         =======               =======               =======



                              After Ten Years              Total
                            -------------------     -------------------
December 31, 1996           Amount       Yield       Amount      Yield
------------------          -------      ------     -------     -------
U.S. Treasury &
 Government agencies        $ 1,024       7.57%     $ 7,512      6.49%
Municipals                      503       7.12%       2,560      6.96%
Corporate Notes/Bonds             0          0%       1,004      5.71%
                            -------                 -------
           Total            $ 1,527       7.42%     $11,076      6.53%
                            =======                 =======

YEAR-END BALANCE.

The following table summarizes the year-end amortized cost and distributions of Lake Community's investment securities held on December 31, 1997 and 1996. (Dollars in thousands):


                                               December 31,
                                         ---------------------
                                           1997         1996
                                         -------      -------

U.S. Treasury & Government agencies      $ 7,539      $ 7,612
Municipals                                 3,136        2,522
Corporate Notes/Bonds                      1,241        1,004
                                         -------      -------
           Total                         $11,916      $11,138
                                         =======      =======

LOAN PORTFOLIO. Lake Community's largest historical lending categories are real estate loans, commercial loans, consumer loans and agricultural loans. These categories accounted for approximately 65.6%, 10.3%, 6.4% and 17.7%, respectively, of Lake Community's total loan portfolio at December 31, 1996, approximately 59.7%, 9.3%, 5.4% and 25.6%, respectively, of Lake Community's total loan portfolio at December 31, 1997 and approximately 54.6%, 8.1%, 4.6% and 32.7%, respectively, at September 30, 1998. Loans are carried at face amount, less payments collected and the allowance for loan losses. Interest on all loans is accrued daily on a simple interest basis. Typically, once a loan is placed on nonaccrual status, Lake Community reverses interest accrued through the date of transfer. Loans are placed on a nonaccrual basis when principal or interest on a loan is past due 90 days or more, unless the loan is both well-secured and in the process of collection. Interest actually received for loans on nonaccrual status is recognized as income at the time of receipt. Problem loans are maintained on accrual status only when management of Lake Community is confident of full repayment within a reasonable period of time.

The rates of interest charged on variable rate loans are set at specified increments in relation to Lake Community's published lending rate and vary as Lake Community's lending rate varies. At December 31, 1996, approximately 37% of Lake Community's loan portfolio was comprised of variable interest rate loans, at December 31, 1997, approximately 30% of Lake Community's loan portfolio was comprised of variable interest rate loans, and at September 30, 1998, variable rate loans comprised approximately 37% of Lake Community's loan portfolio.

DISTRIBUTION OF LOANS. The distribution of Lake Community's total loans by type of loan as of the dates indicated is shown in the following table:


(Unaudited)
(Dollars in thousands)
                                        September 30,                       December 31,
                                 -----------------------       --------------------------------------
 Type of Loan                        1998           1997           1997           1996           1995
---------------------------      --------       --------       --------       --------       --------
Real estate                      $ 30,137       $ 32,218       $ 32,437       $ 34,938       $ 34,996
Commercial                          4,449          5,557          5,045          5,469          7,995
Consumer                            2,530          3,001          2,920          3,436          3,976
Agricultural                       18,026         14,059         13,942          9,409          7,363
                                 --------       --------       --------       --------       --------
           TOTAL                   55,142         54,835         54,344         53,252         54,330

Less:
  Deferred loans fees                (205)          (188)          (182)          (253)          (363)
  Allowance for loan losses        (1,160)          (893)          (952)          (908)        (1,128)
                                 --------       --------       --------       --------       --------

           TOTAL NET LOANS       $ 53,777       $ 53,754       $ 53,210       $ 52,091       $ 52,839
                                 ========       ========       ========       ========       ========

COMMERCIAL LOANS. Commercial loans are made for the purpose of providing working funds, financing the purchase of equipment or inventory and for other business purposes. Such loans include loans with maturities ranging from 30 to 360 days, and "term loans", which are loans with maturities normally ranging from one to five years. Short term business loans are generally used to finance current transactions and typically provide for periodic interest payments, with principal being payable at maturity or periodically. Term loans normally provide for monthly payments of both principal and interest.

Lake Community also extends lines of credit to business customers. On business credit lines, Lake Community specifies a maximum amount which it stands ready to lend to the customer during a specified period in return for which the customer agrees to maintain its primary banking relationship with Lake Community. The purpose for which such loans will be used and the security therefor, if any, are generally determined before Lake Community's commitment is extended. Normally, Lake Community does not make loan commitments in material amounts for periods in excess of one year.

REAL ESTATE LOANS. Real estate loans are primarily made for the purpose of purchasing, improving or constructing single family residences, and commercial and industrial properties.

All of Lake Community's real estate construction loans consist of loans secured by first trust deeds on the construction of owner-occupied single family dwellings. Construction loans are generally written with terms of six to twelve months and usually do not exceed a loan to appraised value ratio of 75 to 80%.

CONSUMER LOANS. Most consumer loans are short-term loans, made for a period of up to five years. Automobile loans are normally made with up to a five-year amortization period.

AGRICULTURAL LOANS. Agricultural loans are made for the purpose of providing production loans and for financing the purchase of ag-equipment and ag-real estate. Such loans are provided to well established ag-borrowers. Such loans include loans with maturities ranging from 30 to 360 days, and "term" loans, which are loans with maturities normally ranging from one to twenty years. Production loans are used to finance current year crop expenses and typically provide for periodic interest payments, with principal being payable at maturity or periodically. Term loans normally provide for payments of both principal and interest. Repayment may be monthly, quarterly, semi-annually or annually.

The outstanding balance of agricultural loans at September 30, 1998 increased 28% over the balance at September 30, 1997. Over the same period, the outstanding balance of total loans increased 1%. This trend has existed over the three-year period presented and represents a strategic decision by Lake Community's management to increase the mix of agricultural loans in the portfolio. Lake Community's management anticipates that this trend will continue into the future.

MATURITY OF LOANS AND SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES. The following table sets forth the amounts of loans outstanding as of September 30, 1998 and December 31, 1997 which, based on the remaining scheduled repayments of principal, have the ability to be repriced or are due in less than one year, in one to five years, or in more than five years.


(Dollars in            Less than   One Year to    After
thousands)             One Year     Five Years  Five Years      Total
                       ---------   -----------  ----------     -------

September 30, 1998
------------------
Fixed rate              $ 4,472      $17,552      $13,272      $35,296
Variable                 17,808        2,658            0       20,466
                        -------      -------      -------      -------

           Total        $22,280      $20,210      $13,272      $55,762
                        =======      =======      =======      =======


(Dollars in             Less than    One Year to    After
thousands)              One Year     Five Years   Five Years    Total
                        ---------    -----------  ----------   -------

December 31, 1997
-----------------
Fixed rate              $ 3,956      $19,541      $14,433      $37,930
Variable                  8,670        5,889        1,855       16,414
                        -------      -------      -------      -------

           Total        $12,626      $25,430      $16,288      $54,344
                        =======      =======      =======      =======


LOAN COMMITMENTS. The following table shows Lake Community's loan commitments at the dates indicated:


                                     September 30,                    December 31,
                                  --------------------      ---------------------------------
(Dollars in thousands)               1998       1997         1997          1996        1995
                                  -------      -------      -------      -------     --------
Commercial                        $ 1,705      $ 1,468      $ 3,793      $ 3,561      $ 4,303
Real estate                         3,631        2,496        3,097        2,325        2,320
Consumer                              434          469          402          434          449
Agricultural                        5,175        6,432        7,814        4,463        4,933
                                  -------      -------      -------      -------      -------
           Total commitments      $10,945      $10,865      $15,106      $10,783      $12,005
                                  =======      =======      =======      =======      =======

Based upon prior experience and prevailing economic conditions, it is anticipated that approximately 5% of the commitments at September 30, 1998 will be exercised during 1998. All commercial commitments in the preceding table are commitments to grant such loans. The commitments related to agricultural loans are generally drawn down and repaid during the year.

SUMMARY OF LOAN LOSS EXPERIENCE. As a natural corollary to Lake Community's lending activities, some loan losses are experienced. The risk of loss varies with the type of loan being made and the creditworthiness of the borrower over the term of the loan. To some extent, the degree of perceived risk is taken into account in establishing the structure of, and interest rates and security for, specific loans and for various types of loans. Lake Community attempts to minimize its credit risk exposure by use of thorough loan application and approval procedures.

Lake Community maintains a program of systematic review of its existing loans. Loans are graded for their overall quality. Those loans which Lake Community's management determines require further monitoring and supervision are segregated and reviewed on a periodic basis. Significant problem loans are reviewed on a monthly basis by Lake Community's Loan Committee. Loans for which it is probable that Lake Community will be unable to collect all amounts due (including principal and interest) are considered to be impaired. The recorded investment in impaired loans totaled $661 thousand and $1.06 million at September 30, 1998 and December 31, 1997. In addition, when principal or interest on a loan is past due 90 days or more, such loan is placed on nonaccrual status unless it is both well-secured and in the process of collection. Loans totaling approximately $1.18 million and $1.39 million were on nonaccrual status as of September 30, 1998 and December 31, 1997, respectively. Lake Community also classifies certain loans on nonaccrual status as impaired. Accordingly, certain loans on nonaccrual status at September 30, 1998 and December 31, 1997 are included with the impaired loans disclosed above.

Financial difficulties encountered by certain borrowers may cause Lake Community to restructure the terms of their loans to facilitate loan payments. As of December 31, 1997 and 1996, Lake Community had no troubled debt restructured loans. Interest foregone on nonaccrual loans and troubled debt restructurings outstanding during the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996 amounted to approximately $26 thousand, $76 thousand and $103 thousand, respectively.

Lake Community charges off that portion of any loan which management or bank examiners consider to represent a loss. A loan is generally considered by management to represent a loss in whole or in part when an exposure beyond any collateral value is apparent, servicing of the unsecured portion has been discontinued or collection is not anticipated based on the borrower's financial condition and general economic conditions in the borrower's industry. The principal amount of any loan which is declared a loss is charged against Lake Community's allowance for loan losses.

The following table sets forth the amount of loans on Lake Community's books which were 30 to 89 days past due at the dates indicated:


                                                    December 31,
                          September 30,       ------------------------
(Dollars in thousands)       1998              1997              1996
                            ------            ------            ------

Commercial                  $   18            $   12            $  200
Real estate                    485               260             1,012
Consumer                        39                 2                61
                            ------            ------            ------
           Total            $  542            $  274            $1,273
                            ======            ======            ======


The following table sets forth the amount of loans on Lake Community's books which were on nonaccrual status at the dates indicated:


                                                     December 31,
                          September 30,       ------------------------
(Dollars in thousands)       1998              1997              1996
                            ------            ------            ------

Commercial                  $  125            $  136            $   29
Real estate                  1,059             1,253             1,394
Consumer                         0                 0                 2
                            ------            ------            ------
           Total            $1,184            $1,389            $1,425
                            ======            ======            ======


The following table summarizes Lake Community's loan loss experience for the periods indicated:


                                       Nine Months Ended
(Unaudited)                             September 30,                           Year Ended December 31,
                                  ---------------------------         --------------------------------------------
(Dollars in thousands)               1998            1997                1997             1996             1995
                                  ----------       ----------         ----------        ----------      ----------

BALANCES
Loans:
  Average loans                    $ 53,902          $ 55,273          $ 55,171          $ 56,608          $ 53,941
  Loans at end of period             55,142            54,835            54,344            53,252            54,330
Loans charged off                       (85)             (315)             (257)             (739)             (147)
Recoveries of loans
 previously charged off                  23                30                38                42                47
Net loans charged off                   (62)             (285)             (219)             (697)             (100)
Allowance for loan losses             1,160               893               952               908             1,128
Provisions for loan losses              270               270               263               477               210
Ratios(1):
Net loan charge-offs to
 average loans                         0.15%             0.69%             0.40%             1.23%             0.19%
Net loan charge-offs to
 loans at end of period                0.15%             0.69%             0.40%             1.31%             0.18%
Allowance for loan
 losses to average loans               2.15%             1.62%             1.73%             1.60%             2.09%
Allowance for loan losses
 to loans at end of period             2.11%             1.63%             1.75%             1.70%             2.08%
Net loan charge-offs to
 allowance for  loan losses            7.13%            42.55%            23.00%            76.76%             8.87%
Net loan charge-offs to
 provision for loan losses            22.96%           105.56%            83.27%           146.12%            47.62%

---------

(1)     Annualized for the nine months ended September 30, 1998 and 1997.

Lake Community's allowance for loan losses is to provide for loan losses which can be reasonably anticipated. The allowance for loan losses is established through charges to operating expenses in the form of provisions for loan losses. Provisions for possible loan losses amounted to $263 thousand in 1997, $477 thousand in 1996 and $270 thousand for the first nine months of 1998. The provision increased in 1996, 1997 and the first nine months of 1998 as a result of identified losses in the loan portfolio totaling $739 thousand, $257 thousand and $85 thousand, respectively, which were charged-off. Actual loan losses or recoveries are charged or credited, respectively, directly to the allowance for loan losses. The amount of the allowance is determined by the management of Lake Community. Among the factors considered in determining the allowance for loan losses are the current financial condition of Lake Community's borrowers and the value of the security, if any, for their loans. Estimates of future economic conditions and their impact on various industries and individual borrowers are also taken into consideration, as are Lake Community's historical loan loss experience and reports of banking regulatory authorities. Because these estimates and evaluations are primarily judgmental factors, no assurance can be given that Lake Community may not sustain loan losses substantially higher in relation to the size of the allowance for loan losses or that subsequent evaluation of the loan portfolio may not require substantial changes in such allowance.

At December 31, 1997, 1996 and 1995, the allowance was 1.75%, 1.70%, and 2.08%
of the loans then outstanding, respectively. At September 30, 1998, the allowance was 2.11% of the loans then outstanding. Although the current level of the allowance is deemed adequate by management, future provisions will be subject to continuing reevaluation of risks in the loan portfolio.

Management of Lake Community reviews with the Board of Directors the adequacy of the allowance for loan losses on a monthly basis and adjusts the loan loss provision upward where specific items reflect a need for such an adjustment. Management of Lake Community charged off approximately $257 thousand in 1997, $739 thousand in 1996 and approximately $85 thousand in the first nine months of 1998. Recoveries of loans previously charged off were $38 thousand in 1997, $42 thousand in 1996 and $23 thousand during the first nine months of 1998. Charge-offs decreased in 1998 and management does not believe there has been any significant deterioration in Lake Community's loan portfolio. Management also believes that Lake Community has adequately reserved for all individual items in its portfolio which may result in a loss material to Lake Community.

INVESTMENT SECURITIES. Lake Community has invested $20.10 million in federal instruments, securities issued by states and political subdivisions, other debt securities and bank certificates of deposit, which yielded approximately 5.84% per annum during the first nine months of 1998. Lake Community's present investment policy is to invest excess funds in federal funds, certificates of deposits in financial institutions, U.S. Treasuries, securities issued by the U.S. Government and securities issued by states and political subdivisions.

INTEREST RATES AND DIFFERENTIALS. Certain information concerning interest-earning assets and interest-bearing liabilities and yields thereon is set forth in the following table. Amounts outstanding are daily average balances:


                                          Nine Months Ended
(Dollars in thousands)                     September 30,(1)                   Year Ended December 31,
(Unaudited)                              -----------------------      -----------------------------------------
                                          1998            1997          1997              1996           1995
                                        ----------     --------       ---------        ---------       --------

Interest-earning assets:
  Interest-earning deposits:
           Average outstanding          $ 5,024         $ 3,654         $ 3,870         $ 3,432         $ 2,644
           Average yield                   5.92%           6.02%           6.02%           5.77%           6.05%
           Interest income              $   223         $   165         $   233         $   198         $   160
  Federal funds sold:
           Average outstanding          $ 4,510         $ 3,044         $ 3,751         $ 3,288         $ 4,008
           Average yield                   5.44%           5.39%           5.42%           5.11%           5.73%
           Interest income              $   184         $   123         $   203         $   168         $   230
  Investment securities:
           Average outstanding          $11,229         $ 9,347         $ 9,700         $12,658         $14,218
           Average yield                   5.90%           6.19%           6.13%           6.14%           5.76%
           Interest income              $   497         $   434         $   595         $   777         $   819
  Loans:
           Average outstanding          $53,903         $55,273         $55,171         $56,608         $53,941
           Average yield                   9.73%          10.00%          10.02%          10.08%          10.74%
           Interest income              $ 3,935         $ 4,146         $ 5,529         $ 5,704         $ 5,793
  Total interest-earning assets:
           Average outstanding          $74,666         $71,318         $72,492         $75,986         $74,811
           Average yield                   8.64%           9.10%           9.05%           9.01%           9.36%
           Interest income              $ 4,839         $ 4,868         $ 6,560         $ 6,847         $ 7,002
Interest-bearing liabilities:
  NOW and money market
   demand accounts:
           Average outstanding          $13,014         $13,502         $13,585         $14,889         $15,046
           Average yield                   2.41%           2.33%           2.34%           2.20%           2.63%
           Interest expense             $   235         $   236         $   318         $   328         $   395
  Savings deposits:
           Average outstanding          $12,507         $13,586         $13,356         $14,096         $14,233
           Average yield                   2.24%           2.25%           2.25%           2.19%           2.77%
           Interest expense             $   210         $   229         $   301         $   309         $   395
  Time deposits:
           Average outstanding          $36,751         $34,749         $35,374         $38,706         $34,256
           Average yield                   5.34%           5.49%           5.50%           5.70%           6.61%
           Interest expense             $ 1,471         $ 1,430         $ 1,943         $ 2,208         $ 2,266
  Total interest-bearing
   liabilities:
           Average outstanding          $62,272         $61,837         $62,315         $67,691         $63,535
           Average yield                   4.10%           4.09%           4.11%           4.20%           4.81%
           Interest expense             $ 1,916         $ 1,895         $ 2,562         $ 2,845         $ 3,056

Net interest income                     $ 2,923         $ 2,973         $ 3,998         $ 4,002         $ 3,946
  Average net yield of
   interest-earning assets                 5.22%           5.56%           5.52%           5.27%           5.27%

--------

(1)     Nine month yields have been annualized.

LIQUIDITY MANAGEMENT. Lake Community has a federal funds line of credit with its correspondent bank, Union Bank of California, of $2.00 million. When Lake Community has excess funds over its reserve requirements or short-term liquidity needs, Lake Community increases/or decreases its securities investments and/or sells federal funds.

Policies have been developed by Lake Community's management and approved by the Board of Directors which establish guidelines for the investments and liquidity of Lake Community. These policies include an Investment Policy and an Asset/ Liability Policy. The goals of these policies are to provide liquidity to meet the financial requirements of Lake Community's customers, maintain adequate reserves as required by regulatory agencies and maximize earnings of Lake Community.

The following table shows Lake Community's average deposits for each of the periods indicated below, based upon average daily balances:


                                    Nine Months Ended September 30,
                          ---------------------------------------------------
(Dollars in thousands)              1998                        1997
(Unaudited)               ------------------------    -----------------------

                          Average         Percent     Average         Percent
                          Balance         of Total    Balance        of Total
                          -------        -------       -------        -------

Demand deposits           $12,201          16.38%      $10,716          14.77%
NOW accounts                8,996          12.08%        9,362          12.90%
Savings deposits           12,507          16.79%       13,586          18.73%
Money market
 deposits                   4,018           5.40%        4,140           5.71%
Time deposits              36,751          49.35%       34,749          47.89%
                          -------                      -------
    Total deposits        $74,473                      $72,553
                          =======                      =======


                                                             Year Ended December 31,
                               --------------------------------------------------------------------------------
(Dollars in thousands)                  1997                          1996                          1995
                               ---------------------------  ----------------------       ----------------------

(Unaudited)                    Average       Percent       Average          Percent      Average        Percent
                               Balance       of Total      Balance          of Total     Balance        of Total
                               -------        -------       -------        -------       -------        --------

Demand deposits                $11,184          15.22%      $ 9,883          12.74%      $ 8,751         12.10%
NOW accounts                     9,402          12.79%       10,080          12.99%        9,837         13.61%
Savings deposits                13,356          18.17%       14,096          18.17%       14,233         19.69%
Money market
 deposits                        4,183           5.69%        4,809           6.20%        5,209          7.21%
Time deposits                   35,374          48.13%       38,706          49.90%       34,256         47.39%
                               -------                      -------                      -------
    Total deposits             $73,499                      $77,574                      $72,286
                               =======                      =======                      ======

LIABILITY MANAGEMENT. It is management's policy to maintain the maturities of a majority of its certificates of deposit in denominations of $100,000 or more to less than one year. The maturities of such time certificates of deposit ("TCD's"), as well as other time deposits, were as follows:


                                September 30, 1998           December 31, 1997
                             ------------------------      -----------------------
                               TCD's         Other          TCD's            Other
(Dollars in thousands)         over           Time           over            Time
(Unaudited)                  $100,000        Deposits      $100,000        Deposits
                             --------        --------      --------        --------

Less than three months        $ 3,108        $11,078        $ 1,550        $10,030
Over three months
 through twelve months          2,033         15,401          3,619         18,488
Over twelve months
 through five years               647          4,326            525          3,088
                              -------        -------        -------        -------
           Total              $ 5,788        $30,805        $ 5,694        $31,606
                              =======        =======        =======        =======

While the deposits of Lake Community may fluctuate up and down somewhat with local and national economic conditions, management of Lake Community does not believe that such deposits, or the business of Lake Community in general, are seasonal in nature. Liability management is monitored by Lake Community's Board of Directors which meets monthly.

REGULATORY MATTERS.

Capital Adequacy. Lake Community is subject to the FDIC's regulations governing capital adequacy for nonmember banks. Additional capital requirements may be imposed on banks based on market risk.

The FDIC has established capital adequacy regulations for nonmember banks, which set total capital requirements and define capital in terms of "core capital elements," or Tier 1 capital and "supplemental capital elements," or Tier 2 capital. At least fifty percent (50%) of the qualifying total capital base must consist of Tier 1 capital. The maximum amount of Tier 2 capital that may be recognized for risk-based capital purposes is limited to one-hundred percent (100%) of Tier 1 capital, net of goodwill.

Nonmember banks are required to maintain a minimum ratio of qualifying total capital to risk-weighted assets of eight percent (8%), at least one-half of which must be in the form of Tier 1 capital. Risk-based capital ratios are calculated with reference to risk-weighted assets, including both on and off-balance sheet exposures, which are multiplied by certain risk weights assigned by the FDIC to those assets.

The FDIC has established a minimum leverage ratio of three percent (3%) Tier 1 capital to total assets for nonmember banks that have received the highest composite regulatory rating and are not anticipating or experiencing any significant growth. All other institutions are required to maintain a leverage ratio of at least 100 to 200 basis points above the 3% minimum for a minimum of four percent (4%) or five percent (5%).

Set forth below are Lake Community's risk-based and leverage capital ratios as of September 30, 1998 and December 31, 1997:

RISK-BASED CAPITAL RATIOS


                               SEPTEMBER 30, 1998
                               ------------------

                                           AMOUNT               RISK-BASED RATIO
                                         -----------            ----------------
Tier 1 capital                           $ 9,256,046                   13.5%
Total capital                            $10,110,225                   14.8%
Total capital minimum requirement        $ 5,466,744                    8.0%
Excess                                   $ 4,643,481
Total risk-weighted assets               $68,334,306



                                   DECEMBER 31, 1997
                                   -----------------
                                        AMOUNT              RISK-BASED RATIO
                                        ------              ----------------
Tier 1 capital                       $ 8,561,600                  14.5%
Total capital                        $ 9,300,000                  15.8%
Total capital minimum requirement    $ 4,708,700                   8.0%
Excess                               $ 4,591,300
Total risk-weighted assets           $58,858,900


LEVERAGE RATIO
                                 SEPTEMBER 30, 1998
                                 ------------------

                                      AMOUNT              LEVERAGE RATIO(1)
                                      ------              -----------------
Tier 1 capital                     $ 9,256,046                  11.0%
Minimum leverage ratio             $ 3,363,250                   4.0%
Excess                             $ 5,892,796
Average assets                     $84,081,250(2)

-------

(1) Tier 1 capital to adjusted total average assets.

(2) As adjusted for intangibles and FAS 115.

                               DECEMBER 31, 1997
                               -----------------

                                    AMOUNT                   LEVERAGE RATIO(1)
                                    ------                   -----------------
Tier 1 capital                  $ 8,561,600                       10.4%
Minimum leverage ratio          $ 3,299,300                        4.0%
Excess                          $ 5,262,300
Average assets                  $82,481,900(2)

-------

(1) Tier 1 capital to adjusted total average assets.

(2) As adjusted for intangibles and FAS 115.

The risk-based capital ratio discussed above focuses principally on broad categories of credit risk, and may not take into account many other factors that can affect a bank's financial condition. These factors include overall interest rate risk exposure; liquidity, funding and market risks; the quality and level of earnings; concentrations of credit risk; certain risks arising from nontraditional activities; the quality of loans and investments; the effectiveness of loan and investment policies; and management's overall ability to monitor and control financial and operating risks, including the risk presented by concentrations of credit and nontraditional activities. The FDIC has addressed many of these areas in related rule-making proposals and under FDICIA (as defined below), some of which are discussed herein. In addition to evaluating capital ratios, an overall assessment of capital adequacy must take account of each of these other factors including, in particular, the level and severity of problem and adversely classified assets. For this reason, the final supervisory judgment on a bank's capital adequacy may differ significantly from the conclusions that might be drawn solely from the absolute level of the bank's risk-based capital ratio. In light of the foregoing, the FDIC has stated that banks generally are expected to operate above the minimum risk-based capital ratio. Banks contemplating significant expansion plans, as well as those institutions with high or inordinate levels of risk, should hold capital commensurate with the level and nature of the risks to which they are exposed.

Recently adopted regulations by the federal banking agencies have revised the risk-based capital standards to take adequate account of concentrations of credit and the risks of nontraditional activities. Concentrations of credit refers to situations where a lender has a relatively large proportion of loans involving one borrower, industry, location, collateral or loan type. Nontraditional activities are considered those that have not customarily been part of the banking business but that start to be conducted as a result of developments in, for example, technology or financial markets. The regulations require institutions with high or inordinate levels of risk to operate with higher minimum capital standards. The federal banking agencies also are authorized to review an institution's management of concentrations of credit risk for adequacy and consistency with safety and soundness standards regarding internal controls, credit underwriting or other operational and managerial areas. In addition, the agencies have promulgated guidelines for institutions to develop and implement programs for interest rate risk management, monitoring and oversight.

Further, the banking agencies recently have adopted modifications to the risk-based capital regulations to include standards for interest rate risk exposures. Interest rate risk is the exposure of a bank's current and future earnings and equity capital arising from movements in interest rates. While interest rate risk is inherent in a bank's role as financial intermediary, it introduces volatility to bank earnings and to the economic value of the bank. The banking agencies have addressed this problem by implementing changes to the capital standards to include a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor that the banking agencies will consider in evaluating an institution's capital adequacy. Bank examiners will consider a bank's historical financial performance and its earnings exposure to interest rate movements as well as qualitative factors such as the adequacy of a bank's internal interest rate risk management.

Finally, institutions with significant trading activities must measure and hold capital for exposure to general market risk arising from fluctuations in interest rates, equity prices, foreign exchange rates and commodity prices and exposure to specific risk associated with debt and equity positions in the trading portfolio. General market risk refers to changes in the market value of on-balance-sheet assets and off-balance-sheet items resulting from broad market movements. Specific market risk refers to changes in the market value of individual positions due to factors other than broad market movements and includes such risks as the credit risk of an instrument's issuer. The additional capital requirements apply effective January 1, 1998 to institutions with trading assets and liabilities equal to 10% or more of total assets or trading activity of $1 billion or more. The federal banking agencies may apply the market risk regulations on a case by case basis to institutions not meeting the eligibility criteria if necessary for safety and soundness reasons.

In connection with the recent regulatory attention to market risk and interest rate risk, the federal banking agencies will evaluate an institution in its periodic examination on the degree to which changes in interest rates, foreign exchange rates, commodity prices or equity prices can affect a financial institution's earnings or capital. In addition, the agencies will focus in the examination on an institution's ability to monitor and manage its market risk, and will provide management with a clearer and more focused indication of supervisory concerns in this area.

In certain circumstances, the FDIC may determine that the capital ratios for an FDIC-insured bank must be maintained at levels which are higher than the minimum levels required by the guidelines or the regulations. A bank which does not achieve and maintain the required capital levels may be issued a capital directive by the FDIC to ensure the maintenance of required capital levels.

Dividends. Dividends payable by Lake Community are restricted under California law to the lesser of Lake Community's retained earnings, or Lake Community's net income for the latest three fiscal years, less dividends previously declared during that period, or, with the approval of the DFI, to the greater of the retained earnings of Lake Community, the net income of Lake Community for its last fiscal year or the net income of Lake Community for its current fiscal year.

The FDIC has broad authority to prohibit a bank from engaging in banking practices which it considers to be unsafe or unsound. It is possible, depending upon the financial condition of the bank in question and other factors, that the FDIC may assert that the payment of dividends or other payments by the bank is considered an unsafe or unsound banking practice and therefore, implement corrective action to address such a practice.

In addition to the regulations concerning minimum uniform capital adequacy requirements discussed above, the FDIC has established guidelines regarding the maintenance of an adequate allowance for loan and lease losses. Therefore, the future payment of cash dividends by Lake Community will generally depend, in addition to regulatory constraints, upon Lake Community's earnings during any fiscal period, the assessment of Lake Community's Board of Directors of the capital requirements of the institution and other factors, including the maintenance of an adequate allowance for loan and lease losses.

Reserve Balances. Lake Community maintains average reserve balances with the FRB. At September 30, 1998 and December 31, 1997, Lake Community's qualifying balance with the FRB was approximately $554 thousand and $640 thousand, respectively, consisting of vault cash and balances.


Year 2000 Readiness Disclosures. The "Year 2000 issue" relates to the fact that many computer programs use only two digits to represent a year, such as "98" to represent "1998," which means that in the Year 2000 such programs could incorrectly treat the Year 2000 as the year 1900. This issue has grown in importance as the use of computers and microchips has become more pervasive throughout the economy, and interdependencies between systems have multiplied. The issue must be recognized as a business problem, rather than simply a computer problem, because of the way its effects could ripple through the economy. Lake Community could be materially and adversely affected either directly or indirectly by the Year 2000 issue. This could happen if any of its critical computer systems or equipment containing embedded logic fail, if the local infrastructure (electric power, phone system, or water system) fails, if its significant vendors are adversely impacted, or if its borrowers or depositors are adversely impacted by their internal systems or those of their customers or suppliers. Failure of Lake Community to complete testing and renovation of its critical systems on a timely basis could have a material adverse effect on Lake Community's financial condition and results of operations, as could Year 2000 problems faced by others with whom Lake Community does business.



Federal banking regulators have responsibility for supervision and examination of banks to determine whether each institution has an effective plan for identifying, renovating, testing and implementing solutions for Year 2000 processing and coordinating Year 2000 processing capabilities with its customers, vendors and payment system partners. Bank examiners are also required to assess the soundness of a bank's internal controls and to identify whether further corrective action may be necessary to assure an appropriate level of attention to Year 2000 processing capabilities.



Lake Community has a written plan to address Lake Community's risks associated with the impact of the Year 2000. The plan directs Lake Community's Year 2000 compliance efforts under the framework of a five-step program mandated by the Federal Financial Institutions Examination Council ("FFIEC"). The FFIEC'S five-step program consists of five phases: awareness, assessment, renovation, validation and implementation. In the awareness phase, which Lake Community has completed, the Year 2000 problem is defined and executive level support for the necessary resources to prepare Lake Community for Year 2000 compliance is obtained. In the assessment phase, which Lake Community has also completed, the size and complexity of the problem and details of the effort necessary to address the Year 2000 issues are assessed. Although the awareness and assessment phases are completed, Lake Community continues to evaluate new issues as they arise. In the renovation phase, which Lake Community has substantially completed, the required incremental changes to hardware and software components are tested. In the validation phase, which Lake Community has also substantially completed, the hardware and software components are tested. In the implementation phase changes to hardware and components are brought on line. The implementation phase for critical systems is approximately 80% completed.



Lake Community is utilizing both internal and external resources to identify, correct or reprogram, and test its systems for Year 2000 compliance. Lake Community has identified 40 vendors and 32 software applications which management believes are material to Lake Community's operations. Based on information received from its vendors and testing results, Lake Community believes approximately 61% of such vendors are Year 2000 compliant as of December 31, 1998. Testing of the critical system applications for the core banking product provided by Lake Community's primary vendor was completed and the results verified during December 1998 and January 1999, except for testing of Lake Community's general ledger and accounts payable, which will be completed by March 31, 1999. The core banking product includes software solutions for general ledger, accounts payable, automated clearing house, certificates of deposit and individual retirement accounts, commercial, mortgage and installment loans, checking and savings accounts, proof of deposit applications and ancillary support products.



Lake Community has identified four vendors for which testing has not been completed. All testing will be completed by March 31, 1999.

Lake Community is also making efforts to ensure that its customers, particularly its significant customers, are aware of the Year 2000 problem. Lake Community has sent Year 2000 correspondence to its significant deposit and loan customers. A customer of Lake Community is deemed significant if the customer possesses any of the following characteristics:



-       Total indebtedness to Lake Community of $500,000 or more.



- The customer's business is dependent on the use of high technology and/or the electronic exchange of information.



- The customer's business is dependent on third party providers of data processing services or products.



-       An average ledger deposit balance greater than $250,000.



Lake Community has amended its credit authorization documentation to include consideration of the Year 2000 problem. Lake Community assesses its significant customer's Year 2000 readiness and assigns the customer an assessment of "low," "medium" or "high" risk. Risk evaluation of its significant customers was substantially completed by December 31, 1998. Any depositor determined to have a high risk is scheduled for an evaluation by Lake Community every 90 days until the customer can be assigned a low risk assessment. Any depositor determined by Lake Community to have medium risk is scheduled for a follow-up evaluation by March 31, 1999.



Because of the range of possible issues and large number of variables involved, it is impossible to quantify the total potential cost of Year 2000 problems or to determine Lake Community's worst-case scenario in the event Lake Community's Year 2000 remediation efforts or the efforts of those with whom it does business are not successful. In order to deal with the uncertainty associated with the Year 2000 problem, Lake Community has developed a contingency plan to address the possibility that efforts to mitigate the Year 2000 risk are not successful either in whole or part. These plans include manual processing of information for critical information technology systems, utilities, and increased cash on hand. The contingency plans are expected to be completed by March 31, 1999, after which the appropriate implementation training is scheduled to take place.



As of September 30, 1998, Lake Community has incurred $30,000 in Year 2000 costs, which have been expensed as incurred. Year 2000-related costs have been funded from the continuing operations of Lake Community. Lake Community estimates that its costs to complete Year 2000 compliance will be approximately $25,000 if the Western Sierra/Lake Community Merger is completed. This estimate includes the costs of internal staff, consultants, customer awareness programs, and contingency plans. However, in the event the Western Sierra/Lake Community Merger is not completed, Lake Community estimates that its costs to complete Year 2000 compliance will be approximately $150,000 This estimate includes additional costs for upgrading hardware and software. These estimate do not include the time that internal staff are devoting to testing programming changes. Testing is not expected to add significant incremental costs.

Quantitative and Qualitative Disclosures About Market Risk. Market risk is the risk of loss from adverse changes in market prices and rates. Lake Community's market risk arises primarily from interest rate risk inherent in its loan and deposit functions and management actively monitors and manages this interest rate risk exposure. Lake Community does not have any market risk sensitive instruments entered into for trading purposes. Management uses several different tools to monitor its interest rate risk. One measure of exposure to interest rate risk is gap analysis. A positive gap for a given period means that the amount of interest-earning assets maturing or otherwise repricing within such period is greater than the amount of interest-bearing liabilities maturing or otherwise repricing within the same period. Lake Community has a positive gap. In addition, Lake Community uses interest rate shock simulations to estimate the effect of certain hypothetical rate changes. Based upon Lake Community's shock simulations, net interest income is expected to rise with increasing rates and fall with declining rates.

Lake Community's positive gap is the result of a significant portion of Lake Community's loans having terms greater than five years on the asset side. On the liability side, the majority of the Lake Community's time deposits have average terms of approximately six months while savings accounts and other interest-bearing transaction accounts are recorded for gap analysis in the next day to six month category because they do not have a contractual maturity date.

Taking into consideration that savings accounts and other interest-bearing transaction accounts typically do not react immediately to changes in interest rates, management has taken the following steps to manage its positive gap position. Lake Community has reduced interest rates on time deposits and focused on increasing noninterest-bearing deposits and floating rate loans. In addition, Lake Community holds all of its investments in the available-for-sale category in order to maintain flexibility in matching its investments with repricing changes which occur in its liabilities.

The following table sets forth the distribution of repricing opportunities of Lake Community's interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (i.e. interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap and the cumulative gap as a percentage of total interest-earning assets as of December 31, 1997. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. The interest rate relationships between the repriceable assets and repriceable liabilities are not necessarily constant. The table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on the net margins of Lake Community.


                                                                                     December 31, 1997
                                                                ----------------------------------------------------------------
                                                                            Over Six
                                                                             Months        Over
                                                                 Next Day   Through       One Year
(Dollars in thousands)                                             to Six    Twelve       Through           Over
(Unaudited)                                                       Months     Months      Five Years       Five Years       Total
                                                                --------    -------      ----------       ----------    --------

Assets:
           Federal funds sold                                   $  4,000                                                $  4,000
           Interest-bearing deposits                               2,081     $  2,377     $     99                         4,557
           Investment securities                                   4,986          821        1,349          $  4,820      11,976
           Loans                                                  15,784        5,105        7,669            25,786      54,344
                                                                --------     --------     --------          --------    --------
                      Total interest-earning assets               26,851        8,303        9,117            30,606      74,877
                                                                --------     --------     --------          --------    --------
Liabilities:
           Savings deposits(1)                                    25,811                                                  25,811
           Time deposits                                          24,929        8,757        2,161             1,454      37,301
                                                                --------     --------     --------          --------    --------
                      Total interest-bearing liabilities          50,740        8,757        2,161             1,454      63,112
                                                                --------     --------     --------          --------    --------

Net (interest-bearing liabilities)
 interest-earning assets                                        $(23,889)    $   (454)    $  6,956          $ 29,152    $ 11,765
                                                                ========     ========     ========          ========    ========

Cumulative net (interest-bearing liabilities)
 interest-earning assets ("GAP")                                $(23,889)    $(24,343)    $(17,387)         $ 11,765
                                                                ========     ========     ========         ========

Cumulative GAP as a percentage of
 total interest-earning assets                                    (31.90)%     (32.51)%     (23.22)%          15.71%
                                                                ========     ========     ========         ========

--------

(1) Savings deposits include interest-bearing transaction accounts.

The following table sets forth the distribution of the expected maturities of Lake Community's interest-earning assets and interest-bearing liabilities as of December 31, 1997 as well as the fair value of these instruments. Expected maturities are based on contractual agreements. Savings accounts and interest-bearing transaction accounts, which have no stated maturity, are included in the 1998 maturity category.

                               EXPECTED MATURITIES

(Dollars in thousands)
(Unaudited)                            1998         1999       2000        2001        2002    Thereafter    Total     Fair Value
                                      -------     -------     -------     -------     -------  ----------   -------    ----------
Federal funds sold                     $ 4,000                                                              $ 4,000      $ 4,000
           Weighted average rate          5.41%                                                                5.41%
Interest-bearing deposits in banks     $ 4,458     $   99                                                   $ 4,557      $ 4,557
           Weighted average rate          6.12%      6.28%                                                     6.12%
Investment securities(1)               $ 1,489     $  453      $1,789      $  753      $  988    $ 6,504    $11,976      $11,976
           Weighted average rate          5.26%      5.18%       5.90%       6.26%       5.99%      6.32%      6.13%
Fixed rate loans                       $ 3,956     $4,758      $6,511      $5,516      $2,756    $14,433    $37,930      $38,693
           Weighted average rate         10.28%      9.57%       9.72%       9.54%       9.22%      9.21%      9.37%
Variable rate loans(2)                 $ 8,670     $1,545      $  753      $2,246      $1,345    $ 1,855    $16,414      $16,414
           Weighted average rate         11.25%     11.00%      10.55%      10.25%       9.85%      9.75%     10.65%

Total interest-bearing assets          $22,573     $6,855      $9,053      $8,515      $5,089    $22,792    $74,877      $75,640

Savings deposits(3)                    $25,811                                                              $25,811      $25,811
           Weighted average rate          2.30%                                                                2.30%
Time deposits                          $33,687     $2,130      $1,484                                       $37,301      $37,592
           Weighted average rate          5.27%      5.31%       5.49%                                         5.35%
Total interest-bearing liabilities     $59,498     $2,130      $1,484                                       $63,112      $63,403

-------------

(1) Interest rates on tax exempt obligations have not been tax effected to include the related tax benefits in calculating the weighted average yield.

(2)     All variable rate loans reprice in one year or less.

(3)     Savings deposits include interest-bearing transaction accounts.

MANAGEMENT


INFORMATION ON DIRECTORS AND EXECUTIVE OFFICERS. The following table sets forth certain information, as of February 1, 1999, with respect to those persons who are directors and executive officers of Lake Community:




                                                                   Year First
                                                                   Appointed
                                                                   Director or
                 Name                         Age                     Officer                                 Title
---------------------------------------       ---                  --------------            -------------------------------------
Donald L. Browning, M.D.                      66                       1984                  Director
F. Ilene Dumont                               46                       1995                  Director
John H. Helms                                 73                       1984                  Director
Billie L. Holmes                              66                       1984                  Vice Chairperson of the Board
May G. Noble                                  79                       1984                  Director
Douglas A. Nordell                            50                       1998                  President, Chief Executive Officer and
                                                                                             Director of Lake Community.
Brandt Peterson                               53                       1993                  Senior Vice President and Senior Loan
                                                                                             Officer of Lake Community.
Howard ("Bud") Van Lente                      72                       1984                  Chairman of the Board



The business experience of each of the directors and executive officers for the past five years is described below.



DONALD L. BROWNING has been a physician in general practice in Lakeport since 1961. Dr. Browning is a founding organizer and director of Lake Community. Dr. Browning is also Chairman of Lake Community's Audit Committee.



F. ILENE DUMONT has been the Executive Director of People Services, Inc., a non-profit corporation which serves persons with disabilities, since 1981. Born and raised in Lake County, Mrs. Dumont has pursued a career in human services since 1974. Among her numerous civic activities, Mrs. Dumont is a member of the Social Services Transportation Advisory Committee to the City and County Planning Counsel, a member of the Area Planning Council Transit Study and a co-founder of the Lakeport Enhanced Education Foundation.



JOHN H. HELMS founded Helms Petroleum Products Company in Lakeport in 1966. Mr. Helms has been in the petroleum distribution and marketing business for thirty-two years. His company has owned Two Jack's Mini Stop Stores since 1978, the Helms General Tire Company since 1970 and Lampson Field Chevron Service since 1981. In addition, Mr. Helms is a founding organizer and director of Lake Community.

BILLIE L. HOLMES has lived in Lake County for the past thirty years. She owned and operated the Holiday Harbor marina-resort from 1960 to 1986. Mrs. Holmes also raised Polled Herefords and was the owner/operator of Porky's Restaurant in Lucerne. Mrs. Holmes is a founding organizer and director of Lake Community and currently serves as the Chairperson of Lake Community's Loan Committee and as the Vice Chairperson of the Board of Directors.



MAY G. NOBLE has been a Lake County resident since 1954 and is President of Noble Realty, Inc. She holds the National Realtors Marketing Institute designation of CRB (Certified Residential Broker) and the California Association of Realtors designation of GRI (Graduate Realtors Institute). Since 1960 she has operated a residential and commercial construction development firm with her late husband Fred. She and her late husband also developed and operated the Cottage City Mobile Home Park in Lucerne, and more recently Meadow Pointe Mobile Home Park in Upper Lake. Mrs. Noble is a founding organizer and director of Lake Community



DOUGLAS A. NORDELL has been the President and Chief Executive Officer of Lake Community since November, 1998. He also served as the Executive Vice President and Chief Operating Officer of Roseville 1st National Bank since November, 1994. From December, 1991 through November, 1994 he was co-owner of three convenience mini marts known as Square Deal Marts, Inc. in Chico, California. Prior to that he served in various banking management positions for eighteen years.



BRANDT PETERSON has served at the Senior Vice President and Credit Administrator of Lake Community since January, 1993, has twenty-three years of commercial banking experience, including five years as President of the former Clear Lake National Bank in Clearlake, California.



HOWARD ("BUD") VAN LENTE is a long time resident of the Lakeport area, and serves as the Chairman of the Board of Directors of Lake Community. Mr. Van Lente was a licensed real estate broker. He was a seven-year member of the Lakeport Planning Commission, is the former Mayor and currently serving as City Councilman for the City of Lakeport. Mr. Van Lente is a partner in a real estate investment company and has owned a real estate brokerage firm. He and his wife, Gwen, have also owned several business operations in Lakeport. Mr. Van Lente is a founding organizer of the Lake Community and chaired the organizing committee.


LAKE COMMUNITY'S BOARD OF DIRECTORS AND COMMITTEES. Lake Community's Board of Directors met fourteen (14) times in 1997. All of Lake Community's directors attended at least 75 percent of all of Lake Community's Board of Directors' meetings and committee meetings (of which they were a member), except Lawrence
A. Rogers who attended 62% of such meetings.

Lake Community's Board of Directors has established the following standing committees, with membership as noted.

Lake Community's Audit Committee is composed of Donald L. Browning, M.D. as Chairman, and John H. Helms, Billie L. Holmes, and Lawrence A. Rogers as members. Lake Community's Audit Committee met three (3) times during 1997. The functions of Lake Community's Audit Committee are to recommend the appointment of and to oversee a firm of independent public accountants which audits the books and records of Lake Community for the fiscal year for which it is appointed, to approve each professional service rendered by such accountants and to evaluate the possible effect of each such service on the independence of Lake Community's accountants.

Lake Community's Asset/Liability and Funds Management Committee is composed of
F. Ilene Dumont, John H. Helms, Billie L. Holmes, May G. Noble, Lawrence A. Rogers, Brandt Peterson and Vice President/Controller Dorey Pendleton as members. Lake Community's Asset/Liability and Funds Management Committee met twelve (12) times during 1997. The function of Lake Community's Asset/Liability and Funds Management Committee is to review and evaluate Lake Community's investment portfolio with management of Lake Community.

Lake Community's Loan Committee is composed of Billie L. Holmes as Chairperson, and F. Ilene Dumont, John H. Helms, May G. Noble, Gary E. Nordine, Howard ("Bud")Van Lente and Brandt Peterson as members. Lake Community's Loan Committee met eighteen (18) times during 1997. The function of Lake Community's Loan Committee is to review loans made and to assist management in setting loan policies for Lake Community. Lake Community's Loan Committee also reviews and approves loan requests which exceed the discretionary lending limits of Lake Community's officers.

Lake Community does not maintain a nominating committee. The functions of a nominating committee are performed by the full Board of Directors of Lake Community.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS.

Director Compensation. Lake Community's directors each receive $500 for each regular Lake Community Board of Directors' meeting attended and Lake Community's Chairman of the Board receives $900 for each regular Lake Community Board of Directors' meeting attended. Lake Community's directors do not receive fees for committee meetings attended, except for members of Lake Community's Loan Committee. Nonemployee members of Lake Community's Loan Committee receive $150 for each regularly-scheduled Lake Community Loan Committee meeting attended, and the Chairman of such Lake Community Loan Committee receives $250 for each regularly-scheduled Lake Community Loan Committee meeting attended. During the fiscal year ended December 31, 1997, the aggregate amount paid to all directors as a group was $57,500.

Executive Compensation. The following table sets forth a summary of the compensation paid during each of Lake Community's last three completed fiscal years for services rendered in all capacities to Gary E. Nordine, the Chief Executive Officer of Lake Community during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                          Long Term Compensation
                                                                                    ---------------------------------
                                  Annual Compensation                                        Awards           Payouts
---------------------------------------------------------------------------------   -----------------------   -------
           (a)                      (b)          (c)          (d)          (e)          (f)          (g)        (h)         (i)
----------------------------      -------      -------      -------     ---------   -----------    --------   -------    ---------
                                                                         Other
                                                                         Annual     Restricted                           All Other
        Name and                                                         Compen-       Stock                   LTIP       Compen-
        Principal                              Salary        Bonus      sation(1)     Award(s)     Options/   Payouts    sation(3)
        Position                    Year         ($)          ($)          ($)          ($)        SARs(2)      ($)        ($)
----------------------------      -------      -------      -------     ---------   -----------    --------   -------    ---------
Gary E. Nordine, President,        1997        $96,900        $0          $4,800          0            0         0       $298,557(2)
CEO and Director of Lake
Community                          1996        $96,900        $0          $4,800          0            0         0       $291,423

                                   1995        $99,300      $32,500       $4,800          0            0         0       $299,160

-----------------

(1)     Consists of an annual automobile allowance.

(2) Reflects (for 1997) $292,206 Mr. Nordine would be entitled to receive (295% of his base salary) if his employment is terminated as a result of a merger or change in control of Lake Community. Mr. Nordine may be entitled to other payments in the event of termination of employment under other circumstances. Also includes (for 1997) $750 contributed by Lake Community to Mr. Nordine's account in Lake Community's 401(k) Plan, $5,000 in directors' fees paid by Lake Community and $601 in term life insurance payments made by Lake Community on behalf of Mr. Nordine.


                 OPTION/SAR EXERCISES AND YEAR END VALUE TABLE
            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           YEAR END OPTION/SAR VALUE

       (a)                       (b)               (c)                    (d)                           (e)
------------------         --------------    ----------------       -----------------            -----------------
                                                                                                     Value of
                                                                       Number of                   Unexercised
                                                                      Unexercised                  In-the-Money
                                                                     Options/SARs at              Options/SARs at
                               Shares                                  Year End (#)                Year End ($)
                             Acquired on      Value Realized           Exercisable/                Exercisable/
     Name                    Exercise (#)          ($)               Unexercisable(1)             Unexercisable(1)
------------------         --------------    ----------------       -----------------            -----------------
Gary E. Nordine                  0                   0                   17,850/0                    $22,313/$0

On February 1, 1995, the expiration date of Mr. Nordine's five (5) year employment agreement with Lake Community was extended to February 1, 1999. On March 29, 1996, Lake Community entered into a new agreement with Mr. Nordine, effective February 1, 1996, which replaced the prior agreement (the "1996 Agreement"). Subject to prior termination by either Lake Community or Mr. Nordine, the 1996 Agreement is for a term of five (5) years; provided, however, that the original term shall be automatically extended for one (1) month upon completion of each additional month of employment, unless Lake Community gives Mr. Nordine one (1) year's notice of intent to terminate. As of February 1, 1998, Mr. Nordine's current annual salary under the 1996 Agreement is $96,900, subject to annual increases within the sole discretion of Lake Community's Board of Directors. Lake Community also may pay an annual discretionary bonus to Mr. Nordine based upon his efforts and performance. Mr. Nordine also receives an automobile allowance of $400 per month and he is reimbursed for all ordinary and necessary expenses incurred in promoting the business of Lake Community. Further, Mr. Nordine has health, accident and disability insurance and a term life insurance policy in the amount of $135,000, with a portion of the premium being paid by Lake Community. The portion of the premiums paid by Lake Community for such insurance during 1996 was $268. If Mr. Nordine is terminated without cause during the term of the agreement, he will be entitled to receive severance pay in an amount equal to six (6) months' salary at his then prevailing rate. As Mr. Nordine retired effective October 31, 1998, his employment agreement expired as of that date.


Upon consummation of the Western Sierra/Lake Community merger, Gary Nordine will receive a severance payment of $145,000 (net of taxes), with the tax liability being shared equally by Western Sierra and Lake Community. In recognition of Mr. Nordine' retirement as of October 31, 1998, the severance payment to Mr. Nordine is not contingent upon his being employed by Lake Community as of the Lake Community Effective Time. Mr. Nordine will continue to receive his monthly salary, but no other benefits, from November 1 through November 30, 1998.


Mr. Nordine also has an Executive Retirement Agreement with Lake Community which provides that Lake Community will pay Mr. Nordine $36,000 a year, in monthly payments, for a period of ten (10) years, commencing in January 1999.

To fund its obligation under this plan, Lake Community acquired a life insurance policy under which Lake Community is the owner and beneficiary. Mr. Nordine has no claim on the insurance policy, its cash value or the proceeds thereof. The policy's cash value is a general, unpledged, unrestricted earning asset of Lake Community. During the fiscal year ended December 31, 1997, Lake Community paid insurance premiums of $50,000.00.

On January 27, 1994, Lake Community's Board of Directors adopted an incentive compensation plan pursuant to which a yearly incentive bonus pool would be established based upon 15% of net income, less 401(k) Plan contributions. Payment of incentive compensation is predicated upon Lake Community achieving "Premier Performer" status as defined by The Findley Reports, and as adjusted from time to time. If "Premier Performer" status is not achieved in any given year, the participants will not be eligible for incentive compensation under the plan. However, Lake Community's Board of Directors, in its sole discretion, may elect to evaluate any extraordinary circumstances that may have impacted operating performance and make corresponding adjustments if deemed appropriate.

Incentive bonus allocations are made at the sole discretion of Lake Community's Board of Directors, and can be adjusted from time-to-time as Lake Community's Board or Directors deems appropriate to accurately reflect individual performance as supported by an annual evaluation.

During 1997, no contribution to the incentive bonus pool was made by Lake Community.

CERTAIN TRANSACTIONS

Since January 1, 1997, the largest aggregate amounts of any extensions of credit to directors, principal officers, principal shareholders and their respective associates as a group was $447,362.59, which represented approximately 4.74% of the total equity capital accounts of Lake Community as of September 30, 1998. Lake Community has had and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and which do not involve more than the normal risk of collectibility or present other unfavorable features.

At no time since January 1, 1997 has Lake Community had outstanding aggregate extensions of credit to any of its directors, officers, principal security holders or their respective associates in excess of 10% of the equity accounts of Lake Community.


There have been no transactions since January 1, 1997, nor are there any presently proposed transactions, to which Lake Community was or is to be a party in which any of Lake Community's officers and directors had or have a direct or indirect material interest other than the proposed Western Sierra/Lake Community merger.

                            DESCRIPTION OF ROSEVILLE

BUSINESS

GENERAL. Roseville was incorporated under the laws of the State of California on April 2, 1997. Roseville was organized pursuant to a plan of reorganization for the purpose of becoming the parent corporation of Roseville 1st National Bank, and on March 10, 1998, the reorganization was effected. Shareholders of Roseville 1st National Bank became shareholders of Roseville as of this date. The issuance of shares of Roseville stock in exchange for Roseville 1st National Bank stock was deferred pending the Western Sierra/Roseville merger. Roseville is a registered bank holding company under the Bank Holding Company Act of 1956. Roseville conducts its operations at the head office of Roseville 1st National Bank located at 1801 Douglas Boulevard, Roseville, California 95661.

Roseville 1st National Bank was founded in 1983 as Countryside Thrift and Loan ("Countryside"). Countryside operated as an industrial loan company until its conversion to a national bank in 1992. During this time, Countryside primarily originated consumer and mortgage loans. A change in control occurred in 1990 when Countryside was recapitalized and FDIC insurance was obtained. On January 22, 1992, Countryside applied for conversion to a national bank through the Comptroller. After a field examination was conducted by the Comptroller, the request was approved on April 6, 1992, and Countryside converted to a national bank on July 1, 1992.

Roseville 1st National Bank is a member of the Federal Reserve System and its deposits are insured to the maximum amount permitted by law by the FDIC. Roseville 1st National Bank's head office is located at 1801 Douglas Boulevard, Roseville, California and its branch office is located at 6951 Douglas Boulevard, Granite Bay, California. Roseville 1st National Bank does not have any affiliates or subsidiaries.

BANKING SERVICES. Roseville is a locally owned and operated bank holding company and its primary service area is the Northern California communities of Roseville and Granite Bay as well as close proximity areas of Placer and Sacramento counties. Roseville's primary business is servicing the banking needs of these communities through Roseville 1st National Bank and its marketing strategy stresses community involvement and commitment to serve the banking needs of consumers living and working in Roseville's primary service areas and local merchants, professionals and real estate related activities in those service areas.

Roseville 1st National Bank offers a broad range of services to individuals and businesses in its primary service area with an emphasis upon efficiency and personalized customer service. Roseville 1st National Bank provides a full line of consumer services and also offers specialized services, such as courier services to small businesses, middle market companies and professional firms. Roseville 1st National Bank offers personal and business checking and savings accounts, including individual interest-bearing negotiable orders of withdrawal ("NOW"), money market accounts, IRA accounts, time certificates of deposit and direct deposit of social security, pension and payroll checks. Roseville 1st National Bank also makes available commercial, construction, accounts receivable, inventory, automobile, home improvement, real estate, commercial real estate, single family mortgage, office equipment, leasehold improvement and installment loans, as well as overdraft protection lines of credit, issues drafts and standby letters of credit, sells traveler's checks (issued by an independent entity), offers ATMs tied in with major statewide and national networks, provides telephone banking services and offers other customary commercial banking services.

Most of Roseville 1st National Bank's deposits are obtained from commercial businesses, professionals and individuals. At September 30, 1998, Roseville 1st National Bank had a total of 2,651 accounts, consisting of demand deposit accounts with an average balance of approximately $12,128; savings, NOW and money market accounts with an average balance of approximately $14,549, time certificates of $100,000 or more with an average balance of approximately $139,545; and other time deposits with an average balance of approximately $26,175. Roseville 1st National Bank does not have any deposits obtained through deposit brokers at this time and has no intention of accepting brokered deposits.

Other special services and products include personal and business checking products and mortgage products and services.

EMPLOYEES. At September 30, 1998 Roseville and its subsidiaries employed 25 persons on a full-time basis. Roseville believes its employee relations are excellent.

PROPERTIES. Roseville 1st National Bank owns the real property located at 1801 Douglas Boulevard, Roseville, California. The building situated on the property consists of 7,960 square feet and houses the executive and head offices of Roseville and Roseville 1st National Bank.

Roseville 1st National Bank leases the premises of Roseville 1st National Bank's Granite Bay branch office located at 6951 Douglas Boulevard, Granite Bay, California. The lease is presently for a term expiring July 1, 2000. The office space at this branch consists of approximately 2,800 square feet and is the site of Roseville 1st National Bank's computer and back office operations.

Roseville 1st National Bank leases warehouse facilities located at 209-A Harding Boulevard, Roseville, California. The premises are rented on a month-to-month basis. Off-site storage consists of approximately 800 square feet.

LEGAL PROCEEDINGS. From time to time, Roseville and/or Roseville 1st National Bank is a party to claims and legal proceedings arising in the ordinary course of business. Roseville's management is not aware of any material pending litigation proceedings to which either it or Roseville 1st National Bank is a party or has recently been a party to, which will have a material adverse effect on the financial condition or results of operations of Roseville and Roseville 1st National Bank taken as a whole.

SUPERVISION AND REGULATION.

Supervision and Regulation of Bank Holding Companies. Roseville is a bank holding company subject to the BHCA. Roseville reports to, registers with, and may be examined by, the FRB. The FRB also has the authority to examine Roseville's nonbanking subsidiaries. The costs of any examination by the FRB are payable by Roseville.




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

Roseville also is a bank holding company within the meaning of Section 3700 of the California Financial Code. As such Roseville and Roseville 1st National Bank are subject to examination by, and may be required to file reports with, the DFI.

The FRB has significant supervisory and regulatory authority over Roseville and its affiliates. The FRB requires Roseville to maintain certain levels of capital. See "DESCRIPTION OF ROSEVILLE--Roseville's Management's Discussion And Analysis of Financial Condition And Results Of Operations--Regulatory Matters." The FRB also has the authority to take enforcement action against any bank holding company that commits any unsafe or unsound practice, or violates certain laws, regulations or conditions imposed in writing by the FRB. See "INFORMATION CONCERNING WESTERN SIERRA, LAKE COMMUNITY AND ROSEVILLE--Recent Legislation and Other Changes."

Under the BHCA, a company generally must obtain the prior approval of the FRB before it exercises a controlling influence over a bank, or acquires directly or indirectly, more than 5% of the voting shares or substantially all of the assets of any bank or bank holding company. Thus, Roseville would be required to obtain the prior approval of the FRB before it acquires, merges or consolidates with any bank or bank holding company; and any company seeking to acquire, merge or consolidate with Roseville also would be required to obtain the approval of the FRB.

Roseville is generally prohibited under the BHCA from acquiring ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than banking, managing banks, or providing services to affiliates of the holding company. A bank holding company, with the approval of the FRB, may engage, or acquire the voting shares of companies engaged, in activities that the FRB has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. A bank holding company must demonstrate that the benefits to the public of the proposed activity will outweigh the possible adverse effects associated with such activity.

A bank holding company may acquire banks in states other than its home state without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and no more than 30% of such deposits in that state (or such lesser or greater amount set by state law). Banks may also merge across states lines, therefore creating interstate branches. Furthermore, a bank is now able to open new branches in a state in which it does not already have banking operations, if the laws of such state permit such de novo branching.

The FRB generally prohibits a bank holding company from declaring or paying a cash dividend which would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company's financial position. The FRB's policy is that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its




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

capital needs, asset quality and overall financial condition. See the section entitled "DIVIDENDS" for additional restrictions.

Transactions between Roseville and Roseville 1st National Bank are subject to a number of other restrictions. FRB policies forbid the payment by bank subsidiaries of management fees which are unreasonable in amount or exceed the fair market value of the services rendered (or, if no market exists, actual costs plus a reasonable profit). Subject to certain limitations, depository institution subsidiaries of bank holding companies may extend credit to, invest in the securities of, purchase assets from, or issue a guarantee, acceptance, or letter of credit on behalf of, an affiliate, provided that the aggregate of such transactions with affiliates may not exceed 10% of the capital stock and surplus of the institution, and the aggregate of such transactions with all affiliates may not exceed 20% of the capital stock and surplus of such institution. Roseville may only borrow from depository institution subsidiaries if the loan is secured by marketable obligations with a value of a designated amount in excess of the loan. Further, Roseville may not sell a low-quality asset to a depository institution subsidiary.

The FRB has adopted comprehensive amendments to Regulation Y which became effective April 21, 1997, and are intended to improve the competitiveness of bank holding companies by, among other things: (i) expanding the list of permissible nonbanking activities in which well-run bank holding companies may engage without prior FRB approval, (ii) streamlining the procedures for well-run bank holding companies to obtain approval to engage in other nonbanking activities and (iii) eliminating most of the anti-tying restrictions imposed upon bank holding companies and their nonbank subsidiaries. Amended Regulation Y also provides for a streamlined and expedited review process for bank acquisition proposals submitted by well-run bank holding companies and eliminates certain duplicative reporting requirements when there has been a further change in bank control or in bank directors or officers after an earlier approved change. These changes to Regulation Y are subject to numerous qualifications, limitations and restrictions. In order for a bank holding company to qualify as "well-run," both it and the insured depository institutions that it controls must meet the "well-capitalized" and "well-managed" criteria set forth in Regulation Y.

To qualify as "well-capitalized," the bank holding company must, on a consolidated basis: (i) maintain a total risk-based capital ratio of 10% or greater; (ii) maintain a Tier 1 risk-based capital ratio of 6% or greater; and
(iii) not be subject to any order by the FRB to meet a specified capital level. Its lead insured depository institution must be well-capitalized as that term is defined in the capital adequacy regulations of the applicable bank regulator, 80% of the total risk-weighted assets held by its insured depository institutions must be held by institutions that are well-capitalized, and none of its insured depository institutions may be undercapitalized.

To qualify as "well-managed": (i) each of the bank holding company, its lead depository institution and its depository institutions holding 80% of the total risk-weighted assets of all its depository institutions at their most recent examination or review must have received a composite rating, rating for management and rating for compliance which were at least satisfactory; (ii) none of the bank holding company's depository institutions may have received one of the two lowest composite ratings; and (iii) neither the bank holding company nor any of its depository institutions during the previous 12 months may have been subject to a formal enforcement order or action.




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
Bank Supervision and Regulation. As a national bank, Roseville 1st National Bank is regulated, supervised and regularly examined by the Comptroller. Deposit accounts at Roseville 1st National Bank are insured by Bank Insurance Fund ("BIF"), as administered by the FDIC, to the maximum amount permitted by law. Roseville 1st National Bank is also subject to applicable provisions of California law, insofar as such provisions are not in conflict with or preempted by federal banking law. Roseville 1st National Bank is a member of the Federal Reserve System, and is also subject to certain regulations of the FRB dealing primarily with check clearing activities, establishment of banking reserves, Truth-in-Lending (Regulation Z), Truth-in-Savings (Regulation DD), and Equal Credit Opportunity (Regulation B).

The Comptroller may approve, on a case-by-case basis, the entry of bank operating subsidiaries into a business incidental to banking, including activities in which the parent bank is not permitted to engage. A national bank is permitted to engage in activities approved for a bank holding company through a bank operating subsidiary, such as acting as an investment or financial advisor, leasing personal property and providing financial advice to customers. In general, these activities are permitted only for well-capitalized or adequately capitalized national banks.

By comparison, California state-chartered banks are regulated by the Department of Financial Institutions. The Department of Financial Institutions was created pursuant to AB 3351, effective July 1, 1997, and combined the California State Banking Department, the California Department of Savings and Loan, and regulatory oversight over industrial loan companies and credit unions with the Department of Financial Institutions.

Community Reinvestment Act and Fair Lending Developments. Roseville 1st National Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of their local communities, including low and moderate income neighborhoods. In addition to substantive penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.

SUMMARY OF EARNINGS

The following Summary of Earnings of Roseville for the three years ended December 31, 1997 has been derived from financial statements audited by Perry-Smith & Co., LLP, independent certified public accountants, as described in their report included elsewhere in this joint proxy statement/prospectus. The amounts shown for the nine months ended September 30, 1998 and 1997 are unaudited. The September 30, 1998 and 1997 amounts reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for such periods. These statements should be read in conjunction with the Financial Statements and the Notes relating thereto which appear elsewhere herein. Roseville was approved as a bank holding company and acquired 100% ownership of Roseville 1st National Bank on March 10, 1998. Financial statements for September 30, 1998 represent the consolidation of Roseville and Roseville 1st National Bank. Prior period Financial Statements represent Roseville 1st National Bank's financial information.

                                                 Nine Months Ended
                                                    September 30,                         Year Ended December 31,(1)
(Dollars in thousands,                       --------------------------          --------------------------------------------
except per share data)                         1998              1997              1997              1996              1995
                                             --------          --------          --------          --------          --------
                                                    (unaudited)
Interest income                              $  2,990          $  2,844          $  3,894          $  3,028          $  2,664
Interest expense                                1,303             1,198             1,664             1,331             1,288
Net interest income                             1,687             1,646             2,230             1,697             1,376
Provision for loan losses                         105               126               564                89                55
Net interest income after
 provision for loan losses                      1,582             1,520             1,666             1,608             1,321
Other noninterest income                          415               220               341               228               126
Noninterest expense                             1,594             1,175             1,692             1,330             1,145
Earnings before income taxes                      403               565               315               506               302
Provision for income taxes(2)                     161               226               133               204               104
Net income                                        242               339               182               302               198
Basic earnings per share(3)                  $    .75          $   1.06          $    .57          $    .94          $    .62
Number of shares used in basic
  earnings per share calculation(3)           320,158           319,972           319,972           319,872           319,572
Diluted earnings per share(4)                $    .72          $   1.04          $    .56          $    .93          $    .61
Number of shares used in diluted
  earnings per share calculation(4)           333,661           324,648           324,648           324,622           324,530

-------------------

(1) See Notes to Financial Statements for a summary of significant accounting policies and other related data.

(2)     See Notes to Financial Statements for an explanation of income taxes.

(3) Basic earnings per share information is based on the weighted average number of shares of common stock outstanding during each period.

(4) Diluted earnings per share information is based on the weighted average number of shares of common stock and common stock equivalents outstanding during each period.

The following table sets forth selected ratios for the periods indicated:


                                       Nine Months Ended
(Unaudited)                               September 30,                      Year Ended December 31,
                                      ---------------------           -------------------------------------
                                      1998             1997            1997           1996             1995
                                      -----           -----           -----           -----           -----
Net earnings to average
 shareholders' equity(1)               7.97%          11.45%           4.54%           8.23%           5.83%
Net earnings to
 average total assets(1)                .66%           1.05%            .41%            .86%            .64%
Total interest expense to
 total interest income                43.58%          42.12%          42.73%          43.96%          48.35%
Other operating income to
 other operating expense              26.04%          18.72%          20.15%          17.14%          11.00%

-----------------

(1) Ratios have been annualized for the nine months ended September 30, 1998 and 1997.




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

ROSEVILLE'S MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is management's discussion and analysis of the significant changes in income and expense accounts presented in the Summary of Earnings for the years ended December 31, 1997, 1996 and 1995 and the nine months ended September 30, 1998 and 1997.

INTRODUCTION. This discussion is designed to provide a better understanding of significant trends related to Roseville's financial condition, results of operations, liquidity, capital resources and interest rate sensitivity. It should be read in conjunction with Roseville's audited financial statements and unaudited interim financial statements and notes thereto and the other financial information appearing elsewhere in this joint proxy statement/prospectus.

NET INTEREST INCOME AND NET INTEREST MARGIN. Total interest income increased from $2.66 million in 1995 to $3.03 million in 1996, and to $3.89 million in 1997, representing a 13.7% increase in 1996 over 1995 and a 28.6% increase in 1997 over 1996. Total interest income increased from $2.84 million for the nine months ended September 30, 1997, to $2.99 million for the nine months ended September 30, 1998, representing a 5.1% increase. The total interest income increases in the periods discussed were primarily the result of the growth in Roseville's loan and investment portfolios of 21.1%, 22.7% and 1.5% from 1995 to 1996, 1996 to 1997, and September 30, 1997 to September 30, 1998. Additionally, during 1997 commercial loans, the highest yielding component of the loan portfolio, increased by 94% to represent 25% of the loan portfolio at December 31, 1997. Growth in the loan portfolio and related net interest income slowed in the first nine months of 1998 due to increased competition for quality loans. Total interest expense increased from $1.29 million in 1995 to $1.33 million in 1996 and to $1.66 million in 1997, representing a 3.4% increase in 1996 over 1995 and a 25.0% increase in 1997 over 1996. Total interest expense increased from $1.20 million for the nine months ended September 30, 1997, to $1.30 million for the nine months ended September 30, 1998, representing an 8.8% increase. Total interest expense increased from 1996 to 1997 due primarily to a 33.6% growth in deposits and increase in higher yielding time deposits from 50.3% to 54.9% of total interest-bearing deposits during that period. The growth in deposits since 1997 resulted in the increase in interest expense for the nine months ended September 30, 1998 over the same nine month period in 1997.

Roseville's net interest margin (net interest income divided by average earning assets) was 4.76% in 1995, 5.26% in 1996, and 5.40% in 1997. The net interest margin for the nine months ended September 30, 1997 was 5.56% and for the nine months ended September 30, 1998 was 5.10%. The primary reason for the decrease in the net interest margin for the nine months ended September 30, 1998 from the nine months ended September 30, 1997 was the overall change in mix in the loan portfolio, which decreased the yield on interest-earning assets, as well as the increases in yields on interest-bearing liabilities. Roseville's net interest income increased from $1.38 million and in 1995 to $1.70 million in 1996 and to $2.23 million in 1997, representing a 23.3% increase in 1996 over 1995 and a 31.4% increase in 1997 over 1996. The increases in the periods discussed were primarily the result of the overall growth of Roseville and the fact that interest rates for interest-bearing liabilities increased at a slower rate than interest rates on interest-earning assets. Net interest income increased from $1.65 million for the nine months ended September 30, 1997 to $1.69 million for the nine months ended September 30, 1998, representing a 2.5% increase. The increase in net interest income for the nine months ended




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

September 30, 1998 over the nine months ended September 30, 1997 was at a reduced growth rate primarily due to decreasing yields on loans due to market pressures.

The following table sets forth the changes in interest income and expense attributable to changes in rates and volumes:

ANALYSIS OF CHANGES IN NET INTEREST INCOME.

(Dollars in thousands)                                               Year Ended December 31,
                                       -------------------------------------------------------------------------------------
                                                 1997 Versus 1996                                 1996 Versus 1995
                                      ---------------------------------------          --------------------------------------
                                                                       Change          Change          Change          Change
                                       Total          Due to           Due to          Total           Due to          Due to
                                      Change           Rate            Volume          Change           Rate           Volume
                                      ------           ----            ------          ------           ----           ------
CDs in other institutions              $  (6)          $   0           $  (6)          $  (7)          $   0           $  (7)
Federal funds sold                        90              11              79              25             (18)             43
Investment securities                     40              (2)             42             (35)             36             (71)
Loans, gross                             742              (5)            747             381             (22)            403
                                       -----           -----           -----           -----           -----           -----
         Total interest-
          earnings assets              $ 866           $   4           $ 862           $ 364           $  (4)          $ 368
                                       -----           -----           -----           -----           -----           -----

NOW, MMDA                              $ 144           $ (11)          $ 155           $  68           $ (56)          $ 124
Savings                                    8               0               8               7               0               7
Certificates of deposit                  181               8             173             (32)            (28)             (4)
                                       -----           -----           -----           -----           -----           -----
         Total interest-
          bearing liabilities          $ 333           $  (3)          $ 336           $  43           $ (84)          $ 127
                                       -----           -----           -----           -----           -----           -----

Net interest income                    $ 533           $   7           $ 526           $ 321           $  80           $ 241
                                       =====           =====           =====           =====           =====           =====

The change in interest income or interest expense that is attributable to both changes in rate and changes in volume has been allocated to the change due to rate and the change due to volume in proportion to the relationship of the absolute amounts of changes in each.

The following is an unaudited summary of changes in earnings of Roseville for the nine months ended September 30, 1998 and 1997 and for the years ended December 31, 1997 and 1996. In the opinion of Roseville's management, the following summary of changes in earnings reflects all adjustments which Roseville considers necessary for a fair presentation of the results of its operations for these periods. This summary of changes in earnings should be read in conjunction with the Financial Statements and Notes relating thereto appearing elsewhere herein.

                                        Nine Months Ended                   Year Ended December 31,
                                           September 30,       ---------------------------------------------------
(Dollars in thousands)                    1998 over 1997          1997 over 1996             1996 over 1995
(Unaudited)                           --------------------     -----------------------    ------------------------
                                      Amount of      % of      Amount of        % of      Amount of        % of
                                       Change       Change       Change      Change(1)      Change       Change(1)
                                      ---------     ------     ---------     ---------    ---------      ---------
INTEREST INCOME
  Interest and fees on loans           $  92          3.8%        $ 742         29.2%        $ 381         17.6%
  Interest on securities                 (28)       (13.9)%          40         17.7%          (35)       (13.4)%
  Interest on federal funds sold          82         39.0%           90         35.9%           25         11.1%
  Interest on deposits in
   other financial institutions            0            0%           (6)       (100.0)%         (7)       (54.6)%
                                       -----                      -----                      -----
     Total interest income               146          5.1%          866         28.6%          364         13.7%

INTEREST EXPENSE
  Interest on deposits                   105          8.8%          333         25.0%           43          3.3%
                                       -----                      -----                      -----
     Net interest income                  41          2.5%          533         31.4%          321         23.3%

PROVISION FOR
  LOAN LOSSES (Benefit)                  (21)       (16.7)%         475        533.7%           34         61.8%
                                       -----                      -----                      -----
    Net interest income after
     provision for loan losses            62          4.1%           58          3.6%          287         21.7%
                                       -----                      -----                      -----

NONINTEREST INCOME
  Service charges                         10         24.4%           25         75.8%           13         65.0%
  Other income                           185        103.4%           88         44.7%           89         84.8%
                                       -----                      -----                      -----
     Total noninterest income            195         88.6%          113         49.6%          102         81.0%
                                       -----                      -----                      -----

OTHER EXPENSES
  Salaries and related benefits          101         16.7%          116         16.6%          124         21.5%
  Occupancy and
   equipment expense                      55         37.2%           27         18.0%            4          2.7%
  Other                                  263         62.2%          219         45.7%           57         13.5%
                                       -----                      -----                      -----
     Total other expenses                419         35.7%          362         27.2%          185         16.1%
                                       -----                      -----                      -----
     Income before income taxes         (162)       (28.7)%        (191)       (37.8)%         204         67.6%

PROVISION FOR
 INCOME TAXES (BENEFIT)                  (65)       (28.8)%         (71)       (34.8)%         100         96.2%
                                       -----                      -----                      -----

     NET INCOME                        $ (97)       (28.6)%       $(120)       (39.7)%       $ 104         52.5%
                                       =====                      =====                      =====

-------------------
(1)      Increase or (decrease) over previous year amount.

NONINTEREST INCOME. Noninterest income increased from $126 thousand in 1995 to $228 thousand in 1996 and to $341 thousand in 1997, representing a 81.0% increase in 1996 over 1995 and a 49.3% increase in 1997 over 1996. Noninterest income increased from $220 thousand for the nine months ended September 30, 1997 to $415 thousand for the nine months ended September 30, 1998, representing an 88.6% increase. The increases in noninterest income in 1996 and 1997 were primarily the result of service charges and fees related to increased deposits and new product service fees. The increases for the first nine months of 1998 over the same period in 1997 were the result of increased sales of loans with gains totaling $130 thousand and earnings related to life insurance policies on key members of senior management.

OTHER EXPENSES. The continued growth of Roseville required additional staff and overhead expense to support general and administrative services and increased the cost of occupying Roseville's main office and one branch opened in May 1997. Other expenses are comprised of salaries and related benefits, occupancy, equipment and other expenses. Other expenses increased from $1.15 million in 1995 to $1.33 million in 1996, and to $1.69 million in 1997, representing a 16.1% increase in 1996 over 1995 and a 27.2% increase in 1997 over 1996. Other expenses increased from $1.18 million for the nine months ended September 30, 1997 to $1.59 million for the nine months ended September 30, 1998 representing a 35.7% increase. Salaries were also adjusted for 1998 to be competitive with the industry and to reward performance. The increase in total other expenses for the periods compared was due to the continued growth of Roseville, computer system conversion expenses in 1997 and the costs of forming a holding company in 1998.

The following table compares the various elements of other expenses as a percentage of average assets for the years ended December 31, 1997, 1996 and 1995 and the nine months ended September 30, 1998 and 1997. (Dollars in thousands except percentage amounts.)

                                                           Salaries             Occupancy                Other
                                 Average                 and Related           & Equipment             Operating
     Period                     Assets(1)                  Benefits              Expenses               Expenses
-----------------               ---------                ------------          -----------             ---------
Nine Months Ended
 September 30,(2)
-----------------
      1998                       $49,020                     2.06%                  .55%                  1.73%
      1997                       $42,876                     1.88%                  .46%                  1.32%


   Year Ended
  December 31,
-----------------
      1997                       $44,625                     1.83%                  .40%                  1.56%
      1996                       $35,188                     1.99%                  .43%                  1.36%
      1995                       $30,914                     1.87%                  .47%                  1.36%


------------------

(1)     Based on the average of daily balances.

(2)     Expense ratios are calculated on an annualized basis.

PROVISION FOR LOAN LOSSES. The provision for loan losses corresponds directly to the level of the allowance that management deems sufficient to offset potential loan losses. The balance in the loan loss allowance reflects the amount which, in management's judgement, is adequate to provide for these potential loan losses after weighing the mix of the loan portfolio, current economic conditions, past loan experience and such other factors deserving recognition in estimating loan losses.

Management allocated $564 thousand as a provision for loan losses in 1997, $89 thousand in 1996 and $55 thousand in 1995. Loans charged off net of recoveries in 1997 were $94 thousand, in 1996 were $21 thousand and in 1995 were $28 thousand. For the nine months ended September 30, 1998, $105 thousand was allocated as a provision for loan losses and for the nine months ended September 30, 1997, $126 thousand was allocated as a provision for loan losses. Loans charged off net of recoveries for the nine months ended September 30, 1998 were $533 thousand and for the nine months ended September 30, 1997 were $89 thousand. During the first nine months of 1998, $481 thousand of the amount charged off was related to a single commercial loan and $400 thousand was added to the provision for loan losses in December 1997 to cover this risk. The ratio of the allowance for loan losses to total gross loans was 2.07% in 1997, .92% in 1996, and .81% in 1995, and for the interim periods was .95% at September 30, 1998 and .90% at September 30, 1997.

In management's opinion, the balance of the allowance for loan losses at September 30, 1998 was sufficient to sustain any foreseeable losses in the loan portfolio at that time.

INCOME TAXES. Income taxes were $133 thousand in 1997, $204 thousand in 1996 and $104 thousand in 1995. The income tax provision for the nine months ended September 30, 1998 and 1997 was $161 thousand and $226 thousand, respectively.

NET INCOME. The net income of Roseville was $182 thousand or $.57 in basic earnings per share in 1997, $302 thousand or $.94 in basic earnings per share in 1996, and $198 thousand or $.62 in basic earnings per share in 1995. The income for these periods was primarily due to net interest income and service charges and fees. The net income for the nine months ended September 30, 1998 was $242 thousand or $.75 in basic earnings per share as compared to a net income of $339 thousand or $1.06 in basic earnings per share for the nine months ended September 30, 1997. The decrease in net income for the first nine months of 1998 from the same period in 1997 was due to higher expenses resulting from staffing increases, installation of new computer systems and the cost of forming Roseville as a holding company.

LIQUIDITY. Roseville has an asset and liability management program allowing Roseville to maintain its interest margins during times of both rising and falling interest rates and to maintain sufficient liquidity. Liquidity of Roseville at December 31, 1997 was 24.21%, at December 31, 1996 was 23.23%, and at December 31, 1995 was 24.79% based on liquid assets (consisting of cash and due from banks, deposits in other financial institutions, investments not pledged, federal funds sold and loans available-for-sale) divided by total liabilities. Roseville's management believes it maintains adequate liquidity levels.

CAPITAL RESOURCES. The shareholders' equity accounts of Roseville increased from $3.47 million at December 31, 1995, to $3.78 million at December 31, 1996 and to $3.96 million at December 31, 1997. These increases are attributable to earnings of Roseville in 1996 and 1997. Roseville is subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Roseville must meet specific capital guidelines that involve quantitative measures of Roseville's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Roseville's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Roseville to maintain minimum amounts and ratios of total and Tier 1 capital (primarily common stock and retained earnings less goodwill) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of September 30, 1998, that Roseville exceeds all capital adequacy requirements to which it is subject.

As of June 30, 1998, the most recent notification from the FDIC categorized Roseville as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Roseville must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification which management believes have changed Roseville's category.

Roseville's actual capital ratios are presented below.


                                                                                      Minimum
                                         Minimum                   Well                Actual
                                         Capital               Capitalized           September 30,
                                       Requirement             Requirement               1998
                                       -----------             -----------           -------------
Capital ratios:

Tier 1 risk-based to
  risk-weighted assets                      4%                      6%                   11.7%
Total risk-based to
  risk-weighted assets                      8%                     10%                   12.4%
Leverage to total
  average assets                            4%                      5%                    9.3%

SCHEDULE OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY. The following schedule shows the unaudited average balances of Roseville's assets, liabilities and shareholders' equity accounts and the percentage distribution of the items, computed using the daily average balances, for the periods indicated.

                                                      Nine Months Ended
(Dollars in thousands)                                   September 30,
                                     ----------------------------------------------------
(Unaudited)                                  1998                         1997
                                     ------------------------    ------------------------
                                     Amount        Percent(1)    Amount        Percent(1)
                                     ------        ----------    ------        ----------
ASSETS
Cash and due from banks             $  1,809           3.7%     $  1,393           3.2%
Deposits in other
    financial institutions
Investment securities                  3,732           7.6%        4,252           9.9%
Federal funds sold                     7,023          14.3%        4,983          11.6%
Loans:
  Commercial                           7,217          14.7%        4,084           9.5%
  Installment                          2,483           5.1%        3,105           7.2%
  Real estate                         23,659          48.3%       23,056          54.0%
Less deferred fees                       (75)          (.2)%        (119)          (.3)%
Less allowance for
 loan losses                            (496)         (1.0)%        (208)          (.5)%
                                    --------                    --------
     Net loans                        32,768          66.9%       29,918          69.9%
                                    --------                    --------
Bank premises and
     equipment, net                    1,700           3.5%        1,579           3.7%
Other assets                           1,968           4.0%          751           1.7%
                                    --------                    --------
         TOTAL ASSETS               $ 49,020         100.0%     $ 42,876         100.0%
                                    ========                    ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
  Demand                            $ 23,591          48.1%     $ 20,780          48.5%
  Savings                              1,034           2.1%          822           1.9%
  Time                                14,298          29.2%       11,818          27.6%
  Time, $100,000 & over                5,794          11.8%        5,277          12.3%
                                    --------                    --------
    Total deposits                    44,717          91.2%       38,697          90.3%
Other liabilities                        254            .5%          231            .5%
                                    --------                    --------
    Total liabilities                 44,971          91.7%       38,928          90.8%
                                    --------                    --------
Shareholders' equity:
  Common stock(2)                      2,024           4.2%        1,600           3.7%
  Additional paid-in capital                                         422           1.0%
  Retained earnings                    2,018           4.1%        1,929           4.5%
  Unrealized gain (loss) on
     available-for-sale
   investment securities                   7            .0%           (3)           .0%
                                    --------                    --------
    Total shareholders' equity         4,049           8.3%        3,948           9.2%
                                    --------                    --------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY               $ 49,020         100.0%     $ 42,876         100.0%
                                    ========                    ========


(Dollars in thousands)                                         Year Ended December 31,
                                      --------------------------------------------------------------------------------
(Unaudited)                                   1997                       1996                         1995
                                      ------------------------    ------------------------    ------------------------
                                      Amount        Percent(1)    Amount        Percent(1)    Amount        Percent(1)
                                      ------        ----------    ------        ----------    ------        ----------
ASSETS
Cash and due from banks              $  1,464           3.3%     $  1,145           3.2%     $  1,105           3.6%
Deposits in other
    financial institutions                                             99            .3%          207            .7%
Investment securities                   4,197           9.4%        3,531          10.0%        4,706          15.2%
Federal funds sold                      6,072          13.6%        4,632          13.2%        3,833          12.4%
Loans:
  Commercial                            4,221           9.5%        3,223           9.2%        1,869           6.0%
  Installment                           3,017           6.7%        3,316           9.4%        4,099          13.3%
  Real estate                          23,790          53.3%       17,447          49.6%       14,204          45.9%
Less deferred fees                       (113)          (.3)%        (109)          (.3)%         (94)          (.3)%
Less allowance for
 loan losses                             (287)          (.6)%        (208)          (.6)%        (168)          (.5)%
                                     --------                    --------                    --------
     Net loans                         30,628          68.6%       23,669          67.3%       19,910          64.4%
                                     --------                    --------                    --------
Bank premises and
     equipment, net                     1,605           3.6%        1,467           4.2%          290            .9%
Other assets                              659           1.5%          645           1.8%          863           2.8%
                                     --------                    --------                    --------
         TOTAL ASSETS                $ 44,625         100.0%     $ 35,188         100.0%     $ 30,914         100.0%
                                     ========                    ========                    ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
  Demand                             $ 21,581          48.3%     $ 15,957          45.3%     $ 12,167          39.4%
  Savings                                 838           1.9%          568           1.6%          316           1.0%
  Time                                 12,163          27.3%       11,490          32.7%       11,920          38.6%
  Time, $100,000 & over                 5,766          12.9%        3,344           9.5%        2,975           9.6%
                                     --------                    --------                    --------
    Total deposits                     40,348          90.4%       31,359          89.1%       27,378          88.6%
Other liabilities                         269            .6%          158            .5%          142            .5%
                                     --------                    --------                    --------
    Total liabilities                  40,617          91.0%       31,517          89.6%       27,520          89.1%
                                     --------                    --------                    --------
Shareholders' equity:
  Common stock(2)                       1,600           3.6%        1,600           4.6%        1,598           5.1%
  Additional paid-in capital              422           1.0%          422           1.2%          421           1.4%
  Retained earnings                     1,986           4.4%        1,649           4.6%        1,375           4.4%
  Unrealized gain (loss) on
     available-for-sale
   investment securities                    0            .0%            0            .0%            0            .0%
                                     --------                    --------                    --------
    Total shareholders' equity          4,008           9.0%        3,671          10.4%        3,394          10.9%
                                     --------                    --------                    --------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY                $ 44,625         100.0%     $ 35,188         100.0%     $ 30,914         100.0%
                                     ========                    ========                    ========

---------------------

(1) Percentages of categories under assets, liabilities and shareholders' equity are shown as percentages of average total assets.

(2) On March 10, 1998 Roseville assumed 100% ownership of Roseville 1st National Bank. At that time no par stock was issued, eliminating additional paid-in-capital.

INVESTMENT PORTFOLIO. The following table summarizes the amounts, terms, distributions and yields of Roseville's investment securities as of September 30, 1998, December 31, 1997 and December 31, 1996. (Dollars in thousands)

                            One Year          After One Year      After Five Years
                            or Less           to Five Years         to Ten Years        After Ten Years            Total
                        ----------------     ----------------     ----------------     ----------------     -----------------
September 30, 1998      Amount     Yield     Amount     Yield     Amount     Yield     Amount     Yield     Amount      Yield
                        ------     -----     ------     -----     ------     -----     ------     -----     ------      -----
U.S. Treasury &
 Government agencies    $  501      6.25%    $2,269      6.15%    $  963      6.31%    $    0      0.00%    $3,733      6.24%
Municipal                    0      0.00%         0      0.00%         0      0.00%       193      5.02%       193      5.02%
Other                      292      4.40%         0      0.00%         0      0.00%         0      0.00%       292      4.40%
                        ------               ------               ------               ------               ------
         Total          $  793      5.57%    $2,269      6.15%    $  963      6.31%    $  193      5.02%    $4,218      6.03%
                        ======               ======               ======               ======               ======

                            One Year          After One Year      After Five Years
                            or Less           to Five Years         to Ten Years        After Ten Years            Total
                        ----------------     ----------------     ----------------     ----------------     -----------------
December 31, 1997       Amount     Yield     Amount     Yield     Amount     Yield     Amount     Yield     Amount      Yield
                        ------     -----     ------     -----     ------     -----     ------     -----     ------      -----
U.S. Treasury &
 Government agencies    $1,001      6.12%    $2,754      6.47%                                              $3,755      6.38%
Other                      255      4.35%         0      0.00%                                                 255      4.35%
                        ------               ------                                                         ------
         Total          $1,256      5.76%    $2,754      6.47%                                              $4,010      6.25%
                        ======               ======                                                         ======

                            One Year          After One Year      After Five Years
                            or Less           to Five Years         to Ten Years                Total
                        ----------------     ----------------     ----------------       -----------------
December 31, 1996       Amount     Yield     Amount     Yield     Amount     Yield       Amount      Yield
                        ------     -----     ------     -----     ------     -----       ------      -----
U.S. Treasury &
 Government agencies    $  299      6.83%    $3,729      6.43%                           $4,028      6.46%
Other                      236      5.61%         0      0.00%                              236      5.61%
                        ------               ------                                      ------
         Total          $  535      6.30%    $3,729      6.43%                           $4,264      6.41%
                        ======               ======                                      ======

LOAN PORTFOLIO. Roseville's largest historical lending categories are real estate loans, commercial loans and consumer loans. These categories accounted for approximately 76.0%, 16.3%, and 7.7%, respectively, of Roseville's total loan portfolio at December 31, 1996, approximately 67.5%, 25.0%, and 7.5%, respectively, of Roseville's total loan portfolio at December 31, 1997 and approximately 71.5%, 21.5%, and 7.0%, respectively, at September 30, 1998. Loans are carried at face amount, less payments collected and the allowance for possible loan losses. Interest on all loans is accrued monthly on a simple interest basis. Typically, once a loan is placed on nonaccrual status, Roseville reverses interest accrued through the date of transfer. Loans are placed on a nonaccrual basis when principal or interest on a loan is past due 90 days or more, unless the loan is both well-secured and in the process of collection. Interest actually received for loans on nonaccrual status is recognized as income at the time of receipt. Problem loans are maintained on accrual status only when management of Roseville is confident of full repayment within a reasonable period of time.

The rates of interest charged on variable rate loans are set at specified increments in relation to Roseville's published lending rate, based on the Bank of America reference rate, and vary as this lending rate varies. At December 31, 1996, approximately 66.6% of Roseville's loan portfolio was comprised of variable interest rate loans, at December 31, 1997, approximately 56.9% of Roseville's loan portfolio was comprised of variable interest rate loans, and at September 30, 1998, variable rate loans comprised approximately 57.3% of Roseville's loan portfolio.

DISTRIBUTION OF LOANS. The distribution of Roseville's total loans by type of loan as of the dates indicated is shown in the following table (dollars in thousands):

                                   (Unaudited)
                                   September 30,                   December 31,
                              ---------------------     ----------------------------------
 Type of Loan                   1998         1997         1997         1996         1995
                              --------     --------     --------     --------     --------
Real estate                   $ 22,290     $ 21,966     $ 23,598     $ 20,890     $ 16,848
Commercial                       6,694        7,312        8,715        4,472        2,358
Consumer                         2,184        2,652        2,623        2,075        3,655
Agricultural                         0            0            0           43           65
                              --------     --------     --------     --------     --------
    TOTAL                     $ 31,168     $ 31,930     $ 34,936     $ 27,480     $ 22,926

Less:
 Deferred loans fees               (76)         (99)         (87)        (136)         (92)
 Allowance for loan losses        (296)        (290)        (724)        (254)        (185)
                              --------     --------     --------     --------     --------

    TOTAL NET LOANS           $ 30,796     $ 31,541     $ 34,125     $ 27,090     $ 22,649
                              ========     ========     ========     ========     ========

COMMERCIAL LOANS. Commercial loans are made for the purpose of providing working funds, financing the purchase of equipment or inventory and for other business purposes. Such loans include loans with maturities ranging from 30 to 360 days, and "term loans", which are loans with maturities normally ranging from one to five years. Short term business loans are generally used to finance current transactions and typically provide for periodic interest payments, with principal being payable at maturity or periodically. Term loans normally provide for monthly payments of both principal and interest.

Roseville occasionally extends lines of credit to business customers. On business credit lines, Roseville specifies a maximum amount which it stands ready to lend to the customer during a specified period in return for which the customer agrees to maintain its primary banking relationship with Roseville. The purpose for which such loans will be used and the security therefore, if any, are generally determined before Roseville's commitment is extended. Normally, Roseville does not make loan commitments in material amounts for periods in excess of one year.

REAL ESTATE LOANS. Real estate loans are primarily made for the purpose of purchasing, improving or constructing single family residences, and commercial and industrial properties.

Approximately 66% of Roseville's real estate construction loans consist of loans secured by first trust deeds on the construction of owner-occupied single family dwellings, and the remaining 34% consist of loans secured by first trust deeds on speculative single family dwellings. Construction loans are generally written with terms of six to twelve months and usually do not exceed a loan to appraised value ratio of 75 to 80%. The risk associated with speculative construction lending includes the borrower's inability to complete and sell the project, the borrower's incorrect estimate of necessary construction funds and/or time for completion, and economic changes, including depressed real estate values and changes in interest rates. Management has established underwriting criteria to minimize losses on speculative construction loans by lending only to experienced developers with proven track records. To date Roseville has not suffered any losses through its speculative real estate construction loans.

CONSUMER LOANS. Most consumer loans are short-term loans, made for a period of up to five years. Automobile loans are normally made with up to a five-year amortization period.

MATURITY OF LOANS AND SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES. The following table sets forth the amounts of loans outstanding of Roseville as of September 30, 1998 and December 31, 1997 which, based on the remaining scheduled repayments of principal, have the ability to be repriced or are due in less than one year, in one to five years, or in more than five years.

(Dollars in              Less than         One Year to           After
thousands)                One Year         Five Years          Five Years           Total
                         ---------         -----------         ----------          -------
September 30, 1998
Fixed rate                $ 5,443            $ 4,421            $ 4,130            $13,994
Variable                   15,664              1,092                418             17,174
                          -------            -------            -------            -------

         Total            $21,107            $ 5,513            $ 4,548            $31,168
                          =======            =======            =======            =======

(Dollars in              Less than         One Year to           After
thousands)                One Year         Five Years         Five Years           Total
                          -------          -----------        ----------          -------
December 31, 1997

Fixed rate                $ 5,487            $ 5,668            $ 3,896            $15,051
Variable                   17,915              1,526                444             19,885
                          -------            -------            -------            -------

         Total            $23,402            $ 7,194            $ 4,340            $34,936
                          =======            =======            =======            =======

LOAN COMMITMENTS. The following table shows Roseville's loan commitments at the dates indicated:

                                             September 30,                                   December 31,
                                      --------------------------            ---------------------------------------------
(Dollars in thousands)                  1998               1997               1997              1996                1995
                                      -------            -------            -------            -------            -------
Commercial                            $ 1,433            $ 1,391            $ 1,208            $ 1,107            $ 1,058
Real estate                            10,256              8,191              9,668              5,207              2,877
Consumer                                   66                165                165                195                296
                                      -------            -------            -------            -------            -------
         Total commitments            $11,755            $ 9,747            $10,986            $ 6,509            $ 4,231
                                      =======            =======            =======            =======            =======

Based upon prior experience and prevailing economic conditions, it is anticipated that approximately 45% of the commitments at September 30, 1998 will be exercised during 1998. All commercial commitments in the preceding table are commitments to grant such loans.

SUMMARY OF LOAN LOSSES EXPERIENCE. As a natural corollary to Roseville's lending activities, some loan losses are experienced. The risk of loss varies with the type of loan being made and the creditworthiness of the borrower over the term of the loan. To some extent, the degree of perceived risk is taken into account in establishing the structure of, and interest rates and security for, specific loans and for various types of loans. Roseville attempts to minimize its credit risk exposure by use of thorough loan application and approval procedures.

Roseville maintains a program of systematic review of its existing loans. Loans are graded for their overall quality. Those loans which Roseville's management determines require further monitoring and supervision are segregated and reviewed on a periodic basis. Significant problem loans are reviewed on a monthly basis by Roseville's Loan Committee. Loans for which it is probable that Roseville will be unable to collect all amounts due (including principal and interest) are considered to be impaired. The recorded investment in impaired loans totaled $76 thousand and $550 thousand at September 30, 1998 and December 31, 1997. In addition, when principal or interest on a loan is past due 90 days or more, such loan is placed on nonaccrual status unless it is both well-secured and in the process of collection. No loans were on nonaccrual status as of September 30, 1998 and December 31, 1997, respectively.

Financial difficulties encountered by certain borrowers may cause Roseville to restructure the terms of their loans to facilitate loan payments. As of December 31, 1997 and 1996, Roseville had no troubled debt restructured loans. Interest foregone on nonaccrual loans and troubled debt restructurings outstanding during the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996 were not significant.

Roseville charges off that portion of any loan which management or bank examiners consider to represent a loss. A loan is generally considered by management to represent a loss in whole or in part when an exposure beyond any collateral value is apparent, servicing of the unsecured portion has been discontinued or collection is not anticipated based on the borrower's financial condition and general economic conditions in the borrower's industry. The principal amount of any loan which is declared a loss is charged against Roseville's allowance for loan losses.

The following table sets forth the amount of loans on Roseville's books which were 30 days or more past due at the dates indicated:

                                                                       December 31,
                                      September 30,           ------------------------------
(Dollars in thousands)                    1998                  1997                  1996
                                      -------------           --------              --------
Commercial                                $  8                  $ 31                  $ 15
Real estate                                 90                   117                   188
Consumer                                    36                    43                    17
                                          ----                  ----                  ----
         Total                            $134                  $191                  $220
                                          ====                  ====                  ====

The following table sets forth the amount of loans on Roseville's books which were on nonaccrual status at the dates indicated:

                                                                       December 31,
                                      September 30,           ------------------------------
(Dollars in thousands)                    1998                  1997                  1996
                                      -------------           --------              --------

Commercial                                $  0                  $  0                  $  0
Real estate                                  0                     0                   190
Consumer                                     0                     0                     0
                                          ----                  ----                  ----
         Total                            $  0                  $  0                  $190
                                          ====                  ====                  ====

The following table summarizes Roseville's loan loss experience for the periods indicated:


                                              Nine Months Ended
                                                 September 30,                    Year Ended December 31,
                                            ----------------------        -------------------------------------
(Dollars in thousands)                        1998          1997            1997           1996           1995
                                            -------        -------        -------        -------        -------
                                                 (Unaudited)
BALANCES
  Loans:
    Average loans                           $33,359        $30,245        $31,028        $23,986        $20,172
    Loans at end of period                   31,168         31,930         34,936         27,480         23,003
  Loans charged off                             540             95            101             30             40
  Recoveries of loans previously
   charged off                                    7              6              7              9             12
  Net loans charged off                         533             89             94             21             28
  Allowance for loan losses                     296            291            724            254            185
    Provisions for loan losses                  105            126            564             89             55
  Ratios:(1)
    Net loan charge-offs to
     average loans                             2.13%           .39%           .30%           .09%           .14%
    Net loan charge-offs to
     loans at end of period                    2.28%           .37%           .27%           .08%           .12%
    Allowance for loan losses
     to average loans                           .89%           .96%          2.33%          1.06%           .92%
    Allowance for loan losses
     to loans at end of period                  .95%           .91%          2.07%           .92%           .80%
    Net loan charge-offs to allowance
     for loan losses                         240.09%         40.78%         12.98%          8.27%         15.14%
    Net loan charge-offs to provision
     for loan losses                         507.62%         70.63%         16.67%         23.60%         50.91%

-------------------

(1) Annualized for the nine months ended September 30, 1997. Ratios were not annualized for the nine months ended September 30, 1998 due to the impact of a one time charge-off of approximately $481 thousand.

Roseville's allowance for loan losses is established to provide for loan losses which can be reasonably anticipated. The allowance for loan losses is established through charges to operating expenses in the form of provisions for loan losses. Provisions for loan losses amounted to $564 thousand in 1997, $89 thousand in 1996 and $105 thousand for the first nine months of 1998. The provisions have been increasing reflecting, in the opinion of management of Roseville, the growth of the loan portfolio. Actual loan losses or recoveries are charged or credited, respectively, directly to the allowance for loan losses. The amount of the allowance is determined by management of Roseville. Among the factors considered in determining the allowance for loan losses are the current financial conditions of Roseville's borrowers and the value of the security, if any, for their loans. Estimates of future economic conditions and their impact on various industries and individual borrowers are also taken into consideration, as are Roseville's historical loan loss experience and reports of banking regulatory authorities. Because these estimates and evaluations are primarily judgmental factors, no assurance can be given that Roseville may not sustain loan losses substantially higher in relation to the size of the allowance for loan losses or that subsequent evaluation of the loan portfolio may not require substantial changes in such allowance.

At December 31, 1997, 1996 and 1995, the allowance was 2.07%, .92%, and .80%, of the loans then outstanding, respectively. At September 30, 1998, the allowance was .95% of the loans then outstanding. Although the current level of the allowance is deemed adequate by management, future provisions will be subject to continuing reevaluation of risks in the loan portfolio.

Management of Roseville reviews with the Board of Directors the adequacy of the allowance for loan losses on a monthly basis and adjusts the loan loss provision upward where specific items reflect a need for such an adjustment. Management of Roseville charged off $101 thousand in 1997, $30 thousand in 1996 and $540 thousand in the first nine months of 1998. Recoveries of loans previously charged off were $7 thousand in 1997, $9 thousand in 1996 and $7 thousand during the first nine months of 1998. Charge-offs continued to increase in 1998; however, management does not believe there has been any significant deterioration in Roseville's loan portfolio as the charge-off of $481 thousand involved a single commercial loan. Management also believes that Roseville has adequately reserved for all individual items in its portfolio which may result in a loss material to Roseville. See "DESCRIPTION OF ROSEVILLE -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Provision for Loan Losses".

INVESTMENT SECURITIES. Roseville has invested an average of $3.73 million in federal instruments, securities issued by states and political subdivisions, other debt securities and bank certificates of deposit, which yielded approximately 6.22% per annum during the first nine months of 1998. Roseville's present investment policy is to invest excess funds in federal funds, certificates of deposits in financial institutions, U.S. Treasuries, securities issued by the U.S. Government and securities issued by states and political subdivisions.

INTEREST RATES AND DIFFERENTIALS. Certain information concerning interest-earning assets and interest-bearing liabilities and yields thereon (unaudited) is set forth in the following table. Amounts outstanding are daily average balances:

                                               Nine Months Ended
                                               September 30,(1)                 Year Ended December 31,
(Dollars in thousands)                      ----------------------        -------------------------------------
(Unaudited)                                  1998            1997           1997           1996           1995
                                            -------        -------        -------        -------        -------
Interest-earning assets:
  Interest-earning deposits:
         Average outstanding                $     0        $     0        $     0        $    99        $   207
         Average yield                            0%             0%             0%          6.06%          6.28%
         Interest income                    $     0        $     0        $     0        $     6        $    13
  Federal funds sold:
         Average outstanding                $ 7,023        $ 4,983        $ 6,072        $ 4,632        $ 3,833
         Average yield                         5.54%          5.62%          5.63%          5.42%          5.90%
         Interest income                    $   292        $   210        $   342        $   251        $   226
  Investment securities:
         Average outstanding                $ 3,732        $ 4,252        $ 4,197        $ 3,531        $ 4,706
         Average yield                         6.22%          6.33%          6.34%          6.40%          5.57%
         Interest income                    $   174        $   202        $   266        $   226        $   262
  Loans:
         Average outstanding                $33,359        $30,245        $31,028        $23,986        $20,172
         Average yield(2)                     10.09%         10.72%         10.59%         10.61%         10.72%
         Interest income                    $ 2,524        $ 2,432        $ 3,286        $ 2,545        $ 2,163
  Total interest-earning assets:
         Average outstanding                $44,114        $39,480        $41,297        $32,248        $28,918
         Average yield                         9.04%          9.60%          9.43%          9.39%          9.21%
         Interest income                    $ 2,990        $ 2,844        $ 3,894        $ 3,028        $ 2,664
Interest-bearing liabilities:
  NOW and money market
   demand accounts:
         Average outstanding                $23,591        $20,780        $16,230        $12,270        $ 9,305
         Average yield                         2.46%          3.00%          3.91%          4.00%          4.55%
         Interest expense                   $   436        $   467        $   635        $   491        $   423
  Savings deposits:
         Average outstanding                $ 1,034        $   822        $   838        $   568        $   316
         Average yield                         2.97%          3.08%          2.98%          2.99%          3.16%
         Interest expense                   $    23        $    19        $    25        $    17        $    10
  Time deposits:
         Average outstanding                $20,092        $17,095        $17,929        $14,834        $14,895
         Average yield                         5.60%          5.55%          5.60%          5.55%          5.74%
         Interest expense                   $   844        $   712        $ 1,004        $   823        $   855
  Total interest-bearing liabilities:
         Average outstanding                $44,717        $38,697        $34,997        $27,672        $24,516
         Average yield                         3.89%          4.13%          4.75%          4.81%          5.25%
         Interest expense                   $ 1,303        $ 1,198        $ 1,664        $ 1,331        $ 1,288
Net interest income                         $ 1,687        $ 1,646        $ 2,230        $ 1,697        $ 1,376
  Average net yield on
   interest-earning assets(2)                  5.10%          5.56%          5.40%          5.26%          4.76%

---------------

(1)     Nine month yields have been annualized.

(2) Roseville has originated a high volume of loans during this period that have been sold rather than held in the loan portfolio. Since loan sales premiums are recorded as other income, interest income is less than if the loans were retained. This lowers the average yield on loans and average net yield on interest-earning assets.

LIQUIDITY MANAGEMENT. Roseville has federal funds lines of credit with its correspondent banks, Pacific Coast Bankers Bank of $1.00 million, Compass Bank of $1.00 million and Union Bank of California, of $1.00 million. In addition, Roseville has arranged for advances from Federal Home Loan Bank under their blanket lien on loans program. As of September 30, 1998 Roseville's advance maximum was $3.38 million. These lines have never been used. At times when Roseville has excess funds over its reserve requirements or short-term liquidity needs, Roseville increases its securities investments and/or sells federal funds.

Policies have been developed by Roseville's management and approved by the Board of Directors which establish guidelines for the investments and liquidity of Roseville. These policies include an Investment Policy and an Asset Liability Policy. The goals of these policies are to provide liquidity to meet the financial requirements of Roseville's customers, maintain adequate reserves as required by regulatory agencies and maximize earnings of Roseville.

The following table shows Roseville's average deposits (unaudited) for each of the periods indicated below, based upon average daily balances:

                                      Nine Months Ended
                                        September 30,                                  Year Ended December 31,
                          ---------------------------------------   -------------------------------------------------------------
(Dollars in thousands)            1998                 1997                 1997                1996                 1995
(Unaudited)               ------------------   ------------------   ------------------   ------------------   -------------------
                          Average   Percent    Average    Percent   Average    Percent   Average    Percent   Average    Percent
                          Balance   of Total   Balance   of Total   Balance   of Total   Balance   of Total   Balance    of Total
                          -------   --------   -------   --------   -------   --------   -------   --------   -------    --------
Demand deposits           $ 7,943     17.76%   $ 4,875     12.60%   $ 5,351     13.26%   $ 3,687     11.76%   $ 2,862     10.45%
NOW and Super
 NOW accounts               3,496      7.82%     2,821      7.29%     2,911      7.21%     2,380      7.59%     1,681      6.14%
Savings deposits            1,034      2.31%       822      2.12%       838      2.08%       568      1.81%       316      1.15%
Money market
 deposits                  12,152     27.18%    13,084     33.81%    13,319     33.01%     9,890     31.54%     7,624     27.85%
Time deposits              20,092     44.93%    17,095     44.18%    17,929     44.44%    14,834     47.30%    14,895     54.41%
                          -------              -------              -------              -------              -------
    Total deposits        $44,717    100.00%   $38,697    100.00%   $40,348    100.00%   $31,359    100.00%   $27,378    100.00%
                          =======              =======              =======              =======              =======


LIABILITY MANAGEMENT. It is management's policy to maintain the maturities of a majority of its certificates of deposit in denominations of $100,000 or more to less than one year. The maturities of such time certificates of deposit ("TCD's"), as well as other time deposits, were as follows:


                                      September 30, 1998                   December 31, 1997
                                  ---------------------------           ---------------------------
                                    TCD's             Other               TCD's             Other
(Dollars in thousands)              over              Time                over              Time
(Unaudited)                       $100,000           Deposits           $100,000           Deposits
                                  --------           --------           --------           --------
Less than three months            $ 2,024            $ 2,991            $ 2,902            $ 5,549
Over three months
 through twelve months              3,718              8,034              3,002              7,602
Over twelve months
 through five years                   817              2,349                621              1,085
Over five years                         0                  1                  0                 10
                                  -------            -------            -------            -------
         Total                    $ 6,559            $13,375            $ 6,525            $14,246
                                  =======            =======            =======            =======

While the deposits of Roseville may fluctuate up and down somewhat with local and national economic conditions, management of Roseville does not believe that such deposits, or the business of Roseville in general, are seasonal in nature. Liability management is monitored by Roseville's Board of Directors which meets monthly.

REGULATORY MATTERS.

Capital Adequacy. The Comptroller and other federal banking agencies have risk-based capital adequacy guidelines intended to provide a measure of capital adequacy that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. government securities, to 100% for assets with relatively higher credit risk, such as certain loans.

In determining the capital level Roseville 1st National Bank is required to maintain, the Comptroller does not, in all respects, follow generally accepted accounting principles ("GAAP") and has special rules which have the effect of reducing the amount of capital it will recognize for purposes of determining the capital adequacy of Roseville 1st National Bank.

A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk-adjusted assets and off balance sheet items. The regulators measure risk-adjusted assets and off balance sheet items against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists of common stock, retained earnings, noncumulative perpetual preferred stock, other types of qualifying preferred stock and minority interests in certain subsidiaries, less most other intangible assets and other adjustments. Net unrealized losses on available-for-sale equity securities with readily determinable fair value must be deducted in determining Tier 1 capital. For Tier 1 capital purposes, deferred tax assets that can only be realized if an institution earns sufficient taxable income in the future are limited to the amount that the institution is expected to realize within one year, or ten percent of Tier 1 capital, whichever is less. Tier 2 capital may consist of a limited amount of the allowance for possible loan and lease losses, term preferred stock and other types of preferred stock not qualifying as Tier 1 capital, term subordinated debt and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital are subject to certain other requirements and limitations of the federal banking agencies. The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets and off balance sheet items of 8%, and a minimum ratio of Tier 1 capital to adjusted average risk-adjusted assets and off balance sheet items of 4%.

On September 16, 1997, the FDIC adopted a final rule lowering the risk-based capital requirements for certain small business loans and leases sold with recourse. The final rule on small business loans and leases sold with recourse essentially makes permanent an interim interagency rule in effect since 1995 that reduced the minimum capital levels that institutions must maintain for those transactions. Under the final rule, a qualifying institution that sells small business loans and leases with recourse must hold capital only against the amount of recourse retained. In general, a qualifying institution is one that is well-capitalized under the FDIC's prompt corrective action rules. The amount of recourse that can receive the preferential capital treatment cannot exceed 15% of the institution's total risk-based capital.

In addition to the risked-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to adjusted average total assets, referred to as the leverage capital ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 3%. It is improbable, however, that an institution with a 3% leverage ratio would receive the highest rating by the regulators since a strong capital position is a significant part of the regulators' rating. For all banking organizations not rated in the highest category, the minimum leverage ratio must be at least 100 to 200 basis points above the 3% minimum. Thus, the effective minimum leverage ratio, for all practical purposes, must be at least 4% or 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

The following table presents the capital ratios for Roseville, compared to the standards for well-capitalized depository institutions, as of September 30, 1998 (amounts in thousands except percentage amounts).

                                                       Roseville
                             -----------------------------------------------------------------
                                      Actual                        Well            Minimum
                             -------------------------          Capitalized          Capital
                             Capital             Ratio             Ratio           Requirement
                             ------              -----          -----------        -----------
Leverage                     $4,565               9.3%               5.0%               4.0%
Tier 1 Risk-Based            $4,565              11.7                6.0                4.0
Total Risk-Based             $4,860              12.4               10.0                8.0


Regulators must take into consideration concentrations of credit risk and risks from nontraditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. This evaluation will be made as a part of the institution's regular safety and soundness examination. Regulators must also consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in evaluation of a bank's capital adequacy.

Prompt Corrective Action and Other Enforcement Mechanisms. The FDIC Improvement Act of 1991 ("FDICIA") requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The law required each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

Under the prompt corrective action provisions of FDICIA, an insured depository institution generally will be classified in the following categories based on the capital measures indicated below:

 "Well capitalized"                             "Adequately capitalized"
 ------------------                             ------------------------
 Total risk-based capital of 10%;               Total risk-based capital of 8%;
 Tier 1 risk-based capital of 6%; and           Tier 1 risk-based capital of 4%; and
 Leverage ratio of 5%.                          Leverage ratio of 4%.

 "Undercapitalized"                             "Significantly undercapitalized"
 ------------------                             --------------------------------
 Total risk-based capital less than 8%;         Total risk-based capital less than 6%;
 Tier 1 risk-based capital less than 4%; or     Tier 1 risk-based capital less than 3%; or
 Leverage ratio less than 4%.                   Leverage ratio less than 3%.

 "Critically undercapitalized"
 -----------------------------
 Tangible equity to total assets less than 2%.


An institution that, based upon its capital levels, is classified as "well capitalized," "adequately capitalized" or "under-capitalized" may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions.

In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted. Additionally, a holding company's inability to serve as a source of strength to its subsidiary banking organizations could serve as an additional basis for a regulatory action against the holding company.

Safety and Soundness Standards. FDICIA also implemented certain specific restrictions on transactions and required federal banking regulators to adopt overall safety and soundness standards for depository institutions related to internal control, loan underwriting and documentation and asset growth. Among other things, FDICIA limits the interest rates paid on deposits by undercapitalized institutions, restricts the use of brokered deposits, limits the aggregate extensions of credit by a depository institution to an executive officer, director, principal shareholder or related interest, and reduces deposit insurance coverage for deposits offered by undercapitalized institutions for deposits by certain employee benefits accounts.

The federal banking agencies may require an institution to submit to an acceptable compliance plan as well as the flexibility to pursue other more appropriate or effective courses of action given the specific circumstances and severity of an institution's noncompliance with one or more standards.

Premiums for Deposit Insurance and Assessments for Examinations. FDICIA established several mechanisms to increase funds to protect deposits insured by the BIF administered by the FDIC. The FDIC is authorized to borrow up to $30 billion from the United States Treasury; up to 90% of the fair market value of assets of institutions acquired by the FDIC as receiver from the Federal Financing Bank; and from depository institutions that are members of the BIF. Any borrowings not repaid by asset sales are to be repaid through insurance premiums assessed to member institutions. Such premiums must be sufficient to repay any borrowed funds within 15 years and provide insurance fund reserves of $1.25 for each $100 of insured deposits. FDICIA also provides authority for special assessments against insured deposits. No assurance can be given at this time as to what the future level of premiums will be.

Dividends. The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions. FDICIA prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions, including dividends, if, after such transaction, the institution would be undercapitalized.

Regulators also have authority to prohibit a depository institution from engaging in business practices which are considered to be unsafe or unsound, possibly including payment of dividends or other payments under certain circumstances even if such payments are not expressly prohibited by statute.

The payment of dividends by a national bank is further restricted by additional provisions of federal law, which prohibit a national bank from declaring a dividend on its shares of common stock unless its surplus fund exceeds the amount of its common capital (total outstanding common shares times the par value per share). Additionally, if losses have at any time been sustained equal to or exceeding a bank's undivided profits then on hand, no dividend shall be paid. Moreover, even if a bank's surplus exceeded its common capital and its undivided profits exceed its losses, the approval of the Comptroller is required for the payment of dividends if the total of all dividends declared by a national bank in any calendar year would exceed the total of its net profits of that year combined with its retained net profits of the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock. A national bank must consider other business factors in determining the payment of dividends. The payment of dividends by Roseville 1st National Bank is governed by Roseville 1st National Bank's ability to maintain minimum required capital levels and an adequate allowance for loan losses. Regulators also have authority to prohibit a depository institution from engaging in business practices which are considered to be unsafe or unsound, possibly including payment of dividends or other payments under certain circumstances even if such payments are not expressly prohibited by statute.

Reserve Balances. Roseville 1st National Bank has not been required to maintain average reserve balances with the FRB because Roseville 1st National Bank has had adequate vault cash to meet the reserve requirements.


Year 2000 Compliance. The "Year 2000 issue" relates to the fact that many computer programs use only two digits to represent a year, such as "98" to represent "1998," which means that in the Year 2000 such programs could incorrectly treat the Year 2000 as the year 1900. This issue has grown in importance as the use of computers and microchips has become more pervasive throughout the economy, and interdependencies between systems have multiplied. The issue must be recognized as a business problem, rather than simply a computer problem, because of the way its effects could ripple through the economy. Roseville could be materially and adversely affected either directly or indirectly by the Year 2000 issue. This could happen if any of its critical computer systems or equipment containing embedded logic fail, if the local infrastructure (electric power, phone system, or water system) fails, if its significant vendors are adversely impacted, or if its borrowers or depositors are adversely impacted by their internal systems or those of their customers or suppliers. Failure of Roseville to complete testing and renovation of its critical systems on a timely basis could have a material adverse effect on Roseville's financial condition and results of operations, as could Year 2000 problems faced by others with whom Roseville does business.



Federal banking regulators have responsibility for supervision and examination of banks to determine whether each institution has an effective plan for identifying, renovating, testing and implementing solutions for Year 2000 processing and coordinating Year 2000 processing capabilities with its customers, vendors and payment system partners. Bank examiners are also required to assess the soundness of a bank's internal controls and to identify whether further corrective action may be necessary to assure an appropriate level of attention to Year 2000 processing capabilities.



Roseville has a written plan to address its risks associated with the impact of the Year 2000. The plan directs Roseville's Year 2000 compliance efforts under the framework of a five-step program mandated by the Federal Financial Institutions Examination Council ("FFIEC"). The FFIEC'S five-step program consists of five phases: awareness, assessment, renovation, validation and implementation. In the awareness phase, which Roseville has completed, the Year 2000 problem is defined and executive level support for the necessary resources to prepare Roseville for Year 2000 compliance is obtained. In the assessment phase, which Roseville has also completed, the size and complexity of the problem and details of the effort necessary to address the Year 2000 issues are assessed. Although the awareness and assessment phases are completed, Roseville continues to evaluate new issues as they arise. In the renovation phase, which Roseville has substantially completed, the required incremental changes to hardware and software components are tested. In the validation phase, which Roseville has also substantially completed, the hardware and software components are tested.



Roseville is utilizing both internal and external resources to identify, correct or reprogram, and test its systems for Year 2000 compliance. Roseville has identified 13 vendors and 25 software applications which management believes are material to its operations. Based on information received from its vendors and testing results, Roseville believes approximately 85% of such vendors are Year 2000 compliant as of December 31, 1998. Testing of the critical system applications for the core banking product provided by Roseville's primary vendor was completed and the results verified during December 1998 and January 1999. The core banking product includes software solutions for general ledger, automated clearing house, certificates of deposit and individual retirement accounts, commercial, mortgage and installment loans, checking and savings accounts, proof of deposit applications and ancillary support products.



Roseville has identified two vendors which it does not believe are fully Year 2000 compliant as of December 31, 1998. Each of these vendors has advised Roseville that it has completed the evaluation and renovation stages of Year 2000 compliance and is in the implementation and validation phases and is expected to complete the final validation phase by June 30, 1999.



Roseville is also making efforts to ensure that its customers, particularly its significant customers, are aware of the Year 2000 problem. Roseville has sent Year 2000 correspondence to its significant deposit and loan customers. A customer of Roseville is deemed significant if the customer possesses any of the following characteristics:



-       Total indebtedness of $250,000 or more.



- The customer's business is dependent on the use of high technology and/or the electronic exchange of information.



- The customer's business is dependent on third party providers of data processing services or products.



- Business accounts with an average ledger deposit balance greater than $100,000.



Roseville has amended its credit authorization documentation to include consideration of the Year 2000 problem. Roseville assesses its significant customer's Year 2000 readiness and assigns the customer an assessment of "low," "medium" or "high" risk. Risk evaluation of Roseville's significant customers was substantially completed by December 31, 1998. Any customer determined to have a high or medium risk is scheduled for an evaluation by Roseville every 90 days until the customer can be assigned a low risk assessment.



Because of the range of possible issues and large number of variables involved, it is impossible to quantify the total potential cost of Year 2000 problems or to determine Roseville's worst-case scenario in the event Roseville's Year 2000 remediation efforts or the efforts of those with whom it does business are not successful. In order to deal with the uncertainty associated with the Year 2000 problem, Roseville has developed a contingency plan to address the possibility that efforts to mitigate the Year 2000 risk are not successful either in whole or part. These plans include manual processing of information for critical information technology systems and increased cash on hand. The contingency plans are expected to be completed by March 31, 1999, after which the appropriate implementation training is scheduled to take place.



Because Roseville upgraded the hardware and software for its major banking applications in the fourth quarter of 1997 with Year 2000 compliant products, its Year 2000 costs have not been significant. As of September 30, 1998, Roseville has incurred approximately $2,000 in Year 2000 costs, which have been expensed as incurred. Year 2000-related costs have been funded from the continuing operations of Roseville and, as of September 30, 1998, have constituted less than 2% of Roseville's information systems budget for 1998. Roseville estimates that its costs to complete Year 2000 compliance will be approximately $10,000. This estimate includes the cost of purchasing hardware and upgrading licenses for software, the overtime cost of internal staff and the cost of consultants. The estimate does not include the time that internal staff are devoting to testing programming changes. Testing is not expected to add significant incremental costs.


Quantitative and Qualitative Disclosures About Market Risk. Market risk is the risk of loss from adverse changes in market prices and rates. Roseville's market risk arises primarily from interest rate risk inherent in its loan and deposit functions and management actively monitors and manages this interest rate risk exposure. Roseville does not have any market risk sensitive instruments entered into for trading purposes. Management uses several different tools to monitor its interest rate risk. One measure of exposure to interest rate risk is gap analysis. A positive gap for a given period means that the amount of interest-earning assets maturing or otherwise repricing within such period is greater than the amount of interest-bearing liabilities maturing or otherwise repricing within the same period. Roseville has a positive gap. In addition, Roseville uses interest rate shock simulations to estimate the effect of certain hypothetical rate changes. Based upon Roseville's shock simulations, net interest income is expected to rise with increasing rates and fall with declining rates.

Roseville's positive gap is the result of 32% of its loans and 75% of its investments having terms greater than one year on the asset side. On the liability side, the majority of the Roseville's time deposits have average terms of one year or less while savings accounts and other interest-bearing transaction accounts are recorded for gap analysis in the next day to three month category because they do not have a contractual maturity date.

Taking into consideration that savings accounts and other interest-bearing transaction accounts typically do not react immediately to changes in interest rates, management has taken the following steps to manage its positive gap position. Emphasis has been placed on increasing noninterest-bearing deposits and shorter term construction and floating rate loans. In addition, Roseville holds all of its investments in the available-for-sale category in order to be able to match its investments with changes which occur in the repricing of its liabilities.

The following table sets forth the distribution of repricing opportunities of Roseville's interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (i.e. interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap and the cumulative gap as a percentage of total interest-earning assets as of December 31, 1997. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. The interest rate relationships between the repriceable assets and repriceable liabilities are not necessarily constant. The table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on the net margins of Roseville.

                                                                          December 31, 1997
                                                         ------------------------------------------------------------------
                                                                       Over Three
                                                                          Months         Over
                                                         Next Day        Through       One Year
(Dollars in thousands)                                   to Three        Twelve         Through       Over
(Unaudited)                                               Months         Months       Five Years    Five Years       Total
                                                         --------       --------      ----------    ----------     --------

Assets:
         Federal funds sold                              $  6,720                                                  $  6,720
         Investment securities                                521       $    501       $  2,754      $    234         4,010
         Loans                                             16,524          7,078          7,065         4,269        34,936
                                                         --------       --------       --------      --------      --------
                  Total interest-earning assets            23,765          7,579          9,819         4,503        45,666
                                                         --------       --------       --------      --------      --------

Liabilities:
         Savings deposits(1)                               17,052                                                    17,052
         Time deposits                                      8,606         10,449          1,716                      20,771
                                                         --------       --------       --------      --------      --------
                  Total interest-bearing liabilities       25,658         10,449          1,716             0        37,823
                                                         --------       --------       --------      --------      --------

Net (interest-bearing liabilities)
 interest-earning assets                                 $ (1,893)      $ (2,870)      $  8,103      $  4,503      $  7,843
                                                         ========       ========       ========      ========      ========

Cumulative net (interest-bearing liabilities)
 interest-earning assets ("GAP")                         $ (1,893)      $ (4,763)      $  3,340      $  7,843
                                                         ========       ========       ========      ========

Cumulative GAP as a percentage of
 total interest-earning assets                              (4.15)%       (10.43)%         7.31%        17.17%
                                                         ========       ========       ========      ========

----------------

(1)     Savings deposits include interest-bearing transaction accounts.

The following table sets forth the distribution of the expected maturities of Roseville's interest-earning assets and interest-bearing liabilities as of December 31, 1997 as well as the fair value of these instruments. Expected maturities are based on contractual agreements. Savings accounts and interest-bearing transaction accounts, which have no stated maturity, are included in the 1998 maturity category.

                              EXPECTED MATURITIES


(Dollars in thousands)
(Unaudited)                             1998        1999        2000        2001        2002     Thereafter    Total     Fair Value
                                      -------     -------     -------     -------     -------    ----------   -------    ----------
Federal funds sold                    $ 6,720                                                                 $ 6,720     $ 6,720
         Weighted average rate           5.56%                                                                   5.56%
Investment securities                 $ 1,256     $ 1,000                 $ 1,754                             $ 4,010     $ 4,010
         Weighted average rate           5.76%       6.28%                   6.57%                               6.25%
Fixed rate loans                      $ 5,487     $ 1,846     $ 1,231     $ 1,425     $ 1,166     $ 3,896     $15,051     $15,121
         Weighted average rate           8.31%       9.57%       9.55%       9.54%       9.50%       8.77%       8.87%
Variable rate loans(1)                $17,915     $   508     $   340     $   373     $   305     $   444     $19,885     $19,885
         Weighted average rate           9.93%       8.63%       8.58%       9.17%       9.21%       9.24%       9.85%

Total interest-bearing assets         $31,378     $ 3,354     $ 1,571     $ 3,552     $ 1,471     $ 4,340     $45,666     $45,736


Savings deposits(2)                   $17,052                                                                 $17,052     $17,052
         Weighted average rate           3.85%                                                                   3.85%
Time deposits                         $19,055     $   904     $   602     $   200                 $    10     $20,771     $20,812
         Weighted average rate           5.59%       5.84%       5.92%       5.76%                   5.12%       5.61%

Total interest-bearing liabilities    $36,107     $   904     $   602     $   200                 $    10     $37,823     $37,864

------------

(1)     Of the total variable rate loans, 90.1% reprice in one year or less.

(2)     Savings deposits include interest-bearing transaction accounts.

MANAGEMENT


INFORMATION ON DIRECTORS AND EXECUTIVE OFFICERS. The following table sets forth certain information, as of February 1, 1999, with respect to those persons who are directors and executive officers of Roseville:






         Name                     Age                                   Title
---------------------------       ---           ---------------------------------------------------
Patrick I. Abare                  76            Director
Stephen F. Caulkins               54            Director
D. Mark Davis                     44            Director
Kirk Doyle                        45            Director
Howard "Skip" Jahn                53            Director
Ernest E. Johnson, M.D            68            Director
Kenneth Leung                     60            Director
Thomas Manz                       49            Chairman of the Board
James F. Otto                     61            Director
Randall H. Scagliotti, D.V.M.     52            Director
Richard C. Seeba                  60            Director, President and Chief Executive Officer
Douglas A. Nordell(1)             50            Executive Vice President and Chief Operating Officer
Thomas C. Warren                  60            Senior Vice President and Chief Financial Officer


-----------------


(1) Effective November 1, 1998, Mr. Nordell was granted an unpaid leave of absence (but remains an employee of Roseville) which will expire on the earlier of (i) the Roseville Effective Time and (ii) April 30, 1999. Mr. Nordell is currently serving as the President and Chief Executive Officer of Lake Community.



The business experience of each of the directors and executive officers for the past five years is described below.

PATRICK I. ABARE has been a director of Roseville since its inception in April 1997 and has served on the board of directors of Roseville 1st National Bank since 1992. Mr. Abare has been retired since 1988. Prior to his retirement, Mr. Abare had been employed in the banking industry for approximately 40 years.



STEPHEN F. CAULKINS has been a director of Roseville since its inception in April 1997 and has served on the board of directors of Roseville 1st National Bank since 1992. Mr. Caulkins owns and operates Ad Litho Press, a printing company located in West Sacramento, California, a position he has held since 1981.



D. MARK DAVIS has been a director of Roseville since its inception in April 1997 and has served on the board of directors of Roseville 1st National Bank since 1995. Mr. Davis is the founder and President of Sierra View Company, Inc., a commercial construction company, a position he has held since 1979.



KIRK DOYLE has been a director of Roseville since its inception in April 1997 and has served on the board of directors of Roseville 1st National Bank since 1994. Mr. Doyle is the founder and President of Kirk Doyle Realtor, a residential real estate company located in Roseville, California, and has held the position since 1983.



HOWARD JAHN has been a director of Roseville since its inception in April 1997 and has served on the board of directors of Roseville 1st National Bank since 1992. Mr. Jahn is a founder and member of Jackson and Jahn, LLC, a real estate development company organized in 1997. Prior to his involvement with Jackson and Jahn, LLC, Mr. Jahn was a senior vice president of CB Commercial, a commercial real estate brokerage firm, for over 20 years.



ERNEST E. JOHNSON has been a director of Roseville since its inception in April 1997 and has served on the board of directors of Roseville 1st National Bank since 1992. Mr. Johnson is a partner in Sacramento Ear, Nose and Throat Group, a medical practice organized in 1962.



KENNETH LEUNG has served as a director of Roseville since April 1998. Mr. Leung is Chief Executive Officer of Kwong on Bank, Ltd., in Hong Kong, a position he has held for more than five years.



DOUGLAS A. NORDELL has served as the Executive Vice President and Chief Operating Officer of Roseville since its inception in April 1997 and of Roseville 1st National Bank since November 1994. He has over 22 years of experience in the banking industry.



THOMAS MANZ has been Chairman of the Board of Roseville since its inception in April 1997 and has served on the board of directors of Roseville 1st National Bank since 1992. Mr. Manz is the founder and President of TJM Enterprises, a real estate development company organized in 1993. From 1993 to 1997, Mr. Manz was a general partner of Buzz Oates Enterprise, a partnership engaged in the business of real estate development.



JAMES F. OTTO has been a director of Roseville since its inception in April 1997 and has served on the board of directors of Roseville 1st National Bank since 1992. Mr. Otto is currently employed with the Oakland Raiders football team, a position he has held since 1993. From 1960 to 1974, Mr. Otto was employed as a professional football player with the Oakland Raiders.

RANDALL H. SCAGLIOTTI has been a director of Roseville since its inception in April 1997 and has served on the board of directors of Roseville 1st National Bank since 1992. Mr. Scagliotti is a founder and co-owner of Sacramento Animal Medical Group, a position he has held since 1977. He received his D.V.M. from the University of California, Davis.



RICHARD C. SEEBA has served as President, Chief Executive Officer and a director of Roseville since its inception in April 1997. He has served as President and Chief Executive Officer of Roseville 1st National Bank since 1990 and has been a director of Roseville 1st National Bank since 1992. Prior to joining Roseville 1st National Bank, Mr. Seeba had been employed in the banking industry for over 25 years.



THOMAS C. WARREN has served as Senior Vice President and Chief Financial Officer of Roseville since its inception in April 1997. From July 1996 to March 1998, he served as Senior Vice President and Chief Financial Officer of Roseville 1st National Bank. Prior to joining Roseville 1st National Bank, he was engaged as a consultant to a community development bank and various start-up companies in San Diego, California. Mr. Warren has served as a senior officer with the Federal Reserve System and other financial institutions for over 30 years.


ROSEVILLE'S BOARD OF DIRECTORS AND COMMITTEES. Roseville's Board of Directors met thirteen (13) times in 1997. All of Roseville's directors, except James Otto, attended 75% or more of Roseville's Board of Directors' meetings and committee meetings (of which they were members).

Roseville has an Audit Committee that met two (2) times during 1997. The purpose of the Audit Committee is to review all internal and external examination reports and to select Roseville's independent certified public accountants. Current members of the Audit Committee are Messrs.
Caulkins and Otto and Dr. Scagliotti.

Roseville has an Executive Committee that met three (3) times in 1997. The purpose of the Executive Committee is to review and recommend policy changes. The current members of the Executive Committee are Messrs. Abare, Caulkins, Davis, Doyle, Jahn, Manz and Seeba.

The full Board of Directors of Roseville acts as the Nominating Committee that nominates officers and directors of Roseville and Roseville 1st National Bank for election.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS.

Director Compensation. In 1998, nonemployee directors receive director fees of $300 for each Board of Directors or Board Committee meeting attended. Directors who are also officers are not compensated for their services as directors. The directors have been granted stock options: in 1990, Messrs. Abare (2,500 shares), Caulkins (2,500 shares), Johnson (2,500 shares), Manz (500 shares), Otto (2,500 shares), Scagliotti (2,500 shares) and Seeba (15,833 shares) were granted at an option price of $7.50 per share; in February 1994, Messrs. Abare, Caulkins, Jahn and Manz were each granted 4,000 shares at an option price of $7.50 per share; in February 1994, Messrs. Johnson, Otto, Scagliotti and Seeba were each granted 3,000 shares at an option price of $7.50 per share; and in November 1994, Mr. Doyle was granted 4,000 shares at a option price of $ 7.50 per share. These stock options have a term of ten years and are completely vested at the end of five years. On September 30, 1998, the following directors exercised options as follows: Messrs.




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

Abare (6,500 shares); Doyle (4,000 shares); Jahn (4,000 shares); Johnson (5,500 shares); Otto (5,500 shares); Scagliotti (5,500 shares); and Seeba (15,833 shares).

Executive Compensation. During 1997, Roseville did not pay any cash compensation to its executive officers and no such cash compensation is expected to be paid during 1998. However, the persons serving as the executive officers of Roseville received during 1997, and have received in 1998, cash compensation in their capacities as executive officers of Roseville 1st National Bank.

The following table sets forth a summary of the compensation paid during Roseville's past three fiscal years for services rendered in all capacities to Richard C. Seeba, the President and Chief Executive Officer of Roseville and Roseville 1st National Bank, the only executive officer of Roseville and/or Roseville 1st National Bank whose annual base compensation and bonus exceeded $100,000 during Roseville's 1997 fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                          Long Term Compensation
                                                                                    ---------------------------------
                                  Annual Compensation                                        Awards           Payouts
---------------------------------------------------------------------------------   -----------------------   -------
           (a)                      (b)          (c)          (d)          (e)          (f)          (g)        (h)           (i)
----------------------------      -------      -------      -------     ---------   -----------    --------   -------      ---------
                                                                         Other
                                                                         Annual     Restricted                             All Other
        Name and                                                         Compen-       Stock                   LTIP         Compen-
        Principal                              Salary        Bonus      sation(1)     Award(s)     Options/   Payouts      sation(3)
        Position                    Year         ($)          ($)          ($)          ($)        SARs(2)      ($)          ($)
----------------------------      -------      -------      -------     ---------   -----------    --------   -------      ---------
Richard C. Seeba                   1997       $105,000      $     0     $ 11,575         0             0          0          $3,735
President and Chief                1996       $ 92,000      $22,000     $  5,005         0             0          0          $3,347
Executive Officer                  1995       $ 92,000      $     0     $  9,355         0             0          0          $2,916

----------------
(1) Includes automobile allowance and family health insurance paid by Roseville 1st National Bank.

(2) Includes life insurance premiums paid by Roseville 1st National Bank and Roseville 1st National Bank's match on the Roseville 1st National Bank 401(k) contribution.


                  OPTION/SAR EXERCISES AND YEAR END VALUE TABLE
        AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND YEAR END
                                OPTION/SAR VALUE

       (a)                       (b)               (c)                    (d)                           (e)
------------------         --------------    ----------------       -----------------            -----------------
                                                                                                     Value of
                                                                       Number of                   Unexercised
                                                                      Unexercised                  In-the-Money
                                                                     Options/SARs at              Options/SARs at
                               Shares                                  Year End (#)                Year End ($)
                             Acquired on      Value Realized           Exercisable/                Exercisable/
     Name                    Exercise (#)          ($)               Unexercisable(1)             Unexercisable(1)
------------------         --------------    ----------------       -----------------            -----------------
Richard C. Seeba                 0                 N/A                 17,633/1,200                 $8,816/$600

Mr. Seeba has a salary continuation agreement which provides that Roseville 1st National Bank will pay him $65,000 per year for 15 years ("Normal Retirement Benefit") following his retirement at age 66 or later ("Retirement Age"). In the event of disability while Mr. Seeba is actively employed prior to Retirement Age, he will receive a benefit amount that is determined by calculating a fixed annuity, payable in 15 annual installments, crediting interest on the unpaid balance of the accrual balance at an annual rate of 8.55, compounded monthly. If Mr. Seeba dies while actively employed by Roseville 1st National Bank prior to Retirement Age, his beneficiary will receive from Roseville 1st National Bank the Normal Retirement Benefit in 180 equal installments, commencing with the month following the date of death. In the event of early termination, Mr. Seeba will receive a benefit that is a percentage of the $ 65,000 per year amount for 15 years based on the vesting schedule, provided however, that Mr. Seeba is not entitled to any benefit if he voluntarily terminates his employment prior to the end of the second plan year. Benefits are paid in 180 equal installments payable the first day of each month, commencing with the month following attaining age
66. In the event of a change of control (other than the proposed Western Sierra/Roseville merger), Mr. Seeba will receive the Normal Retirement Benefit payable in 180 equal installments payable the first of each month, commencing the month following the change of control.

CERTAIN TRANSACTIONS

Some of the directors and executive officers of Roseville and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, Roseville in the ordinary course of Roseville's business, and Roseville expects to have banking transactions with such persons in the future. In management's opinion, all loans and commitments to lend in such transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and in the opinion of management did not involve more than a normal risk of collectibility or present other unfavorable features.


                             INFORMATION CONCERNING
                  WESTERN SIERRA, LAKE COMMUNITY AND ROSEVILLE

COMPETITION

The banking business in California generally, and in the market areas served by Western Sierra, Lake Community and Roseville specifically, is highly competitive with respect to both loans and deposits. Western Sierra, Lake Community and Roseville all compete for loans and deposits with other commercial banks, savings and loan associations, finance companies, money market funds, credit unions and other financial institutions, including a number that are much larger than any of Western Sierra, Lake Community or Roseville. As of June 30, 1997 there were 41 banking offices, including 9 offices of three major chain banks, operating within Western Sierra's primary market areas in El Dorado and Placer Counties, there were 10 banking offices, including one office of a major chain bank operating within Lake Community's primary market area in Lake County and there were 66 banking offices, including 23 offices of three major chain banks, operating within Roseville's primary market area in Placer County. There has been increased competition for deposit and loan business over the last several years as a result of deregulation.

Additionally, with the recent enactment of interstate banking legislation in California, bank holding companies headquartered outside of California may enter the California market and provide further competition for Western Sierra, Lake Community and Roseville. See "Effect of Governmental Policies and Recent Legislation" below. Many of the major commercial banks operating in Western Sierra's, Lake Community's and Roseville's market areas offer certain services, such as trust and international banking services, which Western Sierra, Lake Community and Roseville do not offer directly. Additionally, banks with larger capitalization have larger lending limits and are thereby able to serve larger customers.

EFFECT OF GOVERNMENTAL POLICIES AND RECENT LEGISLATION

Banking is a business which depends on rate differentials. In general, the difference between the interest rate paid by Western Sierra, Lake Community and Roseville on their deposits and their other borrowings and the interest rate received by Western Sierra, Lake Community and Roseville on loans extended to its customers and securities held in Western Sierra's, Lake Community's and Roseville's portfolio comprise the major portion of Western Sierra's, Lake Community's and Roseville's earnings. These rates are highly sensitive to many factors which are beyond the control of Western Sierra, Lake Community and Roseville. Accordingly, the earnings and growth of Western Sierra, Lake Community and Roseville are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

The earnings and growth of Western Sierra, Lake Community and Roseville are also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the FRB. The FRB implements national monetary policies (with objectives such as to curb inflation and combat recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rates applicable to borrowing by depository institutions. The actions of the FRB in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future change in monetary policies cannot be predicted.

From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory agencies. The likelihood of any major change and the impact such change may have on Western Sierra, Lake Community and Roseville is impossible to predict. Certain of the potentially significant changes which have been enacted recently and others which are currently under consideration by Congress or various regulatory or professional agencies are discussed below.

CURRENT ACCOUNTING DEVELOPMENTS

In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement No. 128, Earnings Per Share, which establishes standards for computing and presenting earnings per share. Statement No. 128 redefines earnings per share under generally accepted accounting principles. Under Statement No. 128, primary earnings per share is replaced by basic earnings per share and fully diluted earnings per share is replaced by diluted earnings per share. Statement No. 128 was effective for Western Sierra, Lake Community and Roseville for their fiscal years beginning with 1997.

In the first six months of 1997, the FASB also issued Statement No. 129, Disclosure of Information about Capital Structure; Statement No. 130, Reporting Comprehensive Income; and Statement No. 131, Reporting Disaggregated Information about a Business Enterprise. Statement No. 129 was effective for Western Sierra, Lake Community and Roseville for their fiscal years ended December 31, 1997 but had no material effect on their financial statements. Statements No. 130 and No. 131 are effective for Western Sierra, Lake Community and Roseville for their fiscal years beginning with 1998. In addition, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is effective for fiscal years beginning after June 15, 1999 but may be adopted as of the beginning of any fiscal quarter that begins after the issuance of the Statement. Management of each of Western Sierra, Lake Community and Roseville has not yet completed its analysis to determine the effect implementation of Statements Nos. 130, 131 and 133 will have on Western Sierra's, Lake Community's and Roseville's financial statements.

The FASB issued Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, and Statement No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125 (An Amendment of FASB Statement No. 125), which are applicable for transactions occurring after December 31, 1996 and certain transactions after December 31, 1997. These Statements do not permit earlier or retroactive application. These Statements distinguish transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. These Statements also establish standards on the initial recognition and measurement of servicing assets and other retained interests and servicing liabilities, and their subsequent measurement.

These Statements require that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligation to return them in certain circumstances in which the secured party has taken control of those assets. In addition, these Statements require that a liability be derecognized only if the debtor is relieved of its obligation through payment to the creditor or by being legally released from being the primary obligor under the liability either judicially or by the creditor. Management of each of Western Sierra, Lake Community and Roseville does not believe the application of these Statements to transactions of Western Sierra, Lake Community and Roseville that have been typical in the past will materially affect Western Sierra's, Lake Community's and Roseville's financial position and results of operations.

RECENT LEGISLATION AND OTHER CHANGES

From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory agencies. The likelihood of any major changes and the impact such changes might have on Western Sierra, Lake Community and Roseville are impossible to predict. Certain of the potentially significant changes which have been enacted recently by Congress and others which are currently under consideration by Congress or various regulatory or professional agencies are discussed below.

On October 1, 1998, the FDIC adopted two new rules governing minimum capital levels that FDIC-supervised banks must maintain against the risks to which they are exposed. The first rule makes risk-based capital standards consistent for two types of credit enhancements (i.e., recourse arrangements and direct credit substitutes) and requires different amounts of capital for different risk positions in asset securitization transactions. The second rule permits limited amounts of unrealized gains on equity securities to be recognized for risk-based capital purposes. These rules may be applied by Western Sierra, Lake Community and Roseville on September 1, 1998.

In August 1997, Governor Wilson of California signed Assembly Bill 1432 ("AB1432") which provides for certain changes in the banking laws of California. Effective January 1, 1998 AB1432 eliminates the provisions regarding impairment of contributed capital and the assessment of shares when there is an impairment of capital. AB1432 now allows the DFI to close a bank, if the DFI finds that the bank's tangible shareholders' equity is less than the greater of 3% of the bank's total assets or $1 million. AB1432 also moved administration of the Local Agency Program from the California Department of Financial Institutions to the California State Treasurer's office.

The Economic Growth and Regulatory Paperwork Reduction Act (the "1996 Act") as part of the Omnibus Appropriations Bill was enacted on September 30, 1996 and includes many banking related provisions. The most important banking provision is the recapitalization of the Savings Association Insurance Fund ("SAIF"). The 1996 Act provides for a one time assessment, payable on November 30, 1996, of approximately 65 basis points per $100 of deposits of SAIF insured deposits including SAIF insured deposits which were assumed by banks in acquisitions of savings associations. For the years 1997 through 1999 the banking industry will assist in the payment of interest on Financing Corporation ("FICO") bonds that were issued to help pay for the clean up of the savings and loan industry. Banks will pay approximately 1.3 cents per $100 of deposits for this special assessment, and after the Year 2000, banks will pay approximately 2.4 cents per $100 of deposits until the FICO bonds mature in 2017. There is a three year moratorium on conversions of SAIF deposits to Bank Insurance Fund ("BIF") deposits. The 1996 Act also has certain regulatory relief provisions for the banking industry. Lender liability under the Superfund is eliminated for lenders who foreclose on property that is contaminated provided that the lenders were not involved with the management of the entity that contributed to the contamination. There is a five year sunset provision for the elimination of civil liability under the Truth in Savings Act. The FRB and Department of Housing and Urban Development are to develop a single format for Real Estate Settlement Procedures Act and Truth in Lending Act ("TILA") disclosures. TILA disclosures for adjustable mortgage loans are to be simplified. Significant revisions are made to the Fair Credit Reporting Act ("FCRA") including requiring that entities which provide information to credit bureaus conduct an investigation if a consumer claims the information to be in error. Regulatory agencies may not examine for FCRA compliance unless there is a consumer complaint investigation that reveals a violation or where the agency otherwise finds a violation. In the area of the Equal Credit Opportunity Act, banks that self-test for compliance with fair lending laws will be protected from the results of the test provided that appropriate corrective action is taken when violations are found.



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

During 1996, new federal legislation amended the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and the underground storage tank provisions of the Resource Conversation and Recovery Act to provide lenders and fiduciaries with greater protections from environmental liability. In June 1997, the U.S. Environmental Protection Agency ("EPA") issued its official policy with regard to the liability of lenders under CERCLA as a result of the enactment of the Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996. California law provides that, subject to numerous exceptions, a lender acting in the capacity of a lender shall not be liable under any state or local statute, regulation or ordinance, other than the California Hazardous Waste Control Law, to undertake a cleanup, pay damages, penalties or fines, or forfeit property as a result of the release of hazardous materials at or from the property.

In 1997, California adopted the Environmental Responsibility Acceptance Act (the "Act") (Cal. Civil Code Sections 850-855) to facilitate (i) the notification of government agencies and potentially responsible parties (e.g., for cleanup) of the existence of contamination and (ii) the cleanup or other remediation of contamination by the potentially responsible parties. The Act requires, among other things, that owners of sites who have actual awareness of a release of a hazardous material that exceeds a specified notification threshold to take all reasonable steps to identify the potentially responsible parties and to send a notice of potential liability to the parties and the appropriate oversight agency.

On September 28, 1995, Assembly Bill 1482 (known as the Caldera, Weggeland, and Killea California Interstate Banking and Branching Act of 1995 and referred to herein as "CIBBA") was enacted which allows for early interstate branching in California. Under the federally enacted Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("IBBEA"), discussed in more detail below, individual states could "opt-out" of the federal law that would allow banks on an interstate basis to engage in interstate branching by merging out-of-state banks with host state banks after June 1, 1997. In addition under IBBEA, individual states could also "opt-in" and allow out-of-state banks to merge with host state banks prior to June 1, 1997. The host state is allowed under IBBEA to impose certain nondiscriminatory conditions on the resulting depository institution until June 1, 1997. California, in enacting CIBBA, authorizes out-of-state banks to enter California by the acquisition of or merger with a California bank that has been in existence for at least five years.

Section 3824 of the California Financial Code ("Section 3824") as added by CIBBA provides for the election of California to "opt-in" under IBBEA allowing interstate bank merger transactions prior to July 1, 1997 of an out-of-state bank with a California bank that has been in existence for at least five years. The early "opt in" has the reciprocal effect of allowing California banks to merge with out-of-state banks where the states of such out-of-state banks have also "opted in" under IBBEA. The five year age limitation is not required when the California bank is in danger of failing or in certain other emergency situations.

Under IBBEA, California may also allow interstate branching through the acquisition of a branch in California without the acquisition of an entire California bank. Section 3824 provides an express prohibition against interstate branching through the acquisition of a branch in California without the acquisition of the entire California bank. IBBEA also has a provision allowing states to "opt-in" with respect to permitting interstate branching through the establishment of de novo or new branches by out-of-state banks. Section 3824 provides that California expressly prohibits




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

interstate branching through the establishment of de novo branches of out-of-state banks in California, or in other words, California did not "opt-in" this aspect of IBBEA. CIBBA also amends the California Financial Code to include agency provisions to allow California banks to establish affiliated insured depository institution agencies out-of-state as allowed under IBBEA.

Other provisions of CIBBA amend the intrastate branching laws, govern the use of shared ATM's, and amend intrastate branch acquisition and bank merger laws. Another banking bill enacted in California in 1995 was Senate Bill 855 (known as the State Bank Parity Act and is referred to herein as the "SBPA"). SBPA went into effect on January 1, 1996, and its purpose is to allow a California state bank to be on a level playing field with a national bank by the elimination of certain disparities and allowing the DFI authority to implement certain changes in California banking law which are parallel to changes in national banking law such as closer conformance of California's version of Regulation O to the FRB's version of Regulation O and certain other changes including allowing the repurchase of stock with the prior written consent of the DFI.

On September 29, 1994, IBBEA was enacted which has eliminated many of the current restrictions to interstate banking and branching. IBBEA permits full nationwide interstate banking to adequately capitalized and adequately managed bank holding companies beginning September 29, 1995 without regard to whether such transaction is expressly prohibited under the laws of any state. IBBEA's branching provisions permit full nationwide interstate bank merger transactions to adequately capitalized and adequately managed banks beginning June 1, 1997. However, states retain the right to completely opt out of interstate bank mergers and to continue to require that out-of-state banks comply with the states' rules governing entry.

The states that opt out must enact a law after September 29, 1994 and before June 1, 1997 that (i) applies equally to all out-of-state banks and (ii) expressly prohibits merger transactions with out-of-state banks. States which opt out of allowing interstate bank merger transactions will preclude the mergers of banks in the opting out state with banks located in other states. In addition, banks located in states that opt out are not permitted to have interstate branches. States can also "opt in" which means states can permit interstate branching earlier than June 1, 1997.

The laws governing interstate banking and interstate bank mergers provide that transactions, which result in the bank holding company or bank controlling or holding in excess of ten percent of the total deposits nationwide or thirty percent of the total deposits statewide, will not be permitted except under certain specified conditions. However, any state may waive the thirty percent provision for such state. In addition, a state may impose a cap of less than thirty percent of the total amount of deposits held by a bank holding company or bank provided such cap is not discriminatory to out-of-state bank holding companies or banks.

On September 23, 1994, the Riegle Community Development and Regulatory Improvement Act of 1994 (the "1994 Act") was enacted which covers a wide range of topics including small business and commercial real estate loan securitization, money laundering, flood insurance, consumer home equity loan disclosure and protection as well as the funding of community development projects and regulatory relief.

The major items of regulatory relief contained in the 1994 Act include an examination schedule that has been eased for the top rated banks and will be every 18 months for CAMEL 1 banks




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

with less than $250 million in total assets and CAMEL 2 banks with less than $100 million in total assets (the $100 million amount was amended to $250 million by the 1996 Act discussed above). The 1994 Act amends Federal Deposit Insurance Corporation Improvement Act of 1991 with respect to the Section 124, the mandate to the federal banking agencies to issue safety and soundness regulations, including regulations concerning executive compensation allowing the federal banking regulatory agencies to issue guidelines instead of regulations.

Further regulatory relief is provided in the 1994 Act, as each of the federal regulatory banking agencies, including the National Credit Union Administration Board, is required to establish an internal regulatory appeals process for insured depository institutions within 6 months. In addition, the Department of Justice 30 day waiting period for mergers and acquisitions is reduced by the 1994 Act to 15 days for certain acquisitions and mergers.

In the area of currency transaction reports, the 1994 Act requires the Secretary of the Treasury to allow financial institutions to file such reports electronically. The 1994 Act also requires the Secretary of the Treasury to publish written rulings concerning the Bank Secrecy Act, and staff commentary on Bank Secrecy Act regulations must also be published on an annual basis.

The procedures for forming a bank holding company have also been simplified. The formal application process for many holding company formations is now a simplified 30 day notice procedure. In addition, the Securities Act of 1933 has been amended by the 1994 Act to further simplify the securities issuance in connection with a bank holding company formation.

PENDING LEGISLATION AND REGULATIONS

There are pending legislative proposals to reform the Glass-Steagall Act to allow affiliations between banks and other firms engaged in "financial activities," including insurance companies and securities firms. Certain other pending legislative proposals include bills to let banks pay interest on business checking accounts, to cap consumer liability for stolen debit cards, and to give judges the authority to force high-income borrowers to repay their debts rather than cancel them through bankruptcy.

It is impossible to predict what effect the enactment of certain of the above-mentioned legislation will have on Western Sierra, Lake Community and Roseville and on the financial institutions industry in general. Moreover, it is likely that other bills affecting the business of banks may be introduced in the future by the United States Congress or California legislature.


                   DESCRIPTION OF WESTERN SIERRA FOLLOWING THE
                      WESTERN SIERRA/LAKE COMMUNITY MERGER
                     AND THE WESTERN SIERRA/ROSEVILLE MERGER


BUSINESS


It is anticipated that following the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger, Western Sierra will continue to operate the businesses of Western Sierra National Bank, Lake Community and Roseville 1st National Bank in substantially the same form as such businesses were conducted prior to the Western Sierra/Lake Community merger and the

Western Sierra/Roseville merger. The principal office of Western Sierra will move to 3350 Country Club Drive, Cameron Park, California before year end. Western Sierra will continue to operate Western Sierra National Bank through Western Sierra National Bank's head office and branch offices, Lake Community through Lake Community's head office and branch offices and Roseville 1st National Bank through Roseville 1st National Bank's head office and branch office as three independently operated subsidiary banks.


MANAGEMENT


Pursuant to the Western Sierra/Lake Community Agreement and upon consummation of the Western Sierra/Lake Community merger, the Board of Directors of Western Sierra will consist of 13 directors. All of the 10 directors of Western Sierra then in office immediately prior to the consummation of the Western Sierra/Lake Community merger shall continue to serve as directors of Western Sierra as the Surviving Corporation, and in addition, John Helms, Gary E. Nordine and Howard ("Bud") Van Lente, currently directors of Lake Community, will be added to the Board of Directors of Western Sierra. For information concerning these persons, see "DESCRIPTION OF WESTERN SIERRA--Management--Information on Directors and Executive Officers" and "DESCRIPTION OF LAKE COMMUNITY--Management--Information on Directors and Executive Officers".



Pursuant to the Western Sierra/Roseville Agreement and upon consummation of the Western Sierra/Roseville merger, the Board of Directors of Western Sierra will consist of 14 directors. All of the 10 directors of Western Sierra then in office immediately prior to the consummation of the Western Sierra/Roseville merger shall continue to serve as directors of Western Sierra as the Surviving Corporation, and in addition, Kirk Doyle, Howard ("Skip") Jahn, Thomas Manz and Richard C. Seeba, currently directors of Roseville, will be added to the Board of Directors of Western Sierra. For information concerning these persons, see "DESCRIPTION OF WESTERN SIERRA--Management--Information on Directors and Executive Officers" and "DESCRIPTION OF ROSEVILLE--Management--Information on Directors and Executive Officers."



If both the Western Sierra/Lake Community merger and the Western
Sierra/Roseville merger are consummated, the Board of Directors of Western Sierra will consist of 17 directors, 10 directors of Western Sierra, three directors of Lake Community and four directors of Roseville as set forth above.


It is anticipated that the directors of Western Sierra will receive fees in amounts which are substantially similar to those presently paid to directors of Western Sierra. (See "DESCRIPTION OF WESTERN SIERRA--Management-- Compensation of Executive Officers and Directors.")


Gary D. Gall, who is currently the President and Chief Executive Officer of Western Sierra, and Lesa Fynes, who is currently the Controller of Western Sierra, are expected to serve in the same positions with Western Sierra following the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger. In addition, Stephanie M. Marsh, who is currently the Senior Vice President and Chief Administrative Officer of Western Sierra National Bank, and Kirk Dowdell, who is currently the Senior Vice President and Chief Credit Officer of Western Sierra National Bank, are expected to serve in those positions with both Western Sierra and Western Sierra National Bank following the Western Sierra/Lake Community merger and the Western

Sierra/Roseville merger. In addition, Richard C. Seeba, who is currently serving as the President and Chief Executive Officer of Roseville and Roseville 1st National Bank will continue to serve in those capacities with Roseville 1st National Bank and will serve as an Executive Vice President of Western Sierra, and Thomas C. Warren, who is currently serving as the Senior Vice President and Chief Financial Officer of Roseville and Roseville 1st National Bank will serve as the Senior Vice President and Chief Financial Officer of both Western Sierra and Roseville 1st National Bank following the Western Sierra/Roseville merger. Gary D. Gall will serve as President and Chief Executive Officer of Western Sierra National Bank, Douglas A. Nordell will serve as the President and Chief Executive Officer of Lake Community, and Richard C. Seeba will serve as the President and Chief Executive Officer of Roseville 1st National Bank. In addition, the Board of Directors of Western Sierra will appoint from time to time such other officers of Western Sierra and the subsidiary banks as may be necessary. For further information concerning Gary D. Gall, Lesa Fynes, Stephanie M. Marsh, Kirk Dowdell, Richard Seeba, Thomas C. Warren, Douglas A. Nordell and other principal officers of Western Sierra, Lake Community and Roseville, see "DESCRIPTION OF WESTERN SIERRA--Management--Information on Directors and Executive Officers," "DESCRIPTION OF LAKE COMMUNITY--Management--Information on Directors and Executive Officers" and "DESCRIPTION OF ROSEVILLE--Management--Information on Directors and Executive Officers."



It is anticipated that Gary D. Gall, Douglas A. Nordell and Richard C. Seeba and the other principal officers of Western Sierra, Western Sierra National Bank, Lake Community and Roseville 1st National Bank will receive compensation substantially similar to that currently being received by them. For information concerning compensation currently being paid to principal officers of Western Sierra, Lake Community and Roseville, see "DESCRIPTION OF WESTERN SIERRA--Management--Compensation of Executive Officers and Directors," "DESCRIPTION OF LAKE COMMUNITY--Management--Compensation of Executive Officers and Directors," and "DESCRIPTION OF ROSEVILLE--Management--Compensation of Executive Officers and Directors," "THE WESTERN SIERRA/LAKE COMMUNITY MERGER AND RELATED TRANSACTIONS--Interests of Certain Persons in the Western Sierra/Lake Community merger and Material Contracts with Lake Community and its Affiliates" and "THE WESTERN SIERRA/ROSEVILLE MERGER AND RELATED TRANSACTIONS--Interests of Certain Persons in the Western Sierra/Roseville merger and Material Contracts with Roseville and its Affiliates" above.


LIMITATION OF LIABILITY AND INDEMNIFICATION

The Articles of Incorporation and Bylaws of Western Sierra provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by California law including the use of an indemnity agreements. Western Sierra Articles further provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law. The indemnification law of the State of California generally allows indemnification in matters not involving the right of the corporation, to an agent of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders; provided that there shall be no indemnification for: (i) amounts paid in settling or otherwise disposing of a pending action without court approval; (ii) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval;
(iii) matters in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending shall determine that such person is entitled to be indemnified; or (iv) other matters specified in the California General Corporation Law.

Western Sierra's Bylaws provide that Western Sierra shall to the maximum extent permitted by law have the power to indemnify its directors, officers and employees. Western Sierra's Bylaws also provide that Western Sierra shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not Western Sierra would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of Western Sierra's Bylaws. Each of the directors and executive officers of Western Sierra's subsidiary bank, Western Sierra National Bank has an indemnification agreement with Western Sierra National Bank that provides that Western Sierra National Bank shall indemnify such person to the full extent authorized by the applicable provisions of California law, subject to national banking laws, and further provide advances to pay for any expenses which would be subject to reimbursement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling Western Sierra pursuant to the foregoing, Western Sierra has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INDEPENDENT PUBLIC ACCOUNTANTS

It is anticipated that Perry-Smith & Co., LLP will continue to provide accounting services to Western Sierra, Western Sierra National Bank, Lake Community and Roseville 1st National Bank, such services to include audits of year end financial statements and other services as required.


                                     EXPERTS

The financial statements of Western Sierra as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this joint proxy statement/prospectus have been audited by Perry-Smith & Co., LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Lake Community as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this joint proxy statement/prospectus have been audited by Perry-Smith & Co., LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Roseville as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this joint proxy statement/prospectus have been audited by Perry-Smith & Co., LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Representatives of Perry-Smith & Co., LLP will be present at the Western Sierra Meeting, and they will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Representatives of Perry-Smith & Co., LLP will be present at the Lake Community Meeting, and they will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Representatives of Perry-Smith & Co., LLP will be present at the Roseville Meeting, and they will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.


                                  LEGAL MATTERS


The validity of the securities to be issued by Western Sierra in connection with each of the Western Sierra/Lake Community merger and the Western
Sierra/Roseville merger is being passed upon by Gary Steven Findley & Associates, Anaheim, California.



                                 OTHER BUSINESS


The Boards of Directors of Western Sierra, Lake Community and Roseville do not know of any other matters to be presented at the Western Sierra Meeting, the Lake Community Meeting or the Roseville Meeting, except the proposals concerning the Western Sierra/Lake Community merger and the Western Sierra/Roseville merger set forth above. If other matters properly come before the Western Sierra Meeting, the Lake Community Meeting or the Roseville Meeting, however, it is the intention of the persons named in the accompanying Proxy cards to vote said Proxy cards in accordance with their best judgment and in their sole discretion.

                          INDEX TO FINANCIAL STATEMENTS



                                                                                                                PAGE
                                                                                                                ----
WESTERN SIERRA BANCORP AND SUBSIDIARY
UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Consolidated Balance Sheet, September 30, 1998 and December 31, 1997.............................................F-1

Consolidated Statement of Income for the Nine Month Periods Ended September 30, 1998 and 1997....................F-2

Consolidated Statement of Stockholders' Equity for the Nine Month Period Ended
September 30, 1998 and the Year Ended December 31, 1997..........................................................F-3

Consolidated Statement of Cash Flows for the Nine Month Periods Ended September 30, 1998 and 1997................F-4

Notes to Financial Statements....................................................................................F-6

WESTERN SIERRA BANCORP AND SUBSIDIARY
AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor's Report....................................................................................F-14

Consolidated Balance Sheet, December 31, 1997 and 1996..........................................................F-15

Consolidated Statement of Income for the Years Ended December 31, 1997, 1996 and 1995...........................F-16

Consolidated Statement of Stockholders' Equity
for the Years Ended December 31, 1997, 1996 and 1995............................................................F-18

Consolidated Statement of Cash Flows for the Years Ended December 31, 1997, 1996 and 1995.......................F-19

Notes to Consolidated Financial Statements......................................................................F-23

LAKE COMMUNITY BANK
UNAUDITED INTERIM FINANCIAL STATEMENTS

Balance Sheet, September 30, 1998 and December 31, 1997.........................................................F-52

Statement of Income for the Nine Months Ended September 30, 1998 and 1997.......................................F-53

Statement of Stockholders' Equity for the
Nine Months Ended September 30, 1998 and 1997...................................................................F-54

Statement of Cash Flows for the Nine Months Ended September 30, 1998............................................F-55

Statement of Cash Flows for the Nine Months Ended September 30, 1997............................................F-56

Notes to Financial Statements...................................................................................F-57

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                              PAGE
                                                                                                              ----
LAKE COMMUNITY BANK
AUDITED FINANCIAL STATEMENTS

Independent Auditor's Report..................................................................................F-61

Balance Sheet, December 31, 1997 and 1996.....................................................................F-62

Statement of Income for the Years Ended December 31, 1997, 1996 and 1995......................................F-63

Statement of Stockholders' Equity for the Years Ended
December 31, 1997, 1996 and 1995..............................................................................F-65

Statement of Cash Flows for the Years Ended December 31, 1997, 1996 and 1995..................................F-66

Notes to Financial Statements.................................................................................F-70

ROSEVILLE 1ST COMMUNITY BANCORP AND SUBSIDIARY
UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Consolidated Balance Sheet, September 30, 1998 and December 31, 1997..........................................F-87

Consolidated Statement of Income for the Nine Months Ended September 30, 1998 and 1997........................F-88

Consolidated Statement of Stockholders' Equity for the Nine Months Ended
September 30, 1998 and the Year Ended December 31, 1997.......................................................F-90

Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 1998 and 1997....................F-91

Notes to Consolidated Financial Statements....................................................................F-93

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                                 PAGE
                                                                                                                 ----
ROSEVILLE 1ST NATIONAL BANK
AUDITED FINANCIAL STATEMENTS

Independent Auditor's Report......................................................................................F-98

Balance Sheet, December 31, 1997 and 1996.........................................................................F-99

Statement of Income for the Years Ended December 31, 1997, 1996 and 1995.........................................F-100

Statement of Stockholders' Equity for the Years
Ended December 31, 1997, 1996 and 1995...........................................................................F-101

Statement of Cash Flows for the Years Ended December 31, 1997, 1996 and 1995.....................................F-102

Notes to Financial Statements....................................................................................F-104

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)



                                                            SEPTEMBER 30,    DECEMBER 31,
                                                                1998             1997
                                                            -------------   -------------
                       ASSETS
Cash and due from banks                                     $  6,941,034    $  5,296,020
Federal funds sold                                            10,600,000       6,550,000
Loans held for sale                                            2,785,765       1,766,851
Investment securities (market value of $33,483,300
   in 1998 and $20,790,500 in 1997) (Note 2)                  33,433,044      20,748,546
Loans and leases, less allowance for loan and
   lease losses of $1,024,738 in 1998 and $947,865
   in 1997 (Note 3)                                           73,819,437      68,190,971
Other real estate, net (Note 4)                                1,553,336         966,804
Bank premises and equipment, net (Note 5)                      3,480,912       3,027,078
Accrued interest receivable and other assets (Note 6)          2,667,767       2,313,511
                                                            ------------    ------------
                                                            $135,281,295    $108,859,781
                                                            ============    ============

                   LIABILITIES AND
                STOCKHOLDERS' EQUITY

Deposits:
   Non-interest bearing                                     $ 31,552,381    $  19,214,744
   Interest bearing (Note 7)                                  92,177,085       79,494,454
                                                            ------------    -------------

           Total deposits                                    123,729,466       98,709,198

Accrued interest payable and other liabilities                 1,158,452        1,152,111
                                                            ------------    -------------

           Total liabilities                                 124,887,918       99,861,309

Stockholders' equity:
   Preferred stock - no par value; 10,000,000
      shares authorized; none issued                                  --               --
   Common stock - no par value; 10,000,000 shares
      authorized; issued and outstanding - 981,448
      shares in 1998 and 946,021 shares in 1997                7,381,303        7,000,846
   Retained earnings                                           2,743,717        1,908,449
   Accumulated other comprehensive income
      (Notes 2 and 9)                                            268,357           89,177
                                                            ------------    -------------
           Total stockholders' equity                         10,393,377        8,998,472
                                                            ------------    -------------
                                                            $135,281,295    $ 108,859,781
                                                            ============    =============


   The accompanying notes are an integral part of these financial statements.

                            WESTERN SIERRA BANCORP AND SUBSIDIARY

                               CONSOLIDATED STATEMENT OF INCOME
                                         (UNAUDITED)

                     NINE MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1997

                                                                1998          1997
                                                             ----------    ----------
Interest income:
   Interest and fees on loans and leases                     $5,550,326    $5,106,293
   Interest on investment securities:
      Taxable                                                   968,111       869,775
      Exempt from Federal income taxes                          165,503        42,164
   Interest on Federal funds sold                               320,201       150,153
                                                             ----------    ----------
         Total interest income                                7,004,141     6,168,385

Interest expense on deposits (Note 7)                         2,601,564     2,217,426
                                                             ----------    ----------
         Net interest income                                  4,402,577     3,950,959

Provision for loan and lease losses (Note 3)                    250,000       193,000
                                                             ----------    ----------
         Net interest income after provision
           for loan and lease losses                          4,152,577     3,757,959
                                                             ----------    ----------
Non-interest income:
   Service charges and fees                                     534,111       557,191
   Gain on sale of loans                                      1,093,463       561,737
   Gain on sale of investment securities, net (Note 2)                         16,292
   Other                                                        214,532       208,214
                                                             ----------    ----------
         Total non-interest income                            1,842,106     1,343,434
                                                             ----------    ----------
Other expenses:
   Salaries and employee benefits (Note 3)                    2,621,234     2,094,069
   Occupancy                                                    323,744       295,763
   Equipment                                                    420,245       337,457
   Other                                                      1,322,614     1,213,343
                                                             ----------    ----------
         Total other expenses                                 4,687,837     3,940,632
                                                             ----------    ----------

         Income before income taxes                           1,306,846     1,160,761

Income taxes                                                    471,578       453,043
                                                             ----------    ----------

         Net income                                          $  835,268    $  707,718
                                                             ==========    ==========

Basic earnings per share (Note 8)                            $      .86    $      .73
                                                             ==========    ==========

Diluted earnings per share (Note 8)                          $      .80    $      .70
                                                             ==========    ==========



   The accompanying notes are an integral part of these financial statements.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

 NINE MONTH PERIOD ENDED SEPTEMBER 30, 1998 AND THE YEAR ENDED DECEMBER 31, 1997



                                                                                    ACCUMU-
                                                                                  LATED OTHER
                                             COMMON STOCK                           COMPRE-
                                         ----------------------     RETAINED        HENSIVE
                                         SHARES        AMOUNT       EARNINGS        INCOME         TOTAL
                                         -------     ----------   -----------     ---------     ----------
Balance, January 1, 1997                 796,948     $4,989,275   $ 2,762,300     $ (31,249)    $7,720,326

Stock options exercised and related
  tax benefit                             11,943        118,827                                    118,827

6% stock dividend                         47,927        617,300      (617,300)

10% stock dividend                        85,203      1,235,444    (1,235,444)

Fractional shares                                                      (4,177)                      (4,177)

Earned ESOP shares                         4,000         40,000                                     40,000

Net income                                                          1,003,070                    1,003,070

Net change in unrealized loss on
  available-for-sale investment
  securities, net of taxes                                                         120,426         120,426
                                         -------     ----------   -----------     --------      ----------
Balance, December 31, 1997               946,021      7,000,846     1,908,449       89,177       8,998,472

Stock options exercised
  and related tax benefit                 35,427        380,457                                    380,457

Net income                                                            835,268                      835,268

Net change in unrealized gain on
  available-for-sale investment sec-
  urities, net of taxes (Notes 2 and 9)                                            179,180         179,180
                                         -------     ----------   -----------     --------     -----------
Balance, September 30, 1998              981,448     $7,381,303   $ 2,743,717     $268,357     $10,393,377
                                         =======     ==========   ===========     ========     ===========



                   The accompanying notes are an integral part
                         of these financial statements.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

          FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1997


                                                                  1998          1997
                                                             ------------  -------------
Cash flows from operating activities:
   Net income                                                $    835,268  $    707,718
   Adjustments to reconcile net income to cash
      provided by operating activities:
         Provision for loan and lease losses                      250,000       193,000
         Depreciation and amortization                            329,770       288,402
         Deferred loan origination costs and fees, net           (161,976)       19,643
         Amortization of investment security premiums, net         57,047        11,935
         Loss on sale of available-for-sale investment
           securities                                                           (16,292)
         Provision for losses on other real estate                 75,000       274,972
         (Gain) loss on sale of other real estate                 (19,139)          181
         (Increase) decrease in loans held for sale            (1,018,914)      165,117
         Increase in accrued interest receivable and
           other assets                                          (278,798)     (255,030)
         Increase in accrued interest payable and
           other liabilities                                        6,341        42,048
                                                             ------------  ------------
              Net cash provided by operating activities            74,599     1,431,694
                                                             ------------  ------------
Cash flows from investing activities:
   Cash acquired in the purchase of selected assets
      and liabilities of another bank                                         5,944,700
   Proceeds from the sale and call of available-for-sale
      investment securities                                     2,800,000     3,441,511
   Proceeds from matured available-for-sale investment
      securities                                                1,000,007
   Proceeds from called held-to-maturity investment
      securities                                                2,000,000     1,000,000
   Proceeds from matured held-to-maturity investment
      securities                                                   25,000       114,380
   Purchases of available-for-sale investment securities      (20,270,778)  (11,615,150)
   Purchases of held-to-maturity investment securities                       (1,695,678)
   Principal repayments received from available-for-sale
      SBA pools and mortgage-backed securities                  1,943,985       677,614
   Principal repayments received from held-to-maturity
      mortgage-backed securities                                   36,009       113,493
   Net increase in loans and leases                            (6,474,325)   (9,431,133)
   Purchases of premises and equipment                           (783,602)     (276,898)
   Capitalized additions to other real estate                     (81,338)      (18,232)
   Proceeds from the sale of other real estate                    196,775       200,343
                                                             ------------  ------------
              Net cash used in investing activities           (19,608,267)  (11,545,050)
                                                             ------------  ------------


                                   (Continued)

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)
                                   (Continued)
          FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1997

                                                         1998           1997
                                                     ------------   -----------
Cash flows from financing activities:
   Net increase in demand, interest-bearing and
      savings deposits                               $  9,923,266   $ 4,625,080
   Net increase in time deposits                       15,097,002    12,407,307
   Repayment of ESOP note payable                                       (40,000)
   Proceeds from the exercise of stock options            208,414        36,342
   Payments for fractional shares                                        (1,741)
                                                     ------------   -----------
              Net cash provided by financing
                activities                             25,228,682    17,026,988
                                                     ------------   -----------

              Increase in cash and cash equivalents     5,695,014     6,913,632

Cash and cash equivalents at beginning of period       11,846,020     4,547,407
                                                     ------------   -----------
Cash and cash equivalents at end of period           $ 17,541,034   $11,461,039
                                                     ============   ===========

Supplemental disclosure of cash flow information:

   Cash paid during the year for:
      Interest expense                               $  2,747,262   $ 2,117,980
      Income taxes                                   $    445,000   $   544,000

Non-cash investing activities:
   Real estate acquired through foreclosure          $    757,830   $   709,846

   Net change in unrealized gain on available-
      for-sale investment securities                 $    275,287   $   148,777

Supplemental schedule related to acquisition:

   On February 21, 1997, the Bank acquired
      certain assets and liabilities of the
      Lincoln branch of Wells Fargo Bank:

         Cash                                                       $ 5,944,700
         Fair value of assets and liabilities
           acquired, net                                                128,824
         Premium paid for deposits                                      366,581
                                                                    -----------

           Deposits assumed                                         $ 6,440,105
                                                                    ===========





   The accompanying notes are an integral part of these financial statements.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.      BASIS OF PRESENTATION

        The accompanying unaudited consolidated financial statements have been prepared in a condensed format and, therefore, do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been reflected in the financial statements. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year. Certain reclassifications have been made to prior period amounts to present them on a basis consistent with classifications for the nine months ended September 30, 1998.

2.      INVESTMENT SECURITIES

        The amortized cost and estimated market value of investment securities at September 30, 1998 and December 31, 1997 consisted of the following:

        Available-for-Sale:

                                                                September 30, 1998
                                           -------------------------------------------------------------
                                                               Gross           Gross         Estimated
                                            Amortized       Unrealized      Unrealized        Market
                                              Cost             Gains          Losses           Value
                                           ------------     ----------      ----------      ------------
        U.S. Government agencies           $ 21,739,880     $ 252,262        $ (58,642)     $21,933,500
        Obligations of states and
          political subdivisions              7,820,876       238,728          (11,204)       8,048,400
        Federal Reserve Bank stock              150,900                                         150,900
        Federal Home Loan Bank stock            411,000                                         411,000
                                           ------------     ---------        ---------      -----------
                                           $ 30,122,656     $ 490,990        $ (69,846)     $30,543,800
                                           ============     =========        =========      ===========

        Net unrealized gains on available-for-sale investment securities totaling $421,144 were recorded net of $152,787 in tax liabilities as a separate component of stockholders' equity at September 30, 1998. There were no sales of available-for-sale investment securities for the nine month period ended September 30, 1998.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                   (Continued)

2.      INVESTMENT SECURITIES (Continued)

        Available-for-Sale: (Continued)


                                                                   December 31, 1997
                                              -----------------------------------------------------------
                                                                 Gross           Gross         Estimated
                                                Amortized      Unrealized      Unrealized        Market
                                                  Cost           Gains          Losses           Value
                                              ------------    -----------    ------------     -----------
        U.S. Government agencies              $ 13,534,887    $ 126,463      $ (46,350)       $13,615,000
        Obligations of states and
          political subdivisions                 1,573,256       66,738           (994)         1,639,000
        Federal Reserve Bank stock                 150,900                                        150,900
        Federal Home Loan Bank stock               393,600                                        393,600
                                              ------------    ---------      ---------        -----------
                                              $ 15,652,643    $ 193,201      $ (47,344)       $15,798,500
                                              ============    =========      =========        ===========

        Net unrealized gains on available-for-sale investment securities totaling $145,857 were recorded net of $56,680 in tax liabilities as a separate component of stockholders' equity at December 31, 1997. Proceeds and gross realized gains from the sale of available-for-sale investment securities for the nine month period ended September 30, 1997 totaled $2,186,980 and $16,292, respectively.

        Held-to-Maturity:


                                                                   September 30, 1998
                                              -----------------------------------------------------------
                                                                 Gross           Gross         Estimated
                                                Amortized      Unrealized      Unrealized        Market
                                                  Cost           Gains          Losses           Value
                                              ------------    -----------    ------------     -----------
        U.S. Government agencies              $  2,054,428     $   31,472                       $2,085,900
        Obligations of states and
          political subdivisions                   834,816         18,784                          853,600
                                              ------------     ----------     ----------        ----------
                                              $  2,889,244     $   50,256     $       --        $2,939,500
                                              ============     ==========     ==========        ==========


                     WESTERN SIERRA BANCORP AND SUBSIDIARY

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                  (Continued)

2.      INVESTMENT SECURITIES (Continued)

        Held-to-Maturity: (Continued)


                                                                December 31, 1997
                                             -----------------------------------------------------------
                                                                Gross           Gross         Estimated
                                               Amortized      Unrealized      Unrealized        Market
                                                 Cost           Gains          Losses           Value
                                             ------------    -----------    ------------     -----------
        U.S. Government agencies              $ 4,065,583      $  36,417                     $ 4,102,000
        Obligations of states and
          political subdivisions                  884,463          5,537                         890,000
                                              -----------      ---------      ----------     -----------
                                              $ 4,950,046      $  41,954      $       --     $ 4,992,000
                                              ===========      =========      ==========     ===========


        There were no sales or transfers of held-to-maturity investment securities for the nine month periods ended September 30, 1998 and 1997, respectively.

                    WESTERN SIERRA BANCORP AND SUBSIDIARY

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                  (Continued)

2.      INVESTMENT SECURITIES (Continued)

        The amortized cost and estimated market value of investment securities at September 30, 1998 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

                                          Available-for-Sale         Held-to-Maturity
                                       ------------------------   ----------------------
                                                     Estimated                 Estimated
                                        Amortized     Market      Amortized      Market
                                          Cost        Value         Cost         Value
                                       ----------  -----------    ----------  ----------
        After one year through
          five years                   $  500,000  $   500,300
        After five years through
          ten years                     5,002,108    5,125,000    $1,500,000  $1,528,400
        After ten years                 2,641,110    2,733,400       500,000     500,800
                                       ----------  ------------   ----------  ----------
                                        8,143,218    8,358,700     2,000,000   2,029,200

        Investment securities
          not due at a single
          maturity date:
           Mortgage-backed
             securities                 9,539,139    9,500,800        54,428      56,700
           SBA loan pools               4,057,523    4,074,000
           Municipal bonds              7,820,876    8,048,400       834,816     853,600
           Federal Reserve Bank
             stock                        150,900      150,900
           Federal Home Loan
             Bank stock                   411,000      411,000
                                      -----------  -----------    ----------  ----------
                                      $30,122,656  $30,543,800    $2,889,244  $2,939,500
                                      ===========  ===========    ==========  ==========


        Investment securities with amortized costs totaling $7,087,451 and $8,495,865 and market values totaling $7,261,600 and $8,565,000 were pledged to secure public deposits, treasury, tax and loan accounts and the Federal Reserve Bank borrowing line at September 30, 1998 and December 31, 1997, respectively.

                    WESTERN SIERRA BANCORP AND SUBSIDIARY

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                  (Continued)

3.      LOANS AND LEASES

        Outstanding loans and leases are summarized below:

                                                     September 30,   December 31,
                                                         1998            1997
                                                    --------------   ------------
        Commercial                                   $18,708,168     $14,882,162
        Real estate-mortgage                          46,633,773      40,051,471
        Real estate-construction                       7,685,776      13,263,326
        Lease financing                                1,442,542         697,499
        Installment                                      582,953         615,391
                                                     -----------     -----------
                                                      75,053,212      69,509,849

        Deferred loan and lease origination
          fees and costs, net                           (209,037)       (371,013)
        Allowance for loan and lease losses           (1,024,738)       (947,865)
                                                     -----------     -----------
                                                     $73,819,437     $68,190,971
                                                     ===========     ===========

        Changes in the allowance for loan and lease losses were as follows:


                                               Nine Month Periods Ended
                                                     September 30,        Year Ended
                                               -----------------------    December 31,
                                                   1998         1997         1997
                                               ----------   ----------    ---------
        Balance, beginning of year             $  947,865   $  707,066    $ 707,066
        Provision charged to operations           250,000      193,000      243,000
        Losses charged to allowance              (186,813)                   (3,000)
        Recoveries                                 13,686          600          799
                                               ----------   ----------    ---------
                                               $1,024,738   $  900,666    $ 947,865
                                               ==========   ==========    =========

        The recorded investment in loans that were considered to be impaired totaled $736,400 and $1,487,000 at September 30, 1998 and December 31, 1997, respectively. The related allowance for loan losses for these loans at September 30, 1998 and December 31, 1997 was $344,900 and $207,500, respectively. The average recorded investment in impaired loans for the nine month period ended September 30, 1998 and the year ended December 31, 1997 was $862,400 and $1,100,000, respectively. The Bank recognized $4,000 and $63,119 in interest income on impaired loans during the nine month periods ended September 30, 1998 and 1997, respectively.

        At September 30, 1998 and December 31,1997, nonaccrual loans totaled $736,400 and $1,487,000, respectively. Interest foregone on nonaccrual loans totaled $37,434 and $46,713 for the nine month periods ended September 30, 1998 and 1997, respectively.

        Salaries and employee benefits totaling $240,540 and $262,015 have been deferred as loan origination costs during the nine month periods ended September 30, 1998 and 1997, respectively.

                    WESTERN SIERRA BANCORP AND SUBSIDIARY

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                  (Continued)

4.      OTHER REAL ESTATE

        Other real estate consisted of the following:


                                        September 30,   December 31,
                                            1998            1997
                                        -------------   ------------
        Other real estate               $  1,903,308     $ 1,241,776
        Valuation allowance                 (349,972)       (274,972)
                                        ------------     -----------
                                        $  1,553,336     $   966,804
                                        ============     ===========

        Changes in the allowance for losses on other real estate were as follows:

                                          Nine Month Periods Ended
                                                September 30,          Year Ended
                                        ---------------------------   December 31,
                                            1998            1997          1997
                                        -----------      ----------   ------------
        Balance, beginning of year      $   274,972
        Provision charged to
          operations                         75,000      $  274,972    $ 274,972
                                        -----------      ----------    ---------
          Balance, end of period        $   349,972      $  274,972    $ 274,972
                                        ===========      ==========    =========

5.      BANK PREMISES AND EQUIPMENT

        Bank premises and equipment consisted of the following:

                                       September 30,     December 31,
                                           1998              1997
                                       -------------     ------------
        Land                            $ 1,175,394      $   720,640
        Building                          1,490,089        1,484,566
        Furniture, fixtures
          and equipment                   2,418,090        2,211,896
        Leasehold improvements              252,637          245,677
        Construction in progress            175,460           80,081
                                        -----------      -----------
                                          5,511,670        4,742,860

          Less accumulated
           depreciation and
           amortization                  (2,030,758)      (1,715,782)
                                        -----------      -----------
                                        $ 3,480,912      $ 3,027,078
                                        ===========      ===========

        Depreciation and amortization included in occupancy and equipment expense totaled $329,770 and $267,018 for the nine month periods ended September 30, 1998 and 1997, respectively.

                    WESTERN SIERRA BANCORP AND SUBSIDIARY

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                  (Continued)


6.      ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS

        Accrued interest receivable and other assets consisted of the following:


                                                 September 30,   December 31,
                                                     1998            1997
                                                 -------------   ------------
        Accrued interest receivable               $   783,877    $   752,368
        Cash surrender value of officer life
          insurance policies                          362,645        349,722
        Deferred tax assets, net                      388,207        484,000
        Deposit premium, net                          308,536        336,031
        Other                                         824,502        391,390
                                                  -----------    -----------
                                                  $ 2,667,767    $ 2,313,511
                                                  ===========    ===========

7.      INTEREST-BEARING DEPOSITS

        Interest-bearing deposits consisted of the following:

                                                 September 30,   December 31,
                                                     1998            1997
                                                 -------------   ------------
        Savings                                   $ 7,944,270    $ 7,198,335
        NOW accounts                               10,793,085      9,695,696
        Money market                                6,312,581     10,570,276
        Time, $100,000 or more                     29,752,423     15,533,010
        Other time                                 37,374,726     36,497,137
                                                  -----------    -----------
                                                  $92,177,085    $79,494,454
                                                  ===========    ===========

        Interest expense recognized on interest-bearing deposits consisted of the following:

                                                   Nine Month Periods Ended
                                                         September 30,
                                                  --------------------------
                                                     1998           1997
                                                  -----------    -----------
        Savings                                   $   104,822    $   114,531
        NOW accounts                                   75,990         78,847
        Money market                                  138,517        154,469
        Time, $100,000 or more                        794,153        499,518
        Other time                                  1,488,082      1,370,061
                                                  -----------    -----------
                                                  $ 2,601,564    $ 2,217,426
                                                  ===========    ===========

                    WESTERN SIERRA BANCORP AND SUBSIDIARY

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                  (Continued)


8.      EARNINGS PER SHARE

        A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:


                                                             Weighted
                                                              Average
                                                             Number of
               For the Nine Month                Net          Shares       Per Share
                  Periods Ended                 Income      Outstanding     Amount
        --------------------------------     -----------    -----------    ---------
        September 30, 1998
        ------------------

        Basic earnings per share              $  835,268      970,810       $   .86
                                                                            =======

        Effect of dilutive stock options                       67,475
                                              ----------    ---------
        Diluted earnings per share            $  835,268    1,038,285       $   .80
                                              ==========    =========       =======

        September 30, 1997
        ------------------

        Basic earnings per share              $  707,718      965,403       $   .73
                                                                            =======

        Effect of dilutive stock options                       43,908
                                              ----------    ---------
        Diluted earnings per share            $  707,718    1,009,311       $   .70
                                              ==========    =========       =======

9.      COMPREHENSIVE INCOME

        On January 1, 1998, the Company adopted SFAS 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported. Other comprehensive income, net of taxes, was comprised of the unrealized gain on available-for sale investment securities for the nine month periods ended September 30, 1998 and 1997 and totaled $179,180 and $130,745, respectively. Total comprehensive income, net of taxes, was $1,014,448 and $838,463 for the nine month periods ended September 30, 1998 and 1997, respectively.

10.     NEW ACCOUNTING PRONOUNCEMENT

        In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 1999. Because of the Company's minimal use of derivatives, Management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------



The Board of Directors
    and Stockholders
Western Sierra Bancorp
    and Subsidiary

           We have audited the accompanying consolidated balance sheet of Western Sierra Bancorp and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Western Sierra Bancorp and subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.





                                            /s/ PERRY SMITH & CO., LLP
                                            ------------------------------------
                                                Certified Public Accountants

Sacramento, California
February 6, 1998

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                           DECEMBER 31, 1997 AND 1996

                                                                  1997                  1996
                                                              ------------          ------------
                           ASSETS
Cash and due from banks                                       $  5,296,020          $  4,447,407
Federal funds sold                                               6,550,000               100,000
Loans held for sale                                              1,766,851               748,617
Investment securities (market value of
   $20,790,500 in 1997 and $11,739,100
   in 1996) (Note 2)                                            20,748,546            11,734,630
Loans and leases, less allowance for loan and
   lease losses of $947,865 in 1997 and
   $707,066 in 1996 (Note 3)                                    68,190,971            60,901,585
Other real estate (Note 4)                                         966,804             1,197,304
Bank premises and equipment, net (Note 5)                        3,027,078             2,770,761
Accrued interest receivable and other assets
   (Note 6)                                                      2,313,511             1,560,222
                                                              ------------          ------------

                                                              $108,859,781          $ 83,460,526
                                                              ============          ============

                       LIABILITIES AND
                    STOCKHOLDERS' EQUITY

Deposits:
   Non-interest bearing                                       $ 19,214,744          $ 15,488,098
   Interest bearing (Note 7)                                    79,494,454            59,439,072
                                                              ------------          ------------

        Total deposits                                          98,709,198            74,927,170

Accrued interest payable and other liabilities                   1,152,111               813,030
                                                              ------------          ------------

        Total liabilities                                       99,861,309            75,740,200
                                                              ------------          ------------

Commitments and contingencies (Note 9)

Stockholders' equity (Note 10):
   Preferred stock - no par value; 10,000,000 shares
      authorized; none issued                                           --                    --
   Common stock - no par value; 10,000,000 shares
      authorized; issued and outstanding - 946,021
      shares in 1997 and 796,948 shares in 1996                  7,000,846             4,989,275
   Retained earnings                                             1,908,449             2,762,300
   Unrealized gain (loss) on available-for-sale
      investment securities, net of taxes (Note 2)                  89,177               (31,249)
                                                              ------------          ------------

        Total stockholders' equity                            8,998,472             7,720,326
                                                              ------------          ------------

                                                              $108,859,781          $ 83,460,526
                                                              ============          ============



   The accompanying notes are an integral part of these financial statements.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                      1997                1996                 1995
                                                  -----------          -----------          -----------
Interest income:
   Interest and fees on loans and leases          $ 6,977,940          $ 5,543,968          $ 4,937,615
   Interest on Federal funds sold                     210,669              145,574              141,254
   Interest on investment securities:
      Taxable                                       1,171,799              733,987              588,893
      Exempt from Federal income taxes                 70,041               17,521               16,180
                                                  -----------          -----------          -----------

        Total interest income                       8,430,449            6,441,050            5,683,942
                                                  -----------          -----------          -----------

Interest expense:
   Interest on deposits (Note 7)                    3,049,511            2,173,525            1,868,796
   Interest on short-term borrowings
      (Note 8)                                          1,783               11,453                5,795
                                                  -----------          -----------          -----------

        Total interest expense                      3,051,294            2,184,978            1,874,591
                                                  -----------          -----------          -----------

        Net interest income                         5,379,155            4,256,072            3,809,351

Provision for loan and lease losses
   (Note 3)                                           243,000              457,500               80,000
                                                  -----------          -----------          -----------

        Net interest income after
           provision for loan and
           lease losses                             5,136,155            3,798,572            3,729,351
                                                  -----------          -----------          -----------

Non-interest income:
   Service charges and fees                           764,888              687,896              689,759
   Gain on sale of loans                              972,425              684,316              426,998
   Gain (loss) on sale and call of
      investment securities, net
      (Note 2)                                         20,597               11,020              (29,520)
   Other income                                       278,964              308,541              139,755
                                                  -----------          -----------          -----------

        Total non-interest income                   2,036,874            1,691,773            1,226,992
                                                  -----------          -----------          -----------



                                   (Continued)

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME
                                   (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                 1997                1996                1995
                                              ----------          ----------          ----------
Other expenses:
   Salaries and employee benefits
      (Notes 3 and 14)                        $2,987,918          $2,355,582          $2,090,522
   Occupancy (Notes 5 and 9)                     399,720             351,845             307,998
   Equipment                                     461,138             398,913             369,320
   Other expenses (Note 11)                    1,682,183           1,176,110           1,160,495
                                              ----------          ----------          ----------

        Total other expenses                   5,530,959           4,282,450           3,928,335
                                              ----------          ----------          ----------

        Income before income taxes             1,642,070           1,207,895           1,028,008

Income taxes (Note 12)                           639,000             470,000             377,000
                                              ----------          ----------          ----------

        Net income                            $1,003,070          $  737,895          $  651,008
                                              ==========          ==========          ==========

Basic earnings per share (Note 10)            $     1.08          $      .97          $      .96
                                              ==========          ==========          ==========

Diluted earnings per share (Note 10)          $     1.02          $      .94          $      .94
                                              ==========          ==========          ==========



                          The accompanying notes are an
                             integral part of these
                              financial statements.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                                      UNREALIZED
                                                                                                     (LOSS) GAIN
                                                                                                     ON AVAILABLE-
                                           COMMON STOCK             ADDITIONAL                         FOR-SALE
                                  ----------------------------        PAID-IN         RETAINED        INVESTMENT
                                     SHARES          AMOUNT           CAPITAL         EARNINGS        SECURITIES          TOTAL
                                  -----------      -----------      -----------      -----------      -----------      -----------
Balance, January 1, 1995              517,600      $ 1,294,000      $ 1,307,500      $ 1,751,852      $   (52,919)     $ 4,300,433

Stock options exercised                21,400           53,500           71,476                                            124,976

7% stock dividend                      36,274           90,685          126,959         (217,644)

4% stock dividend                      22,783           56,958          102,583         (159,541)

Fractional shares                                                                         (1,270)                           (1,270)

Net income                                                                               651,008                           651,008

Net change in unrealized
   loss on available-for-sale
   investment securities, net
   of taxes                                                                                                80,312           80,312
                                  -----------      -----------      -----------      -----------      -----------      -----------

Balance, December 31, 1995            598,057        1,495,143        1,608,518        2,024,405           27,393        5,155,459

Shares exchanged to effect
   merger with the Bank                              1,608,518       (1,608,518)

Stock issued through stock
   offering                           200,000        1,904,922                                                           1,904,922

Stock options exercised and
   related tax benefit                  2,891           20,692                                                              20,692

Unearned ESOP shares
   (Note 14)                           (4,000)         (40,000)                                                            (40,000)

Net income                                                                               737,895                           737,895

Net change in unrealized
   gain on available-for-sale
   investment securities, net
   of taxes                                                                                               (58,642)         (58,642)
                                  -----------      -----------      -----------      -----------      -----------      -----------

Balance, December 31, 1996            796,948        4,989,275                         2,762,300          (31,249)       7,720,326

Stock options exercised and
   related tax benefit                 11,943          118,827                                                             118,827

6% stock dividend                      47,927          617,300                          (617,300)

10% stock dividend                     85,203        1,235,444                        (1,235,444)

Fractional shares                                                                         (4,177)                           (4,177)

Earned ESOP shares
   (Note 14)                            4,000           40,000                                                              40,000

Net income                                                                             1,003,070                         1,003,070

Net change in unrealized
   loss on available-for-sale
   investment securities, net
   of taxes (Note 2)                                                                                      120,426          120,426
                                  -----------      -----------      -----------      -----------      -----------      -----------

Balance, December 31, 1997            946,021      $ 7,000,846      $        --      $ 1,908,449      $    89,177      $ 8,998,472
                                  ===========      ===========      ===========      ===========      ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                       1997             1996            1995
                                                   -----------      -----------      -----------
Cash flows from operating activities:
   Net income                                      $ 1,003,070      $   737,895      $   651,008
   Adjustments to reconcile net
      income to cash provided by
      operating activities:
        Provision for loan and lease losses            243,000          457,500           80,000
        Depreciation and amortization                  397,903          318,076          316,604
        Deferred loan origination costs and
           fees, net                                    (1,636)         120,039           (2,774)
        Amortization of investment security
           premiums, net                                21,063           39,101           57,272
        (Gain) loss on sale and call of avail-
           able-for-sale investment securities         (16,293)         (11,020)          29,520
        Gain on called held-to-maturity
           investment securities                        (4,304)
        Provision for losses on other real
           estate                                      207,651           90,521
        Loss (gain) on sale of other real
           estate                                       25,802          (78,450)          (8,937)
        Increase in loans held for sale             (1,018,234)        (105,368)        (440,099)
        Increase in accrued interest
           receivable and other assets                (230,030)        (129,292)        (160,865)
        Increase (decrease) in accrued
           interest payable and other
           liabilities                                 419,081          (55,869)         495,557
        Deferred taxes                                (233,000)         (26,000)         (53,000)
                                                   -----------      -----------      -----------

             Net cash provided by
                operating activities                   814,073        1,357,133          964,286
                                                   -----------      -----------      -----------



                                   (Continued)

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                 1997              1996              1995
                                             ------------      ------------      ------------
Cash flows from investing activities:
   Cash acquired in the purchase of
      selected assets and liabilities of
      another bank                           $  5,944,700
   Proceeds from the sale and call of
      available-for-sale investment
      securities                                4,422,806      $  4,624,994      $  2,625,494
   Proceeds from called held-to-
      maturity investment securities            1,236,435
   Proceeds from matured held-to-
      maturity investment securities              114,380           545,000         1,422,675
   Purchases of available-for-sale
      investment securities                   (12,615,575)       (3,835,745)       (6,157,987)
   Purchases of held-to-maturity
      investment securities                    (3,371,446)       (2,498,017)         (620,562)
   Principal repayments received from
      available-for-sale SBA pools and
      mortgage-backed securities                1,226,887         1,184,545           453,149
   Principal repayments received from
      held-to-maturity mortgage-backed
      securities                                  168,765           131,058            93,089
   Net decrease in interest-bearing
      deposits in banks                                                               100,000
   Net increase in loans and leases            (8,298,384)      (13,462,483)       (8,371,476)
   Purchases of premises and equipment           (529,120)         (109,556)       (1,061,457)
   Purchase of other real estate                                                      (35,000)
   Proceeds from the sale of other real
      estate                                      798,955           419,708            98,997
   Purchase of life insurance policies                                               (305,000)
                                             ------------      ------------      ------------

        Net cash used in
           investing activities               (10,901,597)      (13,000,496)      (11,758,078)
                                             ------------      ------------      ------------



                                   (Continued)

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                          1997              1996              1995
                                                      ------------      ------------      ------------
Cash flows from financing activities:
   Net increase in demand, interest-
      bearing and savings deposits                    $  4,134,281      $  2,037,915      $    800,995
   Net increase in time deposits                        13,207,642         9,783,403         9,398,324
   Net (decrease) increase in short-term
      borrowings                                                          (2,000,000)        1,350,000
   Payments for fractional shares                           (4,177)                             (1,270)
   Proceeds from the sale of common
      stock                                                                1,904,922
   Proceeds from issuance of ESOP
      note payable                                                            40,000
   Repayment of ESOP note payable                          (40,000)
   Proceeds from the exercise of
      stock options                                         88,391            16,272           124,976
                                                      ------------      ------------      ------------

        Net cash provided by financing
           activities                                   17,386,137        11,782,512        11,673,025
                                                      ------------      ------------      ------------

        Increase in cash and cash
           equivalents                                   7,298,613           139,149           879,233

Cash and cash equivalents at
   beginning of year                                     4,547,407         4,408,258         3,529,025
                                                      ------------      ------------      ------------

Cash and cash equivalents at
   end of year                                        $ 11,846,020      $  4,547,407      $  4,408,258
                                                      ============      ============      ============

Supplemental disclosure of cash flow information:

      Cash paid during the year for:
        Interest expense                              $  2,909,016      $  2,081,127      $  1,717,971
        Income taxes                                  $    784,000      $    738,000      $    201,602

Non-cash investing activities:
   Real estate acquired through
      foreclosure                                     $    709,846      $  1,307,314      $     35,941

   Net change in unrealized gain (loss)
      on available-for-sale investment
      securities                                      $    196,634      $    (94,116)     $    130,121



                                   (Continued)

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


Supplemental schedule related to acquisition:

   On February 21, 1997, the Bank acquired certain assets and liabilities of the Lincoln branch of Wells Fargo Bank (Note 16):

        Cash                                                                              $5,944,700
        Fair value of assets and liabilities
           acquired, net                                                                     128,824
        Premium paid for deposits                                                            366,581
                                                                                          ----------
             Deposits assumed                                                             $6,440,105
                                                                                          ==========



                          The accompanying notes are an
                             integral part of these
                              financial statements.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           General
           -------

           Western Sierra Bancorp (the "Company") was incorporated on July 11, 1996, and subsequently obtained approval of the Board of Governors of the Federal Reserve System to be a bank holding company. On
           December 31, 1996, Western Sierra National Bank (the "Bank") consummated a merger with Western Sierra Bancorp that was effected through the exchange of one share of the Company's no par value common stock for each share of the Bank's $2.50 per share par value common stock. The merger was accounted for in a manner similar to that of a pooling-of-interests method of accounting.

           The accounting and reporting policies of the Company and its subsidiary conform with generally accepted accounting principles and prevailing practices within the banking industry.

           Certain reclassifications have been made to prior years' balances to conform to classifications used in 1997.

           Principles of Consolidation
           ---------------------------
           The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All material intercompany transactions and accounts have been eliminated in consolidation.

           Investment Securities
           ---------------------
           Investments are classified into the following categories:

                     - Available-for-sale securities, reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as a separate component of stockholders' equity.

                     - Held-to-maturity securities, which management has the positive intent and ability to hold, reported at amortized cost, adjusted for the accretion of discounts and amortization of premiums.

           Management determines the appropriate classification of its investments at the time of purchase and may only change the classification in certain limited circumstances. All transfers between categories are accounted for at fair value.

           Gains or losses on the sale of investment securities are computed on the specific identification method. Interest earned on investment securities is reported in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums. In addition, unrealized losses that are other than temporary are recognized in earnings for all investments.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           Loans and Leases
           ----------------
           Loans and leases are stated at principal balances outstanding, except for loans transferred from loans held for sale which are carried at the lower of principal balance or market value at the date of transfer, adjusted for accretion of discounts. Interest is accrued daily based upon outstanding loan and lease balances. However, when, in the opinion of management, loans and leases are considered to be impaired and the future collectibility of interest and principal is in serious doubt, loans and leases are placed on nonaccrual status and the accrual of interest income is suspended. Any interest accrued but unpaid is charged against income. Payments received are applied to reduce principal to the extent necessary to ensure collection. Subsequent payments on these loans and leases, or payments received on nonaccrual loans and leases for which the ultimate collectibility of principal is not in doubt, are applied first to earned but unpaid interest and then to principal.

           An impaired loan or lease is measured based on the present value of expected future cash flows discounted at the instrument's effective interest rate or, as a practical matter, at the instrument's observable market price or the fair value of collateral if the loan or lease is collateral dependent. A loan or lease is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due (including both principal and interest) in accordance with the contractual terms of the loan or lease agreement.

           Loan and lease origination fees, commitment fees, direct loan and lease origination costs and purchase premiums and discounts on loans and leases are deferred and recognized as an adjustment of yield, to be amortized to interest income over the contractual term of the loan or lease. The unamortized balance of deferred fees and costs is reported as a component of net loans and leases.

           Allowance for Loan and Lease Losses
           -----------------------------------
           The allowance for loan and lease losses is maintained to provide for losses related to impaired loans and leases and other losses that can be expected to occur in the normal course of business. The determination of the allowance is based on estimates made by management, to include consideration of the character of the loan and lease portfolio, specifically identified problem loans and leases, potential losses inherent in the portfolio taken as a whole and economic conditions in the Bank's service area. These estimates are particularly susceptible to changes in the economic environment and market conditions. The allowance is established through a provision for loan and lease losses which is charged to expense.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           Loan Sales and Servicing
           ------------------------
           The Bank adopted Financial Accounting Standards Board Statement No. 125 (SFAS 125), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities on January 1, 1997. This Statement superseded SFAS 122, Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65, which was adopted by the Bank on October 1, 1996. Under SFAS 125, sales of financial assets are recognized when the transferred assets are put beyond the reach of the transferor and its creditors, even in bankruptcy or receivership.

           Under SFAS 125, servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold or securitized with servicing rights retained are recognized as separate assets or liabilities. Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, and are subsequently amortized in proportion to and over the period of the related net servicing income or expense. Servicing assets are periodically evaluated for impairment. Fair values are estimated using discounted cash flows based on current market interest rates. For purposes of measuring impairment, servicing assets are stratified based on note rate and term. The amount of impairment recognized is the amount by which the servicing assets for a stratum exceed their fair value. Servicing rights acquired during the year ended December 31, 1997 were not considered material for disclosure purposes.

           The Bank originates loans that are sold to the Federal Home Loan Mortgage Corporation (FHLMC) and other investors. Loans held for sale are carried at the lower of cost or market value. Market value is determined by the specific identification method as of the balance sheet date or the date which investors have committed to purchase the loans. At the time the loans are sold, the related right to service the loans are either retained, with the Bank earning future servicing income, or released in exchange for a one-time servicing-released premium. Mortgage loans subsequently transferred to the loan portfolio are transferred at the lower of cost or market value at the date of transfer. Any difference between the carrying amount of the loan and its outstanding principal balance is recognized as an adjustment to yield by the interest method. The Bank serviced loans for FHLMC totaling approximately $6,648,000 and $7,869,000 as of December 31, 1997 and 1996, respectively.

           In addition, the guaranteed portion of certain Small Business Administration (SBA) loans are sold to third parties with the Bank retaining the unguaranteed portion. The Bank generally receives a premium in excess of the adjusted carrying value of the loan at the time of sale. The Bank may be required to refund a portion of this premium if the borrower defaults or the loan prepays within ninety days of the settlement date. However, there were no sales of loans subject to these recourse provisions at December 31, 1997, 1996 or 1995. SBA loans with unpaid balances of $4,181,000 and $2,917,000 were being serviced for others at December 31, 1997 and 1996, respectively.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           Other Real Estate
           -----------------
           Other real estate includes real estate acquired in full or partial settlement of loan obligations. When property is acquired, any excess of the Bank's recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property, net of estimated selling costs, is charged against the allowance for loan and lease losses. A valuation allowance for losses on other real estate is maintained to provide for temporary declines in value. The allowance is established through a provision for losses on other real estate which is included in other expenses. Subsequent gains or losses on sales or writedowns resulting from permanent impairments are recorded in other income or expense as incurred.

           Bank Premises and Equipment
           ---------------------------
           Bank premises and equipment are carried at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets. The useful lives of Bank premises are estimated to be thirty years. The useful lives of furniture, fixtures and equipment are estimated to be one to fifteen years. Leasehold improvements are amortized over the life of the asset or the term of the related lease, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

           Income Taxes
           ------------
           Deferred tax assets and liabilities are recognized for the tax consequences of temporary differences between the financial statement and tax basis of existing assets and liabilities. On the balance sheet, net deferred tax assets are included in accrued interest receivable and other assets.

           Cash Equivalents
           ----------------
           For the purpose of the statement of cash flows, cash and due from banks and Federal funds sold are considered to be cash equivalents. Generally, Federal funds are sold for one day periods.

           Earnings Per Share
           ------------------
           In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which established new standards for computing and presenting earnings per share (EPS). This Statement was adopted by the Company for financial statements issued for the year ended December 31, 1997 and requires the restatement of all prior-period EPS data presented.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           Earnings Per Share (Continued)
           ------------------
           Basic EPS, which excludes dilution, is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period and replaces the presentation of primary EPS. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Company. Diluted EPS is computed similarly to, and replaces the presentation of, fully diluted EPS. The treasury stock method has been applied to determine the dilutive effect of stock options in computing diluted EPS. Earnings per share is retroactively adjusted for stock dividends for all periods presented.

           Stock-Based Compensation
           ------------------------
           Stock options are accounted for under the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the exercise price. However, if the fair value of stock-based compensation computed under a fair value based method, as prescribed in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, is material to the financial statements, pro-forma net income and earnings per share are disclosed as if the fair value method had been applied.

           Use of Estimates
           ----------------
           The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

2.         INVESTMENT SECURITIES

           The amortized cost and estimated market value of investment securities at December 31, 1997 and 1996 consisted of the following:

           Available-for Sale:

                                                                           1997
                                        --------------------------------------------------------------------------------
                                                                 Gross                  Gross                Estimated
                                         Amortized             Unrealized             Unrealized               Market
                                           Cost                  Gains                  Losses                 Value
                                        ------------          ------------           ------------           ------------
           U.S. Government
                agencies                $ 13,534,887          $    126,463           $    (46,350)          $ 13,615,000
           Obligations of states
               and political sub-
               divisions                   1,573,256                66,738                   (994)             1,639,000
           Federal Reserve
               Bank stock                    150,900                                                             150,900
           Federal Home Loan
               Bank stock                    393,600                                                             393,600
                                        ------------          ------------           ------------           ------------

                                        $ 15,652,643          $    193,201           $    (47,344)          $ 15,798,500
                                        ============          ============           ============           ============

           Net unrealized gains on available-for-sale investment securities totaling $145,857 were recorded net of $56,680 in tax liabilities as a separate component of stockholders' equity at December 31, 1997. Proceeds and gross realized gains from the sale and call of available-for-sale investment securities for the year ended
           December 31, 1997 totaled $4,422,806 and $16,293, respectively.

                                                                           1996
                                      ---------------------------------------------------------------------------------
                                                                Gross                 Gross                  Estimated
                                         Amortized           Unrealized             Unrealized                 Market
                                            Cost                Gains                 Losses                   Value
                                        -----------          -----------            -----------             -----------
           U.S. Government
              agencies                  $ 8,171,777          $    12,623            $   (63,400)            $ 8,121,000
           Federal Reserve
              Bank stock                    150,900                                                             150,900
           Federal Home Loan
              Bank stock                    370,200                                                             370,200
                                        -----------          -----------            -----------             -----------

                                        $ 8,692,877          $    12,623            $   (63,400)            $ 8,642,100
                                        ===========          ===========            ===========             ===========

           Net unrealized losses on available-for-sale investment securities totaling $50,777 were recorded net of $19,528 in tax benefits as a separate component of stockholders' equity at December 31, 1996. Proceeds and gross realized gains and losses from the sale and call of available-for-sale investment securities for the year ended December 31, 1996 totaled $4,624,994, $14,957 and $3,937, respectively. Proceeds and gross realized gains and losses from the sale and call of available-for-sale investment securities for the year ended December 31, 1995 totaled $2,625,494, $1,620 and $31,140, respectively.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

2.         INVESTMENT SECURITIES (Continued)

           Held-to Maturity:

                                                               1997
                                     ---------------------------------------------------------
                                                       Gross          Gross         Estimated
                                      Amortized     Unrealized      Unrealized        Market
                                        Cost           Gains          Losses          Value
                                     ----------     ----------      -----------     ----------
           U.S. Government
               agencies              $4,065,583     $   36,417                      $4,102,000
           Obligations of states
               and political sub-
               divisions                884,463          5,537                         890,000
                                     ----------     ----------       ----------     ----------

                                     $4,950,046     $   41,954       $       --     $4,992,000
                                     ==========     ==========       ==========     ==========

           Proceeds and gross realized gains on called held-to-maturity investment securities for the year ended December 31, 1997 totaled $1,236,435 and $4,304, respectively.

                                                               1996
                                     ---------------------------------------------------------
                                                      Gross           Gross         Estimated
                                     Amortized      Unrealized      Unrealized        Market
                                       Cost           Gains           Losses          Value
                                     ---------      ----------      ----------      ----------
           U.S. Government
               agencies              $2,835,010     $    4,615       $   (625)      $2,839,000
           Obligations of states
               and political sub-
               divisions                257,520            480                         258,000
                                     ----------     ----------       --------       ----------

                                     $3,092,530     $    5,095       $   (625)      $3,097,000
                                     ==========     ==========       ========       ==========


           There were no sales, calls or transfers of held-to-maturity investment securities for the years ended December 31, 1996 and 1995.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

2.         INVESTMENT SECURITIES (Continued)

           The amortized cost and estimated market value of investment securities at December 31, 1997 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                Available-for-Sale                         Held-to-Maturity
                                         --------------------------------          --------------------------------
                                                               Estimated                                Estimated
                                           Amortized             Market             Amortized             Market
                                             Cost                Value                Cost                 Value
                                         -----------          -----------          -----------          -----------
           Within one year               $ 1,000,088          $   997,000
           After one year
             through five years            1,060,000            1,060,000
           After five years
             through ten years             2,707,296            2,744,000          $ 3,500,152          $ 3,533,000
           After ten years                 2,314,709            2,426,000            1,175,789            1,182,000
                                         -----------          -----------          -----------          -----------

                                           7,082,093            7,227,000            4,675,941            4,715,000

           Investment securities not due
             at a single maturity date:
             Government guar-
               anteed mortgage-
               backed securities           7,373,324            7,369,000               65,431               68,000
             SBA loan pools                  652,726              658,000
             Municipal bonds                                                           208,674              209,000
             Federal Reserve
               Bank stock                    150,900              150,900
             Federal Home
               Loan Bank
               stock                         393,600              393,600
                                         -----------          -----------          -----------          -----------

                                         $15,652,643          $15,798,500          $ 4,950,046          $ 4,992,000
                                         ===========          ===========          ===========          ===========

           Investment securities with amortized costs totaling $8,495,865 and $9,731,880 and market values totaling $8,565,000 and $9,670,000 were pledged to secure treasury tax and loan accounts and public deposits at December 31, 1997 and 1996, respectively.

'
                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

3.         LOANS AND LEASES

           Outstanding loans and leases are summarized as follows:

                                                              December 31,
                                                  -----------------------------------
                                                      1997                   1996
                                                  ------------           ------------
           Commercial                             $ 14,882,162           $ 13,021,706
           Real estate - mortgage                   40,051,471             33,441,843
           Real estate - construction               13,263,326             13,841,966
           Lease financing                             697,499              1,018,563
           Installment                                 615,391                657,222
                                                  ------------           ------------

                                                    69,509,849             61,981,300

           Deferred loan and lease origination
               fees and costs, net                    (371,013)              (372,649)
           Allowance for loan and lease losses        (947,865)              (707,066)
                                                  ------------           ------------

                                                  $ 68,190,971           $ 60,901,585
                                                  ============           ============

           Changes in the allowance for loan and lease losses were as follows:

                                                          Year Ended December 31,
                                              -------------------------------------------------
                                                1997                1996                1995
                                              ---------           ---------           ---------
           Balance, beginning of year         $ 707,066           $ 648,730           $ 620,018
           Provision charged to operations      243,000             457,500              80,000
           Losses charged to allowance           (3,000)           (402,518)            (56,238)
           Recoveries                               799               3,354               4,950
                                              ---------           ---------           ---------

               Balance, end of year           $ 947,865           $ 707,066           $ 648,730
                                              =========           =========           =========

           The recorded investment in loans that were considered to be impaired totaled $1,487,000 and $1,429,000 at December 31, 1997 and 1996,
           respectively. The related allowance for loan losses for these loans at December 31, 1997 and 1996 was $207,500 and $62,900, respectively. The average recorded investment in impaired loans for the years ended December 31, 1997, 1996 and 1995 was $1,100,000, $1,192,000 and
           $500,000, respectively. The Bank recognized $133,617, $101,841 and $49,584 in interest income on impaired loans during these same periods on a cash basis.

           At December 31, 1997 and 1996, nonaccrual loans totaled $1,487,000 and $1,429,000, respectively. Interest foregone on nonaccrual loans totaled $96,000, $112,000 and $82,000 for the years ended
           December 31, 1997, 1996 and 1995, respectively.

           Salaries and employee benefits totaling $339,415, $277,458 and $152,210 have been deferred as loan and lease origination costs during 1997, 1996 and 1995, respectively.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

4.         OTHER REAL ESTATE

           Other real estate consisted of the following:

                                           December 31,
                                  ---------------------------------
                                     1997                  1996
                                  -----------           -----------
           Other real estate      $ 1,241,776           $ 1,197,304

           Valuation allowance       (274,972)
                                  -----------           -----------

                                  $   966,804           $ 1,197,304
                                  ===========           ===========

5.         BANK PREMISES AND EQUIPMENT

           Bank premises and equipment consisted of the following:

                                                        December 31,
                                              ----------------------------------
                                                 1997                   1996
                                              -----------           -----------
           Land                               $   720,640           $   720,640
           Building                             1,484,566             1,473,069
           Furniture, fixtures and equipment    2,211,896             1,763,363
           Leasehold improvements                 245,677               225,061
           Construction in progress                80,081
                                              -----------           -----------

                                                4,742,860             4,182,133
               Less accumulated
                 depreciation and
                 amortization                  (1,715,782)           (1,411,372)
                                              -----------           -----------

                                              $ 3,027,078           $ 2,770,761
                                              ===========           ===========

           Depreciation and amortization included in occupancy and equipment expense totaled $366,803, $317,526 and $301,727 for the years ended December 31, 1997, 1996 and 1995, respectively.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

6.         ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS

           Accrued interest receivable and other assets consisted of the following:

                                                                  December 31,
                                                         ------------------------------
                                                            1997                1996
                                                         ----------          ----------
           Accrued interest receivable                   $  752,368          $  545,613
           Cash surrender value of officer life
               insurance policies (Note 14)                 349,722             332,525
           Deferred tax assets, net (Note 12)               484,000             323,000
           Deposit premium, net (Note 16)                   336,031
           Other                                            391,390             359,084
                                                         ----------          ----------

                                                         $2,313,511          $1,560,222
                                                         ==========          ==========

7.         INTEREST-BEARING DEPOSITS

           Interest-bearing deposits consisted of the following:

                                                                 December 31,
                                                        --------------------------------
                                                           1997                 1996
                                                        -----------          -----------
           Savings                                      $ 7,198,335          $ 7,011,315
           NOW accounts                                   9,695,696            8,265,995
           Money market                                  10,570,276            7,068,644
           Time, $100,000 or more                        15,533,010            9,692,733
           Other time                                    36,497,137           27,400,385
                                                        -----------          -----------

                                                        $79,494,454          $59,439,072
                                                        ===========          ===========

           Interest expense recognized on interest-bearing deposits consisted of the following:

                                                         Year Ended December 31,
                                           --------------------------------------------------
                                              1997                1996                1995
                                           ----------          ----------          ----------
           Savings                         $  152,374          $  151,592          $  181,749
           NOW accounts                       105,363              92,685              98,775
           Money market                       214,956             199,352             207,086
           Time, $100,000 or more             764,129             394,904             327,624
           Other time                       1,812,689           1,334,992           1,053,562
                                           ----------          ----------          ----------

                                           $3,049,511          $2,173,525          $1,868,796
                                           ==========          ==========          ==========

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

8.         SHORT-TERM BORROWING ARRANGEMENTS

           The Bank has $4,000,000 in unsecured borrowing arrangements with two of its correspondent banks. At December 31, 1997, the Bank could also borrow up to $3,986,000 from the Federal Home Loan Bank, secured by investment securities with amortized costs totaling $1,188,590 and estimated market values totaling $1,168,000 and mortgage loans with carrying values totaling approximately $4,512,000. In addition, as of December 31, 1997, the Bank could borrow up to $721,000 on an overnight basis from the Federal Reserve Bank, secured by investment securities with amortized costs totaling $1,000,000 and estimated market values totaling $1,006,000. There were no short-term borrowings outstanding at December 31, 1997 and 1996.

9.         COMMITMENTS AND CONTINGENCIES

           Leases
           ------

           The Bank leases certain of its branch offices under noncancelable operating leases. Rental payments include minimum rentals, plus adjustments for changing price indexes. Future minimum lease payments are as follows:

                            Year Ending
                            December 31,
                            ------------
                                1998          $147,600
                                1999           138,180
                                2000           100,600
                                2001            93,600
                                2002            50,700
                                              --------

                                              $530,680
                                              ========

           Rental expense included in occupancy expense totaled $161,957, $134,610 and $110,853 for the years ended December 31, 1997, 1996 and 1995, respectively.

           Financial Instruments With Off-Balance-Sheet Risk
           -------------------------------------------------

           The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.

           The Bank's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and letters of credit as it does for loans included on the balance sheet.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

9.         COMMITMENTS AND CONTINGENCIES (Continued)

           Financial Instruments With Off-Balance-Sheet Risk (Continued)
           -------------------------------------------------

           The following financial instruments represent off-balance-sheet credit risk:

                                                           December 31,
                                                 --------------------------------
                                                    1997                 1996
                                                 -----------          -----------
           Commitments to extend credit          $15,267,028          $13,091,131
           Letters of credit                     $   246,288          $   494,949

           Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include deposits, accounts receivable, inventory, equipment, income-producing commercial properties and residential real estate.

           Letters of credit are conditional commitments issued by the Bank to guarantee the performance or financial obligation of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

           Real estate loan commitments represent 57% of total commitments and are generally secured by property with a loan-to-value ratio not to exceed 80%. Other loan commitments, predominantly commercial, represent 41% of total commitments and are generally unsecured. Home equity line commitments represent the remaining 2% of total commitments. In addition, the majority of the Bank's loan commitments have variable interest rates.

           Significant Concentrations of Credit Risk
           -----------------------------------------

           The Bank grants real estate mortgage, real estate construction, commercial, agricultural and consumer loans to customers throughout El Dorado, Placer and Sacramento counties.

           Although the Bank has a diversified loan and lease portfolio, a substantial portion of its portfolio is secured by commercial and residential real estate. However, personal and business income represent the primary source of repayment for a majority of these loans.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

9.         COMMITMENTS AND CONTINGENCIES (Continued)

           Contingencies
           -------------
           The Company and its subsidiary are subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to such actions will not materially affect the financial position or results of operations of the Company or its subsidiary.

10.        STOCKHOLDERS' EQUITY

           Dividends
           ---------
           Upon declaration by the Board of Directors of the Company, all stockholders of record will be entitled to receive dividends. Under applicable Federal laws, the Comptroller of the Currency restricts the total dividend payment of any national banking association in any calendar year to the net income of the year, as defined, combined with the net income for the two preceding years, less distributions made to stockholders during the same three-year period. At
           December 31, 1997, the Bank had $1,778,723 in retained earnings available for dividend payments to the Company.

           Earnings Per Share
           ------------------
           A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

                                                                                    Weighted
                                                                                     Average
                                                                                    Number of
                                                                Net                  Shares                 Per-Share
                  For the Year Ended                          Income               Outstanding               Amount
           --------------------------------            ---------------------  ---------------------  ---------------------
           December 31, 1997
           -----------------
           Basic earnings per share                    $           1,003,070                932,531  $                1.08
                                                                                                     =====================

           Effect of dilutive stock options                                                  54,175
                                                       ---------------------  ---------------------
           Diluted earnings per share                  $           1,003,070                986,706  $                1.02
                                                       =====================  =====================  =====================
           December 31, 1996
           -----------------
           Basic earnings per share                    $             737,895                759,017  $                 .97
                                                                                                     =====================

           Effect of dilutive stock options                                                  23,301
                                                       ---------------------  ---------------------
           Diluted earnings per share                  $             737,895                782,318  $                 .94
                                                       =====================  =====================  =====================

                          WESTERN SIERRA BANCORP AND SUBSIDIARY

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                       (Continued)

10. STOCKHOLDERS' EQUITY (Continued)

    Earnings Per Share (Continued)
    ------------------

                                                          Weighted
                                                           Average
                                                          Number of
                                              Net          Shares        Per-Share
            For the Year Ended               Income      Outstanding       Amount
     --------------------------------       --------     -----------     ---------
     December 31, 1995
     -----------------

     Basic earnings per share              $651,008         681,030          $ .96
                                                                             =====

     Effect of dilutive stock options                         8,666
                                           --------         -------
     Diluted earnings per share            $651,008         689,696          $ .94
                                           ========         =======          =====

     Stock Options
     -------------

     In 1997 and 1989, the Board of Directors adopted Stock Option Plans for which 218,070 shares of common stock were reserved for issuance to employees and Directors under incentive and nonstatutory agreements. The plans require that the option price may not be less than the fair market value of the stock at the date the option is granted, and that the stock must be paid in full at the time the option is exercised. The options expire on a date determined by the Board of Directors, but not later than ten years from the date of grant. The vesting period is determined by the Board of Directors and is generally over five years. As a result of the merger between the Bank and the Company, no additional shares can be granted under the 1989 Plan.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

10.        STOCKHOLDERS' EQUITY (Continued)

           Stock Options (Continued)
           -------------

           The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation expense has been recognized for its stock option plan. Had compensation cost for the plan been determined based on the fair value at grant date for awards in 1997, 1996 and 1995 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the proforma amounts indicated below:

                                                                  Year Ended December 31,
                                                 ---------------------------------------------------------
                                                      1997                  1996                  1995
                                                 -------------          -------------        -------------
           Net earnings - as reported            $   1,003,070          $     737,895        $     651,008
           Net earnings - proforma               $     956,265          $     611,262        $     650,170

           Basic earnings per share -
               as reported                       $        1.08          $         .97        $         .96
           Basic earnings per share -
               proforma                          $        1.03          $         .81        $         .95

           Diluted earnings per share -
               as reported                       $        1.02          $         .94        $         .94
           Diluted earnings per share -
               proforma                          $         .97          $         .78        $         .94

           The fair value of each option is estimated on the date of grant using an option-pricing model with the following assumptions:

                                                                    Year Ended December 31,
                                                    ------------------------------------------------------
                                                         1997                  1996              1995
                                                    ----------------     ----------------   --------------
           Dividend yield (not applicable)
           Expected volatility                      23.33% to 25.35%               25.55%            1.17%
           Risk-free interest rate                             5.78%                6.25%            5.35%
           Expected option life                             10 years             10 years          5 years

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

10.        STOCKHOLDERS' EQUITY (Continued)

           Stock Options (Continued)
           -------------

           A summary of the combined activity within the plans follows:

                                                    1997                       1996                       1995
                                          ------------------------     -----------------------     -----------------------
                                                          Weighted                    Weighted                    Weighted
                                                           Average                    Average                     Average
                                                          Exercise                    Exercise                    Exercise
                                           Shares          Price       Shares          Price       Shares          Price
                                          -------        ---------     -------        --------     -------        --------
           Options outstanding
             beginning of year            101,283        $    7.16      41,174        $   4.83      72,000        $   4.84

             Options granted               45,000        $   11.14      63,000        $   8.58       1,000        $   4.62
             Options exercised            (11,943)       $    7.22      (2,891)       $   4.82     (21,400)       $   4.82
             Options canceled              (4,198)       $    8.58                                 (16,000)       $   4.89
             Options resulting
                from stock
                dividends                  20,828        $    8.03                                   5,574        $   4.87
                                          -------                       ------                      ------

           Options outstanding,
             end of year                  150,970        $    8.43     101,283        $   7.16      41,174        $   4.83
                                          =======                      =======                      ======

           Options exercisable,
             end of year                   98,078        $    7.31      76,283        $   6.81      41,174        $   4.83
                                          =======                      =======                      ======

           Weighted average
             fair value of options
             granted during the
             year                          45,000        $    6.45      63,000        $   5.32       1,000        $   1.39
                                          =======                      =======                      ======

           A summary of options outstanding at December 31, 1997 follows:

                                                 Number of           Weighted         Number of
                                                  Options             Average          Options
                                                Outstanding          Remaining       Exercisable
                                                December 31,        Contractual      December 31,
           Range of Exercise Prices                 1997                Life             1997
           ------------------------             ------------        ------------     ------------
           $  4.62                                   1,298              3 years           1,298
           $  4.82                                  38,374              2 years          38,374
           $  8.58                                  61,798              9 years          48,506
           $ 10.91                                  27,500             10 years           5,500
           $ 11.36                                  15,400             10 years           3,080
           $ 11.59                                   6,600             10 years           1,320
                                                   -------                               ------
                                                   150,970                               98,078
                                                  ========                               ======

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

10.        STOCKHOLDERS' EQUITY (Continued)

           Regulatory Capital
           ------------------

           The Bank is subject to certain regulatory capital requirements administered by the Office of the Comptroller of the Currency (OCC). Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

           The Company is subject to similar capital requirements administered by the Board of Governors of the Federal Reserve System.

           Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets as set forth below. The average assets and risk-weighted assets of the Company and the Bank are not materially different at December 31, 1997. Each of these components is defined in the regulations. Management believes that the Company and the Bank meet all their capital adequacy requirements as of December 31, 1997.

           In addition, the most recent notification from the OCC as of December 31, 1997 categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                             1997                         1996                        1995
                                                       -----------------           ------------------          ------------------
                                                       Amount      Ratio           Amount       Ratio          Amount       Ratio
                                                       ------      -----           ------       -----          ------       -----
           Leverage Ratio
           --------------

           Western Sierra Bancorp and
               Subsidiary                          $  8,573,264     8.7%        $  7,751,575     10.2%

           Western Sierra National Bank            $  8,223,819     8.3%        $  7,476,315      9.8%      $   5,128,066     7.9%

           Minimum requirement for "Well-
               Capitalized" institution            $  4,953,300     5.0%        $  3,810,500      5.0%      $   3,252,000     5.0%
           Minimum regulatory requirement          $  3,962,700     4.0%        $  3,048,400      4.0%      $   2,601,600     4.0%

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

10.        STOCKHOLDERS' EQUITY (Continued)

           Regulatory Capital (Continued)

                                                             1997                         1996                     1995
                                                      ------------------          -------------------       -------------------
                                                      Amount       Ratio          Amount        Ratio       Amount        Ratio
                                                      ------       -----          ------        -----       ------        -----
           Tier 1 Risk-Based Capital Ratio
           -------------------------------
           Western Sierra Bancorp and
               Subsidiary                          $  8,573,264     10.7%     $   7,751,575     11.6%

           Western Sierra National Bank            $  8,223,819     10.2%     $   7,476,315     11.3%    $   5,128,066     9.3%

           Minimum requirement for "Well-
               Capitalized" institution            $  4,816,900     6.0%      $   4,024,800     6.0%     $   3,353,500     6.0%
           Minimum regulatory requirement          $  3,211,300     4.0%      $   2,683,200     4.0%     $   2,235,600     4.0%

           Total Risk-Based Capital Ratio
           ------------------------------
           Western Sierra Bancorp and
               Subsidiary                          $  9,521,129     11.9%     $   8,458,641     12.6%

           Western Sierra National Bank            $  9,171,684     11.4%     $   8,183,381     12.4%    $   5,776,796     10.3%

           Minimum requirement for "Well-
               Capitalized" institution            $  8,028,200     10.0%     $   6,708,000     10.0%    $   5,589,100     10.0%
           Minimum regulatory requirement          $  6,422,600      8.0%     $   5,366,400      8.0%    $   4,471,300      8.0%

11.        OTHER EXPENSES

           Other expenses consisted of the following:

                                                                    Year Ended December 31,
                                              -------------------------------------------------------------------
                                                      1997                   1996                    1995
                                              ---------------------  ---------------------  ---------------------
           Advertising and promotion          $              86,898  $              60,324  $              83,778
           Regulatory assessments                            46,121                 32,069                 95,937
           Stationery and supplies                          116,042                 98,022                 94,493
           Professional fees                                144,839                 82,994                 94,014
           Other real estate                                341,814                137,840                 83,410
           Other operating expenses                         946,469                764,861                708,863
                                              ---------------------  ---------------------  ---------------------

                                              $           1,682,183  $           1,176,110  $           1,160,495
                                              =====================  =====================  =====================

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

12.        INCOME TAXES

           The provision for income taxes for the years ended December 31, 1997, 1996 and 1995 consisted of the following:

                                                     Federal                 State                   Total
                                              ---------------------  ---------------------  ---------------------
           1997
           ----
           Current                            $             642,000  $             230,000  $             872,000
           Deferred                                        (178,000)               (55,000)              (233,000)
                                              ---------------------  ---------------------  ---------------------

                  Income tax expense          $             464,000  $             175,000  $             639,000
                                              =====================  =====================  =====================

           1996
           ----
           Current                            $             351,000  $             145,000  $             496,000
           Deferred                                         (19,000)                (7,000)               (26,000)
                                              ---------------------  ---------------------  ---------------------

                  Income tax expense          $             332,000  $             138,000  $             470,000
                                              =====================  =====================  =====================

           1995
           ----
           Current                            $             316,000  $             114,000  $             430,000
           Deferred                                         (46,000)                (7,000)            (   53,000)
                                              ---------------------  ---------------------  ---------------------

                  Income tax expense          $             270,000  $             107,000  $             377,000
                                              =====================  =====================  =====================

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

12.        INCOME TAXES (Continued)

           Deferred tax assets (liabilities) are comprised of the following at December 31, 1997 and 1996:

                                                                  1997            1996
                                                               ---------        ---------
           Deferred tax assets:
               Allowance for loan and lease losses             $ 342,000        $ 234,000
               Excess servicing fees                              12,000           13,000
               Deferred compensation                              58,000           40,000
               Future benefit of State tax deduction              76,000           49,000
               Other real estate                                 123,000           37,000
               Deposit purchase premium                            4,000
               Organization costs                                 15,000
               Unrealized loss on available-for-sale
                  investment securities                           20,000
               Other                                              11,000            5,000
                                                               ---------        ---------
                          Total deferred tax assets              641,000          398,000
                                                               ---------        ---------

           Deferred tax liabilities:
               Bank premises and equipment                       (38,000)         (53,000)
               Future liability of State deferred tax
                  assets                                         (41,000)         (22,000)
               Federal Home Loan Bank stock
                  dividends                                      (21,000)
               Unrealized gain on available-for-sale
                  investment securities                          (57,000)
                                                               ---------        ---------
                          Total deferred tax liabilities        (157,000)         (75,000)
                                                               ---------        ---------
                          Net deferred tax assets              $ 484,000        $ 323,000
                                                               =========        =========

           The provision for income taxes differs from amounts computed by applying the statutory Federal income tax rate to operating income before income taxes. The items comprising these differences for the years ended December 31, 1997, 1996 and 1995 consisted of the following:

                                                     1997                         1996                       1995
                                          --------------------------   --------------------------   --------------------------
                                            Amount           Rate %      Amount           Rate %     Amount            Rate %
                                          ---------        ---------   ---------        ---------   ---------        ---------
           Federal income tax
             expense, at statutory
             rate                         $ 558,304             34.0   $ 410,684             34.0   $ 349,523             34.0
           State franchise tax, net
             of Federal tax effect          112,539              6.9      89,588              7.4      75,852              7.4
           Benefit of tax-
             exempt income                  (35,627)            (2.2)    (29,296)            (2.4)    (44,423)            (4.3)
           Other                              3,784               .2        (976)             (.1)     (3,952)             (.4)
                                          ---------        ---------   ---------        ---------   ---------        ---------
                  Total income
                      tax expense         $ 639,000             38.9   $ 470,000             38.9   $ 377,000             36.7
                                          =========        =========   =========        =========   =========        =========

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

13.        RELATED PARTY TRANSACTIONS

           During the normal course of business, the Bank enters into transactions with related parties, including Directors. These transactions are on substantially the same terms and conditions as those prevailing for comparable transactions with unrelated parties.

           The following is a summary of the aggregate activity involving related party borrowers during 1997:

           Balance, January 1, 1997                    $ 1,083,000

               Disbursements                               376,000
               Amounts repaid                             (240,000)
                                                       -----------
           Balance, December 31, 1997                  $ 1,219,000
                                                       ===========

           Undisbursed commitments to related
               parties, December 31, 1997              $        --
                                                       ===========

14.        EMPLOYEE BENEFIT PLANS

           Profit Sharing Plan
           -------------------
           The Western Sierra Bancorp and Subsidiary 401KSOP is available to employees meeting certain service requirements. The Company's contribution to the plan is discretionary and is allocated in the same ratio as each participant's compensation bears to total compensation for all participants. Contributions totaled $32,200, $21,800 and $8,200 in 1997, 1996 and 1995, respectively.

           Employee Stock Ownership Plan
           -----------------------------
           The Employee Stock Ownership Plan (ESOP) is designed to invest primarily in securities of the Bank purchased on the open market. Contributions to the plan are at the sole discretion of the Board of Directors and are limited on a participant-by-participant basis to the lesser of $30,000 or 25% of the participant's compensation for the plan year. Compensation is defined as all compensation paid during the plan year which is considered to be W-2 income, to include amounts deferred under the Company's 401KSOP. Employer contributions vest at a rate of 20% per year after two years of employment. Employee contributions are not permitted.

           During 1996, the ESOP purchased 6,000 shares of the Company's common stock. Of these shares, 2,000 shares were purchased with a $20,000 contribution to the ESOP by the Bank which was recognized as compensation expense. The remaining 4,000 shares were purchased with the proceeds of a $40,000 loan to the ESOP by a member of the Board of Directors.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

14.        EMPLOYEE BENEFIT PLANS (Continued)

           Employee Stock Ownership Plan (Continued)
           -----------------------------
           As the debt is repaid, shares are released in proportion to the debt service paid during the year and allocated to active employees. The debt of the ESOP is recorded as debt of the Company and the shares are reported as unearned ESOP shares in stockholders' equity. As shares are committed to be released, the Bank reports compensation expense equal to the current market price of the shares, and the shares are recognized as outstanding for earnings per share and capital ratio computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and are allocated to the participants; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest.

           During 1997, the loan was repaid and the 4,000 shares were released and allocated to employees. Compensation expense of $75,000 and $20,000 and interest expense related to the loan of $2,739 and $1,148 were recognized for the years ended December 31, 1997 and 1996, respectively.

           Allocated and unreleased ESOP shares as of December 31, 1997 and 1996 were as follows:

                                                      1997             1996
                                                     ------           ------
           Allocated shares                          16,064           12,064
           Unreleased shares                                           4,000
           Shares resulting from stock
               dividends                              2,665
                                                     ------           ------

           Total ESOP shares                         18,729           16,064
                                                    =======          =======

           Fair value of unreleased shares          $    --          $47,000
                                                    =======          =======

           Salary Continuation Plan
           ------------------------
           In December 1994, the Board of Directors approved a salary continuation plan for a key executive. Under this plan, the Company is obligated to provide the executive or his designated beneficiary, with annual benefits for fifteen years after retirement or death. These benefits are substantially equivalent to those available under insurance policies purchased by the Company on the life of the executive. In addition, the estimated present value of these future benefits are accrued over the period from the effective date of the plan until the executive's expected retirement date. The expense recognized under this plan totaled $11,400 for the years ended December 31, 1997 and 1996 and $11,700 for the year ended
           December 31, 1995.

           Under this plan, the Bank invested in single premium life insurance policies with cash surrender values totaling $349,722 and $332,525 at December 31, 1997 and 1996, respectively. On the balance sheet, the cash surrender value of life insurance polices is included in accrued interest receivable and other assets.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

15.        DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

           Estimated fair values are disclosed for financial instruments for which it is practicable to estimate fair value. These estimates are made at a specific point in time based on relevant market data and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company's entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

           Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the fair values presented.

           The following methods and assumptions were used by the Company to estimate the fair value of its financial instruments at December 31, 1997 and 1996:

           Cash, cash equivalents and short-term borrowings: For cash, cash
           ------------------------------------------------
           equivalents and short-term borrowings, the carrying amount is estimated to be fair value.

           Investment securities: For investment securities, fair values are
           ---------------------
           based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities and indications of value provided by brokers.

           Loans and leases: For variable-rate loans and leases that reprice
           ----------------
           frequently with no significant change in credit risk, fair values are based on carrying values. Fair values of loans held for sale are estimated using quoted market prices for similar loans. The fair values for other loans and leases are estimated using discounted cash flow analyses, using interest rates being offered at each reporting date for loans and leases with similar terms to borrowers of comparable creditworthiness. The carrying amount of accrued interest receivable approximates its fair value.

           Cash surrender value of life insurance policies: The fair value of
           -----------------------------------------------
           life insurance policies are based on cash surrender values at each reporting date as provided by the insurers.

           Deposits: The fair values for demand deposits are, by definition,
           --------
           equal to the amount payable on demand at the reporting date represented by their carrying amount. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow analyses using interest rates being offered by the Bank at each reporting date for certificates with similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

           Commitments to extend credit: Commitments to extend credit are
           ----------------------------
           primarily for variable rate loans. For these commitments, there is no difference between the commitment amounts and their fair values. Commitments to fund fixed rate loans and letters of credit are at rates which approximate fair value at each reporting date.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

15.        DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

           The estimated fair value of the Company's financial instruments are as follows:

                                                    December 31, 1997                 December 31, 1996
                                              -----------------------------     -----------------------------
                                                Carrying          Fair            Carrying           Fair
                                                 Amount           Value            Amount            Value
                                              ------------     ------------     ------------     ------------
           Financial assets:
             Cash and due from banks          $  5,296,020     $  5,296,020     $  4,447,407     $  4,447,407
             Federal funds sold                  6,550,000        6,550,000          100,000          100,000
             Loans held for sale                 1,766,851        1,781,000          748,617          771,000
             Investment securities              20,748,546       20,790,500       11,734,630       11,739,100
             Loans and leases                   68,190,971       67,644,000       60,901,585       60,117,000
             Accrued interest receivable           752,368          752,368          545,613          545,613
             Cash surrender value of life
                insurance policies                 349,722          349,722          332,525          332,525
                                              ------------     ------------     ------------     ------------

                                              $103,654,478     $103,163,610     $ 78,810,377     $ 78,052,645
                                              ============     ============     ============     ============

           Financial liabilities:
             Deposits                         $ 98,709,198     $ 98,716,000     $ 74,927,170     $ 74,967,000
             Accrued interest payable              518,955          518,955          376,677          376,677
                                              ------------     ------------     ------------     ------------

                                              $ 99,228,153     $ 99,234,955     $ 75,303,847     $ 75,343,677
                                              ============     ============     ============     ============

           Off-balance-sheet financial
             instruments:
                Commitments to extend
                  credit                      $ 15,267,028     $ 15,267,028     $ 13,091,131     $ 13,091,131
                Letters of credit                  246,288          246,288          494,949          494,949
                                              ------------     ------------     ------------     ------------

                                              $ 15,513,316     $ 15,513,316     $ 13,586,080     $ 13,586,080
                                              ============     ============     ============     ============

16.        BRANCH ACQUISITION

           The Bank acquired certain assets and liabilities of the Lincoln branch of Wells Fargo Bank on February 21, 1997, summarized as follows:

                     Cash                                                $      5,944,700
                     Fair value of assets and liabilities
                          acquired, net                                           128,824
                     Premium paid for deposits                                    366,581
                                                                         ----------------
                               Deposits assumed                          $      6,440,105
                                                                         ================

           The deposit premium is included on the consolidated balance sheet in accrued interest receivable and other assets and is being amortized using the straight-line method over ten years. Amortization expense totaled $30,550 for the year ended December 31, 1997.

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

17.       PARENT ONLY CONDENSED FINANCIAL STATEMENTS

                                 BALANCE SHEET

                           DECEMBER 31, 1997 AND 1996


                                                                       1997                    1996
                                                                 ----------------         ---------------
                      ASSETS

           Cash and due from banks                               $        205,792         $       258,067
           Investment in subsidiary                                     8,649,027               7,445,066
           Available-for-sale investment
                securities                                                  5,000
           Construction in progress                                        80,081
           Other assets                                                    58,572                  17,193
                                                                 ----------------         ---------------

                                                                 $      8,998,472         $     7,720,326
                                                                 ================         ===============

                       STOCKHOLDERS' EQUITY

           Common stock                                          $      7,000,846         $     4,989,275
           Retained earnings                                            1,908,449               2,762,300
           Unrealized gain (loss) on available-for-sale
                investment securities, net of taxes                        89,177                 (31,249)
                                                                 ----------------         ---------------

                                                                 $      8,998,472         $     7,720,326
                                                                 ================         ===============

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

17.       PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

                               STATEMENT OF INCOME
                  FOR THE YEAR ENDED DECEMBER 31, 1997 AND THE
              PERIOD FROM JULY 11, 1996 (DATE OPERATIONS COMMENCED)
                              TO DECEMBER 31, 1996

                                                                                1997                               1996
                                                                        ---------------------             ---------------------
           Income:
                Dividends declared by subsidiary-
                     eliminated in consolidation
                Interest income                                         $               1,565             $             300,000
                                                                        ---------------------             ---------------------

                     Total interest income                                              1,565                           300,000
                                                                        ---------------------             ---------------------

           Expenses:
                Interest expense                                                                                          1,437
                Professional fees                                                      13,023                            32,026
                Director fees                                                          40,800
                Other expenses                                                         16,207                             8,277
                                                                        ---------------------             ---------------------

                     Total expenses                                                    70,030                            41,740
                                                                        ---------------------             ---------------------

                     (Loss) income before equity in
                          undistributed income of subsidiary                          (68,465)                          258,260

           Equity in undistributed income of subsidiary                             1,043,535                           462,635
                                                                        ---------------------             ---------------------

                     Income before income tax benefit                                 975,070                           720,895

           Income tax benefit                                                          28,000                            17,000
                                                                        ---------------------             ---------------------

                     Net income                                         $           1,003,070             $             737,895
                                                                        =====================             =====================

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

17.       PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

                        STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE YEAR ENDED DECEMBER 31, 1997 AND THE
              PERIOD FROM JULY 11, 1996 (DATE OPERATIONS COMMENCED)
                              TO DECEMBER 31, 1996

                                                                                                  UNREALIZED
                                                                                                 (LOSS) GAIN
                                                                                                 ON AVAILABLE-
                                                      COMMON STOCK                                 FOR-SALE
                                                                                  RETAINED        INVESTMENT
                                                SHARES            AMOUNT          EARNINGS         SECURITIES        TOTAL
                                           ---------------   ---------------   ---------------   --------------  -------------
           Common stock issued                       1,000   $        10,000                                     $      10,000

           Common stock issued
             to effect merger with
             the Bank                              800,948         5,029,275   $     2,024,405   $      (31,249)     7,022,431

           Repurchase of common
             stock                                  (1,000)          (10,000)                                          (10,000)

           Unearned ESOP shares                     (4,000)          (40,000)                                          (40,000)

           Net income                                                                  737,895                         737,895
                                           ---------------   ---------------   ---------------   --------------  -------------

           Balance,
             December 31, 1996                     796,948         4,989,275         2,762,300          (31,249)     7,720,326

           Stock options exercised
             and related tax benefit                11,943           118,827                                           118,827

           6% stock dividend                        47,927           617,300          (617,300)

           10% stock dividend                       85,203         1,235,444        (1,235,444)

           Fractional shares                                                            (4,177)                         (4,177)

           Earned ESOP shares                        4,000            40,000                                            40,000

           Net income                                                                1,003,070                       1,003,070

           Net change in unrealized
             loss on available-for-
             sale investment secur-
             ities, net of taxes                                                                        120,426        120,426
                                           ---------------   ---------------   ---------------   --------------  -------------

           Balance,
             December 31, 1997                     946,021   $     7,000,846   $     1,908,449   $       89,177  $   8,998,472
                                           ===============   ===============   ===============   ==============  =============

                      WESTERN SIERRA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

17.        PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

                             STATEMENT OF CASH FLOWS
                  FOR THE YEAR ENDED DECEMBER 31, 1997 AND THE
              PERIOD FROM JULY 11, 1996 (DATE OPERATIONS COMMENCED)
                              TO DECEMBER 31, 1996

                                                                                  1997                    1996
                                                                            ----------------        ---------------
           Cash flows from operating activities:
                Net income                                                  $      1,003,070        $       737,895
                Adjustments to reconcile net income to net
                     cash (used in) provided by operating activities:
                          Undistributed earnings of subsidiary                    (1,043,535)              (462,635)
                          Increase in other assets                                   (10,943)               (17,193)
                                                                            ----------------        ---------------

                               Net cash (used in) provided by
                                    operating activities                             (51,408)               258,067
                                                                            ----------------        ---------------

           Cash flows from investing activities:
                Purchase of available-for-sale investment
                     security                                                         (5,000)
                Increase in construction in progress                                 (80,081)
                                                                             ---------------         --------------
                               Net cash used in investing
                                    activities                                       (85,081)
                                                                             ---------------         --------------
           Cash flows from financing activities:
                Proceeds from issuance of common stock                                                       10,000
                Proceeds from issuance of note payable                                                      120,000
                Repurchase of common stock                                                                  (10,000)
                Repayment of note payable                                                                  (120,000)
                Payments for fractional shares                                        (4,177)
                Proceeds from exercise of stock options                               88,391
                                                                            ----------------        ---------------

                               Net cash provided by financing
                                    activities                                        84,214
                                                                            ----------------        ---------------
           Net (decrease) increase in cash and cash
                equivalents                                                          (52,275)               258,067
                                                                            ----------------        ---------------

           Cash and cash equivalents at beginning of year                            258,067
                                                                            ----------------        ----------------

           Cash and cash equivalents at end of year                         $        205,792        $       258,067
                                                                            ================        ===============

           Supplemental disclosures of cash flow information:

           Non-cash investing activities:
                Net change in unrealized gain (loss) on
                     available-for-sale investment securities               $        196,634        $       (50,777)

           Non-cash financing activities:
                Issuance of common stock in exchange for
                     assets and liabilities of the Bank                                             $     7,022,431

                               LAKE COMMUNITY BANK

                                  BALANCE SHEET
                                   (Unaudited)


                                                 September 30, 1998    December 31, 1997
                                                 ------------------    -----------------
                ASSETS

Cash and due from banks                             $   4,557,969        $   5,236,194
Federal funds sold                                      3,500,000            4,000,000
Loans held for sale                                       620,376              680,434
Interest-bearing deposits in banks                      4,554,000            4,557,000
Available-for-sale investment
    securities (Note 3)                                12,041,010           11,976,000
Loans, less allowance for loan losses of
    $1,160,490 at September 30, 1998 and
    $952,335 at December 31, 1997 (Note 4)             53,776,976           53,209,573
Bank premises and equipment, net                        2,893,555            3,077,251
Intangible assets, net                                     12,821               59,162
Other real estate                                         629,898              597,949
Accrued interest receivable and
    other assets                                        2,454,557            2,126,193
                                                    -------------        -------------

                                                    $  85,041,162        $  85,519,756
                                                    =============        =============

            LIABILITIES AND
         STOCKHOLDERS' EQUITY

Deposits:
    Non-interest bearing                            $  12,764,797        $  12,926,652
    Interest bearing                                   62,106,190           63,111,481
                                                    -------------        -------------

            Total deposits                             74,870,987           76,038,133

Accrued interest payable and other
    liabilities                                           736,792              821,295
                                                    -------------        -------------

            Total liabilities                          75,607,779           76,859,428
                                                    -------------        -------------

Commitments and contingencies                                --                   --

Stockholders' equity (Note 5):
    Common stock, no par value; 20,000,000
       shares authorized; 1,298,296 shares
       issued and outstanding in 1998 and
       1,240,546 shares in 1997, respectively           3,473,433            3,178,121
    Retained earnings                                   5,795,433            5,442,647
    Accumulated other comprehensive
       income (Notes 2 and 3)                             164,517               39,560
                                                    -------------        -------------

            Total stockholders' equity                  9,433,383            8,660,328
                                                    -------------        -------------

                                                    $  85,041,162        $  82,519,756
                                                    =============        =============


See accompanying notes to financial statements.

                               LAKE COMMUNITY BANK

                               STATEMENT OF INCOME
                                   (Unaudited)

             For the Nine months Ended September 30, 1998 and 1997

                                                       1998                1997
                                                   ------------        ------------
Interest income:
    Interest and fees on loans                     $  3,934,633        $  4,146,272
    Interest on federal funds sold                      183,486             122,722
    Interest on deposits in banks                       223,185             165,301
    Interest on investment securities:
       Taxable                                          427,550             371,310
       Exempt from Federal income taxes                  69,848              62,412
                                                   ------------        ------------

    Total interest income                             4,838,702           4,868,017

Interest expense on deposits                          1,915,990           1,894,688
                                                   ------------        ------------

     Net interest income                              2,922,712           2,973,329

Provision for loan losses                               270,000             270,000
                                                   ------------        ------------

     Net interest income after
       provision for loan losses                      2,652,712           2,703,329
                                                   ------------        ------------

Non-interest income:
     Service charges and fees                           493,827             388,609
     Mortgage packaging fees                              3,277               5,299
     Gain on sale of other real estate                      -0-              15,571
     Gain on sale of loans                                7,249              11,908
     Loss on sale of securities                             -0-              <8,315>
                                                   ------------        ------------
     Total non-interest income                          504,353             413,072
                                                   ------------        ------------

Non-interest expense:
     Salaries and related benefits                    1,415,545           1,267,566
     Occupancy expense, net                             212,973             203,597
     Equipment expense                                  271,763             256,933
     Other                                              756,532             680,448
                                                   ------------        ------------

     Total non-interest expense                       2,656,813           2,408,544
                                                   ------------        ------------

     Income before income taxes                         500,252             707,857
Provision for income taxes                              147,466             257,795
                                                   ------------        ------------

     Net income                                    $    352,786        $    450,062
                                                   ============        ============

Basic earnings per share (Note 2)                  $       0.28        $       0.36
                                                   ============        ============

Diluted earnings per share (Note 2)                $       0.27        $       0.35
                                                   ============        ============


See accompanying notes to financial statements.

                               LAKE COMMUNITY BANK


                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (Unaudited)

             For the Nine Months Ended September 30, 1998 and 1997

                                                                                  Accumulated
                                         Common Stock                                Other
                                ----------------------------       Retained      Comprehensive
                                  Shares           Amount          Earnings          Income            Total
                                -----------      -----------      -----------    --------------     -----------
Prior Year
----------

Balance, December 31,
   1996                           1,240,546      $ 3,178,121      $ 5,011,324       $ <40,517>      $ 8,148,928

Net Income                                                            450,062                           450,062

Net change in unrealized
    loss on available-
    for-sale investment
    securities                                                                         61,168           61,168
                                  ---------      -----------      -----------       ---------       -----------
Balance, September 30, 1997       1,240,546      $ 3,178,121      $ 5,461,386       $  20,651       $ 8,660,158
                                  =========      ===========      ===========       =========       ===========

Current Year
------------

Balance, December 31, 1997        1,240,546      $ 3,178,121      $ 5,442,647       $   39,560      $ 8,660,328

Stock options exercised
   and related tax benefit           57,750          295,312                                            295,312

Net income                                                            352,786                           352,786

Net change in unrealized
    gain on available-for-
    sale investment
    securities (Notes 2 and 3)                                                         124,957          124,957
                                  ---------      -----------      -----------       ----------      -----------
Balance, September 30, 1998       1,298,296      $ 3,473,433      $ 5,795,433       $  164,517      $ 9,433,383
                                  =========      ===========      ===========       ==========      ===========


See accompanying notes to financial statements.

                               LAKE COMMUNITY BANK

                             STATEMENT OF CASH FLOWS
                                   (Unaudited)

                  For the Nine Months Ended September 30, 1998

Net income                                                                    $   352,786
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation and amortization expense                 $   253,238
    Provision for loan losses                                 270,000
    Provision for losses on other real estate                  25,000
    Loss on sale of equipment                                  10,967
    Net decrease in loans held for sale                        60,058
    Increase in deferred loan origination
      fees and costs, net                                      22,197
    Increase in accrued interest receivable
      and other assets                                       <392,425>
    Amortization of intangible assets                          46,340
    Increase in accrued interest payable
      and other liabilities                                   250,444
                                                          -----------

        Total adjustments                                                         545,819
                                                                              -----------

        Net cash provided by operating activities                                 898,605

Cash flows from investing activities:
    Net decrease in interest-bearing
      deposits in banks                                         3,000
    Purchase of available-for-sale
      investment securities                                <4,466,047>
    Proceeds from matured available-for-sale
      investment securities                                 1,500,000
    Proceeds from called available-for-sale
      investment securities                                 2,997,789
    Repayment of investment security principal                 90,350
    Net increase in loans                                    <859,599>
    Acquisition of other real estate                          <75,000>
    Capitalized costs on former bank premises                  <5,503>
    Purchase of premises and equipment                        <55,039>
                                                          -----------

        Net cash used in investing activities                                    <870,049>

Cash flows from financing activities:
    Net decrease in short-term
      deposit accounts                                       <460,377>
    Net decrease in time deposits                            <706,769>
    Proceeds from exercise of stock options                   295,312
    Payment of cash dividends                                <334,947>
                                                          -----------

        Net cash used in financing activities                                  <1,206,781>
                                                                              -----------
        Net decrease in cash and cash equivalents                              <1,178,225>

Cash and cash equivalents at December 31, 1997                                  9,236,194
                                                                              -----------
Cash and cash equivalents at September 30, 1998                               $ 8,057,969
                                                                              ===========


See accompanying notes to financial statements

                               LAKE COMMUNITY BANK

                             STATEMENT OF CASH FLOWS
                                   (Unaudited)

                  For the Nine Months Ended September 30, 1997

Net income                                                                 $   450,062
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation and amortization expense                 $   244,635
    Provision for loan losses                                 270,000
    Loss on sale of available-for-sale
      investment securities                                     8,315
    Gain on sale of other real estate                         <15,571>
    Net increase in loans held for sale                      <465,530>
    Decrease in deferred loan origination
      fees and costs, net                                     <65,341>
    Decrease in accrued interest receivable
      and other assets                                         43,125
    Amortization of intangible assets                          47,326
    Decrease in accrued interest payable
      and other liabilities                                    <7,539>
                                                          -----------
             Total adjustments                                                  59,420
                                                                           -----------
             Net cash used in operating activities                             509,482

Cash flows from investing activities:
    Net increase in interest-bearing
      deposits in banks                                      <101,000>
    Purchase of available-for-sale
      investment securities                                <1,703,906>
    Proceeds from matured available-for-sale
      investment securities                                   300,000
    Proceeds from the sale and call of
      available-for-sale investment securities              2,667,563
    Repayment of investment security principal                 25,588
    Net increase in loans                                  <1,867,001>
    Proceeds from sale of other real estate                   828,254
    Purchase of premises and equipment                        <13,535>
                                                          -----------
             Net cash provided by investing activities                         135,963

Cash flows from financing activities:
    Net decrease in short-term deposit accounts            <1,252,256>
    Net increase in time deposits                           3,529,005
    Purchase of premises and equipment                       <248,109>
                                                          -----------
             Net cash provided by financing activities                       2,028,640
                                                                           -----------
             Net increase in cash and cash equivalents                       2,674,085

Cash and cash equivalents at December 31, 1996                               7,542,415
                                                                           -----------
Cash and cash equivalents at September 30, 1997                            $10,216,500
                                                                           ===========


See accompanying notes to financial statements.

                               LAKE COMMUNITY BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)
                               September 30, 1998

1.      BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in condensed format and, therefore, do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been reflected in the financial statements. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year. Certain reclassifications have been made to prior amounts to present them on a basis consistent with classifications for the nine months ended September 30, 1998.

2.      SUMMARY OF CHANGES IN SIGNIFICANT ACCOUNTING POLICIES

Earnings Per Share
------------------

Basic earnings per share are calculated using the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share are calculated using the weighted average number of shares of common stock and common stock equivalents outstanding during the period. The dilutive effect of stock options outstanding from the application of the treasury stock method has been considered in the computation of common stock equivalents. A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

                                                Weighted
                                                 Average
                                                Number of
    For the Nine Month               Net         Shares        Per Share
      Periods Ended                 Income     Outstanding      Amount
    ------------------              ------     -----------     ---------
September 30, 1998
------------------

Basic earnings per share           $352,786     1,265,386        $ .28
                                                                 =====
Effect of dilutive stock options                   64,041
                                   --------     ---------
Diluted earnings per share         $352,786     1,329,427        $ .27
                                   ========     =========        =====

September 30, 1997
------------------

Basic earnings per share           $450,062     1,240,546        $ .36
                                                                 =====
Effect of dilutive stock options                   36,183
                                   --------     ---------
Diluted earnings per share         $450,062     1,276,729        $ .35
                                   ========     =========        =====

2.      SUMMARY OF CHANGES IN SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income
--------------------

On January 1, 1998, the Bank adopted SFAS 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported. Other comprehensive income, net of taxes, was comprised of the unrealized gain on available-for sale investment securities for the six month periods ended September 30, 1998 and 1997 and totaled $124,957 and $61,168, respectively. Total comprehensive income, net of taxes, was $477,743 and $511,230 for the nine month periods ended September 30, 1998 and September 30, 1997, respectively.

3.      INVESTMENT SECURITIES

The amortized cost and estimated market value of available-for-sale investment securities at September 30, 1998 consisted of the following:

                                                         September 30, 1998
                                  --------------------------------------------------------------
                                                      Gross            Gross          Estimated
                                   Amortized        Unrealized       Unrealized         Market
                                     Cost             Gains            Losses           Value
                                  --------------------------------------------------------------
U.S. Government corporations
  and agencies                    $ 5,958,495      $    36,870                       $ 5,995,365
Corporate bonds                     2,273,569           60,515                         2,334,084
Obligations of state and
  political subdivisions            3,559,679          151,882                         3,711,561
                                  -----------      -----------      -----------      -----------
                                  $11,791,743      $   249,267      $        --      $12,041,010
                                  ===========      ===========      ===========      ===========

Net unrealized gains on available-for-sale investment securities totaling $249,267 were recorded net of $84,750 in tax liabilities as a separate component of stockholders' equity at September 30, 1998. There were no sales of available-for-sale investment securities for the nine months ended September 30, 1998.

The amortized cost and estimated market value of investment securities at December 31, 1997 consisted of the following:

                                                          December 31, 1997
                                  --------------------------------------------------------------
                                                      Gross            Gross          Estimated
                                   Amortized        Unrealized       Unrealized         Market
                                     Cost             Gains            Losses           Value
                                  --------------------------------------------------------------
U.S. Government corporations
  and agencies                    $ 7,539,313      $     3,728      $   <31,041>     $ 7,512,000
Obligations of state and
  political subdivisions            3,135,646           87,977             <623>       3,223,000
Corporate bonds                       750,238              931           <1,169>         750,000
Banker's Acceptances                  490,553              447               --          491,000
                                  -----------      -----------      -----------      -----------
                                  $11,915,750      $    93,083      $   <32,833>     $11,976,000
                                  ===========      ===========      ===========      ===========

Net unrealized gains on available-for-sale investment securities totaling $60,250 were recorded net of $20,690 in tax liabilities as a separate component of stockholders' equity at December 31, 1997. Proceeds and gross realized gains and losses from the sale of available-for-sale investment securities for the nine months ended September 30, 1997 totaled $2,003,719, $597 and $8,912, respectively.

4.      LOANS

Outstanding loans at September 30, 1998 and December 31, 1997 are summarized below:

                                               September 30,           December 31,
                                                    1998                1997
                                                -----------          -----------
          Commercial                            $ 4,449,252          $ 5,044,819
          Agricultural                           18,026,210           13,941,616
          Real estate-mortgage                   28,979,719           32,002,981
          Real estate-construction                1,156,812              434,888
          Installment                             2,529,963            2,919,897
                                                -----------          -----------
                                                 55,141,956           54,344,201

          Deferred loan fees                       <204,490>            <182,293>
          Allowance for loan losses              <1,160,490>            <952,335>
                                                -----------          -----------
                                                $53,776,976          $53,209,573
                                                ===========          ===========

Changes in the allowance for loan losses were as follows:

                                             Nine Month Periods Ended
                                                   September 30,          Year Ended
                                              -----------------------    December 31,
                                                 1998         1997           1997
                                              ----------    ---------    ------------
         Balance, beginning of year           $  952,335    $ 907,661     $ 907,661
         Provision charged to operations         270,000      270,000       263,000
         Losses charged to allowance             <84,746>    <315,000>     <256,712>
         Recoveries                               22,901       30,000        38,386
                                              ----------    ---------     ---------
         Balance, end of period               $1,160,490    $ 892,661     $ 952,335
                                              ==========    =========     =========

The recorded investment in loans that were considered to be impaired totaled $661,500 at September 30, 1998, and $1,057,000 at December 31, 1997. The related allowance for loan losses on these loans at September 30, 1998 and December 31, 1997 was $121,651 and $161,368, respectively. The average recorded investment in impaired loans for the quarter ended September 30, 1998 was $874,578, and the Bank did not recognize any interest income on these loans during that same period.

Nonaccrual loans totaled $1,184,000 and $1,389,000, respectively, at September 30, 1998 and December 31, 1997. Interest foregone on nonaccrual loans totaled $25,849, and $31 for the nine months ended September 30, 1998 and 1997, respectively. There were no loans considered to be nonperforming, defined as loans ninety days or more past due and still accruing interest, as of September 30, 1998 and December 31, 1997.

Salaries and employee benefits totaling $99,230 and $95,937 have been deferred as loan origination costs during the nine months ended September 30, 1998 and 1997, respectively.

5.      STOCKHOLDERS' EQUITY

The Bank maintains total risk-based, Tier 1 risk-based and Tier 1 leverage ratios required by the Federal Deposit Insurance Corporation to be categorized as well capitalized.

                                             September 30, 1998                December 31, 1997
                                            ---------------------            ---------------------
                                            Amount          Ratio            Amount          Ratio
                                            ------          -----            ------          -----
  Leverage Ratio
  --------------

Lake Community Bank                       $9,256,000          10.9%        $8,561,600          10.4%

Minimum requirement for
    "Well-Capitalized" institution        $4,204,100           5.0%        $4,124,100           5.0%
Minimum regulatory requirement            $3,363,200           4.0%        $3,299,300           4.0%

  Tier 1 Risk-Based Capital Ratio
  -------------------------------

Lake Community Bank                       $9,256,000          13.5%        $8,561,600          14.5%

Minimum requirement for
    "Well-Capitalized" institution        $4,100,100           6.0%        $3,544,400           6.0%
Minimum regulatory requirement            $2,733,400           4.0%        $2,362,900           4.0%

  Total Risk-Based Capital Ratio
  ------------------------------

Lake Community Bank                      $10,110,200          14.8%        $9,300,000          15.8%

Minimum requirement for
    "Well-Capitalized" institution        $6,833,400          10.0%        $5,885,900          10.0%
Minimum regulatory requirement            $5,466,700           8.0%        $4,708,700           8.0%

6.      NEW ACCOUNTING PRONOUNCEMENT

In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 1999. Because of the Bank's minimal use of derivatives, Management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Bank.

                          INDEPENDENT AUDITOR'S REPORT



The Stockholders and
   Board of Directors
Lake Community Bank

           We have audited the accompanying balance sheet of Lake Community Bank as of December 31, 1997 and 1996 and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lake Community Bank as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.





                                            /s/ PERRY SMITH & CO., LLP
                                            ------------------------------------
                                            Certified Public Accountants

Sacramento, California
March 5, 1998

                               LAKE COMMUNITY BANK

                                  BALANCE SHEET

                           DECEMBER 31, 1997 AND 1996

                                                         1997            1996
                                                     ------------    -----------
             ASSETS

Cash and due from banks                              $  5,236,194    $ 5,042,415
Federal funds sold                                      4,000,000      2,500,000
Loans held for sale                                       680,434        289,066
Interest-bearing deposits in banks                      4,557,000      4,357,000
Available-for-sale investment securities (Note 2)      11,976,000     11,076,000
Loans, less allowance for loan losses of $952,335
   in 1997 and $907,661 in 1996 (Note 3)               53,209,573     52,091,091
Bank premises and equipment, net (Note 4)               3,077,251      3,304,030
Other real estate                                         597,949      1,816,325
Accrued interest receivable and other assets
   (Notes 5, 7 and 12)                                  2,185,355      2,026,230
                                                     ------------    -----------

                                                     $ 85,519,756    $82,502,157
                                                     ============    ===========

          LIABILITIES AND
       STOCKHOLDERS' EQUITY

Deposits:
   Non-interest bearing                              $ 12,926,652    $10,202,155
   Interest bearing (Note 6)                           63,111,481     63,334,438
                                                     ------------    -----------

        Total deposits                                 76,038,133     73,536,593

Accrued interest payable and other liabilities            821,295        816,636
                                                     ------------    -----------

        Total liabilities                              76,859,428     74,353,229
                                                     ------------    -----------

Commitments and contingencies (Note 9)

Stockholders' equity (Note 10):
   Preferred stock, no par value; 10,000,000 shares
      authorized; no shares issued                             --             --
   Common stock - no par value; 20,000,000 shares
      authorized; 1,240,546 shares issued and
      outstanding                                       3,178,121      3,178,121
   Retained earnings                                    5,442,647      5,011,324
   Unrealized gain (loss) on available-for-sale
      investment securities, net of taxes (Note 2)         39,560        (40,517)
                                                     ------------    -----------

        Total stockholders' equity                      8,660,328      8,148,928
                                                     ------------    -----------

                                                     $ 85,519,756    $82,502,157
                                                     ============    ===========



                     The accompanying notes are an integral
                       part of these financial statements.

                               LAKE COMMUNITY BANK

                               STATEMENT OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



                                                  1997                   1996                 1995
                                               -----------           -----------          -----------
Interest income:
   Interest and fees on loans                  $ 5,528,769           $ 5,704,033          $ 5,794,178
   Interest on Federal funds sold                  203,474               167,901              229,678
   Interest on deposits in banks                   232,954               197,906              159,995
   Interest on investment securities:
      Taxable                                      510,919               608,705              530,660
      Exempt from Federal income
        taxes                                       84,094               168,841              288,114
                                               -----------           -----------          -----------

        Total interest income                    6,560,210             6,847,386            7,002,625

Interest expense on deposits (Note 6)            2,561,713             2,844,956            3,056,182
                                               -----------           -----------          -----------

        Net interest income                      3,998,497             4,002,430            3,946,443

Provision for loan losses (Note 3)                 263,000               477,000              210,000
                                               -----------           -----------          -----------

        Net interest income after
           provision for loan losses             3,735,497             3,525,430            3,736,443
                                               -----------           -----------          -----------

Non-interest income:
   Service charges and fees                        442,248               414,689              444,153
   Mortgage packaging fees                          32,899                54,226               73,954
   Gain on sale of loans                            15,699                92,121               40,563
   (Loss) gain on sale of investment
      securities, net (Note 2)                      (7,998)               19,681               40,206
   Other                                           146,734                97,599               82,342
                                               -----------           -----------          -----------

        Total non-interest income                  629,582               678,316              681,218
                                               -----------           -----------          -----------


                                   (Continued)

                               LAKE COMMUNITY BANK

                               STATEMENT OF INCOME
                                   (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



                                                 1997                1996                1995
                                              ----------          ----------          ----------
Other expenses:
   Salaries and employee benefits
      (Notes 3 and 12)                        $1,616,974          $1,682,501          $1,688,760
   Occupancy                                     213,457             255,478             182,750
   Equipment                                     343,146             341,735             237,105
   Other (Note 11)                             1,048,232           1,244,747           1,193,265
                                              ----------          ----------          ----------

           Total other expenses                3,221,809           3,524,461           3,301,880
                                              ----------          ----------          ----------

           Income before income
             taxes                             1,143,270             679,285           1,115,781

Income taxes (Note 7)                            377,000             203,000             335,000
                                              ----------          ----------          ----------

           Net income                         $  766,270          $  476,285          $  780,781
                                              ==========          ==========          ==========

Basic earnings per share (Note 10)            $      .62          $      .38          $      .63
                                              ==========          ==========          ==========

Diluted earnings per share (Note 10)          $      .59          $      .36          $      .59
                                              ==========          ==========          ==========



                     The accompanying notes are an integral
                       part of these financial statements.

                               LAKE COMMUNITY BANK

                        STATEMENT OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                          UNREALIZED
                                                                                        (LOSS) GAIN ON
                                                                                          AVAILABLE-
                                           COMMON STOCK                                    FOR-SALE
                                                                          RETAINED        INVESTMENT
                                      SHARES            AMOUNT            EARNINGS        SECURITIES          TOTAL
                                   -------------    ---------------   ---------------  ---------------   ---------------
Balance,
    January 1, 1995                     1,238,846   $     3,168,253   $     4,250,376  $       (79,202)  $     7,339,427

Cash dividend $.20 per
    share                                                                    (248,009)                          (248,009)

Stock options exercised
    and related tax benefit
    (Note 10)                              1,200              7,039                                                7,039

Net income                                                                    780,781                            780,781

Net change in unrealized
    loss on available-for-
    sale investment securi-
    ties, net of taxes                                                                         186,837           186,837
                                   -------------    ---------------   ---------------  ---------------   ---------------

Balance,
    December 31, 1995                   1,240,046         3,175,292         4,783,148          107,635         8,066,075

Cash dividend $.20 per
    share                                                                    (248,109)                          (248,109)

Stock options exercised
    and related tax benefit
    (Note 10)                                500              2,829                                                2,829

Net income                                                                    476,285                            476,285

Net change in unrealized
    gain on available-for-
    sale investment securi-
    ties, net of taxes                                                                        (148,152)         (148,152)
                                   -------------    ---------------   ---------------  ---------------   ---------------

Balance,
    December 31, 1996                   1,240,546         3,178,121         5,011,324          (40,517)        8,148,928

Cash dividend $.27 per
    share                                                                    (334,947)                          (334,947)

Net income                                                                    766,270                            766,270

Net change in unrealized
    loss on available-for-
    sale investment securi-
    ties, net of taxes
    (Note 2)                                                                                    80,077            80,077
                                   -------------    ---------------   ---------------  ---------------   ---------------

Balance,
    December 31, 1997                   1,240,546   $     3,178,121   $     5,442,647  $        39,560   $     8,660,328
                                   ==============   ===============   ===============  ===============   ===============



                     The accompanying notes are an integral
                       part of these financial statements.

                               LAKE COMMUNITY BANK

                             STATEMENT OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                               1997                 1996                  1995
                                                           -----------           -----------           -----------
Cash flows from operating activities:
   Net income                                              $   766,270           $   476,285           $   780,781
   Adjustments to reconcile net
      income to net cash provided
      by operating activities:
        Depreciation, accretion and amortiza-
           tion, net                                           380,500               413,770               300,202
        Provision for loan losses                              263,000               477,000               210,000
        Net loss (gain) on sale of available-for-
           sale investment securities                            7,998               (19,681)              (40,206)
        Net (gain) loss on sale of other
           real estate                                         (15,910)              (12,202)                  888
        Provision for losses on other
           real estate                                         101,437               129,980                38,459
        Net (increase) decrease in loans
           held for sale                                      (391,368)                7,103               113,868
        Deferred loan origination fees and costs,
           net                                                 (71,172)             (109,109)              (39,632)
        Increase in accrued interest receivable
           and other assets                                   (325,131)              (39,236)              (54,962)
        (Decrease) increase in accrued
           interest payable and other liabilities              (82,179)             (469,141)              552,693
        Deferred taxes                                          62,000               103,000               (39,000)
                                                           -----------           -----------           -----------

             Net cash provided by operating
                activities                                     695,445               957,769             1,823,091
                                                           -----------           -----------           -----------

                                   (Continued)

                               LAKE COMMUNITY BANK

                             STATEMENT OF CASH FLOWS
                                   (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                  1997                 1996                  1995
                                                           ------------------   ------------------    ------------------
Cash flows from investing activities:
   Cash acquired in the assumption of
      certain liabilities of another bank                                                             $        4,778,000
   Proceeds from matured and called
      available-for-sale investment securities             $        1,000,000   $        3,445,000             1,940,000
   Proceeds from matured and called held-
      to-maturity investment securities                                                                        1,000,000
   Proceeds from the sale of available-
      for-sale investment securities                                2,003,719            7,910,477               474,600
   Purchases of available-for-sale
      investment securities                                        (3,857,150)          (5,560,566)           (7,000,687)
   Proceeds from principal repay-
      ments from available-for-sale
      mortgage-backed securities                                       63,123               61,551                 3,609
   Proceeds from principal repay-
      ments from held-to-maturity
      mortgage-backed securities                                                                                  40,709
   Net increase in interest-bearing
      deposits in banks                                              (200,000)            (991,000)             (993,000)
   Net (increase) decrease in loans                                (1,050,286)             195,219            (4,596,451)
   Proceeds from sale of other real estate                            841,170              265,965                37,527
   Acquisition of other real estate                                                       (143,654)             (149,632)
   Capitalized additions to other
      real estate                                                                                                (63,905)
   Additions to premises and equipment                                (55,673)            (183,642)             (593,279)
                                                           ------------------   ------------------    ------------------

           Net cash (used in) provided by
             investing activities                                  (1,255,097)           4,999,350            (5,122,509)
                                                           -------------------  ------------------    -------------------


                                   (Continued)

                               LAKE COMMUNITY BANK

                             STATEMENT OF CASH FLOWS
                                   (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                   1997                 1996                  1995
                                                            ------------------   ------------------    ------------------
Cash flows from financing activities:
   Net (decrease) increase in demand,
      interest-bearing and savings
      deposits                                              $       (1,273,785)  $        1,620,069    $         (148,904)
   Net increase (decrease) in time
      deposits                                                       3,775,325           (9,675,837)           8,868,927
   Principal repayments on note payable                                                      (2,949)              (47,959)
   Cash dividends paid                                                (248,109)            (248,009)             (247,769)
   Proceeds from exercise of stock
      options                                                                                 2,188                 5,719
                                                            ------------------   ------------------    ------------------

           Net cash provided by (used in)
             financing activities                                    2,253,431           (8,304,538)           8,430,014
                                                            ------------------   -------------------   ------------------

           Increase (decrease) in cash and
             cash equivalents                                        1,693,779           (2,347,419)           5,130,596

Cash and cash equivalents at
   beginning of year                                                 7,542,415            9,889,834             4,759,238
                                                            ------------------   ------------------    ------------------

Cash and cash equivalents at
   end of year                                              $        9,236,194   $        7,542,415    $        9,889,834
                                                            ==================   ==================    ==================

Supplemental disclosure of cash flow information:

   Cash paid during the year for:

      Interest expense                                      $        2,692,072   $        3,273,028    $        2,499,932
      Income taxes                                          $          369,000   $          123,500    $          326,200

Non-cash investing activities:

   Real estate acquired through foreclosure                 $          225,618   $          588,757    $          407,857
   Net change in unrealized gain on
      available-for-sale investment securities              $          121,352   $          224,052    $          282,584

Non-cash financing activities:

   Dividends declared, $.27 per share
      in 1997 and $.20 per share in 1996
      and 1995                                              $          334,947   $          248,109    $          248,009


                                   (Continued)

                               LAKE COMMUNITY BANK

                             STATEMENT OF CASH FLOWS
                                   (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


Supplemental schedule concerning acquisition:

   On June 22, 1995, the Bank assumed certain liabilities of the Lakeport branch of U.S. Bank. The following assets and liabilities were recorded in connection with this transaction (Note 5):

Cash                                                       $4,778,000
Deposit base intangible                                        22,000
                                                           ----------

Deposits and accrued interest liabilities assumed          $4,800,000
                                                           ==========

                     The accompanying notes are an integral
                       part of these financial statements.

                               LAKE COMMUNITY BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)



1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           General
           -------
           The accounting and reporting policies of Lake Community Bank conform with generally accepted accounting principles and prevailing practices within the banking industry.

           Certain reclassifications have been made to prior years' balances to conform to classifications used in 1997.

           Investment Securities
           ---------------------
           Investments are classified into one of the following categories:

                     - Available-for-sale securities, reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as a separate component of stockholders' equity.

                     - Held-to-maturity securities, which management has the positive intent and ability to hold, reported at amortized cost, adjusted for the accretion of discounts and amortization of premiums.

           Management determines the appropriate classification of its investments at the time of purchase and may only change the classification in certain limited circumstances. All transfers between categories are accounted for at fair value.

           Gains or losses on the sale of investment securities are computed on the specific identification method. Interest earned on investment securities is reported in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums. In addition, unrealized losses that are other than temporary are recognized in earnings for all investments.

           Loans
           -----
           Loans are stated at principal balances outstanding, except for loans transferred from loans held for sale which are carried at the lower of principal balance or market value at the date of transfer, adjusted for accretion of discounts. Interest is accrued daily based upon outstanding loan balances. However, when, in the opinion of management, loans are considered to be impaired and the future collectibility of interest and principal is in serious doubt, loans are placed on nonaccrual status and the accrual of interest income is suspended. Any interest accrued but unpaid is charged against income. Payments received are applied to reduce principal to the extent necessary to ensure collection. Subsequent payments on these loans, or payments received on nonaccrual loans for which the ultimate collectibility of principal is not in doubt, are applied first to earned but unpaid interest and then to principal.

                               LAKE COMMUNITY BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           Loans (Continued)
           -----

           An impaired loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due (including both principal and interest) in accordance with the contractual terms of the loan agreement.

           Loan origination fees, commitment fees, direct loan origination costs and purchased premiums and discounts on loans are deferred and recognized as an adjustment of yield, to be amortized to interest income over the contractual term of the loan. The unamortized balance of deferred fees and costs is reported as a component of net loans.

           Sales and Servicing of Government Guaranteed Loans
           --------------------------------------------------

           The Bank adopted Financial Accounting Standards Board Statement No. 125 (SFAS 125), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, on January 1, 1997. Under SFAS 125, sales of financial assets are recognized when the transferred assets are put beyond the reach of the transferor and its creditors, even in bankruptcy or receivership.

           Under SFAS 125, servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold or securitized with servicing rights retained are recognized as separate assets or liabilities. Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, and are subsequently amortized in proportion to and over the period of the related net servicing income or expense. Servicing rights acquired during the year ended
           December 31, 1997 were not considered material for disclosure purposes.

           In addition, assets (accounted for as interest-only (IO) strips) are recorded at the fair value of the difference between note rates and rates paid to purchasers (the interest spread) and contractual servicing fees, if applicable. IO strips are carried at fair value with gains or losses recorded as a component of stockholders' equity, similar to available-for-sale investment securities.

           Included in the portfolio are loans which are 75% to 90% guaranteed by the Small Business Administration (SBA) and Farmers Home Administration (FmHA). The guaranteed portion of these loans may be sold to a third party, with the Bank retaining the unguaranteed portion. The Bank generally receives a premium in excess of the adjusted carrying value of the loan at the time of sale. The Bank may be required to refund a portion of the sales premium if the borrower defaults or the loan prepays within ninety days of the settlement date. However, there were no sales of loans subject to these recourse provisions at December 31, 1997, 1996 and 1995.

                               LAKE COMMUNITY BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           Sales and Servicing of Government Guaranteed Loans (Continued)
           --------------------------------------------------

           The Bank's investment in the loan is allocated between the retained portion of the loan, the servicing asset, the IO strip, and the sold portion of the loan based on their relative fair values on the date the loan is sold. The gain on the sold portion of the loan is recognized as income at the time of sale. The carrying value of the retained portion of the loan is discounted based on the estimated value of a comparable non-guaranteed loan. The servicing asset is amortized over the estimated life of the related loan. Significant future prepayments of these loans will result in the recognition of additional amortization of related servicing assets and an adjustment to the carrying value of related IO strips.

           The Bank serviced loans for others totaling $1,792,500 and $1,575,000 as of December 31, 1997 and 1996, respectively.

           Allowance for Loan Losses
           -------------------------

           The allowance for loan losses is maintained to provide for losses related to impaired loans and other losses that can be expected to occur in the normal course of business. The determination of the allowance is based on estimates made by management, to include consideration of the character of the loan portfolio, specifically identified problem loans, potential losses inherent in the portfolio taken as a whole and economic conditions in the Bank's service area. These estimates are particularly susceptible to changes in the economic environment and market conditions. The allowance is established through a provision for loan losses which is charged to expense.

           Other Real Estate
           -----------------

           Other real estate includes real estate acquired in full or partial settlement of loan obligations and former Bank premises. When property is acquired in settlement of loan obligations, any excess of the Bank's recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property is charged against the allowance for loan losses. A valuation allowance for losses on other real estate is maintained to provide for temporary declines in value. The allowance is established through a provision for losses on other real estate which is included in other expenses. Subsequent gains or losses on sales or writedowns resulting from permanent impairments are recorded in other income or expenses as incurred.

           Bank Premises and Equipment
           ---------------------------

           Bank premises and equipment are carried at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets. The useful lives of Bank premises are estimated to be forty years. The useful lives of furniture, fixtures and equipment are estimated to be two to ten years. Leasehold improvements are amortized over the life of the asset or the life of the related lease, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

                               LAKE COMMUNITY BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           Income Taxes
           ------------

           Deferred tax assets and liabilities are recognized for the tax consequences of temporary differences between the financial statement and tax basis of existing assets and liabilities. On the balance sheet, net deferred tax assets are included in accrued interest receivable and other assets.

           Cash Equivalents
           ----------------

           For the purpose of the statement of cash flows, cash and due from banks and Federal funds sold are considered to be cash equivalents. Generally, Federal funds are sold for one day periods.

           Earnings Per Share
           ------------------

           In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which established new standards for computing and presenting earnings per share (EPS). This Statement was adopted by the Bank for financial statements issued for the year ended December 31, 1997 and requires the restatement of all prior-period EPS data presented.

           Basic EPS, which excludes dilution, is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period and replaces the presentation of primary EPS. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Bank. Diluted EPS is computed similarly to, and replaces the presentation of, fully diluted EPS. The treasury stock method has been applied to determine the dilutive effect of stock options in computing diluted EPS.

           Stock-Based Compensation
           ------------------------

           Stock options are accounted for under the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Bank's stock at the date of grant over the exercise price. However, if the fair value of stock-based compensation computed under a fair value based method, as prescribed in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, is material to the financial statements, pro-forma net income and earnings per share are disclosed as if the fair value method had been applied.

           Use of Estimates
           ----------------

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                               LAKE COMMUNITY BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

2.         INVESTMENT SECURITIES

           The amortized cost and estimated market value of investment securities at December 31, 1997 and 1996 consisted of the following:

           Available-for-Sale:
           ------------------

                                                                               1997
                                           ------------------------------------------------------------------------------
                                                                      Gross              Gross            Estimated
                                               Amortized           Unrealized         Unrealized            Market
                                                 Cost                 Gains              Losses             Value
                                           -----------------   ------------------  ------------------  ------------------
           U.S. Government
               corporations and
               agencies                    $       7,539,313   $            3,728  $          (31,041) $        7,512,000
           Obligations of states
               and political sub-
               divisions                           3,135,646               87,977                (623)          3,223,000
           Corporate debt
               securities                            750,238                  931              (1,169)            750,000
           Bankers' Accept-
               ances                                 490,553                  447                                 491,000
                                           -----------------   ------------------  ------------------  ------------------

                                           $      11,915,750   $           93,083  $          (32,833) $       11,976,000
                                           =================   ==================  ==================  ==================

           Net unrealized gains on available-for-sale investment securities totaling $60,250 were recorded net of $20,690 in tax liabilities as a separate component of stockholders' equity at December 31, 1997. Proceeds and gross realized gains and losses from the sale of available-for-sale investment securities for the year ended
           December 31, 1997 totaled $2,003,719, $879 and $8,877, respectively.

                                                                               1996
                                           ------------------------------------------------------------------------------
                                                                      Gross              Gross            Estimated
                                               Amortized           Unrealized         Unrealized            Market
                                                 Cost                 Gains              Losses             Value
                                           -----------------   ------------------  ------------------  ------------------
           U.S. Government
               corporations and
               agencies                    $       7,611,519   $            2,924  $         (102,443) $        7,512,000
           Obligations of states
               and political sub-
               divisions                           2,521,747               44,319              (6,066)          2,560,000
           Corporate debt
               securities                          1,003,836                  462                (298)          1,004,000
                                           -----------------   ------------------  -------------------  -----------------

                                           $      11,137,102   $           47,705  $         (108,807) $       11,076,000
                                           =================   ==================  =================== ==================

                               LAKE COMMUNITY BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

2.         INVESTMENT SECURITIES (Continued)

           Available-for-Sale: (Continued)
           ------------------

           Net unrealized losses on available-for-sale investment securities totaling $61,102 were recorded net of $20,585 in tax benefits as a separate component of stockholders' equity at December 31, 1996. Proceeds and gross realized gains and losses from the sale of available-for-sale investment securities for the year ended December 31, 1996 totaled $7,910,477, $49,149 and $29,468, respectively. Proceeds and gross realized gains from the sale of available-for-sale investment securities for the year ended December 31, 1995 totaled $474,600 and $40,206, respectively.

           The amortized cost and estimated market value of investment securities at December 31, 1997 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              Available-for-Sale
                                                       --------------------------------
                                                                             Estimated
                                                        Amortized             Market
                                                          Cost                 Value
                                                       -----------          -----------
           Within one year                             $ 1,490,553          $ 1,489,000
           After one year through five years             3,970,902            3,983,000
           After five years through ten years            6,080,784            6,085,000
           After ten years                                 373,511              419,000
                                                       -----------          -----------

                                                       $11,915,750          $11,976,000
                                                       ===========          ===========

           Investment securities with amortized costs totaling $1,000,000 and estimated market values totaling $992,000 and $980,000 were pledged to secure treasury tax and loan accounts and public deposits at December 31, 1997 and 1996, respectively.

3.         LOANS

           Outstanding loans are summarized below:

                                                         December 31,
                                               -----------------------------------
                                                  1997                    1996
                                               ------------           ------------
           Commercial                          $  5,044,819           $  5,469,173
           Agricultural                          13,941,616              9,409,531
           Real estate - mortgage                32,002,981             33,885,271
           Real estate - construction               434,888              1,052,556
           Installment                            2,919,897              3,435,686
                                               ------------           ------------

                                                 54,344,201             53,252,217

           Deferred loan fees                      (182,293)              (253,465)
           Allowance for loan losses               (952,335)              (907,661)
                                               ------------           ------------

                                               $ 53,209,573           $ 52,091,091
                                               ============           ============

                               LAKE COMMUNITY BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

3.         LOANS (Continued)

           Changes in the allowance for loan losses were as follows:

                                                                  Year Ended December 31,
                                                    -------------------------------------------------------
                                                       1997                   1996                    1995
                                                    -----------           -----------           -----------
           Balance, beginning of year               $   907,661           $ 1,127,587           $ 1,017,502
           Provision charged to operations              263,000               477,000               210,000
           Losses charged to allowance                 (256,712)             (738,522)             (147,035)
           Recoveries                                    38,386                41,596                47,120
                                                    -----------           -----------           -----------

                  Balance, end of year              $   952,335           $   907,661           $ 1,127,587
                                                    ===========           ===========           ===========

           The recorded investment in loans that were considered to be impaired totaled $1,057,000 and $1,188,000 at December 31, 1997 and 1996,
           respectively. The related allowance for loan losses on these loans at December 31, 1997 and 1996 was $143,400 and $132,400, respectively. The average recorded investment in impaired loans for the years ended December 31, 1997, 1996 and 1995 was $1,038,500, $1,345,800 and
           $620,500, respectively. The Bank recognized $38,500, $52,700 and $8,400 in interest income on these loans during that same period, to include $38,500, $44,800 and $4,700 recognized using a cash-basis method.

           At December 31, 1997 and 1996, nonaccrual loans totaled $1,389,000 and $1,425,000, respectively. Interest foregone on nonaccrual loans totaled $75,900, $103,300 and $62,700 for the years ended
           December 31, 1997, 1996 and 1995, respectively. There were no loans considered to be nonperforming, defined as loans ninety days or more past due and still accruing interest, for the years ended
           December 31, 1997 and 1996.

           Salaries and employee benefits totaling $130,622, $43,101 and $54,988 have been deferred as loan origination costs during the years ended December 31, 1997, 1996 and 1995, respectively.

4.         BANK PREMISES AND EQUIPMENT

           Bank premises and equipment consisted of the following:

                                                                   December 31,
                                                         ---------------------------------
                                                            1997                    1996
                                                         -----------           -----------
           Land                                          $   278,840           $   278,840
           Bank premises                                   2,168,640             2,168,640
           Furniture, fixtures and equipment               2,008,643             1,952,970
           Leasehold improvements                             90,974                90,974
                                                         -----------           -----------

                                                           4,547,097             4,491,424

                  Less accumulated depreciation
                      and amortization                    (1,469,846)           (1,187,394)
                                                         -----------           -----------

                                                         $ 3,077,251           $ 3,304,030
                                                         ===========           ===========

                               LAKE COMMUNITY BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

4.         BANK PREMISES AND EQUIPMENT (Continued)

           Depreciation included in occupancy and equipment expense totaled $282,452, $283,044 and $193,573 for the years ended December 31,
           1997, 1996 and 1995, respectively.

5.         ACQUISITIONS

           On June 22, 1995, the Bank assumed certain liabilities of the Lakeport branch of U.S. Bank. The following assets and liabilities were recorded in connection with this transaction:

           Cash                                          $4,778,000
           Deposit base intangible                           22,000
                                                         ----------

                  Deposits and accrued interest
                      liabilities assumed                $4,800,000
                                                         ==========

           The deposit base intangible and $13,300 in related capitalized legal expenses are being amortized over fifteen years.

           In addition, a deposit base intangible, covenant not to compete, goodwill and related capitalized legal expenses totaling $509,153 were recorded in December 1991 in connection with the acquisition of certain assets and liabilities of the Lakeport office of Citizens Federal Bank. These intangible assets are being amortized over periods ranging from five to seven years. The covenant not to compete was fully amortized as of December 31, 1996.

           Amortization expense totaled $63,100, $92,277 and $86,210 for the years ended December 31, 1997, 1996 and 1995, respectively.

6.         INTEREST-BEARING DEPOSITS

           Interest-bearing deposits consisted of the following:

                                                     December 31,
                                           --------------------------------
                                              1997                 1996
                                           -----------          -----------
           Savings                         $12,027,671          $14,533,004
           Money market                      4,143,444            4,885,173
           Now accounts                      9,640,047           10,391,267
           Time, $100,000 or more            5,694,147            3,798,069
           Other time                       31,606,172           29,726,925
                                           -----------          -----------

                                           $63,111,481          $63,334,438
                                           ===========          ===========

                               LAKE COMMUNITY BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

6.         INTEREST-BEARING DEPOSITS (Continued)

           Interest expense recognized on interest-bearing deposits consisted of the following:

                                                        Year Ended December 31,
                                           --------------------------------------------------
                                              1997                1996                1995
                                           ----------          ----------          ----------
           Savings                         $  301,124          $  309,130          $  394,745
           Money market                       142,423             185,976             232,463
           Now accounts                       175,619             142,234             162,934
           Time, $100,000 or more             212,630             162,000             161,700
           Other time                       1,729,917           2,045,616           2,104,340
                                           ----------          ----------          ----------

                                           $2,561,713          $2,844,956          $3,056,182
                                           ==========          ==========          ==========

7.         INCOME TAXES

           The provision for income taxes for the years ended December 31, 1997, 1996 and 1995 consisted of the following:

                                               Federal              State               Total
                                              ---------           ---------           ---------
           1997
           ----

           Current                            $ 208,000           $ 107,000           $ 315,000
           Deferred                              47,000              15,000              62,000
                                              ---------           ---------           ---------

                  Income tax expense          $ 255,000           $ 122,000           $ 377,000
                                              =========           =========           =========

           1996
           ----

           Current                            $  51,000           $  49,000           $ 100,000
           Deferred                              72,000              31,000             103,000
                                              ---------           ---------           ---------

                  Income tax expense          $ 123,000           $  80,000           $ 203,000
                                              =========           =========           =========

           1995
           ----

           Current                            $ 245,000           $ 129,000           $ 374,000
           Deferred                             (25,000)            (14,000)            (39,000)
                                              ---------           ---------           ---------

                  Income tax expense          $ 220,000           $ 115,000           $ 335,000
                                              =========           =========           =========

                               LAKE COMMUNITY BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

7.         INCOME TAXES (Continued)

           Deferred tax assets (liabilities) are comprised of the following at December 31, 1997 and 1996:

                                                                    1997                1996
                                                                  ---------           ---------
           Deferred tax assets:
               Allowance for loan losses                          $ 294,000           $ 277,000
               Deferred compensation                                 86,000              59,000
               Future benefit of state tax deduction                 34,000              14,000
               Future benefit of alternative minimum tax                                 41,000
               Other real estate                                     17,000              75,000
               Unrealized loss on available-for-sale
                  investment securities                                                  21,000
               Other                                                 10,000               3,000
                                                                  ---------           ---------

                      Total deferred tax assets                     441,000             490,000
                                                                  ---------           ---------

           Deferred tax liabilities:
               Bank premises and equipment                         (195,000)           (150,000)
               Unrealized gain on available-for-sale
                  investment securities                             (21,000)
               Other                                                (12,000)            (23,000)
                                                                  ---------           ---------

                      Total deferred tax liabilities               (228,000)           (173,000)
                                                                  ---------           ---------

                      Net deferred tax assets                     $ 213,000           $ 317,000
                                                                  =========           =========

           The provision for income taxes differs from amounts computed by applying the statutory Federal income tax rates to operating income before income taxes. The significant items comprising these differences for the years ended December 31, 1997, 1996 and 1995 consisted of the following:

                                                   1997                     1996                     1995
                                            -------------------      -------------------      -------------------
                                            Amount       Rate %      Amount       Rate %      Amount       Rate %
                                            ------       ------      ------       ------      ------       ------
           Federal income tax
               expense, at statutory
               rate                        $ 388,712      34.0      $ 230,957      34.0      $ 379,366      34.0
           State franchise tax, net
               of Federal tax effect          74,484       6.5         45,886       6.8         80,314       7.2
           Tax exempt income
               from life insurance
               policies                      (38,150)     (3.3)       (24,720)     (3.6)       (16,261)     (1.5)
           Interest on obligations
               of states and political
               subdivisions                  (45,781)     (4.0)       (70,861)    (10.4)       (92,495)     (8.3)
           Other                              (2,265)      (.2)        21,738       3.2        (15,924)     (1.4)
                                           ---------      ----      ---------      ----      ---------      ----

                  Total income
                      tax expense          $ 377,000      33.0      $ 203,000      30.0      $ 335,000      30.0
                                           =========      ====      =========      ====      =========      ====

                               LAKE COMMUNITY BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

8.         SHORT-TERM BORROWING ARRANGEMENT

           The Bank is eligible to borrow up to $2,000,000 on an overnight basis from its correspondent bank. There were no short-term borrowings outstanding at December 31, 1997 or 1996.

9.         COMMITMENTS AND CONTINGENCIES

           Leases
           ------

           The Bank leases land and two branch offices under noncancelable operating leases. Future minimum lease payments are as follows:

                Year Ending
               December 31,
               ------------
                   1998                        $      68,500
                   1999                               52,000
                   2000                               52,000
                   2001                               18,667
                   2002                               12,000
                                               -------------

                                               $     203,167
                                               =============

           Rental expense included in occupancy and other expenses totaled $52,049, $47,740 and $43,924 for the years ended December 31, 1997,
           1996 and 1995, respectively.

           Financial Instruments With Off-Balance-Sheet Risk
           -------------------------------------------------

           The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.

           The Bank's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and letters of credit as it does for loans included on the balance sheet.

           The following financial instruments represent off-balance-sheet credit risk:

                                                   December 31,
                                            ---------------------------
                                               1997             1996
                                            -----------     -----------
           Commitments to extend credit     $15,106,000     $10,783,000
           Letters of credit                $   151,000     $   100,000

                               LAKE COMMUNITY BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

9.         COMMITMENTS AND CONTINGENCIES (Continued)

           Financial Instruments With Off-Balance-Sheet Risk (Continued)
           -------------------------------------------------

           Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include deposits, real estate, accounts receivable and personal property.

           Letters of credit are conditional commitments issued by the Bank to guarantee the performance or financial obligation of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

           Commercial loan commitments represent approximately 78% of total commitments and are generally unsecured or secured by collateral other than real estate. Real estate loan commitments represent 10% of total commitments and are generally secured by property with a loan-to-value ratio not to exceed 80%. Consumer loan commitments represent the remaining 12% of total commitments and are generally unsecured. In addition, the majority of the Bank's loan commitments have variable interest rates.

           Significant Concentrations of Credit Risk
           -----------------------------------------

           The Bank's business activity is primarily with customers located within Lake County. The Bank's operating policy since its inception has emphasized serving the banking needs of individuals, business and professional communities and agribusiness in Lakeport, California and its surrounding area. The Bank grants real estate, commercial and installment loans to these customers. Although the Bank has a diversified loan portfolio, a significant portion of its customers' ability to repay their loans is dependent upon commercial and residential real estate development, agribusiness and the resort and recreational economic sectors.

           Correspondent Banking Agreements
           --------------------------------

           The Bank maintains funds on deposit with other federally insured financial institutions under correspondent banking agreements. Uninsured deposits totaled $4,331,837 at December 31, 1997.

10.        STOCKHOLDERS' EQUITY

           Dividends
           ---------

           Upon declaration by the Board of Directors, all stockholders of record will be entitled to receive dividends. The California Financial Code restricts the total dividend payment of any bank in any calendar year to the lesser of (1) the bank's retained earnings or (2) the bank's net income for its last three fiscal years, less distributions made to stockholders during the same three-year period. At December 31, 1997, retained earnings of $1,192,271 were free of such restrictions.

                               LAKE COMMUNITY BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

10.        STOCKHOLDERS' EQUITY (Continued)

           Earnings Per Share
           ------------------
           A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

                                                                                   Weighted
                                                                                    Average
                                                                                   Number of
                                                                      Net            Shares         Per Share
                         For the Year Ended                         Income        Outstanding        Amount
           ---------------------------------------------          ---------       -----------       ---------
           December 31, 1997
           -----------------
           Basic earnings per share                               $ 766,270        1,240,546          $  .62
                                                                                                      ======
           Effect of dilutive stock options                                           57,408
                                                                  ---------       ----------
           Diluted earnings per share                             $ 766,270        1,297,954          $  .59
                                                                  =========       ==========          ======
           December 31, 1996
           -----------------
           Basic earnings per share                               $ 476,285        1,240,491          $  .38
                                                                                                      ======
           Effect of dilutive stock options                                           68,267
                                                                  ---------       ----------
           Diluted earnings per share                             $ 476,285        1,308,758          $  .36
                                                                  =========       ==========          ======
           December 31, 1995
           -----------------
           Basic earnings per share                               $ 780,781        1,239,791          $  .63
                                                                                                      ======
           Effect of dilutive stock options                                           75,519
                                                                  ---------       ----------
           Diluted earnings per share                             $ 780,781        1,315,310          $  .59
                                                                  =========       ==========          ======

           Options to purchase 25,350 shares of common stock at a weighted average price of $9.70 per share were outstanding during 1997, 1996 and 1995 but were not included in the computation of earnings per share because the exercise price of the options was greater than the average market price of the common shares during those years.

                               LAKE COMMUNITY BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

10.        STOCKHOLDERS' EQUITY (Continued)

           Stock Options
           -------------
           The Bank's 1984 Stock Option Plan was amended in 1989 to authorize the grant of options to non-employee directors and again in 1990 to increase the number of shares reserved under the plan to 340,062 shares of authorized but unissued common stock. Of the shares reserved, 200,000 shares were available for grant to non-employee directors. Options were granted to non-employee directors based on consecutive years of service to a maximum of 20,000 shares each. The plan requires that the option price may not be less than the fair market value at the date the option is granted, and that the stock must be paid in full at the time the option is exercised. The options expire on dates determined by the Board of Directors, but not later than ten years from the grant date. Options generally vest ratably over a four to five year period.

           The plan terminated in November 1994 and no additional options will be granted. However, the vesting schedule and ability to exercise options currently granted were not effected.

           A summary of the activity within the plan follows:

                                                 1997                        1996                            1995
                                    ---------------------------      ------------------------        ----------------------
                                                       Weighted                      Weighted                     Weighted
                                                       Average                        Average                      Average
                                                       Exercise                      Exercise                     Exercise
                                        Shares           Price         Shares          Price         Shares         Price
                                    -------------      --------      -----------     --------        --------     ---------
           Options outstanding,
                beginning of year         220,850      $ 5.50            238,900      $  5.41         240,100       $ 5.41

                Options exercised                                           (500)     $  4.38          (1,200)      $ 4.77
                Options canceled          (15,250)     $ 4.38            (17,550)     $  4.38
                                    -------------                    -----------                     --------

           Options outstanding,
                end of year               205,600      $ 5.58            220,850      $  5.50         238,900       $ 5.41
                                    =============                    ===========                     ========

           Options exercisable,
                end of year               204,975      $ 5.57            215,138      $  5.39         226,850       $ 5.19
                                    =============                    ===========                     ========

           A summary of options outstanding at December 31, 1997 follows:

                                                    Number of          Weighted             Number of
                                                     Options            Average              Options
                                                   Outstanding         Remaining           Exercisable
              Range of                             December 31,       Contractual          December 31,
           Exercise Prices                            1997                Life                 1997
           ---------------                     ------------------  ------------------   ------------------
              $ 4.38                                  120,000         1   year                 120,000
              $ 6.25                                   60,250         2   years                 60,250
              $ 9.75                                   22,850         5   years                 22,850
              $ 9.25                                    2,500         6   years                  1,875
                                               ------------------                       ------------------
                                                      205,600                                  204,975
                                               ==================                       ==================

                               LAKE COMMUNITY BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

10.        STOCKHOLDERS' EQUITY (Continued)

           Regulatory Capital
           ------------------
           The Bank is subject to certain regulatory capital requirements administered by the Federal Deposit Insurance Corporation (FDIC). Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

           Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Each of these components is defined in the regulations. Management believes that the Bank meets all its capital adequacy requirements as of December 31, 1997.

           In addition, the most recent notification from the FDIC as of December 31, 1997 and 1996 categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                             1997                  1996                    1995
                                                   --------------------     -------------------     -------------------
                                                     Amount      Ratio        Amount     Ratio        Amount      Ratio
                                                   ----------    ------     ----------   ------     ----------    -----
           Leverage Ratio
           --------------
           Lake Community Bank                     $8,561,600     10.4%     $8,067,300     9.3%     $7,743,900     9.3%

           Minimum requirement for "Well-
                Capitalized" institution           $4,124,100      5.0%     $4,321,200     5.0%     $4,163,000     5.0%
           Minimum regulatory requirement          $3,299,300      4.0%     $3,457,000     4.0%     $3,330,400     4.0%

           Tier I Risk-Based Capital Ratio
           -------------------------------
           Lake Community Bank                     $8,561,600     14.5%     $8,067,200    13.3%     $7,743,900    12.9%

           Minimum requirement for "Well-
                Capitalized" institution           $3,544,400      6.0%     $3,645,700     6.0%     $3,601,100     6.0%
           Minimum regulatory requirement          $2,362,900      4.0%     $2,430,500     4.0%     $2,400,700     4.0%

           Total Risk-Based Capital Ratio
           ------------------------------
           Lake Community Bank                     $9,300,000     15.8%     $8,788,000    14.5%     $8,505,000    14.3%

           Minimum requirement for "Well-
                Capitalized" institution           $5,885,900     10.0%     $6,061,400    10.0%     $5,965,200    10.0%
           Minimum regulatory requirement          $4,708,700      8.0%     $4,849,100     8.0%     $4,772,200     8.0%

                               LAKE COMMUNITY BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

11.        OTHER EXPENSES

           Other expenses consisted of the following:

                                                              Year Ended December 31,
                                                    ----------------------------------------
                                                       1997           1996          1995
                                                    ----------     ----------     ----------
           Regulatory assessments                   $   28,950     $   25,328     $  102,833
           Advertising and promotion                   107,420        109,964         98,044
           Professional fees and legal expenses        146,420        219,652        144,930
           Stationery and supplies                      67,771         98,270         88,727
           Amortization of intangibles                  63,100         92,277         86,210
           Other real estate expenses                  209,552        222,956        200,859
           Other                                       425,019        476,300        471,662
                                                    ----------     ----------     ----------

                                                    $1,048,232     $1,244,747     $1,193,265
                                                    ==========     ==========     ==========

12.        EMPLOYEE BENEFIT PLANS

           Employee Retirement Plan
           ------------------------
           On December 19, 1991, the Board of Directors adopted a 401(k) Retirement Plan, effective January 1, 1992. All employees 18 years of age or older with one year of service and who worked at least 1,000 hours during the year are eligible to participate in the plan. Eligible employees may elect to make tax deferred contributions of up to seventeen percent of their annual salary, to the maximum allowed by law. The Bank may make additional nonelective contributions to the plan at the discretion of the Board of Directors. Bank contributions vest after three years of service. Bank contributions to the plan for the years ended December 31, 1997, 1996 and 1995 totaled $26,290, $15,298 and $20,048, respectively.

           Salary Continuation Plan
           ------------------------
           During 1992, the Board of Directors approved a salary continuation plan for key executives. Under this plan, the Bank is obligated to provide the executives, or their designated beneficiaries, with annual benefits for fifteen years after retirement or death. These benefits are substantially equivalent to those available under insurance policies purchased by the Bank on the lives of the executives. In addition, the estimated present value of these future benefits are accrued over the period from the effective date of the plan until each of the executive's expected retirement date. The expense under this plan for the year ended December 31, 1997, 1996 and 1995 totaled $58,700, $34,400 and $30,100, respectively.

           In connection with the plan, the Bank has purchased life insurance policies with cash surrender values totaling $413,100 and $314,800 at December 31, 1997 and 1996, respectively.

                               LAKE COMMUNITY BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)
13.        RELATED PARTY TRANSACTIONS

           During the normal course of business, the Bank enters into transactions with related parties, including directors and executive officers. These transactions are on substantially the same terms and conditions as those prevailing for comparable transactions with unrelated parties.

           The following is a summary of the aggregate activity involving related party borrowers during 1997:

           Balance, January 1, 1997               $ 609,000

               Disbursements                        565,000
               Amounts repaid                      (322,000)
                                                  ---------

           Balance, December 31, 1997             $ 852,000
                                                  =========
           Undisbursed commitments to related
               parties, December 31, 1997         $ 576,000
                                                  =========

                 ROSEVILLE 1ST COMMUNITY BANCORP AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                      SEPTEMBER 30,    DECEMBER 31,
                                                          1998            1997
                                                      -----------      ------------
                                     ASSETS
Cash and due from banks                               $ 4,251,458      $ 1,830,279
Federal funds sold                                     10,050,000        6,720,000
Loans held for sale                                       305,252          227,150
Available-for-sale investment securities (Note 3)       4,217,700        4,010,300
Loans and leases, less allowance for loan and
   lease losses of $295,468 in 1998 and $723,880
   in 1997 (Note 4)                                    30,796,419       34,125,423
Bank premises and equipment, net                        1,645,963        1,720,231
Accrued interest receivable and other assets            2,104,258        1,954,293
                                                      -----------      -----------
                                                      $53,371,050      $50,587,676
                                                      ===========      ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
   Non-interest bearing                               $10,879,585      $ 8,526,329
   Interest bearing (Note 5)                           37,596,488       37,823,066
                                                      -----------      -----------
           Total deposits                              48,476,073       46,349,395

Accrued interest payable and other liabilities            191,370          273,782
                                                      -----------      -----------
           Total liabilities                           48,667,443       46,623,177
                                                      -----------      -----------

Stockholders' equity:
   Common stock - no par value,
      5,000,000 shares authorized; issued and
      outstanding - 370,805 shares in 1998 and
      319,972 shares in 1997                            2,511,057        2,021,434
   Retained earnings since December 31, 1990
      when deficit of $1,729,001 was transferred
      to common stock as part of a
      quasi-reorganization                              2,173,559        1,931,885
   Accumulated other comprehensive income
      (Notes 3 and 7)                                      18,991           11,180
                                                      -----------      -----------
           Total stockholders' equity                   4,703,607        3,964,499
                                                      -----------      -----------
                                                      $53,371,050      $50,587,676
                                                      ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                 ROSEVILLE 1ST COMMUNITY BANCORP AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)

                  NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                                     1998            1997
                                                 -----------     -----------
Interest income:
   Interest and fees on loans and leases          $2,524,043      $2,431,619
   Interest on investment securities:
      Taxable                                        174,082         202,408
   Interest on Federal funds sold                    292,057         209,620
                                                  ----------      ----------
         Total interest income                     2,990,182       2,843,647
                                                  ----------      ----------
Interest expense:
   Interest on deposits (Note 5)                   1,303,715       1,197,629
                                                  ----------      ----------
         Net interest income                       1,686,467       1,646,018

Provision for loan and lease losses
   (Note 4)                                          105,000         126,000
                                                  ----------      ----------
         Net interest income after provision
           for loan and lease losses               1,581,467       1,520,018
                                                  ----------      ----------
Non-interest income:
   Service charges and fees                           50,446          40,871
   Gain on sale of loans                             187,384          57,310
   Other                                             177,330         122,191
                                                  ----------      ----------
         Total non-interest income                   415,160         220,372
                                                  ----------      ----------


                                  (Continued)

                 ROSEVILLE 1ST COMMUNITY BANCORP AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)
                                   (Continued)
                  NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                            1998            1997
                                         -----------     ----------
Other expenses:
   Salaries and employee benefits        $  756,659      $  604,445
   Occupancy                                104,792          78,754
   Equipment                                 97,872          68,734
   Professional fees                        186,593          82,932
   Other                                    448,169         340,551
                                         ----------      ----------
         Total other expenses             1,594,085       1,175,416
                                         ----------      ----------

         Income before income taxes         402,542         564,974

Income taxes                                160,868         226,230
                                         ----------      ----------
         Net income                      $  241,674      $  338,744
                                         ==========      ==========
Basic earnings per share                 $      .75           $1,06
                                         ==========      ==========
Diluted earnings per share               $      .72      $     1.04
                                         ==========      ==========

   The accompanying notes are an integral part of these financial statements.

                 ROSEVILLE 1ST COMMUNITY BANCORP AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                   (UNAUDITED)

      NINE MONTHS ENDED SEPTEMBER 30, 1998 AND YEAR ENDED DECEMBER 31, 1997

                                                                                           ACCUMU-
                                                                                        LATED OTHER
                                             COMMON STOCK                                 COMPRE-
                                         -----------------------         RETAINED         HENSIVE
                                         SHARES         AMOUNT           EARNINGS         INCOME          TOTAL
                                         -------      ----------        ----------      -----------     ----------
Balance, January 1, 1997                 319,972      $2,021,434        $1,750,166        $ 3,439       $3,775,039

Net income                                                                 181,719                         181,719

Net change in unrealized
  gain on available-for-sale
  investment securities,
  net of taxes                                                                              7,741            7,741
                                         -------      ----------        ----------        -------       ----------
  Balance, December 31, 1997             319,972       2,021,434         1,931,885         11,180        3,964,499

Net Income                                                                 241,674                         241,674

Stock options exercised and related
  tax benefit                             50,833         489,623                                           489,623

Net change in unrealized
  gain on available-for-sale
  investment securities,
  net of taxes (Notes 3 and 7)                                                              7,811            7,811
                                         -------      ----------        ----------        -------       ----------
  Balance, September 30, 1998            370,805      $2,511,057        $2,173,559        $18,991       $4,703,607
                                         =======      ==========        ==========        =======       ==========

                   The accompanying notes are an integral part
                         of these financial statements.

                 ROSEVILLE 1ST COMMUNITY BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                  NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                                               1998        1997
                                                          -----------   -----------
Cash flows from operating activities:
   Net income                                             $   241,674   $   338,744
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Provision for loan and lease losses                     105,000       126,000
      Depreciation and amortization                            94,928        54,905
      Increase in deferred loan origination fees
         and costs, net                                       (10,332)      (37,225)
      Increase in loans held for sale                         (78,103)     (294,175)
      Decrease (increase) in accrued interest
         receivable and other assets                           48,735      (128,352)
      (Decrease) increase in accrued interest payable
         and other liabilities                                (82,624)       79,172
      Deferred taxes                                          (89,359)       19,000
                                                          -----------   -----------
           Net cash provided by operating activities          229,919       158,069
                                                          -----------   -----------
Cash flows from investing activities:
   Proceeds from matured held-to-maturity investment
      securities                                                            300,000
   Proceeds from sale or calls of available-for-sale
      investment securities                                 2,000,000
   Proceeds from matured available for sale investment
      securities                                            1,000,000
   Purchases of available-for-sale investment securities   (3,185,832)      (18,000)
   Net decrease (increase) in loans and leases              3,229,609    (4,682,455)
   Additions to bank premises and equipment                   (30,387)     (347,419)
                                                          -----------   -----------
           Net cash provided by (used in)
              investing activities                          3,013,390    (4,747,874)
                                                          -----------   -----------

                                  (Continued)

                 ROSEVILLE 1ST COMMUNITY BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)
                                   (Continued)
                  NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                                              1998           1997
                                                          ------------   ------------
Cash flows from financing activities:
   Net increase in demand, interest-bearing
      and savings deposits                                $  2,813,873   $  3,896,297
   Net (decrease) increase in time deposits                   (687,251)     4,954,577
   Proceeds from exercise of stock options                     381,248
                                                          ------------   ------------
           Net cash provided by financing activities         2,507,870      8,850,874
                                                          ------------   ------------
           Increase in cash and cash equivalents             5,751,179      4,261,069

Cash and cash equivalents at beginning of year               8,550,279      5,232,288
                                                          ------------   ------------
Cash and cash equivalents at end of period                $ 14,301,458   $  9,493,357
                                                          ============   ============

Supplemental disclosure of cash flow information:

   Cash paid during the year for:
      Interest expense                                    $  1,230,364   $  1,120,786
      Income taxes                                        $    239,636   $    162,500

Non-cash investing activities:
   Real estate acquired through foreclosure               $    117,500
   Change in unrealized gain on available-
      for-sale investment securities                      $     11,841   $     11,125

   The accompanying notes are an integral part of these financial statements.

                 ROSEVILLE 1ST COMMUNITY BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


1.      BASIS OF PRESENTATION

        The accompanying unaudited consolidated financial statements have been prepared in a condensed format and, therefore, do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been reflected in the financial statements. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year. Certain reclassifications have been made to prior period amounts to present them on a basis consistent with classifications for the nine months ended September 30, 1998.

2.      FORMATION OF HOLDING COMPANY

        On March 10, 1998, Roseville 1st Community Bancorp assumed 100% ownership of Roseville 1st National Bank. On the same date, formal approval as a bank holding company was received from the Federal Reserve.

3.      INVESTMENT SECURITIES

        All investment securities were classified as available for sale as of September 30, 1998 and December 31, 1997.

        The amortized cost and estimated market value of investment securities at September 30, 1998 and December 31, 1997 consisted of the following:

                                                           1998
                             --------------------------------------------------------------
                                                   Gross           Gross         Estimated
                                Amortized       Unrealized      Unrealized        Market
                                  Cost             Gains          Losses           Value
                               ----------       ----------      -----------      ----------
        U.S. Government
          agencies             $3,706,422         $25,678                        $3,732,100
        Municipal Bonds           190,221           3,079                           193,300
        Federal Reserve
          Bank stock               60,700                                            60,700
        Federal Home Loan
          Bank stock              156,600                                           156,600
        Pacific Coast Bankers
          Bank stock               75,000                                            75,000
                               ----------         -------        ----------      ----------
                               $4,188,943         $28,757        $     --        $4,217,700
                               ==========         =======        ==========      ==========

        Net unrealized gains on available-for-sale investment securities totaling $28,757 were recorded net of $9,766 in tax benefits as a separate component of stockholders' equity at September 30, 1998. There were no sales of available-for-sale investment securities for the nine months ended September 30, 1998.

                 ROSEVILLE 1ST COMMUNITY BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                   (Continued)

3.      INVESTMENT SECURITIES (Continued)

                                                           1997
                               ------------------------------------------------------------
                                                   Gross           Gross         Estimated
                                Amortized       Unrealized      Unrealized        Market
                                  Cost             Gains          Losses           Value
                               ----------       ----------      -----------      ----------
        U.S. Government
          agencies             $3,737,984        $16,916                         $3,754,900
        Federal Reserve
          Bank stock               60,700                                            60,700
        Federal Home Loan
          Bank stock              119,700                                           119,700
        Pacific Coast Bankers
          Bank stock               75,000                                            75,000
                               ----------        -------          -------        ----------
                               $3,993,384        $16,916          $    --        $4,010,300
                               ==========        =======          =======        ==========

        Net unrealized gains on available-for-sale investment securities totaling $16,916 were recorded net of $5,736 in tax liabilities as a separate component of stockholders' equity. There were no sales of available-for-sale investment securities for the nine months ended September 30, 1997.

        The amortized cost and estimated market value of available-for-sale investment securities at September 30, 1998 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                              Estimated
                                                              Amortized         Market
                                                                  Cost          Value
                                                              ----------      ----------
        Within one year                                       $  498,594      $  500,545
        After one year through five years                      2,247,828       2,268,500
        After five years through ten years                       960,000         963,075
        After ten years                                          190,221         193,280
                                                              ----------      ----------
                                                               3,896,643       3,925,400

        Investment securities not due at a single
          maturity date:
          Federal Reserve Bank stock                              60,700          60,700
          Federal Home Loan Bank stock                           156,600         156,600
          Pacific Coast Bankers Bank stock                        75,000          75,000
                                                              ----------      ----------
                                                              $4,188,943      $4,217,700
                                                              ==========      ==========

        Investment securities with amortized costs totaling $1,496,701 and $1,490,500 and market values totaling $1,511,875 and $1,500,200 were pledged to secure deposits at September 30, 1998 and December 31, 1997, respectively.

                ROSEVILLE 1ST COMMUNITY BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                   (Continued)

4.      LOANS AND LEASES

        Outstanding loans and leases are summarized below:

                                                September 30,     December 31,
                                                    1998             1997
                                                -------------     -----------
        Commercial                               $ 6,693,625      $ 8,714,911
        Real estate-mortgage                       4,438,956        5,498,941
        Real estate-commercial                    10,886,614       10,780,097
        Real estate-construction                   6,965,446        7,319,151
        Installment                                2,183,676        2,622,966
                                                 -----------      -----------
                                                  31,168,317       34,936,066

        Deferred loan and lease fees, net            (76,430)         (86,763)
        Allowance for loan and lease losses         (295,468)        (723,880)
                                                 -----------      -----------
                                                 $30,796,419      $34,125,423
                                                 ===========      ===========

        Changes in the allowance for loan and lease losses were as follows:

                                            September 30,  September 30, December 31,
                                               1998           1997           1997
                                            -----------    ------------  ------------
        Balance, beginning of year           $ 723,880      $ 253,560     $ 253,560
        Provision charged to operations        105,000        126,000       564,000
        Losses charged to allowance           (540,228)       (95,025)     (100,910)
        Recoveries                               6,816          6,163         7,230
                                             ---------      ---------     ---------
                                             $ 295,468      $ 290,698     $ 723,880
                                             =========      =========     =========

        The recorded investment in loans that were considered to be impaired totaled $75,794 and $550,000 at September 30, 1998 and December 31, 1997, respectively. The related allowance for loan losses for these loans at September 30, 1998 and December 31, 1997 was $25,672 and $400,000, respectively. The average recorded investment in impaired loans for the nine month period ended September 30, 1998 and the year ended December 31, 1997 was $223,359 and $152,547, respectively. The Bank recognized $7,059 in interest income on impaired loans during the nine month period ended September 30, 1998. There was one impaired loan at September 30, 1997 with a balance due of $22,484.

        At September 30, 1998 and December 31,1997, there were no nonaccrual loans. Interest foregone on nonaccrual loans for the nine month periods ended September 30, 1998 and 1997 was considered insignificant.

        Salaries and employee benefits totaling $190,502 and $169,050 have been deferred as loan origination costs during the nine month periods ended September 30, 1998 and 1997, respectively.

                ROSEVILLE 1ST COMMUNITY BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                   (Continued)

5.      INTEREST-BEARING DEPOSITS

        Interest-bearing deposits consisted of the following:

                                      September 30,     December 31,
                                          1998             1997
                                      ------------      ------------
        Savings                        $ 1,003,678      $   924,218
        NOW accounts                     3,859,199        2,814,604
        Money market                    12,799,713       13,313,222
        Time, $100,000 or more           6,558,634        6,525,188
        Other time                      13,375,264       14,245,834
                                       -----------      -----------
                                       $37,596,488      $37,823,066
                                       ===========      ===========

        Interest expense recognized on interest-bearing deposits consisted of the following:

                                                 Nine Month Periods Ended
                                                       September 30,
                                                 ----------------------
                                                    1998         1997
                                                 ----------   ---------
        Savings                                  $   23,033   $   18,477
        Now Accounts                                 45,776       41,823
        Money Market                                390,863      425,349
        Time, $100,000 or more                      279,686      218,871
        Other time                                  564,357      493,109
                                                 ----------   ----------
                                                 $1,303,715   $1,197,629
                                                 ==========   ==========

                ROSEVILLE 1ST COMMUNITY BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                   (Continued)

6.      EARNINGS PER SHARE

        A reconciliation of the numerator and denominators of the basic and diluted earnings per share computations is as follows:

                                                           Weighted
                                                            Average
                                                            Number
                                                Net        of Shares   Per Share
        Nine Months Ended                     Income      Outstanding   Amount
        -----------------                    --------     -----------  ---------
        September 30, 1998

        Basic earnings per share             $241,674       320,158       $ .75
                                                                          =====
        Effect of dilutive stock options                     13,503
                                             --------       -------
        Diluted earnings per share           $241,674       333,661       $ .72
                                             ========       =======       =====

        September 30, 1997

        Basic earnings per share             $338,744       319,972       $1.06
                                                                          =====
        Effect of dilutive stock options                      4,676
                                             --------       -------
        Diluted earnings per share           $338,744       324,648       $1.04
                                             ========       =======       =====

7.      COMPREHENSIVE INCOME

        On January 1, 1998, the Company adopted SFAS 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported. Other comprehensive income, net of tax, was comprised of the unrealized gain on available-for-sale investment securities for the nine month periods ended September 30, 1998 and 1997 and totaled $7,811 and $7,342 respectively. Total comprehensive income, net of taxes, was $249,485 and $346,086 for the nine month periods ended September 30, 1998 and 1997, respectively.

8.      NEW ACCOUNTING PRONOUNCEMENT

        In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 1999. Because of the Company's minimal use of derivatives, Management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

                          INDEPENDENT AUDITOR'S REPORT


The Stockholders and
     Board of Directors
Roseville 1st National Bank
Roseville, California

           We have audited the accompanying balance sheet of Roseville 1st National Bank as of December 31, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Roseville 1st National Bank as of December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                         /s/ PERRY-SMITH & CO., LLP
                                         ---------------------------------------
                                         Certified Public Accountants

Sacramento, California
March 20, 1998

                           ROSEVILLE 1ST NATIONAL BANK

                                  BALANCE SHEET

                           DECEMBER 31, 1997 AND 1996

                                                                                             1997                 1996
                                                                                          -----------          -----------
                      ASSETS

Cash and due from banks                                                                   $ 1,830,279          $ 1,792,288
Federal funds sold                                                                          6,720,000            3,440,000
Loans held for sale                                                                           227,150              110,000
Investment securities (market value of $4,010,300
    in 1997 and $4,266,600 in 1996) (Note 2)                                                4,010,300            4,263,669
Loans, less allowance for loan losses of $723,880
    in 1997 and $253,560 in 1996 (Note 3)                                                  34,125,423           27,090,500
Bank premises and equipment, net (Note 4)                                                   1,720,231            1,443,303
Deferred tax assets, net (Note 5)                                                             303,000              230,000
Accrued interest receivable and other assets (Note 11)                                      1,651,293              338,370
                                                                                          -----------          -----------

                                                                                          $50,587,676          $38,708,130
                                                                                          ===========          ===========

                 LIABILITIES AND
               STOCKHOLDERS' EQUITY

Deposits:
    Non-interest bearing                                                                  $ 8,526,329          $ 4,539,246
    Interest bearing (Note 6)                                                              37,823,066           30,147,852
                                                                                          -----------          -----------

            Total deposits                                                                 46,349,395           34,687,098

Accrued interest payable and other liabilities                                                273,782              245,993
                                                                                          -----------          -----------

            Total liabilities                                                              46,623,177           34,933,091
                                                                                          -----------          -----------

Commitments and contingencies (Note 7)

Stockholders' equity (Note 8):
    Common stock - $5 par value; 5,000,000
        shares authorized - 319,972 shares issued
        and outstanding                                                                     1,599,860            1,599,860
    Additional paid-in capital                                                                421,574              421,574
    Retained earnings since December 31, 1990 when the deficit of $1,729,001 was transferred to additional paid-in capital as part of a quasi-
        reorganization                                                                      1,931,885            1,750,166
    Net unrealized gain on available-for-sale
        investment securities, net of taxes (Note 2)                                           11,180                3,439
                                                                                          -----------          -----------

            Total stockholders' equity                                                      3,964,499            3,775,039
                                                                                          -----------          -----------

                                                                                          $50,587,676          $38,708,130
                                                                                          ===========          ===========

                     The accompanying notes are an integral
                       part of these financial statements.

                           ROSEVILLE 1ST NATIONAL BANK

                               STATEMENT OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                         1997             1996            1995
                                                      ----------       ----------       ----------
Interest income:
    Interest and fees on loans                        $3,286,609       $2,545,138       $2,163,619
    Interest on Federal funds sold                       341,603          251,169          225,855
    Interest on deposits in banks                                           5,748           12,653
    Interest on taxable investment securities            266,264          226,179          261,936
                                                      ----------       ----------       ----------

            Total interest income                      3,894,476        3,028,234        2,664,063

Interest expense on deposits (Note 6)                  1,663,920        1,331,181        1,287,862
                                                      ----------       ----------       ----------

            Net interest income                        2,230,556        1,697,053        1,376,201

Provision for loan losses (Note 3)                       564,000           89,200           55,000
                                                      ----------       ----------       ----------

            Net interest income after provision
                for loan losses                        1,666,556        1,607,853        1,321,201
                                                      ----------       ----------       ----------

Non-interest income:
    Service charges and fees                              58,200           33,061           20,436
    Gain on sale of loans                                 98,761           58,229           32,249
    Other income                                         184,039          137,149           73,429
                                                      ----------       ----------       ----------

            Total non-interest income                    341,000          228,439          126,114
                                                      ----------       ----------       ----------

Other expenses:
    Salaries and employee benefits
        (Notes 3 and 11)                                 817,541          701,482          578,111
    Occupancy and equipment                              176,921          150,110          145,563
    Other (Note 9)                                       698,375          478,894          421,807
                                                      ----------       ----------       ----------

            Total other expenses                       1,692,837        1,330,486        1,145,481
                                                      ----------       ----------       ----------

            Income before income taxes                   314,719          505,806          301,834

Income taxes (Note 5)                                    133,000          204,000          104,000
                                                      ----------       ----------       ----------

            Net income                                $  181,719       $  301,806       $  197,834
                                                      ==========       ==========       ==========

Basic earnings per share (Note 8)                     $      .57       $      .94       $      .62
                                                      ==========       ==========       ==========

Diluted earnings per share (Note 8)                   $      .56       $      .93       $      .61
                                                      ==========       ==========       ==========



                     The accompanying notes are an integral
                       part of these financial statements.

                           ROSEVILLE 1ST NATIONAL BANK

                        STATEMENT OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                                         UNREALIZED
                                                                                           GAIN ON
                                                                                         AVAILABLE-
                                  COMMON STOCK             ADDITIONAL                     FOR-SALE
                           ---------------------------       PAID-IN       RETAINED      INVESTMENT
                               SHARES        AMOUNT          CAPITAL       EARNINGS      SECURITIES        TOTAL
                           -----------    ------------    ------------    ----------    ------------    ----------

Balance,
   January 1, 1995             319,572    $  1,597,860    $    420,574    $1,250,526                    $3,268,960

Net income                                                                   197,834                       197,834
                           -----------    ------------    ------------    ----------    ------------    ----------

Balance,
   December 31, 1995           319,572       1,597,860         420,574     1,448,360                     3,466,794

Issuance of common
   stock under Stock
   Option Plan (Note 8)            400           2,000           1,000                                       3,000

Net income                                                                   301,806                       301,806

Unrealized gain on
   available-for-sale
   investment secur-
   ities, net of taxes                                                                  $      3,439         3,439
                           -----------    ------------    ------------    ----------    ------------    ----------

Balance,
   December 31, 1996           319,972       1,599,860         421,574     1,750,166           3,439     3,775,039

Net income                                                                   181,719                       181,719

Net change in un-
   realized gain on
   available-for-sale
   investment secur-
   ities, net of taxes
   (Note 2)                                                                                    7,741         7,741
                           -----------    ------------    ------------    ----------    ------------    ----------

Balance,
   December 31, 1997           319,972    $  1,599,860    $    421,574    $1,931,885    $     11,180    $3,964,499
                           ===========    ============    ============    ==========    ============    ==========





                     The accompanying notes are an integral
                       part of these financial statements.

                           ROSEVILLE 1ST NATIONAL BANK

                             STATEMENT OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                          1997                 1996                  1995
                                                      -----------           -----------           -----------
Cash flows from operating activities:
   Net income                                         $   181,719           $   301,806           $   197,834
   Adjustments to reconcile net income
      to net cash provided by operating
      activities:
        Provision for loan losses                         564,000                89,200                55,000
        Depreciation, accretion and
           amortization, net                               89,443                86,064                15,475
        Loss on sale of other real estate                   3,914
        (Decrease) increase in deferred
           loan origination fees and costs,
           net                                            (49,116)               44,036                15,479
        (Increase) decrease in loans held
           for sale                                      (117,150)              699,475
        Increase in accrued interest
           receivable and other assets                   (117,923)              (41,710)             (150,451)
        Gain on sale of equipment                            (300)               (1,810)
        Increase in accrued interest payable
           and other liabilities                           27,789                76,746                45,396
        Deferred income taxes                             (77,000)              111,000                81,000
                                                      -----------           -----------           -----------

             Net cash provided by operating
                activities                                505,376             1,364,807               259,733
                                                      -----------           -----------           -----------

Cash flows from investing activities:
   Purchase of available-for-sale investment
      securities                                         (519,900)           (3,807,507)
   Purchase of held-to-maturity investment
      securities                                                                                   (3,861,063)
   Proceeds from sale of available-for-sale
      investment securities                                                      37,400
   Proceeds from called available-for-sale
      investment securities                               500,000
   Proceeds from called held-to-maturity
      investment securities                                                   1,479,464               420,536
   Proceeds from matured held-to-maturity
      investment securities                               300,000             1,250,000             3,300,000
   Net decrease in interest-bearing
      deposits in banks                                                         199,000
   Net increase in loans                               (7,667,307)           (4,498,306)           (4,934,096)
   Purchase of premises and equipment                    (381,361)              (47,096)           (1,408,020)
   Proceeds from sale of equipment                            300                 1,810
   Proceeds from sale of other real estate                113,586
   Purchase of life insurance policies                 (1,195,000)
                                                      -----------           -----------           -----------
             Net cash used in investing
                activities                             (8,849,682)           (5,385,235)           (6,482,643)
                                                      -----------           -----------           -----------

                                   (Continued)

                           ROSEVILLE 1ST NATIONAL BANK

                             STATEMENT OF CASH FLOWS
                                   (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                               1997                 1996                1995
                                                           -----------          -----------          -----------
Cash flows from financing activities:
   Net increase in demand, interest-
      bearing and savings deposits                         $ 6,043,449          $ 6,175,971          $ 4,842,832
   Net increase in time deposits                             5,618,848              242,394              431,517
   Proceeds from exercise of stock options                                            3,000
                                                           -----------          -----------          -----------

        Net cash provided by
           financing activities                             11,662,297            6,421,365            5,274,349
                                                           -----------          -----------          -----------

        Increase (decrease) in cash and
           cash equivalents                                  3,317,991            2,400,937             (948,561)

Cash and cash equivalents at
   beginning of year                                         5,232,288            2,831,351            3,779,912
                                                           -----------          -----------          -----------

Cash and cash equivalents at
   end of year                                             $ 8,550,279          $ 5,232,288          $ 2,831,351
                                                           ===========          ===========          ===========


Supplemental disclosure of cash flow information:

   Cash paid during the year for:

      Interest expense                                     $ 1,648,035          $ 1,362,926          $ 1,278,679
      Income taxes                                         $   162,500          $    23,100          $       800

Non-cash investing activities:

   Real estate acquired through
      foreclosure                                          $   188,100

   Net change in unrealized gain on
      available-for-sale investment
      securities                                           $    11,706          $     5,210


                     The accompanying notes are an integral
                       part of these financial statements.

                           ROSEVILLE 1ST NATIONAL BANK

                          NOTES TO FINANCIAL STATEMENTS


1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           General

           The accounting and reporting policies of Roseville 1st National Bank (the "Bank") conform with generally accepted accounting principles and prevailing practices within the banking industry.

           Reclassifications

           Certain reclassifications have been made to prior years' balances to conform to classifications used in 1997.

           Cash Equivalents

           For the purpose of the statement of cash flows, the Bank considers cash and due from banks and Federal funds sold to be cash equivalents. Generally, Federal funds are sold for one day periods.

           Loan Sales and Servicing

           The Bank originates mortgage loans that are either held in the Bank's loan portfolio or sold in the secondary market. Loans held for sale are carried at the lower of cost or market value. Market value is determined by the specific identification method as of the balance sheet date or the date which the purchasers have committed to purchase the loans. At the time the loan is sold, the related right to service the loan is either retained, with the Bank earning future servicing income, or released in exchange for a one-time servicing-released premium. Mortgage loans subsequently transferred to the loan portfolio are transferred at the lower of cost or market value at the date of transfer. Any difference between the carrying amount of the loan and its outstanding principal balance is recognized as an adjustment to yield by the interest method. The Bank serviced loans for others totaling approximately $4,314,000 and $4,600,000 as of December 31, 1997 and 1996, respectively.

           The Bank adopted Financial Accounting Standards Board Statement No. 125 (SFAS 125), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities on January 1, 1997. This Statement superseded SFAS 122, Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65, which was adopted by the Bank on October 1, 1996. Under SFAS 125, sales of financial assets are recognized when the transferred assets are put beyond the reach of the transferor and its creditors, even in bankruptcy or receivership.

                           ROSEVILLE 1ST NATIONAL BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           Loan Sales and Servicing (Continued)

           Under SFAS 125, servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold or securitized with servicing rights retained are recognized as separate assets or liabilities. Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, and are subsequently amortized in proportion to and over the period of the related net servicing income or expense. Servicing assets are periodically evaluated for impairment. Fair values are estimated using discounted cash flows based on current market interest rates. For purposes of measuring impairment, servicing assets are stratified based on note rate and term. The amount of impairment recognized is the amount by which the servicing assets for a stratum exceed their fair value. Servicing rights acquired during the year ended December 31, 1997 were not considered material for disclosure purposes.

           Investment Securities

           Investments are classified into the following categories:

                     o Available-for-sale securities, reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as a separate component of stockholders' equity.

                     o Held-to-maturity securities, which management has the positive intent and ability to hold, reported at amortized cost, adjusted for the accretion of discounts and amortization of premiums.

           Management determines the appropriate classification of its investments at the time of purchase and may only change the classification in certain limited circumstances. All transfers between categories are accounted for at fair value.

           Gains or losses on the sale of securities are computed using the specific identification method. Interest earned on investment securities is reported in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums. In addition, unrealized losses that are other than temporary are recognized in earnings for all investments.

                           ROSEVILLE 1ST NATIONAL BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           Loans

           Loans are stated at principal balances outstanding, except for loans held for sale which are carried at the lower of principal balance or market value at the date of transfer, adjusted for accretion of discounts. Interest is accrued daily based upon outstanding loan balances. Discounts on retail contracts are deferred and amortized into income over their respective lives using a method which approximates the interest method. However, when, in the opinion of management, the future collectibility of interest and principal is in serious doubt, loans and retail contracts are placed on nonaccrual status and the accrual of interest income is suspended. Any interest accrued but unpaid is charged against income. Payments received are applied to reduce principal to the extent necessary to ensure collection. Subsequent payments on these loans, or payments received on nonaccrual loans for which the ultimate collectibility of principal is not in doubt, are applied first to earned but unpaid interest and then to principal.

           An impaired loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due (including both principal and interest) in accordance with the contractual terms of the loan agreement.

           Substantially all loan origination fees, commitment fees, direct loan origination costs and purchase premiums and discounts on loans are deferred and recognized as an adjustment of yield, to be amortized to interest income over the contractual term of the loan. The unamortized balance of deferred fees and costs is reported as a component of net loans.

           Allowance for Loan Losses

           The allowance for loan losses is maintained to provide for losses related to impaired loans and other losses that can be expected to occur in the normal course of business. The determination of the allowance is based on estimates made by management, to include consideration of the character of the loan and contract portfolio, specifically identified problem loans, potential losses inherent in the portfolio taken as a whole and economic conditions in the Bank's service area. These estimates are particularly susceptible to changes in the economic environment and market conditions. The allowance is established through a provision for loan losses which is charged to expense.

           Other Real Estate

           Other real estate includes real estate acquired in full or partial settlement of loan obligations. When property is acquired, any excess of the Bank's recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property is charged against the allowance for loan losses. A valuation allowance for losses on other real estate is maintained to provide for temporary declines in value. The allowance is established through a provision for losses on other real estate which is included in other expenses. Subsequent gains or losses on sales or writedowns resulting from permanent impairments are recorded in other income or expense as incurred.

                           ROSEVILLE 1ST NATIONAL BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           Bank Premises and Equipment

           Bank premises and equipment are carried at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets. The useful lives of bank premises are estimated to be five to forty years. The useful lives of furniture and equipment are estimated to be five to ten years. Leasehold improvements are amortized over the life of related lease, or the life of the asset, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

           Income Taxes

           Deferred tax assets and liabilities are recognized for the tax consequences of temporary differences between the financial statement and tax basis of existing assets and liabilities.

           Earnings Per Share

           In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which established new standards for computing and presenting earnings per share (EPS). This Statement was adopted by the Bank for financial statements issued for the year ended December 31, 1997 and requires the restatement of all prior-period EPS data presented.

           Basic EPS, which excludes dilution, is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period and replaces the presentation of primary EPS. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Bank. Diluted EPS is computed similarly to, and replaces the presentation of, fully diluted EPS. The treasury stock method has been applied to determine the dilutive effect of stock options in computing diluted EPS.

           Use of Estimates

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                           ROSEVILLE 1ST NATIONAL BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Stock-Based Compensation

        Stock options are accounted for under the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Bank's stock at the date of grant over the exercise price. However, if the fair value of stock-based compensation computed under a fair value based method, as prescribed in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, is material to the financial statements, proforma net income and earnings per share are disclosed as if the fair value method had been applied. Compensation cost related to options granted during 1995 were considered by management to be immaterial for disclosure purposes.

2.      INVESTMENT SECURITIES

        The amortized cost and estimated market value of investment securities at December 31, 1997 and 1996 consisted of the following:

        Available-for-Sale:

                                                      1997
                              ----------------------------------------------------
                                               Gross         Gross      Estimated
                              Amortized     Unrealized    Unrealized     Market
                                 Cost          Gains        Losses        Value
                              ----------    ----------    ----------    ----------
        U.S. Treasury
             securities       $1,990,170    $    9,730                  $1,999,900
        U.S. Government
             agencies          1,747,814         7,186                   1,755,000
        Federal Home Loan
             Bank stock          119,700                                   119,700
        Federal Reserve
             Bank stock           60,700                                    60,700
        Pacific Coast Bankers'
             Bank stock           75,000                                    75,000
                              ----------    ----------    ----------    ----------

                              $3,993,384    $   16,916    $       --    $4,010,300
                              ==========    ==========    ==========    ==========

                           ROSEVILLE 1ST NATIONAL BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

2.         INVESTMENT SECURITIES (Continued)

           Available-for-Sale: (Continued)

                                                                        1996
                                         -----------------------------------------------------------------------
                                                               Gross              Gross              Estimated
                                         Amortized           Unrealized         Unrealized             Market
                                            Cost                Gains             Losses                Value
                                         ----------          ----------          ----------           ----------
           U.S. Treasury
                securities                $1,977,126          $   10,974                              $1,988,100
           U.S. Government
                agencies                   1,746,564                              $   (5,764)          1,740,800
           Federal Home Loan
                Bank stock                    99,800                                                      99,800
           Federal Reserve
                Bank stock                    60,700                                                      60,700
           Pacific Coast Bankers'
                Bank stock                    75,000                                                      75,000
                                          ----------          ----------          ----------          ----------

                                          $3,959,190          $   10,974          $   (5,764)         $3,964,400
                                          ==========          ==========          ==========          ==========

           Net unrealized gains on available-for-sale investment securities totaling $16,916 and $5,210 were recorded net of $5,736 and $1,771 in tax liabilities as a separate component of stockholders' equity at December 31, 1997 and 1996, respectively. Proceeds from the sale of available-for-sale investment securities totaled $37,400 for the year ended December 31, 1996, with no gain or loss recognized. There were no sales of available-for-sale investment securities in 1997 or 1995.

           Held-to-Maturity:

                                                                        1996
                                              ----------------------------------------------------------
                                                                  Gross           Gross        Estimated
                                                 Amortized     Unrealized      Unrealized       Market
                                                   Cost           Gains          Losses          Value
                                              -----------     -----------      -----------    ---------
           U.S. Government
             agencies                         $   299,269     $     2,931       $       --    $ 302,200
                                              ===========     ===========      ===========    =========


           There were no sales or transfers of held-to-maturity investment securities during the years ended December 31, 1997, 1996 or 1995. At December 31, 1997, the Bank's portfolio contained no held-to-maturity investment securities.

                           ROSEVILLE 1ST NATIONAL BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

2.         INVESTMENT SECURITIES (Continued)

           The amortized cost and estimated market value of investment securities at December 31, 1997 by contractual maturity is shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             Available-for Sale
                                                      ----------------------------------
                                                                              Estimated
                                                      Amortized                Market
                                                        Cost                    Value
                                                     ----------             ------------
           Within one year                           $  998,784             $  1,000,500
           After one year through five years          2,739,200                2,754,400
                                                     ----------             ------------

                                                      3,737,984                3,754,900

           Federal Home Loan Bank stock                 119,700                  119,700
           Federal Reserve Bank stock                    60,700                   60,700
           Pacific Coast Bankers' Bank stock             75,000                   75,000
                                                     ----------             ------------

                                                     $3,993,384             $  4,010,300
                                                     ==========             ============

           Investment securities with amortized costs totaling $1,490,500 and $1,482,000 and estimated market values totaling $1,500,200 and $1,491,100 were pledged to secure public deposits at December 31, 1997 and 1996, respectively.

3.         LOANS

           Outstanding loans are summarized as follows:

                                                                        December 31,
                                                                  --------------------------
                                                                      1997           1996
                                                                  ------------   -----------

           Real estate - mortgage                                 $  5,498,940   $ 3,366,099
           Real estate - commercial                                 10,780,097     6,416,104
           Real estate - construction                                7,319,152    11,151,425
           Commercial                                                8,714,911     4,471,666
           Installment                                               2,622,966     2,074,645
                                                                  ------------   -----------

                                                                    34,936,066    27,479,939

           Deferred loan origination fees and costs, net               (86,763)     (135,879)
           Allowance for loan losses                                  (723,880)     (253,560)
                                                                  ------------   -----------

                                                                  $ 34,125,423   $ 27,090,500
                                                                  ============   ============

                           ROSEVILLE 1ST NATIONAL BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

3.         LOANS (Continued)

           Changes in the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995 were as follows:

                                                                     1997         1996          1995
                                                                  ----------    ---------    ----------

           Balance, beginning of year                             $  253,560    $ 185,280    $  157,997
           Provision charged to operations                           564,000       89,200        55,000
           Losses charged to allowance                              (100,910)     (30,360)      (40,252)
           Recoveries                                                  7,230        9,440        12,535
                                                                  ----------    ---------    ----------

                  Balance, end of year                            $  723,880    $ 253,560    $  185,280
                                                                  ==========    =========    ==========

           The recorded investment in loans that are considered to be impaired at December 31, 1997 totaled $550,000. The related allowance for loan losses at December 31, 1997 was $400,000. The Bank had no impaired loans during the year ended December 31, 1996.

           The Bank had no loans on nonaccrual status at December 31, 1997. Nonaccrual loans totaled $189,727 at December 31, 1996. Interest foregone on nonaccrual loans for the year ended December 31, 1997 was not considered to be significant.

           Salaries and employee benefits totaling $237,850, $133,286 and $116,305 have been deferred as loan origination costs during 1997, 1996 and 1995, respectively.

4.         BANK PREMISES AND EQUIPMENT

           Bank premises and equipment consisted of the following:

                                                                December 31,
                                                      ---------------------------------
                                                         1997                    1996
                                                      -----------           -----------

           Land                                       $   425,000           $   425,000
           Building                                       903,775               903,775
           Furniture and equipment                        729,978               491,903
           Leasehold improvements                          33,128
                                                      -----------           -----------

                                                        2,091,881             1,820,678
               Less accumulated depreciation
                  and amortization                       (371,650)             (377,375)
                                                      -----------           -----------

                                                      $ 1,720,231           $ 1,443,303
                                                      ===========           ===========

           Depreciation and amortization included in occupancy and equipment expense totaled $104,433, $95,101 and $65,439 for the years ended December 31, 1997, 1996 and 1995, respectively.

                           ROSEVILLE 1ST NATIONAL BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

5.         INCOME TAXES

           As a result of the capital restructuring in 1990, the Bank is limited in its application of tax benefits arising from net operating losses which arose prior to its conversion to a National Bank. Consequently, the maximum future utilization of the Federal net operating loss carryovers, which arose prior to the capital restructuring, was limited to approximately $469,000. At December 31, 1997, the remaining carryovers of $410,000 may be utilized at the rate of approximately $59,000 per year. If not utilized, the carryovers will expire in the years 2003 and 2004.

           The provision for income taxes for the years ended December 31, 1997, 1996 and 1995 consisted of the following:

                                                   Federal              State               Total
                                                  ---------           ---------           ---------
           1997

           Current                                $ 144,000           $  66,000           $ 210,000
           Deferred                                 (45,000)            (32,000)            (77,000)
                                                  ---------           ---------           ---------

                      Income tax expense          $  99,000           $  34,000           $ 133,000
                                                  =========           =========           =========

           1996

           Current                                $  25,000           $  68,000           $  93,000
           Deferred                                 121,000             (10,000)            111,000
                                                  ---------           ---------           ---------

                      Income tax expense          $ 146,000           $  58,000           $ 204,000
                                                  =========           =========           =========

           1995

           Current                                                    $  23,000           $  23,000
           Deferred                               $  69,000              12,000              81,000
                                                  ---------           ---------           ---------

                      Income tax expense          $  69,000           $  35,000           $ 104,000
                                                  =========           =========           =========

           Deferred tax assets (liabilities) are comprised of the following at December 31, 1997 and 1996:

                                                                           1997             1996
                                                                      --------------  -------------
           Deferred tax assets:
               Net operating loss carryovers                          $      140,000  $     160,000
               Allowance for loan and contract losses                        299,000         91,000
               Future benefit of state tax deductions                          1,000         15,000
               Other                                                                          5,000
                                                                      --------------  -------------

                      Total deferred tax assets                              440,000        271,000
                                                                      --------------  -------------


                           ROSEVILLE 1ST NATIONAL BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


5.         INCOME TAXES (Continued)

                                                                        1997                1996
                                                                     ----------          ----------
           Deferred tax liabilities:
               Adjustment for change in tax accounting
                  method                                             $ (103,000)         $  (39,000)
               Unrealized gain on available-for-sale
                  investment securities                                  (6,000)             (2,000)
               Future liability of state deferred tax asset             (15,000)
               Other                                                    (13,000)
                                                                     -----------         ----------

                      Total deferred tax liabilities                   (137,000)            (41,000)
                                                                     ----------          ----------

                      Net deferred tax assets                        $  303,000          $  230,000
                                                                     ==========          ==========

           The provision for income taxes differs from amounts computed by applying the statutory Federal income tax rates to operating income before income taxes. The items comprising these differences are as follows:

                                                            Year Ended December 31,
                                       ----------------------------------------------------------------
                                               1997                   1996                   1995
                                       ------------------     ------------------     ------------------
                                         Amount    Rate %       Amount    Rate %       Amount    Rate %
                                       ---------   ------     ---------   ------     ---------   ------
           Federal income tax
             expense, at statutory
             rate                      $ 107,004     34.0     $ 171,974     34.0     $ 102,624     34.0
           State franchise tax, net
             of Federal tax effect        22,519      7.2        37,984      7.5        22,612      7.5
           Change in tax rate used
             to measure deferred
             tax asset                                                                 (20,150)    (6.7)
           Other                           3,477      1.1        (5,958)    (1.2)       (1,086)     (.3)
                                       ---------   ------     ---------   ------     ---------   ------

                                       $ 133,000     42.3     $ 204,000     40.3     $ 104,000     34.5
                                       =========   ======     =========   ======     =========   ======

6.         INTEREST-BEARING DEPOSITS

           Interest-bearing deposits consisted of the following:

                                                   December 31,
                                         -------------------------------
                                             1997               1996
                                         ------------       ------------

           Money market                  $ 13,313,222       $ 12,003,808
           Savings                            924,218            700,643
           NOW accounts                     2,814,604          2,291,227
           Time, $100,000 or more           6,525,188          2,951,634
           Other time                      14,245,834         12,200,540
                                         ------------       ------------

                                         $ 37,823,066       $ 30,147,852
                                         ============       ============

                           ROSEVILLE 1ST NATIONAL BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


6.         INTEREST-BEARING DEPOSITS (Continued)

           Interest expense recognized on interest-bearing deposits consisted of the following:

                                                     Year Ended December 31,
                                         ------------------------------------------------
                                             1997              1996              1995
                                         ------------      ------------      ------------

           Money Market                  $    579,200      $    432,303      $    381,057
           Savings                             25,157            17,261             9,531
           NOW accounts                        55,842            58,911            42,328
           Time, $100,000 or more             256,597           135,689           147,597
           Other time                         747,124           687,017           707,349
                                         ------------      ------------      ------------

                                         $  1,663,920      $  1,331,181      $  1,287,862
                                         ============      ============      ============

7.         COMMITMENTS AND CONTINGENCIES

           Financial Instruments With Off-Balance-Sheet Risk

           The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.

           The Bank's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and letters of credit as it does for loans included on the balance sheet.

           The following financial instruments represent off-balance-sheet credit risk:

                                                         December 31,
                                               -------------------------------
                                                    1997               1996
                                               ------------       ------------
           Commitments to extend credit        $ 10,986,300       $  6,509,100
           Letters of credit                   $    108,500       $     93,000

           Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, deeds of trust on commercial and residential real estate and bank accounts.

                           ROSEVILLE 1ST NATIONAL BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


7.         COMMITMENTS AND CONTINGENCIES (Continued)

           Financial Instruments With Off-Balance-Sheet Risk (Continued)

           Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

           At December 31, 1997, real estate commitments represent approximately 88% of total commitments and are generally secured by property with a loan-to-value ratio not to exceed 80%. Commercial commitments represent approximately 11% of total commitments and are generally unsecured. Revolving lines of credit represent the remaining 1% of total commitments and are generally unsecured. The majority of the commitments have variable interest rates.

           Significant Concentrations of Credit Risk

           The Bank grants real estate mortgage, real estate construction, commercial and consumer loans to customers throughout Placer and Sacramento counties.

           Although the Bank has a diversified loan portfolio, a substantial portion of its portfolio is secured by commercial and residential real estate. However, business and personal income represent the primary source of repayment for a majority of these loans.

           Leases

           The Bank leases certain office premises under a long-term noncancelable lease. At December 31, 1997, future minimum lease payments are as follows:

                          Year Ending
                          December 31,
                          ------------

                              1998                           $   42,560
                              1999                               44,240
                              2000                                7,420
                                                             ----------
                                                             $   94,220
                                                             ==========

           Rental expense included in occupancy and equipment expense for the years ended December 31, 1997, 1996 and 1995 totaled $27,711, $20,964 and $50,712, respectively.

           Contingencies

           The Bank is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Bank.

                           ROSEVILLE 1ST NATIONAL BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


8.         STOCKHOLDERS' EQUITY

           Dividends

           Upon declaration by the Board of Directors, all stockholders of record will be entitled to receive dividends. Under applicable Federal laws, the Comptroller of the Currency restricts the total dividend payment of any national banking association in any calendar year to the net income of the year, as defined, combined with the retained net income for the two preceding years. At December 31, 1997, retained earnings of $681,359 were free of such restrictions.

           Earnings Per Share

           A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

                                                                    Weighted
                                                                     Average
                                                                    Number of
                                                        Net          Shares         Per Share
                For the Year Ended                    Income       Outstanding        Amount
                ------------------                 ------------    ------------    ------------

           December 31, 1997

           Basic earnings per share                $    181,719         319,972    $        .57
                                                                                   ============

           Effect of dilutive stock options                               4,676
                                                   ------------    ------------

           Diluted earnings per share              $    181,719         324,648    $        .56
                                                   ============    ============    ============

           December 31, 1996

           Basic earnings per share                $    301,806         319,872    $        .94
                                                                                   ============

           Effect of dilutive stock options                               4,750
                                                   ------------    ------------

           Diluted earnings per share              $    301,806         324,622    $        .93
                                                   ============    ============    ============

           December 31, 1995

           Basic earnings per share                $    197,834         319,572    $        .62
                                                                                   ============

           Effect of dilutive stock options                               4,958
                                                   ------------    ------------

           Diluted earnings per share              $    197,834         324,530    $        .61
                                                   ============    ============    ============

                           ROSEVILLE 1ST NATIONAL BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


8.         STOCKHOLDERS' EQUITY (Continued)

           Regulatory Capital

           The Bank is subject to certain regulatory capital requirements administered by the Office of the Comptroller of the Currency (OCC). Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

           Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Each of these components is defined in the regulations. Management believes that the Bank meets all its capital adequacy requirements as of December 31, 1997.

           In addition, the most recent notification from the OCC as of December 31, 1997 categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the Bank's category.

           The Bank's capital ratios and the respective minimum regulatory requirements at December 31, 1997, 1996 and 1995 were as follows:

                                                         1997                        1996                      1995
                                                -----------------------    ----------------------     -----------------------
                                                  Amount          Ratio      Amount         Ratio       Amount          Ratio
                                                ----------        -----    ----------       -----     ----------        -----
           Leverage Ratio

           Roseville 1st National Bank          $3,832,319         8.6%    $3,635,039        10.3%    $3,307,794        11.4%

           Minimum requirement for "Well-
                Capitalized" institution        $2,226,300         5.0%    $1,758,100         5.0%    $1,449,400         5.0%
           Minimum regulatory requirement       $1,781,000         4.0%    $1,406,500         4.0%    $1,159,500         4.0%

           Tier I Risk-Based Capital Ratio

           Roseville 1st National Bank          $3,832,319         9.3%    $3,635,039        11.7%    $3,307,794        13.4%

           Minimum requirement for "Well-
                Capitalized" institution        $2,485,100         6.0%    $1,879,100         6.0%    $1,556,900         6.0%
           Minimum regulatory requirement       $1,656,700         4.0%    $1,252,800         4.0%    $1,038,000         4.0%

           Total Risk-Based Capital Ratio

           Roseville 1st National Bank          $4,352,588        10.5%    $3,888,599        12.5%    $3,493,074        14.1%

           Minimum requirement for "Well-
                Capitalized" institution        $4,142,000        10.0%    $3,131,900        10.0%    $2,594,900        10.0%
           Minimum regulatory requirement       $3,313,000         8.0%    $2,505,500         8.0%    $2,075,900         8.0%

                           ROSEVILLE 1ST NATIONAL BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


8.         STOCKHOLDERS' EQUITY (Continued)

           Stock Options

           During 1990, in conjunction with the capital restructuring, 200,000 shares of common stock were reserved for purchase at fair market value by certain directors. Also in 1990, as part of his employment agreement, the Bank's President was granted options to purchase 133,333 shares of common stock at fair market value. These shares were proportionately reduced in 1992 to reflect the one-for-ten reverse stock split. These options vested immediately and will expire ten years from the date of grant.

           In 1993, the Board of Directors adopted the 1993 Stock Option Plan to reserve common stock for purchase, at fair market value, by directors, officers, and certain full-time Bank employees, as determined by the Board of Directors. The shares vest ratably over five years and will expire ten years from the date of grant.

           The activity within the plan is summarized as follows:

                                           1997                   1996                  1995
                                    ------------------    ------------------    -----------------
                                              Weighted              Weighted             Weighted
                                              Average               Average              Average
                                              Exercise              Exercise             Exercise
                                     Shares    Price       Shares    Price       Shares   Price
                                    -------   --------    -------   --------    -------  --------
           Options outstanding
             beginning of year       74,833   $  7.50      76,333   $  7.50      80,333   $  7.50

             Options granted          2,000   $  8.00
             Options exercised                               (400)  $  7.50
             Options canceled                              (1,100)  $  7.50      (4,000)  $  7.50
                                    -------               -------               -------

           Options outstanding,
             end of year             76,833   $  7.51      74,833   $  7.50      76,333   $  7.50
                                    =======               =======               =======

           Options exercisable,
             end of year             58,033   $  7.50      49,633   $  7.50      42,733   $  7.50
                                    =======               =======               =======

           A summary of options outstanding at December 31, 1997 follows:

                                Number of        Weighted        Number of
                                 Options          Average         Options
                               Outstanding       Remaining      Exercisable
                               December 31,     Contractual     December 31,
           Exercise Price          1997            Life             1997
           --------------      ------------    ------------     ------------

           $ 7.50                    74,833         5 years           58,033
           $ 8.00                     2,000         9 years
                               ------------                     ------------
                                     76,833                           58,033
                               ============                     ============

                           ROSEVILLE 1ST NATIONAL BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


9.         OTHER EXPENSES

           Other expenses consisted of the following:

                                                                Year Ended December 31,
                                                   ------------------------------------------------
                                                       1997              1996              1995
                                                   ------------      ------------      ------------

           Telephone and utilities                 $     68,386      $     42,414      $     30,730
           Office expenses                               92,832            71,343            62,496
           Insurance and bonds                           32,476            29,679            26,385
           Auto, travel and entertainment                59,103            43,219            32,564
           Loan expenses                                 55,754            86,002            73,450
           Outside services                             153,204            70,964            56,579
           Regulatory assessments                        25,108            19,498            44,157
           Visa merchant expenses                        44,534            43,008            18,137
           Other operating expenses                     166,978            72,767            77,309
                                                   ------------      ------------      ------------

                                                   $    698,375      $    478,894      $    421,807
                                                   ============      ============      ============

10.        RELATED PARTY TRANSACTIONS

           During the normal course of business, the Bank enters into transactions with related parties, including directors and officers. These transactions include borrowings from the Bank with substantially the same terms, including rates and collateral, as loans to unrelated parties. The following is a summary of activity involving related party borrowers during 1997:

           Balance, January 1, 1997                    $  1,354,889

               Disbursements                                715,051
               Amounts repaid                              (497,038)
                                                       ------------
           Balance, December 31, 1997                  $  1,572,902
                                                       ============

           Undisbursed commitments to related
               parties, December 31, 1997              $      8,794
                                                       ============

11.        EMPLOYEE BENEFIT PLANS

           Salary Deferral Plan

           The Bank adopted the Roseville 1st National Bank 401(k) Profit Sharing Plan and Trust effective January 1, 1995. The Plan is available to all employees. Under the Plan, the Bank will match 50% of each participant's contribution up to a maximum of 6% of their annual compensation. Employer contributions vest at a rate of 20% for each completed year of employment and totaled $19,188, $15,381 and $16,296 for the years ended December 31, 1997, 1996 and 1995, respectively.

                           ROSEVILLE 1ST NATIONAL BANK

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


11.        EMPLOYEE BENEFIT PLANS (Continued)

           Salary Continuation Plans

           In December 1997, the Board of Directors approved salary continuation plans for three key executives. Under these plans, the Bank is obliged to provide the executives, or designated beneficiaries, with annual benefits for fifteen years after retirement or death. These benefits are substantially equivalent to those available under seven insurance policies purchased in December 1997 by the Bank for $1,195,000 on the lives of the executives. In addition, the estimated present value of the future benefits will begin accruing in 1998 until the employees' expected retirement dates.

                                                                       EXHIBIT I


                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


                               DATED: MAY 27, 1998



                                  BY AND AMONG



                             WESTERN SIERRA BANCORP

                               LMC MERGER COMPANY

                                       AND

                               LAKE COMMUNITY BANK

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


        This AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the "Agreement") is entered into as of May 27, 1998 by and among LAKE COMMUNITY BANK, a California state-chartered bank ("LCB"), WESTERN SIERRA BANCORP, a California corporation ("BANCORP"), and LMC MERGER COMPANY, a California corporation ("LMC"), which is a wholly-owned subsidiary of BANCORP.


                                    RECITALS:

        WHEREAS, the respective Boards of Directors of LCB and BANCORP have determined that it is in the best interests of LCB and BANCORP and their respective shareholders for LCB to be merged with LMC, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the California Corporations Code, the California Financial Code and other applicable laws;

        WHEREAS, each of the Boards of Directors of LCB and BANCORP have approved this Agreement and the transactions contemplated hereby;

        WHEREAS, LCB's and BANCORP'S Boards of Directors have resolved to recommend approval of the merger of LCB and LMC to their respective shareholders; and

        WHEREAS, upon the consummation of the Merger of LCB with LMC, LCB shall become a wholly-owned subsidiary of BANCORP.

        NOW, THEREFORE, in consideration of these premises and the representations, warranties and agreements herein contained, LCB and BANCORP hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

        "Acquisition Event" shall mean any of the following:

        (a) Prior to the termination of this Agreement, either LCB or BANCORP shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered or announced an intention to enter into a letter of intent, an agreement-in-principle or a definitive agreement with any Person (other than LCB, BANCORP or any of their respective Subsidiaries) to effect, an Acquisition Transaction or failed to publicly oppose a Tender Offer or an Exchange Offer (as defined below). As used herein, the term "Acquisition Transaction" shall mean (i) a merger, consolidation or similar transaction involving LCB, BANCORP or any of their respective Subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only existing Subsidiaries), (ii) the disposition, by sale, lease, exchange, dissolution or liquidation, or otherwise,


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



               of all or substantially all of the assets of LCB or BANCORP or any asset or assets of LCB or BANCORP the disposition or lease of which would result in a material change in the business or business operations of LCB or BANCORP, a transfer of any shares of stock or other securities of LCB or BANCORP by LCB or BANCORP, or a material change in the assets, liabilities or results of operations or the future prospects of LCB or BANCORP, including, but not limited to a grant of an option entitling any Person to acquire any shares of stock of LCB or BANCORP or any assets material to the business of LCB or BANCORP; or (iii) the issuance, other than pursuant to outstanding stock options, sale or other disposition by LCB or BANCORP (including, without limitation, by way of merger, consolidation, share exchange or any similar transaction) of shares of LCB Common Stock or BANCORP Common Stock or other Equity Securities, or the grant of any option, warrant or other right to acquire shares of LCB Common Stock or BANCORP Common Stock or other Equity Securities, representing directly, or on an as-exercised, as-exchanged or as-converted basis (in the case of options, warrants, rights or exchangeable or convertible Equity Securities), 15% or more of the voting securities of LCB or BANCORP;

        (b) Prior to termination of this Agreement (i) any Person (other than a person who is a party to a Director Shareholder Agreement) shall have increased the number of shares of LCB Common Stock or BANCORP Common Stock over which such person has beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by a number that is greater than 1% of the then outstanding shares of LCB Common Stock or BANCORP Common Stock if, after giving effect to such increase, such Person owns, beneficially, more than 5% of the outstanding shares of LCB Common Stock or BANCORP Common Stock, or (ii) any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 5% of the then outstanding shares of LCB Common Stock or BANCORP Common Stock; or

        (c) The approval by LCB's or BANCORP'S shareholders, or the consummation by LCB or BANCORP, of any Acquisition Transaction as described in Subsection (a) of this Paragraph within a period of two hundred seventy (270) days following: (i) the termination of this Agreement by BANCORP pursuant to Sections 8.1.1, 8.1.3, 8.1.5, 8.1.7, 8.1.8, or 8.1.11; or (ii) the termination of this
               Agreement by LCB pursuant to Section 8.1.1, 8.1.3, 8.1.4, 8.1.6, 8.1.9, or 8.1.10.

        (d) An Acquisition Transaction shall not mean any transaction identified above with an entity identified in writing by BANCORP or LCB prior to the date of the Agreement.

        "Acquisition Proposal" shall have the meaning given such term in Section 6.2.5.

        "Affected Party" shall have the meaning given to it in Section 5.7.

        "Affiliate" or "affiliate" shall mean, with respect to any other Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.


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

        "Affiliate Agreements" shall have the meaning given to such term in
Section 5.3.3.

        "BANK" shall mean Western Sierra National Bank.

        "BANCORP" shall mean Western Sierra Bancorp.

        "BANCORP Average Trading Price" shall mean the average trading price for BANCORP Common Stock as determined for a thirty calendar day period prior to the Determination Date. However, if the BANCORP Average Trading Price is above $20.00 per share, the BANCORP Average Trading Price shall be $20.00 per share. If the BANCORP Average Trading Price is below $17.00 per share, the BANCORP Average Trading Price shall be $17.00.

        "BANCORP Collateralizing Real Estate" shall have the meaning given to such term in Section 4.19.1.

        "BANCORP Common Stock" shall mean the common stock, no par value per share, of BANCORP.

        "BANCORP Fairness Opinion" shall have the meaning given to such term in
Section 7.2.9.

        "BANCORP Filings" shall have the meanings given such term in Section 4.6.1.

        "BANCORP Financial Statements" shall mean the financial statements of BANCORP for the year ended December 31, 1997.

        "BANCORP Market Value Per Share" shall mean the last trade of BANCORP Common Stock prior to the Effective Time.

        "BANCORP Material Adverse Event" shall have the meaning given to such term in Section 8.1.9

        "BANCORP Properties" shall have the meaning given to such term in
Section 4.19.1.

        "BANCORP Stock Plans" shall have the meaning set forth in Section 4.5.

        "Benefit Arrangement" shall have the meaning given such term in Section 3.21.4.

        "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

        "Business Day" shall mean any day, other than a Saturday, Sunday or any other day, such as a legal holiday, on which California state banks in California are not open for substantially all their banking business.

        "California Corporations Code" shall mean the General Corporation Law of the State of California.

        "California Financial Code" shall mean the Financial Code of the State of California.


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

        "CDFI" shall mean the California Department of Financial Institutions.

        "Classified Assets" shall have the meaning given to such term in Section 6.1.15.

        "Closing" shall have the meaning given to such term in Section 2.1.

        "Closing Date" shall have the meaning given to such term in Section 2.1.

        "Closing Schedules" shall have the meaning given to such term in Section 5.7.

        "Commissioner" shall mean the Commissioner of Financial Institutions of the State of California.

        "Conversion Rate" shall mean the result of a fraction, the numerator of which is the Per Share Merger Price, and the denominator of which is the BANCORP Average Trading Price.

        "Default" shall mean, as to any party to this Agreement, a failure by such party to perform, in any material respect, any of the agreements or covenants of such party contained in Articles 5 or 6.

        "Determination Date" shall mean the last business day of the calendar month immediately preceding the calendar month in which the Effective Time occurs.

        "Director Shareholder Agreement" shall have the meaning given such term in Section 7.2.10.

        "Dissenting Shares" shall mean shares of LCB Common Stock or BANCORP Common Stock which come within all of the descriptions set forth in Subparagraphs (1), (2), (3) and (4) of Paragraph (a) of Section 1300 of the California Corporations Code.

        "Dissenting Shareholder Notices" shall mean the notice required to be given to record holders of Dissenting Shares pursuant to Paragraph (a) of
Section 1301 of the California Corporations Code.

        "Effective Time" shall have the meaning given such term in Section 2.1.

        "Employee Plan" shall have the meaning given such term in Section
3.21.3.

        "Environmental Laws" shall mean and include any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Entity pertaining to health or to the environment, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act Amendments, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Hazardous Materials Transportation Act of 1975, as amended, the Safe Drinking Water Act, as amended, and the Toxic Substances Control Act, as amended.

        "Equity Securities" shall have the meaning given to such term in the Exchange Act.


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

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" shall mean Western Sierra National Bank, or such other Person as BANCORP shall have appointed to perform the duties set forth in
Section 2.8.

        "Exchange Offer" shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of an exchange offer or the filing by any Person of a registration statement under the Securities Act with respect to an exchange offer to purchase any shares of LCB Common Stock such that, upon consummation of such offer, such Person would own or control 15% or more of the then outstanding shares of LCB Common Stock.

        "FDIC" shall mean the Federal Deposit Insurance Corporation.

        "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

        "GAAP" shall mean generally accepted accounting principles.

        "Governmental Entity" shall mean any court, federal, state, local or foreign government or any administrative agency or commission or other governmental authority or instrumentality whatsoever.

        "Hazardous Substances" shall have the meaning given such term in Section 3.23.4.

        "IRC" shall mean the Internal Revenue Code of 1986, as amended.

        "Joint Proxy Statement/Prospectus" shall have the meaning given to such term in Section 3.7.2.

        "Knowledge" shall mean, with respect to any representation or warranty contained in this Agreement; the actual knowledge, after reasonable inquiry, of any director or executive officer of LCB or BANCORP.

        "Last Regulatory Approval" shall mean the final Requisite Regulatory Approval required, from any Governmental Entity under applicable federal laws of the United States and laws of any state having jurisdiction over the Merger, to permit the parties to consummate the Merger.

        "LCB" shall mean Lake Community Bank.

        "LCB Certificates" shall have the meaning given such term in Section 2.8.1.

        "LCB Collateralizing Real Estate" shall have the meaning given to such term in Section 3.23.1.

        "LCB Common Stock" shall mean the common stock, no par value, of LCB.


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

        "LCB's Costs Associated With the Transaction" shall mean all legal, accounting and professional costs incurred or to be incurred by LCB for the transaction up to the Closing Date (including investment banking fees) which have not been expensed by LCB by the Determination Date and one-half of the taxes identified with the termination of the Employment Agreement/Change of Control Agreement with Gary Nordine.

        "LCB Fairness Opinion" shall have the meaning given to such term in
Section 7.3.7.

        "LCB Filings" shall have the meaning given such term in Section 3.6.1.

        "LCB Financial Statements" shall have the meaning given to such term in
Section 3.7.3.

        "LCB Material Adverse Event" shall have the meaning given to such term in Section 8.1.8.

        "LCB Properties" shall have the meaning given to such term in Section 3.23.1.

        "LCB State Documents" shall have the meaning given to such term in
Section 3.6.2.

        "LCB Stock Options" shall mean any options to purchase any shares of LCB Common Stock or any other Equity Securities of LCB granted on or prior to the Effective Time, whether pursuant to the LCB Stock Option Plan or otherwise.

        "LCB Stock Option Plan" shall mean LCB's written Stock Option Plan as described in Schedule 3.5 and 3.24 hereto.

        "LMC" shall mean LMC Merger Company.

        "Material Adverse Effect" shall mean a material adverse effect: (i) on the business, assets, results of operations, financial condition or prospects of a Person and its subsidiaries, if any, taken as a whole (unless specifically indicated otherwise); or (ii) on the ability of a Person that is a party to this Agreement to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

        "Material Adverse Event" shall have the meaning given to such term in
Section 8.1.8.

        "Merger" shall have the meaning set forth in Section 2.1.

        "Merger Agreement" shall have the meaning given to such term in Section 2.1.

        "New Certificates" shall have the meaning given to such term in Section 2.8.1.

        "OCC" shall mean Office of the Comptroller of the Currency.

        "OREO" shall have the meaning given to such term in Section 3.13.

        "Perfected Dissenting Shares" shall mean Dissenting Shares as to which the recordholder has made demand on LCB or BANCORP in accordance with Paragraph
(b) of Section 1301 of the California Corporations Code and has not withdrawn such demand prior to the Effective Time.


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

        "Per Share Merger Price" shall mean the sum of the total shareholders' equity for LCB as of the Determination Date (after a third party review to determine the adequacy of LCB's loan loss reserves as provided under Section
7.2.12 and the expensing of LCB's Costs Associated With The Transaction) multiplied by 1.75 with the total product divided by the total number of shares of LCB Common Stock outstanding at the Closing Date. The calculation of Per Share Merger Price shall be performed by Perry-Smith & Co. or such other party agreed to by BANCORP and LCB.

        "Persons" or "persons" shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, Governmental Entity or any other legal entity whatsoever.

        "Registration Statement" shall have the meaning given to such term in
Section 3.7.2.

        "Regulatory Authority" shall mean any Governmental Entity, the approval of which is legally required for consummation of the Merger.

        "Requisite Regulatory Approvals" shall have the meaning set forth in
Section 7.1.2.

        "Returns" shall mean all returns, declarations, reports, statements, and other documents required to be filed with respect to federal, state, local and foreign Taxes, and the term "Return" means any one of the foregoing Returns.

        "SEC" shall mean the Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Subsidiary" shall mean, with respect to any corporation (the "parent"), any other corporation, association or other business entity of which more than 50% of the shares of the Voting Stock are owned or controlled, directly or indirectly, by the parent or by one or more Subsidiaries of the parent, or by the parent and one or more of its Subsidiaries.

        "Superior Proposal" shall have the meaning given to such term in Section 6.2.5.

        "Surviving Corporation" shall have the meaning given to such term in
Section 2.1.

        "Taxes" shall mean all federal, state, local and foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

        "Tax Filings" shall mean any applications, reports, statements or other Returns required to be filed with any local, state or federal Governmental Entity before the Merger may become


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

effective, including, but not limited to, any filing required to be made with the California Franchise Tax Board to obtain a Tax Clearance Certificate for the Merger.

        "Tender Offer" shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of a tender offer or the filing by any person of a registration statement under the Securities Act with respect to, a tender offer to purchase any shares of LCB Common Stock or BANCORP Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding voting securities of LCB or BANCORP.

        "Understanding" shall have the meaning set forth in Section 6.1.5.

        "Voting Securities" or "Voting Stock" shall mean the stock or other securities or any other interest entitling the holders thereof to vote in the election of the directors, trustees or Persons performing similar functions of the Person in question, including, without limitation, nonvoting securities that are convertible or exchangeable into voting securities, but shall not include any stock or other interest so entitling the holders thereof to vote only upon the happening of a contingency (other than a conversion or exchange thereof into voting securities), whether or not such contingency has occurred.

                              ARTICLE 2. THE MERGER

        Section 2.1 THE MERGER. Subject to the terms and conditions of this Agreement, as promptly as practicable following the receipt of the Last Regulatory Approval and the expiration of all applicable waiting periods, LCB shall be merged with LMC, with LCB being the Surviving Corporation of the merger, all pursuant to the Agreement of Merger attached to this Agreement as
Exhibit 2.1 (the "Merger Agreement") and in accordance with the applicable provisions of the California Financial Code and the California Corporations Code (the "Merger"). The closing of the Merger (the "Closing") shall take place at a location and time and Business Day to be designated by BANCORP and reasonably concurred to by LCB (the "Closing Date") which shall not, however, be later than thirty (30) days after receipt of the Last Regulatory Approval and expiration of all applicable waiting periods. The Merger shall be effective when the Merger Agreement (together with any other documents required by law to effectuate the Merger) shall have been filed with the Secretary of State of the State of California. When used in this Agreement, the term "Effective Time" shall mean the time of filing of the Merger Agreement with the Secretary of State, and "Surviving Corporation" shall mean LCB.

        Section 2.2 EFFECT OF MERGER. By virtue of the Merger and at the Effective Time, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of LCB and LMC shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the estates and interests of every kind of LCB and LMC, including all debts due to either of them, shall be as effectively the property of the Surviving Corporation as they were of LCB and LMC immediately prior to the Effective Time, and the title to any real estate vested by deed or otherwise in either LCB or LMC shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of LCB and LMC shall be preserved unimpaired and all debts, liabilities and duties of LCB and LMC shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent


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

as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Merger.

        Section 2.3 ARTICLES OF INCORPORATION. The Articles of Incorporation of LCB in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended and the name of the Surviving Corporation shall be "Lake Community Bank."

        Section 2.4 CONVERSION OF LMC STOCK. The authorized and issued capital stock of LMC, all of which shall be owned by BANCORP, immediately prior to the Effective Time, on and after the Effective Time, pursuant to the Merger Agreement and without any further action on the part of BANCORP or LMC shall be exchanged on a one-for-one basis for shares of common stock of the Surviving Corporation.

        Section 2.5 CONVERSION OF LCB STOCK OPTIONS. At the Effective Time, all outstanding rights with respect to LCB Common Stock pursuant to stock options under the LCB Stock Option Plan shall be converted into and become equivalent rights with respect to BANCORP Common Stock at the applicable Conversion Rate with a corresponding adjustment in the option price, and BANCORP shall assume each LCB Stock Option in accordance with the terms of LCB Stock Option Plans and the stock option agreement by which it is evidenced.

        Section 2.6 CONVERSION OF LCB COMMON STOCK.

               2.6.1 Except as provided in Sections 2.6.2 and 2.7, each share of LCB Common Stock shall be converted at the Effective Time into and become the right to receive that number of shares of duly authorized, validly issued, fully paid and nonassessable shares of BANCORP Common Stock equal to the Conversion Rate, subject to adjustment, if any, as provided in any other section of this Agreement; provided, however, that the shares held by any shareholder who properly exercises dissenters' rights provided under the California Corporations Code, shall not be so converted and in lieu of such conversion shall be treated in accordance with the provisions of the California Corporations Code.

               2.6.2 The Conversion Rate shall be further appropriately adjusted to reflect any recapitalization, reorganization, reclassification, split-up, merger, consolidation, exchange, stock or other dividend or distribution, made, declared or effective with respect to the BANCORP Common Stock between the date of this Agreement and the Effective Time.

        Section 2.7 FRACTIONAL SHARES. No fractional shares of BANCORP Common Stock shall be issued in the Merger. In lieu thereof, each holder of LCB Common Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (rounded to the nearest hundredth) obtained by multiplying (a) BANCORP Market Value Per Share by (b) the fraction of a share of BANCORP Common Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fraction.

        Section 2.8 EXCHANGE PROCEDURES. On or as soon as practicable after the Effective Time, (i) BANCORP will deliver to the Exchange Agent: (i) certificates representing the number of shares of BANCORP Common Stock issuable in the Merger; and (ii) cash for the payout of fractional shares.


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

               2.8.1 Upon surrender to the Exchange Agent for cancellation of one or more certificates for shares of LCB Common Stock ("LCB Certificates"), accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall, as promptly as practicable thereafter, deliver to each holder of such surrendered LCB Certificates, certificates representing the appropriate number of shares of BANCORP Common Stock ("New Certificates") and/or checks for payment of cash in lieu of fractional shares, in respect of the LCB Certificates. In no event shall the holders of LCB Certificates be entitled to receive interest on cash amounts due them hereunder.

               2.8.2 Until an LCB Certificate has been surrendered and exchanged as herein provided, each share of LCB Common Stock represented by such LCB Certificate shall represent, on and after the Effective Time, the right to receive the Conversion Rate into which each such share of LCB Common Stock shown thereon has been converted as provided by Section 2.6 including the right to vote such shares of BANCORP Common Stock. No dividends or other distributions that are declared on any shares of BANCORP Common Stock into which any shares of LCB Common Stock have been converted at the Effective Time shall be paid to the holder of such LCB shares until the LCB Certificates evidencing such LCB shares have been surrendered in exchange for New Certificates in the manner herein provided, but upon such surrender, such dividends or other distributions, from and after the Effective Time, will be paid to such holders. In no event shall the holders entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

               2.8.3 No transfer taxes shall be payable by any shareholder in respect of the issuance of New Certificates, except that if any New Certificate is to be issued in a name other than that in which the LCB Certificates surrendered shall have been registered, it shall be a condition of such issuance that the holder requesting such issuance shall properly endorse the certificate or certificates and shall pay to BANCORP or the Exchange Agent any transfer taxes payable by reason thereof, or of any prior transfer of such surrendered certificate, or establish to the satisfaction of BANCORP or the Exchange Agent that such taxes have been paid or are not payable.

               2.8.4 Any BANCORP Common Stock or cash delivered to the Exchange Agent and not distributed pursuant to this Section 2.8 at the end of nine months from the Effective Time, shall be returned to BANCORP, in which event the Persons entitled thereto shall look only to BANCORP for payment thereof.

               2.8.5 Notwithstanding anything to the contrary set forth in Sections 2.8.2 and 2.8.3 hereof, if any holder of LCB Common Stock shall be unable to surrender such holder's LCB Certificates because such LCB Certificates have been lost or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety satisfactory to the Exchange Agent and BANCORP.

               2.8.6 The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of BANCORP Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of BANCORP Common Stock for the account of the Persons entitled thereto.

               2.8.7 After the Effective Time, there shall be no further registration of transfers of the shares of LCB Common Stock which were outstanding immediately prior to the Effective Time.


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

If, after the Effective Time, LCB Certificates representing such shares of LCB Common Stock are presented to BANCORP, they shall be canceled and exchanged for BANCORP Common Stock as provided in this Article 2.

        Section 2.9 BOARD OF DIRECTORS OF LCB AND BANCORP FOLLOWING THE EFFECTIVE TIME. At the Effective Time three directors of LCB named on Schedule
2.9 shall be appointed as directors of BANCORP to serve until the next annual meeting of shareholders of BANCORP and until such successors are elected and qualified. At the Effective Time, the Board of Directors of LCB shall be nine in number, three of which will be selected by BANCORP, and six of which will be current directors of LCB. The six existing directors of LCB shall serve as directors of LCB for at least a two year period after the Effective Time.

                ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF LCB

LCB represents and warrants to BANCORP as follows:

        Section 3.1 ORGANIZATION; CORPORATE POWER; ETC. LCB is a California state-chartered banking institution duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement. LCB has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all Requisite Regulatory Approvals, LCB will have the requisite corporate power and authority to perform its obligations hereunder with respect to the consummation of the transactions contemplated hereby. LCB is authorized by the CDFI to conduct a general banking business. LCB is not a member of the Federal Reserve System. LCB's deposits are insured by the FDIC in the manner and to the full extent provided by law. LCB maintains and operates branch offices only in the State of California. Neither the scope of the business of LCB, or any Subsidiary of LCB, nor the location of any of their respective properties, requires that LCB or any of its respective Subsidiaries be licensed or qualified to conduct business in any jurisdiction other than the State of California, where the failure to be so licensed and qualified would have a Material Adverse Effect on LCB taken as a whole.

        Section 3.2 LICENSES AND PERMITS. Except as disclosed on Schedule 3.2, LCB and its Subsidiaries have all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on LCB or on the ability of LCB to consummate the transactions contemplated by this Agreement. The properties, assets, operations and businesses of LCB and those of its Subsidiaries, are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

        Section 3.3 SUBSIDIARIES. Other than as set forth on Schedule 3.3, there is no corporation, partnership, joint venture or other entity in which LCB owns, directly or indirectly (except as pledgee pursuant to loans or stock or other interest held as the result of or in lieu of foreclosure pursuant to pledge or other security arrangement) any equity or other voting interest or position.


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



        Section 3.4 AUTHORIZATION OF AGREEMENT; NO CONFLICTS.

               3.4.1 The execution and delivery of this Agreement and the Merger Agreement by LCB, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of LCB, subject only to the approval of this Agreement, the Merger Agreement and the Merger by LCB's shareholders. This Agreement has been duly executed and delivered by LCB and constitutes a legal, valid and binding obligation of LCB, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. The Merger Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Merger Agreement in accordance with the applicable provisions of the California Corporations Code, will constitute a legal, valid and binding obligation of LCB, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

               3.4.2 Except as disclosed on Schedule 3.4, the execution and delivery of this Agreement and the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of LCB, or except for the necessity of obtaining Requisite Regulatory Approvals and approval of the shareholders of LCB, any material mortgage, indenture, lease, agreement or other material instrument or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to LCB or any of its assets or properties, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on LCB, or on BANCORP following consummation of the Merger; or (ii) will be cured or waived prior to the Effective Time. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement or the Merger Agreement by LCB or the performance by LCB of its obligations hereunder and thereunder, except for (a) filings required in order to obtain the Requisite Regulatory Approvals; (b) the filing and approval of the Merger Agreement with the Secretary of the State of California; and (c) Tax Filings.

        Section 3.5 CAPITAL STRUCTURE. The authorized capital stock of LCB consists of 20,000,000 shares of LCB Common Stock, no par value per share and 10,000,000 shares of LCB preferred stock. On the date of this Agreement, 1,263,296 shares of LCB Common Stock were outstanding, 182,850 shares of LCB Common Stock were reserved for issuance pursuant to outstanding LCB Stock Options under the LCB Stock Option Plan, and no shares of LCB preferred stock were outstanding or reserved for issuance by LCB. All outstanding shares of LCB Common Stock are validly issued, fully paid and nonassessable and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person. Except for the LCB Stock Options described on Schedule 3.5 to this Agreement, LCB does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which LCB is a party or by which it is bound obligating LCB to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of LCB or obligating LCB to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.


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

        Section 3.6 LCB FILINGS.

               3.6.1 Since January 1, 1995, LCB and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the Federal Reserve Board or any Federal Reserve Bank; (b) the Commissioner; (c) the FDIC; and (d) any other applicable federal, state or local governmental or regulatory authority. All such reports, registrations and filings, and all reports sent to LCB's shareholders during the three-year period ended December 31, 1997 (whether or not filed with any Regulatory Authority), are collectively referred to as the "LCB Filings. Except to the extent prohibited by law, copies of the LCB Filings have been made available to BANCORP. As of their respective filing or mailing dates, each of the past LCB Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The LCB Financial Statements, together with the financial statements contained in the LCB Filings have been prepared in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the financial position of LCB as of the dates thereof and the results of its operations, cash flows and changes in shareholders' equity for the periods then ended.

               3.6.2 LCB has filed each report, schedule and amendments to each of the foregoing since January 1, 1995 that LCB was required to file with the Commissioner and the FDIC (the "LCB State Documents"), all of which have been made available to BANCORP. As of their respective dates, the LCB State Documents complied in all material respects with the applicable requirements of the California Financial Code and the Federal Deposit Insurance Act, as the case may be, and the rules and regulations of the Commissioner and the FDIC thereunder applicable to such LCB State Documents, and none of the LCB State Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of LCB included in the LCB Filings comply in all material respects with applicable regulatory accounting requirements and with the published rules and regulations of the Commissioner (as applicable) with respect thereto, and have been prepared in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by regulations of the Commissioner) and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the financial position of LCB as of the dates thereof and the results of its operations and cash flows or changes in financial position for the periods then ended.

        Section 3.7 ACCURACY OF INFORMATION SUPPLIED.

               3.7.1 No representation or warranty of LCB contained herein or any statement, schedule, exhibit or certificate given or to be given by or on behalf of LCB or any of its Subsidiaries,


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

to BANCORP in connection herewith and none of the information supplied or to be supplied by LCB or its Subsidiaries to BANCORP hereunder contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

               3.7.2 None of the information supplied or to be supplied by LCB or relating to LCB which is included or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by BANCORP in connection with the issuance of shares of BANCORP Common Stock in the Merger (including the Joint Proxy Statement of BANCORP and LCB and the Prospectus of BANCORP ("Joint Proxy Statement/Prospectus") constituting a part thereof, the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Joint Proxy Statement/ Prospectus and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of LCB through the date of the meeting of shareholders of LCB to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or "blue sky" authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of BANCORP Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus (except for such portions thereof that relate only to BANCORP and its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

               3.7.3 LCB has or will deliver to BANCORP copies of: (a) the audited balance sheets of LCB and its Subsidiaries as of December 31, 1997, 1996 and 1995 and the related statements of income, changes in shareholders' equity and cash flows for the years then ended and the related notes to such financial statements, all as audited by Perry-Smith & Company, independent public accountants (the "LCB Financial Statements"), and LCB will hereafter until the Closing Date deliver to BANCORP copies of additional financial statements of LCB as provided in Sections 5.1.1(iii) and 6.1.11(iii). The LCB Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of LCB and its Subsidiaries as of the respective dates indicated and the results of operations, cash flows and changes in shareholders' equity at the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount). In addition, LCB has delivered to BANCORP copies of all management or other letters delivered to LCB by its independent accountants in connection with any of the LCB Financial Statements or by such accountants or any consultant regarding the internal controls or internal compliance procedures and systems of LCB issued at any time since January 1, 1995, and


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

will make available for inspection by BANCORP or its representatives, at such times and places as BANCORP may reasonably request, reports and working papers produced or developed by such accountants or consultants.

        Section 3.8 COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed on
Schedule 3.8, to the best of LCB's Knowledge, the respective businesses of LCB and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on LCB, or BANCORP at or following the Effective Time. Except as set forth in Schedule 3.8, no investigation or review by any Governmental Entity with respect to LCB is pending or, to the Knowledge of LCB threatened, nor has any Governmental Entity indicated to LCB an intention to conduct the same.

        Section 3.9 LITIGATION. Except as set forth in Schedule 3.9, there is no suit, action or proceeding or investigation pending, or to the Knowledge of LCB threatened against or affecting LCB or any of its Subsidiaries which, if adversely determined, would have a Material Adverse Effect on LCB or its Subsidiaries; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against LCB or any of its Subsidiaries that has, or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect. Schedule 3.9 contains a true, correct and complete list, including identification of the applicable insurance policy covering such litigation, if any, subject to reservation of rights, if any, the applicable deductible and the amount of any reserve therefor, of all pending litigation in which LCB or any of its Subsidiaries is a named party, and except as disclosed on Schedule 3.9, all of the litigation shown on such Schedule is adequately covered by insurance in force, except for applicable deductibles, or has been adequately reserved for in accordance with LCB's prior business practices.

        Section 3.10 AGREEMENTS WITH BANKING AUTHORITIES. Neither LCB nor any Subsidiary of LCB is a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity.

        Section 3.11 INSURANCE. LCB and its Subsidiaries have in full force and effect policies of insurance with respect to their assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for their businesses, operations, properties and assets.
Schedule 3.11 contains a list of all policies of insurance and bonds carried and owned by LCB or any Subsidiary. None of LCB or any of its Subsidiaries is in default under any such policy of insurance or bond such that it can be canceled and all material claims thereunder have been filed in timely fashion. LCB and its Subsidiaries have filed claims with, or given notice of claim to, their insurers or bonding companies in timely fashion with respect to all material matters and occurrences for which they believe they have coverage.

        Section 3.12 TITLE TO ASSETS OTHER THAN REAL PROPERTY. LCB and its Subsidiaries have good and marketable title to all their properties and assets (other than real property which is the subject to Section 3.13), owned or leased by LCB or any of its Subsidiaries, free and clear of all mortgages, liens, encumbrances, pledges or charges of any kind or nature except as disclosed on
Schedule 3.12 and except for: (a) encumbrances as set forth in the LCB Financial Statements; (b) liens for current Taxes not yet due which have been fully reserved for; and (c) encumbrances, if any, that are not substantial in character, amount or extent and do not detract materially from the value, or interfere with present use or the sale or other disposition of the property subject thereto or affected thereby.


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

All such properties and assets are, and require only routine maintenance to keep them, in good working condition, normal wear and tear excepted.

        Section 3.13 REAL PROPERTY. Schedule 3.13 is an accurate list and general description of all real property owned or leased by LCB or any of its Subsidiaries, including Other Real Estate Owned ("OREO"). Each of LCB and its respective Subsidiaries has good and marketable title to the real properties that it owns, as described in such Schedule, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) current Taxes (including assessments collected with Taxes) not yet due and payable; (c) encumbrances, if any, that are not substantial in character, amount or extent and do not materially detract from the value, or interfere with present use, or the ability of LCB to dispose, of the property subject thereto or affected thereby; and (d) other matters as described in Schedule 3.13. LCB and its Subsidiaries have valid leasehold interests in the leaseholds they respectively hold, free and clear of all mortgages, liens, security interest, charges, claims, assessments and encumbrances, except for (a) claims of lessors, co-lessees or sublessees in such matters as are reflected in a written lease;
(b) title exceptions affecting the fee estate of the lessor under such leases; and (c) other matters as described in Schedule 3.13. To the best of LCB's Knowledge, the activities of LCB and its Subsidiaries with respect to all real property owned or leased by them for use in connection with their operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any Governmental Entity. Except as set forth in Schedule 3.13, LCB and its Subsidiaries enjoy quiet possession under all material leases to which they are the lessees and all of such leases are valid and in full force and effect, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. The buildings and improvements on real properties owned or leased by LCB or any of its Subsidiaries are in good condition and repair, and do not require more than normal and routine maintenance, to keep them in such condition, normal wear and tear excepted.

        Section 3.14 TAXES.

               3.14.1 FILING OF RETURNS. Except as set forth on Schedule 3.14.1, LCB and its Subsidiaries have duly prepared and filed federal, state, and local Returns (for Tax or informational purposes) which were required to be filed by or in respect of LCB and its Subsidiaries, or any of their properties, income and/or operations on or prior to the Closing Date. As of the time they were filed, the foregoing Returns accurately reflected the material facts regarding the income, business, asset, operations, activities, status, and any other information required to be shown thereon. No extension of time within which LCB or any of its Subsidiaries may file any Return is currently in force.

               3.14.2 PAYMENT OF TAXES. Except as disclosed on Schedule 3.14.2 with respect to all amounts in respect of Taxes imposed on LCB or any Subsidiary or for which LCB or any Subsidiary is or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been or will be fully complied with in all material respects, and all such amounts required to be paid by or on behalf of LCB or any Subsidiary to taxing authorities or others on or before the date hereof have been paid.


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

               3.14.3 AUDIT HISTORY. Except as disclosed on Schedule 3.14.3, there is no review or audit by any taxing authority of any Tax liability of LCB or any Subsidiary currently in progress. Except as disclosed on Schedule 3.14.3, LCB and its Subsidiaries have not received any written notices within the three years preceding the Closing Date of any pending or threatened audit, by the Internal Revenue Service or any state, local or foreign agency, for any Returns or Tax liability of LCB or any Subsidiary for any period. LCB and its Subsidiaries currently have no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of LCB or any Subsidiaries filed for fiscal years ended on or after December 31, 1993 through the Closing Date, nor to the Knowledge of LCB is there reason to believe that any material deficiency will be assessed.

               3.14.4 STATUTE OF LIMITATIONS. Except as disclosed on Schedule 3.14.4, no agreements are in force or are currently being negotiated by or on behalf of LCB or any Subsidiaries for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax. No closing agreements or compromises concerning Taxes of LCB or any Subsidiaries are currently pending.

               3.14.5 WITHHOLDING OBLIGATIONS. LCB and its Subsidiaries have withheld from each payment made to any of their respective officers, directors and employees, the amount of all applicable Taxes, including, but not limited to, income tax, social security contributions, unemployment contributions, backup withholding and other deductions required to be withheld therefrom by any Tax law and have paid the same to the proper taxing authorities within the time required under any applicable Tax law.

               3.14.6 TAX LIENS. There are no Tax liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any assets owned by LCB or its Subsidiaries, except for liens for Taxes that are not yet due and payable.

               3.14.7 TAX RESERVES. LCB and its Subsidiaries have made full and adequate provision and reserve for all federal, state, local or foreign Taxes for the current period for which Tax and information returns are not yet required to be filed. The LCB Financial Statements contain fair and sufficient accruals for the payment of all Taxes for the periods covered by the LCB Financial Statements and all periods prior thereto.

               3.14.8 TAX ELECTIONS. No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the assets owned by LCB or its Subsidiaries shall be made after the date of this Agreement without the prior written consent of BANCORP, which shall not be unreasonably withheld. BANCORP shall be deemed to have consented in writing to any election LCB or its Subsidiaries shall desire to make if: (i) the electing Person shall have notified the Chief Executive Officer of BANCORP in writing of its desire to make such election, including in such notice a reasonably complete summary of the election it desires to make and the reasons it desires to make such election at least 20 Business Days prior to the due date (including extensions thereof) for filing such election; and (ii) BANCORP shall not have responded in writing to such notice by the fifth Business Day prior to the due date (including extensions thereof) for filing such election.

               3.14.9 IRC SECTION 382 APPLICABILITY. None of LCB or any of its Subsidiaries, including any party joining in any consolidated return to which LCB is a member, underwent an


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

"ownership change" as defined in IRC Section 382(g) within the "testing period" (as defined in IRC Section 382) ending immediately before the Effective Time, and not taking into account any transactions contemplated by this Agreement.

               3.14.10 DISCLOSURE INFORMATION. Within 45 days of the date of this Agreement, LCB will deliver to BANCORP a schedule setting forth the following information with respect to LCB and as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (a) LCB's basis in its assets; (b) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to LCB; and (c) the amount of any deferred gain or loss allocable to LCB and arising out of any deferred intercompany transactions.

        Section 3.15 PERFORMANCE OF OBLIGATIONS. LCB and its Subsidiaries have performed all material obligations required to be performed by them to date and none of LCB or any of its Subsidiaries is in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which any is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on LCB or its Subsidiaries. To LCB's Knowledge, and except as disclosed on Schedule 3.15 or in the portion of Schedule 3.16 that identifies 90-day past due or classified or nonaccrual loans, no party with whom LCB or any of its Subsidiaries has an agreement that is of material importance to the businesses of LCB or its Subsidiaries is in default thereunder.

        Section 3.16 LOANS AND INVESTMENTS. Except as set forth on Schedule 3.16, all loans, leases and other extensions of credit, and guaranties, security agreements or other agreements supporting any loans or extensions of credit, and investments of LCB or their Subsidiaries are, and constitute, in all material respects, the legal, valid and binding obligations of the parties thereto and are enforceable against such parties in accordance with their terms, except as the enforceability thereof may be limited by applicable law and otherwise by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as described on
Schedule 3.16, as of April 30, 1998, no loans or investments held by LCB or any Subsidiary are: (i) more than ninety days past due with respect to any scheduled payment of principal or interest, other than loans on a nonaccrual status; (ii) classified as "loss," "doubtful," "substandard" or "specially mentioned" by LCB or any banking regulators; or (iii) on a nonaccrual status in accordance with LCB's loan review procedures. Except as set forth on Schedule 3.16, none of such assets (other than loans) are subject to any restrictions, contractual, statutory or other, that would materially impair the ability of the entity holding such investment to dispose freely of any such assets at any time, except restrictions on the public distribution or transfer of any such investments under the Securities Act and the regulations thereunder or state securities laws and pledges or security interests given in connection with government deposits. All loans, leases or other extensions of credit outstanding, or commitments to make any loans, leases or other extensions of credit to any Affiliates of LCB are disclosed on Schedule 3.16. For outstanding loans or extensions of credit or commitments to make loans or extensions of credit where the original principal amounts are in excess of $25,000 and which by their terms are either secured by collateral or supported by a guaranty or similar obligation, the security interests have been duly perfected in all material respects and have the priority they purport to have in all material respects, other than by operation of law, and, in the case of each guaranty or similar obligation, each has been duly executed and delivered to LCB or any Subsidiary, and to LCB's Knowledge, is still in full force and effect.


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

        Section 3.17 BROKERS AND FINDERS. Except as set forth on Schedule 3.17, none of LCB or any of its Subsidiaries is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement, the Merger Agreement, nor the consummation of the transactions provided for herein or therein, will result in any liability to any broker or finder. LCB agrees to indemnify and hold harmless BANCORP and its affiliates, and to defend with counsel selected by BANCORP and reasonably satisfactory to LCB, from and against any liability, cost or expense, including attorneys' fees, incurred in connection with a breach of this Section 3.17.

        Section 3.18 MATERIAL CONTRACTS. Schedule 3.18 to this Agreement contains a complete and accurate written list of all material agreements, obligations or understandings, written and oral, to which LCB or any Subsidiary is a party as of the date of this Agreement, except for loans and other extensions of credit made by LCB in the ordinary course of its business and those items specifically disclosed in the LCB Financial Statements.

        Section 3.19 ABSENCE OF MATERIAL ADVERSE EFFECT. Since January 1, 1998, the respective businesses of LCB and its Subsidiaries have been conducted only in the ordinary course, in the same manner as theretofore conducted, and no event or circumstance has occurred or is expected to occur which has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on LCB.

        Section 3.20 UNDISCLOSED LIABILITIES. Except as disclosed on Schedule 3.20, none of LCB or any of its Subsidiaries has any liabilities or obligations, either accrued, contingent or otherwise, that are material to LCB and its Subsidiaries and that have not been: (a) reflected or disclosed in the LCB Financial Statements; or (b) incurred subsequent to December 31, 1997 in the ordinary course of business. LCB has no Knowledge of any basis for the assertion against LCB or any of its Subsidiaries, of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on LCB that is not fully and fairly reflected and disclosed in the LCB Financial Statements or on Schedule 3.20.

        Section 3.21  EMPLOYEES; EMPLOYEE BENEFIT PLANS; ERISA.

               3.21.1 All material obligations of LCB or its Subsidiaries for payment to trusts or other funds or to any Governmental Entity or to any individual, director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to unemployment compensation benefits, profit-sharing, pension or retirement benefits or social security benefits, whether arising by operation of law, by contract or by past custom, have been properly accrued for the periods covered thereby on the LCB Financial Statements and paid when due. All material obligations of LCB or its Subsidiaries, whether arising by operation of law, by contract or by past custom for vacation or holiday pay, bonuses and other forms of compensation which are payable to their respective directors, officers, employees or agents have been properly accrued on the LCB Financial Statements for the periods covered thereby and paid when due. Except as set forth on Schedule 3.21.1, there are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies pending or, to the Knowledge of LCB, attempts to unionize or controversies threatened


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

between LCB or any Subsidiary or Affiliate and or relating to, any of their employees that are likely to have a Material Adverse Effect on LCB and its Subsidiaries, taken as a whole. None of LCB or any Subsidiary is a party to any collective bargaining agreement with respect to any of their employees and, except as set forth on Schedule 3.21.1, none of LCB or any Subsidiary is a party to a written employment contract with any of their respective employees and there are no understandings with respect to the employment of any officer or employee of LCB or any Subsidiary which are not terminable by LCB or such Subsidiary without liability on not more than thirty (30) days' notice. Except as disclosed in the LCB Financial Statements for the periods covered thereby, all material sums due for employee compensation have been paid and all employer contributions for employee benefits, including deferred compensation obligations, and all material benefit obligations under any Employee Plan (as defined in Section 3.21.3 hereof) or any Benefit Arrangement (as defined in
Section 3.21.4 hereof) have been duly and adequately paid or provided for in accordance with plan documents. Except as set forth on Schedule 3.21.1, no director, officer or employee of LCB or any Subsidiary is entitled to receive any payment of any amount under any existing agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement or the Merger Agreement. To LCB's Knowledge, it has materially complied with all applicable federal and state statutes and regulations which govern workers' compensation, equal employment opportunity and equal pay, including, but not limited to, all civil rights laws, Presidential Executive Order 1124, the Fair Labor Standards Act of 1938, as amended, and the Americans with Disabilities Act.

               3.21.2 LCB has delivered as Schedule 3.21.2 a complete list of:

                      (a) All current employees of LCB or any of its Subsidiaries together with each employee's tenure with LCB or such Subsidiary, title or job classification, and the current annual rate of compensation anticipated to be paid to each such employee; and

                      (b) All Employee Plans and Benefit Arrangements, including all plans or practices providing for current compensation or accruals for active Employees, including, but not limited to, all employee benefit plans, all pension, profit-sharing, retirement, bonus, stock option, incentive, deferred compensation, severance, long-term disability, medical, dental, health, hospitalization, life insurance or other insurance plans or related benefits.

               3.21.3 Except as disclosed on Schedule 3.21.3, none of LCB or any of its Subsidiaries maintains, administers or otherwise contributes to any "employee benefit plan," as defined in Section 3(3) of ERISA, which is subject to any provisions of ERISA and covers any employee, whether active or retired, of LCB or any of its Subsidiaries (any such plan being herein referred to as an "Employee Plan"). True and complete copies of each such Employee Plan, including amendments thereto, have been previously delivered to BANCORP, together with (i) all agreements regarding plan assets with respect to such Employee Plans, (ii) a true and complete copy of the annual reports for the most recent three years (Form 5500 Series including, if applicable, Schedules A and B thereto) prepared in connection with any such Employee Plan, (iii) a true and complete copy of the actuarial valuation reports for the most recent three years, if any, prepared in connection with any such Employee Plan covering any active employee of LCB or its Subsidiaries, (iv) a copy of the most recent summary plan description of each such Employee Plan, together with any modifications thereto, and (v) a copy of the most recent favorable determination letter (if applicable) from the Internal Revenue Service for each Employee Plan. None of the Employee Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA or a "multiple employer plan" as


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

covered in Section 412(c) of the IRC, and none of LCB or any of its Subsidiaries has been obligated to make a contribution to any such multiemployer or multiple employer plan within the past five years. None of the Employee Plans of LCB or any of its Subsidiaries is, or for the last five years has been, subject to Title IV of ERISA. Each Employee Plan which is intended to be qualified under
Section 401(a) of the IRC is so qualified and each trust maintained pursuant thereto is exempt from income tax under Section 501(a) of the IRC, and none of LCB or any of its Subsidiaries is aware of any fact which has occurred which would cause the loss of such qualification or exemption.

               3.21.4 Except as disclosed in Schedule 3.21.2, none of LCB or any of its Subsidiaries maintains (other than base salary and base wages) any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, retirement or incentive plan or arrangement for the benefit of any director, officer or employee, whether active or retired, of LCB or any of its Subsidiaries or for any class or classes of such directors, officers or employees. Except as disclosed in Schedule 3.21.2, none of LCB or any of its Subsidiaries maintains any group or individual health insurance, welfare or similar plan or arrangement for the benefit of any director, officer or employee of LCB or any of its Subsidiaries, whether active or retired, or for any class or classes of such directors, officers or employees. Any such plan or arrangement described in this Section 3.21.4, copies of which have been delivered to BANCORP, shall be herein referred to as a "Benefit Arrangement."

               3.21.5 To LCB's Knowledge, all Employee Plans and Benefit Arrangements are operated in material compliance with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the IRC, applicable to such plans or arrangements, and plan documents relating to any such plans or arrangements, comply with or will be amended to comply with applicable legal requirements. To LCB's Knowledge, none of LCB or any of its Subsidiaries, nor any Employee Plan, nor any trusts created thereunder, nor any trustee, administrator nor any other fiduciary thereof, has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and
Section 4975 of the IRC, that could subject LCB or any of its Subsidiaries or BANCORP to liability under Section 409 or 502(i) of ERISA or Section 4975 of the IRC or that would adversely affect the qualified status of such plans; each "plan official" within the meaning of Section 412 of ERISA of each Employee Plan is bonded to the extent required by such Section 412; with respect to each Employee Plan, to LCB's Knowledge, no employee of LCB or any Subsidiary, nor any fiduciary of any Employee Plan, has engaged in any breach of fiduciary duty as defined in Part 4 of Subtitle B of Title I of ERISA which could subject LCB or any of its Subsidiaries to liability if LCB or any such Subsidiary is obligated to indemnify such Person against liability. Except as disclosed in Schedule 3.21.5, LCB and its Subsidiaries have not failed to make any material contribution or pay any amount due and owing as required by law or the terms of any Employee Plan or Benefit Arrangement.

               3.21.6 Except as set forth on Schedule 3.21.6, no Employee Plan or Benefit Arrangement has any material liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local or foreign taxes, interest or penalty other than liability for claims arising in the course of the administration of each such Employee Plan. Except as set forth on Schedule 3.21.6, there is no pending, or to LCB's Knowledge threatened, legal action, proceeding or investigation against any Employee Plan which could result in material liability to such Employee Plan, other than routine claims for benefits, and there is no basis for any such legal action, proceeding or investigation.

               3.21.7 Each Benefit Arrangement which is a group health plan (within the meaning of such term under IRC Section 4980B(g)(2)) materially complies and has materially complied with the requirements of Section 601 through 608 of ERISA or Section 4980B of the IRC governing continuation coverage requirements for employee-provided group health plans.

               3.21.8 Except as disclosed in Schedule 3.21.8, none of LCB or any of its Subsidiaries maintains any Employee Plan or Benefit Arrangement pursuant to which any benefit or other payment will be required to be made by LCB or any of its Subsidiaries or Affiliates or pursuant to which any other benefit will accrue or vest in any director, officer or employee of LCB or any Subsidiary or Affiliate thereof, in either case as a result of the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

        Section 3.22 POWERS OF ATTORNEY. No power of attorney or similar authorization given by LCB or any Subsidiary thereof is presently in effect or outstanding other than powers of attorney given in the ordinary course of business with respect to routine matters.

        Section 3.23 HAZARDOUS MATERIALS. Except as set forth on Schedule 3.23:

               3.23.1 Except for ordinary and necessary quantities of cleaning, pest control and office supplies, and other small quantities of Hazardous Substances that are used in the ordinary course of the respective businesses of LCB and its Subsidiaries and in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in and de minimus quantities discharged from motor vehicles in their ordinary operation on any of the LCB Properties (as defined below), LCB and its Subsidiaries have not engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or the disposal, of Hazardous Substances other than as permitted by and only in compliance with applicable law. To LCB's Knowledge, no Hazardous Substances have been released, emitted or disposed of, or otherwise deposited, on, in or from any real property which is now or has been previously owned since January 1, 1994, or which is currently or during the past three years was leased, by LCB or any of its Subsidiaries, including OREO (collectively, the "LCB Properties"), or to LCB's Knowledge, on or in any real property in which LCB or any of its Subsidiaries now holds any security interest, mortgage or other lien or interest with an underlying obligation in excess of $25,000 ("LCB Collateralizing Real Estate"), except for (i) matters disclosed on Schedule 3.23; (ii) ordinary and necessary quantities of cleaning, pest control and office supplies used and stored in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in, and de minimus quantities discharged from, motor vehicles in their ordinary operation on such LCB Properties; and (iii) such releases, emissions, disposals or deposits which constituted a violation of an Environmental Law but did not have a Material Adverse Effect on the LCB Property involved and would not result in the incurrence or imposition of any liability, expense, penalty or fine against LCB or any of its Subsidiaries in excess of $25,000 individually or in the aggregate. To LCB's Knowledge, no activity has been undertaken on any of the LCB Properties since January l, 1994, and to the Knowledge of LCB no activities have been or are being undertaken on any of the LCB Collateralizing Real Estate, that would cause or contribute to:

                      (a) any of the LCB Properties or LCB Collateralizing Real Estate becoming a treatment, storage or disposal facility within the meaning of RCRA or any similar state law or local ordinance;

                      (b) a release or threatened release of any Hazardous Substances under circumstances which would violate any Environmental Laws; or

                      (c) the discharge of Hazardous Substances into any soil, subsurface water or ground water or into the air, or the dredging or filling of any waters, that would require a permit or any other approval under the Federal Water Pollution Control Act, 33 U.S.C. ss.1251 et seq., the Clean Air Act, as amended, 42 U.S.C. ss.7401 et seq., or any similar federal or state law or local ordinance; the cumulative effect of which would have a material adverse effect on the LCB Property or LCB Collateralizing Real Estate involved.

               3.23.2 To the Knowledge of LCB, there are not, and never have been, any underground storage tanks located in or under any of the LCB Properties or the LCB Collateralizing Real Estate.

               3.23.3 None of LCB or any of its Subsidiaries has received any written notice of, and to the Knowledge of LCB none has received any verbal notice of, any pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or responsive actions or for compensation, with respect to any of the LCB Properties or LCB Collateralizing Real Estate, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law and none of the LCB Properties or LCB Collateralizing Real Estate is listed on the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites, or, to the Knowledge of LCB, any other list, schedule, log, inventory or record of hazardous waste sites maintained by any federal, state or local agency.

               3.23.4 "Hazardous Substances" shall mean any hazardous, toxic or infectious substance, material, gas or waste which is regulated by any local, state or federal Governmental Entity, or any of their agencies.

        Section 3.24 Stock Options. Schedule 3.24 to this Agreement contains a description of the LCB Stock Option Plan and list of all LCB Stock Options outstanding, indicating for each: (a) the grant date; (b) whether vested or unvested; (c) exercise price; and (d) a vesting schedule by optionee.

        Section 3.25 Effective Date of Representations, Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement of LCB set forth in this Agreement shall be deemed to be made on and as of the date hereof and as of the Effective Time.

              ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BANCORP

        BANCORP and LMC represent and warrant to LCB that:

        Section 4.1 ORGANIZATION; CORPORATE POWER; ETC. BANCORP and LMC are California corporations duly organized, validly existing and in good standing under the laws of the State of

California and have all requisite corporate power and authority to own, lease and operate its respective properties and assets and to carry on its respective business substantially as it is being conducted on the date of this Agreement. BANCORP is a bank holding company registered under the BHCA. Each of BANCORP's Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as it is being conducted on the date of this Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on BANCORP taken as a whole or the ability of BANCORP or LMC to consummate the transactions contemplated by this Agreement. BANCORP has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all Requisite Regulatory Approvals, BANCORP will have the requisite corporate power and authority to perform its respective obligations hereunder with respect to the consummation of the transactions contemplated hereby. BANCORP is the sole shareholder of BANK and LMC. BANK is a national banking association authorized by the OCC to conduct a general banking business in California. BANK is a member of the Federal Reserve System. BANK's deposits are insured by the FDIC in the manner and to the full extent provided by law. Neither the scope of business of BANCORP or any Subsidiary, including BANK, nor the location of any of their respective properties, requires that BANCORP or any of its respective Subsidiaries be licensed to conduct business in any jurisdiction other than those jurisdictions in which they are licensed or qualified to do business as a foreign corporation, where the failure to be so licensed or qualified would, individually or in the aggregate, have a Material Adverse Effect on BANCORP taken as a whole.

        Section 4.2 LICENSES AND PERMITS. Except as disclosed on Schedule 4.2, BANCORP and its Subsidiaries have all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on BANCORP taken as a whole, or on the ability of BANCORP and/or LMC to consummate the transactions contemplated by this Agreement. The properties, assets, operations and businesses of BANCORP and those of its Subsidiaries, including BANK, are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

        Section 4.3 SUBSIDIARIES. Other than as set forth on Schedule 4.3, there is no corporation, partnership, joint venture or other entity in which BANCORP owns, directly or indirectly (except as pledgee pursuant to loans or stock or other interest held as the result of or in lieu of foreclosure pursuant to pledge or other security arrangement) any equity or other voting interest or position.

        Section 4.4 AUTHORIZATION OF AGREEMENT; NO CONFLICTS.

               4.4.1 The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the parts of BANCORP and LMC, subject only to the approval of this Agreement and the Merger Agreement by BANCORP's shareholders. This Agreement has been duly executed and delivered by BANCORP and LMC and constitutes a legal, valid and binding obligation of BANCORP and LMC, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. The Merger Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Merger Agreement in accordance with the applicable provisions of the California

Corporations Code, will constitute a legal, valid and binding obligation of LMC and BANCORP, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

               4.4.2 Except as discussed on Schedule 4.4, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of BANCORP and LMC, or except for the necessity of obtaining the Requisite Regulatory Approvals and the approval of the shareholders of BANCORP, any material mortgage, indenture, lease, agreement or other material instrument, or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BANCORP or LMC or any of their assets or properties or any of their respective Subsidiaries, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on BANCORP and LMC taken as a whole; or (ii) will be cured or waived prior to the Effective Time. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement by BANCORP and LMC or the performance by BANCORP and LMC of their obligations hereunder, except for (a) filings required in order to obtain Requisite Regulatory Approvals; (b) the filing of the Registration Statement (including the Joint Proxy Statement/ Prospectus constituting a part thereof) with the SEC relating to the Merger and the declaration of effectiveness of the Registration Statement by the SEC and any applicable state securities law regulatory authorities; (c) the filing and approval of the Merger Agreement with the Secretary of the State of California;
(d) any approvals required to be obtained pursuant to the BHCA or the Federal Deposit Insurance Act or any other required governmental approval for the execution and delivery of this Agreement by BANCORP and LMC or the consummation of the Merger; and (e) any consents, authorizations, approvals, filings or exemptions required to be made or obtained under the securities or "blue sky" laws of various jurisdictions in connection with the issuance of shares of BANCORP Common Stock contemplated by this Agreement.

        Section 4.5 CAPITAL STRUCTURE OF BANCORP. The authorized capital stock of BANCORP consists of 10,000,000 shares of BANCORP Common Stock, no par value per share and 10,000,000 shares of BANCORP preferred stock. On the date of this Agreement 974,214 shares of BANCORP Common Stock were outstanding, 183,277 shares of BANCORP Common Stock were reserved for issuance pursuant to employee stock option and other employee stock plans (the "BANCORP Stock Plans"), and no shares of BANCORP preferred stock were outstanding or were reserved for issuance by BANCORP. All outstanding shares of BANCORP Common Stock are validly issued, fully paid and nonassessable and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person. The issuance of the shares of BANCORP Common Stock proposed to be issued pursuant to this Agreement at the Effective Time will have been duly authorized by all requisite corporate action of BANCORP, and such shares, when issued as contemplated by this Agreement, will constitute duly authorized, validly issued, fully paid and nonassessable shares of BANCORP Common Stock, and will not have been issued in violation of any preemptive or similar rights of any Person. As of the date of this Agreement, and except for this Agreement and the BANCORP Stock Plans, BANCORP does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which BANCORP is a party or by which it is bound obligating BANCORP to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of BANCORP or obligating BANCORP to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

        Section 4.6 BANCORP FILINGS.

               4.6.1 Since January 1, 1995, BANCORP and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with
(a) the Federal Reserve Board or any Federal Reserve Bank; (b) the OCC; (c) the SEC; and (d) any other applicable federal, state or local governmental or regulatory authority. All such reports, registrations and filings including the BANCORP Financial Statements are collectively referred to as the "BANCORP Filings". Except to the extent prohibited by law, copies of the BANCORP Filings have been made available to LCB. As of their respective filing or mailing dates, each of the past BANCORP Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The BANCORP Financial Statements, together with the financial statements contained in the BANCORP Filings, have been prepared in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the consolidated financial position of BANCORP as of the dates thereof and the consolidated results of its operations, cash flows and changes in shareholders' equity for the period then ended.

               4.6.2 BANCORP, or BANK, as the case may be, has filed each report, schedule, and amendments to each of the foregoing since January 1, 1995 that BANCORP, or BANK, was required to file with the Federal Reserve Bank or the OCC, all of which have been made available to LCB. The financial statements of BANCORP included in the BANCORP Filings comply in all material respects with applicable accounting requirements and have been prepared in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the consolidated financial position of BANCORP as of the dates thereof and the consolidated results of its operations and cash flows or changes in financial position for the periods then ended.

        Section 4.7 ACCURACY OF INFORMATION SUPPLIED.

               4.7.1 No representation or warranty of BANCORP contained herein or any statement, schedule, exhibit or certificate given or to be given by or on behalf of BANCORP or any of its Subsidiaries, including BANK, to LCB in connection herewith and none of the information supplied or to be supplied by BANCORP or any of its Subsidiaries, including BANK, to LCB hereunder contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

               4.7.2 None of the information supplied or to be supplied by BANCORP or relating to BANCORP and BANK which is included or incorporated by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by BANCORP in connection the issuance of shares of BANCORP Common Stock in the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Joint Proxy Statement/ Prospectus and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of BANCORP through the date of the meeting of shareholders of BANCORP to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or "blue sky" authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of BANCORP Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement (except for such portions thereof that relate only to LCB and its Subsidiaries) will comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

               4.7.3 BANCORP has or will deliver to LCB copies of: (a) the audited balance sheets of BANCORP and its Subsidiaries as of December 31, 1997, 1996 and 1995 and the related statements of income, changes in shareholders' equity and cash flows for the years then ended and the related notes to such financial statements, all as audited by Perry-Smith & Company, independent public accountants (the "BANCORP Financial Statements"), and BANCORP will hereafter until the Closing Date deliver to LCB copies of additional financial statements of BANCORP as provided in Section 5.1.1(iii). The BANCORP Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of BANCORP and its Subsidiaries as of the respective dates indicated and the results of operations, cash flows and changes in shareholders' equity at the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount). In addition, BANCORP has delivered to LCB copies of all management or other letters delivered to BANCORP by its independent accountants in connection with any of the BANCORP Financial Statements or by such accountants or any consultant regarding the internal controls or internal compliance procedures and systems of BANCORP issued at any time since January 1, 1994, and will make available for inspection by LCB or its representatives, at such times and places as LCB may reasonably request, reports and working papers produced or developed by such accountants or consultants.

        Section 4.8 COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed on
Schedule 4.8, , to the best of BANCORP's Knowledge, the respective businesses of BANCORP and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on BANCORP and its

Subsidiaries, taken as a whole. No investigation or review by any Governmental Entity with respect to BANCORP is pending or, to the Knowledge of BANCORP threatened, nor has any Governmental Entity indicated to BANCORP an intention to conduct the same, other than those the outcome of which, as far as can be reasonably foreseen, will not have a Material Adverse Effect on BANCORP and its Subsidiaries, taken as a whole.

        Section 4.9 LITIGATION. Except as disclosed on Schedule 4.9, there is no suit, action or proceeding or investigation pending or, to the Knowledge of BANCORP, threatened against or affecting BANCORP or any of its Subsidiaries which, if adversely determined, would have a Material Adverse Effect on BANCORP and its Subsidiaries, taken as a whole; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against BANCORP or any of its Subsidiaries that has or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect.

        Section 4.10 AGREEMENTS WITH BANKING AUTHORITIES. Neither BANCORP nor any Subsidiary of BANCORP is a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity.

        Section 4.11 INSURANCE. BANCORP and its Subsidiaries have in full force and effect policies of insurance with respect to their assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for their businesses, operations, properties and assets. Schedule 4.11 contains a list of all policies of insurance and bonds carried and owned by BANCORP or any Subsidiary. None of BANCORP or any of its Subsidiaries is in default under any such policy of insurance or bond such that it can be canceled and all material claims thereunder have been filed in timely fashion. BANCORP and its Subsidiaries have filed claims with, or given notice of claim to, their insurers or bonding companies in timely fashion with respect to all material matters and occurrences for which they believe they have coverage.

        Section 4.12 TITLE TO ASSETS OTHER THAN REAL PROPERTY. BANCORP and its Subsidiaries have good and marketable title to all their properties and assets (other than real property which is the subject to Section 4.13), owned or leased by BANCORP or any of its Subsidiaries, free and clear of all mortgages, liens, encumbrances, pledges or charges of any kind or nature except as disclosed on
Schedule 4.12 and except for: (a) encumbrances as set forth in the BANCORP Financial Statements; (b) liens for current Taxes not yet due which have been fully reserved for; and (c) encumbrances, if any, that are not substantial in character, amount or extent and do not detract materially from the value, or interfere with present use or the sale or other disposition of the property subject thereto or affected thereby. All such properties and assets are, and require only routine maintenance to keep them, in good working condition, normal wear and tear excepted.

        Section 4.13 REAL PROPERTY. Schedule 4.13 is an accurate list and general description of all real property owned or leased by BANCORP or any of its Subsidiaries, including OREO. Each of BANCORP and its respective Subsidiaries has good and marketable title to the real properties that it owns, as described in such Schedule, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) current Taxes (including assessments collected with Taxes) not yet due and payable; (c) encumbrances, if any, that are not substantial in character, amount or extent and do not materially


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

detract from the value, or interfere with present use, or the ability of BANCORP to dispose, of the property subject thereto or affected thereby; and (d) other matters as described in Schedule 4.13. BANCORP and its Subsidiaries have valid leasehold interests in the leaseholds they respectively hold, free and clear of all mortgages, liens, security interest, charges, claims, assessments and encumbrances, except for (a) claims of lessors, co-lessees or sublessees in such matters as are reflected in a written lease; (b) title exceptions affecting the fee estate of the lessor under such leases; and (c) other matters as described in Schedule 4.13. To the best of BANCORP's Knowledge, the activities of BANCORP and its Subsidiaries with respect to all real property owned or leased by them for use in connection with their operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any Governmental Entity. Except as set forth in
Schedule 4.13, BANCORP and its Subsidiaries enjoy quiet possession under all material leases to which they are the lessees and all of such leases are valid and in full force and effect, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. The buildings and improvements on real properties owned or leased by BANCORP or any of its Subsidiaries are in good condition and repair, and do not require more than normal and routine maintenance, to keep them in such condition, normal wear and tear excepted.

        Section 4.14 PERFORMANCE OF OBLIGATIONS. BANCORP and its Subsidiaries have performed all material obligations required to be performed by them to date and none of BANCORP or any of its Subsidiaries is in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which any is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on BANCORP and its Subsidiaries, taken as a whole. To BANCORP's Knowledge, and except as disclosed on Schedule 4.14, no party with whom BANCORP or any of its Subsidiaries has an agreement that is of material importance to the business of BANCORP and its Subsidiaries, taken as a whole, is in default thereunder.

        Section 4.15 BROKERS AND FINDERS. Except as set forth on Schedule 4.15, none of BANCORP or any of its Subsidiaries is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby. BANCORP agrees to indemnify and hold harmless LCB and its affiliates, and to defend with counsel reasonably satisfactory to LCB's Chief Executive Officer, from and against any liability, cost or expense, including attorneys' fees, incurred in connection with a breach of this Section 4.15.

        Section 4.16 ABSENCE OF MATERIAL ADVERSE EFFECT. Since January 1, 1998, the respective businesses of BANCORP and its Subsidiaries have been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and no event or circumstance has occurred or is expected to occur which has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on BANCORP and its Subsidiaries, taken as a whole.

        Section 4.17 UNDISCLOSED LIABILITIES. Except as disclosed on Schedule 4.17, none of BANCORP or any of its Subsidiaries has any liabilities or obligations, either accrued, contingent or otherwise, that are material to BANCORP and its Subsidiaries, taken as a whole, and that have not been: (a) reflected or disclosed in the BANCORP Financial Statements; or (b) incurred


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

subsequent to December 31, 1997 in the ordinary course of business. BANCORP has no Knowledge of any basis for the assertion against BANCORP or any of its Subsidiaries, of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on BANCORP and its Subsidiaries, taken as a whole, that is not fairly reflected in the BANCORP Financial Statements or on Schedule 4.17.

        Section 4.18 TAXES.

               4.18.1 FILING OF RETURNS. Except as set forth on Schedule 4.18.1, BANCORP and its Subsidiaries have duly prepared and filed federal, state, and local Returns (for Tax or informational purposes) which were required to be filed by or in respect of BANCORP and its Subsidiaries, or any of their properties, income and/or operations on or prior to the Closing Date. As of the time they were filed, the foregoing Returns accurately reflected the material facts regarding the income, business, asset, operations, activities, status, and any other information required to be shown thereon. No extension of time within which BANCORP or any of its Subsidiaries may file any Return is currently in force.

               4.18.2 PAYMENT OF TAXES. Except as disclosed on Schedule 4.18.2 with respect to all amounts in respect of Taxes imposed on BANCORP or any Subsidiary or for which BANCORP or any Subsidiary is or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been or will be fully complied with in all material respects, and all such amounts required to be paid by or on behalf of BANCORP or any Subsidiary to taxing authorities or others on or before the date hereof have been paid.

               4.18.3 AUDIT HISTORY. Except as disclosed on Schedule 4.18.3, there is no review or audit by any taxing authority of any Tax liability of BANCORP or any Subsidiary currently in progress. Except as disclosed on Schedule 4.18.3, BANCORP and its Subsidiaries have not received any written notices within the three years preceding the Closing Date of any pending or threatened audit, by the Internal Revenue Service or any state, local or foreign agency, for any Returns or Tax liability of BANCORP or any Subsidiary for any period. BANCORP and its Subsidiaries currently have no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of BANCORP or any Subsidiaries filed for fiscal years ended on or after December 31, 1993 through the Closing Date, nor to the Knowledge of BANCORP is there reason to believe that any material deficiency will be assessed.

               4.18.4 STATUTE OF LIMITATIONS. Except as disclosed on Schedule 4.18.4, no agreements are in force or are currently being negotiated by or on behalf of BANCORP or any Subsidiaries for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax. No closing agreements or compromises concerning Taxes of BANCORP or any Subsidiaries are currently pending.

               4.18.5 WITHHOLDING OBLIGATIONS. BANCORP and its Subsidiaries have withheld from each payment made to any of their respective officers, directors and employees, the amount of all applicable Taxes, including, but not limited to, income tax, social security contributions, unemployment contributions, backup withholding and other deductions required to be withheld therefrom by any Tax law and have paid the same to the proper taxing authorities within the time required under any applicable Tax law.

               4.18.6 TAX LIENS. There are no Tax liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any assets owned by BANCORP or its Subsidiaries, except for liens for Taxes that are not yet due and payable.

               4.18.7 TAX RESERVES. BANCORP and its Subsidiaries have made full and adequate provision and reserve for all federal, state, local or foreign Taxes for the current period for which Tax and information returns are not yet required to be filed. The BANCORP Financial Statements contain fair and sufficient accruals for the payment of all Taxes for the periods covered by the BANCORP Financial Statements and all periods prior thereto.

               4.18.8 TAX ELECTIONS. No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the assets owned by BANCORP or its Subsidiaries shall be made after the date of this Agreement without the prior written consent of LCB, which shall not be unreasonably withheld. LCB shall be deemed to have consented in writing to any election BANCORP or its Subsidiaries shall desire to make if: (i) the electing Person shall have notified the Chief Executive Officer of LCB in writing of its desire to make such election, including in such notice a reasonably complete summary of the election it desires to make and the reasons it desires to make such election at least 20 Business Days prior to the due date (including extensions thereof) for filing such election; and (ii) LCB shall not have responded in writing to such notice by the fifth Business Day prior to the due date (including extensions thereof) for filing such election.

               4.18.9 IRC SECTION 382 APPLICABILITY. None of BANCORP or any of its Subsidiaries, including any party joining in any consolidated return to which BANCORP is a member, underwent an "ownership change" as defined in IRC
Section 382(g) within the "testing period" (as defined in IRC Section 382) ending immediately before the Effective Time, and not taking into account any transactions contemplated by this Agreement.

        Section 4.19 HAZARDOUS MATERIALS. Except as set forth on Schedule 4.19:

               4.19.1 Except for ordinary and necessary quantities of cleaning, pest control and office supplies, and other small quantities of Hazardous Substances that are used in the ordinary course of the respective businesses of BANCORP and its Subsidiaries and in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in, and de minimus quantities discharged from, motor vehicles in their ordinary operation on any of the BANCORP Properties (as defined below), BANCORP and its Subsidiaries have not engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or the disposal, of Hazardous Substances other than as permitted by and only in compliance with applicable law. To BANCORP's Knowledge, no Hazardous Substances have been released, emitted or disposed of, or otherwise deposited, on, in or from any real property which is now or has been previously owned since January 1, 1994, or which is currently or during the past three years was leased, by BANCORP or any of its Subsidiaries, including OREO (collectively, the "BANCORP Properties"), or to BANCORP's Knowledge, on or in any real property in which BANCORP or any of its Subsidiaries now holds any security interest, mortgage or other lien or interest with an underlying obligation in excess of $25,000 ("BANCORP Collateralizing Real Estate"), except for (i) matters disclosed on Schedule 4.19; (ii) ordinary and necessary quantities of cleaning, pest control and office supplies used and stored in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in, and de minimus quantities discharged from, motor vehicles in their ordinary operation on such BANCORP Properties; and (iii) such releases, emissions, disposals or deposits which constituted a violation of an Environmental Law but did not have a Material Adverse Effect on the BANCORP Property involved and would not result in the incurrence or imposition of any liability, expense, penalty or fine against BANCORP or any of its Subsidiaries in excess of $25,000 individually or in the aggregate. To BANCORP's Knowledge, no activity has been undertaken on any of the BANCORP Properties since January l, 1994, and to the Knowledge of BANCORP no activities have been or are being undertaken on any of the BANCORP Collateralizing Real Estate, that would cause or contribute to:

                      (a) any of the BANCORP Properties or BANCORP
Collateralizing Real Estate becoming a treatment, storage or disposal facility within the meaning of RCRA or any similar state law or local ordinance;

                      (b) a release or threatened release of any Hazardous Substances under circumstances which would violate any Environmental Laws; or

                      (c) the discharge of Hazardous Substances into any soil, subsurface water or ground water or into the air, or the dredging or filling of any waters, that would require a permit or any other approval under the Federal Water Pollution Control Act, 33 U.S.C. ss.1251 et seq., the Clean Air Act, as amended, 42 U.S.C. ss.7401 et seq., or any similar federal or state law or local ordinance; the cumulative effect of which would have a material adverse effect on the BANCORP Property or BANCORP Collateralizing Real Estate involved.

               4.19.2 To the Knowledge of BANCORP, there are not, and never have been, any underground storage tanks located in or under any of the BANCORP Properties or the BANCORP Collateralizing Real Estate.

               4.19.3 None of BANCORP or any of its Subsidiaries has received any written notice of, and to the Knowledge of BANCORP none has received any verbal notice of, any pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or responsive actions or for compensation, with respect to any of the BANCORP Properties or BANCORP Collateralizing Real Estate, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law and none of the BANCORP Properties or BANCORP Collateralizing Real Estate is listed on the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites, or, to the Knowledge of BANCORP, any other list, schedule, log, inventory or record of hazardous waste sites maintained by any federal, state or local agency.

        Section 4.20 EMPLOYEES.

               4.20.1 Except as set forth in Schedule 4.20.1, there are no material controversies pending or threatened between BANCORP or any of its Subsidiaries and any of their employees.

               4.20.2 Except as disclosed in the BANCORP Financial Statements at December 31, 1997, or in Schedule 4.20.2, all material sums due for employee compensation and benefits have been duly and adequately paid or provided for, and all deferred compensation obligations are fully funded. Neither BANCORP nor BANK is a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

               4.20.3 To BANCORP's Knowledge, no governmental agency or claimant or representative of such claimant has alleged a material violation of ERISA by BANCORP, the liability of which, if adversely determined would result in a material adverse change in the capital or earnings of BANCORP.

        Section 4.21 POWERS OF ATTORNEY. No power of attorney or similar authorization given by BANCORP or any Subsidiary thereof is presently in effect or outstanding other than powers of attorney given in the ordinary course of business with respect to routine matters.

        Section 4.22 LOANS AND INVESTMENTS. Except as set forth on Schedule 4.22, all loans, leases and other extensions of credit, and guaranties, security agreements or other agreements supporting any loans or extensions of credit, and investments of BANCORP or its Subsidiaries are, and constitute, in all material respects, the legal, valid and binding obligations of the parties thereto and are enforceable against such parties in accordance with their terms, except as the enforceability thereof may be limited by applicable law and otherwise by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. For outstanding loans or extensions of credit or commitments to make loans or extensions of credit where the original principal amounts are in excess of $25,000 and which by their terms are either secured by collateral or supported by a guaranty or similar obligation, the security interests have been duly perfected in all material respects and have the priority they purport to have in all material respects, other than by operation of law, and, in the case of each guaranty or similar obligation, each has been duly executed and delivered to BANCORP or any Subsidiary, and to BANCORP's Knowledge, is still in full force and effect.

        Section 4.23 EFFECTIVE DATE OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Each representation, warranty, covenant and agreement of BANCORP set forth in this Agreement shall be deemed to be made on and as of the date hereof and as of the Effective Time.

                        ARTICLE 5. ADDITIONAL AGREEMENTS

        Section 5.1 ACCESS TO INFORMATION, DUE DILIGENCE, ETC.

               5.1.1 Upon reasonable notice, each party shall permit the other party and their accountants, counsel and other representatives reasonable access to their officers, employees, properties, books, contracts, commitments and records and from the date hereof through the Effective Time, and shall furnish or provide access to each other as soon as practicable, (i) a copy of each of LCB's Filings or BANCORP's Filings filed subsequent to the date of this Agreement promptly after such document has been filed with the appropriate Governmental Entity, provided, however, that copies of any Returns relating to Taxes of any of LCB or any of its Subsidiaries shall be furnished to BANCORP at least 15 Business Days prior to the proposed date of filing thereof and shall not be filed without the prior approval of BANCORP, which approval shall not be unreasonably withheld or delayed; (ii) unless otherwise prohibited by law, a copy of each report, schedule and other documents filed or received by it during such period with any Regulatory Authority or the Internal Revenue Service, as to documents other than related to employees or customers and other than those distributed to banks generally; (iii) as promptly as practicable following the end of each calendar month after the date hereof, a balance sheet of LCB or BANCORP as of the end of such month; and (iv) all other information concerning its business, properties, assets, financial condition, results of operations, liabilities, personnel and otherwise as LCB or BANCORP may reasonably request.

               5.1.2 Until the Effective Time, a representative of BANCORP shall be entitled and shall be invited to attend meetings of the Board of Directors of LCB and of the Loan Committee of LCB, and at least five (5) days' prior written notice of the dates, times and places of such meetings shall be given to BANCORP except that in the case of special meetings BANCORP shall receive the same number of days' prior notice as LCB's directors receive for such meetings; provided, however, that such representative shall excuse himself or herself from any portion of any such meetings that (i) relate to approval of, or the exercise of any rights under, this Agreement by LCB, and (ii) involve discussions between such Board of Directors or such Loan Committee and legal counsel for LCB that are entitled to be protected from disclosure under an attorney-client privilege which would be lost due to the presence of such representative of BANCORP.

               5.1.3 Until the Effective Time, a representative of LCB shall be entitled and shall be invited to attend meetings of the Boards of Directors of BANCORP and BANK and of the Loan Committee of BANK, at least five (5) days' prior to written notice of the dates, times and places of such meetings shall be given to LCB except that in the case of special meetings LCB shall receive the same number of days' prior notice as BANCORP's directors receive for such meetings; provided, however, that such representative shall excuse himself or herself from any portion of any such meetings that (i) relate to approval of, or the exercise of any rights under, this Agreement by BANCORP, and (ii) involve discussions between such Boards of Directors or such Loan Committees and legal counsel for BANCORP that are entitled to be protected from disclosure under an attorney-client privilege which would be lost due to the presence of such representative of LCB.

               5.1.4 BANCORP, LMC and LCB each agrees to keep confidential and not divulge to any other party or Person (other than to the employees, attorneys, accountants and consultants of each who have a need to receive such information and other than as may be required by law) any information received from the other, unless and until such documents and other information otherwise becomes publicly available or unless the disclosure of such information is authorized by each party. In the event of termination of this Agreement for any reason, the parties shall promptly return, or at the election of the other party destroy, all nonpublic documents obtained from the other and any copies or notes of such documents (except as otherwise required by law) and, upon the request of the other party, confirm such destruction to the other in writing.

        Section 5.2 SHAREHOLDER APPROVAL.

               5.2.1 LCB and BANCORP each shall promptly call a meeting of its respective shareholders to be held at the earliest practicable date after the date on which the initial Registration Statement is filed with the SEC, but in no event later than September 30, 1998, for the purpose of approving this Agreement and authorizing the Merger Agreement and the Merger. Each of the respective Boards of Directors will recommend to the respective shareholders, approval of this Agreement, the Merger Agreement and the Merger; provided, however, that the LCB Board of Directors or BANCORP's Board of Directors may withdraw its recommendation if such Board of Directors believes in good faith (based on a written opinion of a financial advisor that is experienced in evaluating the fairness of Acquisition Proposals) that a Superior Proposal (defined below) has been made and shall have determined in good faith, after consultation with and based on written advice of its outside legal counsel, that the withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties under applicable law.

               5.2.2 If the Merger is approved by vote of the shareholders of BANCORP and LCB, then, within ten (10) days thereafter BANCORP and LCB shall send a Dissenting Shareholder Notice to each recordholder of any Dissenting Shares.

               5.2.3 Prior to the Effective Time of the Merger, BANCORP, as the sole shareholder of LMC, shall take all action necessary for the consummation of the Merger by LMC.

        Section 5.3 TAKING OF NECESSARY ACTION.

               5.3.1 Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws and the fiduciary duties of LCB's, BANCORP's or LMC's Boards of Directors, as advised in writing by their respective counsel, to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, the delivery of any certificate or other document reasonably requested by counsel to a party to this Agreement. Without limiting the foregoing, BANCORP, LMC and LCB will use their reasonable efforts to obtain all consents of third parties and Government Entities necessary or, in the reasonable opinion of BANCORP or LCB advisable for the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, BANCORP shall cause LMC to take all actions necessary to execute and file the Merger Agreement and to effect all transactions contemplated of LMC by this Agreement and LCB shall take all actions necessary to effect all transactions contemplated by this Agreement and the Merger Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the Merger Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of LCB, the proper officers or directors of BANCORP, LMC or LCB, as the case may be, shall take all such necessary action. Notwithstanding the foregoing, nothing in this Agreement shall be construed to require LCB to take any action (or omit to take any action) which may affect the Conversion Rate, except as may be specifically provided for or required by this Agreement.

               5.3.2 The obligations of LCB or BANCORP contained in Section
6.2.5 of this Agreement shall continue to be in full force and effect despite any Default thereof by reason of receipt of a Superior Proposal (defined below) and any Default thereof by the defaulting party shall entitle either LCB or BANCORP to such legal or equitable remedies as may be provided in this Agreement or by law notwithstanding that any action or inaction of the Board of Directors or officers of the defaulting party which is required to enable such party to fulfill such obligations may be excused based on the continuing fiduciary obligations of such party's Board of Directors and officers to its shareholders. Notwithstanding the foregoing, however, in the event of a termination of this Agreement by BANCORP or LCB and the actual payment of the liquidated damages to the other party as provided for in Section 8.5 of this Agreement, neither BANCORP, LCB or their respective directors or officers shall have any obligations or liabilities of any kind under this Agreement by reason of any such Default, and BANCORP or LCB shall have no further obligations of any kind under this Agreement.

               5.3.3 LCB shall use its best efforts to cause each director, executive officer and other Person who is an "Affiliate" of LCB (for purposes of Rule 145 under the Securities Act) to deliver to BANCORP, on the date of this Agreement, a written agreement in the form attached hereto as Exhibit 5.3 (the "Affiliate Agreements").

        Section 5.4 REGISTRATION STATEMENT AND APPLICATIONS.

               5.4.1 BANCORP and LCB will cooperate and jointly prepare and file as promptly as practicable the Registration Statement, the statements, applications, correspondence or forms to be filed with appropriate State securities law regulatory authorities, and the statements, correspondence or applications to be filed to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement. Each of BANCORP and LCB shall use all reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and thereafter mail the Joint Proxy Statement/Prospectus to the shareholders of LCB. Each party will furnish all financial or other information, including accountant comfort letters relating thereto, certificates, consents and opinions of counsel concerning it and its Subsidiaries received by such party.

               5.4.2 Each party shall provide to the other at the request of the other party: (i) immediately prior to the filing thereof, copies of all material statements, applications, correspondence or forms to be filed with state securities law regulatory authorities, the SEC and other appropriate regulatory authorities to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement; and (ii) promptly after delivery to, or receipt from, such regulatory authorities all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement.

        Section 5.5 EXPENSES.

               5.5.1 Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same, including, without limitation, all costs associated with any resales of BANCORP Common Stock by Affiliates of LCB; provided, however, that BANCORP will file on a timely basis at its own expense the reports required by Rule 144(c) of the Securities Act.

               5.5.2 LCB shall use its best efforts to ensure that its attorneys, accountants, financial advisors, investment bankers and other consultants engaged by it in connection with the transaction contemplated by this Agreement submit full and final bills on or before the Determination Date and that all such expenses are paid or properly accrued prior to the Determination Date.

        Section 5.6 NOTIFICATION OF CERTAIN EVENTS.

               5.6.1 LCB shall provide to BANCORP, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Sections 6.1 and 6.2, which notice shall provide reasonable detail as to the subject matter thereof.

               5.6.2 BANCORP shall provide to LCB, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Section 6.3 and 6.4, which notice shall provide reasonable detail as to the subject matter thereof.

               5.6.3 Each party shall promptly advise the others in writing of any change or event which could reasonably be expected to have a Material Adverse Effect on the business, properties, assets, financial condition, results of operations, liabilities or personnel of such party or on its ability to consummate the transactions contemplated by this Agreement or the Merger Agreement.

               5.6.4 LCB and BANCORP shall immediately notify the other in writing in the event that such party becomes aware that the Registration Statement or Joint Proxy Statement/Prospectus at any time contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading or that the Registration Statement or the Joint Proxy Statement/Prospectus otherwise is required to be amended and supplemented, which notice shall specify, in reasonable detail, the circumstances thereof. BANCORP shall promptly amend and supplement such materials and disseminate the new or modified information so as to fully comply with the Securities Act. If the amendment or supplement so required relates to information concerning LCB, the out-of-pocket costs and expenses of preparing, filing and disseminating such amendment or supplement shall be borne by LCB.

        Section 5.7 CLOSING SCHEDULES. LCB has delivered to BANCORP on or before the date of this Agreement all of the Schedules to this Agreement which LCB is required to deliver to BANCORP hereunder (the "LCB Schedules"). BANCORP has delivered to LCB on or before the date of this Agreement all of the Schedules to this Agreement which BANCORP is required to deliver to LCB hereunder ( the "BANCORP Schedules"). Immediately prior to the Closing Date, LCB shall have prepared updates of the LCB Schedules provided for in this Agreement and shall deliver to BANCORP revised schedules containing the updated information (or a certificate signed by LCB's Chief Executive Officer stating that there have been no changes on the applicable schedules); and BANCORP shall have prepared updates of the BANCORP Schedules provided for in this Agreement and shall deliver to LCB revised Schedules containing updated information (or a certificate signed by BANCORP's Chief Executive Officer stating that there has been no change on the applicable schedules.) Such updated schedules shall sometimes be referred to collectively, as the "Closing Schedules." The Closing Schedules shall be dated as of the day prior to the Closing Date and shall contain information as of the day prior to the Closing Date or as of such earlier date as is practicable under the circumstances. In the event the Closing Schedules disclose an event, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on LCB, on the one hand, or on BANCORP, on the other hand, or on consummation of the transactions contemplated by this Agreement, that was not disclosed in the previously delivered Schedules hereto, the party delivering such Closing Schedules (the "Affected Party") shall so notify


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

the other party in the letter of transmittal for such Closing Schedules, the Closing Date shall be delayed for seven (7) Business Days and such other party shall be entitled to terminate this Agreement within five (5) Business Days after receiving such Closing Schedules that disclose such event, occurrence or circumstance. In the event of any such termination, the terminating party shall have no liability for such termination. The Affected Party shall have no liability to the terminating party in such an event unless (i) as a result of the existence of such event, occurrence or circumstance so disclosed in the Closing Schedules any of the representations or warranties of the Affected Party contained in this Agreement are found to have been untrue in any material respect as of the date of this Agreement, or (ii) the event, occurrence or circumstance could have been prevented in the exercise of reasonable diligence by any officers or directors of the Affected Party, in either of which cases the Affected Party shall be liable to the terminating party for Liquidated Damages as provided in Section 8.5 hereof.

        Section 5.8 ADDITIONAL ACCRUALS/APPRAISALS. Prior to the Closing Date, but after the Determination Date, at BANCORP's request, LCB shall, consistent with GAAP and applicable banking regulations, establish such additional accruals and reserves immediately prior to the Determination Date as may be necessary to conform LCB's accounting and credit and OREO loss reserve practices and methods to those of BANCORP, provided, however, that no accrual or reserve made by LCB pursuant to this Section 5.8, or any litigation or regulatory proceeding arising out of any such accrual or reserve, or any other effect on LCB resulting from LCB's compliance with this Section 5.8, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. Additionally, no such accrual or reserve made by LCB pursuant to this Section 5.8 shall be used by the parties in the calculation of the Per Share Merger Price.

                         ARTICLE 6. CONDUCT OF BUSINESS

        Section 6.1 AFFIRMATIVE CONDUCT OF LCB. During the period from the date of execution of this Agreement through the Effective Time, LCB shall carry on its business, and shall cause each of its respective Subsidiaries to carry on its business, in the ordinary course in substantially the manner in which heretofore conducted, subject to changes in law applicable to all California state-chartered banks or all nonmember banks insured by the FDIC and directives from regulators, and use all commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, (other than terminations in the ordinary course of business) and preserve its relationships with customers, depositors, suppliers and others having business dealings with it; and, to these ends, shall fulfill each of the following:

               6.1.1 Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

               6.1.2 Advise BANCORP promptly in writing of any change that would have a Material Adverse Effect on its capital structure, financial condition, assets, results of operations, business or prospects or of any matter which would make the representations and warranties set forth in Article 3 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

               6.1.3 Keep in full force and effect all of its existing material permits and licenses and those of its Subsidiaries;

               6.1.4 Use its commercially reasonable efforts to maintain insurance or bonding coverage on all material properties for which it is responsible and on its business operations, and carry not less than the same coverage for fidelity, public liability, personal injury, property damage and other risks equal to that which is in effect as of the date of this Agreement; and notify BANCORP in writing promptly of any facts or circumstances which could affect its ability, or that of any of its Subsidiaries, to maintain such insurance or bonding coverage;

               6.1.5 Perform its contractual obligations and not breach or come into default on any of such obligations, and not amend, modify, or, except as they may be terminated in accordance with their terms, terminate any material contract, agreement, understanding, commitment, or offer, whether written or oral, (collectively referred to as an "Understanding") or materially default in the performance of any of its obligations under any Understanding where such default would have a Material Adverse Effect on LCB;

               6.1.6 Duly observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on LCB;

               6.1.7 Duly and timely file as and when due all reports and Returns required to be filed with any Governmental Entity;

               6.1.8 Maintain its assets and properties in good condition and repair, normal wear and tear excepted;

               6.1.9 Promptly advise BANCORP in writing of any event or any other transaction within the Knowledge of LCB, whereby any Person or related group of Persons acquires, after the date of this Agreement, directly or indirectly, record or beneficial ownership (as defined in Rule 13d-3 promulgated by the SEC pursuant to the Exchange Act) or control of 5% or more of the outstanding shares of LCB Common Stock either prior to or after the record date fixed for the LCB shareholders' meeting or any adjourned meeting thereof to approve the transactions contemplated herein;

               6.1.10 (a) Maintain a reserve for loan and lease losses ("Loan Loss Reserve") at a level which is adequate to provide for all known and reasonably expected losses on loans, leases and other extensions of credit outstanding and other inherent risks in LCB's portfolio of loans and leases, in accordance with GAAP and applicable regulatory accounting principles and banking laws and regulations;

                      (b) Charge off all loans, receivables and other assets, or portions thereof, deemed uncollectible in accordance with GAAP, regulatory accounting principles, and applicable law or regulation, or which have been classified as "loss" or as directed by any regulatory authority, unless such classification or direction has been disregarded in good faith by LCB, LCB has submitted in writing to such regulatory authority the basis upon which it has so disregarded such classification or direction, and such regulatory authority retracts its direction requiring such charge-off;


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

               6.1.11 Furnish to BANCORP, as soon as practicable, and in any event within fifteen days after it is prepared: (i) a copy of any report submitted to the Board of Directors of LCB and access to the working papers related thereto, provided, however, that LCB need not furnish BANCORP any materials relating to deliberations of LCB's Board of Directors with respect to its approval of this Agreement, communications of LCB's legal counsel with the Board of Directors or officers of LCB regarding LCB's rights against or obligations to BANCORP or its Subsidiaries under this Agreement, or books, records and documents covered by the attorney-client privilege or which are attorneys' work product; (ii) copies of all material reports, renewals, filings, certificates, statements, correspondence and other documents specific to LCB or filed with or received from any Federal Reserve Bank, the FDIC, the Commissioner or any Governmental Entity; (iii) monthly unaudited balance sheets, statements of income and changes in shareholders' equity for LCB and its Subsidiaries and quarterly unaudited balance sheets, statements of income and changes in shareholders' equity for LCB, in each case prepared on a basis consistent with past practice; and (iv) such other reports as BANCORP may reasonably request (which are otherwise deliverable under this Section 6.1.11) relating to LCB. Each of the financial statements of LCB delivered pursuant to this Section
6.1.11 shall be accompanied by a certificate of the Chief Financial Officer of LCB to the effect that such financial statements fairly present the financial information presented therein of LCB, for the periods covered, subject to recurring adjustments normal in nature and amount, necessary for a fair presentation and are prepared on a basis consistent with past practice;

               6.1.12 LCB agrees that through the Effective Time, as of their respect dates, (i) each LCB Filing will be true and complete in all material respects; and (ii) each LCB Filing will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such LCB Filings that is intended to present the financial position of LCB during the periods involved to which it relates will fairly present in all material respects the financial position of LCB and will be prepared in accordance with GAAP or consistent with applicable regulatory accounting principles and banking law and banking regulations, except as stated therein;

               6.1.13 Maintain reserves for contingent liabilities in accordance with GAAP or applicable regulatory accounting principles, and consistent with past practices;

               6.1.14 Promptly notify BANCORP of the filing, or threatened filing, of any litigation, or the filing or threatened filing of any government or regulatory action, including an investigation or notice of investigation, or similar proceeding or notice of any material claims against LCB or any of its assets;

               6.1.15 Inform BANCORP of the amounts and categories of any loans, leases or other extensions of credit, or other assets, that have been classified by any bank regulatory authority or by any unit of LCB as "Specially Mentioned," "Renegotiated," "Substandard," "Doubtful," "Loss" or any comparable classification ("Classified Assets"). LCB will furnish to BANCORP, as soon as practicable, and in any event within fifteen days after the end of each calendar month, schedules including the following: (i) Classified Assets by type (including each credit or other asset in an amount equal to or greater than $10,000), and its classification category; (ii) nonaccrual credits by type (including each credit in an amount equal to or greater than $10,000); (iii) renegotiated loans by type (loans on which interest has been renegotiated to lower than market rates because of the financial condition of the borrowers); (iv) delinquent credits by type (including each delinquent credit in an amount equal to or greater than $10,000), including an aging into 30-89 and 90+ day categories; (v) loans or leases or other assets charged off, in whole or in part, during the previous month by type (including each such loan or lease or other asset in an amount equal to or greater than $10,000); and (vi) OREO or assets owned stating with respect to each its type;

               6.1.16 Furnish to BANCORP, upon BANCORP's request, schedules with respect to the following: (i) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the loan or lease type;
(ii) loans or leases (including any commitments) by LCB to any director or officer (at or above the Vice President level) of LCB or any of its Subsidiaries, or to any Person holding 5% or more of the capital stock of LCB, including, with respect to each such loan or lease, the identity and, to the best Knowledge of LCB, the relation of the borrower to LCB, the loan or lease type and the outstanding and undrawn amounts; and (iii) standby letters of credit, by type, (including each letter of credit in a face amount equal to or greater than $10,000); and

               6.1.17 Make available to BANCORP copies of each credit authorization package, consisting of all applications for and financial information regarding loans, renewals of loans or other extensions of credit of $25,000 or more (on a noncumulative basis) for secured loans or secured extensions of credit and $10,000 in the case of unsecured loans or unsecured extensions of credit, which are approved by LCB after the date of this Agreement, within ten Business Days of preparation of such packages.

        Section 6.2 NEGATIVE COVENANTS OF LCB. During the period from the date of execution of this Agreement through the Effective Time, LCB agrees that without BANCORP's prior written consent, it shall not:

               6.2.1 (a) Declare or pay any dividend on, other than regular cash dividends consistent with past practices, or make any other distribution in respect of, any of its capital stock; (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or
(c) repurchase or otherwise acquire any shares of its capital stock;

               6.2.2 Take any action that would or might result in any of the representations and warranties of LCB set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in
Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority;

               6.2.3 Issue, deliver, sell, or grant, or authorize the issuance, delivery, sale or grant of, or purchase, any shares of the capital stock of LCB or any securities convertible or exercisable into or exchangeable for such capital stock, or any rights, warrants or options, including options under any stock option plans or enter into any agreements to do any of the foregoing, except in connection with the issuance of LCB Common Stock pursuant to the exercise of LCB Stock Options;

               6.2.4 Amend its Articles of Incorporation or Bylaws, except as required by applicable law or by the terms of this Agreement;

               6.2.5 Authorize or knowingly permit any of its representatives, directly or indirectly, to solicit or encourage any Acquisition Proposal (as hereinafter defined) or participate in any discussions or negotiations with, or provide any nonpublic information to, any Person or group of persons (other than BANCORP, and its representatives) concerning any such solicited Acquisition Proposal. LCB shall notify BANCORP immediately if any inquiry regarding an Acquisition Proposal is received by LCB, including the terms thereof. For purposes of this Section 6.2.5, "Acquisition Proposal" shall mean any (a) proposal pursuant to which any Person other than BANCORP would acquire or participate in a merger or other business combination or reorganization involving LCB; (b) proposal by which any Person or group, other than BANCORP, would acquire the right to vote ten percent (10%) or more of the capital stock of LCB entitled to vote for the election of directors; (c) acquisition of the assets of LCB other than in the ordinary course of business; or (d) acquisition in excess of ten percent (10%) of the outstanding capital stock of LCB, other than as contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent LCB or LCB's Board of Directors from
(i) furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity, or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders of LCB, if and only to the extent that (A) the Board of Directors of LCB has determined and believes in good faith (after consultation with and the concurrence of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction materially more favorable, from a financial point of view, to LCB's shareholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and LCB's Board of Directors has determined in good faith, after consultation with and based on written advice from its outside legal counsel, that such action is necessary for LCB to comply with its fiduciary duties to shareholders under applicable law, and (B) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person or entity, LCB's Board of Directors has received from such person or entity an executed confidentiality agreement, with terms no more favorable to such party than those contained in the Confidentiality Agreement between LCB and BANCORP, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, if such Rule is applicable thereto;

               6.2.6 Acquire or agree to acquire by merging, consolidating with, or by purchasing all or a substantial portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material to LCB, other than in the ordinary course of business consistent with prior practice;

               6.2.7 Sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to LCB, except in the ordinary course of business consistent with prior practice;

               6.2.8 Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of LCB or any of its Subsidiaries or guarantee any debt securities of others other than in the ordinary course of business consistent with prior practice;

               6.2.9 Enter into any Understanding, except: (a) deposits incurred, and short-term debt securities (obligations maturing within one year) issued, in its ordinary course of business consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; (b) commitments to make loans or other extensions of


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

credit in the ordinary course of business consistent with prior practice; and
(c) loan sales in the ordinary course of business, without any recourse, provided that no commitment to sell loans shall extend beyond the Effective Time;

               6.2.10 Make or enter into a commitment to make any loan or other extension of credit to any director, officer or employee of LCB or any of its Subsidiaries, except in accordance with practice or policy in existence on the date of this Agreement and in compliance with all applicable laws and all applicable regulations and directives of any Governmental Entity;

               6.2.11 Except in the ordinary course of business consistent with prior practice or as required by an existing contract, and provided prior disclosure thereof has been made in Schedule 6.2.11, grant any general or uniform increase in the rates of pay of employees or employee benefits or any increase in salary or employee benefits of any officer, employee or agent or pay any bonus to any Person;

               6.2.12 Sell, transfer, mortgage, encumber or otherwise dispose of any assets or other liabilities except in the ordinary course of business consistent with prior practice or as required by any existing contract;

               6.2.13 Make the credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, or the Loan Loss Reserve policies, less stringent than those in effect on December 31, 1997 or reduce the amount of the Loan Loss Reserves or any other reserves for potential losses or contingencies;

               6.2.14 Make any capital expenditures, or commitments with respect thereto, except those in the ordinary course of business which do not exceed $10,000 individually or $30,000 in the aggregate;

               6.2.15 Renew, extend or amend any existing employment contract or agreement, enter into any new employment contract or agreement or make any bonus or any special or extraordinary payments to any Person;

               6.2.16 Except in the ordinary course of business consistent with prior practice, and in compliance with applicable laws and regulations, make any material investments, by purchase of stock or securities, contributions of capital, property transfers, purchases of any property or assets or otherwise, in any other individual, corporation or other entity;

               6.2.17 Except as otherwise required to correct a prior filing, compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency except in a form previously approved by BANCORP, which approval will not be unreasonably withheld, in writing, or file or amend any federal, foreign, state or local Tax Return or report or make any tax election or change any method or period of accounting unless required by GAAP or applicable law and, then, only after submitting such Tax return or report or proposed Tax election or change in any method or period of accounting, to BANCORP for its approval, which it shall not unreasonably withhold or delay;

               6.2.18 Except as contemplated in this Agreement, terminate any Employee Plan or Benefit Arrangement;

               6.2.19 Change its fiscal year or methods of accounting in effect at December 31, 1997, except as required by changes in GAAP or regulatory accounting principles as concurred to by LCB's independent public accountants;

               6.2.20 Take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the IRC as a tax-free reorganization; or

               6.2.21 Take or cause to be taken into OREO any property without
(a) an environmental report reporting no adverse environmental condition on such property, with a copy of such report delivered to BANCORP prior to taking such property into OREO; and (b) the written consent of BANCORP, which shall not be unreasonably withheld.

        Section 6.3 Conduct of BANCORP. During the period from the date of execution of this Agreement through the Effective Time, BANCORP agrees (except to the extent LCB shall otherwise consent in writing) to do the following:

               6.3.1 Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

               6.3.2 Advise LCB promptly in writing of any change that would have a Material Adverse Effect on its capital structure, consolidated financial condition, consolidated assets, consolidated results of operations, business or prospects or of any matter which would make the representations and warranties set forth in Article 4 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

               6.3.3 BANCORP agrees that through the Effective Time, as of their respect dates, (i) each BANCORP Filing will be true and complete in all material respects; and (ii) each BANCORP Filing will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such BANCORP Filings that is intended to present the financial position of BANCORP, on a consolidated basis, during the periods involved to which it relates will fairly present in all material respects the financial position of BANCORP, on a consolidated basis, and will be prepared in accordance with GAAP or consistent with applicable regulatory accounting principles and banking law and regulations, except as stated therein; and

               6.3.4 Promptly notify LCB of the filing, or threatened filing, of any litigation, or the filing or threatened filing of any government or regulatory action, including an investigation or notice of investigation, or similar proceeding or notice of any material claims against BANCORP or any of its assets, which is expected to have a Material Adverse Effect on BANCORP and its Subsidiaries taken as a whole.

        Section 6.4 NEGATIVE COVENANTS OF BANCORP. During the period from the date of execution of this Agreement through the Effective Time, BANCORP agrees that without LCB's prior written consent, it shall not:

               6.4.1 (a) Declare or pay any dividend on, other than regular cash dividends consistent with past practices, or make any other distribution in respect of, any of its capital stock; (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or
(c) repurchase or otherwise acquire any shares of its capital stock;

               6.4.2 Take any action that would or might result in any of the representations and warranties of BANCORP set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority;

               6.4.3 Issue, deliver, sell, or grant, or authorize the issuance, delivery, sale or grant of, or purchase, any shares of the capital stock of BANCORP or any securities convertible or exercisable into or exchangeable for such capital stock, or any rights, warrants or options, including options under any stock option plans or enter into any agreements to do any of the foregoing, except in connection with the issuance of BANCORP Common Stock pursuant to the exercise of BANCORP Stock Options or pursuant to the proposed acquisition of another financial entity identified by BANCORP in writing to LCB prior to the execution of the Agreement;

               6.4.4 Amend its Articles of Incorporation or Bylaws, except as required by applicable law or by the terms of this Agreement;

               6.4.5 Sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to BANCORP, except in the ordinary course of business consistent with prior practice;

               6.4.6 Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of BANCORP or any of its Subsidiaries or guarantee any debt securities of others other than in the ordinary course of business consistent with prior practice;

               6.4.7 Sell, transfer, mortgage, encumber or otherwise dispose of any assets or other liabilities except in the ordinary course of business consistent with prior practice or as required by any existing contract;

               6.4.8 Except in the ordinary course of business consistent with prior practice, and in compliance with applicable laws and regulations, make any material investments, by purchase of stock or securities, contributions of capital, property transfers, purchases of any property or assets or otherwise, in any other individual, corporation or other entity;

               6.4.9 Except as otherwise required to correct a prior filing, compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency except in a form previously


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

approved by LCB, in writing, or file or amend any federal, foreign, state or local Tax Return or report or make any tax election or change any method or period of accounting unless required by GAAP or applicable law and, then, only after submitting such Tax return or report or proposed Tax election or change in any method or period of accounting, to LCB for its approval, which it shall not unreasonably withhold or delay;

               6.4.10 Change its fiscal year or methods of accounting in effect at December 31, 1997, except as required by changes in GAAP or regulatory accounting principles as concurred to by BANCORP's independent public accountants;

               6.4.11 Authorize or knowingly permit any of its representatives, directly or indirectly, to solicit or encourage any Acquisition Proposal (as hereinafter defined) or participate in any discussions or negotiations with, or provide any nonpublic information to, any Person or group of persons (other than LCB, and its representatives) concerning any such solicited Acquisition Proposal. BANCORP shall notify LCB immediately if any inquiry regarding an Acquisition Proposal is received by BANCORP, including the terms thereof. For purposes of this Section 6.4.11, "Acquisition Proposal" shall mean any (a) proposal pursuant to which any Person other than LCB would acquire or participate in a merger or other business combination or reorganization involving BANCORP; (b) proposal by which any Person or group would acquire the right to vote ten percent (10%) or more of the capital stock of BANCORP entitled to vote for the election of directors; (c) acquisition of the assets of BANCORP other than in the ordinary course of business; or (d) acquisition in excess of ten percent (10%) of the outstanding capital stock of BANCORP, other than as contemplated by this Agreement. An Acquisition Proposal shall not mean discussions or negotiations with an entity identified by BANCORP to LCB in writing prior to the execution of this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent BANCORP or its Board of Directors from (i) furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity, or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders of BANCORP, if and only to the extent that (A) the Board of Directors of BANCORP has determined and believes in good faith (after consultation with and the concurrence of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction materially more favorable, from a financial point of view, to BANCORP's shareholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and BANCORP's Board of Directors has determined in good faith, after consultation with and based on written advice from its outside legal counsel, that such action is necessary for BANCORP to comply with its fiduciary duties to shareholders under applicable law, and (B) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person or entity, BANCORP's Board of Directors received from such person or entity an executed confidentiality agreement, with terms no more favorable to such party than those contained in the Confidentiality Agreement between LCB and BANCORP, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, if such Rule is applicable thereto;

               6.4.12 Take any action that would or might result in any of the representations and warranties of BANCORP set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority; or

               6.4.13 Take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the IRC as a tax-free reorganization; or

                   ARTICLE 7. CONDITIONS PRECEDENT TO CLOSING

        Section 7.1 CONDITIONS TO THE PARTIES' OBLIGATIONS. The obligations of all the parties to this Agreement to effect the Merger shall be subject to the fulfillment of the following conditions:

               7.1.1 This Agreement, the Merger Agreement and the Merger shall have been validly approved by the holders of a majority of the outstanding shares of LCB Common Stock and BANCORP Common Stock entitled to vote;

               7.1.2 All permits, approvals and consents required to be obtained, and all waiting periods required to expire, prior to the consummation of the Merger under applicable federal laws of the United States or applicable laws of any state having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement shall have been obtained or expired, as the case may be (all such permits, approvals and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), without the imposition of any condition which in the reasonable judgment of any party to be affected by such condition is materially burdensome upon such party or its respective Affiliates or the Surviving Corporation;

               7.1.3 There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Government Entity which: (i) makes the consummation of the Merger illegal; (ii) requires the divestiture by BANCORP of any material asset or of a material portion of the business of BANCORP; or (iii) imposes any condition upon BANCORP or its Subsidiaries (other than general provisions of law applicable to all banks and bank holding companies) which in the judgment of BANCORP would be materially burdensome;

               7.1.4 The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and shall remain in effect. No legal, administrative, arbitration, investigatory or other proceeding by any Governmental Entity or any other Person shall have been instituted and, at what otherwise would have been the Effective Time, remain pending by or before any Governmental Entity to restrain or prohibit the transactions contemplated hereby;

               7.1.5 BANCORP and LCB shall have received an opinion from Perry-Smith & Co., dated the Effective Time, subject to assumptions and exceptions normally included, and in form and substance reasonably satisfactory to BANCORP and LCB, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and that BANCORP and LCB will each be a party to that reorganization within the meaning of Section 368(b) of the IRC;

               7.1.6 BANCORP and LCB shall have received from Perry-Smith & Co., who are the independent public accountants of BANCORP and LCB, letters, dated at the effective date of the Registration Statement and at the Effective Time, in form and substance satisfactory to BANCORP and LCB that the Merger may be accounted for as a pooling of interests;

               7.1.7 BANCORP and LCB shall have received opinions of counsel for the other party in substantially the forms previously agreed to by the parties as set forth in Exhibits 7.1.7A and 7.1.7B, respectively, dated as of the Closing Date;

               7.1.8 No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated by this Agreement or the Merger Agreement which presents a substantial risk that such transactions will be restrained or that either party hereto may suffer material damages or other relief as a result of consummating such transactions; and

               7.1.9 The holders of no more than 10% of the outstanding shares of LCB Common Stock have exercised dissenters' rights. Dissenters of BANCORP shall be included in such calculation. Dissenters' rights shall be deemed to be exercised to the extent at the Effective Time the holder of such shares have complied with the California Corporations Code concerning dissenters' rights.

        Section 7.2 CONDITIONS TO BANCORP'S OBLIGATIONS. The obligations of BANCORP to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by BANCORP) of the following conditions:

               7.2.1 Except as otherwise provided in this Section 7.2, (a) the representations and warranties of LCB contained in Article 3 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on LCB or the Surviving Corporation, or upon the consummation of the transactions contemplated hereby; (b) LCB shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on LCB or the Surviving Corporation, or upon the consummation of the transactions contemplated hereby; (c) none of the events or conditions entitling BANCORP to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) LCB shall have delivered to BANCORP certificates dated the date of the Effective Time and signed by the President and Chief Executive Officer to the effect set forth in Subsections 7.2.1(a), (b) and (c);

               7.2.2 There shall have been obtained, without the imposition of any material burden or restriction on any of the parties hereto not in existence on the date hereof, each consent to the consummation of the Merger required to be obtained from any Person under any agreement, contract or license to which LCB is a party or by or under which it is bound or licensed, the withholding of which might have a Material Adverse Effect on LCB, the Surviving Corporation or BANCORP at or following the Effective Time, or on the transactions contemplated by this Agreement;

               7.2.3 LCB shall have delivered its Closing Schedules to BANCORP on the day immediately preceding the Closing Date and none of such Closing Schedules shall reflect any item that was not on the LCB Schedules (or in the LCB Financial Statements) delivered on the date of execution of this Agreement that has had, would have, or could be reasonably likely to have, a

Material Adverse Effect on LCB, the Surviving Corporation or BANCORP at or after the Effective Time, or on the consummation of the transactions contemplated hereby;

               7.2.4 Between the date of this Agreement and the Effective Time, no event or circumstance shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on LCB, or its Subsidiaries, and BANCORP shall have received a certificate signed on behalf of LCB by the President and Chief Executive Officer of LCB to such effect;

               7.2.5 Counsel for BANCORP shall have approved, in the exercise of counsel's reasonable discretion, the validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to BANCORP hereunder or that are reasonably requested by such counsel;

               7.2.6 The sale of the BANCORP Common Stock resulting from the Merger shall have been qualified or registered with the appropriate State securities law or "blue sky" regulatory authorities of all States in which qualification or registration is required under the State securities laws, and such qualifications or registration shall not have been suspended or revoked;

               7.2.7 LCB shall have delivered to BANCORP not later than the date of this Agreement all of the executed Affiliate Agreements in the form attached hereto as Exhibit 5.3;

               7.2.8 None of LCB or any of its Subsidiaries shall be subject to any memorandum of understanding, cease and desist order, or other agreement with any Governmental Entity restricting the conduct of any of their respective businesses, prospects and operations, so as to have a Material Adverse Effect;

               7.2.9 The Findley Group shall not have revoked, at any time prior to the Effective Time, its opinion, rendered to the Board of Directors of BANCORP on May 27, 1998 (the "BANCORP Fairness Opinion"), to the effect that the terms of the Merger, from a financial standpoint, are fair to the shareholders of BANCORP;

               7.2.10 All of LCB's director-shareholders shall have delivered to BANCORP on the date of this Agreement the Director-Shareholder Agreements in the form attached hereto as Exhibit 7.2.10;

               7.2.11 BANCORP shall have received a modified Change In Control Severance Agreement executed by LCB and Mr. Gary Nordine in a form acceptable to BANCORP, which agreement shall contain a covenant not to compete in Lake County for a period of three years and LCB shall have accrued or expensed one-half of the tax liability identified with payments to Mr. Nordine related to such agreement; and

               7.2.12 Prior to the Determination Date James Updegraf or such other person agreed to by the parties, shall have completed an outside loan review of LCB to determine the adequacy of LCB's loan loss reserves. As of the Determination Date LCB shall have increased the loan loss reserves to the level required by such outside review.

        Section 7.3 CONDITIONS TO LCB'S OBLIGATIONS. The obligations of LCB to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by LCB) of the following conditions:

               7.3.1 Except as otherwise provided in this Section 7.3, (a) the representations and warranties of BANCORP contained in Article 4 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on BANCORP and BANK, taken as a whole, or upon consummation of the transactions contemplated hereby; (b) BANCORP shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with it prior to or at the Effective Time, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on BANCORP and BANK, taken as a whole, or upon the consummation of the transactions contemplated hereby; (c) none of the events or conditions entitling LCB to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) BANCORP shall have delivered to LCB certificates dated the date of the Effective Time and signed by a duly authorized officer to the effect set forth in Subsections 7.3.1(a), (b) and (c);

               7.3.2 Counsel for LCB shall have approved, in the exercise of counsel's reasonable discretion, the validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to LCB hereunder or that are reasonably requested by such counsel;

               7.3.3 There shall not have been any change in the consolidated financial condition, aggregate consolidated net assets, shareholders' equity, business, or consolidated operating results of BANCORP and its Subsidiaries, taken as a whole, from December 31, 1997 to the Effective Time that results in a Material Adverse Effect as to BANCORP and its Subsidiaries, taken as a whole;

               7.3.4 BANCORP has taken such action as appropriate to convert LCB stock options to BANCORP stock options adjusted for the Conversion Rate;

               7.3.5 Prior to the Closing Date, BANCORP shall have taken all corporate action required to effectuate the appointment of the three individuals named on Schedule 2.9 hereto to its Board of Directors effective immediately after the Effective Time;

               7.3.6 BANCORP shall have delivered its Closing Schedules to LCB on the day immediately preceding the Closing Date and none of such Closing Schedules shall reflect any item that was not on the BANCORP Schedules (or in the BANCORP Financial Statements) delivered on the date of execution of this Agreement that has had, or would have a Material Adverse Effect on BANCORP and its Subsidiaries, taken as a whole, at or after the Effective Time, or on the consummation of the transactions contemplated hereby;

               7.3.7 The Bank Stock Group shall not have revoked, at any time prior to the meeting of LCB's shareholders at which the Merger is to be voted on, its opinion, rendered to the Board of Directors of LCB on May 27, 1998 (the "LCB Fairness Opinion"), to the effect that the terms of the Merger, from a financial standpoint, are fair to the shareholders of LCB;

               7.3.8 BANCORP shall have provided an agreement to those 10 employees of LCB listed on Schedule 7.3.8 that if such employee is terminated within a two year period from the

Effective Time, such employee shall receive one week of base salary for every year of employment at LCB up to a maximum of four weeks; and

               7.3.9 BANCORP shall have provided assurance to LCB of the retention of LCB's existing employee benefits at least until December 31, 1999.

                 ARTICLE 8. TERMINATION, AMENDMENTS AND WAIVERS

        Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time;

               8.1.1 By mutual consent of the Boards of Directors of BANCORP and LCB;

               8.1.2 By BANCORP or LCB upon the failure to satisfy any conditions specified in Section 7.1 if such failure is not caused by any action or inaction of the party requesting termination of this Agreement;

               8.1.3 By BANCORP or LCB if an Acquisition Event involving the other party shall have occurred;

               8.1.4 By LCB if there shall have been a material breach of any of the representations or warranties of BANCORP set forth in this Agreement, which breach, in the reasonable opinion of LCB, by its nature cannot be cured or is not cured prior to the Closing and which breach would, in the reasonable opinion of LCB, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on BANCORP and its Subsidiaries, taken as a whole, or upon the consummation of the transactions contemplated hereby;

               8.1.5 By BANCORP if there shall have been a material breach of any of the representations or warranties of LCB set forth in this Agreement, which breach, in the reasonable opinion of BANCORP, by its nature cannot be cured or is not cured prior to the Closing and which breach would, in the reasonable opinion of BANCORP, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on LCB or upon the consummation of the transactions contemplated hereby;

               8.1.6 By LCB after the occurrence of a Default by BANCORP and the continuance of such Default for a period of 20 Business Days after written notice of such Default, if such Default, in the reasonable opinion of LCB, cannot be cured prior to the Closing or, even though curable by the Closing, it is not cured prior to the Closing;

               8.1.7 By BANCORP after the occurrence of a Default by LCB and the continuance of such Default for a period of 20 Business Days after written notice of such Default, if such Default, in the reasonable opinion of BANCORP, cannot be cured prior to the Closing or, even though curable by the Closing, it is not cured prior to the Closing;

               8.1.8 By BANCORP if the Closing Schedules delivered by LCB disclose the occurrence of an event or the existence of any facts or circumstances, not disclosed in the Schedules or the LCB Financial Statements delivered to BANCORP on or before the date hereof, that has had or could reasonably be expected to have a Material Adverse Effect on LCB, or after the Effective Time, on BANCORP, or on the consummation of the transactions contemplated hereby (an "LCB Material Adverse Event");

               8.1.9 By LCB if the Closing Schedules delivered by BANCORP disclose the occurrence of an event or the existence of any facts or circumstances, not disclosed in the Schedules or the BANCORP Financial Statements delivered to LCB on or before the date hereof, that has had or could reasonably be expected to have a Material Adverse Effect on BANCORP and its Subsidiaries, taken as a whole, or on the consummation of the transactions contemplated hereby (a "BANCORP Material Adverse Event");

               8.1.10 By LCB upon the failure of any of the conditions specified in Section 7.3 to have been satisfied prior to December 31, 1998; or

               8.1.11 By BANCORP upon the failure of any of the conditions specified in Section 7.2 to have been satisfied prior to December 31, 1998.;

        Section 8.2 EFFECT OF TERMINATION; SURVIVAL. Except as provided in
Section 8.5, no termination of this Agreement as provided in Section 8.1 for any reason or in any manner shall release, or be construed as so releasing, any party hereto from its obligations pursuant to Sections 5.1.4, 5.5, 8.5 or 9.5 hereof or from any liability or damage to any other party hereto arising out of, in connection with, or otherwise relating to, directly or indirectly, said party's material breach, Default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement.

        Section 8.3 AMENDMENT. This Agreement may be amended by the parties hereto, at any time before or after approval hereof by the shareholders of LCB and BANCORP; provided, however, that after any such approval by such shareholders, no amendments shall be made which by law require further approval by such shareholders without such further approval.

        Section 8.4 WAIVER. Any term or provision of this Agreement other than regulatory approval or any other provision required by law, may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

        Section 8.5 LIQUIDATED DAMAGES; CANCELLATION FEE.

               8.5.1 In the event of the occurrence of (i) an Acquisition Event involving LCB, then LCB shall pay to BANCORP the sum of Five Hundred Thousand Dollars ($500,000) in cash; or (ii) an Acquisition Event involving BANCORP, then BANCORP shall pay to LCB the sum of Five Hundred Thousand Dollars ($500,000) in cash.

               8.5.2 In the event of termination of this Agreement by LCB pursuant to Section 8.1.10 as a result of the revocation of the LCB Fairness Opinion; or a termination of this Agreement by BANCORP pursuant to (i) Section
8.1.2 (no approval by LCB shareholders), or (ii) pursuant to Section 8.1.5 (breach of representations or warranties of LCB) or Section 8.1.7 (Default) or
Section 8.1.8 (disclosure in the Closing Schedules of an LCB Material Adverse Event), where such breach of representation or warranty, Default or LCB Material Adverse Event shall have been caused in whole or in material part by any action or inaction within the control of LCB or any of its Subsidiaries, or any of their directors or executive officers (it being understood that any breach or Default or LCB Material Adverse Event that occurred after the date of this Agreement and was outside of the control of LCB and its Subsidiaries, and the directors and executive officers thereof, such as, by way of example only, the filing of a lawsuit against LCB, shall not come within this Section 8.5.2), then, LCB shall pay to BANCORP the sum of Two Hundred Thousand Dollars ($200,000), in cash; provided, however, that if an Acquisition Agreement occurs involving LCB within one hundred eighty (180) days following any termination by BANCORP to which this Section 8.5.2 applies, LCB shall pay to BANCORP an additional Three Hundred Thousand Dollars ($300,000) in cash.

               8.5.3 In the event of the termination of this Agreement by BANCORP pursuant to Section 8.1.11 as a result of the revocation of the BANCORP Fairness Opinion; or a termination of this Agreement by LCB pursuant to (i)
Section 8.1.2 (no approval by BANCORP Shareholders), or (ii) 8.1.4 (breach of representations and warranties of BANCORP) or Section 8.1.6 (Default), or
Section 8.1.9 (disclosure in Closing Schedules of a BANCORP Material Adverse Event), where such breach of representation or warranty, or such Default or BANCORP Material Adverse Event shall have been caused in whole or in material part by any action or inaction within the control of BANCORP or any of its Subsidiaries, or any of their directors or executive officers (it being understood that any action or inaction outside of the control of BANCORP, its Subsidiaries and their directors and executive officers, such as, by way of example only, the filing of a lawsuit against BANCORP, shall not come within this Section 8.5.3), then, BANCORP shall pay to LCB the sum of Two Hundred Thousand Dollars ($200,000), in cash; provided, however, that if an Acquisition Event occurs involving BANCORP within one hundred eighty (180) days following any termination by LCB to which this Section 8.5.3 applies, BANCORP shall pay to LCB an additional Three Hundred Thousand Dollars ($300,000) in cash.

               8.5.4 The parties have determined that the occurrence of any of the events or circumstances set forth in Sections 8.5.1, 8.5.2 and 8.5.3 would cause a substantial damage and loss and lost business opportunities to the party terminating this Agreement as a result thereof and that the payments contemplated by Sections 8.5.1, 8.5.2 and 8.5.3 above provide reasonable and fair compensation for such damage, loss and lost business opportunities and are not intended to be and do not constitute a penalty or forfeiture. Such payments will be made within 10 Business Days following a termination of the Agreement that gives rise to the payment of such liquidated damages pursuant to Sections 8.5.1, 8.5.2 or 8.5.3, as applicable. Upon the making and receipt of payments due under this Section 8.5, neither party, nor any Affiliates of any party, shall have any further obligation or liability of any kind under this Agreement to the other party, except pursuant to Section 5.1.4, 5.5 and 9.5.

               8.5.5 In the event of the termination of this Agreement by BANCORP or LCB and for any reason other than as specified in Sections 8.5.1,
8.5.2 or 8.5.3 above, none of the parties hereto, nor any Affiliates of any such parties, shall have any further obligation or liability of any kind to the other party, except pursuant to Sections 5.1.4, 5.5 and 9.5.

                          ARTICLE 9. GENERAL PROVISIONS

        Section 9.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time or to a termination of this Agreement.

        Section 9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent by confirmed overnight courier or telecopied (with electronic confirmation and verbal confirmation for the person to whom such telecopy is addressed), on the date such notice is so delivered, mailed or sent, as the case may be, to the parties at the following addresses (or any such other address for a party as shall be specified by like notice):

        If to LCB at:

               Lake Community Bank
               805 11th Street
               Lakeport, California 95453
               Fax No. (707) 263-4510
               Attention: Gary Nordine, President/CEO

        with a copy to:

               Lillick & Charles LLP
               Two Embarcadero, Suite 2600
               San Francisco, California 94111
               Fax No. (415) 984-8300
               Attention: R. Brent Faye, Esq.

        If to BANCORP or LMC at:

               Western Sierra Bancorp
               4011 Plaza Goldorado Circle
               Cameron Park, California 95682
               Fax No. (916) 677-5075
               Attention: Gary D. Gall, President/CEO

        with a copy to:

               Gary Steven Findley & Associates
               1470 North Hundley Street
               Anaheim, California 92806
               Fax No. (714) 630-7910
               Attention: Gary Steven Findley, Esq.

        Section 9.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 9.4 ENTIRE AGREEMENT/NO THIRD PARTY RIGHTS/ASSIGNMENT. This Agreement (including the documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; (c) shall not be assigned by a party, by operation of law or otherwise, without the consent of the other parties; and (d) subject to the foregoing, shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

        Section 9.5 NONDISCLOSURE OF AGREEMENT. BANCORP and LCB agree, except as required by law or the rules of the NASDAQ, so long as this Agreement is in effect, not to issue any public notice, disclosure or press release with respect to the transactions contemplated by this Agreement without seeking the consent of the other party, which consent shall not be unreasonably withheld.

        Section 9.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law.

        Section 9.7 HEADINGS/TABLE OF CONTENTS. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 9.8 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement or the Merger Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the State of California or any state having jurisdiction, this being in addition to any remedy to which they are entitled at law or in equity.

        Section 9.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, BANCORP, LMC and LCB have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

WESTERN SIERRA BANCORP                        LAKE COMMUNITY BANK



By: /s/ GARY D. GALL                          By: /s/ GARY E. NORDINE
    ------------------------------                ------------------------------
    Name: Gary D. Gall                            Name: Gary E. Nordine



By: /s/ JOSEPH SURRA                          By: /s/ HOWARD VAN LENTE
    ------------------------------                ------------------------------
    Name: Joseph Surra                            Name: Howard Van Lente


LMC MERGER COMPANY


By: /s/ GARY D. GALL
    ------------------------------
    Name: Gary D. Gall



By: /s/ Joseph Surra
    ------------------------------
    Name: Joseph Surra

                         INDEX OF EXHIBITS AND SCHEDULES
                       PREVIOUSLY DELIVERED BY THE PARTIES

                                    Exhibits
                                    --------

Exhibit 2.1                Form of Merger Agreement
Exhibit 5.3(a)             Form of Affiliate Agreements
Exhibit 7.1.7A             Form of Opinion of LCB Counsel
Exhibit 7.1.7B             Form of Opinion of BANCORP and BANK Counsel
Exhibit 7.2.10             Form of Director-Shareholder Agreements

                                    Schedules
                                    ---------

Schedule 2.9               LCB Directors
Schedule 3.2               Licenses and Permits
Schedule 3.3               Subsidiaries
Schedule 3.4               Required Consents and Conflicts
Schedule 3.8               Compliance with Laws
Schedule 3.9               Litigation
Schedule 3.11              Insurance Policies
Schedule 3.12              Title Exceptions
Schedule 3.13              Real Property
Schedule 3.14.1-.4         Tax Matters
Schedule 3.15              Performance of Obligations
Schedule 3.16              Loans and Investments
Schedule 3.17              LCB's Brokers and Finders
Schedule 3.18              Material Contracts
Schedule 3.20              Undisclosed Liabilities
Schedule 3.21.1-.8         Employees; Employee Benefit Plans
Schedule 3.23              Potential Environmental Liabilities
Schedule 3.24              Stock Options
Schedule 4.2               Licenses and Permits
Schedule 4.3               Subsidiaries
Schedule 4.4               Regulatory Concerns and Conflicts
Schedule 4.8               Compliance with Laws
Schedule 4.9               Litigation
Schedule 4.11              Insurance
Schedule 4.12              Title Exceptions
Schedule 4.13              Real Property
Schedule 4.14              Performance of Obligations
Schedule 4.15              BANCORP's Brokers and Finders
Schedule 4.17              Undisclosed Liabilities
Schedule 4.18.1-.4         Tax Matters
Schedule 4.19              Potential Environmental Liabilities
Schedule 4.20.1-.2         Employees
Schedule 4.22              Loans and Investments
Schedule 6.2.11            Salary Increases
Schedule 7.3.8             LCB Employee List

                        FIRST AMENDMENT TO AGREEMENT AND
                        PLAN OF REORGANIZATION AND MERGER


This First Amendment to Agreement and Plan of Reorganization and Merger dated as of December __, 1998 (the "Amendment") is entered into by and among Western Sierra Bancorp ("BANCORP"), LMC Merger Company ("LMC") and Lake Community Bank ("LCB").

                                    RECITALS

         WHEREAS, BANCORP, LMC and LCB have entered into that certain Agreement and Plan of Reorganization and Merger dated as of May 27, 1998 (the "Agreement") providing for the merger of LMC with and into LCB, with LCB as the surviving corporation;

         WHEREAS, BANCORP, LMC and LCB each agree that it is in the best interests of the corporations to determine and fix the Conversion Rate; and

         WHEREAS, BANCORP, LMC and LCB desire to amend the Agreement to fix the Conversion Rate, to make corresponding changes to the Agreement to delete the language providing the formula for the calculation of the Conversion Rate, and to change the termination date in Sections 8.1.10 and 8.1.11 of the Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BANCORP, LMC and LCB hereto agrees as follows:

1. Amendment of ARTICLE 1. DEFINITIONS of the Agreement. The following definitions shall be deleted from ARTICLE 1.

                        "BANCORP Average Trading Price"
                        "Determination Date"
                        "LCB's Costs Associated With the Transaction" "Per Share Merger Price"

         The following definition shall be revised to read as follow:

                        "Conversion Rate" shall mean .6905.

2. Deletion of Section 5.5.2 of the Agreement. Section 5.5.2 of the Agreement shall be deleted in its entirety.

3. Deletion of Section 5.8 of the Agreement. Section 5.8 of the Agreement shall be deleted in its entirety.

4. Deletion of Section 7.2.12 of the Agreement. Section 7.2.12 of the Agreement shall be deleted in its entirety.

5. Amendment of Section 8.1.10 of the Agreement. Section 8.1.10 of the Agreement is amended to read in full as follows:

                                    8.1.10 By LCB upon the failure of any of the
                  conditions specified in Section 7.3 to have been satisfied prior to March 31, 1999; or

6. Amendment of Section 8.1.11 of the Agreement. Section 8.1.11 of the Agreement is amended to read in full as follows:

                                    8.1.11 By BANCORP upon the failure of any of
                  the conditions specified in Section 7.2 to have been satisfied prior to March 31, 1999;

7. References. Upon execution and delivery of this Amendment, all references in the Agreement to the "Agreement," and the provisions thereof, shall be deemed to refer to the Agreement, as amended by this Amendment.

8. No other Amendments or Changes. Except as expressly amended or modified by this Agreement, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

9. Definitions. All capitalized terms used herein and not otherwise defined or amended shall have the meanings given to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.


WESTERN SIERRA BANCORP                   LAKE COMMUNITY BANK



By: /s/ Gary D. Gall                      By:   /s/ Douglas A. Nordell
    --------------------------------            --------------------------------
Name: Gary D. Gall, President & CEO       Name: Douglas A. Nordell
      ------------------------------            --------------------------------



By: /s/ O. I. Scariot                     By:   /s/ Howard Van Lente
    --------------------------------            --------------------------------
Name: O. I. Scariot                       Name: Howard Van Lente
      ------------------------------            --------------------------------


LMC MERGER COMPANY



By: /s/ Douglas A. Nordell
    --------------------------------
Name: Douglas A. Nordell
      ------------------------------



By: /s/ Howard Van Lente
    --------------------------------
Name: Howard Van Lente
      ------------------------------

                                                                      EXHIBIT II


                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


                               DATED: JULY 2, 1998



                                  BY AND AMONG



                             WESTERN SIERRA BANCORP

                                       AND

                         ROSEVILLE 1ST COMMUNITY BANCORP

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


        This AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the
"Agreement") is entered into as of July 2, 1998 by and among WESTERN SIERRA BANCORP, a California corporation ("BANCORP"), and Roseville 1st Community Bancorp, a California corporation ("ROSE").


                                    RECITALS:

        WHEREAS, the respective Boards of Directors of ROSE and BANCORP have determined that it is in the best interests of ROSE and BANCORP and their respective shareholders for ROSE to be merged with BANCORP, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the California Corporations Code and other applicable laws;

        WHEREAS, Roseville 1st National Bank ("R1NB") is a wholly-owned subsidiary of ROSE and Western Sierra National Bank ("BANK") is a wholly-owned subsidiary of BANCORP;

        WHEREAS, each of the Boards of Directors of ROSE and BANCORP have approved this Agreement and the transactions contemplated hereby;

        WHEREAS, ROSE's and BANCORP's Boards of Directors have resolved to recommend approval of the merger of ROSE and BANCORP to their respective shareholders; and

        WHEREAS, upon the consummation of the Merger of ROSE with BANCORP, R1NB shall become a wholly-owned subsidiary of BANCORP.

        NOW, THEREFORE, in consideration of these premises and the representations, warranties and agreements herein contained, ROSE and BANCORP hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

        "Acquisition Event" shall mean any of the following:

        (a) Prior to the termination of this Agreement, either ROSE or BANCORP shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered or announced an intention to enter into a letter of intent, an agreement-in-principle or a definitive agreement with any Person (other than ROSE, BANCORP or any of their respective Subsidiaries) to effect, an Acquisition Transaction or failed to publicly oppose a Tender Offer or an Exchange Offer (as defined below). As used herein, the term "Acquisition Transaction" shall mean (i) a merger, consolidation or similar transaction involving ROSE, BANCORP or any of their respective Subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only existing Subsidiaries), (ii) the disposition, by sale, lease, exchange, dissolution or liquidation, or otherwise, of all or substantially all of the assets of ROSE or BANCORP or any asset or assets of ROSE or BANCORP the disposition or lease of which would result in a material change in the business or business operations of ROSE or BANCORP, a transfer of any shares of stock or other securities of ROSE or BANCORP by ROSE or BANCORP, or a material change in the assets, liabilities or results of operations or the future prospects of ROSE or BANCORP, including, but not limited to a grant of an option entitling any Person to acquire any shares of stock of ROSE or BANCORP or any assets material to the business of ROSE or BANCORP; or (iii) the issuance, other than pursuant to outstanding stock options, sale or other disposition by ROSE or BANCORP (including, without limitation, by way of merger, consolidation, share exchange or any similar transaction) of shares of ROSE Common Stock or BANCORP Common Stock or other Equity Securities, or the grant of any option, warrant or other right to acquire shares of ROSE Common Stock or BANCORP Common Stock or other Equity Securities, representing directly, or on an as-exercised, as-exchanged or as-converted basis (in the case of options, warrants, rights or exchangeable or convertible Equity Securities), 15% or more of the voting securities of ROSE or BANCORP;

        (b) Prior to termination of this Agreement (i) any Person (other than a person who is a party to a Director Shareholder Agreement) shall have increased the number of shares of ROSE Common Stock or BANCORP Common Stock over which such person has beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by a number that is greater than 1% of the then outstanding shares of ROSE Common Stock or BANCORP Common Stock if, after giving effect to such increase, such Person owns, beneficially, more than 5% of the outstanding shares of ROSE Common Stock or BANCORP Common Stock, or (ii) any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 5% of the then outstanding shares of ROSE Common Stock or BANCORP Common Stock; or

        (c) The approval by ROSE's or BANCORP's shareholders, or the consummation by ROSE or BANCORP, of any Acquisition Transaction as described in Subsection (a) of this Paragraph.

        "Acquisition Proposal" shall have the meaning given such term in Section
6.2.5 and 6.4.12.

        "Affected Party" shall have the meaning given to it in Section 5.7.

        "Affiliate" or "affiliate" shall mean, with respect to any other Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

        "Affiliate Agreements" shall have the meaning given to such term in
Section 5.3.3.

        "BANK" shall mean Western Sierra National Bank.

        "BANCORP" shall mean Western Sierra Bancorp.

        "BANCORP Book Value Per Share" shall mean the sum of the Total Shareholders' Equity for BANCORP as of the Determination Date (after expensing BANCORP's Costs Associated With the Transaction) which shall reflect the exercise of all stock options of BANCORP which would be exercisable at the Closing and have an exercise price which is less than book value, whether or not such options are exercised, divided by the total number of shares of BANCORP Common Stock outstanding at the Closing Date which for purposes of this calculation shall include the number of stock options included in the calculation above, whether or not such options are exercised prior to the Closing Date. Furthermore, BANCORP Book Value Per Share shall not reflect the prior consummation of the acquisition of Lake Community Bank by BANCORP. The calculation of BANCORP Book Value Per Share shall be performed by Perry-Smith & Co. or such other party agreed to by BANCORP and ROSE.

        "BANCORP Collateralizing Real Estate" shall have the meaning given to such term in Section 4.19.1.

        "BANCORP's Costs Associated With the Transaction" shall mean all legal, accounting, professional and regulatory filing costs incurred or to be incurred by BANCORP for the transaction up to the Closing Date which have not been expensed by BANCORP by the Determination Date.

        "BANCORP Common Stock" shall mean the common stock, no par value per share, of BANCORP.

        "BANCORP Documents" shall have the meaning given to such term in Section 4.6.2.

        "BANCORP Fairness Opinion" shall have the meaning given to such term in
Section 7.2.9.

        "BANCORP Filings" shall have the meanings given such term in Section 4.6.1.

        "BANCORP Financial Statements" shall mean the financial statements of BANCORP for the year ended December 31, 1997.

        "BANCORP Market Value Per Share" shall mean the last trade of BANCORP Common Stock prior to the Effective Time.

        "BANCORP Material Adverse Event" shall have the meaning given to such term in Section 8.1.9

        "BANCORP Properties" shall have the meaning given to such term in
Section 4.19.1.

        "BANCORP Stock Plans" shall have the meaning set forth in Section 4.5.

        "BANCORP Superior Proposal" shall have the meaning set forth in Section 6.4.12.

        "Benefit Arrangement" shall have the meaning given such term in Section 3.21.4.

        "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

        "Business Day" shall mean any day, other than a Saturday, Sunday or any other day, such as a legal holiday, on which California state banks in California are not open for substantially all their banking business.

        "California Corporations Code" shall mean the General Corporation Law of the State of California.

        "Classified Assets" shall have the meaning given to such term in Section 6.1.15.

        "Closing" shall have the meaning given to such term in Section 2.1.

        "Closing Date" shall have the meaning given to such term in Section 2.1.

        "Closing Schedules" shall have the meaning given to such term in Section 5.7.

        "Conversion Rate" shall mean the fraction, the numerator of which is the ROSE Book Value Per Share, and the denominator of which is the BANCORP Book Value Per Share.

        "Default" shall mean, as to any party to this Agreement, a failure by such party to perform, in any material respect, any of the agreements or covenants of such party contained in Articles 5 or 6.

        "Determination Date" shall mean the last business day of the calendar month immediately preceding the calendar month in which the Effective Time occurs.

        "Director Shareholder Agreement" shall have the meaning given such term in Section 7.2.10.

        "Dissenting Shares" shall mean shares of ROSE Common Stock or BANCORP Common Stock which come within all of the descriptions set forth in Subparagraphs (1), (2), (3) and (4) of Paragraph (b) of Section 1300 of the California Corporations Code.

        "Dissenting Shareholder Notices" shall mean the notice required to be given to record holders of Dissenting Shares pursuant to Paragraph (a) of
Section 1301 of the California Corporations Code.

        "Effective Time" shall have the meaning given such term in Section 2.1.

        "Employee Plan" shall have the meaning given such term in Section
3.21.3.

        "Environmental Laws" shall mean and include any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Entity pertaining to health or to the environment, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act Amendments, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Hazardous Materials Transportation Act of 1975, as amended, the Safe Drinking Water Act, as amended, and the Toxic Substances Control Act, as amended.

        "Equity Securities" shall have the meaning given to such term in the Exchange Act.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" shall mean Western Sierra National Bank, or such other Person as BANCORP shall have appointed to perform the duties set forth in
Section 2.8.

        "Exchange Offer" shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of an exchange offer or the filing by any Person of a registration statement under the Securities Act with respect to an exchange offer to purchase any shares of ROSE Common Stock or BANCORP Common Stock such that, upon consummation of such offer, such Person would own or control 15% or more of the then outstanding shares of ROSE Common Stock or BANCORP Common Stock.

        "FDIC" shall mean the Federal Deposit Insurance Corporation.

        "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

        "GAAP" shall mean generally accepted accounting principles.

        "Governmental Entity" shall mean any court, federal, state, local or foreign government or any administrative agency or commission or other governmental authority or instrumentality whatsoever.

        "Hazardous Substances" shall have the meaning given such term in Section 3.23.4.

        "IRC" shall mean the Internal Revenue Code of 1986, as amended.

        "Joint Proxy Statement/Prospectus" shall have the meaning given to such term in Section 3.7.2.

        "Knowledge" shall mean, with respect to any representation or warranty contained in this Agreement; the actual knowledge, after reasonable inquiry, of any director or executive officer of ROSE or BANCORP.

        "Last Regulatory Approval" shall mean the final Requisite Regulatory Approval required, from any Governmental Entity under applicable federal laws of the United States and laws of any state having jurisdiction over the Merger, to permit the parties to consummate the Merger.

        "Material Adverse Effect" shall mean a material adverse effect: (i) on the business, assets, results of operations, financial condition or prospects of a Person and its subsidiaries, if any, taken as a whole (unless specifically indicated otherwise); or (ii) on the ability of a Person that is a party to this Agreement to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

        "Merger" shall have the meaning set forth in Section 2.1.

        "Merger Agreement" shall have the meaning given to such term in Section 2.1.

        "New Certificates" shall have the meaning given to such term in Section 2.8.1.

        "OCC" shall mean Office of the Comptroller of the Currency.

        "OREO" shall have the meaning given such term in Section 3.13.

        "Perfected Dissenting Shares" shall mean Dissenting Shares as to which the recordholder has made demand on ROSE or BANCORP in accordance with Paragraph
(b) of Section 1301 of the California Corporations Code and has not withdrawn such demand prior to the Effective Time.

        "Persons" or "persons" shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, Governmental Entity or any other legal entity whatsoever.

        "Registration Statement" shall have the meaning given to such term in
Section 3.7.2.

        "Regulatory Authority" shall mean any Governmental Entity, the approval of which is legally required for consummation of the Merger.

        "Requisite Regulatory Approvals" shall have the meaning set forth in
Section 7.1.2.

        "Returns" shall mean all returns, declarations, reports, statements, and other documents required to be filed with respect to federal, state, local and foreign Taxes, and the term "Return" means any one of the foregoing Returns.

        "ROSE" shall mean Roseville 1st Community Bancorp.

        "ROSE Book Value Per Share" shall mean the sum of the Total Shareholders' Equity for ROSE as of the Determination Date (after expensing ROSE's Costs Associated With the Transaction) which shall reflect the exercise of all stock options of ROSE which would be exercisable at the Closing and have an exercise price which is less than book value, whether or not such options are exercised, divided by the total number of shares of ROSE Common Stock outstanding at the Closing Date which for purposes of this calculation shall include the number of stock options included in the calculation above, whether or not such options are exercised prior to the Closing Date. Furthermore, ROSE Book Value Per Share shall include the present value (as of the Determination
Date) of ROSE's net operating loss carryforward to the extent that such net operating loss carryforward will be available to BANCORP after the Effective Time. The calculation of ROSE Book Value Per Share shall be performed by Perry-Smith & Co. or such other party agreed to by ROSE and BANCORP.

        "ROSE Certificates" shall have the meaning given such term in Section 2.8.1.

        "ROSE Collateralizing Real Estate" shall have the meaning given such term in Section 3.23.1.

        "ROSE Common Stock" shall mean the common stock, no par value, of ROSE.

        "ROSE's Costs Associated With the Transaction" shall mean all legal, accounting and professional costs incurred or to be incurred by ROSE for the transaction up to the Closing Date which have not been expensed by ROSE by the Determination Date.

        "ROSE Documents" shall have the meaning given to such term in Section 3.6.2.

        "ROSE Fairness Opinion" shall have the meaning given to such term in
Section 7.3.7.

        "ROSE Filings" shall have the meaning given such term in Section 3.6.1.

        "ROSE Financial Statements" shall have the meaning given to such term in
Section 3.7.3.

        "ROSE Material Adverse Event" shall have the meaning given such term in
Section 8.1.8.

        "ROSE Properties" shall have the meaning given such term in Section 3.23.1.

        "ROSE Stock Options" shall mean any options to purchase any shares of ROSE Common Stock or any other Equity Securities of ROSE granted on or prior to the Effective Time, whether pursuant to the ROSE Stock Option Plan or otherwise.

        "ROSE Stock Option Plan" shall mean ROSE's written Stock Option Plan as described in Schedule 3.5 and 3.24 hereto.

        "ROSE Superior Proposal" shall have the meaning set forth in Section 6.2.5.

        "R1NB" shall mean Roseville 1st National Bank.

        "SEC" shall mean the Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Subsidiary" shall mean, with respect to any corporation (the "parent"), any other corporation, association or other business entity of which more than 50% of the shares of the Voting Stock are owned or controlled, directly or indirectly, by the parent or by one or more Subsidiaries of the parent, or by the parent and one or more of its Subsidiaries.

        "Surviving Corporation" shall have the meaning given to such term in
Section 2.1.

        "Taxes" shall mean all federal, state, local and foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

        "Tax Filings" shall mean any applications, reports, statements or other Returns required to be filed with any local, state or federal Governmental Entity before the Merger may become effective, including, but not limited to, any filing required to be made with the California Franchise Tax Board to obtain a Tax Clearance Certificate for the Merger.

        "Tender Offer" shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of a tender offer or the filing by any person of a registration statement under the Securities Act with respect to, a tender offer to purchase any shares of ROSE Common Stock or BANCORP Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding voting securities of ROSE or BANCORP.

        "Understanding" shall have the meaning set forth in Section 6.1.5.

        "Voting Securities" or "Voting Stock" shall mean the stock or other securities or any other interest entitling the holders thereof to vote in the election of the directors, trustees or Persons performing similar functions of the Person in question, including, without limitation, nonvoting securities that are convertible or exchangeable into voting securities, but shall not include any stock or other interest so entitling the holders thereof to vote only upon the happening of a contingency (other than a conversion or exchange thereof into voting securities), whether or not such contingency has occurred.

                              ARTICLE 2. THE MERGER

        Section 2.1 THE MERGER. Subject to the terms and conditions of this Agreement, as promptly as practicable following the receipt of the Last Regulatory Approval and the expiration of all applicable waiting periods, ROSE shall be merged with BANCORP, with BANCORP being the Surviving Corporation of the merger, all pursuant to the Agreement of Merger attached to this Agreement as Exhibit 2.1 (the "Merger Agreement") and in accordance with the applicable provisions of the California Corporations Code (the "Merger"). The closing of the Merger (the "Closing") shall take place at a location and time and Business Day to be designated by BANCORP and reasonably concurred to by ROSE (the "Closing Date") which shall not, however, be later than thirty (30) days after receipt of the Last Regulatory Approval and expiration of all applicable waiting periods. The Merger shall be effective when the Merger Agreement (together with any other documents required by law to effectuate the Merger) shall have been filed with the Secretary of State of the State of California. When used in this Agreement, the term "Effective Time" shall mean the time of filing of the Merger Agreement with the Secretary of State, and "Surviving Corporation" shall mean BANCORP.

        Section 2.2 EFFECT OF MERGER. By virtue of the Merger and at the Effective Time, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of ROSE and BANCORP shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the estates and interests of every kind of ROSE and BANCORP, including all debts due to either of them, shall be as effectively the property of the Surviving Corporation as they were of ROSE and BANCORP immediately prior to the Effective Time, and the title to any real estate vested by deed or otherwise in either ROSE or BANCORP shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of ROSE and BANCORP shall be preserved unimpaired and all debts, liabilities and duties of ROSE and BANCORP shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Merger.

        Section 2.3 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and Bylaws of BANCORP in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until amended and the name of the Surviving Corporation shall be "Western Sierra Bancorp."

        Section 2.4 CONVERSION OF BANCORP STOCK. The authorized and issued capital stock of BANCORP immediately prior to the Effective Time, on and after the Effective Time, pursuant to the Merger Agreement and without any further action on the part of BANCORP shall remain as the common stock of the Surviving Corporation.

        Section 2.5 CONVERSION OF ROSE STOCK OPTIONS. At the Effective Time, all outstanding rights with respect to ROSE Common Stock pursuant to stock options under the ROSE Stock Option Plan shall be converted into and become equivalent rights with respect to BANCORP Common Stock at the applicable Conversion Rate with a corresponding adjustment in the option price, and BANCORP shall assume each ROSE Stock Option in accordance with the terms of ROSE Stock Option Plans and the stock option agreement by which it is evidenced.

        Section 2.6 CONVERSION OF ROSE COMMON STOCK. Except as provided in
Section 2.7, each share of ROSE Common Stock shall be converted at the Effective Time into and become the right to receive that number of shares of duly authorized, validly issued, fully paid and nonassessable shares of BANCORP Common Stock equal to the Conversion Rate, subject to adjustment, if any, as provided in any other section of this Agreement; provided, however, that the shares held by any shareholder who properly exercises dissenters' rights provided under the California Corporations Code, shall not be so converted and in lieu of such conversion shall be treated in accordance with the provisions of the California Corporations Code.

        Section 2.7 FRACTIONAL SHARES. No fractional shares of BANCORP Common Stock shall be issued in the Merger. In lieu thereof, each holder of ROSE Common Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (rounded to the nearest hundredth) obtained by multiplying (a) BANCORP Market Value Per Share by (b) the


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fraction of a share of BANCORP Common Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fraction.

        Section 2.8 EXCHANGE PROCEDURES. On or as soon as practicable after the Effective Time, (i) BANCORP will deliver to the Exchange Agent: (i) certificates representing the number of shares of BANCORP Common Stock issuable in the Merger; and (ii) cash for the payout of fractional shares.

               2.8.1 Upon surrender to the Exchange Agent for cancellation of one or more certificates for shares of ROSE Common Stock ("ROSE Certificates"), accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall, as promptly as practicable thereafter, deliver to each holder of such surrendered ROSE Certificates, certificates representing the appropriate number of shares of BANCORP Common Stock ("New Certificates") and/or checks for payment of cash in lieu of fractional shares, in respect of the ROSE Certificates. In no event shall the holders of ROSE Certificates be entitled to receive interest on cash amounts due them hereunder.

               2.8.2 Until a ROSE Certificate has been surrendered and exchanged as herein provided, each share of ROSE Common Stock represented by such ROSE Certificate shall represent, on and after the Effective Time, the right to receive the Conversion Rate into which each such share of ROSE Common Stock shown thereon has been converted as provided by Section 2.6, including the right to vote such shares of BANCORP Common Stock. No dividends or other distributions that are declared on any shares of BANCORP Common Stock into which any shares of ROSE Common Stock have been converted at the Effective Time shall be paid to the holder of such ROSE shares until the ROSE Certificates evidencing such ROSE shares have been surrendered in exchange for New Certificates in the manner herein provided, but upon such surrender, such dividends or other distributions, from and after the Effective Time, will be paid to such holders. In no event shall the holders entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

               2.8.3 No transfer taxes shall be payable by any shareholder in respect of the issuance of New Certificates, except that if any New Certificate is to be issued in a name other than that in which the ROSE Certificates surrendered shall have been registered, it shall be a condition of such issuance that the holder requesting such issuance shall properly endorse the certificate or certificates and shall pay to BANCORP or the Exchange Agent any transfer taxes payable by reason thereof, or of any prior transfer of such surrendered certificate, or establish to the satisfaction of BANCORP or the Exchange Agent that such taxes have been paid or are not payable.

               2.8.4 Any BANCORP Common Stock or cash delivered to the Exchange Agent and not distributed pursuant to this Section 2.8 at the end of nine months from the Effective Time, shall be returned to BANCORP, in which event the Persons entitled thereto shall look only to BANCORP for payment thereof.

               2.8.5 Notwithstanding anything to the contrary set forth in Sections 2.8.2 and 2.8.3 hereof, if any holder of ROSE Common Stock shall be unable to surrender such holder's ROSE Certificates because such ROSE Certificates have been lost or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity undertaking in form and substance and, if required, with surety satisfactory to the Exchange Agent and BANCORP.


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

               2.8.6 The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of BANCORP Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of BANCORP Common Stock for the account of the Persons entitled thereto.

               2.8.7 After the Effective Time, there shall be no further registration of transfers of the shares of ROSE Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, ROSE Certificates representing such shares of ROSE Common Stock are presented to BANCORP, they shall be canceled and exchanged for BANCORP Common Stock as provided in this Article 2.

        Section 2.9 BOARD OF DIRECTORS OF BANCORP, R1NB AND BANK FOLLOWING THE EFFECTIVE TIME. At the Effective Time four directors of ROSE named on Schedule
2.9 shall be appointed as directors of BANCORP to serve until the next annual meeting of shareholders of BANCORP and until such successors are elected and qualified. At the Effective Time, the then existing Board of Directors of R1NB shall total ten directors with eight existing directors of R1NB and two persons to be selected by BANCORP. At the Effective Time, the then existing Board of Directors of BANK shall be increased by two persons to be selected by ROSE. The Chairman of the Board of BANCORP shall be an attendee of the Board of Directors of R1NB and all committees of the Board of Directors of R1NB.

        Section 2.10 TRUSTEES OF BANCORP'S KSOP FOLLOWING THE EFFECTIVE TIME. Following the Effective Time, the trustees of BANCORP's KSOP shall be the those trustees named on Schedule 2.10 as well as the President/Chief Executive Officer of Lake Community Bank so long as BANCORP consummates the acquisition of Lake Community Bank.

                ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF ROSE

        ROSE represents and warrants to BANCORP as follows (it being understood that all references to ROSE relative to the period on or before March 1, 1998 shall be deemed to refer to R1NB where appropriate in the context):

        Section 3.1 ORGANIZATION; CORPORATE POWER; ETC. ROSE is a California corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement. ROSE is a bank holding company registered under the BHCA. Each of ROSE's Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as it is being conducted on the date of this Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on ROSE taken as a whole or the ability of ROSE to consummate the transactions contemplated by this Agreement. ROSE has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all requisite Regulatory Approvals, ROSE will have the requisite corporate power and authority to perform its respective obligations hereunder with respect to the consummation of the transactions contemplated hereby. ROSE is the sole shareholder of R1NB. R1NB is a national banking


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

association authorized by the OCC to conduct a general banking business in California. R1NB is a member of the Federal Reserve System. R1NB's deposits are insured by the FDIC in the manner and to the full extent provided by law. Neither the scope of business or ROSE, or any Subsidiary of ROSE, including R1NB, nor the location of any of their respective properties, requires that ROSE or any of its respective Subsidiaries be licensed or qualified to conduct business in any jurisdiction other than those jurisdictions in which they are licensed or qualified to do business as a foreign corporation, where the failure to be so licensed or qualified would, individually or in the aggregate, have a Material Adverse Effect on ROSE taken as a whole.

        Section 3.2 LICENSES AND PERMITS. Except as disclosed on Schedule 3.2, ROSE and its Subsidiaries have all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on ROSE or on the ability of ROSE to consummate the transactions contemplated by this Agreement. The properties, assets, operations and businesses of ROSE, and those of its Subsidiaries, including R1NB, are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

        Section 3.3 SUBSIDIARIES. Other than as set forth on Schedule 3.3, there is no corporation, partnership, joint venture or other entity in which ROSE owns, directly or indirectly (except as pledgee pursuant to loans or stock or other interest held as the result of or in lieu of foreclosure pursuant to pledge or other security arrangement) any equity or other voting interest or position.

        Section 3.4 AUTHORIZATION OF AGREEMENT; NO CONFLICTS.

               3.4.1 The execution and delivery of this Agreement and the Merger Agreement by ROSE, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of ROSE, subject only to the approval of this Agreement, the Merger Agreement and the Merger by ROSE's shareholders. This Agreement has been duly executed and delivered by ROSE and constitutes a legal, valid and binding obligation of ROSE, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. The Merger Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Merger Agreement in accordance with the applicable provisions of the California Corporations Code, will constitute a legal, valid and binding obligation of ROSE, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

               3.4.2 Except as disclosed on Schedule 3.4, the execution and delivery of this Agreement and the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of ROSE, or except for the necessity of obtaining Requisite Regulatory Approvals, and the approval of the shareholders of ROSE, any material mortgage, indenture, lease, agreement or other material instrument or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ROSE or any of its assets or properties, other than any


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

such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on ROSE, or on BANCORP following consummation of the Merger; or
(ii) will be cured or waived prior to the Effective Time. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement or the Merger Agreement by ROSE or the performance by ROSE of its obligations hereunder and thereunder, except for (a) filings required in order to obtain the Requisite Regulatory Approvals; (b) the filing and approval of the Merger Agreement with the Secretary of the State of California; and (c) Tax Filings.

        Section 3.5 CAPITAL STRUCTURE. The authorized capital stock of ROSE consists of 5,000,000 shares of ROSE Common Stock, no par value per share. On the date of this Agreement, 319,972 shares of ROSE Common Stock were outstanding and 75,000 shares of ROSE Common Stock were reserved for issuance pursuant to outstanding ROSE Stock Options under the ROSE Stock Option Plan. All outstanding shares of ROSE Common Stock are validly issued, fully paid and nonassessable and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person. Except for the ROSE Stock Options described on Schedule 3.5 to this Agreement, ROSE does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which ROSE is a party or by which it is bound obligating ROSE to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of ROSE or obligating ROSE to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

        Section 3.6 ROSE FILINGS.

               3.6.1 Since January 1, 1995, ROSE and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the Federal Reserve Board or any Federal Reserve Bank; (b) the OCC; (c) the SEC; and
(d) any other applicable federal, state or local governmental or regulatory authority. All such reports, registrations and filings, and all reports sent to ROSE's shareholders during the three-year period ended December 31, 1997 (whether or not filed with any Regulatory Authority), are collectively referred to as the "ROSE Filings. Except to the extent prohibited by law, copies of the ROSE Filings have been made available to BANCORP. As of their respective filing or mailing dates, each of the past ROSE Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The ROSE Financial Statements, together with the financial statements contained in the ROSE Filings, have been prepared in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the financial position of ROSE as of the dates thereof and the results of its operations, cash flows and changes in shareholders' equity for the periods then ended.

               3.6.2 ROSE, or R1NB, as the case may be, has filed each report, schedule and amendments to each of the foregoing since January 1, 1995 that ROSE or R1NB was required to file with the Federal Reserve Bank, the SEC or the OCC (the "ROSE Documents"), all of which have been made available to BANCORP. As of their respective dates, the ROSE Documents complied in all material respects with the applicable requirements of the BHCA, the Exchange Act and the National Bank Act, as the case may be, and the rules and regulations of the Federal Reserve Bank, the SEC and the OCC thereunder applicable to such ROSE Documents, and none of the ROSE Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of ROSE included in the ROSE Filings comply in all material respects with applicable regulatory accounting requirements and with the published rules and regulations of the Federal Reserve Bank, the SEC or the OCC (as applicable) with respect thereto, and have been prepared in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by regulations of the Federal Reserve Bank or the OCC) and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the financial position of ROSE as of the dates thereof and the consolidated results of its operations and cash flows or changes in financial position for the periods then ended.

        Section 3.7 ACCURACY OF INFORMATION SUPPLIED.

               3.7.1 No representation or warranty of ROSE contained herein or any statement, schedule, exhibit or certificate given or to be given by or on behalf of ROSE or any of its Subsidiaries, including R1NB, to BANCORP in connection herewith and none of the information supplied or to be supplied by ROSE or its Subsidiaries, including R1NB, to BANCORP hereunder to the best of ROSE's Knowledge contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

               3.7.2 None of the information supplied or to be supplied by ROSE or relating to ROSE and approved by ROSE which is included or incorporated by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by BANCORP in connection with the issuance of shares of BANCORP Common Stock in the Merger (including the Joint Proxy Statement of BANCORP and ROSE and the Prospectus of BANCORP ("Joint Proxy Statement/Prospectus") constituting a part thereof, the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of ROSE through the date of the meeting of shareholders of ROSE to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or "blue sky" authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of BANCORP Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the


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

time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus (except for such portions thereof that relate only to BANCORP and its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

               3.7.3 ROSE has delivered or will deliver to BANCORP copies of:
(a) the audited balance sheets of R1NB as of December 31, 1997, 1996 and 1995 and the related statements of income, changes in shareholders' equity and cash flows for the years then ended and the related notes to such financial statements, all as audited by Perry-Smith & Company, independent public accountants (the "ROSE Financial Statements"), and ROSE will hereafter until the Closing Date deliver to BANCORP copies of additional financial statements of ROSE and its Subsidiaries as provided in Sections 5.1.1(iii) and 6.1.11(iii). The ROSE Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with GAAP, or applicable regulatory accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of ROSE and its Subsidiaries, including R1NB, as of the respective dates indicated and the results of operations, cash flows and changes in shareholders' equity at the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount). In addition, ROSE has delivered or made available to BANCORP copies of all management or other letters delivered to ROSE or R1NB by its independent accountants in connection with any of the ROSE Financial Statements or by such accountants or any consultant regarding the internal controls or internal compliance procedures and systems of ROSE or R1NB issued at any time since January 1, 1995, and will make available for inspection by BANCORP or its representatives, at such times and places as BANCORP may reasonably request, reports and working papers produced or developed by such accountants or consultants.

        Section 3.8 COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed on
Schedule 3.8, to the best of ROSE's Knowledge the respective businesses of ROSE and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on ROSE, or BANCORP at or following the Effective Time. Except as set forth in Schedule 3.8, to the Knowledge of ROSE no investigation or review by any Governmental Entity with respect to ROSE or R1NB is pending or threatened, nor has any Governmental Entity indicated to ROSE or R1NB an intention to conduct the same.

        Section 3.9 LITIGATION. Except as set forth in Schedule 3.9, to the Knowledge of ROSE there is no suit, action or proceeding or investigation pending or threatened against or affecting ROSE or any of its Subsidiaries which, if adversely determined, would have a Material Adverse Effect on ROSE or its Subsidiaries; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ROSE or any of its Subsidiaries that has, or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect. Schedule 3.9 contains a true, correct and complete list, including identification of the applicable insurance policy covering such litigation, if any, subject to reservation of rights, if any, the applicable deductible and the amount of any reserve therefor, of all pending litigation in which ROSE


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

or any of its Subsidiaries is a named party of which ROSE has Knowledge, and except as disclosed on Schedule 3.9, all of the litigation shown on such
Schedule is adequately covered by insurance in force, except for applicable deductibles, or has been adequately reserved for in accordance with ROSE's prior business practices.

        Section 3.10 AGREEMENTS WITH BANKING AUTHORITIES. Neither ROSE nor any Subsidiary of ROSE is a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity.

        Section 3.11 INSURANCE. ROSE and its Subsidiaries have in full force and effect policies of insurance with respect to their assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for their businesses, operations, properties and assets.
Schedule 3.11 contains a list of all policies of insurance and bonds carried and owned by ROSE or any Subsidiary. None of ROSE or any of its Subsidiaries is in default under any such policy of insurance or bond such that it can be canceled and all material current claims outstanding thereunder have been filed in timely fashion. ROSE and its Subsidiaries have filed claims with, or given notice of claim to, their insurers or bonding companies in timely fashion with respect to all material matters and occurrences for which they believe they have coverage.

        Section 3.12 TITLE TO ASSETS OTHER THAN REAL PROPERTY. Each of ROSE and its respective Subsidiaries has good and marketable title to or a valid leasehold interest in all properties and assets (other than real property which is the subject to Section 3.13), it owns or leases, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for: (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) encumbrances as set forth in the ROSE Financial Statements; (c) current Taxes (including assessments collected with Taxes) not yet due which have been fully reserved for; (d) encumbrances, if any, that are not substantial in character, amount or extent and do not detract materially from the value, or interfere with present use, or the ability of ROSE or its Subsidiary to sell or otherwise dispose of the property subject thereto or affected thereby; and (e) other matters as described in Schedule 3.12. Materially all such properties and assets are, and require only routine maintenance to keep them, in good working condition, normal wear and tear excepted.

        Section 3.13 REAL PROPERTY. Schedule 3.13 is an accurate list and general description of all real property owned or leased by ROSE or any of its Subsidiaries, including Other Real Estate Owned ("OREO"). Each of ROSE and its respective Subsidiaries has good and marketable title to the real properties that it owns, as described in such Schedule, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) current Taxes (including assessments collected with Taxes) not yet due and payable; (c) encumbrances, if any, that are not substantial in character, amount or extent and do not materially detract from the value, or interfere with present use, or the ability of ROSE to dispose, of ROSE's interest in the property subject thereto or affected thereby; and (d) other matters as described in Schedule 3.13. ROSE and its Subsidiaries have valid leasehold interests in the leaseholds they respectively hold, free and clear of all mortgages, liens, security interest, charges, claims, assessments and encumbrances, except for (a) claims of lessors, co-lessees or sublessees in such matters as are reflected in a written lease; (b) title exceptions affecting the fee estate of the lessor under such leases; and (c) other matters as described in Schedule 3.13. To the best of ROSE's Knowledge, the activities


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

of ROSE and its Subsidiaries with respect to all real property owned or leased by them for use in connection with their operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any Governmental Entity. Except as set forth in
Schedule 3.13, ROSE and its Subsidiaries enjoy quiet possession under all material leases to which they are the lessees and all of such leases are valid and in full force and effect, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Materially all buildings and improvements on real properties owned or leased by ROSE or any of its Subsidiaries are in good condition and repair, and do not require more than normal and routine maintenance, to keep them in such condition, normal wear and tear excepted.

        Section 3.14 TAXES.

               3.14.1 FILING OF RETURNS. Except as set forth on Schedule 3.14.1, ROSE and its Subsidiaries have duly prepared and filed or caused to be duly prepared and filed all federal, state, and local Returns (for Tax or informational purposes) which were required to be filed by or in respect of ROSE and its Subsidiaries, or any of their properties, income and/or operations on or prior to the Closing Date. As of the time they were filed, the foregoing Returns accurately reflected the material facts regarding the income, business, asset, operations, activities, status, and any other information required to be shown thereon. Except as set forth on Schedule 3.14.1, no extension of time within which ROSE or any of its Subsidiaries may file any Return is currently in force.

               3.14.2 PAYMENT OF TAXES. Except as disclosed on Schedule 3.14.2 with respect to all amounts in respect of Taxes imposed on ROSE or any Subsidiary or for which ROSE or any Subsidiary is or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been or will be fully complied with in all material respects, and all such amounts required to be paid by or on behalf of ROSE or any Subsidiary to taxing authorities or others on or before the date hereof have been paid.

               3.14.3 AUDIT HISTORY. Except as disclosed on Schedule 3.14.3, there is no review or audit by any taxing authority of any Tax liability of ROSE or any Subsidiary currently in progress of which ROSE has Knowledge. Except as disclosed on Schedule 3.14.3, ROSE and its Subsidiaries have not received any written notices within the three years preceding the Closing Date of any pending or threatened audit, by the Internal Revenue Service or any state, local or foreign agency, for any Returns or Tax liability of ROSE or any Subsidiary for any period. ROSE and its Subsidiaries currently have no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of ROSE or any Subsidiaries filed for fiscal years ended on or after December 31, 1993 through the Closing Date, nor to the Knowledge of ROSE is there reason to believe that any material deficiency will be assessed.

               3.14.4 STATUTE OF LIMITATIONS. Except as disclosed on Schedule 3.14.4, no agreements are in force or are currently being negotiated by or on behalf of ROSE or any Subsidiaries for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax. No closing agreements or compromises concerning Taxes of ROSE or any Subsidiaries are currently pending.


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

               3.14.5 WITHHOLDING OBLIGATIONS. Except as set forth on Schedule 3.14.5, ROSE and its Subsidiaries have withheld from each payment made to any of their respective officers, directors and employees, the amount of all applicable Taxes, including, but not limited to, income tax, social security contributions, unemployment contributions, backup withholding and other deductions required to be withheld therefrom by any Tax law and have paid the same to the proper taxing authorities within the time required under any applicable Tax law.

               3.14.6 TAX LIENS. There are no Tax liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any assets owned by ROSE or its Subsidiaries, except for liens for Taxes that are not yet due and payable.

               3.14.7 TAX RESERVES. ROSE and its Subsidiaries have made full and adequate provision and reserve for all federal, state, local or foreign Taxes for the current period for which Tax and information returns are not yet required to be filed. The ROSE Financial Statements contain fair and sufficient accruals for the payment of all Taxes for the periods covered by the ROSE Financial Statements and all periods prior thereto.

               3.14.8 IRC SECTION 382 APPLICABILITY. None of ROSE or any of its Subsidiaries, including any party joining in any consolidated return to which ROSE is a member, underwent an "ownership change" as defined in IRC Section 382(g) within the "testing period" (as defined in IRC Section 382) ending immediately before the Effective Time, and not taking into account any transactions contemplated by this Agreement.

               3.14.9 DISCLOSURE INFORMATION. Within 45 days of the date of this Agreement, ROSE will deliver to BANCORP a schedule setting forth the following information with respect to ROSE and as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (a) ROSE's basis in its assets; (b) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to ROSE; and (c) the amount of any deferred gain or loss allocable to ROSE and arising out of any deferred intercompany transactions.

        Section 3.15 PERFORMANCE OF OBLIGATIONS. ROSE and its Subsidiaries have performed all material obligations required to be performed by them to date and none of ROSE or any of its Subsidiaries is in material default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which any is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on ROSE or its Subsidiaries. To ROSE's Knowledge, and except as disclosed on Schedule 3.15 or in the portion of Schedule 3.16 that identifies 90-day past due or classified or nonaccrual loans, no party with whom ROSE or any of its Subsidiaries has an agreement that is of material importance to the businesses of ROSE or its Subsidiaries is in default thereunder.

        Section 3.16 LOANS AND INVESTMENTS. Except as set forth on Schedule 3.16, all loans, leases and other extensions of credit, and guaranties, security agreements or other agreements supporting any loans or extensions of credit, and investments of ROSE or its Subsidiaries, including R1NB, are,


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

and constitute, in all material respects, the legal, valid and binding obligations of the parties thereto and are enforceable against such parties in accordance with their terms, except as the enforceability thereof may be limited by applicable law and otherwise by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as described on Schedule 3.16, as of April 30, 1998, no loans or investments held by ROSE or any Subsidiary, including R1NB are: (i) more than ninety days past due with respect to any scheduled payment of principal or interest, other than loans on a nonaccrual status; (ii) classified as "loss," "doubtful," "substandard" or "specially mentioned" by R1NB or any banking regulators; or (iii) on a nonaccrual status in accordance with R1NB's loan review procedures. Except as set forth on Schedule 3.16, none of such assets (other than loans) are subject to any restrictions, contractual, statutory or other, that would materially impair the ability of the entity holding such investment to dispose freely of any such assets at any time, except restrictions on the public distribution or transfer of any such investments under the Securities Act and the regulations thereunder or state securities laws and pledges or security interests given in connection with government deposits. All loans, leases or other extensions of credit outstanding, or commitments to make any loans, leases or other extensions of credit made by ROSE or R1NB to any Affiliates of ROSE or R1NB are disclosed on Schedule 3.16. For outstanding loans or extensions of credit where the original principal amounts are in excess of $50,000 and which by their terms are either secured by collateral or supported by a guaranty or similar obligation, the security interests have been duly perfected in all material respects and have the priority they purport to have in all material respects, other than by operation of law, and, in the case of each guaranty or similar obligation, each has been duly executed and delivered to ROSE or any Subsidiary, including R1NB, and to ROSE's Knowledge, is still in full force and effect.

        Section 3.17 BROKERS AND FINDERS. Except as set forth on Schedule 3.17, none of ROSE or any of its Subsidiaries is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement, the Merger Agreement, nor the consummation of the transactions provided for herein or therein, will result in any liability to any broker or finder. ROSE agrees to indemnify and hold harmless BANCORP and its affiliates, and to defend with counsel selected by BANCORP and reasonably satisfactory to ROSE, from and against any liability, cost or expense, including attorneys' fees, incurred in connection with a breach of this Section 3.17.

        Section 3.18 MATERIAL CONTRACTS. Schedule 3.18 to this Agreement contains a complete and accurate written list of all material agreements, obligations or understandings, written and oral, to which ROSE or any Subsidiary is a party as of the date of this Agreement, except for loans and other extensions of credit made by ROSE or R1NB in the ordinary course of its business and those items specifically disclosed in the ROSE Financial Statements.

        Section 3.19 ABSENCE OF MATERIAL ADVERSE EFFECT. Since January 1, 1998, the respective businesses of ROSE and its Subsidiaries, including R1NB, have been conducted only in the ordinary course, in the same manner as theretofore conducted, and no event or circumstance has occurred or is expected to occur which to ROSE's Knowledge has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on ROSE.


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

        Section 3.20 UNDISCLOSED LIABILITIES. Except as disclosed on Schedule 3.20, none of ROSE or any of its Subsidiaries to ROSE's Knowledge has any liabilities or obligations, either accrued, contingent or otherwise, that are material to ROSE and its Subsidiaries and that have not been: (a) reflected or disclosed in the ROSE Financial Statements; or (b) incurred subsequent to December 31, 1997 in the ordinary course of business. ROSE has no Knowledge of any basis for the assertion against ROSE, or any of its Subsidiaries, of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on ROSE that is not fully and fairly reflected and disclosed in the ROSE Financial Statements or on Schedule 3.20.

        Section 3.21 EMPLOYEES; EMPLOYEE BENEFIT PLANS; ERISA.

               3.21.1 All material obligations of ROSE or its Subsidiaries for payment to trusts or other funds or to any Governmental Entity or to any individual, director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to unemployment compensation benefits, profit-sharing, pension or retirement benefits or social security benefits, whether arising by operation of law, by contract or by past custom, have been properly accrued for the periods covered thereby on the ROSE Financial Statements and paid when due. All material obligations of ROSE or its Subsidiaries, whether arising by operation of law, by contract or by past custom for vacation or holiday pay, bonuses and other forms of compensation which are payable to their respective directors, officers, employees or agents have been properly accrued on the ROSE Financial Statements for the periods covered thereby and paid when due. Except as set forth on Schedule 3.21.1, there are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies pending or, to the Knowledge of ROSE, attempts to unionize or controversies threatened between ROSE or any Subsidiary or Affiliate and or relating to, any of their employees that are likely to have a Material Adverse Effect on ROSE and its Subsidiaries, taken as a whole. None of ROSE or any Subsidiary is a party to any collective bargaining agreement with respect to any of their employees and, except as set forth on Schedule 3.21.1, none of ROSE or any Subsidiary is a party to a written employment contract with any of their respective employees and there are no understandings with respect to the employment of any officer or employee of ROSE or any Subsidiary which are not terminable by ROSE or such Subsidiary without liability on not more than thirty
(30) days' notice. Except as disclosed in the ROSE Financial Statements for the periods covered thereby, all material sums due for employee compensation have been paid and all employer contributions for employee benefits, including deferred compensation obligations, and all material benefit obligations under any Employee Plan (as defined in Section 3.21.3 hereof) or any Benefit Arrangement (as defined in Section 3.21.4 hereof) have been duly and adequately paid or provided for in accordance with plan documents. Except as set forth on
Schedule 3.21.1, no director, officer or employee of ROSE or any Subsidiary is entitled to receive any payment of any amount under any existing agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement or the Merger Agreement. To ROSE's Knowledge, ROSE and its Subsidiaries have materially complied with all applicable federal and state statutes and regulations which govern workers' compensation, equal employment opportunity and equal pay, including, but not limited to, all civil rights laws, Presidential Executive Order 1124, the Fair Labor Standards Act of 1938, as amended, and the Americans with Disabilities Act.

               3.21.2 ROSE has delivered as Schedule 3.21.2 a complete list of:

                      (a) All current employees of ROSE or any of its Subsidiaries together with each employee's tenure with ROSE or such Subsidiary, title or job classification, and the current annual rate of compensation anticipated to be paid to each such employee; and


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

                      (b) All Employee Plans and Benefit Arrangements, including all plans or practices providing for current compensation or accruals for active Employees, including, but not limited to, all employee benefit plans, all pension, profit-sharing, retirement, bonus, stock option, incentive, deferred compensation, severance, long-term disability, medical, dental, health, hospitalization, life insurance or other insurance plans or related benefits.

               3.21.3 Except as disclosed on Schedule 3.21.3, none of ROSE or any of its Subsidiaries maintains, administers or otherwise contributes to any "employee benefit plan," as defined in Section 3(3) of ERISA, which is subject to any provisions of ERISA and covers any employee, whether active or retired, of ROSE or any of its Subsidiaries (any such plan being herein referred to as an "Employee Plan"). True and complete copies of each such Employee Plan, including amendments thereto, have been previously delivered or made available to BANCORP, together with (i) all agreements regarding plan assets with respect to such Employee Plans, (ii) a true and complete copy of the annual reports for the most recent three years (Form 5500 Series including, if applicable, Schedules A and B thereto) prepared in connection with any such Employee Plan, (iii) a true and complete copy of the actuarial valuation reports for the most recent three years, if any, prepared in connection with any such Employee Plan covering any active employee of ROSE or its Subsidiaries, (iv) a copy of the most recent summary plan description of each such Employee Plan, together with any modifications thereto, and (v) a copy of the most recent favorable determination letter (if applicable) from the Internal Revenue Service for each Employee Plan. None of the Employee Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA or a "multiple employer plan" as covered in Section 412(c) of the IRC, and none of ROSE or any of its Subsidiaries has been obligated to make a contribution to any such multiemployer or multiple employer plan within the past five years. None of the Employee Plans of ROSE or any of its Subsidiaries is, or for the last five years has been, subject to Title IV of ERISA. Each Employee Plan which is intended to be qualified under Section 401(a) of the IRC is so qualified and each trust maintained pursuant thereto is exempt from income tax under Section 501(a) of the IRC, and none of ROSE or any of its Subsidiaries is aware of any fact which has occurred which would cause the loss of such qualification or exemption.

               3.21.4 Except as disclosed in Schedule 3.21.4, none of ROSE or any of its Subsidiaries maintains (other than base salary and base wages) any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, retirement or incentive plan or arrangement for the benefit of any director, officer or employee, whether active or retired, of ROSE or any of its Subsidiaries or for any class or classes of such directors, officers or employees. Except as disclosed in
Schedule 3.21.4, none of ROSE or any of its Subsidiaries maintains any group or individual health insurance, welfare or similar plan or arrangement for the benefit of any director, officer or employee of ROSE or any of its Subsidiaries, whether active or retired, or for any class or classes of such directors, officers or employees. Any such plan or arrangement described in this Section 3.21.4, copies of which have been delivered or made available to BANCORP, shall be herein referred to as a "Benefit Arrangement."

               3.21.5 All Employee Plans and Benefit Arrangements are operated in material compliance with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the IRC, applicable to such plans or arrangements, and plan documents relating to any such plans or arrangements, materially comply with or will be amended to materially comply with applicable legal requirements. None of ROSE or any of its Subsidiaries, nor any Employee Plan, nor any trusts created thereunder, nor any trustee, administrator nor any other fiduciary thereof, has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the IRC, that could subject ROSE or any of its Subsidiaries or BANCORP to liability under Section 409 or 502(i) of ERISA or
Section 4975 of the IRC or that would adversely affect the qualified status of such plans; each "plan official" within the meaning of Section 412 of ERISA of each Employee Plan is bonded to the extent required by such Section 412; with respect to each Employee Plan, to ROSE's Knowledge, no employee of ROSE or any Subsidiary, nor any fiduciary of any Employee Plan, has engaged in any breach of fiduciary duty as defined in Part 4 of Subtitle B of Title I of ERISA which could subject ROSE or any of its Subsidiaries to liability if ROSE or any such Subsidiary is obligated to indemnify such Person against liability. Except as disclosed in Schedule 3.21.5, ROSE and its Subsidiaries have not failed to make any material contribution or pay any amount due and owing as required by law or the terms of any Employee Plan or Benefit Arrangement.

               3.21.6 Except as set forth on Schedule 3.21.6, no Employee Plan or Benefit Arrangement has any material liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local or foreign taxes, interest or penalty other than liability for claims arising in the course of the administration of each such Employee Plan. Except as set forth on Schedule 3.21.6, to ROSE's Knowledge there is no pending or threatened legal action, proceeding or investigation against any Employee Plan which could result in material liability to such Employee Plan, other than routine claims for benefits, and there is no basis for any such legal action, proceeding or investigation.

               3.21.7 Each Benefit Arrangement which is a group health plan (within the meaning of such term under IRC Section 4980B(g)(2)) materially complies and has materially complied with the requirements of Section 601 through 608 of ERISA or Section 4980B of the IRC governing continuation coverage requirements for employee-provided group health plans.

               3.21.8 Except as disclosed in Schedule 3.21.8, none of ROSE or any of its Subsidiaries maintains any Employee Plan or Benefit Arrangement pursuant to which any benefit or other payment will be required to be made by ROSE or any of its Subsidiaries or Affiliates or pursuant to which any other benefit will accrue or vest in any director, officer or employee of ROSE or any Subsidiary or Affiliate thereof, in either case as a result of the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

        Section 3.22 POWERS OF ATTORNEY. No power of attorney or similar authorization given by ROSE or any Subsidiary thereof is presently in effect or outstanding other than powers of attorney given in the ordinary course of business with respect to routine matters.

        Section 3.23 HAZARDOUS MATERIALS. Except as set forth on Schedule 3.23:

               3.23.1 Except for ordinary and necessary quantities of cleaning, pest control and office supplies, and other small quantities of Hazardous Substances that are used in the ordinary course of the respective businesses of ROSE and its Subsidiaries and in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in and de minimus quantities discharged from motor vehicles in their ordinary operation on any of the ROSE Properties (as defined below), ROSE and its Subsidiaries have not engaged in the generation, use, manufacture, treatment,


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

transportation, storage (in tanks or otherwise), or the disposal, of Hazardous Substances other than as permitted by and only in compliance with applicable law. To ROSE's Knowledge, no material amount of Hazardous Substances have been released, emitted or disposed of, or otherwise deposited, on, in or from any real property which is now or has been previously owned since January 1, 1994, or which is currently or during the past three years was leased, by ROSE or any of its Subsidiaries, including OREO (collectively, the "ROSE Properties"), or to ROSE's Knowledge, on or in any real property in which ROSE or any of its Subsidiaries now holds any security interest, mortgage or other lien or interest with an underlying obligation in excess of $25,000 ("ROSE Collateralizing Real Estate"), except for (i) matters disclosed on Schedule 3.23; (ii) ordinary and necessary quantities of cleaning, pest control and office supplies used and stored in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in, and de minimus quantities discharged from, motor vehicles in their ordinary operation on such ROSE Properties; and (iii) such releases, emissions, disposals or deposits which constituted a violation of an Environmental Law but did not have a Material Adverse Effect on the ROSE Property involved and would not result in the incurrence or imposition of any liability, expense, penalty or fine against ROSE or any of its Subsidiaries in excess of $25,000 individually or in the aggregate. To ROSE's Knowledge, no activity has been undertaken on any of the ROSE Properties since January l, 1994, and to the Knowledge of ROSE no activities have been or are being undertaken on any of the ROSE Collateralizing Real Estate, that would cause or contribute to:

                      (a) any of the ROSE Properties or ROSE Collateralizing Real Estate becoming a treatment, storage or disposal facility within the meaning of RCRA or any similar state law or local ordinance;

                      (b) a release or threatened release of any Hazardous Substances under circumstances which would violate any Environmental Laws; or

                      (c) the discharge of Hazardous Substances into any soil, subsurface water or ground water or into the air, or the dredging or filling of any waters, that would require a permit or any other approval under the Federal Water Pollution Control Act, 33 U.S.C. ss.1251 et seq., the Clean Air Act, as amended, 42 U.S.C. ss.7401 et seq., or any similar federal or state law or local ordinance; the cumulative effect of which would have a material adverse effect on the ROSE Property or ROSE Collateralizing Real Estate involved.

               3.23.2 To the Knowledge of ROSE, there are not, and never have been, any underground storage tanks located in or under any of the ROSE Properties or the ROSE Collateralizing Real Estate.

               3.23.3 None of ROSE or any of its Subsidiaries has received any written notice of, and to the Knowledge of ROSE none has received any verbal notice of, any pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or responsive actions or for compensation, with respect to any of the ROSE Properties or ROSE Collateralizing Real Estate, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law and none of the ROSE Properties or ROSE Collateralizing Real Estate is listed on the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites, or, to the Knowledge of ROSE, any other list, schedule, log, inventory or record of hazardous waste sites maintained by any federal, state or local agency.


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

               3.23.4 "Hazardous Substances" shall mean any hazardous, toxic or infectious substance, material, gas or waste which is regulated by any local, state or federal Governmental Entity, or any of their agencies.

        Section 3.24 STOCK OPTIONS. Schedule 3.24 to this Agreement contains a description of the ROSE Stock Option Plan and list of all ROSE Stock Options outstanding, indicating for each: (a) the grant date; (b) whether vested or unvested; (c) exercise price; and (d) a vesting schedule by optionee.

        Section 3.25 EFFECTIVE DATE OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Each representation, warranty, covenant and agreement of ROSE set forth in this Agreement shall be deemed to be made on and as of the date hereof and as of the Effective Time.

              ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BANCORP

        BANCORP represents and warrants to ROSE that:

        Section 4.1 ORGANIZATION; CORPORATE POWER; ETC. BANCORP is a California corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement. BANCORP is a bank holding company registered under the BHCA. Each of BANCORP's Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as it is being conducted on the date of this Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on BANCORP taken as a whole or the ability of BANCORP to consummate the transactions contemplated by this Agreement. BANCORP has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all Requisite Regulatory Approvals, BANCORP will have the requisite corporate power and authority to perform its respective obligations hereunder with respect to the consummation of the transactions contemplated hereby. BANCORP is the sole shareholder of BANK. BANK is a national banking association authorized by the OCC to conduct a general banking business in California. BANK is a member of the Federal Reserve System. BANK's deposits are insured by the FDIC in the manner and to the full extent provided by law. Neither the scope of business of BANCORP or any Subsidiary, including BANK, nor the location of any of their respective properties, requires that BANCORP or any of its respective Subsidiaries be licensed to conduct business in any jurisdiction other than those jurisdictions in which they are licensed or qualified to do business as a foreign corporation, where the failure to be so licensed or qualified would, individually or in the aggregate, have a Material Adverse Effect on BANCORP taken as a whole.

        Section 4.2 LICENSES AND PERMITS. Except as disclosed on Schedule 4.2, BANCORP and its Subsidiaries have all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a

Material Adverse Effect on BANCORP taken as a whole, or on the ability of BANCORP to consummate the transactions contemplated by this Agreement. The properties, assets, operations and businesses of BANCORP and those of its Subsidiaries, including BANK, are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

        Section 4.3 SUBSIDIARIES. Other than as set forth on Schedule 4.3, there is no corporation, partnership, joint venture or other entity in which BANCORP owns, directly or indirectly (except as pledgee pursuant to loans or stock or other interest held as the result of or in lieu of foreclosure pursuant to pledge or other security arrangement) any equity or other voting interest or position.

        Section 4.4 AUTHORIZATION OF AGREEMENT; NO CONFLICTS.

               4.4.1 The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of BANCORP, subject only to the approval of this Agreement and the Merger Agreement by BANCORP's shareholders. This Agreement has been duly executed and delivered by BANCORP and constitutes a legal, valid and binding obligation of BANCORP, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. The Merger Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Merger Agreement in accordance with the applicable provisions of the California Corporations Code, will constitute a legal, valid and binding obligation of BANCORP, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

               4.4.2 Except as discussed on Schedule 4.4, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of BANCORP, or except for the necessity of obtaining the Requisite Regulatory Approvals, and the approval of the shareholders of BANCORP, any material mortgage, indenture, lease, agreement or other material instrument, or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BANCORP or any of its assets or properties or any of its Subsidiaries, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on BANCORP taken as a whole; or (ii) will be cured or waived prior to the Effective Time. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement by BANCORP or the performance by BANCORP of its obligations hereunder, except for (a) filings required in order to obtain Requisite Regulatory Approvals; (b) the filing of the Registration Statement (including the Joint Proxy Statement/Prospectus constituting a part thereof) with the SEC relating to the Merger and the declaration of effectiveness of the Registration Statement by the SEC and any applicable state securities law regulatory authorities; (c) the filing and approval of the Merger Agreement with the Secretary of the State of California;
(d) any approvals required to be obtained pursuant to the BHCA or the Federal Deposit Insurance Act or any other required governmental approval for the execution and delivery of this Agreement by BANCORP or the consummation of the Merger; and (e) any


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

consents, authorizations, approvals, filings or exemptions required to be made or obtained under the securities or "blue sky" laws of various jurisdictions in connection with the issuance of shares of BANCORP Common Stock contemplated by this Agreement.

        Section 4.5 CAPITAL STRUCTURE OF BANCORP. The authorized capital stock of BANCORP consists of 10,000,000 shares of BANCORP Common Stock, no par value per share and 10,000,000 shares of BANCORP preferred stock. On the date of this Agreement 981,448 shares of BANCORP Common Stock were outstanding, 176,043 shares of BANCORP Common Stock were reserved for issuance pursuant to employee stock option and other employee stock plans (the "BANCORP Stock Plans"), and no shares of BANCORP preferred stock were outstanding or were reserved for issuance by BANCORP. All outstanding shares of BANCORP Common Stock are validly issued, fully paid and nonassessable and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person. The issuance of the shares of BANCORP Common Stock proposed to be issued pursuant to this Agreement at the Effective Time will have been duly authorized by all requisite corporate action of BANCORP, and such shares, when issued as contemplated by this Agreement, will constitute duly authorized, validly issued, fully paid and nonassessable shares of BANCORP Common Stock, and will not have been issued in violation of any preemptive or similar rights of any Person. As of the date of this Agreement, and except for this Agreement and the BANCORP Stock Plans, BANCORP does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which BANCORP is a party or by which it is bound obligating BANCORP to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of BANCORP or obligating BANCORP to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

        Section 4.6 BANCORP FILINGS.

               4.6.1 Since January 1, 1995, BANCORP and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with
(a) the Federal Reserve Board or any Federal Reserve Bank; (b) the OCC; (c) the SEC; and (d) any other applicable federal, state or local governmental or regulatory authority. All such reports, registrations and filings including the BANCORP Financial Statements are collectively referred to as the "BANCORP Filings". Except to the extent prohibited by law, copies of the BANCORP Filings have been made available to ROSE. As of their respective filing or mailing dates, each of the past BANCORP Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The BANCORP Financial Statements, together with the financial statements contained in the BANCORP Filings, have been prepared in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the consolidated financial position of BANCORP as of the dates thereof and the consolidated results of its operations, cash flows and changes in shareholders' equity for the period then ended.


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

               4.6.2 BANCORP, or BANK, as the case may be, has filed each report, schedule, and amendments to each of the foregoing since January 1, 1995 that BANCORP, or BANK, was required to file with the Federal Reserve Bank or the OCC (the "BANCORP Documents"), all of which have been made available to ROSE. As of their respective dates, the BANCORP Documents complied in all material respects with the applicable requirements of the BHCA and the National Bank Act, as the case may be, and the rules and regulations of the Federal Reserve Bank and the OCC thereunder applicable to such BANCORP Documents, and none of the BANCORP Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of BANCORP included in the BANCORP Filings comply in all material respects with applicable accounting requirements and have been prepared in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or in the case of the unaudited statements, as permitted by regulations of the Federal Reserve Bank or the OCC), and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the consolidated financial position of BANCORP as of the dates thereof and the consolidated results of its operations and cash flows or changes in financial position for the periods then ended.

        Section 4.7 ACCURACY OF INFORMATION SUPPLIED.

               4.7.1 No representation or warranty of BANCORP contained herein or any statement, schedule, exhibit or certificate given or to be given by or on behalf of BANCORP or any of its Subsidiaries, including BANK, to ROSE in connection herewith and none of the information supplied or to be supplied by BANCORP or any of its Subsidiaries, including BANK, to ROSE hereunder to the best of BANCORP's Knowledge contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

               4.7.2 None of the information supplied or to be supplied by BANCORP or relating to BANCORP and BANK which is included or incorporated by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by BANCORP in connection the issuance of shares of BANCORP Common Stock in the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of BANCORP through the date of the meeting of shareholders of BANCORP to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or "blue sky" authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of BANCORP Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement (except for


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

such portions thereof that relate only to ROSE and its Subsidiaries) will comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

               4.7.3 BANCORP has delivered or will deliver to ROSE copies of:
(a) the audited balance sheets of BANCORP and its Subsidiaries as of December 31, 1997, 1996 and 1995 and the related statements of income, changes in shareholders' equity and cash flows for the years then ended and the related notes to such financial statements, all as audited by Perry-Smith & Company, independent public accountants (the "BANCORP Financial Statements"), and BANCORP will hereafter until the Closing Date deliver to ROSE copies of additional financial statements of BANCORP as provided in Section 5.1.1(iii). The BANCORP Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of BANCORP and its Subsidiaries as of the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount). In addition, BANCORP has delivered or made available to ROSE copies of all management or other letters delivered to BANCORP by its independent accountants in connection with any of the BANCORP Financial Statements or by such accountants or any consultant regarding the internal controls or internal compliance procedures and systems of BANCORP issued at any time since January 1, 1994, and will make available for inspection by ROSE or its representatives, at such times and places as ROSE may reasonably request, reports and working papers produced or developed by such accountants or consultants.

        Section 4.8 COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed on
Schedule 4.8, to the best of BANCORP's Knowledge, the respective businesses of BANCORP and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on BANCORP and its Subsidiaries, taken as a whole. No investigation or review by any Governmental Entity with respect to BANCORP is pending or, to the Knowledge of BANCORP, threatened, nor has any Governmental Entity indicated to BANCORP an intention to conduct the same, other than those the outcome of which, as far as can be reasonably foreseen, will not have a Material Adverse Effect on BANCORP and its Subsidiaries, taken as a whole.

        Section 4.9 LITIGATION. Except as disclosed on Schedule 4.9, there is no suit, action or proceeding or investigation pending or, to the Knowledge of BANCORP, threatened against or affecting BANCORP or any of its Subsidiaries which, if adversely determined, would have a Material Adverse Effect on BANCORP and its Subsidiaries, taken as a whole; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against BANCORP or any of its Subsidiaries that has, or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect.

        Section 4.10 AGREEMENTS WITH BANKING AUTHORITIES. Neither BANCORP nor any Subsidiary of BANCORP is a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity.


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

        Section 4.11 INSURANCE. BANCORP and its Subsidiaries have in full force and effect policies of insurance with respect to their assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for their businesses, operations, properties and assets. Schedule 4.11 contains a list of all policies of insurance and bonds carried and owned by BANCORP or any Subsidiary. None of BANCORP or any of its Subsidiaries is in default under any such policy of insurance or bond such that it can be canceled and all material current claims thereunder have been filed in timely fashion. BANCORP and its Subsidiaries have filed claims outstanding with, or given notice of claim to, their insurers or bonding companies in timely fashion with respect to all material matters and occurrences for which they believe they have coverage.

        Section 4.12 TITLE TO ASSETS OTHER THAN REAL PROPERTY. Each of BANCORP and its respective Subsidiaries has good and marketable title to or a valid leasehold interest in all properties and assets (other than real property which is the subject to Section 4.13), it owns or leases, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for: (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) encumbrances as set forth in the BANCORP Financial Statements; (c) current Taxes (including assessments collected with Taxes) not yet due which have been fully reserved for; (d) encumbrances, if any, that are not substantial in character, amount or extent and do not detract materially from the value, or interfere with present use, or the ability of BANCORP or its Subsidiary to sell or otherwise dispose of the property subject thereto or affected thereby; and
(e) other matters as described in Schedule 4.12. Materially all such properties and assets are, and require only routine maintenance to keep them, in good working condition, normal wear and tear excepted.

        Section 4.13 REAL PROPERTY. Schedule 4.13 is an accurate list and general description of all real property owned or leased by BANCORP or any of its Subsidiaries, including OREO. Each of BANCORP and its respective Subsidiaries has good and marketable title to the real properties that it owns, as described in such Schedule, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) current Taxes (including assessments collected with Taxes) not yet due and payable; (c) encumbrances, if any, that are not substantial in character, amount or extent and do not materially detract from the value, or interfere with present use, or the ability of BANCORP to dispose, of BANCORP's interest in the property subject thereto or affected thereby; and (d) other matters as described in Schedule
4.13. BANCORP and its Subsidiaries have valid leasehold interests in the leaseholds they respectively hold, free and clear of all mortgages, liens, security interest, charges, claims, assessments and encumbrances, except for (a) claims of lessors, co-lessees or sublessees in such matters as are reflected in a written lease; (b) title exceptions affecting the fee estate of the lessor under such leases; and (c) other matters as described in Schedule 4.13. To the best of BANCORP's Knowledge, the activities of BANCORP and its Subsidiaries with respect to all real property owned or leased by them for use in connection with their operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any Governmental Entity. Except as set forth in Schedule 4.13, BANCORP and its Subsidiaries enjoy quiet possession under all material leases to which they are the lessees and all of such leases are valid and in full force and effect, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Materially all buildings and improvements on real properties owned or leased by BANCORP or any of its Subsidiaries are in good condition and repair, and do not require more than normal and routine maintenance, to keep them in such condition, normal wear and tear excepted.

        Section 4.14 PERFORMANCE OF OBLIGATIONS. BANCORP and its Subsidiaries have performed all material obligations required to be performed by them to date and none of BANCORP or any of its Subsidiaries is in material default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which any is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on BANCORP and its Subsidiaries, taken as a whole. To BANCORP's Knowledge, and except as disclosed on Schedule 4.14, no party with whom BANCORP or any of its Subsidiaries has an agreement that is of material importance to the business of BANCORP and its Subsidiaries, taken as a whole, is in default thereunder.

        Section 4.15 BROKERS AND FINDERS. Except as set forth on Schedule 4.15, none of BANCORP or any of its Subsidiaries is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of the Agreement, the Merger Agreement, nor the consummation of the transactions provided for herein and therein, will result in any liability to any broker or finder. BANCORP agrees to indemnify and hold harmless ROSE and its affiliates, and to defend with counsel reasonably satisfactory to ROSE's Chief Executive Officer, from and against any liability, cost or expense, including attorneys' fees, incurred in connection with a breach of this Section 4.15.

        Section 4.16 ABSENCE OF MATERIAL ADVERSE EFFECT. Since January 1, 1998, the respective businesses of BANCORP and its Subsidiaries have been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and no event or circumstance has occurred or is expected to occur which to BANCORP's Knowledge has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on BANCORP and its Subsidiaries, taken as a whole.

        Section 4.17 UNDISCLOSED LIABILITIES. Except as disclosed on Schedule 4.17, none of BANCORP or any of its Subsidiaries to BANCORP's Knowledge has any liabilities or obligations, either accrued, contingent or otherwise, that are material to BANCORP and its Subsidiaries, taken as a whole, and that have not been: (a) reflected or disclosed in the BANCORP Financial Statements; or (b) incurred subsequent to December 31, 1997 in the ordinary course of business. BANCORP has no Knowledge of any basis for the assertion against BANCORP or any of its Subsidiaries, of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on BANCORP and its Subsidiaries, taken as a whole, that is not fairly reflected in the BANCORP Financial Statements or on Schedule 4.17.

        Section 4.18 TAXES.

               4.18.1 FILING OF RETURNS. Except as set forth on Schedule 4.18.1, BANCORP and its Subsidiaries have duly prepared and filed or caused to be duly prepared and filed all federal, state, and local Returns (for Tax or informational purposes) which were required to be filed by or in respect of BANCORP and its Subsidiaries, or any of their properties, income and/or operations on or prior to


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

the Closing Date. As of the time they were filed, the foregoing Returns accurately reflected the material facts regarding the income, business, asset, operations, activities, status, and any other information required to be shown thereon. Except as set forth on Schedule 4.18.1, no extension of time within which BANCORP or any of its Subsidiaries may file any Return is currently in force.

               4.18.2 PAYMENT OF TAXES. Except as disclosed on Schedule 4.18.2 with respect to all amounts in respect of Taxes imposed on BANCORP or any Subsidiary or for which BANCORP or any Subsidiary is or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been or will be fully complied with in all material respects, and all such amounts required to be paid by or on behalf of BANCORP or any Subsidiary to taxing authorities or others on or before the date hereof have been paid.

               4.18.3 AUDIT HISTORY. Except as disclosed on Schedule 4.18.3, there is no review or audit by any taxing authority of any Tax liability of BANCORP or any Subsidiary currently in progress of which BANCORP has Knowledge. Except as disclosed on Schedule 4.18.3, BANCORP and its Subsidiaries have not received any written notices within the three years preceding the Closing Date of any pending or threatened audit, by the Internal Revenue Service or any state, local or foreign agency, for any Returns or Tax liability of BANCORP or any Subsidiary for any period. BANCORP and its Subsidiaries currently have no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of BANCORP or any Subsidiaries filed for fiscal years ended on or after December 31, 1993 through the Closing Date, nor to the Knowledge of BANCORP is there reason to believe that any material deficiency will be assessed.

               4.18.4 STATUTE OF LIMITATIONS. Except as disclosed on Schedule 4.18.4, no agreements are in force or are currently being negotiated by or on behalf of BANCORP or any Subsidiaries for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax. No closing agreements or compromises concerning Taxes of BANCORP or any Subsidiaries are currently pending.

               4.18.5 WITHHOLDING OBLIGATIONS. BANCORP and its Subsidiaries have withheld from each payment made to any of their respective officers, directors and employees, the amount of all applicable Taxes, including, but not limited to, income tax, social security contributions, unemployment contributions, backup withholding and other deductions required to be withheld therefrom by any Tax law and have paid the same to the proper taxing authorities within the time required under any applicable Tax law.

               4.18.6 TAX LIENS. There are no Tax liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any assets owned by BANCORP or its Subsidiaries, except for liens for Taxes that are not yet due and payable.

               4.18.7 TAX RESERVES. BANCORP and its Subsidiaries have made full and adequate provision and reserve for all federal, state, local or foreign Taxes for the current period for which Tax and information returns are not yet required to be filed. The BANCORP Financial Statements contain


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

fair and sufficient accruals for the payment of all Taxes for the periods covered by the BANCORP Financial Statements and all periods prior thereto.

               4.18.8 IRC SECTION 382 APPLICABILITY. None of BANCORP or any of its Subsidiaries, including any party joining in any consolidated return to which BANCORP is a member, underwent an "ownership change" as defined in IRC
Section 382(g) within the "testing period" (as defined in IRC Section 382) ending immediately before the Effective Time, and not taking into account any transactions contemplated by this Agreement.

        Section 4.19 HAZARDOUS MATERIALS. Except as set forth on Schedule 4.19:

               4.19.1 Except for ordinary and necessary quantities of cleaning, pest control and office supplies, and other small quantities of Hazardous Substances that are used in the ordinary course of the respective businesses of BANCORP and its Subsidiaries and in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in, and de minimus quantities discharged from, motor vehicles in their ordinary operation on any of the BANCORP Properties (as defined below), BANCORP and its Subsidiaries have not engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or the disposal, of Hazardous Substances other than as permitted by and only in compliance with applicable law. To BANCORP's Knowledge, no material amount of Hazardous Substances have been released, emitted or disposed of, or otherwise deposited, on, in or from any real property which is now or has been previously owned since January 1, 1994, or which is currently or during the past three years was leased, by BANCORP or any of its Subsidiaries, including OREO (collectively, the "BANCORP Properties"), or to BANCORP's Knowledge, on or in any real property in which BANCORP or any of its Subsidiaries now holds any security interest, mortgage or other lien or interest with an underlying obligation in excess of $25,000 ("BANCORP Collateralizing Real Estate"), except for (i) matters disclosed on
Schedule 4.19; (ii) ordinary and necessary quantities of cleaning, pest control and office supplies used and stored in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in, and de minimus quantities discharged from, motor vehicles in their ordinary operation on such BANCORP Properties; and (iii) such releases, emissions, disposals or deposits which constituted a violation of an Environmental Law but did not have a Material Adverse Effect on the BANCORP Property involved and would not result in the incurrence or imposition of any liability, expense, penalty or fine against BANCORP or any of its Subsidiaries in excess of $25,000 individually or in the aggregate. To BANCORP's Knowledge, no activity has been undertaken on any of the BANCORP Properties since January l, 1994, and to the Knowledge of BANCORP no activities have been or are being undertaken on any of the BANCORP Collateralizing Real Estate, that would cause or contribute to:

                      (a) any of the BANCORP Properties or BANCORP
Collateralizing Real Estate becoming a treatment, storage or disposal facility within the meaning of RCRA or any similar state law or local ordinance;

                      (b) a release or threatened release of any Hazardous Substances under circumstances which would violate any Environmental Laws; or


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

                      (c) the discharge of Hazardous Substances into any soil, subsurface water or ground water or into the air, or the dredging or filling of any waters, that would require a permit or any other approval under the Federal Water Pollution Control Act, 33 U.S.C. ss.1251 et seq., the Clean Air Act, as amended, 42 U.S.C. ss.7401 et seq., or any similar federal or state law or local ordinance; the cumulative effect of which would have a material adverse effect on the BANCORP Property or BANCORP Collateralizing Real Estate involved.

               4.19.2 To the Knowledge of BANCORP, there are not, and never have been, any underground storage tanks located in or under any of the BANCORP Properties or the BANCORP Collateralizing Real Estate.

               4.19.3 None of BANCORP or any of its Subsidiaries has received any written notice of, and to the Knowledge of BANCORP none has received any verbal notice of, any pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or responsive actions or for compensation, with respect to any of the BANCORP Properties or BANCORP Collateralizing Real Estate, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law and none of the BANCORP Properties or BANCORP Collateralizing Real Estate is listed on the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites, or, to the Knowledge of BANCORP, any other list, schedule, log, inventory or record of hazardous waste sites maintained by any federal, state or local agency.

        Section 4.20 EMPLOYEES.

               4.20.1 Except as set forth in Schedule 4.20.1, there are no material controversies pending or threatened between BANCORP or any of its Subsidiaries and any of their employees.

               4.20.2 Except as disclosed in the BANCORP Financial Statements at December 31, 1997, or in Schedule 4.20.2, all material sums due for employee compensation and benefits have been duly and adequately paid or provided for, and all deferred compensation obligations are fully funded. Neither BANCORP nor BANK is a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

               4.20.3 To BANCORP's Knowledge, no governmental agency or claimant or representative of such claimant has alleged a material violation of ERISA by BANCORP, the liability of which, if adversely determined would result in a material adverse change in the capital or earnings of BANCORP.

        Section 4.21 POWERS OF ATTORNEY. No power of attorney or similar authorization given by BANCORP or any Subsidiary thereof is presently in effect or outstanding other than powers of attorney given in the ordinary course of business with respect to routine matters.

        Section 4.22 LOANS AND INVESTMENTS. Except as set forth on Schedule 4.22, all loans, leases and other extensions of credit, and guaranties, security agreements or other agreements supporting any loans or extensions of credit, and investments of BANCORP or its Subsidiaries, including BANK, are, and constitute, in all material respects, the legal, valid and binding obligations of the parties thereto and are enforceable against such parties in accordance with their terms, except as the


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

enforceability thereof may be limited by applicable law and otherwise by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as described on
Schedule 4.22, as of April 30, 1998, no loans or investments held by BANCORP or any Subsidiary, including BANK are: (i) more than ninety days past due with respect to any scheduled payment of principal or interest, other than loans on a nonaccrual status; (ii) classified as "loss," "doubtful," "substandard" or "specially mentioned" by BANK or any banking regulators; or (iii) on a nonaccrual status in accordance with BANK's loan review procedures. Except as set forth on Schedule 4.22, none of such assets (other than loans) are subject to any restrictions, contractual, statutory or other, that would materially impair the ability of the entity holding such investment to dispose freely of any such assets at any time, except restrictions on the public distribution or transfer of any such investments under the Securities Act and the regulations thereunder or state securities laws and pledges or security interests given in connection with government deposits. All loans, leases or other extensions of credit outstanding, or commitments to make any loans, leases or other extensions of credit made by BANCORP or BANK to any Affiliates of BANCORP or BANK are disclosed on Schedule 4.22. For outstanding loans or extensions of credit where the original principal amounts are in excess of $100,000 and which by their terms are either secured by collateral or supported by a guaranty or similar obligation, the security interests have been duly perfected in all material respects and have the priority they purport to have in all material respects, other than by operation of law, and, in the case of each guaranty or similar obligation, each has been duly executed and delivered to BANCORP or any Subsidiary, including BANK, and to BANCORP's Knowledge, is still in full force and effect.

        Section 4.23 MATERIAL CONTRACTS. Schedule 4.23 to this Agreement contains a complete and accurate written list of all material agreements, obligations or understandings, written and oral, to which BANCORP or any Subsidiary is a party as of the date of this Agreement, except for loans and other extensions of credit made by BANCORP or BANK in the ordinary course of its business and those items specifically disclosed in the BANCORP Financial Statements.

        Section 4.24 EFFECTIVE DATE OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Each representation, warranty, covenant and agreement of BANCORP set forth in this Agreement shall be deemed to be made on and as of the date hereof and as of the Effective Time.

                        ARTICLE 5. ADDITIONAL AGREEMENTS

        Section 5.1 ACCESS TO INFORMATION, DUE DILIGENCE, ETC.

               5.1.1 Upon reasonable notice, each party shall permit the other party and its accountants, counsel and other representatives reasonable access to their officers, employees, properties, books, contracts, commitments and records and from the date hereof through the Effective Time, and shall furnish or provide access to each other as soon as practicable, (i) a copy of each of ROSE's Filings or BANCORP's Filings filed subsequent to the date of this Agreement promptly after such document has been filed with the appropriate Governmental Entity, provided, however, that copies of any Returns relating to Taxes of ROSE or any of its Subsidiaries shall be furnished to BANCORP at least 15 Business Days prior to the proposed date of filing thereof and shall not be filed without the prior approval of BANCORP, which approval shall not be unreasonably withheld or delayed; (ii) unless otherwise prohibited by law, a copy of each report, schedule and other


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

documents filed or received by it during such period with any Regulatory Authority or the Internal Revenue Service, as to documents other than related to employees or customers and other than those distributed to banks generally;
(iii) as promptly as practicable following the end of each calendar month after the date hereof, a balance sheet of ROSE or BANCORP as of the end of such month; and (iv) all other information concerning its business, properties, assets, financial condition, results of operations, liabilities, personnel and otherwise as ROSE or BANCORP may reasonably request.

               5.1.2 Until the Effective Time, a representative of BANCORP shall be entitled and shall be invited to attend meetings of the Board of Directors of ROSE or R1NB and of the Loan Committee of R1NB, and at least five (5) days' prior written notice of the dates, times and places of such meetings shall be given to BANCORP except that in the case of special meetings BANCORP shall receive the same number of days' prior notice as ROSE's directors receive for such meetings; provided, however, that such representative shall excuse himself or herself from any portion of any such meetings that (i) relate to approval of, or the exercise of any rights under, this Agreement by ROSE, (ii) involve discussions between such Board of Directors or such Loan Committee and legal counsel for ROSE that are entitled to be protected from disclosure under an attorney-client privilege which would be lost due to the presence of such representative of BANCORP, or (iii) constitute the Executive Session of any Board of Directors meeting.

               5.1.3 Until the Effective Time, a representative of ROSE shall be entitled and shall be invited to attend meetings of the Boards of Directors of BANCORP and BANK and of the Loan Committee of BANK, at least five (5) days' prior to written notice of the dates, times and places of such meetings shall be given to ROSE except that in the case of special meetings ROSE shall receive the same number of days' prior notice as BANCORP's directors receive for such meetings; provided, however, that such representative shall excuse himself or herself from any portion of any such meetings that (i) relate to approval of, or the exercise of any rights under, this Agreement by BANCORP, (ii) involve discussions between such Boards of Directors or such Loan Committees and legal counsel for BANCORP that are entitled to be protected from disclosure under an attorney-client privilege which would be lost due to the presence of such representative of ROSE, or (iii) constitute the Executive Session of any Board of Directors meeting.

               5.1.4 BANCORP and ROSE each agrees to keep confidential and not divulge to any other party or Person (other than to the employees, attorneys, accountants and consultants of each who have a need to receive such information and other than as may be required by law) any information received from the other, unless and until such documents and other information otherwise becomes publicly available or unless the disclosure of such information is authorized by each party. In the event of termination of this Agreement for any reason, the parties shall promptly return, or at the election of the other party destroy, all nonpublic documents obtained from the other and any copies or notes of such documents (except as otherwise required by law) and, upon the request of the other party, confirm such destruction to the other in writing.

        Section 5.2 SHAREHOLDER APPROVAL.

               5.2.1 ROSE and BANCORP each shall promptly call a meeting of its respective shareholders to be held at the earliest practicable date after the date on which the initial Registration Statement is filed with the SEC, but in no event later than September 30, 1998, for the purpose of approving this Agreement and authorizing the Merger Agreement and the Merger. Each of the


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

respective Boards of Directors will recommend to the respective shareholders approval of this Agreement, the Merger Agreement and the Merger; provided, however, that ROSE's Board of Directors or BANCORP's Board of Directors may withdraw its recommendation if such Board of Directors believes in good faith (based on a written opinion of a financial advisor that is experienced in evaluating the fairness of Acquisition Proposals) that a ROSE Superior Proposal or BANCORP Superior Proposal, as applicable (defined below) has been made and shall have determined in good faith, after consultation with and based on written advice of its outside legal counsel, that the withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties under applicable law.

               5.2.2 If the Merger is approved by vote of the shareholders of BANCORP and ROSE, then, within ten (10) days thereafter BANCORP and ROSE shall send a Dissenting Shareholder Notice to each recordholder of any Dissenting Shares.

        Section 5.3 TAKING OF NECESSARY ACTION.

               5.3.1 Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws and the fiduciary duties of ROSE's or BANCORP's Boards of Directors, as advised in writing by their respective counsel, to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, the delivery of any certificate or other document reasonably requested by counsel to a party to this Agreement. Without limiting the foregoing, BANCORP and ROSE will use their reasonable efforts to obtain all consents of third parties and Government Entities necessary or, in the reasonable opinion of BANCORP or ROSE advisable for the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, BANCORP shall take all actions necessary to execute and file the Merger Agreement and to effect all transactions contemplated by this Agreement and ROSE shall take all actions necessary to effect all transactions contemplated by this Agreement and the Merger Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the Merger Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of ROSE, the proper officers or directors of BANCORP or ROSE, as the case may be, shall take all such necessary action. Notwithstanding the foregoing, nothing in this Agreement shall be construed to require ROSE to take any action (or omit to take any action) which may affect the Conversion Rate, except as may be specifically provided for or required by this Agreement.

               5.3.2 The obligations of ROSE or BANCORP contained in Section
6.2.5 of this Agreement shall continue to be in full force and effect despite any Default thereof by reason of receipt of a ROSE Superior Proposal or BANCORP Superior Proposal, as applicable (defined below) and any Default thereof by the defaulting party shall entitle either ROSE or BANCORP to such legal or equitable remedies as may be provided in this Agreement or by law notwithstanding that any action or inaction of the Board of Directors or officers of the defaulting party which is required to enable such party to fulfill such obligations may be excused based on the continuing fiduciary obligations of such party's Board of Directors and officers to its shareholders. Notwithstanding the foregoing, however, in the event of a termination of this Agreement by BANCORP or ROSE and the actual


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

payment of the liquidated damages to the other party as provided for in Section
8.5 of this Agreement, neither BANCORP, ROSE or their respective directors or officers shall have any obligations or liabilities of any kind under this Agreement by reason of any such Default, and BANCORP or ROSE shall have no further obligations of any kind under this Agreement.

               5.3.3 ROSE shall use its best efforts to cause each director, executive officer and other Person who is an "Affiliate" of ROSE (for purposes of Rule 145 under the Securities Act) to deliver to BANCORP, on the date of this Agreement, a written agreement in the form attached hereto as Exhibit 5.3 (the "Affiliate Agreements").

        Section 5.4 REGISTRATION STATEMENT AND APPLICATIONS.

               5.4.1 BANCORP and ROSE will cooperate and jointly prepare and file as promptly as practicable the Registration Statement, the statements, applications, correspondence or forms to be filed with appropriate State securities law regulatory authorities, and the statements, correspondence or applications to be filed to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement. Each of BANCORP and ROSE shall use all reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and thereafter mail the Joint Proxy Statement/Prospectus to the shareholders of ROSE. Each party will furnish all financial or other information, including accountant comfort letters relating thereto, certificates, consents and opinions of counsel concerning it and its Subsidiaries received by such party.

               5.4.2 Each party shall provide to the other at the request of the other party: (i) immediately prior to the filing thereof, copies of all material statements, applications, correspondence or forms to be filed with state securities law regulatory authorities, the SEC and other appropriate regulatory authorities to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement; provided, however, that no approval need be obtained from any party to which such materials are provided; and (ii) promptly after delivery to, or receipt from, such regulatory authorities all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement.

        Section 5.5 EXPENSES.

               5.5.1 Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same, including, without limitation, all costs associated with any resales of BANCORP Common Stock by Affiliates of ROSE; provided, however, that BANCORP will file on a timely basis at its own expense the reports required by Rule 144(c) of the Securities Act.

               5.5.2 ROSE and BANCORP shall use their best efforts to ensure that their attorneys, accountants, financial advisors, investment bankers and other consultants engaged by them in connection with the transaction contemplated by this Agreement submit full and final bills on or before the Determination Date and that all such expenses are paid or properly accrued prior to the Determination Date.


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

        Section 5.6 NOTIFICATION OF CERTAIN EVENTS.

               5.6.1 ROSE shall provide to BANCORP, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Sections 6.1 and 6.2, which notice shall provide reasonable detail as to the subject matter thereof.

               5.6.2 BANCORP shall provide to ROSE, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Section 6.3 and 6.4, which notice shall provide reasonable detail as to the subject matter thereof.

               5.6.3 Each party shall promptly advise the others in writing of any change or event which could reasonably be expected to have a Material Adverse Effect on the business, properties, assets, financial condition, results of operations, liabilities or personnel of such party or on its ability to consummate the transactions contemplated by this Agreement or the Merger Agreement.

               5.6.4 ROSE and BANCORP shall immediately notify the other in writing in the event that such party becomes aware that the Registration Statement or Joint Proxy Statement/Prospectus at any time contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading or that the Registration Statement or the Joint Proxy Statement/Prospectus otherwise is required to be amended and supplemented, which notice shall specify, in reasonable detail, the circumstances thereof. BANCORP shall promptly amend and supplement such materials and disseminate the new or modified information so as to fully comply with the Securities Act. If the amendment or supplement so required relates to information concerning ROSE, the out-of-pocket costs and expenses of preparing, filing and disseminating such amendment or supplement shall be borne by ROSE.

        Section 5.7 CLOSING SCHEDULES. ROSE has delivered to BANCORP on or before the date of this Agreement all of the Schedules to this Agreement which ROSE is required to deliver to BANCORP hereunder (the "ROSE Schedules"). BANCORP has delivered to ROSE on or before the date of this Agreement all of the Schedules to this Agreement which BANCORP is required to deliver to ROSE hereunder ( the "BANCORP Schedules"). Immediately prior to the Closing Date, ROSE shall have prepared updates of the ROSE Schedules provided for in this Agreement and shall deliver to BANCORP revised schedules containing the updated information (or a certificate signed by ROSE's Chief Executive Officer stating that there have been no changes on the applicable schedules); and BANCORP shall have prepared updates of the BANCORP Schedules provided for in this Agreement and shall deliver to ROSE revised Schedules containing updated information (or a certificate signed by BANCORP's Chief Executive Officer stating that there has been no change on the applicable schedules). Such updated schedules shall sometimes be referred to collectively, as the "Closing Schedules." The Closing Schedules shall be dated as of the day prior to the Closing Date and shall contain information as of the day prior to the Closing Date or as of such earlier date as is practicable under the circumstances. In the event the Closing Schedules disclose an event, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on ROSE, on the one hand, or on BANCORP, on the other hand, or on consummation of the transactions contemplated by this Agreement, that was not disclosed in the previously delivered


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

Schedules hereto, the party delivering such Closing Schedules (the "Affected Party") shall so notify the other party in the letter of transmittal for such Closing Schedules, the Closing Date shall be delayed for seven (7) Business Days and such other party shall be entitled to terminate this Agreement within five
(5) Business Days after receiving such Closing Schedules that disclose such event, occurrence or circumstance. In the event of any such termination, the terminating party shall have no liability for such termination. The Affected Party shall have no liability to the terminating party in such an event unless
(i) as a result of the existence of such event, occurrence or circumstance so disclosed in the Closing Schedules any of the representations or warranties of the Affected Party contained in this Agreement are found to have been untrue in any material respect as of the date of this Agreement, or (ii) the event, occurrence or circumstance could have been prevented in the exercise of reasonable diligence by any officers or directors of the Affected Party, in either of which cases the Affected Party shall be liable to the terminating party for Liquidated Damages as provided in Section 8.5 hereof.

        Section 5.8 ADDITIONAL ACCRUALS/APPRAISALS. Prior to the Closing Date, but after the Determination Date, at BANCORP's request, ROSE and/or R1NB shall, consistent with GAAP and applicable banking regulations, establish such additional accruals and reserves immediately prior to the Determination Date as may be necessary to conform ROSE's or R1NB's accounting and credit and OREO loss reserve practices and methods to those of BANCORP, provided, however, that no accrual or reserve made by ROSE or R1NB pursuant to this Section 5.8, or any litigation or regulatory proceeding arising out of any such accrual or reserve, or any other effect on ROSE or R1NB resulting from ROSE's or R1NB's compliance with this Section 5.8, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. Additionally, no such accrual or reserve made by ROSE or R1NB pursuant to this
Section 5.8 shall be used by the parties in the calculation of the ROSE Book Value Per Share.

                         ARTICLE 6. CONDUCT OF BUSINESS

        Section 6.1 AFFIRMATIVE CONDUCT OF ROSE. During the period from the date of execution of this Agreement through the Effective Time, ROSE shall carry on its business, and shall cause each of its respective Subsidiaries to carry on its business, in the ordinary course in substantially the manner in which heretofore conducted, subject to changes in law applicable to all national banks or all member banks insured by the FDIC and directives from regulators, and use all commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, (other than terminations in the ordinary course of business) and preserve its relationships with customers, depositors, suppliers and others having business dealings with it; and, to these ends, shall fulfill each of the following:

               6.1.1 Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

               6.1.2 Advise BANCORP promptly in writing of any change that would have a Material Adverse Effect on its capital structure, financial condition, assets, results of operations, business or prospects or of any matter which would make the representations and warranties set forth


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

in Article 3 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

               6.1.3 Keep in full force and effect all of its existing material permits and licenses and those of its Subsidiaries;

               6.1.4 Use its commercially reasonable efforts to maintain insurance or bonding coverage on all material properties for which it is responsible and on its business operations, and carry not less than the same coverage for fidelity, public liability, personal injury, property damage and other risks equal to that which is in effect as of the date of this Agreement; and notify BANCORP in writing promptly of any facts or circumstances which could affect its ability, or that of any of its Subsidiaries, to maintain such insurance or bonding coverage;

               6.1.5 Perform its contractual obligations and not breach or come into default on any of such obligations, and not amend, modify, or, except as they may be terminated in accordance with their terms, terminate any material contract, agreement, understanding, commitment, or offer, whether written or oral, (collectively referred to as an "Understanding") or materially default in the performance of any of its obligations under any Understanding where such default would have a Material Adverse Effect on ROSE;

               6.1.6 Duly observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on ROSE;

               6.1.7 Duly and timely file as and when due all reports and Returns required to be filed with any Governmental Entity;

               6.1.8 Maintain its tangible assets and properties in good condition and repair, normal wear and tear excepted in accordance with prior practices;

               6.1.9 Promptly advise BANCORP in writing of any event or any other transaction within the Knowledge of ROSE, whereby any Person or related group of Persons acquires, after the date of this Agreement, directly or indirectly, record or beneficial ownership (as defined in Rule 13d-3 promulgated by the SEC pursuant to the Exchange Act) or control of 5% or more of the outstanding shares of ROSE Common Stock either prior to or after the record date fixed for the ROSE shareholders' meeting or any adjourned meeting thereof to approve the transactions contemplated herein;

               6.1.10 (a) Maintain a reserve for loan and lease losses ("Loan Loss Reserve") at a level which is adequate to provide for all known and reasonably expected losses on loans, leases and other extensions of credit outstanding and other inherent risks in ROSE's or R1NB's portfolio of loans and leases, in accordance with GAAP and applicable regulatory accounting principles and banking laws and regulations;

                      (b) Charge off all loans, receivables and other assets, or portions thereof, deemed uncollectible in accordance with GAAP, regulatory accounting principles, and applicable law or regulation, or which have been classified as "loss" or as directed by any regulatory authority, unless


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

such classification or direction has been disregarded in good faith by ROSE or R1NB, ROSE or R1NB has submitted in writing to such regulatory authority the basis upon which it has so disregarded such classification or direction, and such regulatory authority retracts its direction requiring such charge-off;

               6.1.11 Furnish to BANCORP, as soon as practicable, and in any event within fifteen days after it is prepared: (i) a copy of any report submitted to the Board of Directors of ROSE or R1NB and access to the working papers related thereto, provided, however, that ROSE need not furnish BANCORP any materials relating to deliberations of ROSE's Board of Directors or R1NB's Board of Directors with respect to its approval of this Agreement, communications of ROSE's legal counsel with the Board of Directors or officers of ROSE regarding ROSE's rights against or obligations to BANCORP or its Subsidiaries under this Agreement, or books, records and documents covered by the attorney-client privilege or which are attorneys' work product; (ii) copies of all material reports, renewals, filings, certificates, statements, correspondence and other documents specific to ROSE or R1NB or filed with or received from any Federal Reserve Bank, the SEC, the OCC or any Governmental Entity; (iii) monthly unaudited balance sheets, statements of income and changes in shareholders' equity for ROSE and R1NB and quarterly unaudited balance sheets, statements of income and changes in shareholders' equity for ROSE and R1NB, in each case prepared on a basis consistent with past practice; and (iv) such other reports as BANCORP may reasonably request (which are otherwise deliverable under this Section 6.1.11) relating to ROSE. Each of the financial statements of ROSE or R1NB delivered pursuant to this Section 6.1.11 shall be accompanied by a certificate of the Chief Financial Officer of ROSE or R1NB to the effect that such financial statements fairly present the financial information presented therein of ROSE or R1NB, for the periods covered, subject to recurring adjustments normal in nature and amount, necessary for a fair presentation and are prepared on a basis consistent with past practice;

               6.1.12 ROSE agrees that through the Effective Time, as of their respect dates, (i) each ROSE Filing will be true and complete in all material respects; and (ii) each ROSE Filing will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such ROSE Filings that is intended to present the financial position of ROSE during the periods involved to which it relates will fairly present in all material respects the financial position of ROSE and will be prepared in accordance with GAAP or consistent with applicable regulatory accounting principles and banking law and banking regulations, except as stated therein;

               6.1.13 Maintain reserves for contingent liabilities in accordance with GAAP or applicable regulatory accounting principles and consistent with past practices;

               6.1.14 Promptly notify BANCORP of the filing, or threatened filing, of any litigation, or the filing or threatened filing of any government or regulatory action, including an investigation or notice of investigation, or similar proceeding or notice of any material claims against ROSE or any of its assets;


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

               6.1.15 Inform BANCORP of the amounts and categories of any loans, leases or other extensions of credit, or other assets, that have been classified by any bank regulatory authority or by any unit of R1NB as "Specially Mentioned," "Renegotiated," "Substandard," "Doubtful," "Loss" or any comparable classification ("Classified Assets"). ROSE will furnish to BANCORP, as soon as practicable, and in any event within fifteen days after the end of each calendar month, schedules including the following: (i) Classified Assets by type (including each credit or other asset in an amount equal to or greater than $10,000), and its classification category; (ii) nonaccrual credits by type (including each credit in an amount equal to or greater than $10,000); (iii) renegotiated loans by type (loans on which interest has been renegotiated to lower than market rates because of the financial condition of the borrowers);
(iv) delinquent credits by type (including each delinquent credit in an amount equal to or greater than $10,000), including an aging into 30-89 and 90+ day categories; (v) loans or leases or other assets charged off, in whole or in part, during the previous month by type (including each such loan or lease or other asset in an amount equal to or greater than $10,000); and (vi) OREO or assets owned stating with respect to each its type;

               6.1.16 Furnish to BANCORP, upon BANCORP's request, schedules with respect to the following: (i) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the loan or lease type;
(ii) loans or leases (including any commitments) by ROSE to any director or officer (at or above the Vice President level) of ROSE or any of its Subsidiaries, or to any Person holding 5% or more of the capital stock of ROSE, including, with respect to each such loan or lease, the identity and, to the best Knowledge of ROSE, the relation of the borrower to ROSE or R1NB, the loan or lease type and the outstanding and undrawn amounts; and (iii) standby letters of credit, by type, (including each letter of credit in a face amount equal to or greater than $10,000); and

               6.1.17 Make available to BANCORP copies of each credit authorization package, consisting of all applications for and financial information regarding loans, renewals of loans or other extensions of credit of $100,000 or more (on a noncumulative basis) for secured loans or secured extensions of credit and $25,000 in the case of unsecured loans or unsecured extensions of credit, which are approved by ROSE after the date of this Agreement, within ten Business Days of preparation of such packages.

        Section 6.2 NEGATIVE COVENANTS OF ROSE. During the period from the date of execution of this Agreement through the Effective Time, ROSE agrees that without BANCORP's prior written consent, it shall not and its Subsidiaries shall not:

               6.2.1 (a) Declare or pay any dividend on, other than regular cash dividends consistent with past practices, or make any other distribution in respect of any of its capital stock; (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or
(c) repurchase or otherwise acquire any shares of its capital stock;

               6.2.2 Take any action that would or might result in any of the representations and warranties of ROSE set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority;


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

               6.2.3 Issue, deliver, sell, or grant, or authorize the issuance, delivery, sale or grant of, or purchase, any shares of the capital stock of ROSE or any securities convertible or exercisable into or exchangeable for such capital stock, or any rights, warrants or options, including options under any stock option plans or enter into any agreements to do any of the foregoing, except in connection with the issuance of ROSE Common Stock pursuant to the exercise of ROSE Stock Options;

               6.2.4 Amend its Articles of Incorporation or Bylaws, except as required by applicable law or by the terms of this Agreement;

               6.2.5 Authorize or knowingly permit any of its representatives, directly or indirectly, to solicit or encourage any Acquisition Proposal (as hereinafter defined) or participate in any discussions or negotiations with, or provide any nonpublic information to, any Person or group of persons (other than BANCORP, and its representatives) concerning any such solicited Acquisition Proposal. ROSE shall notify BANCORP immediately if any inquiry regarding an Acquisition Proposal is received by ROSE, including the terms thereof. For purposes of this Section 6.2.5, "Acquisition Proposal" shall mean any (a) proposal pursuant to which any Person other than BANCORP would acquire or participate in a merger or other business combination or reorganization involving ROSE or any of its Subsidiaries; (b) proposal by which any Person or group, other than BANCORP, would acquire the right to vote ten percent (10%) or more of the capital stock of ROSE entitled to vote for the election of directors; (c) acquisition of the assets of ROSE other than in the ordinary course of business; or (d) acquisition in excess of ten percent (10%) of the outstanding capital stock of ROSE, other than as contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent ROSE or ROSE's Board of Directors from (i) furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity, or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders of ROSE, if and only to the extent that (A) the Board of Directors of ROSE has determined and believes in good faith (after consultation with and the concurrence of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction materially more favorable, from a financial point of view, to ROSE's shareholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "ROSE Superior Proposal") and ROSE's Board of Directors has determined in good faith, after consultation with and based on written advice from its outside legal counsel, that such action is necessary for ROSE to comply with its fiduciary duties to shareholders under applicable law, and (B) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person or entity, ROSE's Board of Directors has received from such person or entity an executed confidentiality agreement, with terms no more favorable to such party than those contained in the Confidentiality Agreement between ROSE and BANCORP, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, if such Rule is applicable thereto;

               6.2.6 Acquire or agree to acquire by merging, consolidating with, or by purchasing all or a substantial portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material to ROSE, other than in the ordinary course of business consistent with prior practice;


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

               6.2.7 Sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to ROSE, except in the ordinary course of business consistent with prior practice;

               6.2.8 Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of ROSE or any of its Subsidiaries or guarantee any debt securities of others other than in the ordinary course of business consistent with prior practice;

               6.2.9 Enter into any Understanding, except: (a) deposits incurred, and short-term debt securities (obligations maturing within one year) issued, in its ordinary course of business consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; (b) commitments to make loans or other extensions of credit in the ordinary course of business consistent with prior practice; and (c) loan sales in the ordinary course of business, without any recourse, provided that no commitment to sell loans shall extend beyond the Effective Time;

               6.2.10 Make or enter into a commitment to make any loan or other extension of credit to any director, officer or employee of ROSE or any of its Subsidiaries, except in accordance with practice or policy in existence on the date of this Agreement and in compliance with all applicable laws and all applicable regulations and directives of any Governmental Entity;

               6.2.11 Except in the ordinary course of business consistent with prior practice or as required by an existing contract, and provided prior disclosure thereof has been made in Schedule 6.2.11, grant any general or uniform increase in the rates of pay of employees or employee benefits or any increase in salary or employee benefits of any officer, employee or agent or pay any bonus to any Person;

               6.2.12 Sell, transfer, mortgage, encumber or otherwise dispose of any assets or other liabilities except in the ordinary course of business consistent with prior practice or as required by any existing contract;

               6.2.13 Make the credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, or the Loan Loss Reserve policies, less stringent than those in effect on December 31, 1997 or reduce the amount of the Loan Loss Reserves or any other reserves for potential losses or contingencies;

               6.2.14 Make any capital expenditures, or commitments with respect thereto, except those in the ordinary course of business which do not exceed $10,000 individually or $30,000 in the aggregate;

               6.2.15 Renew, extend or amend any existing employment contract or agreement, enter into any new employment contract or agreement or make any bonus or any special or extraordinary payments to any Person;

               6.2.16 Except in the ordinary course of business consistent with prior practice, and in compliance with applicable laws and regulations, make any material investments, by purchase of


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

stock or securities, contributions of capital, property transfers, purchases of any property or assets or otherwise, in any other individual, corporation or other entity;

               6.2.17 Except as otherwise required to correct a prior filing, compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency except in a form previously approved by BANCORP, which approval will not be unreasonably withheld, in writing, or file or amend any federal, foreign, state or local Tax Return or report or make any tax election or change any method or period of accounting unless required by GAAP or applicable law and, then, only after submitting such Tax return or report or proposed Tax election or change in any method or period of accounting, to BANCORP for its approval, which it shall not unreasonably withhold or delay;

               6.2.18 Except as contemplated in this Agreement, terminate any Employee Plan or Benefit Arrangement;

               6.2.19 Change its fiscal year or methods of accounting in effect at December 31, 1997, except as required by changes in GAAP or regulatory accounting principles as concurred to by ROSE's independent public accountants;

               6.2.20 Take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the IRC as a tax-free reorganization;

               6.2.21 Take or cause to be taken into OREO any commercial property without an environmental report reporting no adverse environmental condition on such property, with a copy of such report delivered to BANCORP prior to taking such property into OREO; or

               6.2.22 Make any new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the assets owned by ROSE or its Subsidiaries. BANCORP shall be deemed to have consented in writing to any election ROSE or its Subsidiaries shall desire to make if: (i) the electing Person shall have notified the Chief Executive Officer of BANCORP in writing of its desire to make such election, including in such notice a reasonably complete summary of the election it desires to make and the reasons it desires to make such election at least 20 Business Days prior to the due date (including extensions thereof) for filing such election; and (ii) BANCORP shall not have responded in writing to such notice by the fifth Business Day prior to the due date (including extensions thereof) for filing such election.

        Section 6.3 AFFIRMATIVE CONDUCT OF BANCORP. During the period from the date of execution of this Agreement through the Effective Time, BANCORP shall carry on its business, and shall cause each of its respective Subsidiaries to carry on its business, in the ordinary course in substantially the manner in which heretofore conducted, subject to changes in law applicable to all national banks or all member banks insured by the FDIC and directives from regulators (except to the extent ROSE shall otherwise consent in writing), and use all commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, (other than terminations in the ordinary course of business) and preserve its relationships with customers, depositors, suppliers and others having business dealings with it; and, to these ends, shall fulfill each of the following:


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

               6.3.1 Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

               6.3.2 Advise ROSE promptly in writing of any change that would have a Material Adverse Effect on its capital structure, consolidated financial condition, consolidated assets, consolidated results of operations, business or prospects or of any matter which would make the representations and warranties set forth in Article 4 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

               6.3.3 Keep in full force and effect all of its existing material permits and licenses and those of its Subsidiaries;

               6.3.4 Use its commercially reasonable efforts to maintain insurance or bonding coverage on all material properties for which it is responsible and on its business operations, and carry not less than the same coverage for fidelity, public liability, personal injury, property damage and other risks equal to that which is in effect as of the date of this Agreement; and notify ROSE in writing promptly of any facts or circumstances which could affect its ability, or that of any of its Subsidiaries, to maintain such insurance or bonding coverage;

               6.3.5 Perform its contractual obligations and not breach or come into default on any of such obligations, and not amend, modify, or, except as they may be terminated in accordance with their terms, terminate any Understanding or materially default in the performance of any of its obligations under any Understanding where such default would have a Material Adverse Effect on BANCORP;

               6.3.6 Duly observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on ROSE;

               6.3.7 Duly and timely file as and when due all reports and Returns required to be filed with any Governmental Entity;

               6.3.8 Maintain its tangible assets and properties in good condition and repair, normal wear and tear excepted in accordance with prior practices;

               6.3.9 Promptly advise ROSE in writing of any event or any other transaction within the Knowledge of BANCORP, whereby any Person or related group of Persons acquires, after the date of this Agreement, directly or indirectly, record or beneficial ownership (as defined in Rule 13d-3 promulgated by the SEC pursuant to the Exchange Act) or control of 5% or more of the outstanding shares of BANCORP Common Stock either prior to or after the record date fixed for the BANCORP shareholders' meeting or any adjourned meeting thereof to approve the transactions contemplated herein;

               6.3.10 (a) Maintain a Loan Loss Reserve at a level which is adequate to provide for all known and reasonably expected losses on loans, leases and other extensions of credit outstanding and other inherent risks in BANCORP's or BANK's portfolio of loans and leases, in accordance with GAAP and applicable regulatory accounting principles and banking laws and regulations;

                      (b) Charge off all loans, receivables and other assets, or portions thereof, deemed uncollectible in accordance with GAAP, regulatory accounting principles, and applicable law or regulation, or which have been classified as "loss" or as directed by any regulatory authority, unless such classification or direction has been disregarded in good faith by BANCORP or BANK, BANCORP or BANK has submitted in writing to such regulatory authority the basis upon which it has so disregarded such classification or direction, and such regulatory authority retracts its direction requiring such charge-off;

               6.3.11 Furnish to ROSE, as soon as practicable, and in any event within fifteen days after it is prepared: (i) a copy of any report submitted to the Board of Directors of BANCORP or BANK and access to the working papers related thereto, provided, however, that BANCORP need not furnish ROSE any materials relating to deliberations of BANCORP's Board of Directors or BANK's Board of Directors with respect to its approval of this Agreement, communications of BANCORP's legal counsel with the Board of Directors or officers of BANCORP regarding BANCORP's rights against or obligations to ROSE or its Subsidiaries under this Agreement, or books, records and documents covered by the attorney-client privilege or which are attorneys' work product; (ii) copies of all material reports, renewals, filings, certificates, statements, correspondence and other documents specific to BANCORP or BANK or filed with or received from any Federal Reserve Bank, the SEC, the OCC or any Governmental Entity; (iii) monthly unaudited balance sheets, statements of income and changes in shareholders' equity for BANCORP and BANK and quarterly unaudited balance sheets, statements of income and changes in shareholders' equity for BANCORP and BANK, in each case prepared on a basis consistent with past practice; and (iv) such other reports as ROSE may reasonably request (which are otherwise deliverable under this Section 6.3.11) relating to BANCORP. Each of the financial statements of BANCORP or BANK delivered pursuant to this Section
6.3.11 shall be accompanied by a certificate of the Chief Financial Officer of BANCORP or BANK to the effect that such financial statements fairly present the financial information presented therein of BANCORP or BANK, for the periods covered, subject to recurring adjustments normal in nature and amount, necessary for a fair presentation and are prepared on a basis consistent with past practice;

               6.3.12 BANCORP agrees that through the Effective Time, as of their respect dates, (i) each BANCORP Filing will be true and complete in all material respects; and (ii) each BANCORP Filing will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such BANCORP Filings that is intended to present the financial position of BANCORP, on a consolidated basis, during the periods involved to which it relates will fairly present in all material respects the financial position of BANCORP, on a consolidated basis, and will be prepared in accordance with GAAP or consistent with applicable regulatory accounting principles and banking law and regulations, except as stated therein;

               6.3.13 Maintain reserves for contingent liabilities in accordance with GAAP or applicable regulatory accounting principles and consistent with past practices;

               6.3.14 Promptly notify ROSE of the filing, or threatened filing, of any litigation, or the filing or threatened filing of any government or regulatory action, including an investigation or notice of investigation, or similar proceeding or notice of any material claims against BANCORP or any of its assets, which is expected to have a Material Adverse Effect on BANCORP and its Subsidiaries taken as a whole;

               6.3.15 Inform ROSE of the amounts and categories of any loans, leases or other extensions of credit, or other assets, that have been classified by any bank regulatory authority or by any unit of BANK as Classified Assets. BANCORP will furnish to ROSE, as soon as practicable, and in any event within fifteen days after the end of each calendar month, schedules including the following: (i) Classified Assets by type (including each credit or other asset in an amount equal to or greater than $10,000), and its classification category;
(ii) nonaccrual credits by type (including each credit in an amount equal to or greater than $10,000); (iii) renegotiated loans by type (loans on which interest has been renegotiated to lower than market rates because of the financial condition of the borrowers); (iv) delinquent credits by type (including each delinquent credit in an amount equal to or greater than $10,000), including an aging into 30-89 and 90+ day categories; (v) loans or leases or other assets charged off, in whole or in part, during the previous month by type (including each such loan or lease or other asset in an amount equal to or greater than $10,000); and (vi) OREO or assets owned stating with respect to each its type; and

               6.3.16 Furnish to ROSE, upon ROSE's request, schedules with respect to the following: (i) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the loan or lease type;
(ii) loans or leases (including any commitments) by BANCORP to any director or officer (at or above the Vice President level) of BANCORP or any of its Subsidiaries, or to any Person holding 5% or more of the capital stock of BANCORP, including, with respect to each such loan or lease, the identity and, to the best Knowledge of BANCORP, the relation of the borrower to BANCORP or BANK, the loan or lease type and the outstanding and undrawn amounts; and (iii) standby letters of credit, by type, (including each letter of credit in a face amount equal to or greater than $10,000).

        Section 6.4 NEGATIVE COVENANTS OF BANCORP. During the period from the date of execution of this Agreement through the Effective Time, BANCORP agrees that without ROSE's prior written consent, it shall not and its Subsidiaries shall not:

               6.4.1 (a) Declare or pay any dividend on, other than regular cash dividends consistent with past practices, or make any other distribution in respect of any of its capital stock; (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or
(c) repurchase or otherwise acquire any shares of its capital stock;

               6.4.2 Take any action that would or might result in any of the representations and warranties of BANCORP set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority;

               6.4.3 Issue, deliver, sell, or grant, or authorize the issuance, delivery, sale or grant of, or purchase, any shares of the capital stock of BANCORP or any securities convertible or exercisable into or exchangeable for such capital stock, or any rights, warrants or options, including options under any stock option plans or enter into any agreements to do any of the foregoing, except in connection with the issuance of BANCORP Common Stock pursuant to the exercise of BANCORP Stock Options or pursuant to the proposed acquisition of another financial entity identified by BANCORP in writing to ROSE prior to the execution of the Agreement;

               6.4.4 Amend its Articles of Incorporation or Bylaws, except as required by applicable law or by the terms of this Agreement;

               6.4.5 Sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to BANCORP, except in the ordinary course of business consistent with prior practice;

               6.4.6 Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of BANCORP or any of its Subsidiaries or guarantee any debt securities of others other than in the ordinary course of business consistent with prior practice;

               6.4.7 Sell, transfer, mortgage, encumber or otherwise dispose of any assets or other liabilities except in the ordinary course of business consistent with prior practice or as required by any existing contract;

               6.4.8 Make the credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, or the Loan Loss Reserve policies, less stringent than those in effect on December 31, 1997 or reduce the amount of the Loan Loss Reserves or any other reserves for potential losses or contingencies;

               6.4.9 Except in the ordinary course of business consistent with prior practice, and in compliance with applicable laws and regulations, make any material investments, by purchase of stock or securities, contributions of capital, property transfers, purchases of any property or assets or otherwise, in any other individual, corporation or other entity;

               6.4.10 Except as otherwise required to correct a prior filing, compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency except in a form previously approved by ROSE, in writing, or file or amend any federal, foreign, state or local Tax Return or report or make any tax election or change any method or period of accounting unless required by GAAP or applicable law and, then, only after submitting such Tax return or report or proposed Tax election or change in any method or period of accounting, to ROSE for its approval, which it shall not unreasonably withhold or delay;

               6.4.11 Change its fiscal year or methods of accounting in effect at December 31, 1997, except as required by changes in GAAP or regulatory accounting principles as concurred to by BANCORP's independent public accountants;

               6.4.12 Authorize or knowingly permit any of its representatives, directly or indirectly, to solicit or encourage any Acquisition Proposal (as hereinafter defined) or participate in any discussions or negotiations with, or provide any nonpublic information to, any Person or group of persons (other than ROSE, and its representatives) concerning any such solicited Acquisition Proposal. BANCORP shall notify ROSE immediately if any inquiry regarding an Acquisition Proposal is received by BANCORP, including the terms thereof. For purposes of this Section 6.4.12, "Acquisition Proposal" shall mean any (a) proposal pursuant to which any Person other than ROSE would acquire or participate in a merger or other business combination or reorganization involving BANCORP; (b) proposal by which any Person or group, other than ROSE, would acquire the right to vote ten percent (10%) or more of the capital stock of BANCORP entitled to vote for the election of directors; (c) acquisition of the assets of BANCORP other than in the ordinary course of business; or (d) acquisition in excess of ten percent (10%) of the outstanding capital stock of BANCORP other than as contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent BANCORP or its Board of Directors from (i) furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity, or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders of BANCORP, if and only to the extent that (A) the Board of Directors of BANCORP has determined and believes in good faith (after consultation with and the concurrence of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction materially more favorable, from a financial point of view, to BANCORP's shareholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "BANCORP Superior Proposal") and BANCORP's Board of Directors has determined in good faith, after consultation with and based on written advice from its outside legal counsel, that such action is necessary for BANCORP to comply with its fiduciary duties to shareholders under applicable law, and (B) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person or entity, BANCORP's Board of Directors received from such person or entity an executed confidentiality agreement, with terms no more favorable to such party than those contained in the Confidentiality Agreement between ROSE and BANCORP, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, if such Rule is applicable thereto;

               6.4.13 Take any action that would or might result in any of the representations and warranties of BANCORP set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority;

               6.4.14 Take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the IRC as a tax-free reorganization;

               6.4.15 Take or cause to be taken into OREO any commercial property without an environmental report reporting no adverse environmental condition on such property, with a copy of such report delivered to ROSE prior to taking such property into OREO; or

               6.4.16 Make any new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the assets owned by BANCORP or its Subsidiaries. ROSE shall be deemed to have consented in writing to any election BANCORP or its Subsidiaries shall desire to make if: (i) the electing Person shall have notified the Chief Executive Officer of ROSE in writing of its desire to make such election, including in such notice a reasonably complete summary of the election it desires to make and the reasons it desires to make such election at least 20 Business Days prior to the due date (including extensions thereof) for filing such election; and (ii) ROSE shall not have responded in writing to such notice by the fifth Business Day prior to the due date (including extensions thereof) for filing such election.

                   ARTICLE 7. CONDITIONS PRECEDENT TO CLOSING

        Section 7.1 CONDITIONS TO THE PARTIES' OBLIGATIONS. The obligations of all the parties to this Agreement to effect the Merger shall be subject to the fulfillment of the following conditions:

               7.1.1 This Agreement, the Merger Agreement and the Merger shall have been validly approved by the holders of a majority of the outstanding shares of ROSE Common Stock and BANCORP Common Stock entitled to vote;

               7.1.2 All permits, approvals and consents required to be obtained, and all waiting periods required to expire, prior to the consummation of the Merger under applicable federal laws of the United States or applicable laws of any state having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement shall have been obtained or expired, as the case may be (all such permits, approvals and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), without the imposition of any condition which in the reasonable judgment of any party to be affected by such condition is materially burdensome upon such party or its respective Affiliates or the Surviving Corporation;

               7.1.3 There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Government Entity which: (i) makes the consummation of the Merger illegal; (ii) requires the divestiture by BANCORP of any material asset or of a material portion of the business of BANCORP; or (iii) imposes any condition upon BANCORP or its Subsidiaries (other than general provisions of law applicable to all banks and bank holding companies) which in the judgment of BANCORP would be materially burdensome;

               7.1.4 The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and shall remain in effect. No legal, administrative, arbitration, investigatory or other proceeding by any Governmental Entity or any other Person shall have been instituted and, at what otherwise would have been the Effective Time, remain pending by or before any Governmental Entity to restrain or prohibit the transactions contemplated hereby;

               7.1.5 BANCORP and ROSE shall have received an opinion from Perry-Smith & Co., dated the Effective Time, subject to assumptions and exceptions normally included, and in form and substance reasonably satisfactory to BANCORP and ROSE, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and that BANCORP and ROSE will each be a party to that reorganization within the meaning of Section 368(b) of the IRC;

               7.1.6 BANCORP and ROSE shall have received from Perry-Smith & Co., who are the independent public accountants of BANCORP and ROSE, letters, dated at the effective date of the Registration Statement and at the Effective Time, in form and substance satisfactory to BANCORP and ROSE that the Merger may be accounted for as a pooling of interests;

               7.1.7 BANCORP and ROSE shall have received opinions of counsel for the other party in substantially the forms previously agreed to by the parties as set forth in Exhibits 7.1.7A and 7.1.7B, respectively, dated as of the Closing Date;

               7.1.8 No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated by this Agreement or the Merger Agreement which presents a substantial risk that such transactions will be restrained or that either party hereto may suffer material damages or other relief as a result of consummating such transactions; and

               7.1.9 The holders of no more than 10% of the outstanding shares of ROSE Common Stock have exercised dissenters' rights. Dissenters of BANCORP shall be included in such calculation. Dissenters' rights shall be deemed to be exercised to the extent at the Effective Time the holder of such shares have complied with the California Corporations Code concerning dissenters' rights.

        Section 7.2 CONDITIONS TO BANCORP'S OBLIGATIONS. The obligations of BANCORP to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by BANCORP) of the following conditions:

               7.2.1 Except as otherwise provided in this Section 7.2, (a) the representations and warranties of ROSE contained in Article 3 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on the Surviving Corporation or R1NB, or upon the consummation of the transactions contemplated hereby; (b) ROSE shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on ROSE or R1NB, or upon the consummation of the transactions contemplated hereby; (c) none of the events or conditions entitling BANCORP to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) ROSE shall have delivered to BANCORP certificates dated the date of the Effective Time and signed by the President and Chief Executive Officer to the effect set forth in Subsections 7.2.1(a), (b) and (c);

               7.2.2 There shall have been obtained, without the imposition of any material burden or restriction on any of the parties hereto not in existence on the date hereof, each consent to the consummation of the Merger required to be obtained from any Person under any agreement, contract or license to which ROSE is a party or by or under which it is bound or licensed, the withholding of which might have a Material Adverse Effect on ROSE, the Surviving Corporation or BANCORP at or following the Effective Time, or on the transactions contemplated by this Agreement;

               7.2.3 ROSE shall have delivered its Closing Schedules to BANCORP on the day immediately preceding the Closing Date and none of such Closing Schedules shall reflect any item that was not on the ROSE Schedules (or in the ROSE Financial Statements) delivered on the date of execution of this Agreement that has had, would have, or could be reasonably likely to have, a Material Adverse Effect on ROSE, the Surviving Corporation or BANCORP at or after the Effective Time, or on the consummation of the transactions contemplated hereby;

               7.2.4 Between the date of this Agreement and the Effective Time, no event or circumstance shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on ROSE, or its Subsidiaries, and BANCORP shall have received a certificate signed on behalf of ROSE by the President and Chief Executive Officer of ROSE to such effect;

               7.2.5 Counsel for BANCORP shall have approved, in the exercise of counsel's reasonable discretion, the validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to BANCORP hereunder or that are reasonably requested by such counsel;

               7.2.6 The sale of the BANCORP Common Stock resulting from the Merger shall have been qualified or registered with the appropriate State securities law or "blue sky" regulatory authorities of all States in which qualification or registration is required under the State securities laws, and such qualifications or registration shall not have been suspended or revoked;

               7.2.7 ROSE shall have delivered to BANCORP not later than the date of this Agreement all of the executed Affiliate Agreements in the form attached hereto as Exhibit 5.3;

               7.2.8 None of ROSE or any of its Subsidiaries shall be subject to any memorandum of understanding, cease and desist order, or other agreement with any Governmental Entity restricting the conduct of any of their respective businesses, prospects and operations, so as to have a Material Adverse Effect;

               7.2.9 All of ROSE's director-shareholders shall have delivered to BANCORP on the date of this Agreement the Director-Shareholder Agreements in the form attached hereto as Exhibit 7.2.9.

        Section 7.3 CONDITIONS TO ROSE'S OBLIGATIONS. The obligations of ROSE to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by ROSE) of the following conditions:

               7.3.1 Except as otherwise provided in this Section 7.3, (a) the representations and warranties of BANCORP contained in Article 4 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on BANCORP and BANK, taken as a whole, or upon consummation of the transactions contemplated hereby; (b) BANCORP shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with it prior to or at the Effective Time, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on BANCORP and BANK, taken as a whole, or upon the consummation of the transactions contemplated hereby; (c) none of the events or conditions entitling ROSE to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) BANCORP shall have delivered to ROSE certificates dated the date of the Effective Time and signed by a duly authorized officer to the effect set forth in Subsections 7.3.1(a), (b) and (c);

               7.3.2 Counsel for ROSE shall have approved, in the exercise of counsel's reasonable discretion, the validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to ROSE hereunder or that are reasonably requested by such counsel;

               7.3.3 There shall not have been any change in the consolidated financial condition, aggregate consolidated net assets, shareholders' equity, business, or consolidated operating results of BANCORP and its Subsidiaries, taken as a whole, from December 31, 1997 to the Effective Time that results in a Material Adverse Effect as to BANCORP and its Subsidiaries, taken as a whole;

               7.3.4 BANCORP has taken such action as appropriate to convert ROSE stock options to BANCORP stock options adjusted for the Conversion Rate;

               7.3.5 Prior to the Closing Date, BANCORP shall have taken all corporate action required to effectuate the appointment of the four individuals named on Schedule 2.9 hereto to its Board of Directors effective immediately after the Effective Time;

               7.3.6 BANCORP shall have delivered its Closing Schedules to ROSE on the day immediately preceding the Closing Date and none of such Closing Schedules shall reflect any item that was not on the BANCORP Schedules (or in the BANCORP Financial Statements) delivered on the date of execution of this Agreement that has had, or would have a Material Adverse Effect on BANCORP and its Subsidiaries, taken as a whole, at or after the Effective Time, or on the consummation of the transactions contemplated hereby;

               7.3.7 The fairness opinion (the "ROSE Fairness Opinion") to be commissioned by ROSE's Board of Directors shall provide that the terms of the Merger, from a financial standpoint, are fair to the shareholders of ROSE, and shall not have been revoked, at any time prior to the meeting of ROSE's shareholders at which the Merger is to be voted on;

               7.3.8 BANCORP shall have entered into agreements with those employees of ROSE listed on Schedule 7.3.8 which provide that if such employee ceases to be employed by BANCORP within a two year period from the Effective Time, such employee shall not compete with either BANCORP or R1NB. In addition, such agreements shall provide that in the event employee's employment with BANCORP ceases due to employee's termination by BANCORP, employee shall receive a consulting agreement providing for two years base salary for consulting services for a two year period;

               7.3.9 BANCORP shall have appointed Richard Seeba as Executive Vice President of BANCORP;

               7.3.10 The sale of the BANCORP Common Stock resulting from the Merger shall have been qualified or registered with the appropriate State securities law or "blue sky" regulatory authorities of all States in which qualification or registration is required under the State securities laws, and such qualifications or registration shall not have been suspended or revoked; and

               7.3.11 None of BANCORP or any of its Subsidiaries shall be subject to any memorandum of understanding, cease and desist order, or other agreement with any Governmental Entity restricting the conduct of any of their respective businesses, prospects and operations, so as to have a Material Adverse Effect.

                 ARTICLE 8. TERMINATION, AMENDMENTS AND WAIVERS

        Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

               8.1.1 By mutual consent of the Boards of Directors of BANCORP and ROSE;

               8.1.2 By BANCORP or ROSE upon the failure to satisfy any conditions specified in Section 7.1 if such failure is not caused by any action or inaction of the party requesting termination of this Agreement;

               8.1.3 By BANCORP or ROSE if an Acquisition Event involving the other party shall have occurred;

               8.1.4 By ROSE if there shall have been a material breach of any of the representations or warranties of BANCORP set forth in this Agreement, which breach, in the reasonable opinion of ROSE, by its nature cannot be cured or is not cured prior to the Closing and which breach would, in the reasonable opinion of ROSE, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on BANCORP and its Subsidiaries, taken as a whole, or upon the consummation of the transactions contemplated hereby;

               8.1.5 By BANCORP if there shall have been a material breach of any of the representations or warranties of ROSE set forth in this Agreement, which breach, in the reasonable opinion of BANCORP, by its nature cannot be cured or is not cured prior to the Closing and which breach would, in the reasonable opinion of BANCORP, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on ROSE and its Subsidiaries, taken as a whole, or upon the consummation of the transactions contemplated hereby;

               8.1.6 By ROSE after the occurrence of a Default by BANCORP and the continuance of such Default for a period of 20 Business Days after written notice of such Default, if such Default, in the reasonable opinion of ROSE, cannot be cured prior to the Closing or, even though curable by the Closing, it is not cured prior to the Closing;

               8.1.7 By BANCORP after the occurrence of a Default by ROSE and the continuance of such Default for a period of 20 Business Days after written notice of such Default, if such Default, in the reasonable opinion of BANCORP, cannot be cured prior to the Closing or, even though curable by the Closing, it is not cured prior to the Closing;

               8.1.8 By BANCORP if the Closing Schedules delivered by ROSE disclose the occurrence of an event or the existence of any facts or circumstances, not disclosed in the Schedules or the ROSE Financial Statements delivered to BANCORP on or before the date hereof, that has had or could reasonably be expected to have a Material Adverse Effect on ROSE and its Subsidiaries, taken as a whole, or after the Effective Time, on BANCORP, or on the consummation of the transactions contemplated hereby (a "ROSE Material Adverse Event");

               8.1.9 By ROSE if the Closing Schedules delivered by BANCORP disclose the occurrence of an event or the existence of any facts or circumstances, not disclosed in the Schedules or the BANCORP Financial Statements delivered to ROSE on or before the date hereof, that has had or could reasonably be expected to have a Material Adverse Effect on BANCORP and its Subsidiaries, taken as a whole, or on the consummation of the transactions contemplated hereby (a "BANCORP Material Adverse Event");

               8.1.10 By ROSE upon the failure of any of the conditions specified in Section 7.3 to have been satisfied prior to December 31, 1998; or

               8.1.11 By BANCORP upon the failure of any of the conditions specified in Section 7.2 to have been satisfied prior to December 31, 1998.

        Section 8.2 EFFECT OF TERMINATION; SURVIVAL. Except as provided in
Section 8.5, no termination of this Agreement as provided in Section 8.1 for any reason or in any manner shall release, or be construed as so releasing, any party hereto from its obligations pursuant to Sections 5.1.4, 5.5, 8.5 or 9.5 hereof or from any liability or damage to any other party hereto arising out of, in connection with, or otherwise relating to, directly or indirectly, said party's material breach, Default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement.

        Section 8.3 AMENDMENT. This Agreement may be amended by the parties hereto, at any time before or after approval hereof by the shareholders of ROSE and BANCORP; provided, however, that after any such approval by such shareholders, no amendments shall be made which by law require further approval by such shareholders without such further approval.

        Section 8.4 WAIVER. Any term or provision of this Agreement, other than regulatory approval or any of the provisions required by law, may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

        Section 8.5 LIQUIDATED DAMAGES; CANCELLATION FEE.

               8.5.1 In the event of the occurrence of (i) an Acquisition Event involving ROSE, then ROSE shall pay to BANCORP the sum of Five Hundred Thousand Dollars ($500,000) in cash; or (ii) an Acquisition Event involving BANCORP, then BANCORP shall pay to ROSE the sum of Five Hundred Thousand Dollars ($500,000) in cash.

               8.5.2 In the event of termination of this Agreement by ROSE pursuant to Section 8.1.10 as a result of the revocation of the ROSE Fairness Opinion; or a termination of this Agreement by BANCORP pursuant to (i) Section
8.1.2 (no approval by ROSE shareholders), or (ii) pursuant to Section 8.1.5 (breach of representations or warranties of ROSE) or Section 8.1.7 (Default) or
Section 8.1.8 (disclosure in the Closing Schedules of a ROSE Material Adverse Event), where such breach of representation or warranty, Default or ROSE Material Adverse Event shall have been caused in whole or in material part by any action or inaction within the control of ROSE or any of its Subsidiaries, or any of their directors or executive officers (it being understood that any breach or Default or ROSE Material Adverse Event that occurred after the date of this Agreement and was outside of the control of ROSE and its Subsidiaries, and the directors and executive officers thereof, such as, by way of example only, the filing of a lawsuit against ROSE, shall not come within this Section 8.5.2), then, ROSE shall pay to BANCORP the sum of Two Hundred Thousand Dollars ($200,000), in cash; provided, however, that if an Acquisition Event occurs involving ROSE within one hundred eighty (180) days following any termination by BANCORP to which this Section 8.5.2 applies, ROSE shall pay to BANCORP an additional Three Hundred Thousand Dollars ($300,000) in cash.

               8.5.3 In the event of the termination of this Agreement by BANCORP pursuant to Section 8.1.11 as a result of the revocation of the BANCORP Fairness Opinion; or a termination of this Agreement by ROSE pursuant to (i)
Section 8.1.2 (no approval by BANCORP Shareholders), or (ii) 8.1.4 (breach of representations and warranties of BANCORP) or Section 8.1.6 (Default), or
Section 8.1.9 (disclosure in Closing Schedules of a BANCORP Material Adverse Event), where such breach of representation or warranty, or such Default or BANCORP Material Adverse Event shall have been caused in whole or in material part by any action or inaction within the control of BANCORP or any of its Subsidiaries, or any of their directors or executive officers (it being understood that any action or inaction outside of the control of BANCORP, its Subsidiaries and their directors and executive officers, such as, by way of example only, the filing of a lawsuit against BANCORP, shall not come within this Section 8.5.3), then, BANCORP shall pay to ROSE the sum of Two Hundred Thousand Dollars ($200,000), in cash; provided, however, that if an Acquisition Event occurs involving BANCORP within one hundred eighty (180) days following any termination by ROSE to which this Section 8.5.3 applies, BANCORP shall pay to ROSE an additional Three Hundred Thousand Dollars ($300,000) in cash.

               8.5.4 The parties have determined that the occurrence of any of the events or circumstances set forth in Sections 8.5.1, 8.5.2 and 8.5.3 would cause a substantial damage and loss and lost business opportunities to the party terminating this Agreement as a result thereof and that the payments contemplated by Sections 8.5.1, 8.5.2 and 8.5.3 above provide reasonable and fair compensation for such damage, loss and lost business opportunities and are not intended to be and do not constitute a penalty or forfeiture. Such payments will be made within 10 Business Days following a termination of the Agreement that gives rise to the payment of such liquidated damages pursuant to Sections 8.5.1, 8.5.2 or 8.5.3, as applicable. Upon the making and receipt of payments due under this Section 8.5, neither party, nor any Affiliates of any party, shall have any further obligation or liability of any kind under this Agreement to the other party, except pursuant to Section 5.1.4, 5.5 and 9.5.

               8.5.5 In the event of the termination of this Agreement by BANCORP or ROSE and for any reason other than as specified in Sections 8.5.1,
8.5.2 or 8.5.3 above, none of the parties hereto, nor any Affiliates of any such parties, shall have any further obligation or liability of any kind to the other party, except pursuant to Sections 5.1.4, 5.5 and 9.5.


                          ARTICLE 9. GENERAL PROVISIONS

        Section 9.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time or to a termination of this Agreement.

        Section 9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent by confirmed overnight courier or telecopied (with electronic confirmation and verbal confirmation for the person to whom such telecopy is addressed), on the date such notice is so delivered, mailed or sent, as the case may be, to the parties at the following addresses (or any such other address for a party as shall be specified by like notice):

        If to ROSE at:
                             Roseville 1st Community Bancorp
                             1801 Douglas Boulevard
                             Roseville, California  95661
                             Fax No. (916) 773-5500
                             Attention: Richard Seeba, President/CEO

        with a copy to:
                             Pillsbury, Madison & Sutro, LLP
                             400 Capitol Mall, 17th Floor
                             Sacramento, California  95814
                             Fax No. (916) 441-3583
                             Attention: Cary C. Boyden, Esq.

        If to BANCORP at:
                             Western Sierra Bancorp
                             4011 Plaza Goldorado Circle
                             Cameron Park, California 95682
                             Fax No. (530) 677-5075
                             Attention: Gary D. Gall, President/CEO

        with a copy to:
                             Gary Steven Findley & Associates
                             1470 North Hundley Street
                             Anaheim, California 92806
                             Fax No. (714) 630-7910
                             Attention: Gary Steven Findley, Esq.

        Section 9.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 9.4 ENTIRE AGREEMENT/NO THIRD PARTY RIGHTS/ASSIGNMENT. This Agreement (including the documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; (c) shall not be assigned by a party, by operation of law or otherwise, without the consent of the other parties; and (d) subject to the foregoing, shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

        Section 9.5 NONDISCLOSURE OF AGREEMENT. BANCORP and ROSE agree, except as required by law or the rules of the NASDAQ, so long as this Agreement is in effect, not to issue any public notice, disclosure or press release with respect to the transactions contemplated by this Agreement without seeking the consent of the other party, which consent shall not be unreasonably withheld.

        Section 9.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law.

        Section 9.7 HEADINGS/TABLE OF CONTENTS. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 9.8 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement or the Bank Merger Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the State of California or any state having jurisdiction, this being in addition to any remedy to which they are entitled at law or in equity.

        Section 9.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        Section 9.10 ATTORNEYS' FEES. If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

IN WITNESS WHEREOF, BANCORP and ROSE have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

WESTERN SIERRA BANCORP                       ROSEVILLE 1ST COMMUNITY BANCORP


By: /s/ JOSEPH A. SURRA                      By: /S/ THOMAS MANZ
    ----------------------------------          --------------------------------
Name:   Joseph A. Surra                      Name:   Thomas Manz



By: /S/ GARY D. GALL                         By: /S/ RICHARD C. SEEBA
    ----------------------------------          --------------------------------
Name:   Gary D. Gall                         Name:   Richard C. Seeba

                         INDEX OF EXHIBITS AND SCHEDULES
                       PREVIOUSLY DELIVERED BY THE PARTIES

                                    Exhibits
                                    --------

Exhibit 2.1                Form of Merger Agreement
Exhibit 5.3                Form of Affiliate Agreements
Exhibit 7.1.7A             Form of Opinion of ROSE Counsel
Exhibit 7.1.7B             Form of Opinion of BANCORP Counsel
Exhibit 7.2.10             Form of Director-Shareholder Agreements

                                    Schedules
                                    ---------

Schedule 2.9               ROSE Directors
Schedule 2.10              KSOP Trustees
Schedule 3.2               Licenses and Permits
Schedule 3.3               Subsidiaries
Schedule 3.4               Required Consents and Conflicts
Schedule 3.5               ROSE Stock Options
Schedule 3.8               Compliance with Laws
Schedule 3.9               Litigation
Schedule 3.11              Insurance Policies
Schedule 3.12              Title Exceptions
Schedule 3.13              Real Property
Schedule 3.14              Tax Matters
Schedule 3.15              Performance of Obligations
Schedule 3.16              Loans and Investments
Schedule 3.17              ROSE's Brokers and Finders
Schedule 3.18              Material Contracts
Schedule 3.20              Undisclosed Liabilities
Schedule 3.21              Employees; Employee Benefit Plans; ERISA
Schedule 3.23              Potential Environmental Liabilities
Schedule 3.24              Stock Option Plans
Schedule 4.2               Licenses and Permits
Schedule 4.3               Subsidiaries
Schedule 4.4               Required Consents and Conflicts
Schedule 4.8               Compliance with Laws
Schedule 4.9               Litigation
Schedule 4.11              Insurance Policies
Schedule 4.12              Title Exceptions
Schedule 4.13              Real Property
Schedule 4.14              Performance of Obligations
Schedule 4.15              BANCORP's Brokers and Finders
Schedule 4.17              Undisclosed Liabilities
Schedule 4.18              Tax Matters
Schedule 4.19              Potential Environmental Liabilities
Schedule 4.20              Employees
Schedule 4.22              Loans and Investments
Schedule 4.23              Material Contracts
Schedule 6.2.11            Pay or Benefit Increases
Schedule 7.3.8             ROSE Employee List

                        FIRST AMENDMENT TO AGREEMENT AND
                        PLAN OF REORGANIZATION AND MERGER


This First Amendment to Agreement and Plan of Reorganization and Merger dated as of December __, 1998 (the "Amendment") is entered into by and among Western Sierra Bancorp ("BANCORP") and Roseville 1st Community Bancorp ("ROSE").

                                    RECITALS

         WHEREAS, BANCORP and ROSE have entered into that certain Agreement and Plan of Reorganization and Merger dated as of July 2, 1998 (the "Agreement") providing for the merger of ROSE with and into BANCORP, with BANCORP as the surviving corporation;

         WHEREAS, BANCORP and ROSE each agree that it is in the best interests of the respective corporations to determine and fix the Conversion Rate; and

         WHEREAS, BANCORP and ROSE desire to amend the Agreement to fix the Conversion Rate, to make corresponding changes to the Agreement to delete the language providing the formula for the calculation of the Conversion Rate, and to change the termination dates in Sections 8.1.10 and 8.1.11 of the Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BANCORP and ROSE hereto agrees as follows:

1. Amendment of ARTICLE 1. DEFINITIONS of the Agreement. The following definitions shall be deleted from ARTICLE 1.

                  "BANCORP Book Value Per Share"
                  "BANCORP's Costs Associated With the Transaction" "Determination Date"
                  "ROSE Book Value Per Share"
                  "ROSE's Costs Associated With the Transaction"

         The following definition shall be revised to read as follow:

                           "Conversion Rate" shall mean 1.2110.

2. Deletion of Section 5.5.2 of the Agreement. Section 5.5.2 of the Agreement shall be deleted in its entirety.

3. Deletion of Section 5.8 of the Agreement. Section 5.8 of the Agreement shall be deleted in its entirety.

4. Amendment of Section 8.1.10 of the Agreement. Section 8.1.10 of the Agreement is amended to read in full as follows:

                                    8.1.10 By ROSE upon the failure of any of
                  the conditions specified in Section 7.3 to have been satisfied prior to March 31, 1999; or

5. Amendment of Section 8.1.11 of the Agreement. Section 8.1.11 of the Agreement is amended to read in full as follows:

                                    8.1.11 By BANCORP upon the failure of any of
                  the conditions specified in Section 7.2 to have been satisfied prior to March 31, 1999.

6. References. Upon execution and delivery of this Amendment, all references in the Agreement to the "Agreement," and the provisions thereof, shall be deemed to refer to the Agreement, as amended by this Amendment.

7. No other Amendments or Changes. Except as expressly amended or modified by this Agreement, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

8. Definitions. All capitalized terms used herein and not otherwise defined or amended shall have the meanings given to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

WESTERN SIERRA BANCORP                      ROSEVILLE 1ST COMMUNITY BANCORP



By: /s/ Gary D. Gall                     By:   /s/ Richard C. Seeba
    --------------------------------           ---------------------------------
Name: Gary D. Gall, President & CEO      Name: Richard C. Seeba, President & CEO
      ------------------------------            --------------------------------


By: /s/ O. I. Scariot                    By:   /s/ Thomas C. Walker
    --------------------------------           ---------------------------------
Name: O. I. Scariot, Secretary           Name: Thomas C. Walker, Secretary
      ------------------------------           ---------------------------------

                                                                     EXHIBIT III



[FINDLEY GROUP LETTERHEAD]




                                                               December 24, 1998




Members of the Board of Directors
Western Sierra Bancorp
4011 Plaza Goldorado Circle
Cameron Park, California 95682


Members of the Board:


You have requested our opinion as investment bankers as to the fairness, from a financial standpoint, to the shareholders of Western Sierra Bancorp, Cameron Park, California ("Bancorp") of the terms of the proposed merger of LMC Merger Company, Cameron Park, California ("LMC"), a wholly owned subsidiary of Bancorp and Lake Community Bank, Lakeport, California ("LCB") whereby LCB shall become a wholly owned subsidiary of Bancorp as defined in the Agreement and Plan of Reorganization and Merger entered into as of May 27, 1998 and the First Amendment to Agreement and Plan of Reorganization and Merger dated December 24, 1998 (collectively referred to as the "Agreement"). Pursuant to the Agreement and subject to the terms and conditions therein, each share of LCB Common Stock issued and outstanding at the Effective Time shall, on and at the Effective Time, pursuant to the Agreement be exchanged for and converted into the right to receive shares of Bancorp Common Stock equal to the Conversion Rate. The Conversion Rate has been fixed as 0.6905.



As part of its investment banking business, The Findley Group is continually engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. We have previously provided investment banking and financial advisory services to Bancorp.



In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) Annual Reports to Shareholders of Bancorp and LCB for the years ended December 31, 1997 and December 31, 1996; (iii) Quarterly Call Reports for the Quarters ended September 30, 1998, June 30, 1998, March 31, 1998 , December 31, 1997, September 30, 1997, June 30, 1997, March 31,
1997 and December 31, 1996 for LCB and Western Sierra National Bank, a wholly owned subsidiary of Bancorp; (iv) certain other publicly available financial and other information concerning Bancorp and LCB; and (v) publicly available information

Board of Directors - 2 -                                    December 24, 1998



concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry. We have held discussions with senior management of Bancorp concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.


We have reviewed with senior management of Bancorp earnings projections for 1998 through 2001 for Bancorp as a stand-alone entity, assuming the Merger does not occur, using 1998 estimated earnings prepared by Bancorp and an assumed growth of ten percent (10%) per year. We reviewed earnings projections for 1998 through 2001 for LCB as a stand-alone entity, assuming the Merger does not occur, using 1998 estimated earnings and an assumed growth of ten percent (10%) per year. We also reviewed Bancorp's projected operating cost savings and earnings enhancement opportunities of at least ten percent (10%) of LCB's noninterest expense, expected to be achieved in each such years resulting from the Merger. Certain pro forma financial projections for the combined entity were derived by us based partially upon the projections discussed above, as well as our own assessment of general economic, market and financial conditions.



In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of Bancorp as to the reasonableness of the 1998 financial forecasts, projections and projected operating cost savings and earnings enhancement opportunities (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings and earnings enhancement opportunities reflect the best currently available estimates and judgements of Bancorp. We have also assumed, without assuming any responsibility for the independent verification of the same, that the aggregate allowances for loan losses for Bancorp and LCB are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of Bancorp or LCB, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the Merger will have the tax, accounting and legal effects described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial standpoint, to the holders of the shares of Bancorp Common Stock of the terms of the proposed merger of LCB with and into LMC with LCB as the Surviving Corporation and a wholly owned subsidiary of Bancorp and does not address Bancorp's underlying business decision to proceed with the Merger.



We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Bancorp and LCB; (ii) the assets and liabilities of Bancorp and LCB, including the loan and investment portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well

Board of Directors - 3 -                                    December 24, 1998


as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of the proposed merger are fair, from a financial standpoint, to the holders of the shares of Bancorp Common Stock.

This opinion may not be used or referred to by Bancorp or quoted or disclosed to any person in any manner without our prior written consent, with the exception of submission to the regulatory agencies as part of the applications and included in the proxy materials provided to shareholders of Bancorp in relation to approval of the Merger. This opinion is not intended to be and shall not be deemed to be a recommendation to any shareholder of Bancorp as to how such shareholder should vote with respect to the Merger.

                                                   Respectfully submitted,

                                                   THE FINDLEY GROUP





                                                   Gary Steven Findley
                                                   Director

                                                                      EXHIBIT IV

                    [THE BANC STOCK GROUP, INC. LETTERHEAD]


December 24, 1998

Board of Directors
LAKE COMMUNITY BANK
805 Eleventh St
Lakeport, CA 95453

RE: FAIRNESS OPINION LAKE COMMUNITY BANK/WESTERN SIERRA BANCORP

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of common shares of Lake Community Bank ("LCB") of the consideration to be received by LCB, in the proposed merger (the "Merger") of LCB with and into Western Sierra Bancorp ("WSB") whereby LCB shall become a wholly owned subsidiary of WSB. Pursuant to the Agreement and Plan of Reorganization and Merger entered into as of May 27, 1998 and the First Amendment to Agreement and Plan of Reorganization and Merger dated December 24, 1998 (collectively referred to as the "Agreement". Pursuant to the Agreement and subject to the terms and conditions contained therein, each share of LCB Common Stock issued and outstanding at the Effective Time shall, on and at the Effective Time, pursuant to the Agreement be exchanged for and converted into the right to receive shares of WSB Common Stock, equal to the Conversion Rate. The Conversion Rate has been fixed as 0.6905.

We have acted for LCB and for the Board of Directors as financial advisor in connection with this transaction and have received a fee for our services. We have previously provided investment banking and financial advisory services to LCB. We have not provided investment banking or financial advisory services to WSB. We are not a market maker in LCB's common shares.

In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (I) the Agreement; (II) certain publicly available financial and other data with respect to LCB and WSB including consolidated financial statements for the years 1996 and 1997 and quarterly reports to September 30, 1998; (III) certain other publicly available financial and other information concerning LCB and WSB; (IV) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believed relevant to our inquiry; and (V) evaluations and analyses prepared and presented to the Board of Directors of LCB thereof in connection with the Merger. We have held discussions with senior management of LCB concerning LCB's past and current operations, and financial condition as well as the results of regulatory examinations.

Lake Community Bank/Fairness Opinion
December 24, 1998
Page Two


We have reviewed with senior management of LCB 1998 earnings projections for LCB as a stand-alone entity, assuming the Merger does not occur, prepared by LCB. We have also reviewed with the senior management of LCB the projected operating cost-savings of ten percent of LCB's non-interest expense reasonably expected by WSB resulting from the Merger with LCB. Certain pro forma financial projections for the combined companies and for LCB as a stand-alone entity were derived by us based upon the 1998 earnings projections and projected operating cost savings discussed above, as well as our own assessment of general economic, market and financial conditions.

In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of both LCB and WSB as to the reasonableness of the 1998 financial and operating forecasts and projected operating cost savings(and the assumptions and bases thereof) provided to us, and we have assumed that such 1998 forecasts and projected operating cost savings reflect the best currently available estimates and judgements of the applicable managements. We have also assumed, without assuming any responsibility for the independent verification of same, that the aggregate allowances for loan losses for LCB and WSB are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of LCB or WSB, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the Merger will have the tax, accounting and legal effects (including, without limitation, that the Merger will be accounted for as a pooling-of-interests) described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of common shares of LCB of the Exchange Formula as described in the Merger as set forth in the Agreement and does not address LCB's underlying business decision to proceed with the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (I) the historical and current financial positions and results of operations of LCB and WSB, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for LCB and for WSB; (II) the assets and liabilities for LCB and WSB, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (III) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other

Lake Community Bank/Fairness Opinion
December 24, 1998
Page Three


transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based only upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

It is understood that this letter is for the information of the Board of Directors of LCB and may not be relied upon by any other person or used for any other purpose without our prior written consent except a copy of this letter may be included in LCB's proxy statement with respect to the Merger. This letter does not constitute a recommendation to the Board of Directors or to any shareholder of LCB with respect to any approval of the Merger.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Conversion Rate of the Merger as set forth in the Agreement is fair, from a financial point of view, to the holders of the common shares of LCB.

Very truly yours,

THE BANC STOCK GROUP, INC


/s/ EDWARD E. SCHMIDT
-------------------------------
Edward E. Schmidt
Executive Vice President

Encl. FAIRNESS OPINION REPORT, DATED MAY 27, 1998 (previously provided under separate cover)

                                                                      EXHIBIT V

                    [THE BANC STOCK GROUP, INC. LETTERHEAD]


December 24, 1998

Board of Directors
ROSEVILLE 1ST COMMUNITY BANCORP
1801 Douglas Boulevard
Roseville, California   95661

RE: "FAIRNESS OPINION" ROSEVILLE 1ST COMMUNITY BANCORP /WESTERN SIERRA BANCORP

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of common shares of Roseville 1st Community Bancorp ("ROSE") of the consideration to be received by ROSE, in the proposed merger (the "Merger") of ROSE with and into Western Sierra Bancorp ("WSB") pursuant to the Agreement and Plan of Reorganization and Merger entered into as of August 26, 1998 and the First Amendment to Agreement and Plan of Reorganization and Merger dated December 24, 1998 (collectively referred to as "the Agreement"). Pursuant to the terms and conditions contained therein, each share of ROSE Common Stock issued and outstanding at the Effective Time shall, on and at the Effective Time, pursuant to the Agreement be exchanged for and converted into the right to receive shares of WSB Common Stock equal to the Conversion Rate. The Conversion Rate has been fixed as 1.2110.

We have not acted for ROSE or for the Board of Directors as financial advisor in connection with this transaction. We have not previously provided investment banking and financial advisory services to ROSE. We have not provided investment banking or financial advisory services to WSB. We are not a market maker in ROSE common shares.

In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (I) the Agreement; (II) certain publicly available financial and other data with respect to ROSE and WSB including consolidated financial statements for the years 1996 and 1997 and quarterly periods to September 1998 ;
(III) certain other publicly available financial and other information concerning ROSE and WSB; (IV) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believed relevant to our inquiry; and (V) evaluations and analyses prepared for the Board of Directors of ROSE thereof in connection with the Merger. We have held discussions with senior management of ROSE concerning ROSE's past and current operations, financial condition as well as the results of regulatory examinations.

Roseville 1st Community Bancorp/Fairness Opinion
December 24, 1998
Page Two


We have reviewed with senior management of ROSE 1998 earnings projections for ROSE as a stand-alone entity, assuming the Merger does not occur, prepared by ROSE. We have also reviewed with the senior management of ROSE the projected operating cost savings of ten percent of ROSE's non-interest expense reasonably expected by WSB to result from the Merger with ROSE. Certain pro forma financial projections for the combined companies and for ROSE as stand-alone entity were derived by us based upon the 1998 earnings projections and projected operating cost savings discussed above, as well as our own assessment of general economic, market and financial conditions.

In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of both ROSE and WSB as to the reasonableness of the 1998 financial and operating forecasts and projected operating cost savings(and the assumptions and bases therefor) provided to us, and we have assumed that such 1998 forecasts and projected operating cost savings reflect the best currently available estimates and judgements of the applicable managements. We have also assumed, without assuming any responsibility for the independent verification of same, that the aggregate allowances for loan losses for ROSE and WSB are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of ROSE or WSB, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the Merger will have the tax, accounting and legal effects (including, without limitation, that the Merger will be accounted for as a pooling-of-interests) described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of common shares of ROSE of the Exchange Formula as described in the Merger as set forth in the Agreement and does not address ROSE underlying business decision to proceed with the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (I) the historical and current financial positions and results of operations of ROSE and WSB, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for ROSE and for WSB; (II) the assets and liabilities for ROSE and WSB, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (III) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based only upon conditions as

Roseville 1st Community Bancorp/Fairness Opinion
December 24, 1998
Page Three


they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

It is understood that this letter is for the information of the Board of Directors of ROSE and may not be relied upon by any other person or used for any other purpose without our prior written consent except a copy of this letter may be included in ROSE proxy statement with respect to the Merger. This letter does not constitute a recommendation to the Board of Directors or to any shareholder of ROSE with respect to any approval of the Merger.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Conversion Rate of the Merger as set forth in the Agreement is fair, from a financial point of view, to the holders of the common shares of ROSE.

Very truly yours,

THE BANC STOCK GROUP, INC


/s/ EDWARD E. SCHMIDT
--------------------------------
Edward E. Schmidt
Executive Vice President

Encl. FAIRNESS OPINION REPORT, DATED JULY 2, 1998 (provided previously under separate cover)

                                                                      EXHIBIT VI


                                   CHAPTER 13

                               DISSENTERS' RIGHTS

Right to require purchase -- "Dissenting shares" and "dissenting shareholder" defined. Section 1300.
Demand for purchase. Section 1301.
Endorsement of shares. Section 1302.
Agreed price -- Time for payment. Section 1303.
Dissenter's action to enforce payment. Section 1304.
Appraisers' report -- Payment -- Costs. Section 1305.
Dissenting shareholder's status as creditor. Section 1306.
Dividends paid as credit against payment. Section 1307.
Continuing rights and privileges of dissenting shareholders. Section 1308. Termination of dissenting shareholder status. Section 1309.
Suspension of proceedings for payment pending litigation. Section 1310. Exempt shares. Section 1311.
Attacking validity of reorganization or merger. Section 1312.

SECTION 1300. RIGHT TO REQUIRE PURCHASE -- "DISSENTING SHARES" AND "DISSENTING
              SHAREHOLDER" DEFINED.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

         (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

         (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

         (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

         (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record. Leg.H. 1975 ch. 682 1976 ch. 641, effective January 1, 1997, 1982 ch. 36, effective
February 17, 1982, 1990 ch. 1018, 1993 ch. 543.

     1993 NOTE: Nothing in this act shall be construed to modify or alter the prohibition contained in Sections 15503 and 15616 of the Corporations Code or
Section 1648 of the Insurance Code, or modify or alter any similar prohibition relating to the operation of a business in limited partnership form. Stats. 1993 ch. 543 Section 24.

     Nothing in this act shall be construed to modify or impair any rights of limited partners under the Thompson-Killea Limited Partners Protection Act of 1992 (Chapter 1183 of the Statutes of 1992). Stats. 1993 ch. 543 Section 25.

SECTION 1301. DEMAND FOR PURCHASE.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision
(b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price. Leg.H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1997, 1980 chs. 501,
1155.

SECTION 1302. ENDORSEMENT OF SHARES.

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares. Leg.H. 1975 ch. 682, effective January 1, 1997, 1986 ch. 766.

SECTION 1303. AGREED PRICE -- TIME FOR PAYMENT.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement. Leg.H. 1975 ch. 682, effective January 1, 1997, 1980 ch. 501, 1986 ch. 766.

SECTION 1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares. Leg.H. 1975 ch. 682, effective January 1, 1997.

SECTION 1305. APPRAISERS' REPORT -- PAYMENT -- COSTS.

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301). Leg.H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1997,
1997 ch. 235, 1986 ch. 766.

SECTION 1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5. Leg.H. 1975 ch. 682, effective January 1, 1977.

SECTION 1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor. Leg.H. 1975 ch. 682, effective January 1, 1977.

SECTION 1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto. Leg.H. 1975 ch. 682, effective January 1, 1977.

SECTION 1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares. Leg.H. 1975 ch. 682, effective January 1, 1977.

SECTION 1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Section 1304 and 1305 shall be suspended until final determination of such litigation. Leg.H. 1975 ch. 682, effective January 1, 1977.

SECTION 1311. EXEMPT SHARES.

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger. Leg.H. 1975 ch. 682, effective January 1, 1977, 1988 ch. 919.

SECTION 1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled. Leg.H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977, 1988 ch. 919.

                                     PROXY

                             WESTERN SIERRA BANCORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Robert G. Albrecht, Richard L. Golemon and Joseph A. Surra and each of them as proxyholders with full power of substitution, to represent, vote and act with respect to all shares of common stock of Western Sierra Bancorp (the "Bancorp") which the undersigned would be entitled to vote at the Special Meeting of Shareholders to be held on ___________, 1998 at ____ p.m., at Western Sierra National Bank's principal office located at 4011 Plaza Goldorado Circle, Cameron Park, California or any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:



1. Approval of the principal terms of the Agreement and Plan of Reorganization and Merger by and among the Bancorp, LMC Merger Company and Lake Community Bank ("Lake") dated May 27, 1998 and the transactions contemplated thereby (the "Lake Agreement") providing for the merger of Lake with the Bancorp's subsidiary corporation, LMC Merger Company, and the exchange of shares of Bancorp Common Stock for shares of Lake Common Stock as further described in the accompanying Joint Proxy Statement/Prospectus and in the Lake Agreement which is included as Exhibit I to the Joint Proxy Statement/Prospectus.

             [ ]   FOR            [ ]   AGAINST                  [ ]   ABSTAIN

2. Approval of the principal terms of the Agreement and Plan of Reorganization and Merger by and among the Bancorp and Roseville 1st Community Bancorp ("Rose") dated July 2, 1998 and the transactions contemplated thereby (the "Rose Agreement") providing for the merger of Rose with the Bancorp, and the exchange of shares of Bancorp Common Stock for shares of Rose Common Stock as further described in the accompanying Joint Proxy Statement/Prospectus and in the Rose
         Agreement which is included as Exhibit II to the Joint Proxy Statement/ Prospectus.

             [ ]   FOR            [ ]   AGAINST                  [ ]   ABSTAIN

3. Transaction of such other business as may properly come before the meeting and any adjournment or adjournments thereof.

                           PLEASE SIGN AND DATE BELOW

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSALS. The Proxy confers authority to vote and shall be voted in accordance with such recommendation unless a contrary instruction is indicated, in which case, the shares represented by the Proxy will be voted in accordance with such instruction. IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO THE MATTERS TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

(Please date this Proxy and sign your name exactly as it appears on your stock certificate. Executors, administrators, trustees, etc., should give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. All joint owners should sign.)

       [ ] I DO        [ ] I DO NOT        EXPECT TO ATTEND THE MEETING.

                                       ---------------------------------------
                                                  (Number of Shares)

                                       ---------------------------------------
                                                (Please Print Your Name)

                                       ---------------------------------------
                                               (Please Print Your Name)

                                       ---------------------------------------
                                                        (Date)

                                       ---------------------------------------
                                              (Signature of Shareholder)

                                       ---------------------------------------
                                              (Signature of Shareholder)


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE SECRETARY OF THE BANCORP AN INSTRUMENT REVOKING THIS PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                               LAKE COMMUNITY BANK

                  PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ____________ __, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned holder of Lake Common Stock acknowledges receipt of a copy of the Notice of Special Meeting of Shareholders of Lake Community Bank, and the accompanying Joint Proxy Statement/Prospectus dated _______ __, 1998, and revoking any Proxy heretofore given, hereby constitutes and appoints Howard Van Lente and Donald L. Browning, M.D., and each of them, with full power of substitution, as attorneys and proxies to appear and vote all of the shares of Lake Common Stock of Lake Community Bank, a California banking corporation ("Lake"), standing in the name of the undersigned which the undersigned could vote if personally present and acting at the Special Meeting of Shareholders of Lake, to be held at Lake's head office, 805 Eleventh Street, Lakeport, California, on ___________, ____ __, 1998 at 5:00 p.m. or at any adjournments thereof, upon the following items as set forth in the Notice of Special Meeting and Joint Proxy Statement/Prospectus and to vote according to their discretion on all other matters which may be properly presented for action at the meeting or any adjournments thereof

1. Adoption and approval of the Agreement and Plan of Reorganization and Merger dated May 27, 1998 among Lake, Western Sierra Bancorp and LMC Merger Company; the related Agreement to Merge to be entered into among Lake, Western Sierra Bancorp, and LMC Merger Company pursuant to which LMC Merger Company will be merged with and into Lake, resulting in Lake becoming the wholly-owned subsidiary of Western Sierra Bancorp; and the transactions contemplated thereby.


      [ ] FOR                [ ]  AGAINST           [ ]   ABSTAIN

      In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, including, but not limited to, any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 1. THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" PROPOSAL NO. 1

         SHAREHOLDER(S)                               NO. OF COMMON SHARES
         --------------                               --------------------

    ------------------------------                    --------------------

    ------------------------------                    --------------------

DATE:________________

Please date and sign exactly as your name(s) appears. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If more than one trustee, all should sign. All joint owners should sign. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SIGN AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE.

I/We do ____ or do not ____ expect to attend this meeting.

THIS PROXY IS SOLICITED BY, AND ON BEHALF OF, THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

                                      PROXY

                        ROSEVILLE 1ST COMMUNITY BANCORP


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Thomas Manz and Richard C. Seeba and each of them as proxyholders with full power of substitution, to represent, vote and act with respect to all shares of common stock of Roseville 1st Community Bancorp ("Rose") which the undersigned would be entitled to vote at the Special Meeting of Shareholders to be held on ___________, 1998 at ____ p.m., at Roseville 1st National Bank's principal office located at 1801 Douglas Boulevard, Roseville, California, or any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:


1. Approval of the principal terms of the Agreement and Plan of Reorganization and Merger by and among the Western Sierra Bancorp (the "Bancorp") and Rose dated July 2, 1998 and the transactions contemplated thereby (the "Rose Agreement") providing for the merger of Rose with the Bancorp, and the exchange of shares of Bancorp Common Stock for shares of Rose Common Stock as further described in the accompanying Joint Proxy Statement/Prospectus and in the Rose Agreement which is included as
      Exhibit II to the Joint Proxy Statement/Prospectus.

      [ ] FOR                [ ]  AGAINST           [ ]   ABSTAIN

2. Transaction of such other business as may properly come before the meeting and any adjournment or adjournments thereof.

                           PLEASE SIGN AND DATE BELOW

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE ROSE AGREEMENT. The Proxy confers authority to vote and shall be voted in accordance with such recommendation unless a contrary instruction is indicated, in which case, the shares represented by the Proxy will be voted in accordance with such instruction. IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO THE MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

(Please date this Proxy and sign your name exactly as it appears on your stock certificate. Executors, administrators, trustees, etc., should give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. All joint owners should sign.)

         [ ] I DO    [ ] I DO NOT     EXPECT TO ATTEND THE MEETING.

                                       -----------------------------------------
                                                   (Number of Shares)

                                       -----------------------------------------
                                                 (Please Print Your Name)

                                       -----------------------------------------
                                                 (Please Print Your Name)

                                       -----------------------------------------
                                                         (Date)

                                       -----------------------------------------
                                               (Signature of Shareholder)

                                       -----------------------------------------
                                               (Signature of Shareholder)


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE SECRETARY OF ROSE AN INSTRUMENT REVOKING THIS PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                                     PART II

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Articles of Incorporation and Bylaws of Western Sierra Bancorp ("Bancorp") provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by California law including the use of an indemnity agreement. Bancorp's Articles further provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law. The indemnification law of the State of California generally allows indemnification in matters not involving the right of the corporation, to an agent of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders; provided that there shall be no indemnification for: (i) amounts paid in settling or otherwise disposing of a pending action without court approval; (ii) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval; (iii) matters in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending shall determine that such person is entitled to be indemnified; or (iv) other matters specified in the California General Corporation Law.

Bancorp's Bylaws provide that Bancorp shall to the maximum extent permitted by law have the power to indemnify its directors, officers and employees. Bancorp's Bylaws also provide that Bancorp shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not Bancorp would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of Bancorp's Bylaws. Each of the directors and executive officers of Bancorp's subsidiary, Western Sierra National Bank, has an indemnification agreement with Western Sierra National Bank that provides that Western Sierra National Bank shall indemnify such person to the full extent authorized by the applicable provisions of California law, subject to national banking law, and further provide advances to pay for any expenses which would be subject to reimbursement.

ITEM 21.  EXHIBITS


 2.1 Agreement and Plan of Reorganization and Merger by and between the Bancorp and Lake dated as of May 27, 1998 as amended by Amendment No. 1 attached as Exhibit I to the joint proxy statement/prospectus contained in Part I of this Registration Statement.

 2.2 Agreement and Plan of Reorganization and Merger by and between the Bancorp and Rose dated as of July 2, 1998 as amended by Amendment No. 1 attached as Exhibit II to the joint proxy statement/prospectus contained in Part I of this Registration Statement.

*3.1    Articles of Incorporation of Registrant.

*3.2    Bylaws as amended of Registrant.

*5.1    Opinion re: legality.

---------------

* Filed with the original Registration Statement.

 *8.1 Opinion re: tax matters as to the merger of Lake Community Bank with a subsidiary of Registrant by Perry-Smith & Co., LLP.

 *8.2   Opinion re: tax matters as to the merger of Roseville 1st Community
        Bancorp with Registrant by Perry-Smith & Co., LLP.

  8.3 Draft opinion re: pooling of interests accounting treatment of the merger of Lake Community Bank with a subsidiary of Registrant by Perry-Smith & Co., LLP.

  8.4 Draft opinion re: pooling of interests accounting treatment of the merger of Roseville 1st Community Bancorp with Registrant by Perry-Smith
        & Co., LLP.

*10.1   Placerville branch lease dated June 23, 1987 as amended.

*10.2   Severance benefits agreement for Gary Gall.

*10.3   Severance benefits agreement for Stephanie Marsh

*10.4   Salary continuation agreement for Gary Gall as amended.

*10.5   Stock option agreement dated April 11, 1995 for Gary Gall.

*10.6   Stock option agreement dated November 14, 1996 for Gary Gall.

*10.7   Stock option agreement dated May 20, 1997 for Gary Gall.

*10.8   Stock option agreement dated November 14, 1996 for Stephanie Marsh.

*10.9   Stock option agreement dated July 15, 1997 for Stephanie Marsh.

*10.10 Western Sierra National Bank 1989 Stock Option Plan and form of incentive stock option and nonqualified stock option agreement.

*10.11 Western Sierra Bancorp 1997 Stock Option Plan and form of incentive stock option agreement and nonqualified stock option agreement.

*10.12 Western Sierra National Bank Incentive Compensation Plan for senior management.

*10.13  Indemnification agreement for Gary Gall.

*10.14  Indemnification agreement for Stephanie Marsh.

*10.15  Indemnification agreement form for directors of Western Sierra National
        Bank.



---------------


* Filed with the original Registration Statement.

 10.16 Director-Shareholder's Agreement in the Western Sierra/Lake Community merger.

 10.17  Director-Shareholder's Agreement in the Western Sierra/Roseville merger.

 11. Statement re: computation of per share earnings is included in Note 1 to the financial statements to the joint proxy statement/prospectus included in Part I of this Registration Statement.

 21. Subsidiaries of Registrant are Western Sierra National Bank, a national banking association and LMC Merger Company, a California corporation.

 23.1   Consent of Counsel is included with the opinion re: legality as Exhibit
        5 to this Registration Statement.

 23.2   Consent of Perry-Smith & Co., LLP as accountants for Registrant.

 23.3   Consent of Perry-Smith & Co., LLP as accountants for Lake Community
        Bank.

 23.4   Consent of Perry-Smith & Co., LLP as accountants for Roseville 1st
        Community Bancorp.

*23.5   Consent of The Findley Group as financial advisor to Registrant.

*23.6   Consent of The Banc Stock Group, Inc. as financial advisor to Lake
        Community Bank.

*23.7   Consent of The Banc Stock Group, Inc. as financial advisor to Roseville
        1st Community Bancorp.

 23.8 Consent of The Findley Group as financial advisor to Registrant is included in the amended and restated fairness opinion dated May 27, 1998 attached as Exhibit 99.1 to this Registration Statement.

 23.9   Consent of The Banc Stock Group, Inc. as financial advisor to Lake
        Community Bank is included in the amended and restated fairness opinion dated May 27, 1998 attached as Exhibit 99.2 to this Registration
        Statement.

 23.10  Consent of The Banc Stock Group, Inc. as financial advisor to Roseville
        1st Community Bancorp is included in the amended and restated fairness opinion dated August 26, 1998 attached as Exhibit 99.3 to this Registration Statement.

 23.11 Consent of The Findley Group as financial advisor to Registrant is included in the fairness opinion dated December 24, 1998 included as
        Exhibit III to the joint proxy statement/prospectus included in Part I of this Registration Statement.

 23.12  Consent of The Banc Stock Group, Inc. as financial advisor to Lake
        Community Bank is included in the fairness opinion dated December 24, 1998 included as Exhibit IV to the joint proxy statement/prospectus included in Part I of this Registration Statement.



---------------

* Filed with the original Registration Statement.

23.13   Consent of The Banc Stock Group, Inc. as financial advisor to Roseville
        1st Community Bancorp is included in the fairness opinion dated December
        24, 1998 included as Exhibit V to the joint proxy statement/prospectus included in Part I of this Registration Statement.

99.1 Amended and Restated Opinion of The Findley Group dated May 27, 1998 as financial advisor to Registrant.

99.2    Amended and Restated Opinion of The Banc Stock Group, Inc. dated May 27,
        1998 as financial advisor to Lake Community Bank.

99.3    Amended and Restated Opinion of The Banc Stock Group, Inc. dated August
        26, 1998 as financial advisor to Roseville 1st Community Bancorp.


b)      Financial Statement Schedules

               None.

c)      OPINIONS


        Opinion of The Findley Group as financial advisor to Registrant dated December 24, 1998 (included as Exhibit III in the joint proxy statement/prospectus in Part I herein).

        Opinion of The Banc Stock Group, Inc. as financial advisor to Lake Community Bank dated December 24, 1998 (included as Exhibit IV in the joint proxy statement/prospectus in Part I herein).

        Opinion of The Banc Stock Group, Inc. as financial advisor to Roseville 1st Community Bancorp dated December 24, 1998 (included as Exhibit V in the joint proxy statement/prospectus in Part I herein).


ITEM 28.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus with is part of the registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.



The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cameron Park, California, on February 8, 1999.


                                          WESTERN SIERRA BANCORP


                                          /s/ Gary D. Gall
                                          --------------------------------------
                                          Gary D. Gall, President & CEO


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.




 /s/ Gary D. Gall              , Director, Principal Executive           February 8, 1999
-------------------------------  and Principal Financial Officer
Gary D. Gall



 /s/ Joseph A. Surra           , Chairman                                February 8, 1999
-------------------------------
Joseph A. Surra



 /s/ Robert G. Albrecht        , Director                                February 8, 1999
-------------------------------
Robert G. Albrecht



 /s/ Charles W. Bacchi         , Director                                February 8, 1999
-------------------------------
Charles W. Bacchi



 /s/ Barbara L. Cook           , Director                                February 8, 1999
-------------------------------
Barbara L. Cook



 /s/ William J. Fisher         , Director                                February 8, 1999
-------------------------------
William J. Fisher







 /s/ Richard L. Golemon           , Director                            February 8, 1999
----------------------------------
Richard L. Golemon



 /s/ Harold S. Prescott, Jr.      , Director                            February 8, 1999
----------------------------------
Harold S. Prescott, Jr.



 /s/ Darol B. Rasmussen           , Director                            February 8, 1999
----------------------------------
Darol B. Rasmussen



 /s/ Osvaldo I. Scarriot          , Director                            February 8, 1999
----------------------------------
Osvaldo I. Scariot



 /s/ Lesa Fynes                   , Principal Accounting Officer        February 8, 1999
----------------------------------
Lesa Fynes


                                  EXHIBIT INDEX



EXHIBIT NO.           DESCRIPTION
-----------           -----------

8.3 Draft opinion re: pooling of interests accounting treatment of the merger of Lake Community Bank with a subsidiary of Registrant by Perry-Smith & Co., LLP.

8.4 Draft opinion re: pooling of interests accounting treatment of the merger of Roseville 1st Community Bancorp with Registrant by Perry-Smith
        & Co., LLP.

10.16 Director-Shareholder's Agreement in the Western Sierra/Lake Community merger.

10.17   Director-Shareholder's Agreement in the Western Sierra/Roseville merger.

99.1 Amended and Restated Opinion of The Findley Group dated May 27, 1998 as financial advisor to Registrant.

99.2    Amended and Restated Opinion of The Banc Stock Group, Inc. dated May 27,
        1998 as financial advisor to Lake Community Bank.

99.3    Amended and Restated Opinion of The Banc Stock Group, Inc. dated August
        26, 1998 as financial advisor to Roseville 1st Community Bancorp.

23.2    Consent of Perry-Smith & Co., LLP as accountants for Registrant.

23.3    Consent of Perry-Smith & Co., LLP as accountants for Lake Community
        Bank.

23.4    Consent of Perry-Smith & Co., LLP as accountants for Roseville 1st
        Community Bancorp.
